    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2001


                                                      REGISTRATION NO. 333-54902

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      CHARTER COMMUNICATIONS HOLDINGS, LLC
                                      AND

                        CHARTER COMMUNICATIONS HOLDINGS
                              CAPITAL CORPORATION
           (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

            DELAWARE                             4841                            43-1843179
            DELAWARE                             4841                            43-1843177
  (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (FEDERAL EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            12444 POWERSCOURT DRIVE
                           ST. LOUIS, MISSOURI 63131
                                 (314) 965-0555
                  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                  NUMBER, INCLUDING AREA CODE, OF REGISTRANTS'
                          PRINCIPAL EXECUTIVE OFFICES)

                              CURTIS S. SHAW, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            12444 POWERSCOURT DRIVE
                           ST. LOUIS, MISSOURI 63131
                                 (314) 965-0555
                    (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                          TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

            DANIEL G. BERGSTEIN, ESQ.                              ALVIN G. SEGEL, ESQ.
               LEIGH P. RYAN, ESQ.                                 IRELL & MANELLA LLP
            PATRICIA M. CARROLL, ESQ.                      1800 AVENUE OF THE STARS, SUITE 900
      PAUL, HASTINGS, JANOFSKY & WALKER LLP                 LOS ANGELES, CALIFORNIA 90067-4276
                 399 PARK AVENUE                                      (310) 277-1010
             NEW YORK, NEW YORK 10022
                  (212) 318-6000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------


     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $2,075,000,000
                               Offer to Exchange
                         10 3/4% Senior Notes due 2009,
    11 1/8% Senior Notes due 2011 and 13 1/2% Senior Discount Notes due 2011
                          for any and all outstanding
                         10 3/4% Senior Notes due 2009,
   11 1/8% Senior Notes due 2011 and 13 1/2% Senior Discount Notes due 2011,
                                respectively, of

                      CHARTER COMMUNICATIONS HOLDINGS, LLC
                                      and
                        CHARTER COMMUNICATIONS HOLDINGS
                              CAPITAL CORPORATION
                           -------------------------


     - This exchange offer expires at 5:00 p.m., New York City time, on March 12, 2001, unless extended.


     - No public market exists for the original notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.
                           -------------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR ORIGINAL NOTES IN THE EXCHANGE OFFER AND BY PURCHASERS OF THE NOTES FROM PERSONS ELIGIBLE TO USE THIS PROSPECTUS FOR RESALES.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State in which the offer or sale would be unlawful.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-b OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-b IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.


                The date of this prospectus is February 9, 2001.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Additional Information......................................     ii
Summary.....................................................      1
Risk Factors................................................     15
Forward-Looking Statements..................................     28
Use of Proceeds.............................................     29
Ratio of Earnings to Fixed Charges..........................     29
Capitalization..............................................     30
Unaudited Pro Forma Financial Statements....................     31
Selected Historical Financial Data..........................     46
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     47
The Exchange Offer..........................................     70
Business....................................................     79
Regulation and Legislation..................................    107
Management..................................................    115
Principal Shareholders......................................    125
Certain Relationships and Related Transactions..............    127
Description of Certain Indebtedness.........................    145
Description of Notes........................................    157
Material United States Federal Income Tax Considerations....    196
Plan of Distribution........................................    204
Legal Matters...............................................    204
Experts.....................................................    204
Index to Financial Statements...............................    F-1

                             ADDITIONAL INFORMATION



     We have filed with the SEC a registration statement on Form S-4 (File No. 333-5490). This prospectus, which forms part of this registration statement, does not contain all the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its exhibits.



     We file annual, quarterly and special reports and other information with the SEC. You may read and copy at prescribed rates any document we file at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 3475 Lenox Road, N.E., Suite 1006, in Atlanta, Georgia 30326-1232. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Web site at www.sec.gov.



     Our principal executive offices are located at 12444 Powerscourt Drive, Suite 100, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and our Web site is located at www.chartercom.com. The information on our Web site is not part of this prospectus.



     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information superseded by this prospectus. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents, listed below, contain important information about the issuers of the notes:



          (1) Annual Report on Form 10-K for the year ended December 31, 1999;



          (2) Quarterly Report on Form 10-Q for the quarter ended March 31;



          (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;



          (4) Quarterly Report on Form 10-Q for the quarter ended September 30, 2000; and



          (5) Current Reports on Form 8-K filed January 6, 2000, January 18, 2000, February 29, 2000, October 25, 2000, December 28, 2000 and January 8, 2001; and



          (6) Current Reports on Form 8-K/A dated March 16, 2000 and March 20, 2000.



     We are also incorporating by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the expiration of this exchange offer. If you are a noteholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, unless we have specifically incorporated by reference an exhibit into a document that this prospectus incorporates. You may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from: Charter Communications Holdings, LLC, Attention: Investor Relations at the address indicated above.

                                    SUMMARY

     The following summary contains a general discussion of our business, the exchange offer and summary financial information. It likely does not contain all the information that is important to you in making a decision to tender your original notes in exchange for new notes. For a more complete understanding of the exchange offer, you should read this entire prospectus and the other documents to which we refer. Unless stated otherwise, the discussion of our business in this prospectus includes Charter Communications Holdings, LLC and its direct and indirect subsidiaries.

                                  OUR BUSINESS

     We are the fourth largest operator of cable systems in the United States, serving approximately 6.3 million customers.

     We offer a full range of traditional cable television services and we are offering digital cable television services to customers in an increasing number of our systems. Digital technology enables cable operators to increase the number of channels a cable system can carry by permitting a significantly increased number of video signals to be transmitted over a cable system's existing bandwidth. Bandwidth is a measure of the information-carrying capacity. It is the range of usable frequencies that can be carried by a cable system.

     We have also started to introduce a number of other new products and services, including interactive video programming, which allows information to flow in both directions, high-speed Internet access and video-on-demand. We are also exploring opportunities in telephony, which will integrate telephone services with the Internet through the use of cable. The introduction of these new services represents an important step toward the realization of our Wired World(TM) vision, where cable's ability to transmit voice, video and data at high speeds will enable it to serve as the primary platform for the delivery of new services to the home and workplace. We are accelerating the upgrade of our systems to more quickly provide these new services.

     We have grown rapidly over the past five years. During this period, our management team has successfully completed 36 acquisitions, including five acquisitions closed since January 1, 2000. In addition, we have expanded our customer base through significant internal growth. For the twelve months ended September 30, 2000, our internal customer growth, without giving effect to the cable systems we acquired in 2000, was 2.3%, compared to the national industry average of 1.3%. In 1999, our internal customer growth, without giving effect to the cable systems we acquired in 1999, was 3.1%, more than twice the national industry average of 1.8%.

     Our principal executive offices are located at 12444 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and our web site is located at www.chartercom.com. The information on our web site is not part of this prospectus.

                               BUSINESS STRATEGY

     Our objective is to increase our operating cash flow by increasing our customer base and the amount of cash flow per customer. To achieve this objective, we are pursuing the following strategies:

     - expand the array of services we offer to our customers through the implementation of our Wired World vision;

     - upgrade the bandwidth capacity of our systems to 550 megahertz or greater to enable greater channel capacity and add two-way capability to facilitate interactive communication;

     - maximize customer satisfaction by providing reliable, high-quality service offerings, superior customer service and attractive programming choices at reasonable rates;

     - employ innovative marketing programs tailored to local customer preferences to generate additional revenues;

     - rapidly integrate acquired cable systems and apply our core operating strategies to raise the financial and operating performance of these acquired systems;

     - emphasize local management autonomy to better serve our customers while providing support from regional and corporate offices and maintaining centralized financial controls; and

     - improve the geographic clustering of our cable systems by selectively trading or acquiring systems to increase operating efficiencies and improve operating margins.

                        CHARTER ORGANIZATIONAL STRUCTURE

     The new notes to be issued in the exchange offer will be issued by Charter Communications Holdings, LLC and Charter Communications Capital Corporation, the co-issuers of the original notes.

     The chart below sets forth our organizational structure and that of our direct and indirect parent companies and assumes that there has been (1) no exercise of 28,482,357 outstanding options to purchase membership units of Charter Communications Holding Company, LLC, which units will be exchanged upon issuance for shares of Charter Communications, Inc. Class A common stock on a one-for-one basis, see "Management -- Option Plan;" (2) no exchange of outstanding membership units of Charter Communications Holding Company for shares of Class A common stock; and (3) no exchange of outstanding membership units of CC VII, LLC for shares of Class A common stock, as described in the footnotes to the chart. Our cable systems are owned by certain of our wholly owned subsidiaries.

                      [CHARTER COMMUNICATIONS FLOW CHART]

       * Includes 25,075,733 shares of Charter Communications, Inc. Class A common stock issued in connection with certain acquisitions. These shares are unregistered and are subject to certain restrictions on transfer.

      ** These membership units are exchangeable at any time for shares of Charter Communications, Inc. Class B common stock which are in turn convertible into shares of Charter Communications, Inc. Class A common stock.

     *** Certain former owners of Bresnan own a minority equity interest in Charter Communications Holding Company and other former owners of Bresnan own 100% of the preferred equity interests in CC VIII, LLC, a subsidiary of the Avalon notes issuers. These equity interests are exchangeable at any time for shares of Charter Communications, Inc. Class A common stock on a one-for-one basis. See "Business -- Charter Organizational Structure -- Former Owners of Bresnan."

     For a more detailed description of each entity and how it relates to us, see "Business -- Charter Organizational Structure."

                                 RECENT EVENTS

ACQUISITIONS

     Since January 1, 2000, we completed five acquisitions of cable systems for an aggregate purchase price of $3.4 billion. A summary of information regarding the acquisitions that closed in 2000 is as follows:

                                                                            AS OF AND FOR THE
                                                                            NINE MONTHS ENDED
                                                       PURCHASE PRICE       SEPTEMBER 30, 2000
                                                         (INCLUDING     --------------------------
                                         ACQUISITION   ASSUMED DEBT)                   REVENUES
                                            DATE       (IN MILLIONS)    CUSTOMERS   (IN THOUSANDS)
                                         -----------   --------------   ---------   --------------
Cable system of Interlake
  Cablevision Enterprises, LLC..........     1/00              13          6,000       $  1,398
Bresnan Communications Company
  Limited Partnership...................     2/00           3,100        695,800        241,149(a)
Cable system of Falcon/Capital Cable
  Partners, L.P. .......................     4/00              60         23,200          7,567
Cable system of Farmington Cablevision
  Company...............................     4/00              15          5,700          1,538
Cablevision of Michigan, Inc.
  (Kalamazoo)...........................     9/00             173         50,700         15,601
                                                           ------        -------       --------
  Total.................................                   $3,361        781,400       $267,253
                                                           ======        =======       ========

-------------------------
(a) Includes revenues of approximately $0.6 million related to the cable systems acquired by Bresnan since December 31, 1999.

     For additional information regarding acquisitions in 2000, see "Business -- Acquisitions."

CHARTER COMMUNICATIONS, INC. CONVERTIBLE SENIOR NOTES


     In October and November 2000, Charter Communications, Inc. issued 5.75% convertible senior notes due 2005 in the aggregate principal amount of $750.0 million in a Rule 144A private placement. The net proceeds from the sale of the convertible senior notes were used to repay an intercompany amount due to Charter Holdings and to make a contribution for additional equity to Charter Holdings. We used the proceeds we received to repay a portion of the amounts outstanding under the Charter Holdings senior bridge loan facility. See "Description of Certain Indebtedness -- Existing Public Debt."


CHARTER HOLDINGS SENIOR BRIDGE LOAN FACILITY


     On August 14, 2000, Charter Holdings and Charter Communications Holdings Capital Corporation borrowed $1.0 billion under a senior bridge loan facility providing for increasing rate senior bridge loans. Charter Holdings used substantially all of the net proceeds to repay a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities. In October and November 2000, a portion of the net proceeds from the issuance and sale of the convertible senior notes were used to repay an intercompany amount due Charter Holdings and the remaining proceeds were contributed as equity to Charter Holdings. We used all such net proceeds plus $7.0 million in cash and cash equivalents to repay $727.5 million outstanding under the Charter Holdings senior bridge loan facility. All remaining amounts outstanding under the Charter Holdings senior bridge loan facility were repaid in January 2001 with a portion of the net proceeds from the issuance and sale of the January 2001 Charter Holdings senior notes and senior discount notes. See "Description of Certain Indebtedness -- Existing Credit Facilities."

BRESNAN/AVALON COMBINATION

     On December 22, 2000, Charter Holdings contributed all of its equity interests in CC VIII, LLC to CC V Holdings, combining the cable systems acquired in the Avalon and Bresnan acquisitions below CC V Holdings. In connection with this combination, in January 2001, all amounts due under the Avalon credit facilities were repaid and such credit facilities were terminated. At the same time, the Bresnan credit facilities were amended and restated to, among other things, increase borrowing availability by $550.0 million. See "Description of Certain Indebtedness -- Existing Credit Facilities."

                               THE EXCHANGE OFFER

Resales Without Further
  Registration.............  We believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, as amended, provided that:

                               - you are acquiring the new notes issued in the
                                 exchange offer in the ordinary course of your business;

                               - you have not engaged in, do not intend to
                                 engage in, and have no arrangement or
                                 understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer, and;

                               - you are not our "affiliate," as defined under
                                 Rule 405 of the Securities Act.

                             Each of the participating broker-dealers that receives new notes for its own account in exchange for original notes that were acquired by such broker or dealer as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the new notes.


Expiration Date............  5:00 p.m., New York City time, on March 12, 2001 unless we extend the exchange offer.


Exchange and Registration
  Rights Agreements........  You have the right to exchange the original notes that you hold for new notes with substantially identical terms. This exchange offer is intended to satisfy these rights. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your original notes.

Accrued Interest on the New
  Notes and Original
  Notes....................  The new notes will bear interest from January 10,
                             2001. Holders of original notes which are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.

Conditions to the Exchange
  Offer....................  The exchange offer is conditioned upon certain customary conditions which we may waive and upon compliance with securities laws.

Procedures for Tendering
  Original Notes...........  Each holder of original notes wishing to accept the exchange offer must:

                               - complete, sign and date the letter of
                                 transmittal, or a facsimile of the letter of transmittal; or

                               - arrange for The Depository Trust Company to
                                 transmit certain required information to the exchange agent in connection with a book-entry transfer.

                             You must mail or otherwise deliver such
                             documentation together with the original notes to the exchange agent.

Special Procedures for
  Beneficial Holders.......  If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
  Procedures...............  You must comply with the applicable procedures for tendering if you wish to tender your original notes and:

                               - time will not permit your required documents to
                                 reach the exchange agent by the expiration date of the exchange offer; or

                               - you cannot complete the procedure for
                                 book-entry transfer on time; or

                               - your original notes are not immediately
                                 available.

Withdrawal Rights..........  You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires.

Failure to Exchange Will
  Affect You Adversely.....  If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to some restrictions on transfer. Accordingly, the liquidity of the original notes will be adversely affected.

Material United States
  Federal Income Tax
  Consideration............  The disclosure in this prospectus represents our legal counsel's opinion as to the material United States Federal income tax consequences of participating in the exchange offer and in connection with the ownership and disposition of the new notes. The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly, it is our legal counsel's opinion that:

                               - no gain or loss will be realized by a U.S.
                                 holder upon receipt of a new note;

                               - a holder's holding period for new notes will
                                 include the holding period for original notes; and

                               - the adjusted tax basis of the new notes will be
                                 the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.

                             Paul, Hastings, Janofsky & Walker LLP has rendered the above-referenced opinion in connection with the exchange offer. See "Material United States Federal Income Tax Considerations."

Exchange Agent.............  The Bank of New York is serving as exchange agent.

Use of Proceeds............  We will not receive any proceeds from the exchange offer.

                           SUMMARY TERMS OF NEW NOTES

Issuers.......................   Charter Communications Holdings, LLC and
                                 Charter Communications Holdings Capital
                                 Corporation.

Notes Offered.................   $900.0 million in principal amount of 10 3/4%
                                 senior notes due 2009.

                                 $500.0 million in principal amount of 11 1/8% senior notes due 2011.

                                 $675.0 million in principal amount at maturity of 13 1/2% senior discount notes due 2011.

                                 The form and terms of the new notes will be the same as the form and terms of the outstanding notes except that:

                                 - the new notes will bear a different CUSIP
                                   number from the original notes;

                                 - the new notes have been registered under the
                                   Securities Act and, therefore, will not bear legends restricting their transfer; and

                                 - you will not be entitled to any exchange or
                                   registration rights with respect to the new notes.

                                 The new notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indentures governing the original notes and will be treated under the indentures as a single class with the original notes.

                       MATURITY
                         DATE                ISSUE PRICE                   INTEREST
                   ----------------  ---------------------------  ---------------------------
10 3/4% Notes....  October 1, 2009   100.00% plus accrued         10 3/4% per annum, payable
                                     interest, if any, from       every six months on April 1
                                     January 10, 2001             and October 1, beginning
                                                                  October 1, 2001
11 1/8% Notes....  January 15, 2011  100.00%, plus accrued        11 1/8% per annum, payable
                                     interest, if any, from       every six months on January
                                     January 10, 2001             15 and July 15, beginning
                                                                  July 15, 2001
13 1/2% Notes....  January 15, 2011  $519.44 per $1,000.00        Cash interest will not
                                     principal amount at          accrue on the senior
                                     maturity                     discount notes until
                                                                  January 15, 2006. The
                                                                  principal amount
                                                                  represented by each senior
                                                                  discount note will accrete
                                                                  from $519.44 to $1,000
                                                                  during the period from the
                                                                  issue date to January 15,
                                                                  2006. Thereafter, cash
                                                                  interest on the senior
                                                                  discount notes will accrue
                                                                  at a rate of 13.500% per
                                                                  year and will be payable
                                                                  semi-annually in arrears on
                                                                  January 15 and July 15,
                                                                  commencing on July 15,
                                                                  2006.

Ranking....................  The new notes will be senior debts. They will rank equally with all existing and future unsecured and unsubordinated debt of the Charter Holdings including the existing Charter Holdings senior notes and senior discount notes and trade payables, which are accounts payable to vendors, suppliers and service providers. Charter Holdings is a holding company and conducts all of its operations through its direct and indirect subsidiaries. If it defaults, your right to payment under the new notes will rank below all existing and future liabilities, including trade payables, of the subsidiaries of Charter Holdings. As of September 30, 2000, pro forma for (1) the issuance and sale of the original notes and the application of the net proceeds and (2) the issuance and sale of Charter Communications Inc.'s convertible senior notes and the application of the net proceeds to repay an intercompany amount due to Charter Holdings and to make a contribution for additional equity to Charter Holdings, which used substantially all of the proceeds it received to repay a portion of the amounts outstanding under the Charter Holdings senior bridge loan facility as if such transactions had occurred on that date, our debt would have totaled approximately $11.5 billion, $5.3 billion of which would have ranked senior to the new notes.


Optional Redemption........  We may redeem some or all of the ten-year senior notes and the senior discount notes beginning on January 15, 2006. The initial redemption price is 105.563% of the principal amount plus accrued and unpaid interest for the ten-year senior notes and 106.750% of the principal amount at maturity plus accrued and unpaid interest for the senior discount notes. The redemption price will decline each year after 2006 and beginning on January 15, 2009 will be 100% of the principal amount plus accrued and unpaid interest for the ten-year senior notes and 100% of the principal amount at maturity plus accrued and unpaid interest for the senior discount notes. In addition, before January 15, 2004, we may redeem up to 35% of the ten-year senior notes and the senior discount notes using proceeds of certain offerings of equity securities at a redemption price equal to 111.125% of the principal amount plus accrued and unpaid interest for the ten-year senior notes and 113.500% of the accreted value for the senior discount notes. We do not have the option to redeem any portion of the eight-year senior notes prior to their maturity date.

Mandatory Offer to
Repurchase.................  If Charter Holdings, Charter Communications Holding
                             Company or Charter Communications, Inc. experiences certain changes of control, we must offer to repurchase the eight-year senior notes and ten-year senior notes at 101% of their principal amount plus accrued and unpaid interest and the senior discount notes at 101% of their accreted value plus, for any change of control occurring after the full accretion date, accrued and unpaid interest, if any, to the date of purchase.

Basic Covenants of
Indentures.................  The indentures governing the notes will, among other things, restrict our ability and the ability of certain of our subsidiaries to:
                               - pay dividends on stock or repurchase stock;
                               - make investments;
                               - borrow money;
                               - create certain liens;
                               - sell all or substantially all of our assets or
                                 merge with or into other companies;
                               - sell assets;
                               - in the case of our restricted subsidiaries,
                                 create or permit to exist dividend or payment restrictions with respect to us; and
                               - engage in certain transactions with affiliates.

                             These covenants are subject to important exceptions. See "Description of Notes -- Certain Covenants."

                                  RISK FACTORS

     You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors under "Risk Factors" for a discussion of risks associated with an investment in the new notes.

                        UNAUDITED SUMMARY PRO FORMA DATA

     You should read the following unaudited summary pro forma financial data of Charter Holdings in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including "Capitalization," "Unaudited Pro Forma Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                          -------------------------------------------------------------------
                                            CHARTER         2000                      OFFERING
                                           HOLDINGS     ACQUISITIONS    SUBTOTAL     ADJUSTMENT      TOTAL
                                          -----------   ------------   -----------   ----------   -----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT CUSTOMER DATA)
STATEMENT OF OPERATIONS:
Revenues................................  $ 2,355,345     $ 51,641     $ 2,406,986    $     --    $ 2,406,986
                                          -----------     --------     -----------    --------    -----------
Operating expenses:
  Operating, general and
    administrative......................    1,203,987       30,413       1,234,400          --      1,234,400
  Depreciation and amortization.........    1,772,764       47,330       1,820,094          --      1,820,094
  Option compensation expense...........       34,205           --          34,205          --         34,205
  Corporate expense charges(a)..........       41,570          536          42,106          --         42,106
  Management fees.......................           --          181             181          --            181
                                          -----------     --------     -----------    --------    -----------
    Total operating expenses............    3,052,526       78,460       3,130,986          --      3,130,986
                                          -----------     --------     -----------    --------    -----------
Loss from operations....................     (697,181)     (26,819)       (724,000)         --       (724,000)
Interest expense........................     (737,731)     (24,381)       (762,112)    (40,301)      (802,413)
Interest income.........................        6,077          (49)          6,028          --          6,028
Other expense...........................       (2,780)        (137)         (2,917)         --         (2,917)
                                          -----------     --------     -----------    --------    -----------
Loss before minority interest expense
  and extraordinary item................   (1,431,615)     (51,386)     (1,483,001)    (40,301)    (1,523,302)
Minority interest expense(b)............       (7,864)      (1,578)         (9,442)         --         (9,442)
                                          -----------     --------     -----------    --------    -----------
Loss before extraordinary item..........  $(1,439,479)    $(52,964)    $(1,492,443)   $(40,301)   $(1,532,744)
                                          ===========     ========     ===========    ========    ===========
OTHER FINANCIAL DATA:
EBITDA(c)...............................  $ 1,072,803     $ 20,374     $ 1,093,177                $ 1,093,177
EBITDA margin(d)........................         45.5%        39.5%           45.4%                      45.4%
Adjusted EBITDA(e)......................  $ 1,151,358     $ 21,228     $ 1,172,586                $ 1,172,586
Cash flows from operating activities....      837,269       84,112         921,381                    921,381
Cash flows used in investing
  activities............................   (1,825,759)     (38,924)     (1,864,683)                (1,864,683)
Cash flows from financing activities....      919,386      (79,321)        840,065                    840,065
Cash interest expense...................                                                              627,618
Capital expenditures....................    1,810,952       93,951       1,904,903                  1,904,903
Total debt to estimated annual
  EBITDA(f).............................                                                                  7.4x
Total debt to estimated annual adjusted
  EBITDA(f).............................                                                                  6.9
EBITDA to cash interest expense.........                                                                  1.7
EBITDA to interest expense..............                                                                  1.4
Deficiency of earnings to cover fixed
  charges(g)............................                                                          $(1,532,744)
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets............................  $22,412,743     $     --     $22,412,743    $ 38,768    $22,451,511
Total debt..............................   11,440,229           --      11,440,229      45,341     11,485,570
Minority interest(h)....................      637,353           --         637,353          --        637,353
Member's equity.........................    8,938,220           --       8,938,220          --      8,938,220
OPERATING DATA (AT END OF PERIOD, EXCEPT
  FOR AVERAGE):
Homes passed(i).........................                                                           10,160,200
Basic customers(j)......................                                                            6,318,300
Basic penetration(k)....................                                                                 62.2%
Premium units(l)........................                                                            4,426,200
Premium penetration(m)..................                                                                 70.1%
Average monthly revenue per basic
  customer(n)...........................                                                          $     42.33

                                                     AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999
                                          ---------------------------------------------------------------------
                                            CHARTER                                    OFFERING
                                           HOLDINGS     ACQUISITIONS     SUBTOTAL     ADJUSTMENT       TOTAL
                                          -----------   ------------    -----------   ----------    -----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT CUSTOMER DATA)
STATEMENT OF OPERATIONS:
Revenues................................  $ 1,553,270    $1,397,611     $ 2,950,881   $      --     $ 2,950,881
                                          -----------    ----------     -----------   ---------     -----------
Operating expenses:
 Operating, general and
   administrative.......................      806,941       703,712       1,510,653          --       1,510,653
 Depreciation and amortization..........      808,981       887,586       1,696,567          --       1,696,567
 Option compensation expense............       79,979            --          79,979          --          79,979
 Corporate expense charges(a)...........       51,428        48,704         100,132          --         100,132
 Management fees........................           --        26,722          26,722          --          26,722
                                          -----------    ----------     -----------   ---------     -----------
   Total operating expenses.............    1,747,329     1,666,724       3,414,053          --       3,414,053
                                          -----------    ----------     -----------   ---------     -----------
Loss from operations....................     (194,059)     (269,113)       (463,172)         --        (463,172)
Interest expense........................     (478,517)     (487,724)       (966,241)    (46,863)     (1,013,104)
Interest income.........................        3,956         1,335           5,291          --           5,291
Other expense...........................         (403)         (646)         (1,049)         --          (1,049)
                                          -----------    ----------     -----------   ---------     -----------
Loss before income taxes, minority
 interest expense and extraordinary
 item...................................     (669,023)     (756,148)     (1,425,171)    (46,863)     (1,472,034)
Income tax expense......................       (1,030)       (2,717)         (3,747)         --          (3,747)
Minority interest expense(b)............           --       (12,589)        (12,589)         --         (12,589)
                                          -----------    ----------     -----------   ---------     -----------
Loss before extraordinary item..........  $  (670,053)   $ (771,454)    $(1,441,507)  $ (46,863)    $(1,488,370)
                                          ===========    ==========     ===========   =========     ===========
OTHER FINANCIAL DATA:
EBITDA(c)...............................  $   614,519    $  617,827     $ 1,232,346                 $ 1,232,346
EBITDA margin(d)........................         39.6%         44.2%           41.8%                       41.8%
Adjusted EBITDA(e)......................  $   746,329    $  693,899     $ 1,440,228                 $ 1,440,228
Cash flows from operating activities....      460,408       485,751         946,159                     946,159
Cash flows used in investing
 activities.............................     (763,706)     (641,724)     (1,405,430)                 (1,405,430)
Cash flows from financing activities....      407,821       243,024         650,845                     650,845
Cash interest expense...................                                                                787,114
Capital expenditures....................      798,565       545,322       1,343,887                   1,343,887
Total debt to EBITDA....................                                                                    8.5x
Total debt to adjusted EBITDA...........                                                                    7.3
EBITDA to cash interest expense.........                                                                    1.6
EBITDA to interest expense..............                                                                    1.2
Deficiency of earnings to cover fixed
 charges(g).............................                                                            $ 1,488,370
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets............................  $19,020,222    $3,307,498     $22,327,720   $  38,768     $22,366,488
Total debt..............................    9,397,540     1,072,846      10,470,386      45,341      10,515,727
Minority interest(h)....................           --       629,488         629,488          --         629,488
Member's equity.........................    8,768,453     1,609,987      10,378,440          --      10,378,440
OPERATING DATA (AT END OF PERIOD, EXCEPT
 FOR AVERAGE):
Homes passed(i).........................                                                              9,970,000
Basic customers(j)......................                                                              6,193,700
Basic penetration(k)....................                                                                   62.1%
Premium units(l)........................                                                              3,144,500
Premium penetration(m)..................                                                                   50.5%
Average monthly revenue per basic
 customer(n)............................                                                            $     39.70

(a) Prior to November 12, 1999, the date of the initial public offering of Charter Communications, Inc., Charter Investment, Inc. provided management services to our subsidiaries. Since the closing of the initial public offering, Charter Communications, Inc. has provided such management services. See "Certain Relationships and Related Transactions."

(b) Represents the 2% accretion of the preferred membership units of a subsidiary of Charter Holdings issued to certain Bresnan sellers. These membership units are exchangeable at any time on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

(c) EBITDA represents earnings (loss) before extraordinary item, interest, income taxes, depreciation and amortization, and minority interest expense. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

(d)  EBITDA margin represents EBITDA as a percentage of revenues.

(e) Adjusted EBITDA means EBITDA before option compensation expense, corporate expense charges, management fees and other expenses. Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service its indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

(f) Estimated annual EBITDA and estimated annual adjusted EBITDA represent EBITDA for the nine months ended September 30, 2000 divided by three and multiplied by four.

(g) Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

(h) Represents preferred membership units in a subsidiary of Charter Holdings issued to certain Bresnan sellers, which are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

(i) Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area.

(j)   Basic customers are customers who receive basic cable service.

(k) Basic penetration represents basic customers as a percentage of homes passed.

(l) Premium units represent the total number of subscriptions to premium channels.

(m) Premium penetration represents premium units as a percentage of basic customers.

(n) Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at the end of the period.

                                  RISK FACTORS

     The new notes, like the original notes, entail the following risks. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before exchanging the original notes for the new notes.

OUR BUSINESS

WE AND OUR SUBSIDIARIES HAVE SUBSTANTIAL EXISTING DEBT AND WILL INCUR SUBSTANTIAL ADDITIONAL DEBT, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND OUR ABILITY TO OBTAIN FINANCING IN THE FUTURE AND REACT TO CHANGES IN OUR BUSINESS.


     We and our subsidiaries have a significant amount of debt. As of September 30, 2000, pro forma for (1) the issuance and sale of the original notes and the application of the net proceeds, and (2) the issuance and sale of Charter Communications, Inc.'s convertible senior notes and the application of the net proceeds to repay an intercompany amount due to Charter Holdings and to make a contribution to Charter Holdings for additional equity, and the repayment by Charter Holdings with such proceeds of a portion of the amounts outstanding under the Charter Holdings senior bridge loan facility, our total debt would have been approximately $11.5 billion, our member's equity would have been approximately $8.9 billion and the deficiency of our earnings available to cover fixed charges would have been approximately $1.5 billion. Since September 30, 2000, we have incurred significant additional debt to fund our capital expenditures. Our significant amount of debt could have important consequences to you. For example, it could:


     - make it more difficult for us to satisfy our obligations to you under the notes, to the lenders under our subsidiaries' credit facilities and to our other public noteholders;

     - increase our vulnerability to general adverse economic and cable industry conditions, including interest rate increases, because a significant portion of our borrowings are and will continue to be at variable rates of interest;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which will reduce our funds available for working capital, capital expenditures and other general corporate expenses;

     - limit our flexibility in planning for, or reacting to, changes in our business and the cable industry;

     - place us at a disadvantage compared to our competitors that have proportionately less debt; and

     - limit our ability to borrow additional funds in the future, if we need them, due to applicable financial and restrictive covenants in our debt.

     The indentures governing the notes will not prohibit us from incurring additional debt. Further, the agreements and instruments governing our and our subsidiaries' debt allow for the incurrence of substantial additional debt by our subsidiaries, all of which would rank senior to the notes. We anticipate incurring significant additional debt in the future to fund the expansion, maintenance and upgrade of our cable systems. If current debt levels increase, the related risks that we and you now face will intensify.

THE AGREEMENTS AND INSTRUMENTS GOVERNING OUR DEBT AND THE DEBT OF OUR SUBSIDIARIES CONTAIN RESTRICTIONS AND LIMITATIONS THAT COULD SIGNIFICANTLY IMPACT OUR ABILITY TO OPERATE OUR BUSINESS AND ADVERSELY AFFECT THE HOLDERS OF THE NOTES.

     The credit facilities of our subsidiaries, the indentures governing the notes and our and our subsidiaries' other public debt contain a number of significant covenants that could adversely impact the holders of the notes and our business. In particular, the credit facilities of our subsidiaries and indentures of our and our subsidiaries' public notes restrict our ability and the ability of our subsidiaries to:

     - pay dividends or make other distributions;

     - make certain investments or acquisitions;

     - dispose of assets or merge;

     - incur additional debt;

     - issue equity;

     - repurchase or redeem equity interests and debt;

     - create liens; and

     - pledge assets.

     Furthermore, in accordance with our subsidiaries' credit facilities, a number of our subsidiaries are required to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument, which could prohibit distributions to us to pay amounts on the notes.

IF OUR SUBSIDIARIES DEFAULT UNDER THEIR CREDIT FACILITIES OR PUBLIC NOTES, WE MAY NOT HAVE THE ABILITY TO MAKE PAYMENTS ON THE NOTES.


     In the event of a default under our subsidiaries' credit facilities or public notes, our subsidiaries' creditors could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. In such event, our subsidiaries' credit facilities and indentures will not permit our subsidiaries to distribute funds to Charter Holdings to pay interest or principal on the notes. If the amounts outstanding under such credit facilities or public notes are accelerated, all of our subsidiaries' debt and liabilities would be payable from our subsidiaries' assets, prior to any distribution of our subsidiaries' assets to pay the interest and principal amounts on the notes and we may not be able to repay or make payments on the notes. Any default under any of our credit facilities or public notes may adversely affect the holders of the notes and our growth, financial condition and results of operations.


CHARTER HOLDINGS IS A HOLDING COMPANY WHICH HAS NO OPERATIONS AND WILL DEPEND ON ITS OPERATING SUBSIDIARIES FOR CASH TO MAKE PAYMENTS ON THE NOTES. CHARTER HOLDINGS' SUBSIDIARIES ARE LIMITED IN THEIR ABILITY TO MAKE FUNDS AVAILABLE FOR THE PAYMENT OF THE NOTES AND OTHER OBLIGATIONS.

     As a holding company, we will depend entirely on cash from our operating subsidiaries to satisfy our obligations to you as a holder of the notes. Our operating subsidiaries may not be able to make funds available to us.

     We will not hold any significant assets other than our direct and indirect interests in our subsidiaries which conduct all of our operations. Our cash flow will depend upon the cash flow of our operating subsidiaries and the payment of funds by our operating subsidiaries to us. This could adversely affect our ability to meet our obligations to you as a holder of the notes.

     Our operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available for payment of the notes and other obligations in the form of loans, distributions or otherwise. In addition, our operating subsidiaries' ability to make any such loans, distributions or other payments to us will depend on their earnings, business and tax considerations and legal restrictions. Furthermore, covenants in the indentures and credit agreements governing the debt of our subsidiaries restrict their ability to make loans, distributions or other payments to us. This could adversely impact our ability to pay interest and principal due on the notes. See "Description of Certain Indebtedness."

BECAUSE OF OUR HOLDING COMPANY STRUCTURE, THE NOTES WILL BE STRUCTURALLY SUBORDINATED TO ALL LIABILITIES OF OUR SUBSIDIARIES.


     The borrowers and guarantors under the Charter Operating credit facilities, the Falcon credit facilities, the Fanch credit facilities and the Bresnan credit facilities are direct or indirect subsidiaries of us. A number of our subsidiaries are also obligors under other debt instruments. As of September 30, 2000, pro forma for the issuance and sale of the original notes and the application of the net proceeds, and the issuance and sale of Charter Communications Inc.'s convertible senior notes and the application of the net proceeds to repay an intercompany amount due to Charter Holdings and to make a contribution to Charter Holdings for additional equity, and the repayment by Charter Holdings with such proceeds of a portion of the amounts outstanding under the Charter Holdings senior bridge loan facility, our indebtedness would have totaled approximately $11.5 billion, $5.3 billion of which would have been structurally senior to the notes. The lenders under all of these credit facilities and the holders of the other debt instruments will have the right to be paid before us from any of our subsidiaries' assets. In the event of bankruptcy, liquidation or dissolution of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. This will adversely affect our ability to make payments to you as a holder of the notes. In addition, the notes are unsecured and therefore will be effectively subordinated in right of payment to all existing and future secured debt we may incur to the extent of the value of the assets securing such debt.


OUR ABILITY TO GENERATE THE SIGNIFICANT AMOUNT OF CASH NEEDED TO PAY INTEREST AND PRINCIPAL AMOUNTS ON THE NOTES, SERVICE OUR OTHER DEBT AND THE DEBT OF OUR SUBSIDIARIES AND GROW OUR BUSINESS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on the notes and to fund our planned capital expenditures for upgrading our cable systems and our ongoing operations will depend on our ability to generate cash and to secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations, and sufficient future distributions are not available to us from borrowings under our credit facilities or from other sources of financing, we may not be able to make interest payments on the notes or repay the notes, to grow our business or to fund our other liquidity needs.

WE HAVE GROWN RAPIDLY AND HAVE A LIMITED HISTORY OF OPERATING OUR CURRENT SYSTEMS. THIS MAKES IT DIFFICULT FOR YOU TO COMPLETELY EVALUATE OUR PERFORMANCE.

     We commenced active operations in 1994 and have grown rapidly since then through acquisitions of cable systems. As of September 30, 2000, our systems served approximately 400% more customers than were served as of December 31, 1998. As a result, historical financial information about us may not be indicative of the future or of results that we can achieve with the cable systems under our control. Our recent growth in revenues over our short operating history is not necessarily indicative of future performance.

WE MAY NOT HAVE THE ABILITY TO INTEGRATE THE NEW CABLE SYSTEMS THAT WE ACQUIRE AND THE CUSTOMERS THEY SERVE WITH OUR EXISTING CABLE SYSTEMS. THIS COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND GROWTH STRATEGY.

     We have grown through acquisitions of cable systems and now own and operate cable systems serving approximately 6.3 million customers. We may acquire more cable systems in the future, through direct acquisition, system swaps or otherwise. The integration of the cable systems we have acquired poses a number of significant risks, including:

     - our acquisitions may not have a positive impact on our cash flows from operations;

     - the integration of these new systems and customers will place significant demands on our management and our operations, information services, and financial, legal and marketing resources. Our current operating and financial systems and controls and information services may not be adequate, and any steps taken to improve these systems and controls may not be sufficient;

     - acquired businesses sometimes result in unexpected liabilities and contingencies which could be significant; and

     - our continued growth will also increase our need for qualified personnel. We may not be able to hire such additional qualified personnel.

     We cannot assure you that we will successfully integrate any acquired systems into our operations.

WE HAVE A HISTORY OF NET LOSSES AND EXPECT TO CONTINUE TO EXPERIENCE NET LOSSES. CONSEQUENTLY, WE MAY NOT HAVE THE ABILITY TO FINANCE FUTURE OPERATIONS.

     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. We expect our net losses to increase as a result of our closed acquisitions and our planned upgrades and other capital expenditures. We reported net losses before extraordinary items of $5 million for 1997, $22 million for 1998 and $641 million for 1999 and $1.5 billion for the nine months ended September 30, 2000. On a pro forma basis, giving effect to the merger of Charter Holdings and Marcus Holdings, acquisitions in 1999 and 2000, the sale of the March 1999 and January 2000 Charter Holdings notes, the drawdown on the Charter Holdings senior bridge loan facility, the sale of Charter Communications, Inc.'s convertible senior notes and the application of the net proceeds and the issuance and sale of the original notes, we had net losses before minority interest expense and extraordinary item of $1.5 billion for 1999 and $1.5 billion for the nine months ended September 30, 2000. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.

IF WE ARE UNSUCCESSFUL IN IMPLEMENTING OUR GROWTH STRATEGY, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     If we are unable to grow our cash flow sufficiently, we may be unable to make interest payments on the notes or repay the notes or our other debt, to grow our business or to fund our other liquidity needs. We expect that a substantial portion of our future growth will be achieved through revenues from new products and services. We may not be able to offer these new products and services successfully to our customers and these new products and services may not generate adequate revenues.

OUR PROGRAMMING COSTS ARE INCREASING. WE MAY NOT HAVE THE ABILITY TO PASS THESE INCREASES ON TO OUR CUSTOMERS, WHICH WOULD ADVERSELY AFFECT OUR CASH FLOW AND OPERATING MARGINS.

     Programming has been, and is expected to continue to be, our largest single expense item. In recent years, the cable industry has experienced a rapid escalation in the cost of programming, particularly sports programming. This escalation may continue, and we may not be able to pass programming cost increases on to our customers. The inability to pass these programming cost increases on to our customers would have an adverse impact on our cash flow and operating margins.

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

In addition, as we upgrade the channel capacity of our systems and add programming to our basic, expanded basic and premium programming tiers, we may face additional market constraints on our ability to pass programming costs on to our customers. Basic programming includes a variety of entertainment and local programming. Expanded basic programming offers more services than basic programming. Premium service includes unedited, commercial-free movies, sports and other special event entertainment programming.

WE MAY NOT BE ABLE TO OBTAIN CAPITAL SUFFICIENT TO FUND OUR PLANNED UPGRADES AND OTHER CAPITAL EXPENDITURES. THIS COULD ADVERSELY AFFECT OUR ABILITY TO OFFER NEW PRODUCTS AND SERVICES, WHICH COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We intend to upgrade a significant portion of our cable systems over the coming years and make other capital investments. For the two years ending December 31, 2002, we plan to spend approximately $1.9 billion to upgrade and rebuild our systems to bandwidth capacity of 550 megahertz or greater and to add two-way capability so that we may offer advanced services. For 2000, we expect to spend approximately $1.3 billion to fund capital expenditures for extensions of systems, development of new products and services, purchases of converters and system maintenance. The amount that we spend on these types of capital expenditures over the next two years will depend on the level of growth in digital cable customers and in the delivery of other advanced services.

     We cannot assure you that our anticipated levels of capital expenditures will be sufficient to accomplish our planned system upgrades, maintenance and expansion, or to roll out advanced services. Giving effect to the issuance and sale of the original notes, currently an estimated $500 million to $750 million funding shortfall exists regarding anticipated capital expenditures through December 31, 2002. The amount of this expected shortfall could increase if there is accelerated growth in digital cable customers or in the delivery of other advanced services. If we cannot obtain the necessary funds from increases in our operating cash flow, additional borrowings or other sources, we may not be able to fund our planned upgrades and expansion and offer advanced services on a timely basis. Consequently, our growth, financial condition and results of operations could suffer materially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Capital Expenditures."

WE MAY NOT BE ABLE TO FUND THE CAPITAL EXPENDITURES NECESSARY TO KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS OR OUR CUSTOMERS' DEMAND FOR NEW PRODUCTS AND SERVICES. THIS COULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY. CONSEQUENTLY, OUR GROWTH, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD SUFFER MATERIALLY.

     The cable business is characterized by rapid technological change and the introduction of new products and services. We cannot assure you that we will be able to fund the capital expenditures necessary to keep pace with technological developments, or that we will successfully anticipate the demand of our customers for products and services requiring new technology. This type of rapid technological change could adversely affect our plans to upgrade or expand our systems and respond to competitive pressures. Our inability to upgrade, maintain and expand our systems and provide advanced services in a timely manner, or to anticipate the demands of the market place, could adversely affect our ability to compete. Consequently, our growth, financial condition and results of operations could suffer materially.

WE MAY BE UNABLE TO NEGOTIATE CONSTRUCTION CONTRACTS ON FAVORABLE TERMS AND OUR CONSTRUCTION COSTS MAY INCREASE SIGNIFICANTLY. THIS COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The expansion and upgrade of our systems will require us to hire contractors and enter into a number of construction agreements. We may have difficulty hiring civil contractors, and the contractors we hire may encounter cost overruns or delays in construction. Our construction costs may increase significantly over the next few years as existing contracts expire and as demand for telecommunications construction services continues to grow. We cannot assure you that we will be able to construct new systems or expand or upgrade existing or acquired systems in a timely manner or at a reasonable cost. This may adversely affect our growth, financial condition and results of operations.

WE DEPEND ON THIRD-PARTY EQUIPMENT AND SOFTWARE SUPPLIERS. IF WE ARE UNABLE TO PROCURE THE NECESSARY EQUIPMENT, OUR ABILITY TO OFFER OUR SERVICES COULD BE IMPAIRED. THIS COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We depend on vendors to supply the set-top converter boxes for analog and digital cable services. This equipment is available from a limited number of suppliers. We typically purchase set-top converter boxes under purchase orders placed from time to time and do not carry significant inventories of set-top converter boxes. If demand for set-top converter boxes exceeds our inventories and we are unable to obtain required set-top converter boxes on a timely basis and at an acceptable cost, our ability to recognize additional revenue from digital services could be delayed or impaired. In addition, if there are no suppliers who are able to provide converter devices that comply with evolving Internet and telecommunications standards or that are compatible with other products or components we use, our business would be impaired.

THERE IS NO EXPECTATION THAT MR. ALLEN WILL FUND OUR OPERATIONS OR OBLIGATIONS IN THE FUTURE.

     In the past, Mr. Allen and his affiliates have contributed funds to Charter Communications, Inc., Charter Communications Holding Company and us. There is no expectation that Mr. Allen or his affiliates will contribute funds to Charter Communications, Inc., Charter Communications Holding Company, us or to our subsidiaries in the future.

A SALE BY MR. ALLEN OF HIS DIRECT OR INDIRECT EQUITY INTERESTS COULD ADVERSELY AFFECT OUR ABILITY TO MANAGE OUR BUSINESS.

     Mr. Allen is not prohibited by any agreement from selling the shares of Class A or Class B common stock he holds in Charter Communications, Inc. or causing Charter Investment, Inc. or Vulcan Cable III Inc. to sell their membership units in Charter Communications Holding Company. We cannot assure you that Mr. Allen or any of his affiliates will maintain all or any portion of his direct or indirect ownership interests in Charter Communications, Inc. and Charter Communications Holding Company. In the event he sells all or any portion of his direct or indirect ownership interest in Charter Communications, Inc. or Charter Communications Holding Company, we cannot assure you that he would continue as Chairman of Charter Communications, Inc.'s board of directors or otherwise participate in our management. The disposition by Mr. Allen or any of his affiliates of these equity interests or the loss of his services by Charter Communications, Inc. and/or Charter Communications Holding Company could adversely affect our growth, financial condition and results of operations or adversely impact the market price of the notes.

WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT WHICH CAN ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

     The industry in which we operate is highly competitive. In some instances, we compete against companies with fewer regulatory burdens, easier access to financing, greater personnel resources, greater brand name recognition and long-standing relationships with regulatory authorities. Mergers, joint ventures and alliances among any of the following businesses could result in providers capable of offering cable television, Internet and other telecommunications services in direct competition with us:

     - cable television operators;

     - local and regional telephone companies;

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

     - long distance telephone service providers;

     - direct broadcast satellite (DBS) companies;

     - electric utilities;

     - providers of cellular and other wireless communications services; and

     - Internet service providers.

     We face competition within the subscription television industry, which includes providers of paid television service employing technologies other than cable, such as direct broadcast satellite or DBS. We also face competition from broadcast companies distributing television broadcast signals without assessing a subscription fee and from other communications and entertainment media, including conventional radio broadcasting services, newspapers, movie theaters, the Internet, live sports events and home video products.

     We cannot assure you that upgrading our cable systems will allow us to compete effectively. Additionally, as we expand and introduce new and enhanced services, including Internet and telecommunications services, we will be subject to competition from telecommunications providers and Internet service providers. We cannot predict the extent to which competition may affect our business and operations in the future. See "Business -- Competition."

THE LOSS OF MR. ALLEN OR MR. KENT COULD ADVERSELY AFFECT OUR ABILITY TO MANAGE OUR BUSINESS.

     Our success is substantially dependent upon the retention and the continued performance of Mr. Allen, Chairman of Charter Communications, Inc.'s board of directors, and Jerald L. Kent, Charter Communications, Inc.'s President and Chief Executive Officer. The loss of the services of Mr. Allen or Mr. Kent could adversely affect our growth, financial condition and results of operations.

IF CHARTER COMMUNICATIONS, INC. AND CHARTER COMMUNICATIONS HOLDING COMPANY DO NOT HAVE SUFFICIENT CAPITAL TO FUND POSSIBLE RESCISSION LIABILITIES, THEY COULD SEEK FUNDS FROM CHARTER HOLDINGS AND ITS SUBSIDIARIES.

     The Falcon and Bresnan sellers who acquired membership units in connection with the Bresnan acquisition may have rescission rights against Charter Communications, Inc. or Charter Communications Holding Company arising out of possible violations of Section 5 of the Securities Act in connection with the offers and sales of these equity interests. If these equity holders successfully exercise their possible rescission rights and Charter Communications, Inc. or Charter Communications Holding Company becomes obligated to repurchase all such equity interests, the total repurchase obligations could be up to approximately $1.1 billion. We cannot assure you that Charter Communications, Inc. and Charter Communications Holding Company would be able to obtain capital sufficient to fund any required repurchases. If Charter Communications, Inc. and Charter Communications Holding Company fail to obtain sufficient funds for this purpose, they could seek such funds from us and our subsidiaries. This could adversely affect our financial condition and results of operations.

CHARTER'S STRUCTURE

MR. ALLEN MAY HAVE INTERESTS THAT CONFLICT WITH YOUR INTERESTS.

     Mr. Allen controls approximately 93.5% of the voting power of Charter Communications, Inc.'s capital stock. Accordingly, Mr. Allen controls Charter Communications, Inc. Charter Communications, Inc., in turn, controls Charter Communications Holding Company and Charter Holdings. Mr. Allen thus has the ability to control fundamental corporate transactions requiring equity holder approval, including, but not limited to, the election of all of Charter Communications, Inc.'s directors, approval of merger transactions involving us and the sale of all or substantially all of our assets.

     Mr. Allen's control over our management and affairs could create conflicts of interest if he is faced with decisions that could have implications both for him and for us and the holders of the notes. Further, Mr. Allen could cause us to enter into contracts with another entity in which he owns an interest or cause us to decline a transaction that he (or another entity in which he owns an interest) ultimately enters into.

     Mr. Allen may engage in other businesses involving the operation of cable television systems, video programming, high-speed Internet access, telephony or electronic commerce, which is business and financial transactions conducted through broadband interactivity and Internet services. Mr. Allen may also engage in other businesses that compete or may in the future compete with us. In addition, Mr. Allen currently engages and may engage in the future in businesses that are complementary to our cable business.

     Accordingly, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen. Current or future agreements between us and Mr. Allen or his affiliates may not be the result of arm's-length negotiations. Consequently, such agreements may be less favorable to us than agreements that we could otherwise have entered into with unaffiliated third parties. Further, many past and future transactions with Mr. Allen or his affiliates are informal in nature. As a result, there will be some discretion left to the parties, who are subject to the potentially conflicting interests described above. We cannot assure you that the interests of either Mr. Allen or his affiliates will not conflict with the interests of the holders of the notes. We have not instituted any formal plans to address conflicts of interest that may arise.

WE ARE NOT PERMITTED TO ENGAGE IN ANY BUSINESS ACTIVITY OTHER THAN THE CABLE TRANSMISSION OF VIDEO, AUDIO AND DATA UNLESS MR. ALLEN AUTHORIZES US TO PURSUE THAT PARTICULAR BUSINESS ACTIVITY. THIS COULD ADVERSELY AFFECT OUR ABILITY TO OFFER NEW PRODUCTS AND SERVICES OUTSIDE OF THE CABLE TRANSMISSION BUSINESS AND ENTER INTO NEW BUSINESSES, WHICH COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Charter Communications, Inc.'s certificate of incorporation and Charter Communications Holding Company's limited liability company agreement provide that Charter Communications, Inc. and Charter Communications Holding Company and their subsidiaries, including Charter Holdings and its subsidiaries, cannot engage in any business activity outside the cable transmission business except for specified businesses. This will be the case unless the opportunity to pursue the particular business activity is first offered to Mr. Allen, he decides not to pursue it and he consents to our engaging in the business activity. The cable transmission business means the business of transmitting video, audio, including telephone services, and data over cable television systems owned, operated or managed by us from time to time. These provisions may limit our ability to take advantage of attractive business opportunities. Consequently, our ability to offer new products and services outside of the cable transmission business and enter into new businesses could be adversely affected, resulting in an adverse effect on our growth, financial condition and results of operations. See "Certain Relationships and Related Transactions -- Allocation of Business Opportunities with Mr. Allen."

OUR MANAGEMENT MAY BE RESPONSIBLE FOR MANAGING OTHER CABLE OPERATIONS AND MAY NOT DEVOTE THEIR FULL TIME TO OUR OPERATIONS. THIS COULD GIVE RISE TO CONFLICTS OF INTEREST AND IMPAIR OUR OPERATING RESULTS.

     Mr. Allen and certain other of our affiliates may from time to time in the future acquire cable systems in addition to those owned by us. Charter Communications, Inc., as well as some of the officers of Charter Communications, Inc. who currently manage our cable systems, may have a substantial role in managing outside cable systems that may be acquired in the future. As a result, the time they devote to managing our systems may be correspondingly reduced. This could adversely affect our growth, financial condition and results of operations. Moreover, allocating managers' time and other resources of Charter Communications, Inc. and Charter Communications Holding Company between our systems and outside systems that may be held by our affiliates could give rise to conflicts of interest. Charter Communications, Inc. and Charter Communications Holding Company do not have or plan to create formal procedures for determining whether and to what extent cable systems acquired in the future will receive priority with respect to personnel requirements.

REGULATORY AND LEGISLATIVE MATTERS

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL LEGISLATION AND REGULATION. THE APPLICABLE LEGISLATION AND REGULATIONS, AND CHANGES TO THEM, COULD ADVERSELY AFFECT OUR BUSINESS BY INCREASING OUR EXPENSES.

     Regulation of the cable industry has increased the administrative and operational expenses and limited the revenues of cable systems. Cable operators are subject to, among other things:

     - limited rate regulation;

     - requirements that, under specified circumstances, a cable system carry a local broadcast station or obtain consent to carry a local or distant broadcast station;

     - rules for franchise renewals and transfers; and

     - other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.

     Additionally, many aspects of these regulations are currently the subject of judicial proceedings and administrative or legislative proposals. There are also ongoing efforts to amend or expand the state and local regulation of some of our cable systems, which may compound the regulatory risks we already face. Certain states and localities are considering new telecommunications taxes that could increase operating expenses. We cannot predict whether in response to these efforts any of the states or localities in which we now operate will expand regulation of our cable systems in the future or how they will do so.

WE MAY BE REQUIRED TO PROVIDE ACCESS TO OUR NETWORKS TO OTHER INTERNET SERVICE PROVIDERS. THIS COULD SIGNIFICANTLY INCREASE OUR COMPETITION AND ADVERSELY AFFECT THE UPGRADE OF OUR SYSTEMS OR OUR ABILITY TO PROVIDE NEW PRODUCTS AND SERVICES.

     Recently, a number of companies, including telephone companies and Internet service providers (ISP), have requested local authorities and the Federal Communications Commission to require cable operators to provide access to cable's broadband infrastructure, which allows cable to deliver a multitude of channels and/or services, so that these companies may deliver Internet services directly to customers over cable facilities. A federal district court in Virginia, a federal district court in Florida and a federal circuit court in California recently struck down as unlawful "open-access" requirements imposed by a variety of franchising authorities. Each of these decisions struck down the "open-access" requirements on different legal grounds. In response to the federal circuit decision, the Federal Communications Commission recently initiated an inquiry to determine the appropriate classification and regulatory treatment of the provision of Internet service by cable operators. It separately initiated a similar inquiry regarding the provision of interactive television services by cable operators. The Federal Trade Commission and the Federal Communications Commission recently imposed certain "open-access" requirements on Time Warner and AOL in connection with their merger, but those requirements are not applicable to other cable operators.

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

     We believe that allocating a portion of our bandwidth capacity to other Internet service providers:

     - would impair our ability to use our bandwidth in ways that would generate maximum revenues;

     - would strengthen our Internet service provider competitors; and

     - may cause us to decide not to upgrade our systems which would prevent us from introducing our planned new products and services.

     In addition, we cannot assure you that if we were required to provide access in this manner, it would not have a significant adverse impact on our profitability. This could impact us in many ways, including by:

     - increasing competition;

     - increasing the expenses we incur to maintain our systems; and/or

     - increasing the expense of upgrading and/or expanding our systems.

OUR CABLE SYSTEMS ARE OPERATED UNDER FRANCHISES WHICH ARE SUBJECT TO NON-RENEWAL OR TERMINATION. THE FAILURE TO RENEW A FRANCHISE COULD ADVERSELY AFFECT OUR BUSINESS IN A KEY MARKET.

     Our cable systems generally operate pursuant to franchises, permits or licenses typically granted by a municipality or other state or local government controlling the public rights-of-way. Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with material provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Local franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal, which have been and may continue to be costly to us. In some instances, franchises have not been renewed at expiration, and we have operated under either temporary operating agreements or without a license while negotiating renewal terms with the local franchising authorities.

     We cannot assure you that we will be able to comply with all material provisions of our franchise agreements or that we will be able to renew our franchises in the future. A termination of and/or a sustained failure to renew a franchise could adversely affect our business in the affected geographic area.

WE OPERATE OUR CABLE SYSTEMS UNDER FRANCHISES WHICH ARE NON-EXCLUSIVE. LOCAL FRANCHISING AUTHORITIES CAN GRANT ADDITIONAL FRANCHISES AND CREATE COMPETITION IN MARKET AREAS WHERE NONE EXISTED PREVIOUSLY.

     Our cable systems are operated under franchises granted by local franchising authorities. These franchises are non-exclusive. Consequently, such local franchising authorities can grant additional franchises to competitors in the same geographic area. As a result, competing operators may build systems in areas in which we hold franchises. In some cases municipal utilities may legally compete with us without obtaining a franchise from the local franchising authority. The existence of more than one cable system operating in the same territory is referred to as an overbuild. These overbuilds could adversely affect our growth, financial condition and results of operations by increasing competition or creating competition where none existed previously. As of September 30, 2000, we are aware of overbuild situations impacting 149,900 of our customers and potential overbuild situations in areas servicing another 249,400 basic customers, together representing a total of 399,300 customers. Additional overbuild situations may occur in other systems.

LOCAL FRANCHISE AUTHORITIES HAVE THE ABILITY TO IMPOSE ADDITIONAL REGULATORY CONSTRAINTS ON OUR BUSINESS. THIS COULD FURTHER INCREASE OUR EXPENSES.

     In addition to the franchise document, cable authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems. This additional regulation increases our expenses in operating our business. We cannot assure you that the local franchising authorities will not impose new and more restrictive requirements.

     Local franchising authorities also have the power to reduce rates and order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. Basic service tier rates are the prices charged for basic programming services. As of September 30, 2000, we have refunded a total of approximately $1.2 million since our inception. We may be required to refund additional amounts in the future.

DESPITE RECENT DEREGULATION OF EXPANDED BASIC CABLE PROGRAMMING PACKAGES, WE ARE CONCERNED THAT CABLE RATE INCREASES COULD GIVE RISE TO FURTHER REGULATION. THIS COULD CAUSE US TO DELAY OR CANCEL SERVICE OR PROGRAMMING ENHANCEMENTS OR IMPAIR OUR ABILITY TO RAISE RATES TO COVER OUR INCREASING COSTS.

     On March 31, 1999, the pricing of expanded basic cable programming packages was deregulated, permitting cable operators to set their own rates. This deregulation was not applicable to basic services. However, the Federal Communications Commission and the United States Congress continue to be concerned that cable rate increases are exceeding inflation. It is possible that either the Federal Communications Commission or the United States Congress will again restrict the ability of cable system operators to implement rate increases. Should this occur, it would impede our ability to raise our rates. If we are unable to raise our rates in response to increasing costs, our financial condition and results of operations could be materially adversely affected.

IF WE OFFER TELECOMMUNICATIONS SERVICES, WE MAY BE SUBJECT TO ADDITIONAL REGULATORY BURDENS CAUSING US TO INCUR ADDITIONAL COSTS.

     If we enter the business of offering telecommunications services, we may be required to obtain federal, state and local licenses or other authorizations to offer these services. We may not be able to obtain such authorizations in a timely manner, or at all, and conditions could be imposed upon such licenses or authorizations that may not be favorable to us. Furthermore, telecommunications companies, including Internet protocol telephony companies, generally are subject to significant regulation as well as higher fees for pole attachments. Internet protocol telephony companies are companies that have the ability to offer telephone services over the Internet. Pole attachments are cable wires that are attached to poles.


     In particular, cable operators who provide telecommunications services themselves in states that do not regulate pole attachment rates will be subject to a rate methodology prescribed by the Federal Communications Commission. These rates may be higher than those paid by cable operators who do not provide telecommunications services. The rate increases are to be phased in over a five-year period beginning on February 8, 2001. If we become subject to telecommunications regulation or higher pole attachment rates, we may incur additional costs which may be material to our business. A recent court decision, currently under appeal to the Supreme Court, suggests that the provision of Internet service may subject cable systems to substantially higher pole attachment rates, and certain utilities have already proposed significantly higher pole attachment rates based in part on the existing court decision.



THE OFFERING


THERE CURRENTLY EXISTS NO MARKET FOR THE NOTES. WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     Prior to the issuance and sale of the original notes, there was no market for the original notes. We have been informed by the Placement Agents that they intend to make a market in the original notes after the offering is completed. However, the Placement Agents may cease their market-making at any time without notice. The original notes are not registered under the Securities Act and are being offered and sold only to qualified institutional buyers and to non-U.S. persons outside the United States. Consequently, the original notes are subject to restrictions on transfer which are described under the "Transfer Restrictions" section of this prospectus. The original notes are expected to be eligible for trading in the PORTAL market. However, we do not intend to apply for listing of the original notes or, if issued, the new notes, on any securities exchange or for quotation through Nasdaq. The liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities generally or the interest of securities dealers in making a market in the new notes and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the original notes or, if issued, the original notes.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES FOLLOWING A CHANGE OF CONTROL. THIS WOULD PLACE US IN DEFAULT UNDER THE INDENTURES GOVERNING THE NOTES.

     Under the indentures governing the notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of the notes. In addition, a change of control would require the repayment of borrowings under credit facilities and publicly held debt of our subsidiaries and the existing Charter Holdings notes. Because our credit facilities and other publicly held debt, other than the notes and existing Charter Holdings notes, are obligations of our subsidiaries, the credit facilities and such debt would have to be repaid by our subsidiaries before their assets could be available to Charter Holdings to repurchase the notes. Our failure to make or complete an offer to repurchase the notes would place us in default under the indentures governing the notes. You should also be aware that a number of important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indentures governing the notes.

IF WE DO NOT FULFILL OUR OBLIGATIONS TO YOU UNDER THE NOTES, YOU WILL NOT HAVE ANY RECOURSE AGAINST CHARTER COMMUNICATIONS, INC., CHARTER COMMUNICATIONS HOLDING COMPANY, MR. ALLEN OR THEIR AFFILIATES.

     The notes will be issued solely by Charter Holdings and Charter Communications Holdings Capital Corporation. None of our equity holders, directors, officers, employees or affiliates, including Charter Communications, Inc. and Mr. Allen, will be an obligor or guarantor under the notes. Furthermore, the indentures governing the notes expressly provide that these parties will not have any liability for our obligations under the notes or the indentures governing the notes. By accepting the notes, you waive and release all such liability as consideration for issuance of the notes. Consequently, if the issuers do not fulfill their obligations to you under the notes, you will have no recourse against any of these parties.

     Additionally, our equity holders, including Charter Communications, Inc. and Mr. Allen, will be free to manage other entities, including other cable companies. If we do not fulfill our obligations to you under the notes, you will have no recourse against those other entities or their assets.

THE SENIOR DISCOUNT NOTES WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT. CONSEQUENTLY, HOLDERS OF THE SENIOR DISCOUNT NOTES WILL GENERALLY BE REQUIRED TO INCLUDE AMOUNTS IN GROSS INCOME FOR FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIVING CASH.

     The senior discount notes will be issued at a substantial discount from their stated principal amount. As a result, purchasers of the senior discount notes generally will be required to include the accrued portion of this discount in gross income, as interest, for United States federal income tax purposes in advance of the receipt of cash payments of this interest.

IF A BANKRUPTCY PETITION WERE FILED BY OR AGAINST US, YOU MAY RECEIVE A LESSER AMOUNT FOR YOUR CLAIM THAN YOU WOULD BE ENTITLED TO RECEIVE UNDER THE INDENTURE GOVERNING THE SENIOR DISCOUNT NOTES, AND YOU MAY REALIZE TAXABLE GAIN OR LOSS UPON PAYMENT OF YOUR CLAIM.

     If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code after the issuance of the senior discount notes, the claim by a holder of the senior discount notes for the principal amount of the senior discount notes may be limited to an amount equal to the sum of:

          (1) the initial offering price for the senior discount notes; and

          (2) that portion of the original issue discount that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

     Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of senior discount notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the Indenture governing the senior discount notes, even if sufficient funds are available. In addition, to the extent that the U.S. Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of senior discount notes may realize taxable gain or loss upon payment of that holder's claim in bankruptcy.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus and in other reports or documents that we file from time to time with the SEC and include, but are not limited to:

     - Our plans to achieve growth by offering new products and services and through acquisitions and swaps;

     - Our anticipated capital expenditures for our planned upgrades and the ability to fund these expenditures;

     - Our beliefs regarding the effects of governmental regulation on our business; and

     -  Our ability to effectively compete in a highly competitive environment.

     All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by those cautionary statements.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreements entered into in connection with the offering of the original notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive original notes with the same original principal amount at maturity. The form and terms of the original notes are the same as the form and terms of the new notes, except as otherwise described in this prospectus. The original notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our outstanding debt.

     We received net proceeds totaling approximately $1.7 billion from the private placement of the original notes. These net proceeds were used to repay all remaining amounts outstanding under the Charter Holdings senior bridge loan facility and the Fanch revolving credit facility and a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities and for general corporate purposes.

     The break-down of the use of proceeds is as follows (in millions):

Repayment of then-existing long-term debt:
  Charter Holdings senior bridge loan facility..............  $  272.5
  Fanch revolving credit facility...........................      70.0
  Charter Operating revolving credit facility...............     877.0
  Falcon revolving credit facility..........................     485.0
General corporate purposes:
  Pay accrued and unpaid interest...........................       6.6
  Apply to cash and cash equivalents........................       6.5
Discounts, commissions and expenses.........................      32.3
                                                              --------
Total.......................................................  $1,749.9
                                                              ========

                       RATIO OF EARNINGS TO FIXED CHARGES

     Earnings for the years ended December 31, 1996 and 1997; for the periods from January 1, 1998 through December 23, 1998; for the period from December 24, 1998 through December 31, 1998; for the year ended December 31, 1999, and for the nine months ended September 30, 2000 were insufficient to cover fixed charges by $2.7 million, $4.6 million, $17.2 million, $5.2 million, $639.9 million and $1.5 billion, respectively. As a result of such deficiencies, the ratios of earnings to fixed charges are not presented.

                                 CAPITALIZATION

     The following table sets forth as of September 30, 2000 on a consolidated basis:

     - the actual capitalization of Charter Holdings;

     - the pro forma capitalization of Charter Holdings to reflect:

        (1) the repayment of the Charter Holdings' senior bridge loan facility with net proceeds from the issuance and sale of Charter Communications, Inc.'s convertible senior notes, substantially all of which was contributed as equity to Charter Holdings; and

        (2) the Bresnan/Avalon combination; and

     - the pro forma as adjusted capitalization of Charter Holdings to reflect:

        (1) the offering and sale of the original notes as described in this prospectus; and

        (2) the repayment of all remaining amounts outstanding under the Charter Holdings senior bridge loan facility and the Fanch revolving credit facility and a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities with net proceeds from the sale of the original notes.

     This table should be read in conjunction with the "Unaudited Pro Forma Financial Statements" and the accompanying notes included elsewhere in this memorandum.

                                                             AS OF SEPTEMBER 30, 2000
                                                     -----------------------------------------
                                                                                    PRO FORMA
                                                       ACTUAL        PRO FORMA     AS ADJUSTED
                                                     -----------    -----------    -----------
                                                              (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:
  Credit facilities:
     Charter Holdings senior bridge loan...........  $ 1,000,000    $   272,500(a) $        --
     Charter Operating.............................    3,610,000      3,610,000      2,733,000
     CC V -- Avalon................................      193,000             --(b)          --
     CC VI -- Fanch................................      850,000        850,000        780,000
     CC VII -- Falcon..............................    1,152,250      1,152,250        667,250
     CC VIII Operating -- Bresnan..................      668,000        861,000(b)     861,000
  8.250% senior notes due 2007.....................      598,707        598,707        598,707
  8.625% senior notes due 2009.....................    1,496,130      1,496,130      1,496,130
  9.920% senior discount notes due 2011............    1,050,867      1,050,867      1,050,867
  10.00% senior notes due 2009.....................      675,000        675,000        675,000
  10.25% senior notes due 2010.....................      325,000        325,000        325,000
  11.75% senior discount notes due 2010............      326,042        326,042        326,042
  11.875% senior discount notes due
     2008 -- Avalon................................      128,270        128,270        128,270
  10.750% senior notes due 2009....................           --             --        899,221
  11.125% senior notes due 2011....................           --             --        500,000
  13.500% senior discount notes due 2011...........           --             --        350,620
  Other notes(c)...................................       94,463         94,463         94,463
                                                     -----------    -----------    -----------
     Total long-term debt..........................   12,167,729     11,440,229     11,485,570
MINORITY INTEREST(d)...............................      637,353        637,353        637,353
MEMBER'S EQUITY....................................    8,241,225      8,938,220(a)   8,938,220
                                                     -----------    -----------    -----------
     Total capitalization..........................  $21,046,307    $21,015,802    $21,061,143
                                                     ===========    ===========    ===========

-------------------------

(a) Represents the receipt of cash of $727.5 million from Charter Communications Holding Company and the application of such cash to pay down a portion of the Charter Holdings senior bridge loan facility. The cash received by Charter Holdings was treated as an equity contribution of $697.0 million, reimbursement of $23.5 million of intercompany amounts and a payable of $7.0 million for the expenses associated with the issuance of Charter Communications, Inc.'s convertible senior notes.

(b) Represents additional borrowings under the CC VIII Operating-Bresnan credit facilities and the subsequent repayment of the CC V-Avalon credit facilities in connection with the Bresnan/Avalon combination.

(c) Primarily represents outstanding notes of our Renaissance subsidiary. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financing Activities" and "Description of Certain Indebtedness."

(d) Represents preferred membership units in a subsidiary of Charter Holdings issued to certain Bresnan sellers, which are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Financial Statements of Charter Holdings are based on the historical financial statements of Charter Holdings. Since January 1, 1999, Charter Holdings, Charter Communications Holding Company and Charter Communications, Inc. have closed numerous acquisitions. In addition, Charter Holdings merged with Marcus Holdings in March 1999.

     The balance sheet is adjusted on a pro forma basis to reflect the repayment of an intercompany amount due Charter Holdings and the contribution as equity to Charter Holdings of substantially all of the net proceeds from the sale of Charter Communications, Inc.'s 5.75% convertible senior notes, and the application of the net proceeds, and the issuance and sale of the original notes described in this prospectus and the application of the net proceeds as if such transactions had occurred on September 30, 2000.

     The statements of operations are adjusted on a pro forma basis to illustrate the estimated effects of the following transactions as if they had occurred on January 1, 1999:

     (1) the acquisition of Marcus Cable by Mr. Allen and Marcus Holding's merger with and into Charter Holdings effective March 31, 1999;

     (2) the acquisitions by Charter Communications Holding Company, Charter Holdings and their subsidiaries completed since January 1, 1999, including the Kalamazoo acquisition and the transfer of an Indiana cable system in connection with the acquisition of InterMedia Capital Partners IV, L.P., InterMedia Partners and affiliates;

     (3) the refinancing of the previous credit facilities of the Charter companies and certain acquired companies;

     (4) the sale of the March 1999 Charter Holdings notes and the January 2000 Charter Holdings notes, and the repurchase of certain of the Falcon Communications, L.P., Avalon Cable of Michigan Holdings, Inc., and Bresnan notes and debentures;

     (5) borrowings under the Charter Holdings senior bridge loan facility and the application of a portion of such borrowings to repay a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities;

     (6) the repayment of a portion of the Charter Holdings senior bridge loan facility with net proceeds from the sale of the Charter Communications, Inc. convertible senior notes. The net proceeds from these notes were contributed as equity to Charter Holdings; and

     (7) the issuance and sale of the original notes described in this prospectus and the application of the net proceeds to repay all remaining amounts outstanding under the Charter Holdings senior bridge loan facility and the Fanch revolving credit facility and a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities.

     The impact of the Bresnan/Avalon combination and the December 2000 purchase of preferred stock of High Speed Access Corp. are not presented in the unaudited pro forma statements of operations because the effects are not significant.

     The Unaudited Pro Forma Financial Statements reflect the application of the principles of purchase accounting to the transactions listed in items (1) and
(2) above. The allocation of certain purchase prices is based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information of intangible assets and is subject to post-closing purchase price adjustments. We believe that finalization of the purchase prices and the allocation will not have a material impact on the results of operations or financial position of Charter Holdings.

     The Unaudited Pro Forma Financial Statements of Charter Holdings do not purport to be indicative of what our financial position or results of operations would actually have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

                                                                                 UNAUDITED PRO FORMA DATA
                                                                               AS OF AND FOR THE NINE MONTHS
                                                                                 ENDED SEPTEMBER 30, 2000
                                                            -------------------------------------------------------------------
                                                              CHARTER         2000                      OFFERING
                                                             HOLDINGS     ACQUISITIONS                 ADJUSTMENT
                                                             (NOTE A)       (NOTE B)      SUBTOTAL      (NOTE C)       TOTAL
                                                            -----------   ------------   -----------   ----------   -----------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT CUSTOMER DATA)
STATEMENT OF OPERATIONS:
Revenues..................................................  $ 2,355,345     $ 51,641     $ 2,406,986    $     --    $ 2,406,986
                                                            -----------     --------     -----------    --------    -----------
Operating expenses:
  Operating, general and administrative...................    1,203,987       30,413       1,234,400          --      1,234,400
  Depreciation and amortization...........................    1,772,764       47,330       1,820,094          --      1,820,094
  Option compensation expense.............................       34,205           --          34,205          --         34,205
  Corporate expense charges (Note D)......................       41,570          536          42,106          --         42,106
  Management fees.........................................           --          181             181          --            181
                                                            -----------     --------     -----------    --------    -----------
    Total operating expenses..............................    3,052,526       78,460       3,130,986          --      3,130,986
                                                            -----------     --------     -----------    --------    -----------
Loss from operations......................................     (697,181)     (26,819)       (724,000)         --       (724,000)
Interest expense..........................................     (737,731)     (24,381)       (762,112)    (40,301)      (802,413)
Interest income...........................................        6,077          (49)          6,028          --          6,028
Other expense.............................................       (2,780)        (137)         (2,917)         --         (2,917)
                                                            -----------     --------     -----------    --------    -----------
Loss before minority interest expense and extraordinary
  item....................................................   (1,431,615)     (51,386)     (1,483,001)    (40,301)    (1,523,302)
Minority interest expense (Note E)........................       (7,864)      (1,578)         (9,442)         --         (9,442)
                                                            -----------     --------     -----------    --------    -----------
Loss before extraordinary item............................  $(1,439,479)    $(52,964)    $(1,492,443)   $(40,301)   $(1,532,744)
                                                            ===========     ========     ===========    ========    ===========
OTHER FINANCIAL DATA:
EBITDA (Note F)...........................................  $ 1,072,803     $ 20,374     $ 1,093,177                $ 1,093,177
EBITDA margin (Note G)....................................         45.5%        39.5%           45.4%                      45.4%
Adjusted EBITDA (Note H)..................................  $ 1,151,358     $ 21,228     $ 1,172,586                $ 1,172,586
Cash flows from operating activities......................      837,269       84,112         921,381                    921,381
Cash flows from investing activities......................   (1,825,759)     (38,924)     (1,864,683)                (1,864,683)
Cash flows from financing activities......................      919,386      (79,321)        840,065                    840,065
Cash interest expense.....................................                                                              627,618
Capital expenditures......................................    1,810,952       93,951       1,904,903                  1,904,903
Total debt to estimated annual EBITDA (Note I)............                                                                  7.4x
Total debt to estimated annual adjusted EBITDA (Note I)...                                                                  6.9
EBITDA to cash interest expense...........................                                                                  1.7
EBITDA to interest expense................................                                                                  1.4
Deficiency of earnings to cover fixed charges (Note J)....                                                          $ 1,532,744

OPERATING DATA (AT END OF PERIOD, EXCEPT FOR AVERAGE):
Homes passed (Note K).....................................                                                           10,160,200
Basic customers (Note L)..................................                                                            6,318,300
Basic penetration (Note M)................................                                                                 62.2%
Premium units (Note N)....................................                                                            4,426,200
Premium penetration (Note O)..............................                                                                 70.1%
Average monthly revenue per basic customer (Note P).......                                                          $     42.33

     NOTE A: Pro forma operating results for Charter Holdings consist of the following (dollars in thousands):

                                                               HISTORICAL
                                                              ------------
                                                              PERIOD ENDED
                                                                9/30/00
                                                                CHARTER        PRO FORMA
                                                                HOLDINGS      ADJUSTMENTS       TOTAL
                                                              ------------    -----------    -----------
Revenues....................................................  $ 2,355,345       $    --      $ 2,355,345
                                                              -----------       -------      -----------
Operating expenses:
  Operating, general and administrative.....................    1,203,987            --        1,203,987
  Depreciation and amortization.............................    1,772,764            --        1,772,764
  Option compensation expense...............................       34,205            --           34,205
  Corporate expense charges.................................       41,570            --           41,570
                                                              -----------       -------      -----------
    Total operating expenses................................    3,052,526            --        3,052,526
                                                              -----------       -------      -----------
Loss from operations........................................     (697,181)           --         (697,181)
Interest expense............................................     (780,111)       42,380(a)      (737,731)
Interest income.............................................        6,077            --            6,077
Other expense...............................................       (2,780)           --           (2,780)
                                                              -----------       -------      -----------
Loss before income taxes, minority interest expense and
  extraordinary item........................................   (1,473,995)       42,380       (1,431,615)
Minority interest expense...................................       (7,864)           --           (7,864)
                                                              -----------       -------      -----------
Loss before extraordinary item..............................  $(1,481,859)      $42,380      $(1,439,479)
                                                              ===========       =======      ===========

-------------------------
(a) Represents a decrease in interest expense related to (1) the repayment of a portion of the Charter Holdings senior bridge loan facility with net proceeds from the sale of Charter Communications, Inc.'s 5.75% convertible senior notes, which substantially all such proceeds were contributed as equity to Charter Holdings and (2) an adjustment to interest expense related to borrowings on the Charter Holdings senior bridge loan facility and the application of substantially all of such borrowings to repay a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities (dollars in millions):

                                                                  INTEREST
                            DESCRIPTION                           EXPENSE
                            -----------                           --------
    $1.0 billion of Charter Holdings senior bridge loan at a
      weighted average rate of 10.85%...........................   $ 67.8
    Amortization of debt issuance costs associated with the
      Charter Holdings senior bridge loan facility..............      1.6
                                                                   ------
        Total pro forma interest expense........................     69.4
        Less:
          Historical interest expense on $957.0 million Charter
           Operating and Falcon revolving credit facilities at a
           composite rate of 8.6%...............................    (51.6)
          Interest expense on $727.5 million Charter Holdings
           senior bridge loan at a weighted average rate of
           10.85%...............................................    (60.2)
                                                                   ------
              Adjustment........................................   $(42.4)
                                                                   ======

     NOTE B: Pro forma operating results for our acquisitions completed since January 1, 2000 consist of the following (dollars in thousands):

                                                               NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                          -----------------------------------------------
                                                                  2000 ACQUISITIONS -- HISTORICAL
                                                          -----------------------------------------------
                                                          BRESNAN(A)   KALAMAZOO(B)   OTHER(C)    TOTAL
                                                          ----------   ------------   --------   --------
Revenues................................................   $37,102       $14,151      $ 3,187    $ 54,440
                                                           -------       -------      -------    --------
Operating expenses:
  Operating, general and administrative.................    24,925         8,437        2,759      36,121
  Depreciation and amortization.........................     8,095         1,640          777      10,512
  Corporate expense charges.............................        --           318            3         321
  Management fees.......................................     1,389            --          109       1,498
                                                           -------       -------      -------    --------
    Total operating expenses............................    34,409        10,395        3,648      48,452
                                                           -------       -------      -------    --------
Income (loss) from operations...........................     2,693         3,756         (461)      5,988
Interest expense........................................    (9,566)           --       (1,565)    (11,131)
Interest income.........................................        44         3,365            2       3,411
Other expense...........................................      (106)         (131)          (1)       (238)
                                                           -------       -------      -------    --------
Income (loss) before income taxes and extraordinary
  item..................................................   $(6,935)      $ 6,990      $(2,025)   $ (1,970)
                                                           =======       =======      =======    ========

                                                                NINE MONTHS ENDED SEPTEMBER 30, 2000
                                              -------------------------------------------------------------------------
                                                                          2000 ACQUISITIONS
                                              -------------------------------------------------------------------------
                                                                                    PRO FORMA
                                                           ------------------------------------------------------------
                                              HISTORICAL   ACQUISITIONS(D)   DISPOSITIONS(E)   ADJUSTMENTS      TOTAL
                                              ----------   ---------------   ---------------   -----------     --------
Revenues....................................   $54,440          $556             $(3,355)       $     --       $ 51,641
                                               -------          ----             -------        --------       --------
Operating expenses:
  Operating, general and administrative.....    36,121           415              (1,507)         (4,616)(f)     30,413
  Depreciation and amortization.............    10,512           107                 (10)         36,721(g)      47,330
  Corporate expense charges.................       321            47                  --             168(f)         536
  Management fees...........................     1,498            --                (117)         (1,200)(h)        181
                                               -------          ----             -------        --------       --------
    Total operating expenses................    48,452           569              (1,634)         31,073         78,460
                                               -------          ----             -------        --------       --------
Income (loss) from operations...............     5,988           (13)             (1,721)        (31,073)       (26,819)
Interest expense............................   (11,131)           (8)                 --         (13,242)(i)    (24,381)
Interest income.............................     3,411            --                  --          (3,460)(j)        (49)
Other income (expense)......................      (238)           10                  (5)             96(k)        (137)
                                               -------          ----             -------        --------       --------
Loss before income taxes, minority interest
  expense and extraordinary item............    (1,970)          (11)             (1,726)        (47,679)       (51,386)
Income tax benefit..........................        --             5                  --              (5)(l)         --
Minority interest expense...................        --            --                  --          (1,578)(m)     (1,578)
                                               -------          ----             -------        --------       --------
Loss before extraordinary item..............   $(1,970)         $ (6)            $(1,726)       $(49,262)      $(52,964)
                                               =======          ====             =======        ========       ========

-------------------------
(a) Represents the results of operations of Bresnan for the period from January 1, 2000 to February 14, 2000, the date of acquisition.

(b) Represents the results of operations of Kalamazoo for the period from January 1, 2000 to September 7, 2000, the date of acquisition.

(c) Represents the results of operations of Capital Cable and Farmington for the period from January 1, 2000 through April 1, 2000, the date of these acquisitions and of Interlake for the period from January 1, 2000 through January 31, 2000, the date of that acquisition.

(d) Represents the historical results of operations for the period from January 1, 2000 through the date of purchase for an acquisition completed by Bresnan. This acquisition was accounted for using the purchase method of accounting. The purchase price was $36.2 million and the transaction closed in January 2000.

(e) Represents the operating results related to an Indiana cable system that we did not transfer at the time of the InterMedia closing because some of the necessary regulatory approvals were still pending. This system was transferred in March 2000. No material gain or loss occurred on the disposition as these systems were recently acquired and recorded at fair value at that time.

(f) Reflects a reclassification of expenses representing corporate expenses that would have occurred at Charter Investment, Inc. totaling $0.2 million. The remaining adjustment primarily relates to the elimination of severance and divestiture costs of $3.8 million and the adjustment for loss contracts of $0.6 million that were included in operating, general and administrative expense.

(g) Represents additional depreciation and amortization as a result of our acquisitions completed in 2000. A large portion of the purchase price was allocated to franchises ($2.9 billion) that are amortized over 15 years. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                                           WEIGHTED AVERAGE   DEPRECIATION/
                                                             FAIR VALUE      USEFUL LIFE      AMORTIZATION
                                                             ----------    ----------------   -------------
Franchises.................................................   $2,882.0            15             $ 35.4
Cable distribution systems.................................      325.7             8               10.3
Land, buildings and improvements...........................       10.2            10                0.4
Vehicles and equipment.....................................       16.8             3                1.2
                                                                                                 ------
    Total depreciation and amortization....................................................        47.3
    Less-historical depreciation and amortization..........................................       (10.6)
                                                                                                 ------
        Adjustment.........................................................................      $ 36.7
                                                                                                 ======

(h) Represents the elimination of termination benefits paid in connection with the Bresnan acquisition.

(i) Reflects additional interest expense on borrowings, which were used to finance the 2000 acquisitions as follows (dollars in millions):

                                                              INTEREST
                        DESCRIPTION                           EXPENSE
                        -----------                           --------
$631.2 million of credit facilities at a composite current
  rate of 8.4% -- Bresnan...................................   $  6.6
$361.0 million of January 2000 Charter Holdings notes used
  to refinance Bresnan 8.0% senior notes and 9.25% senior
  discount notes at composite rate of 10.55%................      4.7
Interest expense on additional borrowings used to finance
  other acquisitions at a composite current rate of 8.8%....     13.0
                                                               ------
    Total pro forma interest expense........................     24.3
    Less-historical interest expense from acquired
     companies..............................................    (11.1)
                                                               ------
      Adjustment............................................   $ 13.2
                                                               ======

     An increase in the interest rate of 0.125% on all variable rate debt would result in an increase in interest expense of $4.7 million.

(j) Represents interest income on a historical related party receivable that will be retained by the seller.

(k) Represents the elimination of gain (loss) on sale of cable systems whose results of operations have been eliminated in (e) above.

(l) Reflects the elimination of income tax benefit as a result of being acquired by a limited liability company.

(m) Represents 2% accretion of the preferred membership units of a subsidiary of Charter Holdings issued to certain Bresnan sellers.

     NOTE C:   The January 2001 Charter Holdings notes offering adjustment of approximately $40.3 million in higher interest expense consists of the following (dollars in millions):

                                                              INTEREST
                        DESCRIPTION                           EXPENSE
                        -----------                           --------
$900.0 million of 10.750% senior notes......................   $ 72.5
$500.0 million of 11.125% senior notes......................     41.7
$675.0 million of 13.500% senior discount notes.............     41.9
Amortization of debt issuance costs.........................      2.7
                                                               ------
     Total pro forma interest expense.......................    158.8
     Less -- historical interest expense on debt repaid.....   (118.5)
                                                               ------
          Adjustment........................................   $ 40.3
                                                               ======

     NOTE D:   Prior to November 12, 1999, the date of the closing of the initial public offering of Charter Communications, Inc., Charter Investment, Inc. provided management services to our subsidiaries. From and after the initial public offering of Charter Communications, Inc., such management services were provided by Charter Communications, Inc. See "Certain Relationships and Related Transactions."

     NOTE E:   Represents 2% accretion of the preferred membership units in a subsidiary of Charter Holdings issued to certain Bresnan sellers.

     NOTE F:   EBITDA represents earnings (loss) before extraordinary item, interest, income taxes, depreciation and amortization, and minority interest expense. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE G:   EBITDA margin represents EBITDA as a percentage of revenues.

     NOTE H:   Adjusted EBITDA means EBITDA before option compensation expense, corporate expense charges, management fees and other income (expense). Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE I: Estimated annual EBITDA and estimated annual adjusted EBITDA represent EBITDA for the nine months ended September 30, 2000 divided by three and multiplied by four.

     NOTE J:   Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

     NOTE K:   Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable distribution network in a given cable system service area.

     NOTE L:  Basic customers are customers who receive basic cable service.

     NOTE M:   Basic penetration represents basic customers as a percentage of homes passed.

     NOTE N:   Premium units represent the total number of subscriptions to premium channels.

     NOTE O:   Premium penetration represents premium units as a percentage of basic customers.

     NOTE P:   Average monthly revenue per basic customer represents revenues divided by nine divided by the number of basic customers at September 30, 2000.

                                                                             UNAUDITED PRO FORMA DATA
                                                                  AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999
                                                        ------------------------------------------------------------------
                                                         CHARTER                                   OFFERING
                                                         HOLDINGS    ACQUISITIONS                 ADJUSTMENT
                                                         (NOTE A)      (NOTE B)      SUBTOTAL      (NOTE C)       TOTAL
                                                        ----------   ------------   -----------   ----------   -----------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT CUSTOMER DATA)
STATEMENT OF OPERATIONS:
Revenues..............................................  $1,553,270    $1,397,611    $ 2,950,881    $     --    $ 2,950,881
                                                        ----------    ----------    -----------    --------    -----------
Operating expenses:
  Operating, general and administrative...............     806,941       703,712      1,510,653          --      1,510,653
  Depreciation and amortization.......................     808,981       887,586      1,696,567          --      1,696,567
  Option compensation expense.........................      79,979            --         79,979          --         79,979
  Corporate expense charges (Note D)..................      51,428        48,704        100,132          --        100,132
  Management fees.....................................          --        26,722         26,722          --         26,722
                                                        ----------    ----------    -----------    --------    -----------
    Total operating expenses..........................   1,747,329     1,666,724      3,414,053          --      3,414,053
                                                        ----------    ----------    -----------    --------    -----------
Loss from operations..................................    (194,059)     (269,113)      (463,172)         --       (463,172)
Interest expense......................................    (478,517)     (487,724)      (966,241)    (46,863)    (1,013,104)
Interest income.......................................       3,956         1,335          5,291          --          5,291
Other expense.........................................        (403)         (646)        (1,049)         --         (1,049)
                                                        ----------    ----------    -----------    --------    -----------
Loss before income taxes, minority interest expense
  and extraordinary item..............................    (669,023)     (756,148)    (1,425,171)    (46,863)    (1,472,034)
                                                        ----------    ----------    -----------    --------    -----------
Income tax expense....................................      (1,030)       (2,717)        (3,747)         --         (3,747)
Minority interest expense (Note E)....................          --       (12,589)       (12,589)         --        (12,589)
                                                        ----------    ----------    -----------    --------    -----------
Loss before extraordinary item........................  $ (670,053)   $ (771,454)   $(1,441,507)   $(46,863)   $(1,488,370)
                                                        ==========    ==========    ===========    ========    ===========
OTHER FINANCIAL DATA:
EBITDA (Note F).......................................  $  614,519    $  617,827    $ 1,232,346                $ 1,232,346
EBITDA margin (Note G)................................        39.6%         44.2%          41.8%                      41.8%
Adjusted EBITDA (Note H)..............................  $  746,329    $  693,899    $ 1,440,228                $ 1,440,228
Cash flows from operating activities..................     460,408       485,751        946,159                    946,159
Cash flows used in investing activities...............    (763,706)     (641,724)    (1,405,430)                (1,405,430)
Cash flows from financing activities..................     407,821       243,024        650,845                    650,845
Cash interest expense.................................                                                             787,114
Capital expenditures..................................     798,565       545,322      1,343,887                  1,343,887
Total debt to EBITDA..................................                                                                 8.5x
Total debt to adjusted EBITDA.........................                                                                 7.3
EBITDA to cash interest expense.......................                                                                 1.6
EBITDA to interest expense............................                                                                 1.2
Deficiency of earnings to cover fixed charges (Note
  I)..................................................                                                         $ 1,488,370

OPERATING DATA (AT END OF PERIOD, EXCEPT FOR AVERAGE):
Homes passed (Note J).................................                                                           9,970,000
Basic customers (Note K)..............................                                                           6,193,700
Basic penetration (Note L)............................                                                                62.1%
Premium units (Note M)................................                                                           3,144,500
Premium penetration (Note N)..........................                                                                50.5%
Average monthly revenue per basic customer (Note O)...                                                         $     39.70

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

     NOTE A: Pro forma operating results for Charter Holdings consist of the following (dollars in thousands):

                                                                     HISTORICAL
                                                              -------------------------
                                                                 YEAR         1/1/99
                                                                ENDED         THROUGH
                                                               12/31/99       3/31/99          PRO
                                                               CHARTER        MARCUS          FORMA
                                                               HOLDINGS     HOLDINGS(a)    ADJUSTMENTS      TOTAL
                                                              ----------    -----------    -----------    ----------
Revenues....................................................  $1,428,090     $125,180       $     --      $1,553,270
                                                              ----------     --------       --------      ----------
Operating expenses:
  Operating, general and administrative.....................     737,957       68,984             --         806,941
  Depreciation and amortization.............................     745,315       51,688         11,978(b)      808,981
  Option compensation expense...............................      79,979           --             --          79,979
  Corporate expense charges.................................      51,428           --             --          51,428
  Management fees...........................................          --        4,381         (4,381)(c)          --
                                                              ----------     --------       --------      ----------
    Total operating expenses................................   1,614,679      125,053          7,597       1,747,329
                                                              ----------     --------       --------      ----------
Income (loss) from operations...............................    (186,589)         127         (7,597)       (194,059)
Interest expense............................................    (471,871)     (27,067)        20,421(d)     (478,517)
Interest income.............................................      18,821          104        (14,969)(e)       3,956
Other expense...............................................        (245)        (158)            --            (403)
                                                              ----------     --------       --------      ----------
Loss before income taxes, minority interest expense and
  extraordinary item........................................  $ (639,884)    $(26,994)      $ (2,145)     $ (669,023)
Income tax expense..........................................      (1,030)          --             --          (1,030)
                                                              ----------     --------       --------      ----------
Loss before extraordinary item..............................  $ (640,914)    $(26,994)      $ (2,145)     $ (670,053)
                                                              ==========     ========       ========      ==========

-------------------------
(a) Marcus Holdings represents the results of operations of Marcus Holdings through March 31, 1999, the date of its merger with Charter Holdings.

(b) As a result of Mr. Allen acquiring the controlling interest in Marcus Cable, a large portion of the purchase price was recorded as franchises ($2.5 billion) that are amortized over 15 years. This resulted in additional amortization for the period from January 1, 1999 through March 31, 1999. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                                         WEIGHTED AVERAGE
                                                                           USEFUL LIFE       DEPRECIATION/
                                                           FAIR VALUE       (IN YEARS)       AMORTIZATION
                                                           ----------    ----------------    -------------
Franchises...............................................   $2,500.0            15              $ 40.8
Cable distribution systems...............................      720.0             8                21.2
Land, buildings and improvements.........................       28.3            10                 0.7
Vehicles and equipment...................................       13.6             3                 1.0
                                                                                                ------
  Total depreciation and amortization....................                                         63.7
  Less -- historical depreciation and amortization of
    Marcus Cable.........................................                                        (51.7)
                                                                                                ------
    Adjustment...........................................                                       $ 12.0
                                                                                                ======

(c) Reflects the elimination of management fees.

(d) Represents adjustments to interest expense related to the issuance of the January 2000 Charter Holdings notes and the Charter Holdings senior bridge loan facility, the repayment of a portion of the Charter Holdings senior bridge loan facility with net proceeds from the sale of the Charter Communications, Inc.'s senior convertible notes as substantially all of the net proceeds from these notes were contributed as equity to Charter Holdings, and the reduction of interest expense in connection with the extinguishment of substantially all of our long-term debt in March 1999, excluding borrowings under our previous credit facilities, and the refinancing of all previous credit facilities (dollars in millions):

                                                              INTEREST
                        DESCRIPTION                           EXPENSE
                        -----------                           --------
$1.0 billion Charter Holdings senior bridge loan at a
  weighted average rate of 10.85%...........................  $ 108.5
$675.0 million of 10.00% senior notes.......................     67.5
$325.0 million of 10.25% senior notes.......................     33.3
$532.0 million of 11.75% senior discount notes..............     36.3
Reduction of interest expense in connection with the
  issuance of March 1999 Charter Holding notes..............     (2.8)
Amortization of debt issuance costs.........................      6.2
                                                              -------
  Total pro forma interest expense..........................    249.0
  Less:
    Historical interest expense.............................   (190.5)
    Interest expense on $727.5 million of Charter Holdings
     senior bridge loan facility at a weighted average rate
     of 10.85%..............................................    (78.9)
                                                              -------
    Adjustment..............................................  $ (20.4)
                                                              =======

(e) Reflects the elimination of interest income on excess cash since we assumed substantially all such cash was used to finance a portion of the acquisitions completed in 1999.

     NOTE B: Pro forma operating results for our acquisitions completed since January 1, 1999 consist of the following (dollars in thousands):

                                                                YEAR ENDED DECEMBER 31, 1999
                                                                 ACQUISITIONS -- HISTORICAL
                            -----------------------------------------------------------------------------------------------------
                                                     GREATER
                                          AMERICAN    MEDIA                          INTERMEDIA
                            RENAISSANCE    CABLE     SYSTEMS   HELICON     RIFKIN     SYSTEMS      FALCON      FANCH      AVALON
                                (A)         (A)        (A)       (A)        (A)         (A)          (A)        (A)        (A)
                            -----------   -------     ------     ------     ------    --------      -------     ------     ------
Revenues...................   $20,396     $12,311    $42,348   $ 49,564   $152,364    $152,789    $ 371,617   $185,916   $ 94,383
                              -------     -------    -------   --------   --------    --------    ---------   --------   --------
Operating expenses:
 Operating, general and
   administrative..........     9,382       6,465    26,067      31,563     95,077      84,174      218,308     85,577     53,089
 Depreciation and
   amortization............     8,912       5,537     5,195      16,617     77,985      79,325      196,260     62,097     39,943
 Equity-based deferred
   compensation............        --          --        --          --         --          --       46,400         --         --
 Corporate expense
   charges.................        --          --        --          --         --          --           --         --         --
 Management fees...........        --         369        --       2,511      2,513       2,356           --      6,162         --
                              -------     -------    -------   --------   --------    --------    ---------   --------   --------
   Total operating
     expenses..............    18,294      12,371    31,262      50,691    175,575     165,855      460,968    153,836     93,032
                              -------     -------    -------   --------   --------    --------    ---------   --------   --------
Income (loss) from
 operations................     2,102         (60)   11,086      (1,127)   (23,211)    (13,066)     (89,351)    32,080      1,351
Interest expense...........    (6,321)     (3,218)     (565)    (20,682)   (34,926)    (17,636)    (114,993)        --    (40,162)
Interest income............       122          32        --         124         --         187           --         --        764
Other income (expense).....        --           2      (398)         --    (12,742)     (2,719)       8,021     (7,796)     4,499
                              -------     -------    -------   --------   --------    --------    ---------   --------   --------
Income (loss) before income
 taxes and extraordinary
 item......................    (4,097)     (3,244)   10,123     (21,685)   (70,879)    (33,234)    (196,323)    24,284    (33,548)
Income tax benefit
 (expense).................        65          (5)   (4,535)         --      1,975       2,681       (2,509)      (197)    13,936
                              -------     -------    -------   --------   --------    --------    ---------   --------   --------
Income (loss) before
 extraordinary item........   $(4,032)    $(3,249)   $5,588    $(21,685)  $(68,904)   $(30,553)   $(198,832)  $ 24,087   $(19,612)
                              =======     =======    =======   ========   ========    ========    =========   ========   ========

                                    YEAR ENDED DECEMBER 31, 1999
                                     ACQUISITIONS -- HISTORICAL
                             -------------------------------------------

                             BRESNAN    KALAMAZOO    OTHER
                               (B)         (B)        (B)       TOTAL
                               ------   --------      -----      -------
Revenues...................  $283,574    $20,259    $24,827   $1,410,348
                             --------    -------    -------   ----------
Operating expenses:
 Operating, general and
   administrative..........   166,113     12,321     14,232      802,368
 Depreciation and
   amortization............    59,752      3,534      6,792      561,949
 Equity-based deferred
   compensation............        --      1,868         --       48,268
 Corporate expense
   charges.................        --        501         --          501
 Management fees...........    10,498         --        910       25,319
                             --------    -------    -------   ----------
   Total operating
     expenses..............   236,363     18,224     21,934    1,438,405
                             --------    -------    -------   ----------
Income (loss) from
 operations................    47,211      2,035      2,893      (28,057)
Interest expense...........   (67,291)        --     (6,180)    (311,974)
Interest income............        --      4,120        (20)       5,329
Other income (expense).....      (344)      (189)       (30)     (11,696)
                             --------    -------    -------   ----------
Income (loss) before income
 taxes and extraordinary
 item......................   (20,424)     5,966     (3,337)    (346,398)
Income tax benefit
 (expense).................        --         --         --       11,411
                             --------    -------    -------   ----------
Income (loss) before
 extraordinary item........  $(20,424)   $ 5,966    $(3,337)  $ (334,987)
                             ========    =======    =======   ==========

                                                                              YEAR ENDED DECEMBER 31, 1999
                                                       --------------------------------------------------------------------------
                                                                                      ACQUISITIONS
                                                       --------------------------------------------------------------------------
                                                                                              PRO FORMA
                                                                    -------------------------------------------------------------
                                                       HISTORICAL   ACQUISITIONS(C)   DISPOSITIONS(D)   ADJUSTMENTS      TOTAL
                                                       ----------   ---------------   ---------------   -----------    ----------
Revenues.............................................  $1,410,348       $43,859          $(53,626)       $  (2,970)(e) $1,397,611
                                                       ----------       -------          --------        ---------     ----------
Operating expenses:
 Operating, general and administrative...............     802,368        25,370           (25,493)         (98,533)(f)    703,712
 Depreciation and amortization.......................     561,949        11,166           (22,850)         337,321(g)     887,586
 Equity-based deferred compensation..................      48,268            --                --          (48,268)(h)         --
 Corporate expense charges...........................         501         1,280                --           46,923(f)      48,704
 Management fees.....................................      25,319         1,403                --               --         26,722
                                                       ----------       -------          --------        ---------     ----------
 Total operating expenses............................   1,438,405        39,219           (48,343)         237,443      1,666,724
                                                       ----------       -------          --------        ---------     ----------
Income (loss) from operations........................     (28,057)        4,640            (5,283)        (240,413)      (269,113)
Interest expense.....................................    (311,974)       (2,402)               37         (173,385)(i)   (487,724)
Interest income......................................       5,329           126                --           (4,120)(j)      1,335
Other income (expense)...............................     (11,696)       49,024            (2,576)         (35,398)(k)       (646)
                                                       ----------       -------          --------        ---------     ----------
Income (loss) before income taxes, minority interest
 expense and extraordinary item......................    (346,398)       51,388            (7,822)        (453,316)      (756,148)
Income tax benefit (expense).........................      11,411            47                --          (14,175)(l)     (2,717)
Minority interest expense............................          --            --                --          (12,589)(m)    (12,589)
                                                       ----------       -------          --------        ---------     ----------
Income (loss) before extraordinary item..............  $ (334,987)      $51,435          $ (7,822)       $(480,080)    $ (771,454)
                                                       ==========       =======          ========        =========     ==========

-------------------------
(a) Renaissance represents the results of operations of Renaissance Media Group, LLC through April 30, 1999, the date of acquisition by Charter Holdings. American Cable represents the results of operations of American Cable Entertainment, LLC through May 7, 1999, the date of acquisition by Charter Holdings. Greater Media Systems represents the results of operations of cable systems of Greater Media Cablevision, Inc. through June 30, 1999, the date of acquisition by Charter Holdings. Helicon represents the results of operations of Helicon Partners I, L.P. and affiliates through July 30, 1999, the date of acquisition by Charter Holdings. InterMedia represents the results of operations of cable systems of Intermedia Capital Partners IV, L.P., InterMedia Partners and affiliates through September 30, 1999, the date of acquisition by Charter Holdings. Falcon represents the results of operations of cable systems of Falcon Communications, L.P. through November 12, 1999, the date of acquisition by Charter Communications Holding Company. Fanch represents the results of operations of cable systems of Fanch Cablevision L.P. and affiliates through November 15, 1999, the date of acquisition by Charter Communications Holding Company. Avalon represents the results of operations of cable systems of Avalon Cable of Michigan Holding, Inc. through November 15, 1999, the date of acquisition by Charter Communications Holding Company. Rifkin includes the results of operations of Rifkin Acquisition Partners, L.L.L.P., Rifkin Cable Income Partners L.P., Indiana Cable Associates, Ltd. and R/N South Florida Cable Management Limited Partnership, all under common ownership through September 13, 1999, the date of acquisition by Charter Holdings, as follows (dollars in thousands):

                                                              RIFKIN         RIFKIN      INDIANA    SOUTH
                                                            ACQUISITION   CABLE INCOME    CABLE    FLORIDA     OTHER      TOTAL
                                                            -----------   ------------   -------   --------   --------   --------
Revenues..................................................   $ 68,829        $3,807      $ 6,034   $ 17,516   $ 56,178   $152,364
Income (loss) from operations.............................     (6,954)          146       (3,714)   (14,844)     2,155    (23,211)
Loss before extraordinary item............................    (21,571)         (391)      (4,336)   (15,605)   (27,001)   (68,904)

(b) Bresnan represents the results of operations of cable systems of Bresnan for the year ended December 31, 1999. Kalamazoo represents the results of operations of cable systems of Cablevision of Michigan, Inc., the indirect owner of a cable system in Kalamazoo, Michigan, for the year ended December 31, 1999. Other represents the results of operations of Vista Broadband Communications, L.L.C. through July 30, 1999, the date of acquisition by Charter Holdings, the results of operations of cable systems of Cable Satellite of South Miami, Inc. through August 4, 1999, the date of acquisition by Charter Holdings and of cable systems of Capital Cable and Farmington for the year ended December 31, 1999.

(c) Represents the historical results of operations for the period from January 1, 1999 through the date of purchase for acquisitions completed by Bresnan before December 31, 1999 and the historical results of operations for the year ended December 31, 1999 for acquisitions completed after December 31, 1999.

     These acquisitions were accounted for using the purchase method of accounting. The purchase price in millions and closing dates for significant acquisitions are as follows (dollars in millions):

                                                                 RIFKIN          FANCH        BRESNAN
                                                              ACQUISITIONS   ACQUISITIONS   ACQUISITIONS
                                                              -------------  -------------  ------------
Purchase price..............................................  $165.0         $42.2          $40.0
Closing date................................................  February 1999  February 1999  January 1999

Purchase price..............................................  $53.8          $248.0         $27.0
Closing date................................................  July 1999      February 1999  March 1999

Purchase price..............................................                 $70.5          $36.2
Closing date................................................                 March 1999     January 2000
Purchase price..............................................                 $50.0
Closing Date................................................                 June 1999

(d) Represents the elimination of the operating results related to the cable systems transferred to InterMedia as part of a swap of cable systems in October 1999. The agreed value of our systems transferred to InterMedia was $420.0 million. This number includes 30,000 customers served by an Indiana cable system that we did not transfer at the time of the InterMedia closing because some of the necessary regulatory approvals were still pending. This system was transferred in March 2000. No material gain or loss occurred on the disposition as these systems were recently acquired and recorded at fair value at that time. Also represents the elimination of the operating results related to the sale of a Bresnan cable system sold in January 1999.

(e) Reflects the elimination of historical revenues and expenses associated with an entity not included in the purchase by Charter Holdings.

(f) Reflects a reclassification of expenses representing corporate expenses that would have occurred at Charter Investment, Inc. totaling $46.9 million. The remaining adjustment primarily relates to the elimination of severance and divestiture costs of $38.9 million, the adjustment for loss contracts of $5.3 million and the write-off of debt issuance costs of $7.4 million that were included in operating, general and administrative expense.

(g) Represents additional depreciation and amortization as a result of our acquisitions completed in 1999 and 2000. A large portion of the purchase price was allocated to franchises ($12.6 billion) that are amortized over 15 years. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                                            WEIGHTED AVERAGE   DEPRECIATION/
                                                              FAIR VALUE      USEFUL LIFE      AMORTIZATION
                                                              ----------    ----------------   -------------
Franchises..................................................  $12,583.4            15             $ 681.8
Cable distribution systems..................................    1,754.9             8               180.1
Land, buildings and improvements............................       54.7            10                 4.2
Vehicles and equipment......................................       90.4             3                21.5
                                                                                                  -------
    Total depreciation and amortization.....................................................        887.6
    Less -- historical depreciation and amortization........................................       (550.3)
                                                                                                  -------
        Adjustment..........................................................................      $ 337.3
                                                                                                  =======

(h) Reflects the elimination of approximately $46.4 million of change in control payments under the terms of Falcon's equity-based compensation plans that were triggered by the acquisition of Falcon by Charter Communications Holding Company and the elimination of approximately $1.9 million of change in control payments under the terms of a stock appreciation rights plan that were triggered by the acquisition of Kalamazoo by Charter Communications, Inc. These plans were terminated and the retained employees will participate in the option plan of Charter Communications Holding Company. As such, these costs will not recur.

(i) Reflects additional interest expense on borrowings, which were used to finance the acquisitions as follows (dollars in millions):

                                                              INTEREST
                        DESCRIPTION                           EXPENSE
                        -----------                           --------
$170.0 million of credit facilities at a composite current
  rate of 8.6% -- Avalon....................................  $  12.2
$150.0 million 9.375% senior subordinated notes -- Avalon...     12.3
$196.0 million 11.875% senior discount notes -- Avalon......     11.6
$850.0 million of credit facilities at a composite current
  rate of 8.5% -- Fanch.....................................     62.0
$1.0 billion of credit facilities at a composite current
  rate of 8.0% -- Falcon....................................     71.9
$375.0 million 8.375% senior debentures -- Falcon...........     27.2
$435.3 million 9.285% senior discount
  debentures -- Falcon......................................     26.0
$631.2 million of credit facilities at a composite current
  rate of 8.4% -- Bresnan...................................     52.9
$170.0 million 8.0% senior notes -- Bresnan.................     13.6
$275.0 million 9.25% senior discount notes -- Bresnan.......     17.7
Interest expense on additional borrowings used to finance
  acquisitions at a composite current rate of 8.8%..........    180.3
                                                              -------
    Total pro forma interest expense........................    487.7
    Less -- historical interest expense from acquired
     companies..............................................   (314.3)
                                                              -------
      Adjustment............................................  $ 173.4
                                                              =======

     An increase in the interest rate of 0.125% on all variable rate debt would result in an increase in interest expense of $6.3 million.

(j) Represents interest income on a historical related party receivable, that was retained by the seller.

(k) Represents the elimination of gain (loss) on sale of cable television systems whose results of operations have been eliminated in (d) above.

(l) Reflects the elimination of income tax expense (benefit) as a result of being acquired by a limited liability company.

(m) Represents 2% accretion of the preferred membership units of a subsidiary of Charter Holdings issued to certain Bresnan sellers.

     NOTE C:   The January 2001 Charter Holdings notes offering adjustment of approximately $46.9 million in higher interest expense consists of the following (dollars in millions):

                                                              INTEREST
                        DESCRIPTION                           EXPENSE
                        -----------                           --------
$900.0 million of 10.750% senior notes......................  $  96.7
$500.0 million of 11.125% senior notes......................     55.6
$675.0 million of 13.500% senior discount notes.............     49.0
Amortization of debt issuance costs.........................      3.6
                                                              -------
  Total pro forma interest expense..........................    204.9
  Less -- historical interest expense on debt repaid........   (158.0)
                                                              -------
     Adjustment.............................................  $  46.9
                                                              =======

     NOTE D:   Prior to November 12, 1999, the date of the closing of the initial public offering of Charter Communications, Inc., Charter Investment, Inc. provided management services to our subsidiaries. From and after the initial public offering of Charter Communications Inc., such management services were provided by Charter Communications, Inc. See "Certain Relationships and Related Transactions."

     NOTE E:   Represents 2% accretion of the preferred membership units in a subsidiary of Charter Holdings issued to certain Bresnan sellers.

     NOTE F:   EBITDA represents earnings (loss) before extraordinary item interest, income taxes, depreciation and amortization, and minority interest expense. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE G:  EBITDA margin represents EBITDA as a percentage of revenues.

     NOTE H: Adjusted EBITDA means EBITDA before option compensation expense, corporate expense charges, management fees and other income (expense). Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE I: Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

     NOTE J:   Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area.

     NOTE K:  Basic customers are customers who receive basic cable service.

     NOTE L:   Basic penetration represents basic customers as a percentage of homes passed.

     NOTE M:   Premium units represent the total number of subscriptions to premium channels.

     NOTE N:   Premium penetration represents premium units as a percentage of basic customers.

     NOTE O:   Average monthly revenue per basic customer represents revenues divided by twelve divided by the number of basic customers at December 31, 1999.

                                                                  UNAUDITED PRO FORMA BALANCE SHEET
                                                                      AS OF SEPTEMBER 30, 2000
                                                              -----------------------------------------
                                                                CHARTER       OFFERING
                                                               HOLDINGS      ADJUSTMENTS
                                                               (NOTE A)       (NOTE B)         TOTAL
                                                              -----------    -----------    -----------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents...................................  $    44,992      $ 6,517      $    51,509
Accounts receivable, net....................................      190,479           --          190,479
Receivable from related party...............................           --           --               --
Prepaid expenses and other..................................       43,062           --           43,062
                                                              -----------      -------      -----------
     Total current assets...................................      278,533        6,517          285,050
Property, plant and equipment...............................    4,640,836           --        4,640,836
Franchises..................................................   17,273,858           --       17,273,858
Other assets................................................      219,516       32,251          251,767
                                                              -----------      -------      -----------
     Total assets...........................................  $22,412,743      $38,768      $22,451,511
                                                              ===========      =======      ===========

LIABILITIES AND MEMBER'S EQUITY
Accounts payable and accrued expenses.......................  $ 1,208,931      $(6,573)     $ 1,202,358
Payable to related party....................................       11,410           --           11,410
                                                              -----------      -------      -----------
     Total current liabilities..............................    1,220,341       (6,573)       1,213,768
Long-term debt..............................................   11,440,229       45,341       11,485,570
Deferred management fees -- related parties.................       13,751           --           13,751
Other long-term liabilities.................................      162,849           --          162,849
Minority interest (Note C)..................................      637,353           --          637,353
Member's equity.............................................    8,938,220           --        8,938,220
                                                              -----------      -------      -----------
     Total liabilities and member's equity..................  $22,412,743      $38,768      $22,451,511
                                                              ===========      =======      ===========

                 NOTES TO THE UNAUDITED PRO FORMA BALANCE SHEET

     NOTE A: The pro forma balance sheet for Charter Holdings consists of the following (dollars in thousands):

                                                                    AS OF SEPTEMBER 30, 2000
                                                        -------------------------------------------------
                                                                        CHARTER HOLDINGS
                                                        -------------------------------------------------
                                                                                     PRO FORMA
                                                                           ------------------------------
                                                        HISTORICAL         ADJUSTMENTS           TOTAL
                                                        -----------        -----------        -----------
Cash and cash equivalents.............................  $    44,992         $      --         $    44,992
Accounts receivable, net..............................      190,479                --             190,479
Receivable from related party.........................       12,095           (12,095)(a)              --
Prepaid expenses and other............................       43,062                --              43,062
                                                        -----------         ---------         -----------
  Total current assets................................      290,628           (12,095)            278,533
Property, plant and equipment.........................    4,640,836                --           4,640,836
Franchises............................................   17,273,858                --          17,273,858
Other assets..........................................      219,516                --             219,516
                                                        -----------         ---------         -----------
  Total assets........................................  $22,424,838         $ (12,095)        $22,412,743
                                                        ===========         =========         ===========
Accounts payable and accrued expenses.................  $ 1,201,931         $   7,000(a)      $ 1,208,931
Payable to related party..............................           --            11,410(a)           11,410
                                                        -----------         ---------         -----------
  Total current liabilities...........................    1,201,931            18,410           1,220,341
Long-term debt........................................   12,167,729          (727,500)(a)      11,440,229
Deferred management fees -- related party.............       13,751                --              13,751
Other long-term liabilities...........................      162,849                --             162,849
Minority interest.....................................      637,353                --             637,353
Member's equity.......................................    8,241,225           696,995(a)        8,938,220
                                                        -----------         ---------         -----------
  Total liabilities and member's equity...............  $22,424,838         $ (12,095)        $22,412,743
                                                        ===========         =========         ===========

-------------------------
(a) Represents the receipt of cash of $727.5 million from Charter Communications Holding Company and the application of all such cash to pay down a portion of the Charter Holdings senior bridge loan facility. The cash received by Charter Holdings was treated as an equity contribution of $697.0 million, reimbursement of $23.5 million of outstanding intercompany amounts and a payable of $7.0 million for the expenses associated with the issuance of Charter Communications, Inc.'s convertible senior notes.

     NOTE B: The January 2001 Charter Holdings notes offering adjustment of $45.3 of additional long-term debt consists of the following (dollars in millions):

                                                              LONG-TERM
                        DESCRIPTION                             DEBT
                        -----------                           ---------
10.750% senior notes........................................  $  899.2
11.125% senior notes........................................     500.0
13.500% senior discount notes...............................     350.6
                                                              --------
  Total pro forma long-term debt............................   1,749.8
  Less -- historical long-term debt:
    Charter Holdings senior bridge loan facility............    (272.5)
    Charter Operating revolving credit facility.............    (877.0)
    Falcon revolving credit facility........................    (485.0)
    Fanch revolving credit facility.........................     (70.0)
                                                              --------
      Adjustment............................................  $   45.3
                                                              ========

     Also represents an adjustment to accounts payable and accrued expense to pay $6.6 million of accrued and unpaid interest, the addition to other assets of $32.3 million of underwriting discounts and commissions and estimated expenses incurred in connection with the issuance and sale of the January 2001 Charter Holdings notes and the application of the remaining net proceeds of $6.5 million to cash and cash equivalents for general corporate purposes.

     NOTE C: Represents preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers, which are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical financial data below for the period from October 1, 1995 through December 31, 1995, for the years ended December 31, 1996 and 1997, for the periods from January 1, 1998 through December 23, 1998 and from December 24, 1998 through December 31, 1998, the year ended December 31, 1999, and for the nine months ended September 30, 2000, are derived from the consolidated financial statements of Charter Holdings. The consolidated financial statements of Charter Holdings for the year ended December 31, 1997, for the periods from January 1, 1998 through December 23, 1998 and from December 24, 1998 through December 31, 1998 and for the year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The consolidated financial statements of Charter Holdings for the period from October 1, 1995 through December 31, 1995 and the year ended December 31, 1996, have been audited by Arthur Andersen LLP, independent public accountants, and are not included elsewhere in this prospectus. The selected historical financial data for the period from January 1, 1995 through September 30, 1995 are derived from the unaudited financial statements of Charter Holdings' predecessor business and are not included elsewhere in this prospectus. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Charter Holdings and related notes included elsewhere in this prospectus.

                             PREDECESSOR OF
                            CHARTER HOLDINGS                     CHARTER HOLDINGS
                            ----------------   ----------------------------------------------------
                                                             YEAR ENDED
                                 1/1/95        10/1/95      DECEMBER 31,       1/1/98     12/24/98
                                THROUGH        THROUGH    -----------------   THROUGH     THROUGH
                                9/30/95        12/31/95    1996      1997     12/23/98    12/31/98
                            ----------------   --------   -------   -------   --------   ----------
                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Revenues..................      $ 5,324        $ 1,788    $14,881   $18,867   $ 49,731   $   13,713
                                -------        -------    -------   -------   --------   ----------
Operating expenses:
 Operating, general and
   administrative.........        2,581            931      8,123    11,767     25,952        7,134
 Depreciation and
   amortization...........        2,137            648      4,593     6,103     16,864        8,318
 Option compensation
   expense................           --             --         --        --         --          845
 Management fees/corporate
   expense charges........          224             54        446       566      6,176          473
                                -------        -------    -------   -------   --------   ----------
   Total operating
     expenses.............        4,942          1,633     13,162    18,436     48,992       16,770
                                -------        -------    -------   -------   --------   ----------
Income (loss) from
 operations...............          382            155      1,719       431        739       (3,057)
Interest expense..........           --           (691)    (4,415)   (5,120)   (17,277)      (2,353)
Interest income...........           --              5         20        41         44          133
Other income (expense)....           38             --        (47)       25       (728)          --
                                -------        -------    -------   -------   --------   ----------
Income (loss) before
 extraordinary item.......          420           (531)    (2,723)   (4,623)   (17,222)      (5,277)
Income tax expense........           --             --         --        --         --           --
Minority interest
 expense..................           --             --         --        --         --           --
Extraordinary item -- loss
 from early extinguishment
 of debt..................           --             --         --        --         --           --
                                -------        -------    -------   -------   --------   ----------
Net income (loss).........      $   420        $  (531)   $(2,723)  $(4,623)  $(17,222)  $   (5,277)
                                =======        =======    =======   =======   ========   ==========
BALANCE SHEET DATA (AT END
 OF PERIOD):
Total assets..............      $26,342        $31,572    $67,994   $55,811   $281,969   $4,335,527
Total debt................       10,480         28,847     59,222    41,500    274,698    2,002,206
Member's equity
 (deficit)................       15,311            971      2,648    (1,975)    (8,397)   2,147,379


                                    CHARTER HOLDINGS
                            ---------------------------------

                             YEAR ENDED       NINE MONTHS
                            DECEMBER 31,         ENDED
                                1999       SEPTEMBER 30, 2000
                            ------------   ------------------
                                 (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Revenues..................  $ 1,428,090       $ 2,355,345
                            -----------       -----------
Operating expenses:
 Operating, general and
   administrative.........      737,957         1,203,987
 Depreciation and
   amortization...........      745,315         1,772,764
 Option compensation
   expense................       79,979            34,205
 Management fees/corporate
   expense charges........       51,428            41,570
                            -----------       -----------
   Total operating
     expenses.............    1,614,679         3,052,526
                            -----------       -----------
Income (loss) from
 operations...............     (186,589)         (697,181)
Interest expense..........     (471,871)         (780,111)
Interest income...........       18,821             6,077
Other income (expense)....         (245)           (2,780)
                            -----------       -----------
Income (loss) before
 extraordinary item.......     (639,884)       (1,473,995)
Income tax expense........       (1,030)               --
Minority interest
 expense..................           --            (7,864)
Extraordinary item -- loss
 from early extinguishment
 of debt..................       (7,794)               --
                            -----------       -----------
Net income (loss).........  $  (648,708)      $(1,481,859)
                            ===========       ===========
BALANCE SHEET DATA (AT END
 OF PERIOD):
Total assets..............  $18,939,477       $22,424,838
Total debt................   10,015,618        12,167,729
Member's equity
 (deficit)................    8,047,953         8,241,225

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     Reference is made to the "Certain Trends and Uncertainties" section below in this Management's Discussion and Analysis for a discussion of important factors that could cause actual results to differ from expectations and non-historical information contained herein. In addition, the following discussion should be read in conjunction with the accompanying unaudited consolidated financial statements as of and for the three and nine month periods ended September 30, 2000 and 1999, and the audited consolidated financial statements of Charter Holdings as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and for the period from December 29, 1998 through December 31, 1998 and the audited consolidated financial statements of Charter Communications Properties Holdings, LLC (CCPH) for the period from January 1, 1998 through December 23, 1998 and for the year ended December 31, 1997.

INTRODUCTION

     We do not believe that our historical financial condition and results of operations are accurate indicators of future results because of certain past significant events, including:

     (1) the acquisition by Mr. Allen of CCA Group, Charter Communications Properties Holdings, LLC (CCPH) and CharterComm Holdings, LLC, referred to together with their subsidiaries as the Charter companies;

     (2) the merger of Marcus Holdings with and into Charter Holdings;

     (3) the acquisitions by Charter Communications Holding Company and its direct and indirect subsidiaries completed since January 1, 1999;

     (4) the refinancing or replacement of the previous credit facilities of the Charter companies and certain of our subsidiaries acquired in 1999 and 2000; and

     (5) the purchase of publicly held notes that had been issued by several of the direct and indirect subsidiaries of Charter Holdings.

     Provided below is a discussion of our organizational history consisting of:

     (1) the operations and development of the Charter companies prior to the acquisition by Mr. Allen, together with the acquisition of the Charter companies by Mr. Allen;

     (2) the merger of Marcus Holdings with and into Charter Holdings;

     (3) the acquisitions by Charter Communications Holding Company and its direct and indirect subsidiaries;

     (4) our formation; and

     (5) the initial public offering of Class A common stock of Charter Communications, Inc.

ORGANIZATIONAL HISTORY

     Prior to the acquisition of the Charter companies by Mr. Allen on December 23, 1998 and the merger of Marcus Holdings with and into Charter Holdings effective April 7, 1999, the cable systems of the Charter and Marcus companies were operated under four groups of companies. Three of these groups were comprised of companies that were managed by Charter Investment and in which Charter Investment had an ownership interest. The fourth group was comprised of companies that were subsidiaries of Marcus Holdings which Charter Investment began managing in October 1998.

     The following is an explanation of how:

     (1) CCPH, the operating companies that formerly comprised CCA Group and CharterComm Holdings, and the Marcus companies became wholly owned subsidiaries of Charter Operating;

     (2) Charter Operating became a wholly owned subsidiary of Charter Holdings;

     (3) Charter Holdings became a wholly owned subsidiary of Charter Communications Holding Company; and

     (4) Charter Communications Holding Company became a wholly owned subsidiary of Charter Communications, Inc.

THE CHARTER COMPANIES

     Prior to Charter Investment acquiring the remaining interests that it did not previously own in two of the three groups of Charter companies, namely CCA Group and CharterComm Holdings, as described below, the operating subsidiaries of the three groups of Charter companies were parties to separate management agreements with Charter Investment, pursuant to which Charter Investment provided management and consulting services. Prior to the acquisition by Mr. Allen, the Charter companies were as follows:

     (1) CCPH

     CCPH was a wholly owned subsidiary of Charter Investment. The primary subsidiary of CCPH, which owned the cable systems, was Charter Communications Properties, LLC. On May 20, 1998, CCPH acquired certain cable systems from Sonic Communications, Inc. for a total purchase price, net of cash acquired, of $228.4 million, including $60.9 million of assumed debt. In connection with Mr. Allen's acquisition on December 23, 1998, CCPH was merged out of existence, and Charter Communications Properties became a direct, wholly owned subsidiary of Charter Investment.

     (2) CCA Group

     The controlling interests in CCA Group were held by affiliates of Kelso & Co., and Charter Investment had only a minority interest. Effective December 23, 1998, prior to Mr. Allen's acquisition, Charter Investment acquired from the Kelso affiliates the interests the Kelso affiliates held in CCA Group. Consequently, the companies comprising CCA Group became wholly owned subsidiaries of Charter Investment.

     CCA Group consisted of the following three sister companies:

        (a) CCT Holdings, LLC;

        (b) CCA Holdings, LLC; and

        (c) Charter Communications Long Beach, LLC.

     The cable systems were owned by the various subsidiaries of these three sister companies. The financial statements for these three sister companies historically were combined and the term "CCA Group" was assigned to these combined entities. In connection with Mr. Allen's acquisition on December 23, 1998, the three sister companies and some of the non-operating subsidiaries were merged out of existence, leaving certain of the operating subsidiaries owning all of the cable systems under this former group. These operating subsidiaries became indirect, wholly owned subsidiaries of Charter Investment.

     (3) CharterComm Holdings, LLC

     The controlling interests in CharterComm Holdings were held by affiliates of Charterhouse Group International Inc., and Charter Investment had only a minority interest. Effective December 23, 1998, prior to Mr. Allen's acquisition, Charter Investment acquired from the Charterhouse Group affiliates the interests the Charterhouse Group affiliates held in CharterComm Holdings. Consequently, CharterComm Holdings became a wholly owned subsidiary of Charter Investment.

     The cable systems were owned by the various subsidiaries of CharterComm Holdings. In connection with Mr. Allen's acquisition on December 23, 1998, some of the non-operating subsidiaries were merged out of existence, leaving certain of the operating subsidiaries owning all of the cable systems under this former group. CharterComm Holdings was merged out of existence. Charter Communications, LLC became a direct, wholly owned subsidiary of Charter Investment.

     Our acquisition by Mr. Allen became effective on December 23, 1998, through a series of transactions in which Mr. Allen acquired approximately 94% of the equity interests of Charter Investment for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in assumed debt. CCPH and the operating companies that formerly comprised CCA Group and CharterComm Holdings were contributed to Charter Operating subsequent to Mr. Allen's acquisition. CCPH is deemed to be our predecessor. Consequently, the contribution of CCPH was accounted for as a reorganization under common control. Accordingly, our results of operations for periods prior to and including December 23, 1998 include the accounts of CCPH. The contributions of the operating companies that formerly comprised CCA Group and CharterComm Holdings were accounted for in accordance with purchase accounting. Accordingly, our results of operations for periods after December 23, 1998 include the accounts of CCPH, CCA Group and CharterComm Holdings.

     In February 1999, Charter Holdings was formed as a wholly owned subsidiary of Charter Investment, and Charter Operating was formed as a wholly owned subsidiary of Charter Holdings. All of Charter Investment's direct interests in the entities described above were transferred to Charter Operating. All of the prior management agreements were terminated, and a single new management agreement was entered into between Charter Investment and Charter Operating to cover all of the subsidiaries.

     In May 1999, Charter Communications Holding Company was formed as a wholly owned subsidiary of Charter Investment. All of Charter Investment's interests in Charter Holdings were transferred to Charter Communications Holding Company.

     In July 1999, Charter Communications, Inc. was formed as a wholly owned subsidiary of Charter Investment.

     In November 1999, Charter Communications, Inc. conducted its initial public offering. In the initial public offering, substantially all of the equity interests in Charter Communications, Inc. were sold to the public, and less than 1% of its equity interests were sold to Mr. Allen. Charter Communications, Inc. contributed substantially all of the proceeds of its initial public offering to Charter Communications Holding Company, which issued membership units to Charter Communications, Inc. In November 1999, the management agreement between Charter Investment and Charter Operating was amended and assigned from Charter Investment to Charter Communications, Inc. Also in November 1999, Charter Communications Holding Company sold membership units to Vulcan Cable III.

THE MARCUS COMPANIES

     In April 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable, and agreed to acquire the remaining interests. The owner of the remaining partnership interests retained voting control of Marcus Cable. In October 1998, Marcus Cable entered into a management consulting agreement with Charter Investment, pursuant to which Charter Investment provided management and consulting services to Marcus Cable and its subsidiaries which own cable systems. This agreement placed the Marcus cable systems under common management with the cable systems of the Charter companies acquired by Mr. Allen in December 1998.

     In March 1999, all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings, a then newly formed company. Later in March 1999, Mr. Allen acquired the remaining interests in Marcus Cable, including voting control, which interests were transferred to Marcus Holdings. In April 1999, Mr. Allen merged Marcus Holdings into Charter Holdings, and the operating subsidiaries of Marcus Holdings and all of the cable systems they owned came under the ownership of Charter Holdings and, in turn, Charter Operating. For financial reporting purposes, the merger of Marcus Holdings with and into Charter Holdings was accounted for as an acquisition of Marcus Holdings effective March 31, 1999, and accordingly, the results of operations of Marcus Holdings have been included in our consolidated financial statements since that date.

ACQUISITIONS

     Since January 1, 2000, we completed five acquisitions of cable systems for an aggregate purchase price of $3.4 billion. In addition, on January 1, 2000 Charter Holdings and Charter Communications Holding Company effected a number of transactions to transfer cable systems acquired in the Fanch, Falcon and Avalon acquisitions to Charter Holdings. These transactions are referred to in this prospectus as the "systems transfers". As a result of these transactions, Charter Holdings became the indirect parent of the Fanch, Falcon and Avalon cable systems.

     On February 14, 2000, Charter Communications Holding Company and Charter Holdings completed the acquisition of Bresnan. The Bresnan cable systems acquired are located primarily in Michigan, Minnesota, Wisconsin and Nebraska. Prior to the acquisition, Charter Communications Holding Company assigned a portion of its rights to purchase Bresnan to Charter Holdings. Charter Communications Holding Company and Charter Holdings purchased 52% of Bresnan from certain sellers for cash, and certain sellers contributed 18% of Bresnan to Charter Communications Holding Company for 14.8 million Class C common membership units of Charter Communications Holding Company, a 2.6% equity interest in Charter Communications Holding Company. Charter Communications Holding Company then transferred its ownership interest in Bresnan to Charter Holdings. Thereafter, Charter Holdings and certain other sellers contributed all of the outstanding interests in Bresnan to CC VIII, LLC (CC VIII), a subsidiary of Charter Holdings, and Bresnan was dissolved. In exchange for the contribution of their interests in Bresnan, the other sellers received 24.2 million Class A preferred membership units in CC VIII, representing 30% of the equity of CC VIII, and are entitled to a 2% annual return on their preferred membership units. The purchase price for Bresnan was $3.1 billion, subject to adjustment, and was comprised of $1.1 billion in cash, $384.6 million in equity in Charter Communications Holding Company, $629.5 million in equity in CC VIII and approximately $963.3 million in assumed debt. All of the membership units received by the sellers are exchangeable on a one-for-one basis for Class A common stock of Charter Communications, Inc.

     In September 2000, the merger of Cablevision of Michigan, Inc., the owner of a cable system in Kalamazoo, Michigan, with and into Charter Communications, Inc. was completed. For financial reporting purposes, this transaction was accounted for using the purchase method of accounting as prescribed by APB Opinion No. 16, Business Combinations. The merger consideration was paid in 11,173,376 shares of Charter Communications, Inc. Class A common stock valued at approximately $170.6 million. After the merger, Charter Communications, Inc. contributed 100% of the equity interests of the direct owner of the Kalamazoo system to Charter Communications Holding Company in exchange for membership units. Charter Communications Holding Company in turn contributed 100% of the equity interests to Charter Holdings. The Kalamazoo cable system had revenues of approximately $20.3 million for the year ended December 31, 1999.

     In addition, we have closed three acquisitions in 2000. A summary of information regarding these acquisitions and the systems transfers which closed in 2000 is as follows:

                                                  PURCHASE PRICE   AS OF AND FOR THE NINE MONTHS
                                                    (INCLUDING        ENDED SEPTEMBER 30, 2000
                                                     ASSUMED       ------------------------------
                                    ACQUISITION       DEBT)                          REVENUES
                                       DATE       (IN MILLIONS)    CUSTOMERS      (IN THOUSANDS)
                                    -----------   --------------   ----------     ---------------
Fanch..............................     1/00         $ 2,400         535,600         $188,368
Falcon.............................     1/00           3,481         977,200          327,731
Avalon.............................     1/00             832         270,800           88,970
Interlake..........................     1/00              13           6,000            1,398
Bresnan............................     2/00           3,100         695,800          241,149(a)
Capital Cable......................     4/00              60          23,200            7,567
Farmington.........................     4/00              15           5,700            1,538
Kalamazoo..........................     9/00             173          50,700           15,601
                                                     -------       ---------         --------
  Total............................                  $10,074       2,565,000         $872,322
                                                     =======       =========         ========

-------------------------
(a) Includes revenues of approximately $0.6 million related to the cable systems acquired by Bresnan since December 31, 1999.

     Acquisitions in 1999 and 2000 were funded through excess cash from the issuance by Charter Holdings of the March 1999 Charter Holdings notes and the January 2000 Charter Holdings notes, borrowings under our credit facilities, the assumption of the outstanding Renaissance, Helicon, Rifkin, Avalon, Falcon and Bresnan notes and debentures, equity issued to specified sellers in the Helicon, Rifkin, Falcon, Bresnan and Kalamazoo acquisitions, the net proceeds of Charter Communications, Inc.'s initial public offering and equity contributions to Charter Communications Holding Company by Mr. Allen through Vulcan Cable III.

OVERVIEW OF OPERATIONS

     Approximately 87% of our historical revenues for the nine months ended September 30, 2000 are attributable to monthly subscription fees charged to customers for our basic, expanded basic, premium and digital cable television programming services, Internet access through television-based service, dial-up telephone modems and high-speed cable modem service, equipment rental and ancillary services provided by our cable systems. In addition, we derive other revenues from installation and reconnection fees charged to customers to commence or reinstate service, pay-per-view programming, where users are charged a fee for individual programs requested, advertising revenues and commissions related to the sale of merchandise by home shopping services. We have generated increased revenues in each of the past three fiscal years, primarily through internal customer growth, basic and expanded tier rate increases, customer growth from acquisitions and revenues from new services and products. These new services and products are expected to significantly contribute to our future revenues provided that the necessary equipment is available from our vendors. One of these services is digital cable, which provides customers with additional programming options. During the first nine months of 2000, we added an average of 12,800 digital customers per week compared to our original estimate of 10,000 customers per week throughout the year. During the third quarter of 2000, we added approximately 21,400 digital customers per week. We are also offering high-speed Internet access to the World Wide Web through cable modems. As of September 30, 2000 we served approximately 184,600 data customers compared to approximately 65,000 at the end of 1999. During the first nine months of 2000, we added an average of 2,570 customers per week. In addition, we are launching video on demand service in certain systems. Our television-based Internet access allows us to offer users TV-based e-mail and other Internet services. Finally, we continue to work together with several equipment vendors in a field trial of telephony.

     Our expenses primarily consist of operating costs, general and administrative expenses, depreciation and amortization expense, interest expense and management fees/corporate expense charges. Operating costs primarily include programming costs, cable service related expenses, marketing and advertising costs, franchise fees and expenses related to customer billings. Programming costs accounted for approximately 44% of our operating, general and administrative expenses for the nine months ended September 30, 2000 and for the year ended December 31, 1999. Programming costs have increased in recent years and are expected to continue to increase due to additional programming being provided to customers and increased cost to produce or purchase cable programming due to inflation and other factors affecting the cable television industry. As we continue to upgrade and rebuild our cable systems, additional channel capacity will be available, resulting in increased programming costs. In each year we have operated, our costs to acquire programming have exceeded customary inflationary increases. Significant factors with respect to increased programming costs are the rate increases and surcharges imposed by national and regional sports networks directly tied to escalating costs to acquire programming for professional sports packages in a competitive market. We have benefited in the past from our membership in an industry cooperative that provided members with volume discounts from programming networks. This industry cooperative no longer exists. However, our increased size is believed to give us substantially equivalent buying power. Also, we have been able to negotiate favorable terms with premium networks in conjunction with the premium packages we offer, which minimized the impact on margins and provided substantial volume incentives to grow the premium category. Although we believe that we will be able to pass future increases in programming costs through to customers, there can be no assurance that we will be able to do so.

     General and administrative expenses primarily include system level management and administrative personnel, and expenditures primarily related to professional fees, copyright licensing fees and property taxes. Depreciation and amortization expense primarily relates to the depreciation of our tangible assets and the amortization of our franchise costs (both increase with the closing of acquisitions). Corporate expense charges are fees paid or charges for management services. Pursuant to a mutual services agreement between Charter Communications, Inc. and Charter Investment, each entity provides services to the other in order to manage Charter Holdings and to manage and operate the cable systems owned by its subsidiaries. We record actual expenses incurred by Charter Investment on our behalf. All expenses and costs incurred by Charter Investment with respect to the services provided are paid by us. Our credit facilities limit the amount of such reimbursements.

     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. The principal reasons for our prior and anticipated net losses include depreciation and amortization expenses associated with our acquisitions and capital expenditures related to construction and upgrading of our systems, and interest costs on borrowed money. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.

RESULTS OF OPERATIONS

     The following discusses the results of operations for:

          (1) Charter Holdings, comprised of the Charter companies and the following for the nine months ended September 30, 1999:

        - Marcus Holdings for the period from March 31, 1999, the date Mr. Allen acquired voting control, through September 30, 1999;

        - Renaissance Media Group LLC for the period from April 30, 1999, the acquisition date, through September 30, 1999;

        - American Cable Entertainment, LLC for the period from May 7, 1999, the acquisition date, through September 30, 1999;

        - Cable systems of Greater Media Cablevision, Inc. for the period from June 30, 1999, the acquisition date, through September 30, 1999;

        - Helicon Partners I, L.P. and affiliates for the period from July 30, 1999, the acquisition date through September 30, 1999;

        - Vista Broadband Communications, L.L.C. for the period from July 20, 1999, the acquisition date, through September 30, 1999;

        - Cable system of Cable Satellite of South Miami, Inc. for the period from August 4, 1999, the acquisition date, through September 30, 1999; and

        - Rifkin Acquisition Partners, L.L.L.P. and Interlink Communications Partners, LLLP for the period from September 13, 1999, the acquisition date, through September 30, 1999.

          (2) Charter Holdings, comprised of the Charter companies, all acquisitions closed during 1999 (including the transfer of the Fanch, Falcon and Avalon cable systems), and the following for the nine months ended September 30, 2000:

        - Cable system of Interlake from January 31, 2000, the acquisition date, through September 30, 2000;

        - Bresnan from February 14, 2000, the acquisition date, through September 30, 2000;

        - Cable system of Farmington from April 1, 2000, the acquisition date, through September 30, 2000;

        - Cable system of Capital Cable from April 1, 2000, the acquisition date, through September 30, 2000; and

        - Kalamazoo from September 7, 2000, the acquisition date, through September 30, 2000.

     The following table sets forth the percentages of revenues that items in the statements of operations constitute for the indicated periods (dollars in thousands, except per share data):

                                                      NINE MONTHS             NINE MONTHS
                                                         ENDED                   ENDED
                                                   SEPTEMBER 30, 1999     SEPTEMBER 30, 2000
                                                   ------------------    ---------------------
STATEMENTS OF OPERATIONS:
Revenues.........................................  $ 845,182    100.0%   $ 2,355,345     100.0%
                                                   ---------    -----    -----------    ------
Operating expenses:
  Operating costs................................    290,933     34.4%       799,857      34.0%
  General and administrative costs...............    145,124     17.2%       404,130      17.2%
  Depreciation...................................    150,626     17.8%       860,166      36.5%
  Amortization...................................    290,765     34.4%       912,598      38.7%
  Option compensation expense....................     59,288      7.0%        34,205       1.4%
  Corporate expense charges......................     18,309      2.2%        41,570       1.8%
                                                   ---------    -----    -----------    ------
Total operating expenses.........................    955,045    113.0%     3,052,526     129.6%
                                                   ---------    -----    -----------    ------
Loss from operations.............................   (109,863)   (13.0%)     (697,181)    (29.6%)
Interest expense.................................   (288,750)   (34.2%)     (780,111)    (33.1%)
Interest income..................................     18,326      2.2%         6,077       0.2%
Other expense....................................       (177)      --%        (2,780)     (0.1%)
                                                   ---------    -----    -----------    ------
Loss before minority interest....................   (380,464)   (45.0%)   (1,473,995)    (62.6%)
Minority interest expense........................         --       --         (7,864)     (0.3%)
Extraordinary item...............................     (7,794)    (0.9%)           --        --
                                                   ---------    -----    -----------    ------
Net loss.........................................  $(388,258)   (45.9%)  $(1,481,859)    (62.9%)
                                                   =========    =====    ===========    ======

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1999

     Since January 1, 1999, Charter Communications Holding Company and Charter Holdings have closed numerous acquisitions. In addition, Charter Holdings merged with Marcus Holdings in April 1999. As of September 30, 2000, our cable systems served approximately 400% more customers than served as of December 31, 1998. Thus, amounts for the nine months ended September 30, 2000, are not comparable to those for the nine months ended September 30, 1999.

     REVENUES. Revenues increased by $1,510.2 million, from $845.2 million for the nine months ended September 30, 1999, to $2,355.3 million for the nine months ended September 30, 2000. The increase in revenues primarily resulted from acquisitions.

     OPERATING COSTS. Operating costs increased by $508.9 million, from $290.9 million for the nine months ended September 30, 1999, to $799.9 million for the nine months ended September 30, 2000. This increase was due primarily to acquisitions.

     GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs increased by $259.0 million, from $145.1 million for the nine months ended September 30, 1999, to $404.1 million for the nine months ended September 30, 2000. This increase was due primarily to acquisitions.

     DEPRECIATION. Depreciation expense increased by $709.5 million, from $150.6 million for the nine months ended September 30, 1999, to $860.2 million for the nine months ended September 30, 2000. This increase was due primarily to acquisitions. In addition, capital expenditures for system upgrades have increased, resulting in greater property, plant and equipment balances and a corresponding increase in depreciation expense.

     AMORTIZATION. Amortization expense increased by $621.8 million, from $290.8 million for the nine months ended September 30, 1999, to $912.6 million for the nine months ended September 30, 2000. This increase was due primarily to franchises acquired.

     OPTION COMPENSATION EXPENSE. Option compensation decreased by $25.1 million, from $59.3 million for the nine months ended September 30, 1999, to $34.2 million for the nine months ended September 30, 2000. This expense results from granting options to employees prior to Charter's initial public offering at exercise prices less than the estimated fair values of the underlying membership units at time of grant, resulting in compensation expense being accrued over the vesting period of each grant.

     CORPORATE EXPENSE CHARGES. Corporate expense charges increased by $23.3 million, from $18.3 million for the nine months ended September 30, 1999, to $41.6 million for the nine months ended September 30, 2000. The increase was primarily the result of increased costs due to the Company's growth from acquisitions.

     INTEREST EXPENSE. Interest expense increased by $491.4 million, from $288.8 million for the nine months ended September 30, 1999, to $780.1 million for the nine months ended September 30, 2000. This increase resulted primarily from interest on debt used to finance acquisitions.

     INTEREST INCOME. Interest income decreased by $12.2 million, from $18.3 million for the nine months ended September 30, 1999, to $6.1 million for the nine months ended September 30, 2000. This decrease is attributed to the fact that we had more excess cash for investment in 1999 (resulting from required credit facilities drawdowns and the issuance and sale of the March 1999 Charter Holdings notes) as compared to the amount available in 2000 (resulting from the issuance and sale of the January 2000 Charter Holdings notes prior to completing the change of control offers described herein).

     OTHER EXPENSE. Other expense increased by $2.6 million, from $177,000 for the nine months ended September 30, 1999, to $2.8 million for the nine months ended September 30, 2000.

     MINORITY INTEREST EXPENSE. Minority interest expense for the nine months ended September 30, 2000, represents the accretion of dividends on the preferred membership units in an indirect subsidiary of Charter Holdings held by certain Bresnan sellers.

     EXTRAORDINARY ITEM. In March 1999, the Company extinguished all then-existing long-term debt, excluding borrowings of the Company under its credit facilities, and refinanced substantially all then-existing credit facilities at various subsidiaries with a new credit facility. The excess of the amount paid over the carrying value, net of deferred financing costs, of the then-existing long-term debt was recorded as an extraordinary item.

     NET LOSS. Net loss increased by $1,093.6 million for the nine months ended September 30, 2000, compared to the nine months ended September 30, 1999. The increase in revenues that resulted from acquisitions was not sufficient to offset the increased expenses (including depreciation and amortization) associated with the acquired systems.

     The following discusses the results of operations for:

     (1) Charter Holdings, for the year ended December 31, 1997, and for the period from January 1, 1998 through December 23, 1998;

     (2) Charter Holdings, comprised of CCPH, CCA Group and CharterComm Holdings, for the period from December 24, 1998 through December 31, 1998; and

     (3) Charter Holdings, comprised of the following for the year ended December 31, 1999:

        - CCPH, CCA Group and CharterComm Holdings for the entire period;

        - Marcus Holdings for the period from March 31, 1999, the date Mr. Allen acquired voting control, through December 31, 1999;

        - Renaissance Media Group LLC for the period from April 30, 1999, the acquisition date, through December 31, 1999;

        - American Cable Entertainment, LLC for the period from May 7, 1999, the acquisition date, through December 31, 1999;

        - Cable systems of Greater Media Cablevision, Inc. for the period from June 30, 1999, the acquisition date, through December 31, 1999;

        - Helicon Partners I, L.P. and affiliates for the period from July 30, 1999, the acquisition date, through December 31, 1999;

        - Vista Broadband Communications, L.L.C. for the period from July 30, 1999, the acquisition date, through December 31, 1999;

        - Cable system of Cable Satellite of South Miami, Inc. for the period from August 4, 1999, the acquisition date, through December 31, 1999;

        - Rifkin Acquisition Partners, L.L.L.P. and InterLink Communications Partners, LLLP for the period from September 13, 1999, the acquisition date, through December 31, 1999;

        - Cable systems of InterMedia Capital Partners IV, L.P., InterMedia Partners and affiliates for the period from October 1, 1999, the "swap" transaction date, through December 31, 1999;

        - Cable systems of Fanch Cablevision L.P. and affiliates from November 12, 1999, the acquisition date, through December 31, 1999;

        - Falcon Communications, L.P. for the period from November 12, 1999, the acquisition date, through December 31, 1999; and

        - Avalon Cable of Michigan Holdings, Inc. from November 15, 1999, the acquisition date, through December 31, 1999.

     The following table sets forth the percentages of revenues that items in the statements of operations constitute for the indicated periods (dollars in thousands, except per share data):

                                                                            CHARTER HOLDINGS
                                              -----------------------------------------------------------------------------
                                                 YEAR ENDED           1/1/98             12/24/98           YEAR ENDED
                                                DECEMBER 31,          THROUGH            THROUGH           DECEMBER 31,
                                                    1997             12/23/98            12/31/98              1999
                                              ----------------   -----------------   ----------------   -------------------
STATEMENTS OF OPERATIONS:
Revenues....................................  $18,867   100.0%   $ 49,731   100.0%   $13,713   100.0%   $1,428,090   100.0%
                                              -------   ------   --------   ------   -------   ------   ----------   ------
Operating expenses:
  Operating costs...........................    9,157    48.5%     18,751    37.7%     4,757    34.7%      500,477    35.0%
  General and administrative costs..........    2,610    13.8%      7,201    14.5%     2,377    17.3%      237,480    16.6%
  Depreciation and amortization.............    6,103    32.4%     16,864    33.9%     8,318    60.7%      745,315    52.2%
  Option compensation expense...............       --       --         --       --       845     6.2%       79,979     5.6%
  Management fees/corporate expense
    charges.................................      566     3.0%      6,176    12.4%       473     3.4%       51,428     3.6%
                                              -------   ------   --------   ------   -------   ------   ----------   ------
Total operating expenses....................   18,436    97.7%     48,992    98.5%    16,770   122.3%    1,614,679   113.1%
                                              -------   ------   --------   ------   -------   ------   ----------   ------
Income (loss) from operations...............      431     2.3%        739     1.5%    (3,057)  (22.3%)    (186,589)  (13.1%)
Interest expense............................   (5,120)  (27.1%)   (17,277)  (34.7%)   (2,353)  (17.2%)    (471,871)  (33.0%)
Interest income.............................       41     0.2%         44     0.1%       133     1.0%       18,821     1.3%
Other income (expense)......................       25     0.1%       (728)   (1.5%)       --       --         (245)      --
                                              -------   ------   --------   ------   -------   ------   ----------   ------
Loss before income taxes and extraordinary
  item......................................   (4,623)  (24.5%)   (17,222)  (34.6%)   (5,277)  (38.5%)    (639,884)  (44.8%)
Income tax expense..........................       --       --         --       --        --       --       (1,030)      --
Extraordinary item -- loss from early
  extinguishment of debt....................       --       --         --       --        --       --       (7,794)   (0.5%)
                                              -------   ------   --------   ------   -------   ------   ----------   ------
Net loss....................................  $(4,623)  (24.5%)  $(17,222)  (34.6%)  $(5,277)  (38.5%)  $ (648,708)  (45.4%)
                                              =======   ======   ========   ======   =======   ======   ==========   ======

1999 COMPARED TO PERIOD FROM JANUARY 1, 1998 THROUGH DECEMBER 23, 1998

     REVENUES. Revenues increased by $1,378.4 million, from $49.7 million for the period from January 1, 1998 through December 23, 1998 to $1,428.1 million in 1999. The increase in revenues primarily resulted from the acquisitions of CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions. Additional revenues from these entities included for the year ended December 31, 1999 were $618.8 million, $386.7 million and $350.1 million, respectively.

     OPERATING, GENERAL AND ADMINISTRATIVE COSTS. Operating, general and administrative costs increased by $712.0 million, from $26.0 million for the period from January 1, 1998 through December 23, 1998 to $738.0 million in 1999. This increase was due primarily to the acquisitions of CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions. Additional operating, general and administrative expenses from these entities included for the year ended December 31, 1999 were $338.5 million, $209.3 million and $158.8 million, respectively.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $728.5 million, from $16.9 million for the period from January 1, 1998 through December 23, 1998 to $745.3 million in 1999. There was a significant increase in amortization expense resulting from the acquisitions of CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions. Additional depreciation and amortization expense from these entities included for the year ended December 31, 1999 was $346.3 million, $203.5 million and $195.1 million, respectively. The increases were offset by the elimination of depreciation and amortization expense related to dispositions of cable systems.

     OPTION COMPENSATION EXPENSE. Option compensation expense in 1999 was $80.0 million due to the granting of options to employees in December 1998, February 1999 and April 1999. The exercise prices of the options on the date of grant were deemed to be less than the estimated fair values of the underlying membership units, resulting in compensation expense accrued over the vesting period of each grant that varies from four to five years.

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Management fees/corporate expense charges increased by $45.3 million, from $6.2 million for the period from January 1, 1998 through December 23, 1998 to $51.4 million in 1999. The increase was the result of the acquisitions of CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions.

     INTEREST EXPENSE. Interest expense increased by $454.6 million, from $17.3 million for the period from January 1, 1998 through December 23, 1998 to $471.9 million in 1999. This increase resulted primarily from interest on the notes and credit facilities used to finance the acquisitions of CCA Group and CharterComm Holdings, Marcus Holdings and 1999 acquisitions.

     INTEREST INCOME. Interest income increased by $18.8 million, from $44,000 for the period from January 1, 1998 through December 23, 1998 to $18.8 million in 1999. The increase was primarily due to investing excess cash that resulted from required credit facilities drawdowns and the sale of the March 1999 Charter Holdings notes.

     NET LOSS. Net loss increased by $631.5 million, from $17.2 million for the period from January 1, 1998 through December 23, 1998 to $648.7 million in 1999. The increase in revenues that resulted from the acquisitions of CCA Group, CharterComm Holdings, Marcus Holdings and 1999 acquisitions was not sufficient to offset the operating expenses associated with the acquired systems.

PERIOD FROM DECEMBER 24, 1998 THROUGH DECEMBER 31, 1998

     This period is not comparable to any other period presented. The financial statements represent eight days of operations. This period not only contains the results of operations of CCPH, but also the results of operations of those entities purchased in the acquisition of the Charter companies by Mr. Allen. As a result, no comparison of the operating results for this eight-day period is presented.

PERIOD FROM JANUARY 1, 1998 THROUGH DECEMBER 23, 1998 COMPARED TO 1997

     REVENUES. Revenues increased by $30.9 million, or 163.6%, from $18.9 million in 1997 to $49.7 million for the period from January 1, 1998 through December 23, 1998. The increase in revenues primarily resulted from the acquisition of Sonic, which had revenues for that period of $29.8 million.

     OPERATING COSTS. Operating costs increased by $9.6 million, or 104.8%, from $9.2 million in 1997 to $18.8 million for the period from January 1, 1998 through December 23, 1998. This increase was due primarily to the acquisition of Sonic, which had operating costs for that period of $9.4 million, partially offset by the loss of $1.4 million on the sale of a cable system in 1997.

     GENERAL AND ADMINISTRATIVE COSTS. General and administrative costs increased by $4.6 million, or 175.9%, from $2.6 million in 1997 to $7.2 million for the period from January 1, 1998 through December 23, 1998. This increase was due primarily to the acquisition of Sonic, which had general and administrative costs for that period of $6.0 million.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $10.8 million, or 176.3%, from $6.1 million in 1997 to $16.9 million for the period from January 1, 1998 through December 23, 1998. There was a significant increase in amortization resulting from the acquisition of Sonic. Incremental depreciation and amortization expense related to the acquisition of Sonic was $9.9 million.

     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Corporate expense charges increased by $5.6 million, or 991.2% from $0.6 million in 1997 to $6.2 million for the period from January 1, 1998 through December 23, 1998. The increase from 1997 compared to the period from January 1, 1998 through December 23, 1998 was the result of additional Charter Investment charges related to equity appreciation rights plans of $3.8 million for the period from January 1, 1998 through December 23, 1998 and an increase of $0.9 million in management services provided by Charter Investment as a result of the acquisition of Sonic.

     INTEREST EXPENSE. Interest expense increased by $12.2 million, or 237.4%, from $5.1 million in 1997 to $17.3 million for the period from January 1, 1998 through December 23, 1998. This increase resulted primarily from the indebtedness of $220.6 million, including a note payable for $60.9 million, incurred in connection with the acquisition of Sonic, resulting in additional interest expense.

     NET LOSS. Net loss increased by $12.6 million, or 272.5%, from $4.6 million in 1997 to $17.2 million for the period from January 1, 1998 through December 23, 1998. The increase in revenues that resulted from cable television customer growth was not sufficient to offset the operating expenses related to the acquisition of Sonic.

OUTLOOK

     Our business strategy emphasizes the increase of our operating cash flow by increasing our customer base and the amount of cash flow per customer. We believe that there are significant advantages in increasing the size and scope of our operations, including:

     - improved economies of scale in management, marketing, customer service, billing and other administrative functions;

     - reduced costs for our cable systems and our infrastructure in general;

     - increased leverage for negotiating programming contracts; and

     - increased influence on the evolution of important new technologies affecting our business.

LIQUIDITY AND CAPITAL RESOURCES

     Our business requires significant cash to fund acquisitions, capital expenditures, debt service costs and ongoing operations. We have historically funded and expect to fund future liquidity and capital requirements through cash flows from operations, equity contributions, borrowings under our credit facilities and debt and equity financings. Our historical cash flows from operating activities were $837.3 million for the nine months ended September 30, 2000, and $460.4 million and $30.2 million for the years ended December 31, 1999 and 1998, respectively.

CAPITAL EXPENDITURES

     We have substantial ongoing capital expenditure requirements. We make capital expenditures primarily to upgrade, rebuild and expand our cable systems, as well as for system maintenance, the development of new products and services, and converters, or set-top boxes.

     Upgrading our cable systems will enable us to offer new products and services, including digital television, additional channels and tiers, expanded pay-per-view options, high-speed Internet access, video-on-demand and interactive services.

     We made capital expenditures, excluding acquisitions of cable systems, of $1.9 billion and $741.5 million for the nine months ended September 30, 2000 and for the year ended December 31, 1999, respectively. The majority of these capital expenditures in 2000 relate to our accelerated rebuild and upgrade program and purchases of converters and were funded from cash flows from operations and borrowings under credit facilities.

     For 2000, we expect to spend approximately $1.6 billion to upgrade and rebuild our systems to bandwidth capacity of 550 megahertz or greater and to add two-way capability so that we may offer advanced services. For the two years ending December 31, 2002, we plan to spend approximately $1.9 billion to upgrade and rebuild our systems. We also make capital expenditures for extensions of systems, development of new products and services, purchases of converters and system maintenance. For 2000, we expect to spend approximately $1.3 billion to fund these capital expenditures. For the

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next two years, the amount that we spend on these types of capital expenditures will depend on the level of our growth in digital cable customers and in the delivery of other advanced services. We currently expect to finance the anticipated capital expenditures with cash generated from operations, additional borrowings under credit facilities and additional financings. Giving effect to the issuance and sale of the original notes, currently an estimated $500 million to $750 million funding shortfall exists regarding anticipated capital expenditures through December 31, 2002, when we expect to become cash flow positive. We expect to fund this projected shortfall with additional bank debt. The amount of this projected shortfall could increase if there is accelerated growth in digital cable customers or in the delivery of other advanced services.


     We cannot be sure that our anticipated levels of capital expenditures will be sufficient to accomplish our planned system upgrades, expansion and maintenance and to roll out advanced services or that we will be able to acquire necessary plant and equipment from vendors to complete our upgrade and rebuild on schedule. If we are not able to obtain financing sufficient to fund our planned upgrades and other capital expenditures, it could adversely affect our ability to offer new products and services and compete effectively, and could adversely affect our growth, financial condition and results of operations. See "-- Certain Trends and Uncertainties" for further information.

RECENT INVESTING ACTIVITIES

     JOINT VENTURE FOR DEVELOPMENT OF DIGITAL VIDEO RECORDER SET-TOP BOX. In September 2000, Charter Communications Ventures, LLC, a subsidiary of Charter Communications Holding Company, entered into a joint venture with General Instrument Corporation (doing business as Broadband Communications Sector of Motorola Inc.), Replay TV Inc. and Internal Research Corporation, an entity controlled by Mr. Allen, to develop and integrate digital video recording capabilities in advanced digital set-top boxes. The joint venture will focus on creating a set-top based digital video recording platform that will be designed for storing video, audio and Internet content. In connection with the formation of this joint venture, Charter Ventures contributed $3.2 million in October 2000.

     HIGH SPEED ACCESS CORP. INVESTMENT. In December 2000, Vulcan Ventures, Inc., an entity controlled by Mr. Allen, and Charter Communications Ventures, LLC invested $38.0 million and $37.0 million, respectively, in exchange for 38,000 shares and 37,000 shares, respectively, of senior convertible preferred stock of High Speed Access. The preferred stock has a liquidation preference of $1,000 per share, in general shares in dividends on High Speed Access common stock on an "as converted to common stock" basis and is convertible into common stock of High Speed Access at a conversion rate of $5.01875 per share of High Speed Access common stock, subject to certain adjustments. Vulcan Ventures and Charter Ventures were granted certain preemptive, first refusal, registration and significant board representation rights as part of the transaction.

FINANCING ACTIVITIES

     As of September 30, 2000, our total debt was approximately $12.2 billion. Pro forma for the issuance and sale of the original notes and the application of the net proceeds therefrom, and the issuance and sale of Charter Communications Inc.'s convertible senior notes and the application of the net proceeds to repay an intercompany amount due Charter Holdings and contribute equity to Charter Holdings which used substantially all of the proceeds received to repay a portion of the amounts outstanding under the Charter Holdings senior bridge loan facility, our total debt would have been approximately $11.5 billion, our member's equity would have been approximately $9.0 billion and the deficiency of our earnings available to cover fixed charges would have been approximately $1.5 billion. Since September 30, 2000, we have incurred significant additional debt to fund our

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capital expenditures. Our significant amount of debt may adversely affect our ability to obtain financing in the future and react to changes in our business. We anticipate incurring substantial additional debt in the future. Our credit facilities and other debt instruments contain various financial and operating covenants that could adversely impact our ability to operate our business, including restrictions on the ability of our operating subsidiaries to distribute cash to their parents. See "-- Certain Trends and Uncertainties -- Restrictive Covenants" for further information.

     MARCH 1999 CHARTER HOLDINGS NOTES. On March 17, 1999, Charter Holdings and Charter Communications Holdings Capital Corporation issued $3.6 billion principal amount of senior notes. The March 1999 Charter Holdings notes consisted of $600.0 million in aggregate principal amount of 8.250% senior notes due 2007, $1.5 billion in aggregate principal amount of 8.625% senior notes due 2009, and $1.475 billion in aggregate principal amount at maturity of 9.920% senior discount notes due 2011. The net proceeds of approximately $3.0 billion, combined with the borrowings under our credit facilities, were used to consummate tender offers for publicly held debt of several of our subsidiaries, as described below, to refinance borrowings under our previous credit facilities, for working capital purposes and to finance a number of acquisitions.

     As of September 30, 2000, a total of $2.1 billion was outstanding under the 8.250% notes and the 8.625% notes, and the accreted value of the outstanding 9.920% notes was $1.1 billion.

     JANUARY 2000 CHARTER HOLDINGS NOTES. On January 12, 2000, Charter Holdings and Charter Communications Holdings Capital Corporation issued $1.5 billion principal amount of senior notes. The January 2000 Charter Holdings notes consisted of $675.0 million in aggregate principal amount of 10.00% senior notes due 2009, $325.0 million in aggregate principal amount of 10.25% senior notes due 2010, and $532.0 million in aggregate principal amount at maturity of 11.75% senior discount notes due 2010. The net proceeds of approximately $1.3 billion were used to consummate change of control offers for certain of the Falcon, Avalon and Bresnan notes and debentures.

     As of September 30, 2000, $1.0 billion of the January 2000 Charter Holdings 10.00% and 10.25% senior notes were outstanding, and the accreted value of the 11.75% senior discount notes was approximately $326.0 million.

     NOTES OF THE CHARTER COMPANIES AND THE MARCUS COMPANIES. In February and March 1999, we commenced cash tender offers to purchase the 14% senior discount notes issued by Charter Communications Southeast Holdings, LLC, the 11.25% senior notes issued by Charter Communications Southeast, LLC, the 13.50% senior subordinated discount notes issued by Marcus Cable Operating Company, L.L.C., and the 14.25% senior discount notes issued by Marcus Cable. All such notes, except for $1.1 million in principal amount, were repaid in full for an aggregate amount of $1.0 billion. The remaining $1.1 million of such notes was repaid in September 1999.

     CHARTER OPERATING CREDIT FACILITIES. The Charter Operating credit facilities provide for two term facilities, one with a principal amount of $1.0 billion that matures in September 2007 (Term A), and the other with a principal amount of $1.85 billion that matures in March 2008 (Term B). The Charter Operating credit facilities also provide for a $1.25 billion revolving credit facility with a maturity date in September 2007 and, at the option of the lenders, supplemental credit facilities in the amount of $500.0 million available until March 18, 2002. Amounts under the Charter Operating credit facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% (8.62% to 9.24% as of September 30, 2000). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility.

     In March 2000, the credit facilities were amended to increase the amount of the supplemental credit facility to $1.0 billion. In connection with this amendment, $600.0 million of the supplemental credit facilities was borrowed, thereby increasing the Term B facility to $2.45 billion and the total

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borrowing capacity to $4.7 billion. The remaining $400.0 million of the supplemental credit facilities is subject to our ability to obtain additional commitments from the lenders. As of September 30, 2000, outstanding borrowings were approximately $3.6 billion, and the unused availability was $1.1 billion. As of September 30, 2000, pro forma for the repayment of a portion of the amounts outstanding under the Charter Operating revolving credit facility with a portion of the net proceeds from the sale of the original notes, outstanding borrowings would have been approximately $2.7 billion, and the unused availability would have been approximately $2.0 billion.


     RENAISSANCE NOTES. When we acquired Renaissance in April 1999, Renaissance had outstanding $163.2 million principal amount at maturity of 10% senior discount notes due 2008. The Renaissance notes do not require the payment of interest until April 15, 2003. From and after April 15, 2003, the Renaissance notes bear interest, payable semi-annually in cash, on April 15 and October 15, commencing on October 15, 2003. The Renaissance notes are due on April 15, 2008. In May 1999, $48.8 million aggregate face amount of the Renaissance notes was repurchased at 101% of the accreted value plus accrued and unpaid interest. As of September 30, 2000, the accreted value of the Renaissance notes that remain outstanding was approximately $89.3 million.

     HELICON NOTES. We acquired Helicon in July 1999 and assumed Helicon's $115.0 million in principal amount of 11% senior secured notes due 2003. On November 1, 1999, we redeemed all of the Helicon notes at a purchase price equal to 103% of their principal amount, plus accrued and unpaid interest, for $124.8 million.

     RIFKIN NOTES. We acquired Rifkin in September 1999 and assumed Rifkin's outstanding $125.0 million in principal amount of 11.125% senior subordinated notes due 2006. In October 1999, we repurchased an individually held $3.0 million Rifkin promissory note for $3.4 million and publicly held notes with a total outstanding principal amount of $124.1 million for a total of $140.6 million, including a consent fee to noteholders who delivered timely consents to amend the indenture governing those notes to eliminate substantially all of the restrictive covenants. In February 2000, we repurchased $0.5 million in principal amount of these notes. As of September 30, 2000, $0.4 million in principal amount of Rifkin notes remained outstanding.

     FALCON DEBENTURES. We acquired Falcon in November 1999 and assumed Falcon's outstanding $375.0 million in principal amount of 8.375% senior debentures due 2010 and 9.285% senior discount debentures due 2010 with an accreted value of approximately $319.1 million. Falcon's 11.56% subordinated notes due 2001 were paid off for a total of $16.3 million, including principal, accrued and unpaid interest and premiums, at the closing of the Falcon acquisition.

     In February 2000, through change of control offers and purchases in the open market, all of the Falcon 8.375% senior debentures with a principal amount of $375.0 million were repurchased for $388.0 million, and all of the Falcon 9.285% senior discount debentures with an aggregate principal amount at maturity of $435.3 million were repurchased for $328.1 million.

     FALCON CREDIT FACILITIES. In connection with the Falcon acquisition, the previous Falcon credit facilities were amended to provide for two term facilities, one with a principal amount of $196.5 million that matures June 2007 (Term B), and the other with the principal amount of $294.8 million that matures December 2007 (Term C). The Falcon credit facilities also provide for a $646.0 million revolving credit facility with a maturity date of December 2006 and, at the option of the lenders, supplemental credit facilities in the amount of up to $700.0 million with a maturity date in December 2007. At September 30, 2000, $110.0 million was available under the supplemental credit facilities. Amounts under the Falcon credit facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.5% (8.12% to 9.50% as of September 30, 2000). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance. As of September 30, 2000, outstanding borrowings were $1.2 billion, and unused availability was $95.0

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million. As of September 30, 2000, pro forma for the repayment of a portion of the amounts outstanding under the Falcon revolving credit facility with a portion of the net proceeds of the issuance and sale of the original notes, outstanding borrowings would have been approximately $667.3 million, and the unused availability would have been approximately $580.0 million.

     AVALON CREDIT FACILITIES. Upon completion of the Bresnan/Avalon Combination, all amounts outstanding under the Avalon credit facilities were repaid and the Avalon credit facilities were terminated. As of September 30, 2000, outstanding borrowings were $193.0 million, and unused availability was $107.0 million.

     AVALON NOTES. We acquired Avalon in November 1999 and assumed Avalon's outstanding 11.875% senior discount notes due 2008 with an accreted value of $123.3 million and $150.0 million in principal amount of 9.375% senior subordinated notes due 2008. After December 1, 2003, cash interest on the Avalon 11.875% notes will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2004.

     In January 2000, we completed change of control offers in which we repurchased $16.3 million aggregate principal amount at maturity of the 11.875% notes at a purchase price of 101% of accreted value as of January 28, 2000, for $10.5 million. As of September 30, 2000, Avalon 11.875% notes with an aggregate principal amount of $179.8 million at maturity remained outstanding with an accreted value of $124.8 million.

     At the same time, through change of control offers and purchases in the open market, we repurchased all of the $150.0 million aggregate principal amount of the Avalon 9.375% notes. The aggregate repurchase price was $153.7 million and was funded with equity contributions from Charter Holdings, which made the cash available from the proceeds of its sale of the January 2000 Charter Holdings notes.

     FANCH CREDIT FACILITIES. The Fanch credit facilities provide for two term facilities, one with a principal amount of $450.0 million that matures May 2008 (Term A), and the other with a principal amount of $400.0 million that matures November 2008 (Term B). The Fanch credit facilities also provide for a $350.0 million revolving credit facility with a maturity date in May 2008 and, at the option of the lenders, supplemental credit facilities in the amount of $300.0 million available until December 31, 2004. Amounts under the Fanch credit facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 3.0% (8.73% to 9.48% as of September 30, 2000). A quarterly commitment fee of between 0.250% and 0.375% per annum is payable on the unborrowed balance. We used $850.0 million of the credit facilities to fund a portion of the Fanch purchase price. As of September 30, 2000, outstanding borrowings were $850.0 million, and unused availability was $350.0 million. As of September 30, 2000, pro forma for the repayment of all amounts outstanding under the Fanch revolving credit facility with a portion of the net proceeds of the issuance and sale of the original notes, outstanding borrowing would have been approximately $780.0 million, and the unused availability would have been approximately $420.0 million.

     BRESNAN NOTES. We acquired Bresnan in February 2000 and assumed Bresnan's outstanding $170.0 million in principal amount of 8% senior notes due 2009 and $275.0 million in principal amount at maturity of 9.25% senior discount notes due 2009 with an accreted value of $192.2 million. In March 2000, we repurchased all of the outstanding Bresnan notes at purchase prices of 101% of the outstanding principal amounts plus accrued and unpaid interest or accreted value, as applicable, for a total of $369.7 million, using proceeds from the sale of the January 2000 Charter Holdings notes.

     BRESNAN CREDIT FACILITIES. Upon the closing of the Bresnan/Avalon combination, the Bresnan credit facilities were amended and restated. The Bresnan credit facilities provide for borrowings of up to $1.45 billion. The Bresnan credit facilities provide for two term facilities, one with a principal

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amount of $500.0 million (Term A), and the other with a principal amount of
$500.0 million (Term B). The Bresnan credit facilities also provide for a $450.0 million revolving credit facility with a maturity date in June 2007 and, at the option of lenders, incremental facilities in the amount of $500.0 million. Amounts under the Bresnan credit facilities bear interest at the Base Rate or the Eurodollar Rate, as defined, plus a margin of up to 2.75%. A quarterly commitment fee of between 0.250% and 0.375% is payable on the unborrowed balance of Term A and the revolving credit facility. At the closing of the Bresnan acquisition, we borrowed approximately $599.9 million to replace the borrowings outstanding under the previous credit facilities and an additional $31.3 million to fund a portion of the Bresnan purchase price. In connection with the Bresnan/Avalon combination, we borrowed an additional $193.0 million to repay all amounts outstanding under the Avalon credit facilities. As of September 30, 2000, giving effect to the amendment and restatement of the Bresnan credit facilities and the repayment of the Avalon credit facilities, $861.0 million was outstanding, and $589.0 million was available for borrowing.

     CHARTER HOLDINGS SENIOR BRIDGE LOAN FACILITY. On August 4, 2000, affiliates of the Placement Agents, Charter Holdings and Charter Communications Holdings Capital Corporation entered into a senior bridge loan agreement providing for senior increasing rate bridge loans in an aggregate principal amount of up to $1.0 billion.

     On August 14, 2000, Charter Holdings borrowed $1.0 billion under the senior bridge loan facility and used substantially all of the proceeds to repay a portion of the amounts outstanding under the Charter Operating and the Falcon revolving credit facilities. The bridge loan initially bore interest at an annual rate of 10.21%. For amounts not repaid by November 14, 2000, the interest rate increased by 1.25% at such date and will increase an additional 0.50% at the end of each additional 90-day period thereafter. Unless additional special interest is assessed, the interest rate on the bridge loan will not exceed 15% annually. If the bridge loan has not been repaid in full by August 14, 2001, then it will be converted to a term loan. The term loan will bear interest at a fixed rate equal to the greater of the applicable rate of the bridge loan on the date of the conversion plus 0.50% and the yield corresponding to the bid price on Charter Holdings 10.25% notes as of the date immediately prior to the conversion. If the term loan is not repaid within 90 days after the conversion from the bridge loan, the interest rate thereon will increase by 0.50% at the end of each 90-day period. Unless additional special interest is assessed, the interest rate on the term loan will not exceed 15% annually. The term loan will mature on the tenth anniversary of the initial senior bridge loan borrowing.


     The net proceeds from the sale of Charter Communications, Inc.'s convertible senior notes were used to repay an intercompany amount due to Charter Holdings and to make a contribution for additional equity to Charter Holdings, which used the proceeds it received to repay a portion of the amounts outstanding under the Charter Holdings senior bridge loan facility. All remaining amounts outstanding under the senior bridge loan facility were repaid in January 2001 with a portion of the net proceeds from the issuance and sale of the original notes. All of the amounts remaining outstanding under the senior bridge loan facility were repaid with a portion of the net proceeds from the sale of the original notes.


     CONTRIBUTIONS BY AFFILIATES. In August 1999, Vulcan Cable III Inc. contributed to Charter Communications Holding Company $500.0 million in cash and, in September 1999, an additional $825.0 million, of which approximately $644.3 million was in cash and approximately $180.7 million was in the form of equity interests acquired by Vulcan Cable III Inc. in connection with the Rifkin acquisition. Charter Communications Holding Company in turn contributed the cash and equity interests to Charter Holdings. In November 1999, in connection with Charter Communications, Inc.'s initial public offering, Vulcan Cable III contributed to Charter Communications Holding Company $750.0 million in cash. In connection with the Rifkin, Falcon and Bresnan acquisitions, Charter Communications Holding Company issued equity interests totaling approximately $1.1 billion to

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certain sellers in each of these acquisitions, and a subsidiary of Charter
Holdings issued preferred equity interests totaling $629.5 million to certain sellers in the Bresnan acquisition.

     CONVERTIBLE SENIOR NOTES. On October 30, 2000, Charter Communications, Inc. issued convertible senior notes due 2005 with a principal amount of $650.0 million. An additional $100.0 million pursuant to the initial purchasers' over-allotment option were issued on November 3, 2000. The convertible senior notes have an annual interest rate of 5.75%, payable semi-annually, and are convertible into shares of Charter Communications, Inc.'s Class A common stock at $21.56 per share. The issuance was made in a private placement pursuant to Rule 144A under the Securities Act. The net proceeds were used to repay $727.5 million outstanding under the Charter Holdings senior bridge loan facility.

     For a description of our acquisitions completed in 1999 and 2000, see "Business -- Acquisitions."

CERTAIN TRENDS AND UNCERTAINTIES

     The following discussion highlights a number of trends and uncertainties, in addition to those discussed elsewhere in this prospectus, that could materially impact our business, results of operations and financial condition.


     SUBSTANTIAL LEVERAGE. As of September 30, 2000, pro forma for (i) the issuance and sale of the original notes and the application of the net proceeds therefrom and (ii) the issuance and sale of Charter Communications Inc.'s convertible senior notes and the application of the net proceeds to repay an intercompany amount due to Charter Holdings and to make a contribution to Charter Holdings for additional equity, and the repayment by Charter Holdings with such proceeds of a portion of the amounts outstanding under the Charter Holdings senior bridge loan facility, our total debt was approximately $11.5 billion. We anticipate incurring significant additional debt in the future to fund the expansion, maintenance and upgrade of our cable systems.


     Our ability to make payments on our debt and to fund our planned capital expenditures for upgrading our cable systems and our ongoing operations will depend on our ability to generate cash and secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our existing credit facilities, new facilities or from other sources of financing at acceptable rates or in an amount sufficient to enable us to repay our debt, to grow our business or to fund our other liquidity and capital needs.

     VARIABLE INTEREST RATES. At September 30, 2000, approximately 40% of our debt bears interest at variable rates that are linked to short-term interest rates. In addition, a significant portion of our existing debt, assumed debt or debt we might arrange in the future will bear interest at variable rates. If interest rates rise, our costs relative to those obligations will also rise. At September 30, 2000, our weighted-average rate on outstanding bank commitments is approximately 8.6% and approximately 9.6% on high-yield debt, resulting in a blended weighted-average rate of 9.1%. See "-- Interest Rate Risk."

     RESTRICTIVE COVENANTS. Our credit facilities and the indentures governing our outstanding debt contain a number of significant covenants that, among other things, restrict our ability and the ability of our subsidiaries to:

     - pay dividends or make other distributions;

     - make certain investments or acquisitions;

     - dispose of assets or merge;

     - incur additional debt;

     - issue equity;

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     - repurchase or redeem equity interests and debt;

     - create liens; and

     - pledge assets.

     Furthermore, in accordance with our credit facilities we are required to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument, which could trigger acceleration of the debt. Any default under our credit facilities or the indentures governing our outstanding debt may adversely affect our growth, our financial condition, and our results of operations and the ability to repay amounts due under the notes.

     NEW SERVICES AND PRODUCTS GROWTH STRATEGY. We expect that a substantial portion of any of our future growth will be achieved through revenues from additional services. We cannot assure you that we will be able to offer new advanced services successfully to our customers or that those new advanced services will generate revenues. The amount of our capital expenditures and related roll-out of advanced services may be limited by the availability of certain equipment (in particular, digital converter boxes and cable modems) due to production capacity constraints of certain vendors and/or materials shortages. We continue to work with our primary vendors to address such problems and have been assured that we will have an adequate supply to meet our demand. If we are unable to grow our cash flow sufficiently, we may be unable to fulfill our obligations or obtain alternative financing.

     MANAGEMENT OF GROWTH. We have experienced rapid growth that has placed and is expected to continue to place a significant strain on our management, operations and other resources. Our future success will depend in part on our ability to successfully integrate the operations acquired and to be acquired and to attract and retain qualified personnel. No significant severance cost was incurred in conjunction with acquisitions in 1999 and 2000. The failure to retain or obtain needed personnel or to implement management, operating or financial systems necessary to successfully integrate acquired operations or otherwise manage growth when and as needed could have a material adverse effect on our business, results of operations and financial condition.

     REGULATION AND LEGISLATION. Cable systems are extensively regulated at the federal, state, and local level. Effective March 31, 1999, the scope of rate regulation was reduced so that it continues to impact only the lowest level of basic cable service and associated equipment. This change affords cable operators much greater pricing flexibility, although Congress could revisit this issue if confronted with substantial rate increases.

     Cable operators also face significant regulation of their channel capacity. They currently can be required to devote substantial capacity to the carriage of programming that they would not carry voluntarily, including certain local broadcast signals, local public, educational and government access users, and unaffiliated commercial leased access programmers. This carriage burden could increase in the future, particularly if the Federal Communications Commission
(FCC)were to require cable systems to carry both the analog and digital versions of local broadcast signals. The FCC is currently conducting a proceeding in which it is considering this channel usage possibility, although it has tentatively concluded against imposing a dual digital and analog obligation.

     There is also uncertainty whether local franchising authorities, state regulators, the FCC, or the U.S. Congress will impose obligations on cable operators to provide unaffiliated Internet service providers with access to cable plant on non-discriminatory terms. If they were to do so, and the obligations were found to be lawful, it could complicate our operations in general, and our Internet operations in particular, from a technical and marketing standpoint. These access obligations could adversely impact our profitability and discourage system upgrades and the introduction of new products and services. Recently, a federal district court in Virginia and a federal circuit court in

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California struck down as unlawful open-access requirements imposed by two different franchising authorities. The federal circuit court ruling reversed an earlier district court decision that had upheld an open-access requirement. The FCC has announced that it will soon consider how Internet service provided over cable systems should be classified for regulatory purposes and what, if any, regulations should be imposed.

     There are other instances where "open-access" requirements have been imposed and judicial challenges are pending. The FCC has initiated a new proceeding to categorize cable-delivered Internet service and perhaps establish an appropriate regulatory scheme.

     POSSIBLE RESCISSION LIABILITY. Charter Communications Holding Company acquired Falcon Communications, L.P. (Falcon) in November 1999 and acquired Bresnan in February 2000. In connection with these acquisitions, the Falcon and Bresnan sellers who acquired Charter Communications Holding Company membership units or, in the case of Bresnan, additional equity interests in a subsidiary of Charter Holdings may have rescission rights against Charter Communications, Inc. or Charter Communications Holding Company arising out of possible violations of
Section 5 of the Securities Act of 1933 in connection with the offers and sales of these equity interests. If these equity holders successfully exercised their possible rescission rights, Charter Communications Holding Company or Charter Communications, Inc. would become obligated to repurchase all such equity interests, and the total repurchase obligation could be up to approximately $1.1 billion. If Charter Communications, Inc. and Charter Communications Holding Company fail to obtain capital sufficient to fund any required repurchases, they could seek funds from us and our subsidiaries. This could adversely affect our financial condition and results of operations. These rescission rights expire one year from the dates of issuance of these equity interests.

INTEREST RATE RISK

     The use of interest rate risk management instruments, such as interest rate exchange agreements, interest rate cap agreements and interest rate collar agreements, is required under the terms of the credit facilities of our subsidiaries. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable us to otherwise pay lower market rates. Collars limit our exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.

     Our participation in interest rate hedging transactions involves instruments that have a close correlation with our debt, thereby managing our risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

     At September 30, 2000, we had outstanding $2.0 billion, $15.0 million and $725.0 million in notional amounts of interest rate swaps, caps and collars, respectively.

     The notional amounts of interest rate instruments are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. While swaps, caps and collars represent an integral part of our interest rate risk management program, their incremental effect on interest expense for the nine months ended September 30, 2000, and for the year ended December 31, 1999, was not significant.

     The fair value of fixed-rate debt at September 30, 2000, was $4.2 billion. The fair value of fixed-rate debt is based on quoted market prices. The fair value of variable-rate debt approximates the carrying value of $7.5 billion at September 30, 2000, since this debt bears interest at current market rates.

OPTIONS

     In accordance with an employment agreement and a related option agreement with Jerald L. Kent, our President and Chief Executive Officer, Mr. Kent was issued an option to purchase 7,044,127 membership units in Charter Communications Holding Company in December 1998. The option vests over a four-year period from the date of grant and expires ten years from the date of grant.

     In February 1999, Charter Holdings adopted the 1999 Charter Communications Option Plan, which was assumed by Charter Communications Holding Company in May 1999, providing for the grant of options to employees, consultants and directors of Charter Communications Holding Company and its affiliates to purchase up to 25,009,798 Charter Communications Holding Company membership units. Options granted under the 1999 Charter Communications Option Plan will be fully vested five years after the date of grant. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date of grant.

     Membership units received upon exercise of the options issued to Mr. Kent and to optionees under the 1999 Charter Communications Option Plan are automatically exchanged for shares of Class A common stock of Charter Communications, Inc. on a one-for-one basis.

     The following chart sets forth the number of options outstanding and the exercise price of such options as of December 31, 2000:

                                                                                               OPTIONS
                                                 OPTIONS OUTSTANDING                         EXERCISABLE
                                          ---------------------------------   REMAINING      -----------
                             NUMBER OF       EXERCISE             TOTAL          LIFE         NUMBER OF
                              OPTIONS         PRICE              DOLLARS      (IN YEARS)     OPTIONS(4)
                             ----------   --------------       ------------   ----------     -----------
Outstanding as of January
  1, 1999(1)...............  7,044,127    $        20.00       $140,882,540      10.0(3)      3,522,064(5)
Granted:
  February 9, 1999(2)......  9,111,681             20.00        182,233,620                   3,172,373
  April 5, 1999(2).........    473,000             20.73          9,805,290                     108,424
  November 8, 1999(2)......  4,781,400             19.00         90,846,600                     240,000
  February 15, 2000(2).....  5,566,600             19.47        108,375,022                          --
  May 1, 2000(2)...........  1,469,200             15.03         22,083,986                          --
  July 26, 2000(2).........  1,469,800             14.31         21,036,513                          --
  October 24, 2000(2)......  1,621,600             19.25         31,215,800                          --
Cancelled..................  (3,055,051)   15.03 - 20.73        (58,541,020)                         --
                             ----------   --------------       ------------      ----        ----------
Outstanding as of December
  31, 2000.................  28,482,357   $        19.23(3)    $547,938,351       8.6(3)      7,042,861(5)
                             ==========   ==============       ============      ====        ==========

-------------------------
(1) Granted to Jerald L. Kent pursuant to his employment agreement and related option agreement.

(2) Granted pursuant to the 1999 Charter Communications Option Plan.

(3) Weighted average.

(4) As of December 31, 2000.

(5) The weighted average exercise price for options exercisable was $20.00 and $19.23 at December 31, 1998 and December 31, 2000, respectively.

     The weighted average fair value of options granted was $12.59 and $12.50 at December 31, 1999 and 1998, respectively.

     We follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" to account for options issued under the 1999 Charter Communications Option Plan and the options held by Mr. Kent. We recorded option compensation expense of $845,000 for the period from December 24, 1998 through December 31, 1998, $80.0 million for the year ended December 31, 1999 and $34.2 million for the nine months ended September 30, 2000, in the financial statements since the exercise prices were less than the estimated fair values of the underlying membership units on the date of grant. The estimated fair value was determined using the valuation inherent in Mr. Allen's acquisition of Charter Investment and valuations of public companies in the cable industry adjusted for factors specific to us. Compensation expense is accrued over the vesting period of each grant that varies from four to five years. As of September 30, 2000, deferred compensation remaining to be recognized in future periods totaled $41.4 million.

ACCOUNTING STANDARDS RECENTLY IMPLEMENTED

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101 (SAB
101) Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. Charter Communications, Inc. adopted the accounting provisions of SAB 101 effective April 1, 2000. Management believes that the implementation of SAB 101 has not had a significant effect on Charter Communications, Inc.'s financial condition or results of operations.

ACCOUNTING STANDARDS NOT YET IMPLEMENTED

     SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- An Amendment of FASB No. 133" has delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. We have not yet quantified the impacts of adopting SFAS No. 133 on our consolidated financial statements, nor have we determined the timing or method of our adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (losses).

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

GENERAL

     We sold the original notes on January 5, 2001 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The initial purchasers of the notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act.

     In connection with the sale of original notes to the initial purchasers pursuant to the Purchase Agreement, dated January 5, 2001, among us and Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., and RBC Dominion Securities Corporation, the holders of the original notes became entitled to the benefits of the exchange and registration rights agreements dated January 10, 2001, among us and the initial purchasers.

     Under the registration rights agreements, the issuers became obligated to file a registration statement in connection with an exchange offer within 120 days after January 5, 2001 and to use their reasonable best efforts to have the exchange offer registration statement declared effective within 180 days after January 5, 2001. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreements. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to the issuers.

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the issuers will accept all original notes properly tendered and not withdrawn prior to the expiration date. The issuers will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

     Based on no-action letters issued by the staff of the Securities and Exchange Commission to third parties we believe that holders of the new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the new notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from the issuers cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives new notes for its own account in exchange for original notes, where original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution" for additional information.

     We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from the issuers and delivering new notes to such holders.

     If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "-- Conditions" without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes as promptly as practicable after the expiration date.

     Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "-- Fees and Expenses."

SHELF REGISTRATION STATEMENT

     Pursuant to the registration rights agreements, if the exchange offer is not completed prior to the date on which the earliest of any of the following events occurs:

          (a) applicable interpretations of the staff of the Securities and Exchange Commission do not permit us to effect the exchange offer,

          (b) any holder of notes notifies us that either:

             (1) such holder is not eligible to participate in the exchange offer, or

             (2) such holder participates in the exchange offer and does not receive freely transferable new notes in exchange for tendered original notes, or

          (c) the exchange offer is not completed within 210 days after January 10, 2001,

we will, at our cost:

     - file a shelf registration statement covering resales of the original notes,

     - use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act at the earliest possible time, but no later than 90 days after the time such obligation to file arises, and

     - use our reasonable best efforts to keep effective the shelf registration statement until the earlier of two years after the date as of which the Securities and Exchange Commission declares such shelf registration statement effective or the shelf registration otherwise becomes effective, or the time when all of the applicable original notes are no longer outstanding.

     If any of the events described occurs, we will refuse to accept any original notes and will return all tendered original notes.

     We will, if and when we file the shelf registration statement, provide to each holder of the original notes copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the original notes. A holder that sells original notes pursuant to the shelf registration statement generally must be named as a selling security-holder in the related prospectus and must deliver a prospectus to purchasers, a seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the original notes also will be bound by applicable provisions of the registration rights agreements, including indemnification obligations. In addition, each holder of original notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its original notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.

INCREASE IN INTEREST RATE

     If:

     (1) the registration statement, of which this prospectus is a part, has not been declared effective by the Securities and Exchange Commission within 180 days of the issuance of the original notes, and we have not used or are not continuing to use our reasonable best efforts to cause the registration statement to become effective, or

     (2) the exchange offer has not been completed within 30 business days after the initial effective date of the exchange offer registration statement, or

     (3) the exchange offer registration statement is either withdrawn by us or subject to an effective stop order without being followed immediately by an additional registration statement filed and declared effective, or

     (4) we are required to file the shelf registration statement and either

        (a) the shelf registration statement has not become effective or been declared effective on or before the 90th calendar day following the date such obligation to file arises, or

        (b) the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective, except as specifically permitted in the registration rights agreements, without being succeeded promptly by an additional registration statement filed and declared effective, the interest rate borne by the original notes will be increased by 0.25% per year for the first 90 days of default, 0.50% per year for the second 90 days of default, 0.75% per year for the third 90 days of default and 1.0% per year for the remaining period of time in default.

     The sole remedy available to the holders of the original notes will be the immediate increase in the interest rate on the original notes as described above. Any amounts of additional interest due as described above will be payable in cash on the same interest payments dates as the original notes.

EXPIRATION DATE; EXTENSIONS; AMENDMENT

     We will keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the old notes. The term "expiration date" means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

     In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right

          (a) to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under "-- Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

          (b) to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we promptly will disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.

     Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

PROCEDURES FOR TENDERING

     To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile or an agent's message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

     The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

     The tender by a holder of original notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO US.

     Only a holder of original notes may tender original notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an "eligible institution", unless the original notes are tendered

     (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

     (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal, are required to be guaranteed, such guarantee must be by an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

     If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent to the tendering holders of original notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion to

     (a) purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under "-- Conditions," to terminate the exchange offer in accordance with the terms of the registration rights agreements and

     (b) to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

     By tendering, each holder will represent to us that, among other things,

     (a) the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

     (b) neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes,

     (c) neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes, and

     (d) such holder or other person is not our "affiliate," as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of original notes by causing The Depository Trust Company to transfer such original notes into the exchange agent's account with respect to the original notes in accordance with The Depository Trust Company's procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent's account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent's message in lieu of the letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their original notes and

          (a) whose original notes are not immediately available or

          (b) who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

             (1) the tender is made through an eligible institution;

             (2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof or agent's message in lieu of the letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

             (3) such properly completed and executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. However, where the expiration date has been extended, tenders of original notes previously accepted for exchange as of the original expiration date may not be withdrawn.

     To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

          (a) specify the name of the depositor, who is the person having deposited the original notes to be withdrawn,

          (b) identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited,

          (c) be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender and

          (d) specify the name in which any such original notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly retendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the Securities and Exchange Commission.

     If we determine in our reasonable discretion that the foregoing condition exists, we may

          (1) refuse to accept any original notes and return all tendered original notes to the tendering holders,

          (2) extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes, or

          (3) waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a

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

     material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York addressed as follows:

                         For Information by Telephone:
                                 (312) 827-8546

                              The Bank of New York

             By Overnight Courier                                 By Hand:
        or Registered/Certified Mail:                       The Bank of New York
             The Bank of New York                            101 Barclay Street
              101 Barclay Street                          New York, New York 10286
           New York, New York 10286                   Corporate Trust Services Window
             Attn: Reorg Unit-7E                                Ground Level
                                                            Attn: Reorg Unit-7E

                           By Facsimile Transmission:
                                 (212) 815-6339
                            (Telephone Confirmation)
                                 (212) 815-3750

     The Bank of New York is an affiliate of the trustee under the indentures governing the notes.

FEES AND EXPENSES

     We have agreed to bear the expenses of the exchange offer pursuant to the exchange and registration rights agreements. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

     The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of The Bank of New York as exchange agent, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the notes.

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

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer. Accordingly, such original notes may be resold only

     - to us, upon redemption of these notes or otherwise,

     - so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

     - in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us,

     - outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or

     - under an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

REGULATORY APPROVALS

     We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

OTHER

     Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

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

                                    BUSINESS

OVERVIEW

     We are the fourth largest operator of cable television systems in the United States, serving approximately 6.3 million customers.

     We offer a full range of traditional cable television services in all of our systems. Our service offerings include the following programming packages:

     - basic programming;

     - expanded basic programming;

     - premium service; and

     - pay-per-view television programming.

     As part of our Wired World vision, we are also beginning to offer an array of new services including:

     - digital television;

     - interactive video programming; and

     - high-speed Internet access; and

     - television-based internet access.

     We are also beginning to offer video-on-demand services and are exploring opportunities in telephony.

     The new products and services described above will take advantage of the significant bandwidth of our cable systems. We are accelerating the upgrade of our cable systems to more quickly provide these products and services.

     For the year ended December 31, 1999, pro forma for our merger with Marcus Holdings and the acquisitions completed since the beginning of 1999 our revenues would have been approximately $3.0 billion. For the nine months ended September 30, 2000, pro forma for acquisitions closed since January 1, 2000, our revenues would have been approximately $2.4 billion.

     Mr. Allen, the principal owner of Charter Communications, Inc. and one of the computer industry's visionaries, has long believed in a Wired World in which cable technology will facilitate the convergence of television, computers and telecommunications. We believe cable's ability to deliver voice, video and data at high speeds will enable it to serve as the primary platform for the delivery of new services to the home and workplace.

BUSINESS STRATEGY

     Our objective is to increase our operating cash flow by increasing our customer base and the amount of cash flow per customer. To achieve this objective, we are pursuing the following strategies:

     OFFER NEW PRODUCTS AND SERVICES. We offer an array of products and services to our customers implementing our Wired World vision. Using digital technology, we offer additional channels on our existing service tiers, create new service tiers, introduce multiple packages of premium services and increase the number of pay-per-view channels. We also offer digital music services and interactive program guides that are comprehensive guides to television program listings that can be accessed by network, time, date or programming genre. In addition, we offer advanced services, including interactive video programming and high-speed Internet access, and we are currently exploring

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

opportunities in telephony. We are party to agreements with several providers of high-speed Internet access and other interactive services, including High Speed Access Corp., EarthLink Network, Inc., Excite@Home Corporation, Convergence.com, WorldGate Communications, Inc. and Wink Communications, Inc. We have entered into the Digeo Broadband joint venture with Vulcan Ventures Inc. and InfoSpace, Inc. (successor by merger to Go2Net) to deliver high-speed Internet portal services to our customers.

     UPGRADE THE BANDWIDTH CAPACITY OF OUR SYSTEMS. We plan to spend approximately $1.9 billion in 2001 and 2002 to upgrade and rebuild our systems to bandwidth capacity of 550 megahertz or greater. Upgrading to at least 550 megahertz of bandwidth capacity will allow us to:

     - offer advanced services, such as digital television, Internet access and other interactive services;

     - increase channel capacity up to 82 analog channels, or even more programming channels if some of our bandwidth is used for digital services; and

     - permit two-way communication which will give our customers the ability to send and receive signals over the cable system so that high-speed cable services, such as Internet access, will not require a separate telephone line and will enable our systems to provide telephony services.

     As of September 30, 2000, approximately 60.1% of our customers were served by cable systems with at least 550 megahertz bandwidth capacity, and approximately 46.7% of our customers had two-way communication capability. By year-end 2003, we expect that approximately 97.3% of our customers will be served by cable systems with at least 550 megahertz bandwidth capacity, and approximately 91.5% of our customers will be served by cable systems with at least 750 megahertz bandwidth and two-way communication capability.

     Our planned upgrades are designed to reduce the number of headends from 1,258 at September 30, 2000 to 457 at year-end 2003. Reducing the number of headends will reduce headend equipment and maintenance expenditures and, together with other upgrades, will provide enhanced picture quality and system reliability. In addition, by year-end 2003, we expect that approximately 89% of our customers will be served by headends serving at least 10,000 customers.

     MAXIMIZE CUSTOMER SATISFACTION. To maximize customer satisfaction, we operate our business to provide reliable, high-quality products and services, superior customer service and attractive programming choices at reasonable rates. We have implemented stringent customer service standards which we believe meet or exceed those established by the National Cable Television Association, the Washington, D.C.-based trade association for the cable industry. We believe that our customer service efforts have contributed to our superior customer growth and will strengthen the Charter brand name and increase acceptance of our new products and services.

     EMPLOY INNOVATIVE MARKETING. We have developed and successfully implemented a variety of innovative marketing techniques to attract new customers and increase revenue per customer. Our marketing efforts focus on tailoring Charter-branded entertainment and information services that provide value, choice, convenience and quality to our customers. We use demographic "cluster codes" to address messages to target audiences through direct mail and telemarketing. Cluster codes identify customers by marketing type such as young professionals, retirees or families. In addition, we promote our services on radio, in local newspapers and by door-to-door selling. In many of our systems, we offer discounts to customers who purchase multiple premium services such as Home Box Office or Showtime. We also have a coordinated strategy for retaining customers that includes televised retention advertising to reinforce the link between quality service and the Charter brand name and to encourage customers to purchase higher service levels. Successful implementation of these marketing techniques has contributed to internal customer growth rates in excess of the cable industry average in each year from 1996 through 1999 for the systems we owned in each of those years.

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

     INTEGRATE AND IMPROVE ACQUIRED CABLE SYSTEMS. We seek to rapidly integrate acquired cable systems and apply our core operating strategies to raise the financial and operating performance of these acquired systems. Our integration process occurs in three stages:

        System Evaluation. We conduct an extensive evaluation of each system we acquire. This process begins prior to reaching an agreement to purchase the system and focuses on:

        - the system's demographic profile of the market, the number of homes passed and the customers currently using the system;

        -  business plan;

        -  customer service standards;

        -  management capabilities; and

        -  technological capacity and compatibility.

     We also evaluate opportunities to consolidate headends and billing and other administrative functions. Based upon this evaluation, we formulate plans for customer service centers, plant upgrades, market positioning, new product and service launches and human resource requirements.

          Implementation of Our Core Operating Strategies. To achieve our high standards for customer satisfaction and financial and operating performance, we:

        -  attract and retain high quality local management;

        - empower local managers with a high degree of day-to-day operational autonomy;

        - set key financial and operating benchmarks for management to meet, such as revenue and cash flow per subscriber, subscriber growth, customer service and technical standards; and

        - provide incentives to all employees through grants of cash bonuses and equity options.

          Ongoing Support and Monitoring. We provide local managers with regional and corporate management guidance, marketing and other support for implementation of their business plans. We monitor performance of our acquired cable systems on a frequent basis to ensure that performance goals can be met.

     The turn-around in our Fort Worth system, which our management team began to manage in October 1998, is an example of our success in integrating newly acquired cable systems into our operations. We introduced a customer care team that has worked closely with city governments to improve customer service and local government relations, and each of our customer service representatives attended a training program. We also conducted extensive training programs for our technical and engineering, dispatch, sales and support, and management personnel. We held a series of sales events and service demonstrations to increase customer awareness and enhance our community exposure and reputation. We reduced the new employee hiring process from two to three weeks to three to five days. As a result of these and other actions taken by the Charter management team, relations with local franchising authorities are greatly improved, customer service has been significantly enhanced, and the number of customers and operating cash flow have increased.

     EMPHASIZE LOCAL MANAGEMENT AUTONOMY WHILE PROVIDING REGIONAL AND CORPORATE SUPPORT AND CENTRALIZED FINANCIAL CONTROLS. Our local cable systems are organized into twelve operating regions. A regional management team oversees multiple local system operations in each region. We believe that a strong management presence at the local system level:

     -  improves our customer service;

     - increases our ability to respond to customer needs and programming preferences;

     -  reduces the need for a large centralized corporate staff;

     -  fosters good relations with local governmental authorities; and

     -  strengthens community relations.

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

     Our regional management teams work closely with both local managers and senior management in our corporate office to develop budgets and coordinate marketing, programming, purchasing and engineering activities. Our centralized financial management enables us to set financial and operating benchmarks and monitor performance on an ongoing basis. In order to attract and retain high quality managers at the local and regional operating levels, we provide a high degree of operational autonomy and accountability along with cash and equity-based compensation. Under the 1999 Charter Communications Option Plan, directors, consultants and substantially all employees, including members of corporate management and key regional and system-level management personnel, receive options exercisable for Charter Communications Holding Company membership units that are automatically exchanged for shares of Charter Communications, Inc. Class A common stock on a one-for-one basis.

     CONCENTRATE OUR SYSTEMS IN TIGHTER GEOGRAPHICAL CLUSTERS. To improve operating margins and increase operating efficiencies, we regularly seek to improve the geographic clustering of our cable systems by selectively swapping our cable systems for systems of other cable operators or acquiring systems in close proximity to our systems. We believe that by concentrating our systems in clusters, we will be able to generate higher growth in revenues and operating cash flow. Clustering enables us to consolidate headends and spread fixed costs over a larger subscriber base. We are negotiating with several other cable operators whose systems we consider to be potential acquisition candidates.

CHARTER ORGANIZATIONAL STRUCTURE

     The following is a description of the entities in our organizational structure and how they relate to us. In our discussion of the following entities, we make the same assumption as on page 3 with respect to our organizational chart.

     OWNERSHIP OF CHARTER COMMUNICATIONS, INC. Mr. Allen owns approximately 3.8% of the outstanding capital stock of Charter Communications, Inc. and controls approximately 93.5% of the voting power of Charter Communications, Inc.'s capital stock. The remaining equity interests and voting power are held by the public. Mr. Allen's voting control arises from his ownership of Charter Communications, Inc.'s high vote Class B common stock, his Class A common stock and his ownership interests in Vulcan Cable III Inc. and Charter Investment, Inc., both of which own membership units in Charter Communications Holding Company that are exchangeable for shares of high vote Class B common stock of Charter Communications, Inc.

     Charter Communications, Inc. is the issuer of the $750.0 million aggregate principal amount of convertible senior notes issued in October and November 2000.

     VULCAN CABLE III INC.  Mr. Allen owns 100% of the equity of Vulcan Cable
III. Vulcan Cable III has a 18.6% equity interest and no voting rights in Charter Communications Holding Company. In August 1999, Mr. Allen, through Vulcan Cable III, contributed to Charter Communications Holding Company $500 million in cash. In September 1999, he contributed an additional $825.0 million to Charter Communications Holding Company through Vulcan Cable III, of which approximately $644.3 million was in cash and approximately $180.7 million was in the form of equity interests Vulcan Cable III acquired in connection with the Rifkin acquisition. Upon each of these contributions, Vulcan Cable III received Charter Communications Holding Company membership units at a price per membership unit of $20.73. In addition, in November 1999, Mr. Allen, through Vulcan Cable III, made a $750.0 million cash equity contribution to Charter Communications Holding Company for which Vulcan Cable III received additional membership units at a price per membership unit of $18.24.

     CHARTER INVESTMENT, INC. Charter Investment, Inc. has a 38.0% equity interest and no voting rights in Charter Communications Holding Company. Mr. Allen owns approximately 96.8% of the outstanding stock of Charter Investment, Inc. The remaining 3.2% equity is beneficially owned by our founders, Jerald L. Kent, Howard L. Wood and Barry L. Babcock.

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

     FORMER OWNERS OF BRESNAN. Under the terms of the Bresnan acquisition, some of the sellers received a portion of their purchase price in Charter Communications Holding Company common membership units rather than in cash. These common membership units are exchangeable for shares of Charter Communications, Inc. Class A common stock on a one-for-one basis. In addition, certain other sellers received a portion of the purchase price in preferred membership units in an indirect subsidiary of Charter Holdings. The preferred membership units are also exchangeable for shares of Charter Communications, Inc. Class A common stock on a one-for-one basis. If all of the Bresnan sellers exchanged their membership units in Charter Communications Holding Company or such indirect subsidiary, as applicable, these equity holders as a group would have a total 14.3% equity interest in Charter Communications, Inc.

     CHARTER COMMUNICATIONS HOLDING COMPANY, LLC. Charter Communications Holding Company is our direct 100% parent. Charter Communications Holding Company is owned 40.8% by Charter Communications, Inc., 18.6% by Vulcan Cable III Inc., 38.0% by Charter Investment, Inc. and 2.6% by certain sellers in our Bresnan acquisition. Charter Communications, Inc. controls 100% of the voting power of Charter Communications Holding Company. All of the outstanding membership units in Charter Communications Holding Company held by Vulcan Cable III and Charter Investment are exchangeable for shares of Class B common stock of Charter Communications, Inc. on a one-for-one basis at any time which are in turn exchangeable for Class A common stock of Charter Communications, Inc. All of the outstanding membership units held by Bresnan sellers are exchangeable for shares of Class A common stock of Charter Communications, Inc. on a one-for-one basis at any time.

     CHARTER COMMUNICATIONS HOLDINGS, LLC. Charter Holdings is a co-issuer of the notes, $3.575 billion aggregate principal amount of notes issued in March 1999 and $1.532 billion aggregate principal amount of notes issued in January 2000. Charter Holdings owns 100% of Charter Communications Holdings Capital Corporation, the co-issuer of the notes and the March 1999 and January 2000 Charter Holdings notes. Charter Holdings also owns the various subsidiaries that conduct all of our cable operations, including the Charter, Falcon, Fanch, Avalon and Bresnan companies described below.

     CHARTER COMMUNICATIONS HOLDINGS CAPITAL CORPORATION. Charter Communications Holdings Capital Corporation is a wholly owned subsidiary of Charter Holdings and a co-issuer of the notes and the Charter Holdings notes described in the preceding paragraph.

     CHARTER COMPANIES. These companies are subsidiaries of Charter Holdings and own or operate all of the cable systems originally managed by Charter Investment, Inc., the cable systems obtained through the merger of Marcus Holdings with Charter Holdings and the cable systems we acquired in 1999 and 2000, other than the Falcon, Fanch, Avalon and Bresnan systems described below. Historical financial information is presented separately for these acquired entities. Charter Operating, a direct subsidiary of Charter Holdings, owns all of the Charter companies' operating subsidiaries and is the borrower under the Charter Operating credit facilities. The Charter companies also include the issuers of the outstanding publicly held notes of Renaissance.

     FALCON COMPANIES. These companies are subsidiaries of Charter Holdings and own or operate all of the cable systems acquired in the Falcon acquisition and Falcon Cable Communications, which is the borrower under the Falcon credit facilities.

     FANCH COMPANIES. These companies are subsidiaries of Charter Holdings and own or operate all of the cable systems acquired in the Fanch acquisition and CC VI Operating, LLC, which is the borrower under the Fanch credit facilities.

     AVALON AND BRESNAN COMPANIES. These companies are subsidiaries of Charter Holdings and own or operate all of the cable systems acquired in the Avalon and Bresnan acquisitions, including CC VIII Operating, LLC, which is the borrower under the Bresnan credit facilities. CC V Holdings,

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

LLC (formerly Avalon Cable LLC) and CC V Holdings Finance, Inc. (formerly Avalon Cable Finance Holdings, Inc.) are co-issuers of the outstanding publicly held Avalon notes. The Bresnan companies are subsidiaries of CC V Holdings.

ACQUISITIONS

     Our primary criterion in considering acquisition and swapping opportunities is the financial return that we expect to ultimately realize. We consider each acquisition in the context of our overall existing and planned operations, focusing particularly on the impact on our size and scope and the ability to reinforce our clustering strategy, either directly or through future swaps or acquisitions. Other specific factors we consider in acquiring a cable system are:

     - the demographic profile of the market, the number of homes passed and the customers currently using the system;

     - the per customer revenues, operating cash flow and opportunities to increase these financial benchmarks;

     - the proximity to our existing cable systems or the potential for developing new clusters of systems;

     -  the technological state of such system; and

     -  the level of competition within the local market.

     We believe that there are significant advantages in the increased size and scope of our operations, including:

     - improved economies of scale in management, marketing, customer service, billing and other administrative functions;

     -  reduced costs for our cable plants and our infrastructure in general;

     -  increased leverage for negotiating programming contracts; and

     - increased influence on the evolution of important new technologies affecting our business.

     We believe that as a result of our acquisition strategy and our systems upgrade we are well positioned to have cable systems with economies of scale sufficient to allow us to execute our strategy to expand the array of products and services that we offer to our customers as we implement our Wired World vision. We will, however, continue to explore acquisitions and swaps of cable systems that would further complement our existing cable systems.

  ACQUISITIONS COMPLETED IN 1999

     MERGER WITH MARCUS HOLDINGS. On April 23, 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable Company, L.L.C., and agreed to acquire the remaining interests in Marcus Cable. The aggregate purchase price was approximately $1.4 billion, excluding $1.8 billion in assumed liabilities. On February 22, 1999, Marcus Holdings was formed, and all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen completed the acquisition of all remaining interests of Marcus Cable. On April 7, 1999, the holding company parent of the Marcus companies, Marcus Holdings, merged into Charter Holdings, which was the surviving entity of the merger. The subsidiaries of Marcus Holdings became subsidiaries of Charter Operating. In October 1998, during the period of obtaining the requisite regulatory approvals for the transaction, the Marcus systems came under common management with our subsidiaries, pursuant to the terms of a management agreement.

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

     The cable systems we acquired in the merger with Marcus Holdings are located in Wisconsin, Tennessee, North Carolina, Georgia, California, Alabama and Texas, have approximately 1,005,500 customers as of September 30, 2000 and are operated as part of our North Central, Southeast, Southern California, Gulf Coast and National regions. For the year ended December 31, 1999, the Marcus systems had revenues of approximately $511.9 million. For the nine months ended September 30, 2000, the Marcus systems had revenues of approximately $388.6 million.

     RENAISSANCE. In April 1999, one of our subsidiaries purchased Renaissance Media Group LLC for approximately $459 million, consisting of $348 million in cash and $111 million of assumed debt. Renaissance owns cable systems located in Louisiana, Mississippi and Tennessee, has approximately 135,100 customers as of September 30, 2000 and is operated as part of our Gulf Coast and Mid-South regions. For the year ended December 31, 1999, the Renaissance systems had revenues of approximately $62.4 million. For the nine months ended September 30, 2000, the Renaissance systems had revenues of approximately $50.8 million.

     AMERICAN CABLE. In May 1999, one of our subsidiaries purchased American Cable Entertainment, LLC for approximately $240 million. American Cable owns cable systems located in California serving approximately 68,700 customers as of September 30, 2000 and is operated as part of our Southern California region. For the year ended December 31, 1999, the American Cable systems had revenues of approximately $37.2 million. For the nine months ended September 30, 2000, the American Cable systems had revenues of approximately $31.0 million.

     GREATER MEDIA SYSTEMS. In June 1999, one of our subsidiaries purchased certain cable systems of Greater Media Cablevision Inc. for approximately $500 million. The Greater Media systems are located in Massachusetts, have approximately 176,800 customers as of September 30, 2000 and are operated as part of our Northeast Region. For the year ended December 31, 1999, the Greater Media systems had revenues of approximately $85.9 million. For the nine months ended September 30, 2000, the Greater Media systems had revenues of approximately $71.0 million.

     HELICON. In July 1999, one of our subsidiaries acquired Helicon Partners I, L.P. and affiliates for approximately $550 million, consisting of $410 million in cash, $115 million of assumed debt, and $25 million in the form of preferred limited liability company interest of Charter-Helicon LLC, a direct wholly owned subsidiary. The Helicon systems are located in Alabama, Georgia, New Hampshire, North Carolina, West Virginia, South Carolina, Tennessee, Pennsylvania, Louisiana and Vermont, have approximately 173,200 customers as of September 30, 2000 and are operated as part of our Southeast, South-Atlantic, Mid-South, Northeast, Gulf Coast and Mid-Atlantic regions. For the year ended December 31, 1999, the Helicon systems had revenues of approximately $85.2 million. For the nine months ended September 30, 2000, the Helicon systems had revenues of approximately $66.8 million.

     VISTA AND CABLE SATELLITE. One of our subsidiaries acquired Vista Broadband Communications, LLC in July 1999 and acquired a cable system of Cable Satellite of South Miami, Inc. in August 1999. These cable systems are located in Georgia and southern Florida and serve a total of approximately 34,700 customers as of September 30, 2000 and are operated as part of our South-Atlantic regions. The total purchase price for these acquisitions was approximately $148 million in cash. For the year ended December 31, 1999, these systems had revenues of approximately $19.0 million. For the nine months ended September 30, 2000, these systems had revenues of approximately $14.1 million.

     RIFKIN. In September 1999, one of our subsidiaries acquired Rifkin Acquisition Partners L.L.L.P. and InterLink Communications Partners, LLLP for a purchase price of approximately $1.46 billion, consisting of $1.2 billion in cash, $133.3 million in equity in Charter Communications Holding Company and $128.0 million in assumed debt. The Rifkin systems are located primarily in Florida, Georgia, Illinois, Indiana, Tennessee, Virginia and West Virginia, serving approximately 463,000 customers as of September 30, 2000 and are operated as part of our Central, South-Atlantic,

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

Mid-South and Mid-Atlantic regions. For the year ended December 31, 1999, Rifkin had revenues of approximately $219.9 million. For the nine months ended September 30, 2000, Rifkin had revenues of approximately $175.5 million.

     INTERMEDIA SYSTEMS. In October 1999, one of our subsidiaries purchased certain cable systems of InterMedia Capital Partners IV, L.P., InterMedia Partners and their affiliates in exchange for approximately $873 million in cash and certain of our cable systems. The InterMedia systems serve approximately 415,300 customers as of September 30, 2000 in North Carolina, South Carolina, Georgia and Tennessee. As part of this transaction, we agreed to "swap" some of our non-strategic cable systems serving approximately 142,000 customers as of September 30, 2000 in Indiana, Montana, Utah and northern Kentucky.

     At the closing, we retained a cable system located in Indiana serving approximately 30,000 customers for which we were unable to timely obtain the necessary regulatory approvals of the system transfer. Such approval was subsequently obtained and the Indiana system assets were transferred in March 2000. This transaction, including the transfer of the retained Indiana system, resulted in a net increase of 273,300 customers concentrated in our Southeast and Mid-South regions. For the year ended December 31, 1999, the InterMedia systems had revenues of approximately $179.3 million ($126.2 million, net of disposed systems). For the nine months ended September 30, 2000, the InterMedia systems had revenues of approximately $169.9 million ($166.5 million, net of disposed Indiana systems).

     FANCH. In November 1999, Charter Communications Holding Company purchased the partnership interests of Fanch Cablevision of Indiana, L.P., specified assets of Cooney Cable Associates of Ohio, Limited Partnership, Fanch-JV2 Master Limited Partnership, Mark Twain Cablevision Limited Partnership, Fanch-Narragansett CSI Limited Partnership, North Texas Cablevision, Ltd., Post Cablevision of Texas, Limited Partnership and Spring Green Communications, L.P. and the stock of Tioga Cable Company, Inc., Cable Systems, Inc. and, indirectly, Hornell Television Service, Inc. for a total combined purchase price of approximately $2.4 billion in cash.

     Under the Fanch purchase agreement, immediately prior to the closing of the Fanch acquisition, certain assets of TWFanch-one Co. were distributed to Fanch Cablevision of Indiana and Hornell Television Service in exchange for all of their partnership interests in TWFanch-one. In addition, immediately prior to the closing of the Fanch acquisition, certain assets of TWFanch-two Co. were distributed to Fanch-JV2 Master and Cooney Cable in exchange for all of their partnership interests in TWFanch-two.

     The cable systems acquired in this acquisition are primarily located in Colorado, Indiana, Kansas, Kentucky, Maryland, Michigan, New York, Oklahoma, Pennsylvania, Texas, Virginia, West Virginia and Wisconsin, serve approximately 535,600 customers as of September 30, 2000 and are operated as part of our Central, North Central, Michigan, National, Mid-South, Gulf Coast and Mid-Atlantic regions. For the year ended December 31, 1999, these systems had revenues of approximately $218.2 million. For the nine months ended September 30, 2000, these systems had revenues of approximately $188.4 million.

     FALCON. In November 1999, Charter Communications Holding Company purchased partnership interests in Falcon Communications, L.P. from Falcon Holding Group, L.P. and TCI Falcon Holdings, LLC, interests in a number of Falcon entities held by Falcon Cable Trust and Falcon Holding Group, Inc., specified interests in Enstar Communications Corporation and Enstar Finance Company, LLC held by Falcon Holding Group, L.P., and specified interests in Adlink held by DHN Inc.

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     The purchase price for the acquisition was approximately $3.5 billion, consisting of cash, $550 million in common membership units in Charter Communications Holding Company issued to certain of the Falcon sellers and $1.7 billion in assumed debt.

     The Falcon cable systems are located in California and the Pacific Northwest, Missouri, North Carolina, Alabama, Arkansas, Kentucky, Georgia, Texas and Utah, serve approximately 977,200 customers as of September 30, 2000 and are operated as part of our Central, Southern California, Northwest, Michigan, National, Southeast, South-Atlantic, Mid-South, Northeast, Gulf Coast and Mid-Atlantic regions. For the year ended December 31, 1999, these systems had revenues of approximately $427.7 million. For the nine months ended September 30, 2000, these systems had revenues of approximately $327.7 million.

     AVALON. In November 1999, Charter Communications Holding Company purchased directly and indirectly all of the equity interests of Avalon Cable LLC from Avalon Cable Holdings LLC, Avalon Investors, L.L.C. and Avalon Cable of New England Holdings, Inc. for approximately $832 million, consisting of $558.2 million in cash and $273.8 million in assumed notes.

     The Avalon systems are located primarily in Michigan and New England, serve approximately 270,800 customers as of September 30, 2000 and are operated as part of our North Central, Michigan and Northeast regions. For the year ended December 31, 1999, Avalon had revenues of approximately $108.3 million. For the nine months ended September 30, 2000, the Avalon systems had revenues of $89.0 million.

  ACQUISITIONS COMPLETED IN 2000

     BRESNAN. In February 2000, we purchased Bresnan Communications Company Limited Partnership for a total purchase price of approximately $3.1 billion, consisting of approximately $1.1 billion in cash, $1.0 billion in membership units in Charter Communications Holding Company and an indirect subsidiary of Charter Communications Holding Company and $963.3 million in assumed debt.

     The cable systems acquired in the Bresnan acquisition are primarily located in Michigan, Minnesota, Wisconsin and Nebraska, serve approximately 695,800 customers as of September 30, 2000 and are operated as part of our North Central, Michigan and National regions. For the year ended December 31, 1999, these systems and systems acquired by Bresnan have revenues of approximately $290.7 million. For the nine months ended September 30, 2000, these systems had revenues of $241.1 million.

     INTERLAKE, CAPITAL CABLE AND FARMINGTON. In January 2000, one of our subsidiaries purchased a cable system of Interlake Cablevision Enterprises, LLC for $13.0 million. In April 2000, one of our subsidiaries purchased a cable system of Falcon Capital Cable Partners, L.P. and another cable system of Farmington Cablevision Company for a total purchase price of $75.0 million. The cable systems acquired in these transactions are primarily located in Illinois, Indiana, Minnesota and Missouri, serve approximately 35,000 customers and are operated as part of our North Central and Central regions. The aggregate purchase price for these acquisitions was approximately $88.0 million and was paid in cash. For the year ended December 31, 1999, these systems had revenues of approximately $15.3 million. For the nine months ended September 30, 2000, these systems had revenues of $10.5 million.

     KALAMAZOO. In September 2000, we completed a stock-for-stock merger with Cablevision of Michigan, Inc., the owner of a cable system in Kalamazoo, Michigan. In the merger, we acquired all of the outstanding stock of Cablevision of Michigan in exchange for 11,173,376 shares of our Class A common stock valued at approximately $170.6 million. For financial reporting purposes, the Kalamazoo acquisition was accounted for using the purchase method of accounting. After the merger, Charter Communications, Inc. contributed 100% of the equity interests acquired to Charter Communications Holding Company in exchange for membership units. Charter Communications

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Holding Company in turn contributed these equity interests to Charter Holdings, which in turn contributed the equity interests to a subsidiary. The Kalamazoo system has approximately 50,700 customers and had revenues of approximately $20.3 million for the year ended December 31, 1999. For the nine months ended September 30, 2000, the Kalamazoo system had revenues of $15.6 million.

PRODUCTS AND SERVICES

     We offer our customers a full array of traditional cable television services and programming and we have begun to offer new and advanced high bandwidth services such as high-speed Internet access. We plan to continually enhance and upgrade these services, including adding new programming and other telecommunications services, and will continue to position cable television as an essential service.

     TRADITIONAL CABLE TELEVISION SERVICES. As of September 30, 2000, approximately 84% of our customers subscribed to both "basic" and "expanded basic" service and generally receive a line-up of between 33 and 85 channels of television programming, depending on the bandwidth capacity of the system. Customers who pay additional amounts can also subscribe to additional channels, either individually or in packages of several channels, as add-ons to the basic channels. As of September 30, 2000, more than 30% of our customers subscribed to premium channels, with additional customers subscribing to other special add-on packages. We tailor both our basic channel line-up and our additional channel offerings to each system according to demographics, programming preferences, competition, price sensitivity and local regulation.

     Our traditional cable television service offerings include the following:

     - BASIC CABLE. All of our customers receive basic cable services, which generally consist of local broadcast television, local community programming, including governmental and public access, and limited satellite programming. For the year ended December 31, 1999, the average monthly fee was $13.54 for our basic service. For the nine months ended September 30, 2000, the average monthly fee for basic services was $13.47.

     - EXPANDED BASIC CABLE. This expanded tier includes a group of satellite-delivered or non-broadcast channels, such as Entertainment and Sports Programming Network (ESPN), Cable News Network (CNN) and Lifetime Television, in addition to the basic channel line-up. For the year ended December 31, 1999, the average monthly fee was $14.88 for our expanded basic service. For the nine months ended September 30, 2000, the average monthly fee for expanded tier services was $17.61.

     - PREMIUM CHANNELS. These channels provide unedited, commercial-free movies, sports and other special event entertainment programming. Home Box Office, Cinemax and Showtime are typical examples. We offer subscriptions to these channels either individually or in packages. For the year ended December 31, 1999, the average monthly fee was $6.15 per premium subscription. For the nine months ended September 30, 2000, the average monthly fee was $4.40 per premium subscription.

     - PAY-PER-VIEW. These channels allow customers to pay to view a single showing of a recently released movie, a one-time special sporting event or music concert on an unedited, commercial-free basis. We currently charge a fee that ranges from $2.95 to $8.95 for movies. For special events, such as championship boxing matches, we have charged a fee of up to $54.95.

     We have employed a variety of targeted marketing techniques to attract new customers by focusing on delivering value, choice, convenience and quality. We employ direct mail and telemarketing, using demographic "cluster codes" to convey specific messages to target audiences. In

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many of our systems, we offer discounts to customers who purchase premium services on a limited trial basis in order to encourage a higher level of service subscription. We also have a coordinated strategy for retaining customers that includes televised retention advertising to reinforce the decision to subscribe and to encourage customers to purchase higher service levels.

     NEW PRODUCTS AND SERVICES. A variety of emerging technologies and the rapid growth of Internet usage have presented us with substantial opportunities to provide new or expanded products and services to our customers and to expand our sources of revenue. The desire for such new technologies and the use of the Internet by businesses in particular have triggered a significant increase in our commercial market penetration. As a result, we are in the process of introducing a variety of new or expanded products and services, beyond the traditional offerings of analog television programming, for the benefit of both our residential and commercial customers. These new products and services include:

     -  digital television and its related enhancements;

     - high-speed Internet access via cable modems installed in personal computers;

     - WorldGate television-based Internet access, which allows customers to access the Internet through the use of our two-way capable cable plant without the need for a personal computer;

     - interactive services, such as Wink, which adds interactivity and electronic commerce opportunities to traditional programming and advertising; and

     - telephony and data transmission services, which are private network services interconnecting locations for a customer.

     Cable's high bandwidth allows cable to be well positioned to deliver a multitude of channels and/or new and advanced products and services. We believe that this high bandwidth will be a key factor in the successful delivery of these products and services.

     DIGITAL TELEVISION. As part of upgrading our systems, we are installing headend equipment capable of delivering digitally encoded cable transmissions to a two-way digital-capable set-top converter box in the customer's home. This digital connection offers significant advantages. For example, we can compress the digital signal to allow the transmission of up to twelve digital channels in the bandwidth normally used by one analog channel. This will allow us to increase both programming and service offerings, including video-on-demand for pay-per-view customers. We expect to increase the amount of these services purchased by our customers.

     Digital service customers receive additional television programming, an interactive electronic programming guide, and up to 45 channels of digital music. We offer digital service to our customers in three different packages:
Charter Digital Complete Basic(TM), Charter Digital Select(TM), and Charter Digital MVP(TM). All three packages include a digital set-top converter box, the interactive programming guide, digital music channels, pay-per-view channels, local broadcast channels, regular cable channels and digital basic channels. Customers who select the Charter Digital Select package also receive one premium channel of their choice with "multiplexes." Multiplexes give customers access to several different versions of the same premium channel that are varied as to time of broadcast or programming content theme. Customers who select the Charter Digital MVP package receive four premium channels with multiplexes: HBO, Showtime, Cinemax and The Movie Channel.

     As part of our pricing strategy for digital services, we have established retail rates of $34 to $56 for the Charter Digital Complete Basic package, $57 to $69 for the Charter Digital Select package, and $64 to $76 for the Charter Digital MVP Package.

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     As of September 30, 2000, approximately 653,800 of our customers subscribed to the digital service offered in 222 markets. As of September 30, 2000, approximately 7.6 million of our homes passed were served by cable systems capable of delivering digital services. By year-end 2000, we anticipate that digital services will be available in approximately 8.3 million homes.

     VIDEO-ON-DEMAND. We are beginning to offer video-on-demand (VOD) service to some of our customers. With VOD service, customers can access hundreds of movies and other programming at any time, with digital picture quality. VOD allows customers full VCR functionality, including the ability to pause, rewind and fast-forward programs. They can also stop a program and resume watching it several hours later during the rental period. VOD service requires the use of a digital set-top converter box and is offered as a standard feature of our digital service packages. Generally, customers pay for VOD on a per-selection basis.

     We have signed an agreement to offer VOD to the Los Angeles and Atlanta areas and other future markets with DIVA Systems Corporation, a company providing interactive VOD products and services to the cable industry. DIVA will provide us with hardware, software, programming and operational support as part of this agreement. We have worked with DIVA for over a year on a VOD trial with more than 6,000 customers in our Gwinnett County, Georgia cable system. VOD has now been launched in this North Atlanta system, and every new digital customer there receives VOD service. During the fourth quarter of 2000, we made VOD service available to approximately 167,000 homes in Pasadena, California and an additional 275,000 homes in our greater Los Angeles franchise area. We plan on launching VOD service to additional markets in 2001.

     INTERNET ACCESS. We currently provide Internet access to our customers by two principal means:

     - via cable modems attached to personal computers, either directly or through an outsourcing contract with an Internet service provider; and

     -  through television access, via a service such as WorldGate.

     We also provide Internet access in some markets through traditional dial-up telephone modems, using a third party service provider.

     The principal advantage of cable Internet connections is the high speed of data transfer over a cable system. We currently offer Internet access service to our residential customers over coaxial cable at speeds that can range up to approximately 50 times the speed of a conventional telephone modem. Furthermore, a two-way communication cable system using a hybrid fiber optic/coaxial structure can support the entire connection at cable modem speeds without the need for a separate telephone line. If the cable system only supports one-way signals from the headend to the customer, the customer must use a separate telephone line in order to send signals to the provider, although such customer still receives the benefit of high speed cable access when receiving information, which is the primary reason for using cable as an Internet connection. In addition to Internet access over our traditional coaxial system, we also provide our commercial customers fiber optic cable access.

     In the past, cable Internet connections have provided customers with widely varying access speeds because each customer accessed the Internet by sending and receiving data through a node. Users connecting simultaneously through a single node share the bandwidth of that node, so that users' connection speeds may diminish as additional users connect through the same node. To induce users to switch to our Internet services, we guarantee our cable modem customers the minimum access speed selected from several speed options we offer. We also provide higher guaranteed access speeds for customers willing to pay an additional cost. In order to meet these guarantees, we are increasing the bandwidth of our systems and "splitting" nodes easily and cost-effectively to reduce the number of customers per node.

     CABLE MODEM-BASED INTERNET ACCESS. We have deployed cable modem-based Internet access services in 119 markets including most of our significant operating clusters.

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     As of September 30, 2000, we provided Internet access service to approximately 184,600 residential customers. The following table indicates the projected availability of cable modem-based Internet access services in our systems, as of the dates indicated. Only a small percentage of our customers currently subscribe to these services.

                                                             HOMES MADE AVAILABLE FOR
                                                              ADVANCED DATA SERVICES
                                                      ---------------------------------------
                                                      SEPTEMBER 30, 2000    DECEMBER 31, 2000
                                                      ------------------    -----------------
HIGH-SPEED INTERNET ACCESS VIA CABLE MODEMS:
High Speed Access Corp. ..........................        1,777,200             2,500,000
Excite@Home.......................................        1,150,900             1,270,000
Earthlink/Charter Pipeline........................          955,500             1,000,000
Convergence.com...................................          175,300                    --
In-House/Other....................................          521,100               560,000
                                                          ---------             ---------
  Total cable modems..............................        4,580,000             5,330,000
                                                          =========             =========
Internet access via WorldGate.....................          463,700               488,800

     We have agreements with High Speed Access to offer Internet access in some of our systems. High Speed Access also provides Internet access services to our customers under the Charter Pipeline brand name. Although the Internet access service is provided by High Speed Access, the Internet "domain name" of our customer's e-mail address and web site, if any, is "Charter.net," allowing the customer to switch or expand to our other Internet services without a change of e-mail address.

     High Speed Access provides two different models of service to us. The network services agreement model is similar to our arrangements with EarthLink and Excite@Home described below. The full service model bears all capital, operating and marketing costs of providing the service, and seeks to build economies of scale in our smaller systems that we cannot efficiently build ourselves by simultaneously contracting to provide the same services to other small geographically contiguous systems. As of September 30, 2000, we have made cable modem-based Internet access available to approximately 1,777,200 of our homes passed, and approximately 48,400 customers signed up for the service. From October 1, 2000 through the end of 2000, we anticipate making available for service approximately 722,800 additional homes passed. See "Certain Relationships and Related Transactions -- Business Relationships."

     We have a revenue sharing agreement with Excite@Home, under which Excite@Home provides Internet service to customers in our systems serving Fort Worth, University Park and Highland Park, Texas. The Excite@Home network provides high-speed, cable modem-based Internet access using our cable infrastructure. As of September 30, 2000, we have made Excite@Home available to approximately 1,150,900 of our homes passed and had approximately 47,000 customers who subscribed to this service.

     We have an agreement with EarthLink Network, Inc., an independent Internet service provider, to provide service marketed and branded as Charter Pipeline(TM), which is a cable modem-based, high-speed Internet access service we offer. EarthLink and MindSpring Enterprises, Inc. merged in February 2000 creating the second-largest Internet service provider (ISP) in the United States. We currently charge a monthly usage fee of between $24.95 and $74.95. Our customers have the option to lease a cable modem for $3.95 to $15 a month or to purchase a modem for between $200 and $300. As of September 30, 2000, we made EarthLink Internet access available to approximately 955,500 homes passed and had approximately 25,000 customers who subscribed to this service.

     We also have services agreements with Convergence.com under which Convergence.com provides Internet service to customers in systems acquired in the Rifkin acquisition. The Convergence.com network provides high-speed, cable modem-based Internet access using our cable infrastructure. As of

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September 30, 2000, we have made available Convergence.com service to approximately 175,300 homes passed and had approximately 8,500 customers. Both parties, Convergence.com and us, mutually agreed to terminate the existing agreements effective December 31, 2000 without financial compensation to be exchanged. Convergence.com's customers will be switched to High Speed Access' cable modem-based Internet access.

     We actively market our cable modem service to businesses in each one of our systems where we have the capability to offer such service. Our marketing efforts are often door-to-door, and we have established a separate division whose function is to make businesses aware that this type of Internet access is available through us. We also provide several virtual local area networks for municipal and educational facilities in our Los Angeles cluster including California Institute of Technology located in Pasadena, the City of Pasadena and the City of West Covina.

     TV-BASED INTERNET ACCESS. We have a non-exclusive agreement with WorldGate to provide its TV-based e-mail and Internet access to our cable customers. WorldGate's technology is only available to cable systems with two-way capability. WorldGate offers easy, low-cost Internet access to customers at connection speeds ranging up to 128 kilobits per second. For a monthly fee, we provide our customers with e-mail and Internet access that does not require the use of a PC, an existing or additional telephone line, or any additional equipment. Instead, the customer accesses the Internet through the set-top box, which the customer already has on his television set, and a wireless keyboard, that is provided with the service and which interfaces with the box. WorldGate works on advanced analog and digital converters and, therefore, can be installed utilizing advanced analog converters already deployed. In contrast, other converter-based, non-PC Internet access products require a digital platform and a digital converter prior to installation.

     Customers who opt for television-based Internet access are generally first-time Internet users who prefer this more user-friendly interface. Although the WorldGate service bears the WorldGate brand name, the Internet domain name of the customers who use this service is "Charter.net." This allows customers to switch or expand to our other Internet services without a change of e-mail address.

     We first offered WorldGate to customers on the upgraded portion of our systems in St. Louis in April 1998. As of September 30, 2000, we provided WorldGate Internet service to approximately 10,100 customers in eight markets. In addition, we have launched this service in an additional market in the fourth quarter of 2000 and plan to introduce it in five additional markets in 2001.

     INTERNET PORTAL SERVICES. On October 1, 1999, Charter Communications Holding Company, Vulcan Ventures, an entity controlled by Mr. Allen, and InfoSpace, Inc. (successor by merger to Go2Net, Inc.) entered into a joint venture to form Digeo Broadband, Inc. Digeo Broadband will provide access to the Internet through a "portal" to our customers on the digital service tier. A portal is an Internet web site that serves as a user's initial point of entry to the World Wide Web. By offering selected content, services and links to other web sites, a portal guides and directs users through the World Wide Web. In addition, the portal generates revenues from advertising on its own web pages and by sharing revenues generated by linked or featured web sites.

     Revenue splits and other economic terms in this arrangement will be at least as favorable to us as terms between Digeo Broadband and any other parties. Charter Communications Holding Company has agreed to use Digeo Broadband's portal services exclusively for an initial six-year period that will begin when the portal services are launched, except that Charter Communications Holding Company's existing agreements with other Internet high-speed portal services and High Speed Access may run for their current term to the extent that such agreements do not allow for the carriage of content provided by Charter Communications Holding Company or Vulcan Ventures. The joint venture is for an initial 25-year term, subject to successive five-year renewals by mutual consent. Vulcan Ventures will own 55.2%, Charter Communications Holding Company will own 24.9% and InfoSpace will own 19.9% of Digeo Broadband's equity interests and Vulcan Ventures will have

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voting control over the Digeo Broadband entity. Digeo Broadband's board of directors will consist of three directors designated by Vulcan Ventures and one by each of Charter Communications Holding Company and InfoSpace.

     Each of Digeo Broadband's investors will be obligated to provide their pro rata share of funding for Digeo Broadband's operations and capital expenditures, except that Vulcan Ventures will fund our portion of Digeo Broadband's expenses for the first four years and will fund InfoSpace's portion of Digeo Broadband's expenses to the extent InfoSpace's portion exceeds budget for the first four years.

     We believe that our participation in the Digeo Broadband joint venture will facilitate the delivery of a broad array of Internet products and services to our customers over the television through the use of an advanced digital set-top box or through the personal computer.

     Our advanced technology team continues to work with Digeo Broadband to develop our portal service. We anticipate launching the service in St. Louis in the first half of 2001. We do not anticipate that our participation in the Digeo Broadband joint venture will have a material adverse impact on our financial condition or results of operations for the foreseeable future.

     WINK-ENHANCED PROGRAMMING. We have formed a relationship with Wink, which sells technology to embed interactive features, such as additional information and statistics about a program or the option to order an advertised product, into programming and advertisements. A customer with a Wink-enabled set-top box and a Wink-enabled cable provider sees an icon flash on the screen when additional Wink features are available to enhance a program or advertisement. By pressing the select button on a standard remote control, a viewer of a Wink-enhanced program is able to access additional information regarding such program, including, for example, information on prior episodes or the program's characters. A viewer watching an advertisement would be able to access additional information regarding the advertised product and may also be able to utilize the two-way transmission features to order a product. We have bundled Wink's services with our traditional cable services in both our advanced analog and digital platforms. Wink's services are provided free of charge. A company controlled by Mr. Allen has a 4.0% equity interest in Wink.

     Various programming networks, including CNN, NBC, ESPN, HBO, Showtime, Lifetime, VH1, the Weather Channel, and Nickelodeon, together currently produce over 1,000 hours of Wink-enhanced programming per week. Under certain revenue-sharing arrangements, we will modify our headend technology to allow Wink-enabled programming to be offered on our systems. We receive fees from Wink each time one of our customers uses Wink to request certain additional information or order an advertised product.

     TELEPHONE SERVICES. We expect to be able to offer cable telephony services in the next twelve to eighteen months in selected markets using our systems' direct, two-way connections to homes and other buildings. We are exploring technologies using Internet protocol telephony, as well as traditional switching technologies that are currently available, to transmit digital voice signals over our systems. AT&T and other telephone companies have already begun to pursue strategic partnering and other programs which make it attractive for us to acquire and develop this alternative Internet protocol technology. For the last two years, we have sold telephony services as a competitive access provider in the state of Wisconsin through one of our subsidiaries and are currently looking to expand our services as a competitive access provider into other states.

     JOINT VENTURE FOR DEVELOPMENT OF DIGITAL VIDEO RECORDER SET-TOP BOX. In September 2000, Charter Communications Ventures, LLC, a subsidiary of Charter Holdings, entered into a joint venture with General Instrument Corporation (doing business as the Broadband Communications Sector of Motorola, Inc.), Replay TV, Inc. and Interval Research Corporation, an entity controlled by Mr. Allen, to develop and integrate digital video recording capabilities in advanced digital set-top boxes. The joint venture will focus on creating a set-top based digital video recording platform that will be designed for storing video, audio and Internet content.

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     JOINT VENTURE WITH RCN CORPORATION.  On October 1, 1999, Charter
Communications Holding Company and RCN Corporation, in which Vulcan Ventures, an entity controlled by Mr. Allen, owns a 28.0% equity interest, entered into a binding term sheet containing the principal terms of a non-exclusive joint venture to provide a broad range of telephony services to the customers in our Los Angeles franchise territory. RCN is engaged in the businesses of bundling residential voice, video and Internet access operations, cable operations and certain long distance telephony operations. RCN is developing advanced fiber optic networks to provide a wide range of telecommunications services, including long distance telephone, video programming and data services, such as high-speed Internet access.

     Charter Communications Holding Company will provide access to our Los Angeles customer base and will provide the capital necessary to develop telephony capability in Los Angeles. In addition, Charter Communications Holding Company will provide the necessary personnel to oversee and manage the telephony services. RCN will provide the necessary personnel and support services to develop and implement telephony services to be provided by Charter Communications Holding Company. We will pay RCN's fees at rates consistent with industry market compensation. We will have all rights to the telephony business and assets and will receive all revenues derived from the telephony business unless the parties expand RCN's role by mutual agreement. We believe that our telephony joint venture, together with Mr. Allen's investment in RCN, may allow us to take advantage of RCN's telephony experience as we deliver telephone services to our customers, although we cannot assure you that we will realize anticipated advantages.

     The term sheet contains only the principal terms of this joint venture and provides that the parties will enter into definitive agreements, which will contain, among other terms, details of the compensation to be received by RCN. To date, we have only had preliminary discussions with RCN regarding specific operational matters and have not determined a timetable for the commencement of services by the joint venture. We do not anticipate that this joint venture will have a material impact on our financial condition or results of operations in the foreseeable future.

OUR SYSTEMS

     As of September 30, 2000, our cable systems consisted of approximately 184,100 route miles, including approximately 24,100 sheath miles of fiber optic cable, passing approximately 10.3 million households and serving approximately
6.3 million customers. Coaxial cable is a type of cable used for broadband data and cable systems. This type of cable has excellent broadband frequency characteristics, noise immunity and physical durability. The cable is connected from each node to individual homes or buildings. A node is a single connection to a cable system's main high-capacity fiber optic cable that is shared by a number of customers. A sheath mile is the actual length of cable in miles. Fiber optic cable is a communication medium that uses hair-thin glass fibers to transmit signals over long distances with minimum signal loss or distortion. As of September 30, 2000, approximately 60.1% of our customers were served by systems with at least 550 megahertz bandwidth capacity, approximately 46.7% had at least 750 megahertz bandwidth capacity and approximately 46.7% were served by systems capable of providing two-way interactive communication capability. Such two-way interactive communication capability includes two-way Internet connections, services provided by Wink and interactive program guides.

     CORPORATE MANAGEMENT. Charter Communications, Inc., Charter Communications Holding Company and Charter Investment, Inc. are parties to an amended and restated mutual services agreement pursuant to which each entity provides rights and services to the others as may be reasonably requested in order to manage Charter Communications Holding Company and Charter Holdings and to manage and operate the cable systems owned by their subsidiaries. These rights and services are provided to Charter Communications, Inc., on a cost reimbursement basis. Management of Charter Communications, Inc. and Charter Communications Holding Company consists of

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approximately 350 people led by Charter Communications, Inc.'s Chief Executive
Officer Jerald L. Kent. They are responsible for coordinating and overseeing our operations, including certain critical functions, such as marketing and engineering, that are conducted by personnel at the regional and local system level. The corporate office also performs certain financial control functions such as accounting, finance and acquisitions, payroll and benefit administration, internal audit, purchasing and programming contract administration on a centralized basis.

     OPERATING REGIONS. To manage and operate our systems, we have established two divisions that contain a total of twelve operating regions. Each of the two divisions is managed by a Senior Vice President who reports to David G. Barford, Chief Operating Officer, and is responsible for overall supervision of the operating regions within the division. Mr. Barford reports directly to Mr. Kent. Each region is managed by a team consisting of a Senior Vice President or a Vice President, supported by operational, marketing and engineering personnel. Within each region, certain groups of cable systems are further organized into clusters. We believe that much of our success is attributable to our operating philosophy which emphasizes decentralized management, with decisions being made as close to the customer as possible.

     The following table provides an overview of customer data for each of our operating regions as of the date indicated.

                                                  CUSTOMER DATA AS OF SEPTEMBER 30, 2000
                                           ----------------------------------------------------
                                             CHARTER              2000
                                            HOLDINGS          ACQUISITIONS            TOTAL
                                           -----------        ------------        -------------
WESTERN DIVISION
Central............................           461,200            27,400               488,600
North Central......................           426,600           382,200               808,800
Southern California................           638,300                --               638,300
Northwest..........................           480,900                --               480,900
Michigan...........................           312,000           309,900               621,900
National...........................           390,600            61,900               452,500
                                            ---------           -------             ---------
                                            2,709,600           781,400             3,491,000
EASTERN DIVISION
Southeast..........................           565,600                --               565,600
South-Atlantic.....................           387,900                --               387,900
Mid-South..........................           553,100                --               553,100
Northeast..........................           360,200                --               360,200
Gulf Coast.........................           425,500                --               425,500
Mid-Atlantic.......................           535,000                --               535,000
                                            ---------           -------             ---------
                                            2,827,300                --             2,827,300
                                            ---------           -------             ---------
Total..............................         5,536,900           781,400             6,318,300
                                            =========           =======             =========

     The following discussion provides a description of our operating regions as of September 30, 2000.

     CENTRAL REGION. The Central region consists of cable systems serving approximately 488,600 customers, of which approximately 245,000 customers reside in and around St. Louis County or in adjacent areas in Illinois. The remaining customers primarily reside in small to medium-sized communities in Missouri, Illinois and Indiana.

     NORTH CENTRAL REGION. The North Central region consists of cable systems serving approximately 808,800 customers located throughout the states of Wisconsin and Minnesota. Approximately 580,000 and 229,000 customers reside in the states of Wisconsin and Minnesota, respectively. Within the state of Wisconsin, the two largest operating clusters are located in and around Madison, serving approximately 231,000 customers, and Fond du Lac, serving approximately 109,000 customers. Within the state of Minnesota, the two largest operating clusters are located in and around Rochester, serving approximately 149,000 customers, and St. Cloud, serving approximately 68,000 customers.

     SOUTHERN CALIFORNIA REGION. The Southern California region consists of cable systems serving approximately 638,300 customers located in California, with approximately 515,000 customers in the Los Angeles metropolitan area. These customers reside primarily in the communities of Pasadena, Alhambra, Glendale, Long Beach and Riverside. We also have approximately 123,000 customers in central California, principally located in the communities of San Luis Obispo and Turlock.

     NORTHWEST REGION. The Northwest region was formed in connection with the Fanch and Falcon acquisitions. The Northwest region consists of cable systems serving approximately 480,900 customers in Oregon, Washington, Idaho and California. The two largest operating clusters in the Northwest region are located in and around Kennewick, Washington, serving approximately 87,000 customers, and Medford, Oregon, serving approximately 74,000 customers.

     MICHIGAN REGION. The Michigan region was formed in connection with the Fanch, Avalon, Falcon and Bresnan acquisitions. The Michigan region consists of cable systems serving approximately 621,900 customers. The largest operating cluster in the Michigan region is located in and around Bay City, Michigan, serving approximately 136,000 customers.

     NATIONAL REGION. The National region consists of cable systems serving approximately 452,500 customers residing in small to medium-sized communities in Nebraska, Texas, New Mexico, North Dakota, Kansas, Colorado, Oklahoma and Utah. Cable systems serving approximately 293,000 customers are located in Texas, of which approximately 194,000 are served by the Fort Worth, Texas operating cluster.

     SOUTHEAST REGION. The Southeast region consists of cable systems serving approximately 565,600 customers residing primarily in small to medium-sized communities in North Carolina and South Carolina. There are significant clusters of cable systems in and around the cities and counties of Greenville/Spartanburg, South Carolina, serving approximately 328,000 customers, and Hickory, North Carolina, serving approximately 126,000 customers.

     SOUTH-ATLANTIC REGION. The South-Atlantic region consists of cable systems serving approximately 387,900 customers residing primarily in small to medium-sized communities in Georgia and Florida. A significant cluster of cable systems is located in and around Atlanta, Georgia, serving approximately 211,000 customers.

     MID-SOUTH REGION. The Mid-South region consists of cable systems serving approximately 553,100 customers in Tennessee, Kentucky and Georgia. The Mid-South region has a significant cluster of cable systems in and around Kingsport, Tennessee, serving approximately 125,000 customers.

     NORTHEAST REGION. The Northeast region consists of cable systems serving approximately 360,200 customers residing in Connecticut, Massachusetts, New York and Vermont. The Northeast region has a significant cluster of cable systems in and around Worcester, Massachusetts, and Willimantic, Connecticut, serving approximately 165,000 customers.

     GULF COAST REGION. The Gulf Coast region was formed in connection with the Fanch and Falcon acquisitions. The Gulf Coast region consists of cable systems serving approximately 425,500 customers in Louisiana, Mississippi and Alabama. Within Alabama, the two largest operating clusters are located in and around Birmingham, serving approximately 120,000 customers, and Montgomery, serving approximately 26,000 customers.

     MID-ATLANTIC REGION. The Mid-Atlantic region consists of cable systems serving approximately 535,000 customers in Virginia, West Virginia, Ohio, Pennsylvania, New York and Maryland. The Mid-Atlantic region has significant clusters of cable systems in and around the cities of Charleston, West Virginia, serving approximately 198,000 customers, and Johnstown, Pennsylvania, serving approximately 78,000 customers.

     PLANT AND TECHNOLOGY OVERVIEW. We have engaged in an aggressive program to upgrade our existing cable plant. For the period from January 1, 2001 to December 31, 2002, we plan to spend approximately $1.9 billion for capital expenditures to upgrade our systems to bandwidth capacity of 550 megahertz or greater, so that we may offer advanced services. We will spend additional capital on plant extensions, new services, purchases of converters and system maintenance.

     The following table describes the current technological state of our systems and the anticipated progress of planned upgrades through 2003, based on the percentage of our customers who will have access to the bandwidths listed below and two-way capability.

                                       550 MEGAHERTZ
                         LESS THAN          TO                                          TWO-WAY
                       550 MEGAHERTZ   660 MEGAHERTZ   750 MEGAHERTZ   870 MEGAHERTZ   CAPABILITY
                       -------------   -------------   -------------   -------------   ----------
September 30, 2000...       39.9%          13.4%           36.3%           10.4%          46.7%
December 31, 2000....       31.8%          11.8%           40.3%           16.1%          56.4%
December 31, 2001....       12.1%           7.8%           50.1%           30.0%          80.1%
December 31, 2002....        1.5%           5.6%           57.0%           35.9%          92.9%
December 31, 2003....        1.5%           5.6%           57.0%           35.9%          92.9%

     We have adopted the hybrid fiber coaxial cable (HFC) architecture as the standard for our ongoing systems upgrades. HFC architecture combines the use of fiber optic cable, which can carry hundreds of video, data and voice channels over extended distances, with coaxial cable, which requires a more extensive signal amplification in order to obtain the desired transmission levels for delivering channels. In most systems, we deliver our signals via fiber optic cable to individual nodes serving a maximum of 500 homes or commercial buildings. Currently, our average node size is approximately 380 homes per node. Our HFC architecture consists of six strands of fiber to each node, with two strands activated and four strands reserved for future services. We believe that this network design provides high capacity and superior signal quality, and will enable us to provide the newest forms of telecommunications services to our customers. The primary advantages of HFC architecture over traditional coaxial cable networks include:

     -  increased channel capacity of cable systems;

     - reduced number of amplifiers, which are devices to compensate for signal loss associated with coaxial cable, needed to deliver signals from the headend to the home, resulting in improved signal quality and reliability;

     - reduced number of homes connected to an individual node, improving the capacity of the network to provide high-speed Internet access and reducing the number of households affected by disruptions in the network; and

     - sufficient dedicated bandwidth for two-way services, which avoids reverse signal interference problems that can otherwise occur with two-way communication capability.

     The HFC architecture will enable us to offer new and enhanced services, including:

     -  additional channels and tiers;

     -  expanded pay-per-view options;

     -  high-speed Internet access;

     - wide area networks, which permit a network of computers to be connected together beyond an area;

     - point-to-point data services, which can switch data links from one point to another; and

     - digital advertising insertion, which is the insertion of local, regional and national programming.

     The upgrades will facilitate our new services in two primary ways:

     - Greater bandwidth allows us to send more information through our systems. This provides us with the capacity to provide new services in addition to our current services. As a result, we will be able to roll out digital cable programming in addition to existing analog channels.

     - Enhanced design configured for two-way communication with the customer allows us to provide cable Internet services without telephone support and other interactive services, such as an interactive program guide, impulse pay-per-view, video-on-demand and Wink, that cannot be offered without upgrading the bandwidth capacity of our systems.

     This HFC architecture will also position us to offer cable telephony services in the future, using either Internet protocol technology or switch-based technology, another method of linking communications.

CUSTOMER SERVICE AND COMMUNITY RELATIONS

     Providing a high level of service to our customers has been a central driver of our historical success. Our emphasis on system reliability, engineering support and superior customer satisfaction is key to our management philosophy. In support of our commitment to customer satisfaction, we operate a 24-hour customer service hotline for most systems and offer on-time installation and service guarantees. It is our policy that if an installer is late for a scheduled appointment the customer receives free installation, and if a service technician is late for a service call the customer receives a $20 credit.

     As of September 30, 2000, we maintained eighteen call centers located in our twelve regions, which are responsible for handling call volume for approximately 51% of our customers. They are staffed with dedicated personnel who provide service to our customers 24 hours a day, seven days a week. We believe operating regional call centers allows us to provide "localized" service, which also reduces overhead costs and improves customer service. We have invested significantly in both personnel and equipment to ensure that these call centers are professionally managed and employ state-of-the-art technology. As of September 30, 2000, we employed approximately 3,300 customer service representatives. Our customer service representatives receive extensive training to develop customer contact skills and product knowledge critical to successful sales and high rates of customer retention. As of September 30, 2000, we had approximately 5,900 technical employees who are encouraged to enroll in courses and attend regularly scheduled on-site seminars conducted by equipment manufacturers to keep pace with the latest technological developments in the cable television industry. We utilize surveys, focus groups and other research tools as part of our efforts to determine and respond to customer needs. We believe that all of this improves the overall quality of our services and the reliability of our systems, resulting in fewer service calls from customers.

     We are also committed to fostering strong community relations in the towns and cities our systems serve. We support many local charities and community causes in various ways, including marketing promotions to raise money and supplies for persons in need, and in-kind donations that include production services and free air-time on major cable networks. Recent charity affiliations include campaigns for "Toys for Tots," United Way, local theatre, children's museums, local food banks and volunteer fire and ambulance corps. We also participate in the "Cable in the Classroom" program, whereby cable television companies throughout the United States provide schools with free cable television service. In addition, we install and provide free basic cable service to public schools, government buildings and non-profit hospitals in many of the communities in which we operate. We also provide free cable modems and high-speed Internet access to schools and public libraries in our franchise areas. We place a special emphasis on education, and regularly award scholarships to employees who intend to pursue courses of study in the communications field.

SALES AND MARKETING

     PERSONNEL RESOURCES. We have a centralized team responsible for coordinating the marketing efforts of our individual systems. For most of our systems with over 30,000 customers we have a dedicated marketing manager, while smaller systems are handled regionally. We believe our success in marketing comes in large part from new and innovative ideas and from good interaction between our corporate office, which handles programs and administration, and our field offices, which implement the various programs. We are also continually monitoring the regulatory arena, customer perception, competition, pricing and product preferences to increase our responsiveness to our customer base. Our customer service representatives are given the incentive to use their daily contacts with customers as opportunities to market our new service offerings.

     MARKETING STRATEGY. Our long-term marketing objective is to increase cash flow through deeper market penetration and growth in revenue per household. To achieve this objective and to position our service as an indispensable consumer service, we are pursuing the following strategies:

     -  increase the number of rooms per household with cable;

     -  introduce new cable products and services;

     - design product offerings to enable greater opportunity for customer choices;

     - utilize "tiered" packaging strategies to promote the sale of premium services and niche programming;

     -  offer our customers more value through discounted bundling of products;

     - increase the number of residential consumers who use our digital set-top box, which enables them to obtain advanced digital services such as a greater number of television channels and interactive services;

     -  target households based on demographic data;

     - develop specialized programs to attract former customers, households that have never subscribed and to convert unauthorized users of the service to paying customers; and

     - employ Charter branding of products to promote customer awareness and loyalty.

     We have innovative marketing programs which utilize market research on selected systems, compare the data to national research and tailor marketing programs for individual markets. We gather detailed customer information through our regional marketing representatives and use the Claritas geodemographic data program and consulting services to create unique packages of services and marketing programs. These marketing efforts and the follow-up analysis provide consumer information down to the city block or suburban subdivision level, which allows us to create very targeted marketing programs.

     We seek to maximize our revenue per customer through the use of "tiered" packaging strategies to market premium services and to develop and promote niche programming services.

     We regularly use targeted direct mail campaigns to sell these tiers and services to our existing customer base. We are developing an in-depth profile database that goes beyond existing and former customers to include all homes passed. This database information is expected to improve our targeted direct marketing efforts, bringing us closer toward our objective of increasing total customers as well as sales per customer for both new and existing customers. For example, using customer profile data currently available, we are able to identify customers who have children under a specified age and do not currently subscribe to The Disney Channel. We then target our marketing efforts with respect to The Disney Channel to those households. In 1998, we were chosen by Claritas Corporation, sponsor of a national marketing competition across all industries, as the first place winner in their media division, which includes cable systems operations, telecommunications and newspapers, for our national segmenting and targeted marketing program.

     In 1998, we introduced a new package of premium services. Customers receive a substantial discount on bundled premium services of HBO, Showtime, Cinemax and The Movie Channel. We were able to negotiate favorable terms with premium networks, which allowed minimal impact on margins and provided substantial volume incentives to grow the premium category. The MVP package has increased our premium household penetration, premium revenue and cash flow. We are currently introducing this same premium strategy in the systems we have recently acquired.

     We expect to continue to invest significant amounts of time, effort and financial resources in the marketing and promotion of new and existing services. To increase customer penetration and increase the level of services used by our customers, we use a coordinated array of marketing techniques, including door-to-door solicitation, telemarketing, media advertising and direct mail solicitation. We believe we have one of the cable industry's highest success rates in attracting and retaining customers who have never before subscribed to cable services. Historically, these "nevers" are the most difficult customers to attract and retain.

  PROGRAMMING

     GENERAL. We believe that offering a wide variety of conveniently scheduled programming is an important factor influencing a customer's decision to subscribe to and retain our cable services. We devote considerable resources to obtaining access to a wide range of programming that we believe will appeal to both existing and potential basic and premium service customers. We rely on extensive market research, customer demographics and local programming preferences to determine channel offerings in each of our markets. We obtain basic and premium programming from a number of suppliers, usually pursuant to a written contract.

     COSTS. Programming tends to be made available to us for a flat fee per customer. However, some channels are available without cost to us. In connection with the launch of a new channel, we may receive a distribution fee to support the channel launch.

     Our programming contracts generally continue for a fixed period of time, usually from three to ten years, and are subject to negotiated renewal. Although longer contract terms are available, we prefer to limit contracts to three years so that we retain flexibility to change programming and include new channels as they become available. Some program suppliers offer marketing support or volume discount pricing structures. Some of our programming agreements with premium service suppliers offer cost incentives under which premium service unit prices decline as certain premium service growth thresholds are met.

     For home shopping channels, we receive a percentage of the amount spent in home shopping purchases by our customers on channels we carry. In 1998, cash receipts from such purchases totaled approximately $220,000. In 1999, cash receipts totaled approximately $5.0 million. For the nine months ended September 30, 2000, cash receipts totaled approximately $6.4 million.

     Our cable programming costs have increased in recent years and are expected to continue to increase due to factors including:

     -  system acquisitions;

     -  additional programming being provided to customers;

     -  increased cost to produce or purchase cable programming; and

     -  inflationary increases.

     In every year we have operated, our costs to acquire programming have exceeded customary inflationary and cost-of-living type increases. Sports programming costs have increased significantly over the past several years. In addition, contracts to purchase sports programming sometimes contain built-in cost increases for programming added during the term of the contract which we may or may not have the option to add to our service offerings.

     Under rate regulations of the Federal Communications Commission, cable operators may increase their rates to customers to cover increased costs for programming, subject to certain limitations. See "Regulation and Legislation." We believe we will, as a general matter, be able to pass increases in our programming costs to customers, although we cannot assure you that this will be possible.

  RATES

     Pursuant to the Federal Communications Commission's rules, we have set rates for cable-related equipment, such as set-up boxes, remote control devices and installation services. These rates are based on actual costs plus an 11.25% rate of return. We have unbundled these charges from the charges for the provision of cable service.

     Rates charged to our customers vary based on the market served and service selected, and are typically adjusted on an annual basis. As of September 30, 2000, the average monthly fee was $13.47 for basic service and $17.61 for expanded basic service tier. Regulation of the expanded basic service tier was eliminated by federal law as of March 31, 1999, and such rates are now based on market conditions. A one-time installation fee, which may be waived in part during certain promotional periods, is charged to new customers. We believe our rate practices are in accordance with Federal Communications Commission Guidelines and are consistent with those prevailing in the industry generally. See "Regulation and Legislation."

  THEFT PROTECTION

     The unauthorized tapping of a cable plant and the unauthorized receipt of programming using cable converters purchased through unauthorized sources are problems which continue to challenge the entire cable industry. We have adopted specific measures to combat the unauthorized use of our plant to receive programming. For instance, in several of our regions, we have instituted a "perpetual audit" whereby each technician is required to check at least four other nearby residences during each service call to determine if there are any obvious signs of piracy, namely, a drop line leading from the main cable line into other homes. Addresses where the technician observes drop lines are then checked against our customer billing records. If the address is not found in the billing records, a sales representative calls on the unauthorized user to correct the "billing discrepancy" and persuade the user to become a formal customer. In our experience, approximately 25% of unauthorized users who are solicited in this manner become customers. Billing records are then closely monitored to guard against these new customers reverting to their status as unauthorized users. Unauthorized users who do not convert are promptly disconnected and, in certain instances, flagrant violators are referred for prosecution. In addition, we have prosecuted individuals who have sold cable converters programmed to receive our signals without proper authorization.

  FRANCHISES

     As of September 30, 2000, our systems operated pursuant to a total of approximately 4,600 franchises, permits and similar authorizations issued by local and state governmental authorities. Each franchise is awarded by a governmental authority and is usually not transferable unless the granting governmental authority consents. Most franchises are subject to termination proceedings in the event of a material breach. In addition, most franchises require us to pay the granting authority a franchise fee of up to 5.0% of gross revenues generated by cable services under the franchise, which is the maximum amount that may be charged under the Communications Act.

     The terms of our franchises typically range from five to 30 years. Prior to the scheduled expiration of most franchises, we initiate renewal proceedings with the granting authorities. This process usually takes three years but can take a longer period of time and often involves substantial expense. The Communications Act provides for an orderly franchise renewal process in which granting authorities may not unreasonably withhold renewals. If a renewal is withheld and the granting authority takes over operation of the affected cable system or awards the cable franchise to another party, the granting authority must pay the existing cable operator the "fair market value" of the system. The Communications Act also established comprehensive renewal procedures requiring that an incumbent franchisee's renewal application be evaluated on its own merit and not as part of a comparative process with competing applications. In connection with the franchise renewal process, many governmental authorities require the cable operator to make certain commitments, such as technological upgrades to the system, which may require substantial capital expenditures. We cannot assure you that any particular franchise will be renewed or that it can be renewed on commercially favorable terms. Our failure to obtain renewals of our franchises, especially those in major metropolitan areas where we have the most customers, would have a material adverse effect on our business, results of operations and financial condition.

     The following table summarizes our systems' franchises by year of expiration and approximate number of basic customers as of September 30, 2000:

                                            NUMBER      PERCENTAGE                   PERCENTAGE
                                              OF         OF TOTAL     TOTAL BASIC     OF TOTAL
YEAR OF FRANCHISE EXPIRATION              FRANCHISES    FRANCHISES     CUSTOMERS     CUSTOMERS
----------------------------              ----------    ----------    -----------    ----------
Prior to December 31, 2000............        354            8%          415,600          6%
2001 to 2002..........................        611           13%        1,018,300         16%
2003 to 2005..........................      1,100           24%        1,419,000         22%
2006 or after.........................      2,544           55%        3,605,800         56%
                                            -----          ---         ---------        ---
  Total...............................      4,609          100%        6,458,700        100%
                                            =====          ===         =========        ===

     Under the 1996 Telecom Act, state and local authorities are prohibited from limiting, restricting or conditioning the provision of telecommunications services. They may, however, impose "competitively neutral" requirements and manage the public rights-of-way. Granting authorities may not require a cable operator to provide telecommunications services or facilities, other than institutional networks, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also limits franchise fees to an operator's cable-related revenues and clarifies that they do not apply to revenues that a cable operator derives from providing new telecommunications services.

     We believe our relations with the franchising authorities under which our systems are operated are generally good. Substantially all of the material franchises relating to our systems which are eligible for renewal have been renewed or extended at or prior to their stated expiration dates.

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

COMPETITION

     We face competition in the areas of price, service offerings and service reliability. We compete with other providers of television signals and other sources of home entertainment. In addition, as we expand into additional services such as interactive services and telephony, we will face competition from other providers of each type of service. See "Risk Factors." We operate in a very competitive business environment which can adversely affect our business and operations.

     To date, we believe that we have not lost a significant number of customers or a significant amount of revenue to our competitors' systems. However, competition from other providers of the technologies we expect to offer in the future may have a negative impact on our business in the future.

     Through business developments such as the mergers of Tele-Communications, Inc. and AT&T and merger of America Online, Inc. (AOL) and Time Warner Inc., customers have come to expect a variety of services from a single provider. While these mergers have no direct or immediate impact on our business, they encourage providers of cable and telecommunications services to expand their service offerings. They also encourage consolidation in the cable industry as cable operators recognize the competitive benefits of a large customer base and expanded financial resources.

     Key competitors today include:

     BROADCAST TELEVISION. Cable television has long competed with broadcast television, which consists of television signals that the viewer is able to receive without charge using an "off-air" antenna. The extent of such competition is dependent upon the quality and quantity of broadcast signals available through "off-air" reception compared to the services provided by the local cable system. The recent licensing of digital spectrum by the Federal Communications Commission will provide incumbent television licenses with the ability to deliver high definition television pictures and multiple digital-quality program streams, as well as advanced digital services such as subscription video and data transmission.

     DBS. Direct broadcast satellite, known as DBS, has emerged as significant competition to cable systems. The DBS industry has grown rapidly over the last several years, far exceeding the growth rate of the cable television industry, and now serves more than 14 million subscribers nationwide. DBS service allows the subscriber to receive video services directly via satellite using a relatively small dish antenna. Moreover, video compression technology allows DBS providers to offer more than 100 digital channels, thereby surpassing the typical analog cable system. DBS companies historically were prohibited from retransmitting popular local broadcast programming. However, a change to the copyright laws in November 1999 eliminated this legal impediment. As a result, DBS companies now need to secure retransmission consent from the popular broadcast stations they wish to carry, and they will face mandatory carriage obligations of less popular broadcast stations as of January 2002. In response to the legislation, DirecTV, Inc. and EchoStar Communications Corporation have begun carrying the major network stations in the nation's top television markets. DBS, however, is limited in the local programming it can provide because of the current capacity limitations of satellite technology. It is, therefore, expected that DBS companies will offer local broadcast programming only in the larger U.S. markets in the foreseeable future. The DBS industry recently initiated a judicial challenge to the 2002 requirement mandating carriage of less popular broadcast stations. This lawsuit alleges that the requirement (similar to the one applicable to cable systems) is unconstitutional. The same legislation providing for DBS carriage of local broadcast stations reduced the compulsory copyright fees paid by DBS companies and allows them to continue offering distant network signals to rural customers. EchoStar began providing high-speed Internet access in late 2000, and DirecTV, who has partnered with AOL, reports that it will begin providing its own version of high-speed Internet access shortly.

     DSL. The deployment of digital subscriber line technology, known as DSL, allows Internet access to subscribers at data transmission speeds greater than those of modems over conventional telephone lines. DSL service, therefore is competitive with high-speed Internet access over cable systems. Several telephone companies and other companies offer DSL service. The Federal Communications Commission has a policy of encouraging the deployment of DSL and similar technologies, both by incumbent telephone companies and newer, competing telephone companies. The Federal Communication Commission's decisions and policies in this area are subject to change. We cannot predict the likelihood of success of the Internet access services offered by our competitors, or the impact on our business and operations of these competitive ventures.

     TRADITIONAL OVERBUILDS. Cable television systems are operated under non-exclusive franchises granted by local authorities. More than one cable system may legally be built in the same area. It is possible that a franchising authority might grant a second franchise to another cable operator and that such a franchise might contain terms and conditions more favorable than those afforded us. In addition, entities willing to establish an open video system, under which they offer unaffiliated programmers non-discriminatory access to a portion of the system's cable system may be able to avoid local franchising requirements. Well financed businesses from outside the cable industry, such as public utilities that already possess fiber optic and other transmission lines in the areas they serve may over time become competitors. There has been a recent increase in the number of cities that have constructed their own cable systems, in a manner similar to city-provided utility services. There has been an increased interest in traditional overbuilds by private companies. Constructing a competing cable system is a capital intensive process which involves a high degree of risk. We believe that in order to be successful, a competitor's overbuild would need to be able to serve the homes and businesses in the overbuilt area on a more cost-effective basis than us. Any such overbuild operation would require either significant access to capital or access to facilities already in place that are capable of delivering cable television programming.

     As of September 30, 2000, we are aware of overbuild situations in some of our cable systems. Approximately 149,900 basic customers, or approximately 2.4% of our total basic customers, are passed by these overbuilds. Additionally, we have been notified that franchises have been awarded, and present potential overbuild situations, in other of our systems. Approximately 249,400 or 3.9% of our total customers are located in areas with potential overbuilds. In response to such overbuilds, these systems have been designated priorities for the upgrade of cable plant and the launch of new and enhanced services. We have upgraded many of these systems to at least 750 megahertz two-way HFC architecture, and anticipate upgrading the other systems to at least 750 megahertz by December 31, 2001.

     TELEPHONE COMPANIES AND UTILITIES. The competitive environment has been significantly affected by technological developments and regulatory changes enacted under The Telecommunications Act of 1996, which was designed to enhance competition in the cable television and local telephone markets. Federal cross-ownership restrictions historically limited entry by local telephone companies into the cable business. The 1996 Telecom Act modified this cross-ownership restriction, making it possible for local exchange carriers, who have considerable resources, to provide a wide variety of video services competitive with services offered by cable systems.

     Several telephone companies have obtained or are seeking cable franchises from local governmental authorities and are constructing cable systems. Cross-subsidization by local exchange carriers of video and telephony services poses a strategic advantage over cable operators seeking to compete with local exchange carriers that provide video services. Some local exchange carriers may choose to make broadband services available under the open video regulatory framework of the Federal Communications Commission or through wireless technology. In addition, local exchange carriers provide facilities for the transmission and distribution of voice and data services, including

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Internet services, in competition with our existing or potential interactive services ventures and businesses, including Internet service, as well as data and other non-video services. We cannot predict the likelihood of success of the broadband services offered by our competitors or the impact on us of such competitive ventures. Although enthusiasm on the part of local exchange carriers appears to have waned in recent months, the entry of telephone companies as direct competitors in the video marketplace may become more widespread and could adversely affect the profitability and valuation of established cable systems.

     As we expand our offerings to include Internet and other telecommunications services, we will be subject to competition from other telecommunications providers. The telecommunications industry is highly competitive and includes competitors with greater financial and personnel resources, who have brand name recognition and long-standing relationships with regulatory authorities. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable operators, local exchange carriers and others may result in providers capable of offering cable television, Internet, and telecommunications services in direct competition with us.

     Additionally, we are subject to competition from utilities which possess fiber optic transmission lines capable of transmitting signals with minimal signal distortion.

     PRIVATE CABLE. Additional competition is posed by satellite master antenna television systems known as "SMATV systems" serving multiple dwelling units, referred to in the cable industry as "MDU's", such as condominiums, apartment complexes, and private residential communities. These private cable systems may enter into exclusive agreements with such MDUs, which may preclude operators of franchise systems from serving residents of such private complexes. Such private cable systems can offer both improved reception of local television stations and many of the same satellite-delivered program services which are offered by cable systems. SMATV systems currently benefit from operating advantages not available to franchised cable systems, including fewer regulatory burdens and no requirement to service low density or economically depressed communities. Exemption from regulation may provide a competitive advantage to certain of our current and potential competitors. The Federal Communications Commission ruled in 1998 that private cable operators can lease video distribution capacity from local telephone companies and distribute cable programming services over public rights-of-way without obtaining a cable franchise. In 1999, both the Fifth and Seventh Circuit Courts of Appeals upheld this Federal Communications Commission policy.

     WIRELESS DISTRIBUTION. Cable television systems also compete with wireless program distribution services such as multi-channel multipoint distribution systems or "wireless cable," known as MMDS. MMDS uses low-power microwave frequencies to transmit television programming over-the-air to paying customers. Wireless distribution services generally provide many of the programming services provided by cable systems, and digital compression technology is likely to increase significantly the channel capacity of their systems. Both analog and digital MMDS services require unobstructed "line of sight" transmission paths. Analog MMDS has impacted our customer growth in Riverside and Sacramento, California and Missoula, Montana. Digital MMDS is a more significant competitor, presenting potential challenges to us in Los Angeles, California and Atlanta, Georgia.

PROPERTIES

     Our principal physical assets consist of a cable television distribution plant and equipment, including signal receiving, encoding and decoding devices, headend reception facilities, distribution systems and customer drop equipment for each of our cable television systems.

     Our cable television plant and related equipment are generally attached to utility poles under pole rental agreements with local public utilities and telephone companies, and in certain locations

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are buried in underground ducts or trenches. We own or lease real property for signal reception sites and business offices in many of the communities served by our systems and for our principal executive offices. We own most of our service vehicles.

     Our subsidiaries own the real property housing a regional data center in Town & Country, Missouri, as well as the regional office for the Northeast Region in Newtown, Connecticut and additional real estate located in Hickory, North Carolina; Hammond, Louisiana; and West Sacramento and San Luis Obispo, California. Our subsidiaries lease space for our regional data center located in Dallas, Texas and additional locations for business offices throughout our operating regions and generally own the towers on which our equipment is located. Our headend locations are generally located on owned or leased parcels of land, and we generally own the towers on which our equipment is located.

     We believe that our properties are in good operating condition and are suitable for our business operations.

EMPLOYEES

     During 2000, pursuant to a mutual services agreement between Charter Communications, Inc. and Charter Investment, Inc., Charter Investment leased the necessary personnel and provided services to Charter Communications, Inc. to manage Charter Communications Holding Company and its subsidiaries. Effective January 1, 2001, the mutual services agreement was amended to add Charter Communications Holding Company as a party and provide that both Charter Investment and Charter Communications Holding Company will provide services to Charter Communications, Inc. on a cost reimbursement basis. See "Certain Relationships and Related Transactions."

     As of September 30, 2000, our subsidiaries had approximately 13,200 full-time equivalent employees of which approximately 310 were represented by the International Brotherhood of Electrical Workers. We believe we have a good relationship with our employees and have never experienced a work stoppage.

INSURANCE

     We have insurance to cover risks incurred in the ordinary course of business, including general liability, property coverage, business interruption and workers' compensation insurance in amounts typical of similar operators in the cable industry and with reputable insurance providers. As is typical in the cable industry, we do not insure our underground plant. We believe our insurance coverage is adequate.

LEGAL PROCEEDINGS

     We are involved from time to time in routine legal matters incidental to our business. We believe that the resolution of such matters will not have a material adverse impact on our financial position or results of operations.

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                           REGULATION AND LEGISLATION

     The following summary addresses the key regulatory developments and legislation affecting the cable industry.

     The operation of a cable system is extensively regulated by the Federal Communications Commission, some state governments and most local governments. The Federal Communications Commission has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of Federal Communications Commission licenses needed to operate certain transmission facilities used in connection with cable operations. The 1996 Telecom Act has altered the regulatory structure governing the nation's communications providers. It removed barriers to competition in both the cable television market and the local telephone market. Among other things, it also reduced the scope of cable rate regulation and encourages additional competition in the video programming industry by allowing local telephone companies to provide video programming in their own telephone service areas.

     The 1996 Telecom Act required the Federal Communications Commission to undertake a host of implementing rulemakings. Moreover, Congress and the Federal Communications Commission have frequently revisited the subject of cable regulation. Future legislative and regulatory changes could adversely affect our operations, and there have been calls in Congress and at the Federal Communications Commission to maintain or even tighten cable regulation in the absence of widespread effective competition.

     CABLE RATE REGULATION. The 1992 Cable Act imposed an extensive rate regulation regime on the cable television industry, which limited the ability of cable companies to increase subscriber fees. Under that regime, all cable systems were subjected to rate regulation, unless they faced "effective competition" in their local franchise area. Federal law defines "effective competition" on a community-specific basis as requiring satisfaction of conditions rarely satisfied in the current marketplace.

     Although the Federal Communications Commission established the underlying regulatory scheme, local government units, commonly referred to as local franchising authorities, are primarily responsible for administering the regulation of the lowest level of cable service--the basic service tier, which typically contains local broadcast stations and public, educational, and government access channels. Before a local franchising authority begins basic service rate regulation, it must certify to the Federal Communications Commission that it will follow applicable federal rules. Many local franchising authorities have voluntarily declined to exercise their authority to regulate basic service rates. Local franchising authorities also have primary responsibility for regulating cable equipment rates. Under federal law, charges for various types of cable equipment must be unbundled from each other and from monthly charges for programming services.

     As of September 30, 2000, approximately 17% of our local franchising authorities were certified to regulate basic tier rates. The 1992 Cable Act permits communities to certify and regulate rates at any time, so that it is possible that additional localities served by the systems may choose to certify and regulate basic rates in the future.

     The Federal Communications Commission historically administered rate regulation of cable programming service tiers, which are the expanded basic programming packages that offer services other than basic programming and which typically contain satellite-delivered programming. As of September 30, 2000, we had cable programming service tier rate complaints relating to approximately 411,000 customers pending at the Federal Communications Commission. Under the 1996 Telecom Act, however, the Federal Communications Commission's authority to regulate cable programming service tier rates sunset on March 31, 1999. The Federal Communications Commission has taken the

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position that it will still adjudicate pending cable programming service tier complaints but will strictly limit its review, and possible refund orders, to the time period predating the sunset date. We do not believe any adjudications regarding these pre-sunset complaints will have a material adverse effect on our business. The elimination of cable programming service tier regulation affords us substantially greater pricing flexibility.

     Under the rate regulations of the Federal Communication Commission, most cable systems were required to reduce their basic service tier and cable programming service tier rates in 1993 and 1994, and have since had their rate increases governed by a complicated price cap scheme that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for expanding channel carriage. The Federal Communications Commission has modified its rate adjustment regulations to allow for annual rate increases and to minimize previous problems associated with regulatory lag. Operators also have the opportunity to bypass this "benchmark" regulatory scheme in favor of traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Cost of service regulation is a traditional form of rate regulation, under which a utility is allowed to recover its costs of providing the regulated service, plus a reasonable profit. The Federal Communications Commission and Congress have provided various forms of rate relief for smaller cable systems owned by smaller operators. Premium cable services offered on a per-channel or per-program basis remain unregulated. However, federal law requires that the basic service tier be offered to all cable subscribers and limits the ability of operators to require purchase of any cable programming service tier if a customer seeks to purchase premium services offered on a per-channel or per-program basis, subject to a technology exception which sunsets in 2002.

     As noted above, Federal Communications Commission regulation of cable programming service tier rates for all systems, regardless of size, sunset pursuant to the 1996 Telecom Act on March 31, 1999. As a result, the regulatory regime just discussed is now essentially applicable only to the basic service tier and cable equipment. The 1996 Telecom Act also relaxes existing "uniform rate" requirements by specifying that uniform rate requirements do not apply where the operator faces "effective competition," and by exempting bulk discounts to multiple dwelling units, although complaints about predatory pricing still may be made to the Federal Communications Commission.


     CABLE ENTRY INTO TELECOMMUNICATIONS. The 1996 Telecom Act creates a more favorable environment for us to provide telecommunications services beyond traditional video delivery. It provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. A cable operator is authorized under the 1996 Telecom Act to provide telecommunications services without obtaining a separate local franchise. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. State and local governments also retain their authority to manage the public rights-of-way and may require reasonable, competitively neutral compensation for management of the public rights-of-way when cable operators provide telecommunications service. The favorable pole attachment rates afforded cable operators under federal law can be gradually increased by utility companies owning the poles, beginning in 2001, if the operator provides telecommunications service, as well as cable service, over its plant. The Federal Communications Commission clarified that a cable operator's favorable pole rates are not endangered by the provision of Internet access, but a recent decision by the 11th Circuit Court of Appeals disagreed and suggested that Internet traffic is neither cable service nor telecommunications service and might leave cable attachments that carry Internet traffic ineligible for Pole Attachment Act protections. This decision could lead to substantial increases in pole attachment rates, and certain utilities have already proposed vastly higher pole attachment rates based in part on the existing court decision. The United States Supreme Court is now reviewing this decision, and the Eleventh Circuit mandate has been stayed pending Supreme Court action.


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     Cable entry into telecommunications will be affected by the rulings and regulations implementing the 1996 Telecom Act, including the rules governing interconnection. A cable operator offering telecommunications generally needs efficient interconnection with other telephone companies to provide a viable service. A number of details designed to facilitate interconnection are subject to ongoing regulatory and judicial review, but the basic obligation of incumbent telephone companies to interconnect with competitors, such as cable companies offering telephone service, is well established. Even so, the economic viability of different interconnection arrangements can be greatly affected by regulatory changes. Consequently, we cannot predict whether reasonable interconnection terms will be available in any particular market we may choose to enter.

     INTERNET SERVICE. Although there is at present no significant federal regulation of cable system delivery of Internet services, and the Federal Communications Commission has issued several reports finding no immediate need to impose such regulation, this situation may change as cable systems expand their broadband delivery of Internet services. In particular, proposals have been advanced at the Federal Communications Commission and Congress that would require cable operators to provide access to unaffiliated Internet service providers and online service providers. The Federal Communications Commission recently rejected a petition by certain Internet service providers attempting to use existing modes of access that are commercially leased to gain access to cable system delivery. Some states and local franchising authorities are considering the imposition of mandatory Internet access requirements as part of cable franchise renewals or transfers and a few local jurisdictions have adopted these requirements. The Federal Trade Commission and the Federal Communications Commission recently imposed certain "open-access" requirements on Time Warner and AOL in connection with their merger, but those requirements are not applicable to other cable operators.

     In June 2000, the Federal Court of Appeals for the Ninth Circuit rejected an attempt by the City of Portland, Oregon to impose mandatory Internet access requirements on the local cable operator. In reversing a contrary ruling by the lower court, the Ninth Circuit court held that Internet service was not a cable service, and therefore could not be subject to local cable franchising. At the same time, the Court suggested that at least the transport component of broadband Internet service could be subject to regulation as a "telecommunications" service. Although regulation of this form of telecommunications service would presumably be reserved for the Federal Communications Commission (which has so far resisted requests for active regulation), some states may argue that they are entitled to impose "open-access" requirements pursuant to their authority over intrastate telecommunications. In addition, some local governments may argue that a cable operator must secure a local telecommunications franchise before providing Internet service.

     In response to the Ninth Circuit decision, the Federal Communications Commission has initiated a new proceeding to categorize cable-delivered Internet service and perhaps establish an appropriate regulatory scheme. The Ninth Circuit decision is the leading case on cable-delivered Internet service at this point, but the Federal District Court for the Eastern District of Virginia reached a similar deregulatory result in a May 2000 ruling, albeit using a different legal analysis. It concluded that broadband Internet service was a cable service, but that multiple provisions of the Telecommunications Act preempted local regulation. A Federal district court in Florida recently addressed a similar "open-access" requirement in a local franchise and struck down the requirement as unconstitutional. There are other instances where "open-access" requirements have been imposed and judicial challenges are pending. If regulators are allowed to impose Internet access requirements on cable operators, it could burden the capacity of cable systems and complicate our own plans for providing Internet service.

     TELEPHONE COMPANY ENTRY INTO CABLE TELEVISION. The 1996 Telecom Act allows telephone companies to compete directly with cable operators by repealing the historic telephone

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company/cable cross-ownership ban. Local exchange carriers, including the regional telephone companies, can now compete with cable operators both inside and outside their telephone service areas with certain regulatory safeguards. Because of their resources, local exchange carriers could be formidable competitors to traditional cable operators. Various local exchange carriers already are providing video programming services within their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless transmission.

     Under the 1996 Telecom Act, local exchange carriers or any other cable competitor providing video programming to subscribers through broadband wire should be regulated as a traditional cable operator, subject to local franchising and federal regulatory requirements, unless the local exchange carrier or other cable competitor elects to deploy its broadband plant as an open video system. To qualify for favorable open video system status, the competitor must reserve two-thirds of the system's activated channels for unaffiliated entities. The Fifth Circuit Court of Appeals reversed certain of the Federal Communications Commission's open video system rules, including its preemption of local franchising. The Federal Communications Commission subsequently revised its OVS rules to eliminate this general preemption, thereby leaving franchising discretion to state and local authorities. It is unclear what effect this ruling will have on the entities pursuing open video system operation.

     Although local exchange carriers and cable operators can now expand their offerings across traditional service boundaries, the general prohibition remains on local exchange carrier buyouts of co-located cable systems. Co-located cable systems are cable systems serving an overlapping territory. Cable operator buyouts of co-located local exchange carrier systems, and joint ventures between cable operators and local exchange carriers in the same market are also prohibited. The 1996 Telecom Act provides a few limited exceptions to this buyout prohibition, including a carefully circumscribed "rural exemption." The 1996 Telecom Act also provides the Federal Communications Commission with the limited authority to grant waivers of the buyout prohibition.

     ELECTRIC UTILITY ENTRY INTO TELECOMMUNICATIONS/CABLE TELEVISION. The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services, including cable television, notwithstanding the Public Utility Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the Federal Communications Commission for operating authority. Like telephone companies, electric utilities have substantial resources at their disposal, and could be formidable competitors to traditional cable systems. Several such utilities have been granted broad authority by the Federal Communications Commission to engage in activities which could include the provision of video programming.

     ADDITIONAL OWNERSHIP RESTRICTIONS. The 1996 Telecom Act eliminates statutory restrictions on broadcast/cable cross-ownership, including broadcast network/cable restrictions, but leaves in place existing Federal Communications Commission regulations prohibiting local cross-ownership between co-located television stations and cable systems.

     Pursuant to the 1992 Cable Act, the Federal Communications Commission adopted rules precluding a cable system from devoting more than 40% of its activated channel capacity to the carriage of affiliated national video program services. Also pursuant to the 1992 Cable Act, the Federal Communications Commission has adopted rules that preclude any cable operator from serving more than 30% of all U.S. domestic multichannel video subscribers, including cable and direct broadcast satellite subscribers. The D.C. District Court of Appeals upheld this statutory restriction, and the Federal Communications Commission has now ruled that AT&T must divest certain properties to come into compliance. The Federal Communications Commission's implementation of ownership restrictions is currently subject to judicial review.

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     MUST CARRY/RETRANSMISSION CONSENT.  The 1992 Cable Act contains broadcast signal carriage requirements. Broadcast signal carriage is the transmission of broadcast television signals over a cable system to cable customers. These requirements, among other things, allow local commercial television broadcast stations to elect once every three years between "must carry" status or "retransmission consent" status. Less popular stations typically elect must carry, which is the broadcast signal carriage requirement that allows local commercial television broadcast stations to require a cable system to carry the station. More popular stations, such as those affiliated with a national network, typically elect retransmission consent which is the broadcast signal carriage requirement that allows local commercial television broadcast stations to negotiate for payments for granting permission to the cable operator to carry the stations. Must carry requests can dilute the appeal of a cable system's programming offerings because a cable system with limited channel capacity may be required to forego carriage of popular channels in favor of less popular broadcast stations electing must carry. Retransmission consent demands may require substantial payments or other concessions. Either option has a potentially adverse effect on our business. The burden associated with must carry may increase substantially if broadcasters proceed with planned conversion to digital transmission and the Federal Communications Commission determines that cable systems must carry all analog and digital broadcasts in their entirety. This burden would reduce capacity available for more popular video programming and new internet and telecommunications offerings. The Federal Communications Commission tentatively decided against imposition of dual digital and analog must carry in a January 2001 ruling. At the same time, however, it initiated further fact-gathering which ultimately could lead to a reconsideration of the tentative conclusion.

     ACCESS CHANNELS. Local franchising authorities can include franchise provisions requiring cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires cable systems to designate a portion of their channel capacity, up to 15% in some cases, for commercial leased access by unaffiliated third parties. The Federal Communications Commission has adopted rules regulating the terms, conditions and maximum rates a cable operator may charge for commercial leased access use. We believe that requests for commercial leased access carriages have been relatively limited. The Federal Communications Commission recently rejected a request that unaffiliated Internet service providers be found eligible for commercial leased access.

     ACCESS TO PROGRAMMING. To spur the development of independent cable programmers and competition to incumbent cable operators, the 1992 Cable Act imposed restrictions on the dealings between cable operators and cable programmers. Of special significance from a competitive business posture, the 1992 Cable Act precludes video programmers affiliated with cable companies from favoring their cable operators over new competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to cable companies. This prohibition is scheduled to expire in October 2002, unless the Federal Communications Commission determines that an extension is necessary to protect competition and diversity. There also has been interest expressed in further restricting the marketing practices of cable programmers, including subjecting programmers who are not affiliated with cable operators to all of the existing program access requirements, and subjecting terrestrially delivered programming to the program access requirements. Terrestrially delivered programming is programming delivered other than by satellite. These changes should not have a dramatic impact on us, but would limit potential competitive advantages we now enjoy. Pursuant to the Satellite Home Viewer Improvement Act, the Federal Communications Commission has adopted regulations governing retransmission consent negotiations between broadcasters and all multichannel video programming distributors, including cable and DBS.

     INSIDE WIRING; SUBSCRIBER ACCESS. In an order issued in 1997, the Federal Communications Commission established rules that require an incumbent cable operator upon expiration of a multiple dwelling unit service contract to sell, abandon, or remove "home run" wiring that was installed by the

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cable operator in a multiple dwelling unit building. These inside wiring rules are expected to assist building owners in their attempts to replace existing cable operators with new programming providers who are willing to pay the building owner a higher fee, where such a fee is permissible. The Federal Communications Commission has also proposed abrogating all exclusive multiple dwelling unit service agreements held by incumbent operators, but allowing such contracts when held by new entrants. In another proceeding, the Federal Communications Commission has preempted restrictions on the deployment of private antenna on rental property within the exclusive use of a tenant, such as balconies and patios. This Federal Communications Commission ruling may limit the extent to which we along with multiple dwelling unit owners may enforce certain aspects of multiple dwelling unit agreements which otherwise prohibit, for example, placement of digital broadcast satellite receiver antennae in multiple dwelling unit areas under the exclusive occupancy of a renter. These developments may make it even more difficult for us to provide service in multiple dwelling unit complexes.

     OTHER REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION. In addition to the Federal Communications Commission regulations noted above, there are other regulations of the Federal Communications Commission covering such areas as:

     - equal employment opportunity,

     - subscriber privacy,

     - programming practices, including, among other things,

        (1) syndicated program exclusivity, which is a Federal Communications Commission rule which requires a cable system to delete particular programming offered by a distant broadcast signal carried on the system which duplicates the programming for which a local broadcast station has secured exclusive distribution rights,

        (2)  network program nonduplication,

        (3)  local sports blackouts,

        (4)  indecent programming,

        (5)  lottery programming,

        (6)  political programming,

        (7)  sponsorship identification,

        (8)  children's programming advertisements, and

        (9)  closed captioning,

     - registration of cable systems and facilities licensing,

     - maintenance of various records and public inspection files,

     - aeronautical frequency usage,

     - lockbox availability,

     - antenna structure notification,

     - tower marking and lighting,

     - consumer protection and customer service standards,

     - technical standards,

     - consumer electronics equipment compatibility, and

     - emergency alert systems.

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     The Federal Communications Commission recently ruled that cable customers must be allowed to purchase cable converters from third parties and established a multi-year phase-in during which security functions, which would remain in the operator's exclusive control, would be unbundled from basic converter functions, which could then be satisfied by third party vendors. The first phase implementation date was July 1, 2000. Compliance was technically and operationally difficult in some locations, so we and several other cable operators filed a request at the Federal Communications Commission that the requirement be waived in those systems. The request resulted in a temporary deferral of the compliance deadline for those systems.

     The Federal Communications Commission recently initiated an inquiry to determine whether the cable industry's future provision of interactive services should be subject to regulations ensuring equal access and competition among service vendors. The inquiry, which grew out of the Commission's review of the AOL-Time Warner merger, is in its earliest stages, but is yet another expression of regulatory concern regarding control over cable capacity.

     COPYRIGHT. Cable television systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a federal copyright royalty pool, that varies depending on the size of the system, the number of distant broadcast television signals carried, and the location of the cable system, cable operators can obtain blanket permission to retransmit copyrighted material included in broadcast signals. The U.S. copyright office recently adopted an industry agreement providing for a modest increase in the copyright royalty rates. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect our ability to obtain desired broadcast programming. We cannot predict the outcome of this legislative activity. Copyright clearances for nonbroadcast programming services are arranged through private negotiations.

     Cable operators distribute locally originated programming and advertising that use music controlled by the two principal major music performing rights organizations, the American Society of Composers, Authors and Publishers and Broadcast Music, Inc. The cable industry has had a long series of negotiations and adjudications with both organizations. A prior voluntarily negotiated agreement with Broadcast Music has now expired, and is subject to further proceedings. The governing rate court recently set retroactive and prospective cable industry rates for American Society of Composers music based on the previously negotiated Broadcast Music rate. Although we cannot predict the ultimate outcome of these industry proceedings or the amount of any license fees we may be required to pay for past and future use of association-controlled music, we do not believe such license fees will be significant to our business and operations.

     STATE AND LOCAL REGULATION. Cable systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to cross public rights-of-way. Federal law now prohibits local franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises. Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for non-compliance and may be terminable if the franchisee fails to comply with material provisions.

     The specific terms and conditions of franchises vary materially between jurisdictions. Each franchise generally contains provisions governing cable operations, service rates, franchising fees, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, and indemnification protections. A number of states, including Connecticut, subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Although local franchising authorities have considerable discretion in establishing franchise terms, there are certain federal limitations. For example, local franchising authorities cannot insist on franchise fees

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exceeding 5% of the system's gross cable-related revenues, cannot dictate the particular technology used by the system, and cannot specify video programming other than identifying broad categories of programming. Certain states are considering the imposition of new broadly applied telecommunications taxes.

     Federal law contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. Even if a franchise is renewed, the local franchising authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and service or increased franchise fees as a condition of renewal. Similarly, if a local franchising authority's consent is required for the purchase or sale of a cable system or franchise, such local franchising authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for consent. Historically, most franchises have been renewed for and consents granted to cable operators that have provided satisfactory services and have complied with the terms of their franchise.

     Under the 1996 Telecom Act, states and local franchising authorities are prohibited from limiting, restricting, or conditioning the provision of competitive telecommunications services, except for certain "competitively neutral" requirements and as necessary to manage the public rights-of-way. This law should facilitate entry into competitive telecommunications services, although certain jurisdictions still may attempt to impose rigorous entry requirements. In addition, local franchising authorities may not require a cable operator to provide any telecommunications service or facilities, other than institutional networks under certain circumstances, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also provides that franchising fees are limited to an operator's cable-related revenues and do not apply to revenues that a cable operator derives from providing new telecommunications services.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Charter Holdings is a holding company with no operations. Charter Capital is a direct wholly owned finance subsidiary of Charter Holdings that exists solely for the purpose of serving as co-obligor of the notes and the March 1999 Charter Holdings notes and has no operations. Neither Charter Holdings nor Charter Capital has any employees. We and our direct and indirect subsidiaries are managed by Charter Communications, Inc. See "Certain Relationships and Related Transactions."

     The persons listed below are directors of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings or Charter Capital, as indicated. Each of the directors is elected annually.

DIRECTORS                                   AGE    POSITION
---------                                   ---    --------
Paul G. Allen.............................  48     Chairman of the Board of Directors of Charter
                                                     Communications, Inc. and Director of Charter
                                                     Communications Holding Company
Jerald L. Kent............................  44     Director of Charter Communications, Inc., Charter
                                                     Communications Holding Company, Charter
                                                     Holdings and Charter Holdings Capital
                                                     Corporation
Marc B. Nathanson.........................  55     Director of Charter Communications, Inc.
Ronald L. Nelson..........................  48     Director of Charter Communications, Inc.
Nancy B. Peretsman........................  46     Director of Charter Communications, Inc.
William D. Savoy..........................  36     Director of Charter Communications, Inc., Charter
                                                     Communications Holding Company and Charter
                                                     Holdings
Howard L. Wood............................  61     Director of Charter Communications, Inc.

     The following sets forth certain biographical information with respect to the directors listed above.

     PAUL G. ALLEN has been Chairman of the board of directors of Charter Communications, Inc. since July 1999, and Chairman of the Board of Directors of Charter Investment since December 1998. Mr. Allen, a co-founder of Microsoft Corporation, is and has been a private investor for more than five years, with economic interests in over 140 companies, each contributing to a Wired World vision. These companies include Vulcan Ventures Inc., USA Networks, Inc., Dreamworks SKG, Vulcan Programming, Inc., and Vulcan Cable III Inc. He is a director of USA Networks, Inc. and various private corporations.

     JERALD L. KENT has been the President, Chief Executive Officer and a director of Charter Communications, Inc. since July 1999 and of Charter Investment since April 1995. He previously held the position of Chief Financial Officer of Charter Investment. Prior to co-founding Charter Investment in 1993, Mr. Kent was Executive Vice President and Chief Financial Officer of Cencom Cable Associates, Inc. Before that, he held other executive positions at Cencom. Earlier, he was with Arthur Andersen LLP, where he attained the position of tax manager. Mr. Kent is a member of the board of directors of High Speed Access Corp., Cable Television Laboratories, Inc., Com21 Inc. and C-SPAN. He is also a member of the executive committee and the board of directors of NCTA. Mr. Kent, a certified public accountant, received his undergraduate and M.B.A. degrees from Washington University.

     MARC B. NATHANSON has been a director of Charter Communications, Inc. since January 2000. Mr. Nathanson is the Chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as Chairman and Chief Executive Officer of Falcon Holding Group, Inc., a cable operator, and its predecessors since 1975. He served as Chairman and Chief Executive Officer of Enstar Communications Corporation, a cable operator, from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable, and Cypress Communications Corporation. In 1999, he was appointed by the President of the United States, and currently serves as, Chairman of The Broadcasting Board of Governors.

     RONALD L. NELSON has been a director of Charter Communications, Inc. since November 1999. Mr. Nelson is a founding member of Dream Works LLC, a multi-media entertainment company, where he has served in executive management since 1994. Prior to that time, during his 15 years at Paramount Communications Inc., he served in a variety of operating and executive positions and as a member of its board of directors. He currently serves as a member of the board of directors of Advanced Tissue Sciences, Inc. and Centre Pacific L.L.C. Mr. Nelson has a B.S. degree from the University of California at Berkeley and an M.B.A. degree from the University of California at Los Angeles.

     NANCY B. PERETSMAN has been a director of Charter Communications, Inc. since November 1999. Ms. Peretsman has been a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment bank unrelated to Mr. Allen, since 1995. From 1983 to 1995, she was an investment banker at Salomon Brothers Inc., where she was a Managing Director since 1990. She is a director of Priceline.com Incorporated and several privately held companies. She received a B.A. degree from Princeton University and an M.P.P.M. degree from Yale University.

     WILLIAM D. SAVOY has been a director of Charter Communications, Inc. since July 1999 and a director of Charter Investment since December 1998. Since 1990, Mr. Savoy has been an officer and a director of many affiliates of Mr. Allen, including President and a director of Vulcan Ventures Inc., Vulcan Programming, Inc. and Vulcan Cable III Inc. Mr. Savoy also serves as a director of drugstore.com, inc., InfoSpace, Inc., High Speed Access Corp., Metricom, Inc., Peregrine Systems, Inc., RCN Corporation, Telescan, Inc., Ticketmaster Online--CitySearch, Inc., USA Networks, Inc., and Value America, Inc. Mr. Savoy holds a B.S. degree in computer science, accounting and finance from Atlantic Union College.

     HOWARD L. WOOD has been a director of Charter Communications, Inc. since January 2000. Mr. Wood co-founded Charter Investment in 1993 and served in various executive capacities there until November 1999, when he became a consultant to Charter Communications, Inc. Prior to 1993, Mr. Wood was Chief Executive Officer of Cencom Cable Associates, Inc., where he also served in various other executive positions. Earlier he was Partner-in-Charge of the St. Louis Tax Division of Arthur Andersen LLP. He is a director of First State Community Bank, Gaylord Entertainment Company and Data Research, Inc. Mr. Wood, a certified public accountant, graduated from Washington University (St. Louis) School of Business.

COMMITTEES OF THE BOARD OF CHARTER COMMUNICATIONS, INC.

     An Audit Committee was formed by the board of directors of Charter Communications, Inc. in November 1999 to review and oversee Charter Communications, Inc.'s internal accounting and auditing procedures, to review audit and examination results and procedures with independent accountants, to oversee reporting of financial information, to review related party transactions, and to make recommendations to the board as to the appointment of independent accountants. The Audit Committee consists of directors Nancy Peretsman, Ronald Nelson and Howard Wood.

     An Executive Committee was formed by the board in November 1999, to act in place of the full board and to exercise all powers of the full board which may lawfully be delegated when the full board of directors is not in session. The Executive Committee consists of directors Paul Allen, Jerald Kent and William Savoy.

     A Compensation Committee was formed by the board in February 2000 for the purpose of reviewing and approving compensation and benefits programs, and approving compensation for senior management of Charter Communications, Inc. and its affiliates and subsidiaries. The members of the Compensation Committee are Paul Allen, Marc Nathanson, William Savoy and Howard Wood.

     An Option Plan Committee was formed by the board in March 2000 for the purpose of administering the 1999 Charter Communications Option Plan. The members of the committee are Nancy Peretsman and Ronald Nelson.

DIRECTOR COMPENSATION

     The employee directors of Charter Communications, Inc. do not receive any additional compensation for serving as a director, nor are they paid any fees for attendance at any meeting of the board of directors. Each non-employee director of Charter Communications, Inc., other than Mr. Allen, has been issued 40,000 fully vested options in consideration for agreeing to join the board of directors and may receive additional compensation to be determined. Directors may also be reimbursed for the actual reasonable costs incurred in connection with attendance at board meetings.

     Mr. Kent is a party to an employment agreement with Charter Communications, Inc. Mr. Nathanson is party to a letter agreement with Charter Communications, Inc. These agreements are summarized in this prospectus in the section entitled "Certain Relationships and Related Transactions."

EXECUTIVE OFFICERS

     The following persons are executive officers of each of Charter Communications, Inc. and the Issuers:

EXECUTIVE OFFICERS                       AGE                         POSITION
------------------                       ---                         --------
Jerald L. Kent.........................  44    President and Chief Executive Officer
David C. Andersen......................  52    Senior Vice President--Communications
David G. Barford.......................  42    Executive Vice President and Chief Operating Officer
Mary Pat Blake.........................  45    Senior Vice President--Marketing and Programming
Eric A. Freesmeier.....................  47    Senior Vice President--Administration
Thomas R. Jokerst......................  51    Senior Vice President--Advanced Technology
                                               Development
Kent D. Kalkwarf.......................  41    Executive Vice President and Chief Financial Officer
Ralph G. Kelly.........................  43    Senior Vice President--Treasurer
David L. McCall........................  45    Senior Vice President of Operations--Eastern
                                               Division
John C. Pietri.........................  51    Senior Vice President--Engineering
Michael E. Riddle......................  41    Senior Vice President and Chief Information Officer
Steven A. Schumm.......................  48    Executive Vice President, Assistant to the President
Curtis S. Shaw.........................  52    Senior Vice President, General Counsel and Secretary
Stephen E. Silva.......................  41    Senior Vice President--Corporate Development and
                                                 Technology
James (Trey) H. Smith, III.............  52    Senior Vice President of Operations--Western
                                               Division

     Information regarding our executive officers is set forth below.

     Our executive officers, except for Mr. Andersen, Mr. Riddle and Mr. Smith, were appointed to their positions following our formation in February 1999, and became employees of Charter Communications, Inc. in November 1999. Prior to that time, they were employees of Charter Investment. All of our executive officers simultaneously serve in the same capacity with Charter Investment. The executive officers are elected by the board of directors annually following the annual meeting of shareholders, and each officer holds his or her office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

     JERALD L. KENT, President, Chief Executive Officer and Director of Charter Communications, Inc. Mr. Kent has held these positions with Charter Communications, Inc. since July 1999 and with Charter Investment since April 1995. He previously held the position of Chief Financial Officer of Charter Investment. Prior to co-founding Charter Investment in 1993, Mr. Kent was Executive Vice President and Chief Financial Officer of Cencom Cable Associates, Inc. Before that, he held other executive positions at Cencom. Earlier he was with Arthur Andersen LLP, where he attained the position of tax manager. Mr. Kent is a member of the board of directors of High Speed Access Corp., Cable Television Laboratories, Inc., Com21 Inc. and C-SPAN. He is also a member of the executive committee and the board of directors of NCTA. Mr. Kent, a certified public accountant, received his undergraduate and M.B.A. degrees from Washington University (St. Louis).

     DAVID C. ANDERSEN, Senior Vice President -- Communications. Prior to joining Charter Communications, Inc. in May 2000, Mr. Andersen served as Vice President of Communications for CNBC. Prior to CNBC, the worldwide cable and satellite business news network subsidiary of NBC. Before that, starting in 1982 when he established their public relations department, Mr. Andersen served in various management positions at Cox Communications, Inc., most recently as Vice President of Public Affairs. Mr. Andersen serves on the Board of KIDSNET, and is a former Chairman of the National Captioning Institute's Cable Advisory Board. He received a B.S. degree in Journalism from the University of Kansas.

     DAVID G. BARFORD, Executive Vice President and Chief Operating
Officer. Mr. Barford was promoted to his current position in July 2000, previously serving as Senior Vice President of Operations -- Western Division. Prior to joining Charter Investment in 1995, Mr. Barford held various senior marketing and operating roles during nine years at Comcast Cable Communications, Inc. He received a B.A. degree from California State University, Fullerton, and an M.B.A. degree from National University.

     MARY PAT BLAKE, Senior Vice President -- Marketing and Programming. Prior to joining Charter Investment in 1995, Ms. Blake was active in the emerging business sector and formed Blake Investments, Inc. in 1993. She has 18 years of experience with senior management responsibilities in marketing, sales, finance, systems, and general management. Ms. Blake received a B.S. degree from the University of Minnesota and an M.B.A. degree from the Harvard Business School.

     ERIC A. FREESMEIER, Senior Vice President -- Administration. From 1986 until joining Charter Investment in 1998, Mr. Freesmeier served in various executive management positions at Edison Brothers Stores, Inc. Earlier he held management and executive positions at Montgomery Ward. Mr. Freesmeier holds a bachelor's degree from the University of Iowa and a master's degree from Northwestern University's Kellogg Graduate School of Management.

     THOMAS R. JOKERST, Senior Vice President -- Advanced Technology Development. Mr. Jokerst joined Charter Investment in 1994. Previously he served as a vice president of Cable Television Laboratories and as a regional director of engineering for Continental Cablevision. He is a graduate of Ranken Technical Institute and of Southern Illinois University.

     KENT D. KALKWARF, Executive Vice President and Chief Financial
Officer. Mr. Kalkwarf was promoted to the position of Executive Vice President in July 2000, previously serving as Senior Vice President and Chief Financial Officer. Prior to joining Charter Investment in 1995, Mr. Kalkwarf was employed for 13 years by Arthur Andersen LLP, where he attained the position of senior tax manager. He has extensive experience in cable, real estate, and international tax issues. Mr. Kalkwarf has a B.S. degree from Illinois Wesleyan University and is a certified public accountant.

     RALPH G. KELLY, Senior Vice President --Treasurer. Prior to joining Charter Investment in 1993, Mr. Kelly was controller and then treasurer of Cencom Cable Associates. He left Charter in 1994, to become Chief Financial Officer of CableMaxx, Inc., and returned in 1996. Mr. Kelly received his bachelor's degree in accounting from the University of Missouri -- Columbia and his M.B.A. degree from Saint Louis University.

     DAVID L. MCCALL, Senior Vice President of Operations -- Eastern
Division. Prior to joining Charter Investment in 1995, Mr. McCall was associated with Crown Cable and its predecessor, Cencom Cable Associates, Inc., from 1983 to 1994. Mr. McCall has served as a director of the South Carolina Cable Television Association for ten years and is a member of the Southern Cable Association's Tower Club.

     JOHN C. PIETRI, Senior Vice President -- Engineering. Prior to joining Charter Investment in 1998, Mr. Pietri was with Marcus Cable for nine years, most recently serving as Senior Vice President and Chief Technical Officer. Earlier he was in operations with West Marc Communications and Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin-Oshkosh.

     MICHAEL E. RIDDLE, Senior Vice President and Chief Information
Officer. Prior to joining Charter Communications, Inc. in December 1999, Mr. Riddle was Director of Applied Technologies of Cox Communications for four years. Prior to that, he held technical and management positions during 17 years at Southwestern Bell and its subsidiaries. Mr. Riddle attended Fort Hays State University.

     STEVEN A. SCHUMM, Executive Vice President, Assistant to the
President. Prior to joining Charter Investment in 1998, Mr. Schumm was Managing Partner of the St. Louis office of Ernst & Young LLP, where he was a partner for 14 of 24 years. He served as one of 10 members of the firm's National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University.

     CURTIS S. SHAW, Senior Vice President, General Counsel and Secretary. From 1988 until he joined Charter Investment in 1997, Mr. Shaw served as corporate counsel to NYNEX. He has over 26 years of experience as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree from Trinity College and a J.D. degree from Columbia University School of Law.

     STEPHEN E. SILVA, Senior Vice President -- Corporate Development and Technology. From 1983 until joining Charter Investment in 1995, Mr. Silva served in various management positions at U.S. Computer Services, Inc. He is a member of the board of directors of High Speed Access Corp.

     JAMES (TREY) H. SMITH, III, Senior Vice President of Operations -- Western Division. Mr. Smith was appointed to his current position in September 2000, previously serving as a Division President of AT&T Broadband. Before that, he was President and CEO of Rogers Cablesystems Ltd., Senior Vice President of the Western Region for MediaOne/Continental Cable and Executive Vice President of Operations of Times Mirror Cable TV, Inc. He received B.B.A. and M.B.A. degrees from Georgia State University and is a certified public accountant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Most executive officer compensation determinations have been made based upon the recommendations of Mr. Kent. Prior to November 1999, these determinations were made by the board of directors of Charter Investment, with option grant determinations being made in conjunction with the board of directors of Charter Communications Holding Company. During this period, the board of

Charter Investment included Messrs. Allen, Savoy and Kent, and the board of Charter Communications Holding Company included Messrs. Savoy and Kent. Commencing in November 1999, when Charter Communications, Inc. became the successor employer of the executive officers, the board of directors of Charter Communications, Inc. took over the role of the Charter Investment board in the decision-making process. In November 1999, the board of directors of Charter Communications, Inc. was comprised of Messrs. Allen, Savoy, Kent and Nelson, and Ms. Peretsman. Commencing in February 2000, when the Charter Communications, Inc. board of directors appointed a compensation committee comprised of Messrs. Allen, Savoy, Nathanson and Wood, executive officer compensation matters were delegated to the committee. No Charter Communications, Inc. executive officer currently serves on a compensation committee or any similar committee of any other public company.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation paid to executive officers of Charter Communications, Inc., during the fiscal years ended December 31, 1999 and 1998, including the Chief Executive Officer, each of the other four most highly compensated executive officers as of December 31, 1999, and two other highly compensated executive officers who resigned during 1999. Through the beginning of November 1999, such executive officers had received their compensation from Charter Investment. Effective in November 1999, such officers began receiving their compensation from Charter Communications, Inc. Pursuant to a mutual services agreement between Charter Communications, Inc. and Charter Investment, each of those entities leases the necessary personnel and provides services to each other, including the knowledge and expertise of their respective officers. See "Certain Relationships and Related Transactions."

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                       ANNUAL COMPENSATION                 AWARD
                                             ----------------------------------------   ------------
                                    YEAR                                   OTHER         SECURITIES
                                    ENDED                                 ANNUAL         UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION        DEC. 31   SALARY($)     BONUS($)   COMPENSATION($)    OPTIONS(#)    COMPENSATION($)
---------------------------        -------   ---------     --------   ---------------   ------------   ---------------
Jerald L. Kent...................   1999     1,250,000     625,000         80,799(1)            --               --
  President and Chief Executive     1998       790,481     641,353             --        7,044,127               --
    Officer
Steven A. Schumm(2)..............   1999       400,000      60,000             --          782,681               --
  Executive Vice President          1998        12,307      12,300             --               --               --
David G. Barford(3)..............   1999       235,000      80,000             --          200,000               --
  Senior Vice President of          1998       220,000     225,000(4)          --               --        8,390,888(5)
    Operations--Western Division
Curtis S. Shaw...................   1999       200,000      80,000             --          200,000               --
  Senior Vice President, General    1998       190,000      80,000             --               --        8,178,967(5)
    Counsel and Secretary
John C. Pietri(6)................   1999       200,000      70,000             --          165,000               --
  Senior Vice President--           1998            --          --             --               --               --
  Engineering
Barry L. Babcock(7)..............   1999       623,000          --             --           65,000          385,093(8)
  Former Vice Chairman              1998       575,000     925,000(9)          --               --               --
Howard L. Wood(10)...............   1999       311,300          --             --          145,000               --
  Former Vice Chairman              1998       575,000(11) 675,000(12)          --              --               --

------------
 (1) Includes $55,719 paid for club membership and dues and $20,351 attributed to personal use of Charter Investment's airplane.

 (2) Mr. Schumm became affiliated with Charter Investment on December 16, 1998.

 (3) Mr. Barford was appointed Executive Vice President and Chief Operating Officer in July 2000.

 (4) Includes $150,000 received as a one-time bonus.

 (5) Received in March 1999, in connection with a one-time change of control payment under the terms of a previous equity appreciation rights plan. This payment was triggered by the acquisition of us by Mr. Allen on December 23, 1998, but was income for 1999.

 (6) Mr. Pietri became employed by Charter Investment on January 1, 1999.

 (7) Mr. Babcock resigned as an executive officer, terminated his employment and was a consultant to Charter Communications, Inc. from October 1999 through March 2000.

 (8) Includes a bonus of $312,500 and accrued vacation of $48,077 paid in connection with termination of Mr. Babcock's employment agreement, plus $24,516 as consulting fees.

 (9) Includes $500,000 earned as a one-time bonus upon signing of an employment agreement.

(10) Mr. Wood resigned as an executive officer, terminated his employment and became a consultant in November 1999.

(11) Includes a bonus of $468,750 and accrued vacation of $24,038 paid in connection with termination of Mr. Wood's employment agreement, plus $8,166 in consulting fees.

(12) Includes $250,000 earned as a one-time bonus upon signing of an employment agreement.

1999 AGGREGATED OPTION EXERCISES AND OPTION VALUE TABLE

     The following table sets forth for certain executive officers information concerning options exercised from January 1, 1999, including the value realized upon exercise, the number of securities for which options were held at December 31, 1999, the value of unexercised "in-the-money" options (i.e., the positive spread between the exercise price of outstanding options and the market value of Charter Communications, Inc.'s Class A common stock on December 31, 1999), the options granted through December 31, 1999 and the value of unexercised options as of December 31, 1999.

                                                         NUMBER OF               VALUE OF UNEXERCISED
                                                   SECURITIES UNDERLYING             IN-THE-MONEY
                                                    UNEXERCISED OPTIONS               OPTIONS AT
                       SECURITIES                  AT DECEMBER 31, 1999          DECEMBER 31, 1999(1)
                        ACQUIRED      VALUE     ---------------------------   ---------------------------
                       ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                       -----------   --------   -----------   -------------   -----------   -------------
Jerald L. Kent.......         --          --     1,761,032      5,283,095     $3,301,935     $9,905,803
Steven A. Schumm.....         --          --            --        782,681             --      1,467,527
David G. Barford.....         --          --            --        200,000             --        375,000
Curtis S. Shaw.......         --          --            --        200,000             --        375,000
John C. Pietri.......         --          --            --        165,000             --        309,375
Barry L. Babcock.....         --          --        65,000             --        121,875             --
Howard L. Wood.......         --          --       145,000             --        351,875             --

------------
(1) Based upon the last reported sale price on the Nasdaq National Market on December 31, 1999 of $21.875.

1999 OPTION GRANTS

     The following table shows individual grants of options made to certain named executive officers during 1999. All such grants were made under the 1999 Charter Communications Option Plan.

                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                              NUMBER OF                                             ANNUAL RATES OF
                              MEMBERSHIP   % OF TOTAL                            MEMBERSHIP UNIT PRICE
                                UNITS       OPTIONS                             APPRECIATION FOR OPTION
                              UNDERLYING   GRANTED TO                                   TERM(1)
                               OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION   ------------------------
NAME                           GRANTED      IN 1999      PRICE        DATE          5%           10%
----                          ----------   ----------   --------   ----------   ----------   -----------
Jerald L. Kent..............        --           --          --          --             --            --
Steven A. Schumm............   782,681         5.7%      $20.00      2/8/09     $9,844,478   $24,947,839
David G. Barford............   200,000         1.5%       20.00      2/8/09      2,515,579     6,374,970
Curtis S. Shaw..............   200,000         1.5%       20.00      2/8/09      2,515,579     6,374,970
John C. Pietri..............   165,000         1.2%       20.00      2/8/09      2,075,352     5,259,350
Barry L. Babcock............    65,000         0.5%       20.00      2/8/09        817,563     2,071,865
Howard L. Wood..............    65,000         1.1%       20.00      2/8/09        817,563     2,071,865
                                80,000                    19.00     11/8/09        955,920     2,422,488

------------
(1) This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

OPTION PLAN

     The 1999 Charter Communications Option Plan was adopted in February 1999. This plan provides for the grant of options to purchase up to 25,009,798 membership units in Charter Communications Holding Company. Under the terms of the plan, each membership unit acquired as a result of the exercise of options will be exchanged automatically for shares of Class A common stock of Charter Communications, Inc. on a one-for-one basis. The plan provides for grants of options to current and prospective employees and consultants of Charter Communications Holding Company and its affiliates and current and prospective non-employee directors of Charter Communications, Inc. The plan is intended to promote the long-term financial interest of Charter Communications Holding Company and its affiliates by encouraging eligible individuals to acquire an ownership position in Charter Communications Holding Company and its affiliates and providing incentives for performance. The options expire after ten years from the date of grant. Under the plan, the plan administrator has the discretion to accelerate the vesting of any options.

     The following table shows options outstanding under the 1999 Charter Communications Option Plan as of December 31, 2000:

                                     OUTSTANDING   EXERCISE     VESTED AS OF
           DATE OF GRANT               OPTIONS      PRICE     NOVEMBER 30, 2000
           -------------             -----------   --------   -----------------
February 9, 1999...................   8,000,127     $20.00        3,172,373(1)
April 5, 1999......................     323,703      20.73          108,424(2)
November 8, 1999...................   3,982,600      19.00          240,000(3)
February 15, 2000..................   4,941,200      19.47               --(4)
May 1, 2000........................   1,343,400      15.03               --(5)
July 26, 2000......................   1,322,000      14.31               --(6)
October 24, 2000...................   1,525,200      19.25               --(7)
                                     ----------                   ---------
          Total outstanding
            options................  21,438,230                   3,520,797
                                     ==========                   =========

------------
(1)  On the 3rd day of each month, 1/45 of the remaining options vest.

(2) One-fourth of the options granted on April 5, 1999 vested on July 5, 2000, the 15-month anniversary of April 5, 1999, with the remainder vesting 1/45 on each monthly anniversary for 45 months following July 5, 2000.

(3) One-fourth of the options granted on November 8, 1999 will vest on February 8, 2001, the 15-month anniversary of November 8, 1999, with the remainder vesting 1/45 on each monthly anniversary for 45 months following February 8, 2001.

(4) One-fourth of the options granted on February 15, 2000 will vest on May 15, 2001, the 15-month anniversary of February 15, 2000, with the remainder vesting 1/45 on each monthly anniversary for 45 months following May 15, 2001.

(5) One-fourth of the options granted on May 1, 2000 vest on August 1, 2001, the 15-month anniversary of May 1, 2000, with the remainder vesting 1/45 on each monthly anniversary for 45 months following August 1, 2001.

(6) One-fourth of the options granted on July 26, 2000 vest on October 26, 2001, the 15-month anniversary of July 26, 2000, with the remainder vesting 1/45 on each monthly anniversary for 45 months following October 26, 2000.

(7) One-fourth of the options granted on October 24, 2000 vest on January 24, 2002, the 15-month anniversary of October 24, 2000, with the remainder vesting 1/45 on each monthly anniversary for 45 months following October 24, 2000.

     Any unvested options issued under the plan vest immediately upon a change of control of Charter Communications Holding Company. Options will not vest upon a change of control, however, to the extent that any such acceleration of vesting would result in the disallowance of specified tax deductions that would otherwise be available to Charter Communications Holding Company or any of its affiliates or to the extent that any optionee would be liable for any excise tax under a specified section of the U.S. federal tax code. In the plan, a change of control includes:

          (1) a sale of more than 49.9% of the outstanding membership units in Charter Communications Holding Company, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company;

          (2) a merger or consolidation of Charter Communications Holding Company with or into any other corporation or entity, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company; or

          (3) any other transaction or event, including a sale of the assets of Charter Communications Holding Company, that results in Mr. Allen holding less than 50.1% of the voting power of the surviving entity, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company.

     If an optionee's employment with or service to Charter Communications Holding Company or its affiliates is terminated other than for cause, the optionee has the right to exercise any vested options within sixty days of the termination of employment. After this sixty-day period, all vested and unvested options held by the optionee are automatically canceled. If an optionee's employment or service is terminated for cause, any unexercised options are automatically canceled. In this case, Mr. Allen, or, at his option, Charter Communications Holding Company will have the right for ninety days after termination to purchase all membership units held by the optionee for a purchase price equal to the exercise price at which the optionee acquired the membership units, or the optionee's purchase price for the membership units if they were not acquired on the exercise of an option.

     In the event of an optionee's death or disability, all vested options may be exercised until the earlier of their expiration and one year after the date of the optionee's death or disability. Any options not so exercised will automatically be canceled. Upon termination for any other reason, all unvested options will immediately be canceled and the optionee will not be entitled to any payment. All vested options will be automatically canceled if not exercised within ninety days after termination.

     LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS. Charter Communications, Inc.'s restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:

          (1) any breach of the director's duty of loyalty to the corporation and its shareholders;

          (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          (3) unlawful payments of dividends or unlawful stock purchases or redemptions; or

          (4) any transaction from which the director derived an improper personal benefit.

     Charter Communications, Inc.'s bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Charter Communications, Inc. pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             PRINCIPAL SHAREHOLDERS

     Charter Holdings is a direct, wholly owned subsidiary of Charter Communications Holding Company. Charter Communications, Inc. holds an approximate 40.8% economic interest and 100% of the voting interest in Charter Communications Holding Company. Charter Investment, Inc. and Vulcan Cable III hold approximately a 38.0% and 18.6% economic interest, respectively, in Charter Communications Holding Company.

     The following table sets forth certain information regarding beneficial ownership of Charter Communications, Inc. common stock and Charter Communications Holding Company common membership units as of December 31, 2000 by:

     - the directors of Charter Communications, Inc.;

     - each of the executive officers of Charter Communications, Inc. named in the summary compensation table;

     - all current directors and executive officers as a group; and

     - each person known by us to own beneficially 5% or more of the outstanding shares of Charter Communications, Inc. common stock and shares of common stock issuable upon exchange of Charter Communications Holding Company membership units that are issuable upon exercise of options that are vested or will vest within 60 days or upon exchange of membership units held in a subsidiary of Charter Holdings.

     With respect to the percentage of voting power of Charter Communications, Inc. set forth in the following table:

     - each holder of Class A common stock is entitled to one vote per share;
       and

    each holder of Class B common stock is entitled to a number of votes based on the number of outstanding Class B common stock and outstanding membership units exchangeable for Class B common stock. For example, Mr. Allen is entitled to ten votes for each share of Class B common stock held by him or his affiliates and ten votes for each membership unit held by him or his affiliates.

                                            NUMBER OF
                                             CLASS A            PERCENTAGE OF
NAME AND ADDRESS OF                    SHARES BENEFICIALLY   SHARES BENEFICIALLY     PERCENTAGE OF
BENEFICIAL OWNER                            OWNED(1)              OWNED(2)          VOTING POWER(3)
-------------------                    -------------------   -------------------   ------------------
Paul G. Allen(4)(5)(7)...............      333,225,717               59.7%                93.5%
Charter Investment, Inc.(6)..........      217,585,246               48.2%                   *
Vulcan Cable III Inc.(4)(7)..........      106,715,233               31.3%                   *
Jerald L. Kent(8)....................        3,984,321                1.7%                   *
Howard L. Wood(9)....................          145,000                  *                    *
Marc B. Nathanson(10)................        9,829,806                4.2%                   *
Ronald L. Nelson(11).................           57,500                  *                    *
Nancy B. Peretsman(12)...............           50,000                  *                    *
William D. Savoy(13).................          710,262                  *                    *
Steven A. Schumm(14).................          329,816                  *                    *
David G. Barford(15).................           85,833                  *                    *
Curtis S. Shaw(15)...................           88,333                  *                    *
John C. Pietri(16)...................           73,750                  *                    *
Barry L. Babcock(17).................           65,000                  *                    *
All current directors and executive
  officers as a group (21
  persons)(18).......................      348,583,200               61.9%                94.0%
Janus Capital Corporation(19)........       15,958,030                6.8%                   *
TCID of Michigan, Inc.(20)...........       15,117,743                6.1%                   *

------------
  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with Rule 13d-3. The named holders of Charter Communications, Inc. Class B common stock and of Charter Communications Holding Company membership units are deemed to be beneficial owners of an equal number of shares of Charter Communications, Inc. Class A common stock because such holdings are either convertible for (in the case of Class B shares) or exchangeable into (in the case of the membership units) shares of Class A common stock on a one-for-one basis. Unless otherwise noted, the named holders have sole investment and voting power with respect to the shares listed as beneficially owned.

 (2) The calculation of this percentage assumes for each person that: the 50,000 shares of Class B common stock held by Mr. Allen have been converted into shares of Class A common stock; all shares of Class A common stock that such person has the right to acquire upon exchange of Charter Communications Holding Company membership units upon exercise of options that have vested or will vest within 60 days have been acquired; and that none of the other listed persons or entities has received any shares of common stock that are issuable to him or her pursuant to the exercise of options or otherwise.

 (3) The calculation of this percentage assumes that Mr. Allen's equity interests are retained in the form that maximizes voting power (i.e., the 50,000 shares of Class B common stock held by Mr. Allen have not been converted into shares of Class A common stock; that the membership units of Charter Communications Holding Company owned by Vulcan Cable III have not been exchanged for shares of Class A common stock; and that the membership units of Charter Communications Holding Company owned by Charter Investment have not been exchanged for shares of Class A common stock).

 (4) The address of these persons is 110 110th Street, NE, Suite 550, Bellevue, WA 98004.

 (5) The total listed is comprised of 217,585,246 membership units held by Charter Investment, Inc.; 106,715,233 membership units held by Vulcan Cable III; 8,875,238 shares of Class A common stock held directly by Mr. Allen; and 50,000 shares of Class B common stock held directly by Mr. Allen (100% of the Class B common stock issued and outstanding).

 (6) The address of this person is Charter Communications, Inc., 12444 Powerscourt Drive, Suite 100, St. Louis, MO 63131.

 (7) Of the total number of membership units in Charter Communications Holding Company held by Vulcan Cable III, 670,262 membership units are subject to options granted by Vulcan Cable III to Mr. Savoy that have vested or will vest within 60 days.

 (8) The total listed is comprised of 3,962,321 shares of Class A common stock issuable upon the exchange of membership units that are issuable upon the exercise of options that have vested or will vest within 60 days, and 22,000 shares of Class A common stock held directly by Mr. Kent.

 (9) Represents 145,000 shares of Class A common stock issuable upon exchange of membership units that are issuable upon exercise of options that have vested.

(10) The total listed includes 40,000 shares of Class A common stock issuable upon exchange of membership units that are issuable upon exercise of options that have vested. Also includes 9,789,806 shares of Class A common stock as follows: 3,951,636 shares for which Mr. Nathanson has sole investment and voting power, 5,444,861 shares for which he has shared voting and investment power; and 393,309 shares for which he has sole investment power and shared voting power. The address of this person is c/o Falcon Holding Group, Inc. and Affiliates, 10900 Wilshire Blvd., Los Angeles, CA 90024.

(11) The total listed includes 40,000 shares of Class A common stock issuable upon the exchange of membership units that are issuable upon exercise of options that have vested, and 2,500 shares held as custodian for a minor as to which Mr. Nelson disclaims beneficial ownership.

(12) The total listed includes 40,000 shares of Class A common stock issuable upon the exchange of membership units that are issuable upon exercise of options that have vested.

(13) The total listed is comprised of 40,000 shares of Class A common stock issuable upon the exchange of membership units that are issuable upon exercise of options that have vested and 670,262 shares of Class A common stock that Mr. Savoy would receive upon exercise of options from Vulcan Cable III to purchase such shares that have vested or will vest within 60 days.

(14) The total listed includes 326,116 shares of Class A common stock issuable upon the exchange of membership units that would be issued upon exercise of options that have vested or will vest within 60 days and 3,700 shares for which Mr. Schumm has shared investment and voting power.

(15) The total listed includes 83,333 shares of Class A common stock issuable upon the exchange of membership units that are issuable upon exercise of options that have vested or will vest within 60 days.

(16) The total listed includes 68,750 shares of Class A common stock issuable upon exchange of membership units that are issuable upon exchange of options that have vested or will vest within 60 days.

(17) Represents 65,000 shares of Class A common stock issuable upon exchange of membership units that would be issued upon exercise of options that have vested.

(18) The total listed is comprised of 50,000 shares of Class B common stock convertible into shares of Class A common stock on a one-for-one basis; 18,837,619 shares of Class A common stock; 324,300,479 shares of Class A common stock issuable upon the exchange of Class B common stock from outstanding Charter Communications Holding Company membership units; and 5,395,102 shares of Class A common stock issuable upon exchange of Class B common stock from membership units that are issuable upon exercise of options that have vested or will vest within 60 days.

(19) As reported in Schedule 13G provided to Charter Communications, Inc. on February 16, 2000, Janus Capital Corporation is a registered investment advisor that provides investment advice to investment companies and other clients. As a result of being an investment advisor, Janus Capital may be deemed to beneficially own shares held by its clients. As indicated in the
     Schedule 13G, Mr. Thomas Bailey, President, Chairman of the Board and 12.2% shareholder of Janus Capital disclaims beneficial ownership with respect to such shares. The address of these persons is 100 Fillmore St., Denver, Colorado 80206-4923.

(20) Represents shares of Class A common stock issuable upon exchange of preferred membership units held in an indirect subsidiary of Charter Holdings.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following sets forth certain transactions in which we and our directors, executive officers and affiliates and the directors and executive officers of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings and Charter Investment are involved. We believe that each of the transactions described below was on terms no less favorable to us than could have been obtained from independent third parties.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

MERGER WITH MARCUS

     On April 23, 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable, and agreed to acquire the remaining interests in Marcus Cable. The aggregate purchase price was approximately $1.4 billion, excluding $1.8 billion in assumed liabilities. On February 22, 1999, Marcus Holdings was formed, and all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen completed the acquisition of all remaining interests in Marcus Cable.

     On December 23, 1998, Mr. Allen acquired approximately 94% of the equity of Charter Investment for an aggregate purchase price of approximately $2.2 billion, excluding $2.0 billion in debt assumed. On February 9, 1999, Charter Holdings was formed as a wholly owned subsidiary of Charter Investment. On February 10, 1999, Charter Operating was formed as a wholly owned subsidiary of Charter Holdings. In April 1999, Mr. Allen merged Marcus Holdings into Charter Holdings, and the operating subsidiaries of Marcus Holdings and all of the cable systems they owned came under the ownership of Charter Holdings, and, in turn, Charter Operating. On May 25, 1999, Charter Communications Holding Company was formed as a wholly owned subsidiary of Charter Investment. All of Charter Investment's equity interests in Charter Holdings were transferred to Charter Communications Holding Company.

     In March 1999, we paid $20 million to Vulcan Northwest, an affiliate of Mr. Allen, for reimbursement of direct costs incurred in connection with Mr. Allen's acquisition of Marcus Cable. Such costs were principally comprised of financial, advisory, legal and accounting fees.

     At the time Charter Holdings issued $3.6 billion in principal amount of notes in March 1999, this merger had not yet occurred. Consequently, Marcus Holdings was a party to the indentures governing the March 1999 Charter Holdings notes as a guarantor of Charter Holdings' obligations. Charter Holdings loaned some of the proceeds from the sale of the March 1999 Charter Holdings notes to Marcus Holdings, which amounts were used to complete the cash tender offers for then-outstanding notes of subsidiaries of Marcus Holdings. Marcus Holdings issued a promissory note in favor of Charter Holdings. The promissory note was in the amount of $1.7 billion, with an interest rate of 9.92% and a maturity date of April 1, 2007. Marcus Holdings guaranteed its obligations under the promissory note by entering into a pledge agreement in favor of Charter Holdings pursuant to which Marcus Holdings pledged all of its equity interests in Marcus Cable as collateral for the payment and performance of the promissory note. Charter Holdings pledged this promissory note to the trustee under the indentures governing the March 1999 Charter Holdings notes as collateral for the equal and ratable benefit of the holders of the March 1999 Charter Holdings notes. Upon the closing of the merger, and in accordance with the terms of the March 1999 Charter Holdings notes and the indentures governing the March 1999 Charter Holdings notes:

     - the guarantee issued by Marcus Holdings was automatically terminated;

     - the promissory note issued by Marcus Holdings was automatically extinguished, with no interest having accrued or being paid; and

     - the pledge in favor of Charter Holdings of the equity interests in Marcus Cable as collateral under the promissory note and the pledge in favor of the trustee of the promissory note as collateral for the March 1999 Charter Holdings notes were automatically released.

MANAGEMENT AGREEMENTS WITH CHARTER COMMUNICATIONS, INC.

     PREVIOUS MANAGEMENT AGREEMENTS. Prior to March 18, 1999, pursuant to a series of management agreements with certain of our subsidiaries, Charter Investment provided management and consulting services to those subsidiaries. In exchange for these services, Charter Investment was entitled to receive management fees of 3% to 5% of the gross revenues of all of our systems plus reimbursement of expenses. However, our previous credit facilities limited such management fees to 3% of gross revenues. The balance of management fees payable under the previous management agreements was accrued. Payment is at the discretion of Charter Investment. Certain deferred portions of management fees bore interest at the rate of 8% per annum. Following the closing of Charter Operating's current credit facilities, the previous management agreements were replaced by a revised management agreement. The material terms of our previous management agreements are substantially similar to the material terms of the revised management agreement.

     PREVIOUS MANAGEMENT AGREEMENT WITH MARCUS. On October 6, 1998, Marcus Cable entered into a management consulting agreement with Charter Investment pursuant to which Charter Investment agreed to provide certain management and consulting services to Marcus Cable and its subsidiaries, in exchange for a fee equal to 3% of the gross revenues of Marcus Cable's systems plus reimbursement of expenses. Management fees expensed by Marcus Cable during the period from October 1998 to December 31, 1998 were approximately $3.3 million. Upon Charter Holdings' merger with Marcus Holdings and the closing of Charter Operating's current credit facilities, this agreement was terminated and the subsidiaries of Marcus Cable began to receive management and consulting services from Charter Investment under the revised management agreement described below.

     THE REVISED MANAGEMENT AGREEMENT. On February 23, 1999, Charter Investment entered into a revised management agreement with Charter Operating, which was amended and restated as of March 17, 1999. Upon the closing of Charter Operating's credit facilities on March 18, 1999, our previous management agreements and the management consulting agreement with Marcus Cable terminated and the revised management agreement became operative. Under the revised management agreement, Charter Investment agreed to manage the operations of the cable television systems owned by Charter Operating's subsidiaries, as well as any cable television systems Charter Operating subsequently acquires. The term of the revised management agreement is ten years.

     The revised management agreement provided that Charter Operating would pay Charter Investment a management fee equal to its actual costs to provide these services and a management fee of 3.5% of gross revenues. Gross revenues include all revenues from the operation of Charter Operating's cable systems, including, without limitation, subscriber payments, advertising revenues, and revenues from other services provided by Charter Operating's cable systems. Gross revenues do not include interest income or income from investments unrelated to our cable systems.

     Payment of the management fee to Charter Investment is permitted under Charter Operating's current credit facilities, but ranks below Charter Operating's payment obligations under its credit facilities. In the event any portion of the management fee due and payable is not paid by Charter Operating, it is deferred and accrued as a liability. Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid. As of December 31, 1999, no interest had accrued.

     Pursuant to the terms of the revised management agreement, Charter Operating agreed to indemnify and hold harmless Charter Investment and its shareholders, directors, officers and employees. This indemnity extends to any and all claims or expenses, including reasonable attorneys' fees, incurred by them in connection with any action not constituting gross negligence or willful misconduct taken by them in good faith in the discharge of their duties to Charter Operating.

     The total management fees, including expenses, earned by Charter Investment under all management agreements were as follows:

                                                                           TOTAL FEES
                                                              FEES PAID      EARNED
                                                              ---------    ----------
                                                                  (IN THOUSANDS)
Nine months ended September 30, 2000........................   $47,209      $41,570
Year Ended December 31, 1999................................    48,528       54,330
Year Ended December 31, 1998................................    17,073       27,500
Year Ended December 31, 1997................................    14,772       20,290
Year Ended December 31, 1996................................    11,792       15,443

     As of September 30, 2000, approximately $19.8 million remains unpaid under all management agreements.

     ASSIGNMENT AND AMENDMENT OF REVISED CHARTER OPERATING MANAGEMENT
AGREEMENT. On November 12, 1999, Charter Investment assigned to Charter Communications, Inc. all of its rights and obligations under the revised Charter Operating management agreement. In connection with the assignment, the revised Charter Operating management agreement was amended to eliminate the 3.5% management fee. Under the amended agreement, Charter Communications, Inc. is entitled to reimbursement from Charter Operating for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the amended agreement, with no cap on the amount of reimbursement.

     MANAGEMENT AGREEMENT WITH CHARTER COMMUNICATIONS HOLDING COMPANY. On November 12, 1999, Charter Communications, Inc. entered into a management agreement with Charter Communications Holding Company. Under this agreement, Charter Communications manages and operates the cable television systems owned or to be acquired by Charter Communications Holding Company and its subsidiaries, to the extent such cable systems are not subject to management agreements between Charter Communications, Inc. and specific subsidiaries of Charter Communications Holding Company.

     The terms of this management agreement are substantially similar to the terms of the Charter Operating management agreement. Charter Communications, Inc. is entitled to reimbursement from Charter Communications Holding Company for all expenses, costs, losses, liabilities and damages paid or incurred by Charter Communications, Inc. in connection with the performance of its services, which expenses will include any fees Charter Communications, Inc. is obligated to pay under the mutual services agreement described below. There is no cap on the amount of reimbursement to which Charter Communications, Inc. is entitled.

     MUTUAL SERVICES AGREEMENT WITH CHARTER INVESTMENT, INC. Charter Communications, Inc. has only fifteen employees. Effective January 1, 2001, Charter Communications, Inc., Charter Communications Holding Company and Charter Investment entered into an amended and restated mutual services agreement pursuant to which each entity provides rights and services to the others as may be reasonably requested in order to manage Charter Communications Holding Company and Charter Holdings and to manage and operate the cable systems owned by their subsidiaries. The officers and employees of each entity are available to the others to provide the rights and services described above. All expenses and costs incurred with respect to the services provided are paid by Charter Communications, Inc. Each of the parties will indemnify and hold harmless the other parties and their directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The mutual services agreement expires on November 12, 2009, and the agreement may be terminated at any time by any party upon thirty days' written notice to the others.

     FALCON MANAGEMENT AGREEMENT. On November 12, 1999, Falcon Cable Communications, a parent company of the Falcon operating companies, entered into a management consulting agreement with Charter Communications, Inc. pursuant to which Charter Communications, Inc. agreed to provide certain management and consulting services to Falcon and its subsidiaries. The term of the management agreement is ten years. The management agreement provides that Falcon will pay Charter Communications, Inc. a management fee equal to its actual costs to provide these services but limited to 5% of gross revenues.

     Gross revenues include all revenues from the operation of Falcon's cable systems, including, without limitation, subscriber payments, advertising revenues, and revenues from other services provided by Falcon's cable systems. Gross revenues do not include interest income or income from investments unrelated to cable systems.

     Payment of the management fee is subject to certain restrictions under the Falcon credit facilities. In the event any portion of the management fee due and payable is not paid by Falcon, it is deferred and accrued as a liability. Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid.

     FANCH MANAGEMENT AGREEMENT. On November 12, 1999, CC VI Operating Company, LLC, the parent company of the Fanch operating companies, entered into a management consulting agreement with Charter Communications, Inc. pursuant to which Charter Communications, Inc. agreed to provide certain management and consulting services to Fanch and its subsidiaries. The term of the management agreement is ten years. The management agreement provides that Fanch will pay Charter Communications, Inc. a management fee equal to its actual costs to provide these services but limited to 5% of gross revenues.

     Gross revenues include all revenues from the operation of Fanch's cable systems, including, without limitation, subscriber payments, advertising revenues, and revenues from other services provided by Fanch's cable systems. Gross revenues do not include interest income or income from investments unrelated to cable systems.

     Payment of the management fee is subject to certain restrictions under the Fanch credit facilities. In the event any portion of the management fee due and payable is not paid by Fanch, it is deferred and accrued as a liability. Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid.

     AVALON AND BRESNAN MANAGEMENT ARRANGEMENTS. Prior to the Bresnan/Avalon combination, Charter Communications, Inc. provided management and consulting services to CC New England and CC Michigan and their subsidiaries through such entities' limited liability company agreements. CC VIII Operating and certain of its subsidiaries were party to a management agreement with Charter Communications, Inc. under which Charter Communications, Inc. provided certain management and consulting services to the Bresnan companies. Upon consummation of the Bresnan/Avalon combination, the limited liability company agreement of CC VIII Operating will be amended and restated to provide that Charter Communications, Inc. will provide certain management and consulting services to CC VIII Operating and its subsidiaries which will include CC New England and CC Michigan and their subsidiaries. Under this agreement, Charter Communications, Inc. will receive a management fee equal to its actual costs to provide these services. Gross revenues include all revenues from the operation of the cable systems of CC VIII Operating's subsidiaries including, without limitation, subscriber payments, advertising revenues and revenues from other services provided by such cable systems. Gross revenues do not include interest income or income from investments unrelated to cable systems.

     Payment of the management fee is subject to certain restrictions under the Bresnan credit facilities and ranks below the senior debt of such companies and shall not be paid except to the extent allowed under such credit facilities. In the event that any portion of the management fee due and payable is not paid by Bresnan, it is deferred and accrued as a liability. Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid.

CONSULTING AGREEMENT


     On March 10, 1999, Charter Holdings entered into a consulting agreement with Vulcan Northwest and Charter Investment. Pursuant to the terms of the consulting agreement, Charter Holdings retained Vulcan Northwest and Charter Investment to provide advisory, financial and other consulting services with respect to acquisitions of the business, assets or stock of other companies by Charter Holdings or by any of its affiliates. Such services include participation in the evaluation, negotiation and implementation of these acquisitions. The agreement automatically renews for successive one-year terms on December 31 of each year unless otherwise terminated.



     All reasonable out-of-pocket expenses incurred by Vulcan Northwest and Charter Investment are Charter Holdings' responsibility and must be reimbursed. Charter Holdings must also pay Vulcan Northwest and Charter Investment a fee for their services rendered for each acquisition made by Charter Holdings or any of its affiliates. This fee equals 1% of the aggregate value of such acquisition. Neither Vulcan Northwest nor Charter Investment received or will receive a fee in connection with the American Cable, Renaissance, Greater Media, Helicon, Vista, Cable Satellite, InterMedia, Rifkin, Avalon, Falcon, Fanch, Bresnan, Interlake, Farmington, Capital Cable and Kalamazoo acquisitions. Charter Holdings has also agreed to indemnify and hold harmless Vulcan Northwest and Charter Investment, and their respective officers, directors, shareholders, agents, employees and affiliates, for all claims, actions, demands and expenses that arise out of this consulting agreement and the services they provide to Charter Holdings.



     Mr. Allen owns 100% of Vulcan Northwest and is the Chairman of the board. William D. Savoy, another of Charter Communications, Inc.'s directors, is the President and a director of Vulcan Northwest.


TRANSACTIONS WITH MR. ALLEN

     On December 21, 1998, Mr. Allen contributed approximately $431.0 million to Charter Investment and received non-voting common stock of Charter Investment. Such non-voting common stock was converted to voting common stock on December 23, 1998. The $431.0 million contribution was used to redeem stock of certain shareholders in Charter Investment.

     On December 23, 1998, Mr. Allen contributed approximately $1.3 billion to Charter Investment and received voting common stock of Charter Investment. Additionally, Charter Investment borrowed approximately $6.2 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment. On the same date, Mr. Allen also contributed approximately $223.5 million to Vulcan Cable II, Inc., a company owned by Mr. Allen. Vulcan II was merged with and into Charter Investment. The $1.3 billion and $223.5 million contributions by Mr. Allen were used by Charter Investment to purchase the remaining interest in CCA Group and CharterComm Holdings.

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

     On January 5, 1999, Charter Investment borrowed approximately $132.2 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment. On the same date, Mr. Allen also acquired additional voting common stock of Charter Investment from Jerald L. Kent, Howard L. Wood and Barry L. Babcock for an aggregate purchase price of approximately $176.7 million.

     On January 11, 1999, Charter Investment borrowed $25.0 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment.

     On March 16, 1999, Mr. Allen contributed approximately $124.8 million in cash to Charter Investment. In connection with this contribution and the contribution of the three bridge loans described above, Mr. Allen received 11,316 shares of common stock of Charter Investment.

     All other contributions to Charter Investment by Mr. Allen were used in operations of Charter Investment and were not contributed to Charter Holdings.

     On August 10, 1999, Vulcan Cable III Inc. purchased 24.1 million Charter Communications Holding Company membership units for $500 million. On September 22, 1999, Mr. Allen, through Vulcan Cable III Inc., contributed an additional $825 million, consisting of approximately $644.3 million in cash and approximately $180.7 million in equity interests in Rifkin that Vulcan Cable III Inc. had acquired in the Rifkin acquisition in exchange for 39.8 million Charter Communications Holding Company membership units. Charter Communications Holding Company in turn contributed the cash and equity interests to Charter Holdings.

     As part of the membership interests purchase agreement, Vulcan Ventures Incorporated, Charter Communications, Inc., Charter Investment and Charter Communications Holding Company entered into an agreement on September 21, 1999 regarding the right of Vulcan Ventures to use up to eight of our digital cable channels. Specifically, we will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable television systems with local control of the digital product now or hereafter owned, operated, controlled or managed by us of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. Upon request of Vulcan Ventures, we will attempt to reach a comprehensive programming agreement pursuant to which we will pay the programmer, if possible, a fee per digital subscriber. If such fee arrangement is not achieved, then we and the programmer shall enter into a standard programming agreement. We believe that this transaction is on terms at least as favorable to us as Mr. Allen would negotiate with other cable operators.

     In November 1999, in connection with Charter Communications, Inc.'s initial public offering, Mr. Allen, through Vulcan Cable III Inc., purchased $750 million of membership units of Charter Communications Holding Company at a per membership unit price equal to the net initial public offering price.

     During the second and third quarters of 1999, one of our subsidiaries sold interests in several airplanes to Mr. Allen for approximately $8 million. We believe that the purchase price paid by Mr. Allen for these interests was the fair market price.

ALLOCATION OF BUSINESS OPPORTUNITIES WITH MR. ALLEN

     As described under "-- Business Relationships," Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to a number of our subsidiaries. Given the diverse nature of Mr. Allen's investment activities and interests, and to avoid the possibility of future disputes as to potential business, Charter Communications Holding Company and Charter

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Communications, Inc., under the terms of their respective organizational documents, may not, and may not allow their subsidiaries to, engage in any business transaction outside the cable transmission business except for the Digeo Broadband, Inc. joint venture; the joint venture to develop a digital video recorder set-top box; the purchase of preferred stock of High Speed Access Corp.; the investment in Cable Sports Southeast, LLC, a provider of regional sports programming; as an owner and operator of the business of Chat TV; and incidental businesses engaged in as of the closing of the initial public offering of Charter Communications, Inc. This restriction will remain in effect until all of the shares of Charter Communications, Inc.'s high-vote Class B common stock have been converted into shares of Class A common stock due to Mr. Allen's equity ownership falling below specified threshholds.

     Should Charter Communications, Inc. or Charter Communications Holding Company wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to do so and consents to Charter Communications, Inc., Charter Communications Holding Company or any of their subsidiaries engaging in the business transaction, it will be able to do so. In any such case, the respective restated certificate of incorporation and the amended and restated limited liability company agreement of Charter Communications, Inc. and Charter Communications Holding Company would be amended accordingly to appropriately modify the current restrictions on their ability to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephony, and data over cable television systems owned, operated or managed by Charter Communications, Inc., Charter Communications Holding Company or any of their subsidiaries from time to time. The businesses of RCN Corporation, a company in which Mr. Allen has made a significant investment, are not considered cable transmission businesses under these provisions. See
"-- Business Relationships--RCN Corporation."

     Under Delaware corporate law, each director of Charter Communications, Inc., including Mr. Allen, is generally required to present to Charter Communications, Inc. any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses, so that we may determine whether we wish to pursue such opportunities. However, Mr. Allen and the other directors generally will not have an obligation to present to Charter Communications, Inc. other business opportunities and they may exploit such opportunities for their own account.

ASSIGNMENTS OF ACQUISITIONS

     On January 1, 1999, Charter Investment entered into a membership purchase agreement with ACEC Holding Company, LLC for the acquisition of American Cable. On February 23, 1999, Charter Investment assigned its rights and obligations under this agreement to one of our subsidiaries, Charter Communications Entertainment II, LLC, effective as of March 8, 1999, or such earlier date as mutually agreed to by the parties. The acquisition of American Cable was completed in May 1999.

     On February 17, 1999, Charter Investment entered into an asset purchase agreement with Greater Media, Inc. and Greater Media Cablevision, Inc. for the acquisition of the Greater Media systems. On February 23, 1999, Charter Investment assigned its rights and obligations under this agreement to one of our subsidiaries, Charter Communications Entertainment I, LLC. The acquisition of the Greater Media systems was completed in June 1999.

     On April 26, 1999, Charter Investment entered into a purchase and sale agreement with InterLink Communications Partners, LLLP and the other sellers listed on the signature pages of the agreement. On June 30, 1999, Charter Investment assigned its rights and obligations under this agreement to Charter Operating. The acquisition contemplated by these agreements was completed in September 1999.

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

     On April 26, 1999, Charter Investment entered into a purchase and sale agreement with Rifkin Acquisition Partners L.L.L.P and the other sellers listed on the signature pages of the agreement. On June 30, 1999, Charter Investment assigned its rights and obligations under this agreement to Charter Operating. The acquisition contemplated by these agreements was completed in September 1999.

     On April 26, 1999, Charter Investment entered into the RAP indemnity agreement with InterLink Communications Partners, LLLP and the other sellers and InterLink partners listed on the signature pages of the agreement. On June 30, 1999, Charter Investment assigned its rights and obligations under this agreement to Charter Operating.

     In May 1999, Charter Investment entered into the Falcon purchase agreement. As of June 22, 1999, pursuant to the first amendment to the Falcon purchase agreement, Charter Investment assigned its rights under the Falcon purchase agreement to Charter Communications Holding Company.

     In May 1999, Charter Investment entered into the Fanch purchase agreement. On September 21, 1999, Charter Investment assigned its rights and obligations to purchase stock interests under this agreement to Charter Communications Holding Company and its rights and obligations to purchase partnership interests and assets under this agreement to Charter Communications VI, LLC, an indirect wholly owned subsidiary of Charter Communications Holding Company.

     In June 1999, Charter Communications Holding Company entered into the Bresnan purchase agreement. In February 2000, Charter Communications Holding Company assigned its rights under the Bresnan purchase agreement to purchase certain assets to Charter Holdings and Charter Holdings accepted such assignment and assumed all obligations of Charter Communications Holding Company under the Bresnan purchase agreement with respect to those assets.

INTERCOMPANY LOANS

     In March 2000, Charter Holdings loaned to its indirect subsidiary CC VIII, LLC $369.7 million of the proceeds from the January 2000 Charter Holdings notes due February 14, 2009, with an annual interest rate of LIBOR plus a margin of up to 1.75%. The interest rate was 8.41% and $369.7 million was outstanding at September 30, 2000.

     In August 2000, Charter Holdings loaned to Charter Operating $962.5 million of the proceeds from borrowings under the Charter Holdings senior bridge loan facility, with an annual interest rate of LIBOR plus 1.75% and a due date of August 14, 2009. In September 2000, $627.5 million of the repaid amount was contributed by Charter Holdings to Charter Operating. In October 2000, Charter Operating repaid $245.0 million and Charter Holdings contributed that amount to the borrower under the Falcon credit facilities. There remains a balance of approximately $76.8 million outstanding under this note with an interest rate of 8.43%.

     In November 1999, Charter Communications Holding Company loaned $856.0 million to Charter Operating. In January 2000, Charter Communications Holding Company loaned an additional $66.0 million to Charter Operating. In February and March 2000, Charter Operating repaid $890.0 million. The remaining balance of $32.0 million was repaid in May 2000.

     In November 1999, Charter Communications Holding Company loaned $21.0 million to CC VI Operating Company, LLC, maturing November 30, 2009. The funds were used by CC VI Operating Company to pay down a portion of amounts outstanding under the Fanch credit facilities. Effective December 31, 1999, Charter Communications Holding Company forgave the amounts outstanding, including accrued and unpaid interest of approximately $314,000, and contributed such amounts to CC VI Holdings, LLC, the parent company of the Fanch companies.

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

     In November 1999, Charter Communications Holding Company loaned $173.0 million to Falcon Cable Communications, LLC. In January 2000, Charter Communications Holding Company loaned an additional $373.0 million to Falcon Cable Communications with an interest rate of 7.54%. In February 2000, Falcon Cable Communications repaid all outstanding balances.

     In November and December 1999, Charter Communications Holding Company loaned $12.0 million to Charter Operating. As of June 30, 2000, $5.0 million with an interest rate of 7.830% remained outstanding. In July 2000, $1.0 million was repaid, and the remaining $4.0 million was repaid in August 2000.

EMPLOYMENT AND CONSULTING AGREEMENTS

     Effective as of December 23, 1998, Jerald L. Kent entered into an employment agreement with Mr. Allen for a three-year term with automatic one-year renewals. Mr. Allen assigned the employment agreement to Charter Investment as of December 23, 1998. Charter Investment subsequently assigned Mr. Kent's employment agreement to Charter Communications, Inc. and Charter Communications, Inc. has assumed all rights and obligations of Charter Investment under the agreement, except with respect to the grant of options which were granted by Charter Communications Holding Company.

     Under this agreement, Mr. Kent has agreed to serve as President and Chief Executive Officer of Charter Communications, Inc., with responsibility for the nationwide general management, administration and operation of all present and future business of Charter Communications, Inc. and its subsidiaries. During the initial term of the agreement, Mr. Kent receives an annual base salary of $1,250,000, or such higher rate as may from time to time be determined by Charter Communications, Inc.'s board of directors in its discretion. In addition, Mr. Kent is eligible to receive an annual bonus in an aggregate amount not to exceed $625,000, to be determined by the board based on an assessment of the performance of Mr. Kent as well as the achievement of certain financial targets.

     Under the agreement, Mr. Kent is entitled to participate in any disability insurance, pension, or other benefit plan afforded to employees generally or executives of Charter Communications, Inc. Mr. Kent will be reimbursed by Charter Communications, Inc. for life insurance premiums up to $30,000 per year, and is granted personal use of the corporate airplane. Mr. Kent also is entitled to the use of a car valued at up to $100,000 and the fees and dues for his membership in a country club of his choice. Mr. Kent did not avail himself of the use of a car, nor was he reimbursed for life insurance premiums, in 1999.

     Also under this agreement and a related agreement with Charter Communications Holding Company, Mr. Kent received options to purchase 7,044,127 Charter Communications Holding Company membership units with an exercise price of $20.00. The options have a term of ten years and vested 25% on December 23, 1998. The remaining 75% vest 1/36 on the first day of each of the 36 months commencing January 1, 2000. The terms of these options provide that immediately following the issuance of membership units received upon exercise of such options, these units will be automatically exchanged for shares of Charter Communications, Inc. Class A common stock on a one-for-one basis.

     The agreement further provides that Charter Communications, Inc. will indemnify and hold harmless Mr. Kent to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by Mr. Kent of his duties.

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

     If the agreement expires because Charter Communications, Inc. gives Mr. Kent notice of its intention not to extend the initial term, or if the agreement is terminated by Mr. Kent for good reason or by Charter Communications, Inc. without cause:

     - Charter Communications, Inc. will pay to Mr. Kent an amount equal to the aggregate base salary due to Mr. Kent for the remaining term and the board of directors will consider additional amounts, if any, to be paid to Mr. Kent; and

     - any unvested options of Mr. Kent shall immediately vest.

     Effective as of November 12, 1999, Charter Communications, Inc. entered into a consulting agreement with Howard L. Wood. In connection with this agreement, Mr. Wood received options to purchase 40,000 membership units of Charter Communications Holding Company, which vested immediately and have an exercise price of $19.00. Upon exercise of such options, the membership units received are immediately exchanged for shares of Charter Communications, Inc. Class A common stock on one-for-one basis. The consulting agreement has a one-year term with automatic one-year renewals. Under this agreement, Mr. Wood provides consulting services to Charter Communications, Inc. and will also be responsible for such other duties as the Chief Executive Officer determines. During the term of this agreement, Mr. Wood will receive annual cash compensation initially at a rate of $60,000. In addition, Mr. Wood is entitled to receive health benefits as well as use of an office and a full-time secretary. Charter Communications, Inc. will indemnify and hold harmless Mr. Wood to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by him of his duties.

     Effective as of December 23, 1998, Howard L. Wood entered into an employment agreement with Charter Investment for a one-year term with automatic one-year renewals. Under this agreement, Mr. Wood agreed to serve as an officer of Charter Investment. During the initial term of the agreement, Mr. Wood was entitled to receive a base salary for the remaining month of the term of $312,500, or such higher rate as determined by the Chief Executive Officer in his discretion. In addition, Mr. Wood was eligible to receive an annual bonus to be determined by the board of directors in its discretion. Mr. Wood received a one-time payment as part of his employment agreement of $250,000. Under the agreement, Mr. Wood was entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or executives of Charter Investment. Charter Investment agreed to indemnify and hold harmless Mr. Wood to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by Mr. Wood of his duties. Effective on November 12, 1999, this employment agreement ceased to be effective. Mr. Wood received an amount equal to his base salary for the remaining month of the term plus a bonus of $312,500. In addition, the options then held by Mr. Wood vested in full.

     A company controlled by Mr. Wood occasionally leases an airplane to Charter Communications, Inc. and its subsidiaries and affiliates for business travel. Charter Communications, Inc. or its subsidiaries or affiliates, as applicable, in turn, pays to such company market rates for such use. Mr. Wood reimburses Charter Communications, Inc. for the full annual cost of two individuals qualified to operate the plane and who are otherwise available to Charter in connection with its own flight operations.

     In addition, Mr. Wood's daughter, a Vice President of Charter Investment, received a bonus in the form of a three-year promissory note bearing interest at 7% per year. One-third of the original outstanding principal amount of the note and interest are forgiven as long as she remains employed by Charter Investment at the end of each of the first three anniversaries of the issue date in February 1999. The outstanding balance on the note as of September 30, 2000 was $150,000.

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

     Effective as of May 25, 1999, Marc B. Nathanson entered into a letter agreement with Charter Communications, Inc. for a three-year term. Under this agreement, Mr. Nathanson agreed to serve as Vice-Chairman and as a director of Charter Communications, Inc. During the term of this agreement, Mr. Nathanson in his capacity as Vice-Chairman is entitled to receive a benefit equal to approximately $200,000. Such amount is being paid to a company controlled by Mr. Nathanson. In addition, Mr. Nathanson is entitled to the rights and benefits provided to other directors of Charter Communications, Inc. Charter Communications, Inc. will indemnify and hold harmless Mr. Nathanson to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by Mr. Nathanson of his duties.

     Effective as of December 23, 1998, Barry L. Babcock entered into an employment agreement with Charter Investment for a one-year term with automatic one-year renewals. Under this agreement, Mr. Babcock agreed to serve as Vice Chairman of Charter Investment with responsibilities including the government and public relations of Charter Investment. During the initial term of the agreement, Mr. Babcock was entitled to receive a base salary of $623,000, or such higher rate as may have been determined by the Chief Executive Officer in his discretion. This employment agreement was terminated in October 1999. Pursuant to the termination agreement, Mr. Babcock received an amount equal to his base salary for the remaining month of the term plus a $312,500 bonus. In addition, the options held by Mr. Babcock vested in full.

     Effective as of November 12, 1999, Charter Communications, Inc. entered into a consulting agreement with Mr. Babcock which expired in March 2000. During the term of this agreement, Mr. Babcock received monthly cash compensation at a rate of $10,000 per month, disability and health benefits and the use of an office and secretarial services, upon request. Charter Communications, Inc. agreed to indemnify and hold harmless Mr. Babcock to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by Mr. Babcock of his duties.

OTHER RELATIONSHIPS

     David L. McCall, Senior Vice President of Operations--Eastern Division of Charter Communications, Inc., is a partner in a partnership that leases office space to us. The partnership has received approximately $197,000 and $177,500 pursuant to such lease and related agreements for the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively. In addition, approximately $371,400 and $646,000 was paid for the nine months ended September 30, 2000 and the year ended December 31, 1999, respectively, to a construction company controlled by Mr. McCall's brother, Marvin A. McCall, for construction services.

     In January 1999, Charter Investment issued bonuses to executive officers in the form of three-year promissory notes. One-third of the original outstanding principal amount of each of these notes and interest is forgiven, as long as the employee is still employed by Charter Investment or any of its affiliates, at the end of each of the first three anniversaries of the issue date. The promissory notes bear interest at 7% per year.

     In April 2000, upon commencement of employment with Charter Communications, Inc., David C. Andersen, Senior Vice President--Communications, received a bonus of $150,000 in the form of a three-year promissory note. One-third of the original outstanding principal amount and interest are forgiven, as long as Mr. Andersen is still employed by Charter Communications, Inc. or any of its affiliates at the end of each of the first three anniversaries of the issue date in April 2000. The promissory note bears interest at 7% per year.

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

     The outstanding principal amounts of such notes as of September 30, 2000 are as follows:

                    INDIVIDUAL                       AMOUNT
                    ----------                      --------
David C. Andersen.................................  $150,000
David G. Barford..................................  $300,000
Mary Pat Blake....................................  $300,000
Eric A. Freesmeier................................  $300,000
Thomas R. Jokerst.................................  $300,000
Kent D. Kalkwarf..................................  $300,000
Ralph G. Kelly....................................  $300,000
David L. McCall...................................  $300,000
John C. Pietri....................................  $150,000
Steven A. Schumm..................................  $600,000
Curtis S. Shaw....................................  $300,000
Stephen E. Silva..................................  $200,000

     In September 2000, upon commencement of employment with Charter Communications, Inc. James (Trey) H. Smith, III, Senior Vice President of Operations -- Western Division, received a bonus of $200,000 in the form of a three-year promissory note. One-third of the original outstanding principal amount and interest are forgiven, as long as Mr. Smith is still employed by Charter Communications, Inc. or any of its affiliates at the end of each of the first three anniversaries of the issue date in September 2000. The promissory note bears interest at 7% per year.

     Marc B. Nathanson was the Chairman of the board of directors of Falcon Holding Group, Inc., which was the general partner of Falcon Holding Group, L.P. from whom the Falcon cable systems were acquired.

BUSINESS RELATIONSHIPS

     Mr. Allen or certain affiliates of Mr. Allen, including Vulcan Ventures, Inc., own equity interests or warrants to purchase equity interests in various entities, which provide a number of our affiliates with services or programming. Among these entities are High Speed Access Corp., WorldGate Communications, Inc., Wink Communications, Inc., ZDTV, L.L.C. operating as techtv, USA Networks, Oxygen Media, Inc., Digeo Broadband, Inc., InfoSpace, Inc., RCN Corporation, Vulcan Ventures and Internal Research Company. Mr. Allen owns 100% of the equity of Vulcan Ventures, and is its Chief Executive Officer. Mr. Savoy is also a Vice President and a director of Vulcan Ventures. The various cable, Internet and telephony companies that Mr. Allen has invested in may mutually benefit one another. The Digeo Broadband Internet portal joint venture announced in the fourth quarter of 1999 is an example of a cooperative business relationship among his affiliated companies. We can give no assurance, nor should you expect, that this joint venture will be successful, that we will realize any benefits from this or other relationships with Mr. Allen's affiliated companies or that we will enter into any joint ventures or business relationships in the future with Mr. Allen's affiliated companies.

     Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of us and our business. We cannot assure you that, in the event that we or any of our subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to us as terms we might have obtained from an unrelated third party. Also, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen and his affiliates. We have not instituted any formal plan or arrangement to address potential conflicts of interest.

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     HIGH SPEED ACCESS.  High Speed Access is a provider of high-speed Internet access over cable modems. In November 1998, Charter Investment entered into a systems access and investment agreement with Vulcan Ventures and High Speed Access and a related network services agreement with High Speed Access. Additionally, Vulcan Ventures and High Speed Access entered into a programming content agreement. Charter Investment's rights and obligations under these agreements were assigned by Charter Investment to Charter Communications Holding Company upon closing of Charter Communications, Inc.'s initial public offering. These agreements provided High Speed Access with exclusive access to at least 750,000 of our homes either that have an installed cable drop from our cable system or that are eligible for a cable drop by virtue of our cable system passing the home. The term of the systems access and investment agreement continues until the earlier of termination of the network services agreement or midnight of the day High Speed Access ceases to provide High Speed Access services to cable subscribers in a geographic area or region. The term of the network services agreement is, as to a particular cable system, five years from the date revenue billing commences for that cable system. Following the five-year initial term, the network services agreement automatically renews on a year-to-year basis unless Charter Communications Holding Company provides notice of termination prior to the end of the five-year term in accordance with the terms of the agreement. Additionally, Charter Communications Holding Company can terminate High Speed Access' exclusivity rights, on a system-by-system basis, if High Speed Access fails to meet performance benchmarks or otherwise breaches the agreements including a commitment to provide content designated by Vulcan Ventures. The programming content agreement is effective until terminated for any breach and will automatically terminate upon the expiration of the systems access and investment agreement. Under the terms of the network services agreement, we split revenue with High Speed Access based on set percentages of gross revenues in each category of service. The programming content agreement provides each of Vulcan Ventures and High Speed Access with a license to use certain content and materials of the other on a non-exclusive, royalty-free basis. Operations began in the first quarter of 1999. For the nine months ended September 30, 2000, we paid High Speed Access $269,400. Net receipts from High Speed Access for the year ended December 31, 1999 were approximately $461,000. Net receipts from High Speed Access for the nine months ended September 30, 2000 were approximately $1,643,000.

     Concurrently with entering into these agreements, High Speed Access issued 8 million shares of series B convertible preferred stock to Vulcan Ventures at a purchase price of $2.50 per share. Vulcan Ventures also subscribed to purchase
2.5 million shares of series C convertible preferred stock, at a purchase price of $5.00 per share on or before November 25, 2000, and received an option to purchase an additional 2.5 million shares of series C convertible preferred stock at a purchase price of $5.00 per share. In April 1999, Vulcan Ventures purchased the entire 5 million shares of series C convertible preferred stock for $25 million in cash. The shares of series B and series C convertible preferred stock issued to Vulcan Ventures automatically converted at a price of $3.23 per share into 22,224,688 million shares of common stock upon completion of High Speed Access' initial public offering in June 1999.

     Additionally, High Speed Access granted Vulcan Ventures warrants to purchase up to 5,006,500 shares of common stock at a purchase price of $5.00 per share. These warrants were converted to warrants to purchase up to 7,750,000 shares of common stock at a purchase price of $3.23 per share upon completion of High Speed Access' initial public offering. The warrants were subsequently assigned to Charter Communications Holding Company. On May 12, 2000, the warrants were amended and restated. The amended and restated warrant gives Charter Communications, Inc. the right to purchase up to 12,000,000 shares of common stock at an exercise price of $3.23 per share. A portion of the amended and restated warrant relates to warrants that may be earned under the agreements described above, and the other portion relates to warrants that may be earned under an agreement entered into with High Speed Access on May 12, 2000, described below.

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     Warrants earned under the agreements described above become vested at the time systems are committed by us and are based upon the number of homes passed. Warrants under these agreements can only be earned until July 31, 2003, and are earned at the rate of 1.55 shares of common stock for each home passed in excess of 750,000. Warrants earned under the agreements described above are exercisable until May 25, 2006. Such warrants may be forfeited in certain circumstances, generally if we withdraw a committed system.

     As of September 30, 2000, Charter Communications, Inc. has earned 1,409,736 warrants under the agreements described above.

     On May 12, 2000, Charter Communications, Inc. entered into a separate agreement with High Speed Access. Charter Communications, Inc.'s rights and obligations under this agreement were assigned by Charter Communications, Inc. to Charter Communications Holding Company on August 1, 2000. Under the agreement, we agreed to commit homes passed by our cable television systems to High Speed Access for which High Speed Access will provide residential Tier 2 and above technical support and network operations center support. Such systems will be in locations where we have formally launched or intend to launch cable modem-based Internet access to residential customers. Tier 2 support is customer service support beyond the initial screening of a problem.

     We have agreed to commit an aggregate of 5,000,000 homes passed, including all homes passed in systems previously committed by us to High Speed Access (other than full turnkey systems), on or prior to May 12, 2003. We may also commit additional homes passed in excess of the initial 5,000,000. With respect to each system launched or intended to be launched, we will pay a per customer fee to High Speed Access according to agreed pricing terms. In addition, we will also compensate High Speed Access for services that exceed certain minimum thresholds.

     Warrants that may be earned under the new agreement become vested at the time an authorization to proceed is delivered to High Speed Access with respect to a system, and will be based upon the number of homes passed in such system. With respect to the initial aggregate 5,000,000 homes passed, the warrant provides that Charter Communications Holding Company will have the right to purchase 0.775 shares of common stock for every home passed. With respect to any additional homes passed in excess of 5,000,000, the warrant provides that Charter Communications Holding Company will have the right to purchase 1.55 shares of common stock for every home passed. Warrants earned under the new agreement are exercisable until 7 1/2 years from the date they are earned. Such warrants are generally not subject to forfeiture, even if the new agreement is terminated.

     The new agreement governing the services to be provided by High Speed Access has a term of five years. Charter Communications Holding Company has the option to renew the agreement for additional successive 5-year terms on similar terms. On each renewal date, High Speed Access will issue Charter Communications Holding Company an additional warrant for each renewal term. These renewal warrants will grant Charter Communications Holding Company the right to purchase additional shares of common stock at a price of $10.00 per share. The number of shares of common stock subject to a renewal warrant will be determined based upon 0.50 shares of common stock for every home passed in each system committed to High Speed Access during the initial 5-year term and each 5-year renewal term.

     Either party may terminate the new agreement, in whole or in part, if the other party defaults. Either party may also terminate the new agreement if the other party becomes insolvent or files for bankruptcy. Charter Communications Holding Company may terminate the new agreement if High Speed Access merges with another party or experiences a change of control. If Charter Communications Holding Company terminates the new agreement, it may, in certain circumstances, be required to pay a termination fee.

     High Speed Access has agreed to increase the number of shares of common stock subject to the amended and restated warrant, upon Charter Communications Holding Company's request, if the

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number of warrants earned exceeds 11,500,000. High Speed Access also granted
Charter Communications Holding Company certain registration rights with respect to shares of common stock held by Charter Communications Holding Company and its direct and indirect subsidiaries, including shares of common stock issuable upon exercise of the amended and restated warrant.

     Vulcan Ventures owns 47.4% of the outstanding stock of High Speed Access. Jerald L. Kent, our President and Chief Executive Officer and a director of Charter Communications Holding Company and Charter Communications, Inc., Stephen
E. Silva, Senior Vice President--Corporate Development and Technology of Charter Communications, Inc., and Mr. Savoy, a member of the boards of directors of Charter Holdings, Charter Communications Holding Company and Charter Communications, Inc., are all members of the board of directors of High Speed Access.

     Additionally, in December 2000, Vulcan Ventures and Charter Communications Ventures purchased 38,000 shares and 37,000 shares, respectively, of senior convertible preferred stock of High Speed Access for $38.0 million and $37.0 million, respectively. The preferred stock has a liquidation preference of $1,000 per share. The preferred stock generally shares in dividends on High Speed Access common stock on an "as converted to common stock" basis and is convertible into common stock of High Speed Access at a conversion rate of $5.01875 per share of High Speed Access common stock, subject to certain adjustments. Vulcan Ventures and Charter Communications Ventures were granted certain preemptive, first refusal, registration and significant board representation rights as part of the transaction.

     WORLDGATE. WorldGate is a provider of Internet access through cable systems. On November 7, 1997, Charter Investment signed an affiliation agreement with WorldGate pursuant to which WorldGate's services will be offered to some of our customers. This agreement was assigned by Charter Investment to Charter Communications Holding Company upon the closing of Charter Communications, Inc.'s initial public offering. The term of the agreement is five years unless terminated by either party for failure of the other party to perform any of its obligations or undertakings required under the agreement. The agreement automatically renews for additional successive two-year periods upon expiration of the initial five-year term. Pursuant to the agreement, we have agreed to use our reasonable best efforts to deploy the WorldGate Internet access service within a portion of our cable systems and to install the appropriate headend equipment in all of our major markets in those systems. Major markets for purposes of this agreement include those in which we have more than 25,000 customers. We incur the cost for the installation of headend equipment. In addition, we have agreed to use our reasonable best efforts to deploy such service in all non-major markets that are technically capable of providing interactive pay-per-view service, to the extent we determine that it is economically practical. When WorldGate has a telephone return path service available, we will, if economically practical, use all reasonable efforts to install the appropriate headend equipment and deploy the WorldGate service in our remaining markets. Telephone return path service is the usage of telephone lines to connect to the Internet to transmit data or receive data. We have also agreed to market the WorldGate service within our market areas. We pay a monthly subscriber access fee to WorldGate based on the number of subscribers to the WorldGate service. We have the discretion to determine what fees, if any, we will charge our subscribers for access to the WorldGate service. We started offering WorldGate service in 1998. For the nine months ended September 30, 2000, we paid WorldGate approximately $2,539,000, consisting of $2,463,000 for equipment purchases and $76,000 in subscriber access fees. For the year ended December 31, 1999, we paid to WorldGate approximately $844,400, primarily pertaining to the purchase of equipment. For the year ended December 31, 1998, we paid to WorldGate approximately $276,000. We charged our subscribers approximately $298,000 for the nine months ended September 30, 2000, $263,000 for the year ended December 31, 1999 and approximately $22,000 for the year ended December 31, 1998.

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     On November 24, 1997, Charter Investment acquired 70,423 shares of
WorldGate's series B preferred stock at a purchase price of $7.10 per share and was issued warrants exercisable for 394,880 shares of WorldGate series B preferred stock at a price of $7.10 per share. These shares of WorldGate's series B preferred stock and warrants to purchase WorldGate series B preferred stock were assigned to Charter Communications Holding Company upon the closing of Charter Communications, Inc.'s initial public offering. On February 3, 1999, a subsidiary of Charter Holdings acquired 90,909 shares of series C preferred stock at a purchase price of $11.00 per share. As a result of a stock split and WorldGate's initial public offering, each share of series B preferred stock converted into two-thirds of a share of WorldGate's common stock, and each share of series C preferred stock converted into two-thirds of a share of WorldGate's common stock.

     On July 25, 2000, Charter Communications Holding Company entered into a joint venture, named TV Gateway LLC, with WorldGate and several other cable operators to develop and deploy a server-based interactive program guide. Charter Communications Holding Company invested $850,000, providing it a 16.25% ownership in the joint venture. For the first four years after the formation of TV Gateway, Charter Communications Holding Company will earn additional ownership units up to a maximum of 750,000 ownership units as the interactive program guide is deployed to our customers. In connection with the formation of the joint venture, on August 15, 2000, Charter Communications Holding Company purchased 31,211 shares of common stock of WorldGate at $16.02 per share for an aggregate purchase price of $500,000. As a result of this purchase, we received a $125,000 credit from WorldGate against future equipment purchases relating to the deployment of its service. Additionally, WorldGate granted Charter Communications Holding Company warrants to purchase up to 500,000 shares of WorldGate common stock for a period of seven years at a purchase price of $24.78. For a period of three years from the date of closing, Charter Communications Holding Company will also be issued warrants to purchase common stock of WorldGate based on the number of two-way digital homes passed in the systems in which Charter Communications Holding Company has deployed WorldGate service.

     WINK. Wink offers an enhanced broadcasting system that adds interactivity and electronic commerce opportunities to traditional programming and advertising. Viewers can, among other things, find news, weather and sports information on-demand and order products through use of a remote control. On October 8, 1997, Charter Investment signed a cable affiliation agreement with Wink to deploy this enhanced broadcasting technology in our systems.

     This agreement was assigned by Charter Investment to Charter Communications Holding Company upon the closing of Charter Communications, Inc.'s initial public offering. The term of the agreement is three years. Either party has the right to terminate the agreement for the other party's failure to comply with any of its respective material obligations under the agreement. Pursuant to the agreement, Wink granted us the non-exclusive license to use their software to deliver the enhanced broadcasting to all of our cable systems. We pay a fixed monthly license fee to Wink. We also supply all server hardware required for deployment of Wink services. In addition, we agreed to promote and market the Wink service to our customers within the area of each system in which such service is being provided. We share in the revenue Wink generates from all fees collected by Wink for transactions generated by our customers. The amount of revenue shared is based on the number of transactions per month. For the nine months ended, September 30, 2000, minimal revenue and expenses have been recognized as a result of this agreement.

     On November 30, 1998, Vulcan Ventures acquired 1,162,500 shares of Wink's series C preferred stock for approximately $9.3 million. In connection with such acquisition, Wink issued to Vulcan Ventures warrants to purchase shares of common stock. Additionally, Microsoft Corporation, of which Mr. Allen is a director, owns an equity interest in Wink.

     TECHTV. techtv operates a cable television channel which broadcasts shows about technology and the Internet. Pursuant to a carriage agreement which Charter Communications Holding Company

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intends to enter into with techtv, techtv has currently agreed to provide us with programming for broadcast via our cable television systems at no cost until December 31, 2000. Effective January 1, 2001, we will pay a monthly per customer fee to techtv for cable systems that distribute techtv on a level of service received by fewer than 80% of the total system's customers. Effective January 1, 2004, we will also pay a monthly per customer fee to techtv for cable systems that distribute techtv on a level of service received by 80% or more of the total system's customers. Additionally, we agreed to use commercially reasonable efforts to publicize the programming schedule of techtv in each of our cable systems that offers or will offer techtv. Upon reaching a specified threshold number of techtv customers, then, in the event techtv inserts any infomercials, advertorials and/or home shopping into the techtv programming, we will receive from techtv a percentage of net product revenues resulting from our distribution of these services. techtv may not offer its services to any other cable operator which serves the same or fewer number of customers at a more favorable rate or on more favorable carriage terms. The term of the proposed carriage agreement, with respect to each of our cable systems, is from the date of launch of techtv on that cable system until April 30, 2008. The carriage agreement grants us a limited non-exclusive right to receive and to distribute techtv to our customers in analog or digital format. The carriage agreement does not grant us the right to distribute techtv over the Internet.

     On February 5, 1999, Vulcan Programming, which is 100% owned by Mr. Allen, acquired an approximate one-third interest in techtv. Mr. Savoy is the president and director of Vulcan Programming. In January 2000, Vulcan Ventures acquired an additional 64% in techtv for $204.8 million bringing its interest in techtv to 97%. The remaining 3% of techtv is owned by its management and employees. Mr. Allen and Mr. Savoy are each directors of techtv and Mr. Savoy is Vice President of techtv.

     USA NETWORKS. USA Networks operates USA Network and The Sci-Fi Channel, which are cable television networks. USA Networks also operates Home Shopping Network, which is a retail sales program available via cable television systems. On May 1, 1994, we signed an affiliation agreement with USA Networks.

     This agreement was assigned by Charter Investment to Charter Communications Holding Company upon the closing of Charter Communications, Inc.'s initial public offering. Pursuant to this affiliation agreement, USA Networks has agreed to provide their programming for broadcast via our cable television systems. The term of the affiliation agreement was until December 30, 1999. Pursuant to an amendment to the existing affiliation agreement, the term of the agreement has been extended to December 31, 2005 and the parties thereto have agreed to a series of rate increases through 2005 and to negotiate in good faith a long-form affiliation agreement containing more specific terms. The affiliation agreement grants us the nonexclusive right to cablecast the USA Network programming service. We pay USA Networks a monthly fee for the USA Network programming service based on the number of subscribers in each of our systems and the number and percentage of such subscribers receiving the USA Network programming service. Additionally, we agreed to use best efforts to publicize the schedule of the USA Network programming service in the television listings and program guides which we distribute. We have paid to USA Networks for programming approximately $18,367,600 for the nine months ended September 30, 2000, $16,740,000 for the year ended December 31, 1999, approximately $556,000 for the year ended December 31, 1998, and approximately $204,000 for the year ended December 31, 1997. In addition, we received commissions from Home Shopping Network for sales generated by our customers totaling approximately $2,150,633 for the nine months ended September 30, 2000, $1,826,000 for the year ended December 31, 1999, approximately $121,000 for the year ended December 31, 1998 and approximately $62,000 for the year ended December 31, 1997.

     Mr. Allen and Mr. Savoy are also directors of USA Networks. As of April 2000, Mr. Allen owned approximately 8.8% and Mr. Savoy owned less than 1% of the capital stock of USA Networks.

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     OXYGEN MEDIA, LLC.  Oxygen Media provides programming content aimed at the female audience for distribution over the Internet and cable television systems. Vulcan Ventures invested $100.0 million in 1999 and an additional $50.0 million in February 2000 in Oxygen Media. Vulcan Ventures has announced an intention to invest an additional $100.0 million in Oxygen Media. In addition, we expect to enter into a carriage agreement with Oxygen Media in the first quarter of 2001 pursuant to which we will carry Oxygen Media programming content on certain of our cable systems. Mr. Savoy, a director of Charter Communications, Inc. and Charter Communications Holding Company, serves on the board of directors of Oxygen Media. Mr. Allen owns an approximate 11% interest in Oxygen Media.

     PORTLAND TRAIL BLAZERS. On October 7, 1996, the former owner of our Falcon cable systems entered into a letter agreement and a cable television agreement with Trail Blazers Inc. for the cable broadcast in the metropolitan area surrounding Portland, Oregon of pre-season, regular season and playoff basketball games of the Portland Trail Blazers, a National Basketball Association basketball team. Mr. Allen is the 100% owner of the Portland Trail Blazers and Trail Blazers Inc. We continue to operate under the terms of these agreements since our acquisition of the Falcon cable systems in November 1999. Under the letter agreement, Trail Blazers Inc. is paid a fixed fee for each subscriber in areas directly served by the Falcon cable systems. Under the cable television agreement, we share subscription revenues with Trail Blazers Inc. Trail Blazers Inc. provides technical facilities and services in connection with the cable broadcast of the Portland Trail Blazers basketball games. The letter agreement and the cable television agreement will terminate on September 30, 2001. We expensed approximately $241,000 for the year ended December 31, 1999 and approximately $727,000 for the nine months ended September 30, 2000 in connection with the cable broadcast of Portland Trail Blazers basketball games under the cable television agreement.

     DIGEO BROADBAND, INC. Charter Communications Holding Company has entered into a joint venture known as Digeo Broadband, Inc. with Vulcan Ventures and InfoSpace, Inc. to provide broadband portal services. See "Business--Products and Services." Mr. Allen owns in the aggregate, directly and through Vulcan Ventures, Inc. approximately 9% of the outstanding equity of InfoSpace, Inc. Mr. Savoy, a director of Charter Communications, Inc. and Charter Communications Holding Company, is also a director of InfoSpace, Inc.

     RCN CORPORATION. On February 28, 2000, Vulcan Ventures purchased shares of convertible preferred stock of RCN Corporation for an aggregate purchase price of approximately $1.65 billion. Vulcan Ventures owns a 28.0% equity interest in RCN Corporation as of September 30, 2000. None of Charter Communications, Inc., Charter Communications Holding Company, Charter Holdings or their respective shareholders, members or subsidiaries, other than Vulcan Ventures, has any interest in the RCN investment and none of them is expected to have any interest in any subsequent investment in RCN that Vulcan Ventures may make. Charter Communications, Inc.'s certificate of incorporation and Charter Communications Holding Company's limited liability company agreement provide that the businesses of RCN are not deemed to be "cable transmission businesses." Mr. Savoy, a director of Charter Communications, Inc. is also a director of RCN.

     JOINT VENTURE FOR DEVELOPMENT OF DIGITAL VIDEO RECORDER SET-TOP BOX. In September 2000, Charter Communications Ventures entered into a joint venture with General Instrument Corporation (doing business as the Broadband Communications Sector of Motorola, Inc.), Replay TV, Inc. and Interval Research Corporation, an entity controlled by Mr. Allen, to develop and integrate digital video recording capabilities in digital set-top boxes. The joint venture will focus on creating a set-top based digital video recording platform that will be designed for storing video, audio and Internet content.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following description of our indebtedness is qualified in its entirety by reference to the relevant credit facilities, indentures and related documents governing the debt.

     The following description of the indebtedness is qualified in its entirety by reference to the relevant credit facilities, indentures and related documents governing the debt.

EXISTING CREDIT FACILITIES

     CHARTER OPERATING CREDIT FACILITIES. On March 18, 1999, Charter Operating entered into senior secured credit facilities arranged by Chase Securities Inc., NationsBanc Montgomery Securities LLC and TD Securities (USA) Inc. Obligations under the Charter Operating credit facilities are guaranteed by Charter Operating's parent, Charter Holdings, and by Charter Operating's subsidiaries. The obligations under the Charter Operating credit facilities are secured by pledges by Charter Operating of intercompany obligations and the ownership interests of Charter Operating and its subsidiaries, but are not secured by the other assets of Charter Operating or its subsidiaries. The obligations under the Charter Operating credit facilities are also secured by pledges of intercompany obligations and the ownership interests of Charter Holdings in Charter Operating, but are not secured by the other assets of Charter Holdings or Charter Operating.

     The Charter Operating credit facilities provide for borrowings of up to $4.7 billion consisting of:

     - an eight and one-half year reducing revolving loan in the amount of $1.25 billion;

     - an eight and one-half year Tranche A term loan in the amount of $1.0 billion; and

     - a nine-year Tranche B term loan in the amount of $2.45 billion.

     The Charter Operating credit facilities provide for the amortization of the principal amount of the Tranche A term loan facility and the reduction of the revolving loan facility beginning on June 30, 2002 with respect to the Tranche A term loan and on March 31, 2004 with respect to the revolving credit facility, with a final maturity date, in each case, of September 18, 2007. The amortization of the principal amount of the Tranche B term loan facility is substantially "back-ended," with more than 90% of the principal balance due in the year of maturity. The final maturity date of the Tranche B term loan facility is March 18, 2008. The Charter Operating credit facilities also provide for an incremental term facility of up to $1.0 billion conditioned upon receipt of additional new commitments from lenders. Up to 50% of the borrowings under it may be repaid on terms substantially similar to that of the Tranche A term loan and the remaining portion on terms substantially similar to that of the Tranche B term loan. In March 2000, $600.0 million of the incremental term facility was drawn down, thereby increasing the Tranche B term loan. The maturity date for this term loan is September 18, 2008.

     The Charter Operating credit facilities also contain provisions requiring mandatory loan prepayments under some circumstances, such as when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of Charter Operating. In the event that any existing March 1999 8.250% Charter Holdings notes remain outstanding on the date which is six months prior to the scheduled final maturity, the term loans under the Charter Operating credit facility will mature and the revolving credit facility will terminate on such date.

     The Charter Operating credit facilities provide Charter Operating with two interest rate options, to which a margin is added: a base rate option, generally the "prime rate" of interest; and an interest rate option based on the interbank eurodollar rate. Interest rate margins for the Charter Operating credit facilities depend upon performance measured by a leverage ratio, which is the ratio of indebtedness to annualized operating cash flow. This leverage ratio is based on the debt of Charter Operating and its subsidiaries, exclusive of outstanding notes and other debt for money borrowed,

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including guarantees by Charter Operating and by Charter Holdings. The interest rate margins for the Charter Operating credit facilities are as follows:

     - with respect to the revolving loan and the Tranche A term loan, the margin ranges from 1.5% to 2.25% for eurodollar loans and from 0.5% to 1.25% for base rate loans; and

     - with respect to the Tranche B term loan, the margin ranges from 2.25% to 2.75% for eurodollar loans and from 1.25% to 1.75% for base rate loans.

     The Charter Operating credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default include a cross-default provision that is triggered by the failure of Charter Operating, Charter Holdings or Charter Operating's subsidiaries to make payment on debt with an outstanding total principal amount exceeding $50.0 million, the acceleration of debt of this amount prior to its maturity or the failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     The Charter Operating credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event that either:

     - Mr. Allen, including his estate, heirs and other related entities, fails to maintain a 25% direct or indirect voting and economic interest in Charter Operating; or

     - a change of control occurs under the indentures governing the March 1999 Charter Holdings notes or the January 2000 Charter Holdings notes.

     The various negative covenants place limitations on the ability of Charter Holdings, Charter Operating and their subsidiaries to, among other things:

     - incur debt;

     - pay dividends or make other distributions;

     - incur liens;

     - make acquisitions;

     - make investments or asset sales; or

     - enter into transactions with affiliates.

     Distributions under the Charter Operating credit facilities to Charter Holdings to pay interest on the March 1999 Charter Holdings notes are generally permitted. Distributions under the Charter Operating credit facilities to Charter Holdings to pay interest on the notes and the January 2000 Charter Holdings notes are generally permitted, provided Charter Operating's cash flow for the four complete quarters preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. In each case, such distributions to Charter Holdings are not permitted during the existence of a default under the Charter Operating credit facilities.


     As of September 30, 2000, $3.6 billion was outstanding and $1.1 billion was available for borrowing under the Charter Operating credit facilities. A portion of the net proceeds from the sale of the original notes were used to repay a portion of the amounts outstanding under the Charter Operating revolving credit facility. As of September 30, 2000, pro forma for the repayment of a portion of the amounts outstanding under the Charter Operating revolving credit facility with a portion of the net proceeds from the sale of the original notes, outstanding borrowings would have been approximately $2.7 billion, and the unused availability would have been approximately $2.0 billion.


     CHARTER HOLDINGS SENIOR BRIDGE LOAN FACILITY. On August 4, 2000, affiliates of the Placement Agents, Charter Holdings and Charter Communications Holdings Capital Corporation entered into a senior bridge loan agreement providing for senior increasing rate bridge loans in an aggregate principal amount of up to $1.0 billion.

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     On August 14, 2000, Charter Holdings borrowed $1.0 billion under the senior bridge loan facility and used substantially all of the net proceeds therefrom to repay a portion of the amounts outstanding under the Charter Operating and the Falcon revolving credit facilities. The bridge loan initially bore interest at an annual rate of 10.21%. For amounts not repaid by November 14, 2000, the interest rate increased by 1.25% at such date, to increase an additional 0.50% at the end of each additional 90-day period thereafter.



     In October and November 2000, substantially all of the net proceeds from the issuance and sale of Charter Communications, Inc.'s convertible senior notes were contributed to Charter Holdings for additional equity. We used all such net proceeds plus $7.0 million in cash and cash equivalents to repay $727.5 million outstanding under the senior bridge loan facility.



     As of September 30, 2000, pro forma for the repayment of a portion of the amounts outstanding under the Charter Holdings senior bridge loan facility with net proceeds from the sale of Charter Communications, Inc.'s convertible senior notes, outstanding borrowings would have been approximately $272.5 million.


     All remaining amounts outstanding under the Charter Holdings senior bridge loan facility were repaid in January 2001 with a portion of the net proceeds from the issuance and sale of the original notes.

     FALCON CREDIT FACILITIES. In connection with the Falcon acquisition, the required percentage of lenders under the senior secured credit facilities of Falcon Cable Communications agreed to amend and restate the Falcon credit agreement, which amendment and restatement was effective as of November 12, 1999, the date that Charter Communications Holding Company closed the Falcon acquisition. The obligations under the Falcon credit facilities are guaranteed by the direct parent of Falcon Cable Communications, Charter Communications VII, LLC, and by the subsidiaries of Falcon Cable Communications. The obligations under the Falcon credit facilities are secured by pledges of the ownership interests and intercompany obligations of Falcon Cable Communications and its subsidiaries, but are not secured by other assets of Falcon Cable Communications or its subsidiaries.

     The Falcon credit facilities have maximum borrowing availability of $1.25 billion consisting of the following:

     - a revolving facility in the amount of approximately $646.0 million;

     - a term loan B in the amount of approximately $196.5 million;

     - a term loan C in the amount of approximately $294.8 million; and

     - a supplemental revolving facility of $110.0 million.

     In addition to the above, the Falcon credit facilities provide for, at the option of the lenders, supplemental credit facilities for a total of $700.0 million, less the $110.0 million outstanding under the supplemental revolving facility above. These supplemental credit facilities are available, subject to the borrower's ability to obtain additional commitments from the lenders. The terms of such additional borrowings are subject to certain restrictions that may be no more materially restrictive than the provisions of the Falcon credit facilities and will be determined at the time of borrowing.

     The revolving facility and the supplemental revolving facility amortize beginning in 2001 and 2003, respectively, and ending on December 29, 2006 and December 31, 2007, respectively. The term loan B and term loan C facilities amortize beginning in 1999 and ending on June 29, 2007 and December 31, 2007, respectively.

     The Falcon credit facilities also contain provisions requiring mandatory loan prepayments under certain circumstances, such as when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of Falcon Cable Communications.

     The Falcon credit facilities provide Falcon Cable Communications with two interest rate options, to which a margin is added: a base rate option, generally the "prime rate" of interest; and an interest

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rate option based on the interbank eurodollar rate. Interest rates for these credit facilities, as well as a fee payable on unborrowed amounts available thereunder, depend upon performance measured by a "leverage ratio" which is the ratio of indebtedness to annualized operating cash flow. This leverage ratio is based on the debt of Falcon Cable Communications and its subsidiaries, exclusive of the Falcon debentures described below. The interest rate margins for the Falcon credit facilities are as follows:

     - with respect to the revolving loan facility, the margin ranges from 1.0% to 2.0% for eurodollar loans and from 0.0% to 1.0% for base rate loans;

     - with respect to Term Loan B, the margin ranges from 1.75% to 2.25% for eurodollar loans and from 0.75% to 1.25% for base rate loans; and

     - with respect to Term Loan C, the margin ranges from 2.0% to 2.5% for eurodollar loans and from 1.0% to 1.5% for base rate loans.

     The Falcon credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default for the Falcon credit facilities include a cross-default provision that is triggered by, among other things, the failure to make payment relating to specified outstanding debt of Falcon Cable Communications, its direct and indirect parent companies, CC VII Holdings, LLC and Charter Communications VII, or specified subsidiary guarantors in a total amount of principal and accrued interest exceeding $10.0 million, the acceleration of debt of this amount prior to its maturity or the failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     The Falcon credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event that either:

     - Mr. Allen, including his estate, heirs and other related entities, fails to maintain a 25% direct or indirect voting and economic interest in Falcon Cable Communications; or

     - a change of control occurs under the terms of other specified debt of Falcon.

     The various negative covenants place limitations on the ability of Falcon Cable Communications and its subsidiaries to, among other things:

     - incur debt;

     - pay dividends or make other distributions;

     - incur liens;

     - make acquisitions;

     - make investments or asset sales; or

     - enter into transactions with affiliates.

     Distributions under the Falcon credit facilities to Charter Holdings to pay interest on the notes and the March 1999 and January 2000 Charter Holdings notes are generally permitted, provided Falcon Cable Communications' cash flow for the most recent fiscal quarter preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. Distributions to Charter Holdings are also permitted if Falcon Cable Communications meets specified financial ratios. In each case, such distributions to Charter Holdings are not permitted during the existence of a default under the Falcon credit facilities.


     As of September 30, 2000, there was $1.2 billion outstanding and $95.0 million was available for borrowing under the Falcon credit facilities. A portion of the net proceeds from the sale of the original notes were used to repay a portion of the amounts outstanding under Falcon revolving credit facility. As of September 30, 2000, pro forma for the repayment of a portion of the amounts outstanding under the Falcon revolving credit facility with a portion of the net proceeds from the


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issuance and sale of the original notes, outstanding borrowings would have been approximately $667.3 million, and the unused availability would have been $580.0 million.

     FANCH CREDIT FACILITIES. On November 12, 1999, the Fanch acquisition was closed and CC VI Operating Company, LLC, the parent company of the Fanch cable systems, entered into senior secured credit facilities arranged by Chase Securities Inc. and Banc of America Securities LLC. The obligations under the Fanch credit facilities are guaranteed by CC VI Operating's parent, CC VI Holdings, LLC, and by the subsidiaries of CC VI Operating. The obligations under the Fanch credit facilities are secured by pledges of the ownership interests and intercompany obligations of CC VI Operating and its subsidiaries, but are not secured by other assets of CC VI Operating or its subsidiaries.

     The Fanch credit facilities have maximum borrowings of $1.2 billion, consisting of:

     - a revolving facility in the amount of approximately $350.0 million;

     - a term loan A in the amount of approximately $450.0 million; and

     - a term loan B in the amount of approximately $400.0 million.

     The revolving facility amortizes beginning in 2004 and ending in May 2008. The term loan A and term loan B facilities amortize beginning in 2003 and ending in May 2008 and November 2008, respectively.

     In addition to the foregoing, the Fanch credit facilities provide for supplemental credit facilities in the maximum amount of $300.0 million. These supplemental credit facilities may be in the form of an additional term loan or an aggregate increase in the amount of the term loan A or the revolving facility. These supplemental credit facilities are available, subject to the borrower's ability to obtain additional commitments from lenders. The amortization of the additional term loans under the supplemental credit facilities prior to May 2009 is limited to 1% per annum of the aggregate principal amount of such additional term loans.

     The Fanch credit facilities also contain provisions requiring mandatory loan prepayments under specific circumstances, including when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of CC VI Operating.

     The Fanch credit facilities provide CC VI Operating with the following two interest rate options, to which a margin is added: a base rate option, generally the prime rate of interest; and an interest rate option rate based on the interbank Eurodollar rate. Interest rates for the Fanch credit facilities, as well as a fee payable on unborrowed amounts available thereunder, depend upon performance measured by a leverage ratio, which is the ratio of indebtedness to annualized operating cash flow. This leverage ratio is based on the debt of CC VI Operating and its subsidiaries. The interest rate margins for the Fanch credit facilities are as follows:

     - with respect to the revolving loan facility and term loan A, the margin ranges from 1.0% to 2.25% for eurodollar loans and from 0.0% to 1.25% for base rate loans; and

     - with respect to term loan B, the margin ranges from 2.50% to 3.00% for eurodollar loans and from 1.50% to 2.00% for base rate loans.

     The Fanch credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default for the Fanch credit facilities include a cross-default provision that is triggered by the failure to make payment on debt of CC VI Operating, CC VI Holdings and the subsidiaries of CC VI Operating in a total amount of $25.0 million, the acceleration of debt of this amount prior to its maturity or the failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

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

     The Fanch credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event of any of the following:

     - Mr. Allen, including his estate, heirs and other related entities, fails to maintain a 25% direct or indirect voting and economic interest in CC VI Operating;

     - CC VI Operating is no longer a direct or indirect subsidiary of Charter Communications Holding Company; or

     - A change of control occurs under specified indebtedness of CC VI Holdings, CC VI Operating or CC VI Operating's subsidiaries.

     Various negative covenants place limitations on the ability of CC VI Operating and its subsidiaries to, among other things:

     - incur debt;

     - pay dividends or make other distributions;

     - incur liens;

     - make acquisitions;

     - make investments or asset sales; or

     - enter into transactions with affiliates.

     Distributions under the Fanch credit facilities to pay interest on the notes and the March 1999 and January 2000 Charter Holdings notes are generally permitted, provided CC VI Operating's cash flow for the four complete quarters preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. Distributions to Charter Holdings will also be permitted if CC VI Operating meets specified financial ratios. In each case, such distributions to Charter Holdings are not permitted during the existence of a default under the Fanch credit facilities.


     As of September 30, 2000, there was approximately $850.0 million outstanding and $350.0 million was available for borrowing under the Fanch credit facilities. A portion of the net proceeds from the sale of the original notes were used to repay the remaining amounts outstanding under the Fanch revolving credit facility. As of September 30, 2000, pro forma for the repayment of the amounts outstanding under the Fanch revolving credit facility with a portion of the net proceeds of the issuance and sale of the original notes, outstanding borrowings would have been approximately $780.0 million, and the unused availability would have been approximately $420.0 million.


     BRESNAN CREDIT FACILITIES. In connection with the Bresnan acquisition, our subsidiary, CC VIII Operating, LLC (formerly Bresnan Telecommunications Company,
LLC) amended and restated its previous senior secured credit facilities and increased the available borrowings under the facilities. At the closing of the Bresnan acquisition, we borrowed approximately $599.9 million to replace the borrowings outstanding under the previous credit facilities and an additional $31.3 million to fund a portion of the Bresnan purchase price.

     Upon completion of the Bresnan/Avalon combination, the Bresnan credit facilities were again amended and restated. The following description reflects such amendment and restatement.

     The obligations under the Bresnan credit facilities are guaranteed by the parent company of the Bresnan borrower, CC VIII Holdings, LLC (formerly Bresnan Communications Group LLC), and by the subsidiaries of the Bresnan borrower. The obligations under the Bresnan credit facilities are secured by pledges of the ownership interests and intercompany obligations of the Bresnan borrower and its subsidiaries, but are not secured by other assets of the Bresnan borrower or its subsidiaries. The Bresnan credit facilities are also secured by a pledge of CC VIII Holdings' equity interest in the Bresnan borrower and intercompany obligations with respect to the Bresnan borrower.

     The Bresnan credit facilities provide for borrowings of up to $1.45 billion, consisting of:

     - a reducing revolving loan facility in the amount of $450.0 million;

     - two tranch term loans A facilities in the aggregate amount of $500.0 million; and

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

     - two tranch term loans B facilities in the amount of $500.0 million.

     The Bresnan credit facilities provide for the amortization of the principal amount of the term loan A facilities and the reduction of the revolving loan facility beginning March 31, 2002, with a final maturity date of June 30, 2007. The amortization of the term loan B facilities is substantially "back-ended", with more than ninety percent of the principal balance due on the final maturity date of February 2, 2008. The Bresnan credit facilities also provide for two incremental facilities of up to a total $500.0 million, which are conditioned upon receipt of additional commitments from lenders. If the incremental facilities become available, they may be in the form of revolving loans, term A loans or to a limited extent term B loans, but may not amortize more quickly than the reducing revolving loan facility or the term loan A facilities, and may not have a final maturity date earlier than six calendar months after the maturity date of the term loan B facilities.

     The Bresnan credit facilities provide the following two interest rate options, to which a margin is added: a base rate, generally the "prime rate" of interest; and an interest rate option based on the interbank eurodollar rate. Interest rate margins for the Bresnan credit facilities depend upon performance measured by a leverage ratio, which is the ratio of total debt to annualized operating cash flow. The leverage ratio is based on the debt of the Bresnan borrower and its subsidiaries. The interest rate margins for the Bresnan credit facilities are as follows:

     - with respect to the term loan A facilities and the revolving loan facility, the margin ranges from 0.75% to 2.25% for eurodollar loans and from 0.0% to 1.25% for base rate loans; and

     - with respect to the term loan B facilities, the margin ranges from 2.5% to 2.75% for eurodollar loans and from 1.5% to 1.75% for base rate loans.

     The Bresnan credit facilities contain various representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The events of default for the Bresnan credit facilities include a cross-default provision that is triggered by, among other things, the failure to make payment on the debt of the Bresnan borrower, its subsidiaries and CC VIII Holdings in a total amount in excess of $25.0 million, the acceleration of debt of this amount prior to its maturity or failure to comply with specified covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.

     Certain negative covenants place limitations on the ability of the Bresnan borrower and its restricted subsidiaries to, among other things:

     - incur debt;

     - pay dividends or make other distributions;

     - incur liens;

     - make acquisitions;

     - make investments or asset sales; or

     - enter into transactions with affiliates.

     The Bresnan credit facilities contain a change in control provision making it an event of default permitting acceleration of the debt in the event of any of the following:

     - Mr. Allen, including his estate, heirs and related entities, fails to maintain, directly or indirectly, at least 51% voting interest in the Bresnan borrower, or ceases to own of record or beneficially, directly or indirectly, at least 25% of the equity interests of the Bresnan borrower;

     - a change of control or similar defined term shall occur in any agreement governing debt of CC VIII Holding or the Bresnan borrower, and such debt is at least in the amount of $25.0 million;

     - Charter Communications Holding Company shall cease to own, directly or indirectly, at least 51% of the equity interests in the Bresnan borrower; or

     - the Bresnan borrower shall cease to be a direct wholly owned subsidiary of CC VIII Holdings.

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

     Distributions under the Bresnan credit facilities to Charter Holdings to pay interest on the notes and the March 1999 and January 2000 Charter Holdings notes are generally permitted, provided the borrower's consolidated cash flow for the four complete quarters preceding the distribution exceeds 1.75 times its cash interest expense, including the amount of such distribution. Distributions to Charter Holdings are also conditioned on the borrower meeting specified financial ratios. In each case, such distributions to Charter Holdings are not permitted during the existence of a default under the Bresnan credit facilities. Distributions to Charter Holdings to pay interest on the notes and the March 1999 and January 2000 Charter Holdings notes are also subject to the restricted payment provisions contained in the indenture for the 11.875% notes of CC V Holdings, LLC, the parent of the Bresnan borrower.

     As of September 30, 2000, pro forma for the amendment and restatement of the Bresnan credit facilities, there was $861.0 million outstanding and $589.0 million was available for borrowing under the Bresnan credit facilities.

EXISTING PUBLIC DEBT

     MARCH 1999 CHARTER HOLDINGS NOTES. The March 1999 Charter Holdings notes were issued under three separate indentures, each dated as of March 17, 1999, among Charter Holdings and Charter Communications Holdings Capital Corporation, as the issuers, and BNY Midwest Trust Company, as trustee. Charter Holdings and Charter Communications Holdings Capital Corporation exchanged these notes for new March 1999 Charter Holdings notes with substantially similar terms, except that the new March 1999 Charter Holdings notes are registered under the Securities Act and, therefore, do not bear legends restricting their transfer.

     The March 1999 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Communications Holdings Capital Corporation. The March 1999 8.250% Charter Holdings notes mature on April 1, 2007 and as of September 30, 2000, there was $600.0 million in total principal amount outstanding. The March 1999 8.625% Charter Holdings notes mature on April 1, 2009 and as of September 30, 2000, there was $1.5 billion in total principal amount outstanding. The March 1999 9.920% Charter Holdings notes mature on April 1, 2011 and as of September 30, 2000, the total accreted value was $1.1 billion. Cash interest on the March 1999 9.920% Charter Holdings notes will not accrue prior to April 1, 2004.

     The March 1999 Charter Holdings notes are senior debts of Charter Holdings and Charter Communications Holdings Capital Corporation. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings, including the January 2000 Charter Holdings notes.

     Charter Holdings and Charter Communications Holdings Capital Corporation will not have the right to redeem the March 1999 8.250% Charter Holdings notes prior to their maturity date on April 1, 2007. Before April 1, 2002, Charter Holdings and Charter Communications Holdings Capital Corporation may redeem up to 35% of each of the March 1999 8.625% Charter Holdings notes and the March 1999 9.920% Charter Holdings notes, in each case, at a premium with the proceeds of certain offerings of equity securities. In addition, on or after April 1, 2004, Charter Holdings and Charter Communications Holdings Capital Corporation may redeem some or all of the March 1999 8.625% Charter Holdings notes and the March 1999 9.920% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of March 1999 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after April 1, 2007.

     In the event of a specified change of control event, Charter Holdings and Charter Communications Holdings Capital Corporation must offer to repurchase any then outstanding March 1999 Charter Holdings notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

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

     The indentures governing the March 1999 Charter Holdings notes contain certain covenants that restrict the ability of Charter Holdings and Charter Communications Holdings Capital Corporation and their restricted subsidiaries to:

     - incur additional debt;

     - create specified liens;

     - pay dividends on stock or repurchase stock;

     - make investments;

     - sell all or substantially all of our assets or merge with or into other companies;

     - sell assets;

     - in the case of restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to us; and

     - engage in certain transactions with affiliates.

     JANUARY 2000 CHARTER HOLDINGS NOTES. The January 2000 Charter Holdings notes were issued under three separate indentures, each dated as of January 12, 2000 among Charter Holdings and Charter Communications Holdings Capital Corporation, as the issuers, and BNY Midwest Trust Company, as trustee. In June 2000, Charter Holdings and Charter Communications Holdings Capital Corporation exchanged these notes for new January 2000 Charter Holdings notes, with substantially similar terms, except that the new January 2000 Charter Holdings notes are registered under the Securities Act of 1933, as amended, and, therefore, do not bear legends restricting their transfer.

     The January 2000 Charter Holdings notes are general unsecured obligations of Charter Holdings and Charter Communications Holdings Capital Corporation. The January 2000 10% Charter Holdings notes mature on April 1, 2009, and as of September 30, 2000, there was $675.0 million in total principal amount of these notes outstanding. The January 2000 10.25% Charter Holdings notes mature on January 15, 2010 and as of September 30, 2000, there was $325.0 million in total principal amount of these notes outstanding. The January 2000 11.75% Charter Holdings notes mature on January 15, 2010 and as of September 30, 2000, the total accreted value of these notes was approximately $326.0 million. Cash interest on the January 2000 11.75% Charter Holdings notes will not accrue prior to January 15, 2005.

     The January 2000 Charter Holdings notes are senior debts of Charter Holdings and Charter Communications Holdings Capital Corporation. They rank equally with the current and future unsecured and unsubordinated debt of Charter Holdings, including the March 1999 Charter Holdings notes.

     Charter Holdings and Charter Communications Holdings Capital Corporation will not have the right to redeem the January 2000 10.00% Charter Holdings notes prior to their maturity date on April 1, 2009. Before January 15, 2003, Charter Holdings and Charter Communications Holdings Capital Corporation may redeem up to 35% of the January 2000 10.25% Charter Holdings notes and the January 2000 11.75% Charter Holdings notes, in each case, at a premium with the proceeds of certain offerings of equity securities. In addition, on or after January 15, 2005, Charter Holdings and Charter Communications Holdings Capital Corporation may redeem some or all of the January 2000 10.25% Charter Holdings notes and the January 2000 11.75% Charter Holdings notes at any time, in each case, at a premium. The optional redemption price declines to 100% of the principal amount of the January 2000 Charter Holdings notes redeemed, plus accrued and unpaid interest, if any, for redemption on or after January 15, 2008.

     In the event of a specified change of control event, Charter Holdings and Charter Communications Holdings Capital Corporation must offer to repurchase any then outstanding January 2000 Charter Holdings notes at 101% of their aggregate principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any.

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

     The indentures governing the January 2000 Charter Holdings notes contain substantially identical events of default, affirmative covenants and negative covenants as those contained in the indentures governing the March 1999 Charter Holdings notes.

     RENAISSANCE NOTES. The 10% senior discount notes due 2008 were issued by Renaissance Media (Louisiana) LLC, Renaissance Media (Tennessee) LLC and Renaissance Media Holdings Capital Corporation, with Renaissance Media Group LLC as guarantor and the United States Trust Company of New York as trustee. Renaissance Media Group LLC, which is the direct or indirect parent company of these issuers, is now a subsidiary of Charter Operating. The Renaissance 10% notes and the Renaissance guarantee are unsecured, unsubordinated debt of the issuers and the guarantor, respectively. In October 1998, the issuers of the Renaissance notes exchanged $163.2 million of the original issued and outstanding Renaissance notes for an equivalent value of new Renaissance notes. The form and terms of the new Renaissance notes are the same in all material respects as the form and terms of the original Renaissance notes except that the issuance of the new Renaissance notes was registered under the Securities Act.

     There will not be any payment of interest in respect of the Renaissance notes prior to October 15, 2003. Interest on the Renaissance notes shall be paid semi-annually in cash at a rate of 10% per annum beginning on October 15, 2003. The Renaissance notes are redeemable at the option of the issuers thereof, in whole or in part, at any time on or after April 15, 2003, initially at 105% of their principal amount at maturity, plus accrued interest, declining to 100% of the principal amount at maturity, plus accrued interest, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the issuers of the Renaissance notes may redeem up to 35% of the original total principal amount at maturity of the Renaissance notes with the proceeds of one or more sales of equity interests at 110% of their accreted value on the redemption date, provided that after any such redemption at least $106.0 million total principal amount at maturity of Renaissance notes remains outstanding.

     Our acquisition of Renaissance triggered change of control provisions of the Renaissance notes that required us to offer to purchase the Renaissance notes at a purchase price equal to 101% of their accreted value on the date of the purchase, plus accrued interest, if any. In May 1999, we made an offer to repurchase the Renaissance notes, and holders of Renaissance notes representing 30% of the total principal amount outstanding at maturity tendered their Renaissance notes for repurchase.

     The indentures governing the Renaissance 10% notes contain certain covenants that restrict the ability of the issuers of the Renaissance notes and their restricted subsidiaries to:

     - incur additional debt;

     - create liens;

     - engage in sale-leaseback transactions;

     - pay dividends or make other distributions in respect of their equity interests;

     - redeem capital stock;

     - make investments or certain other restricted payments;

     - sell assets;

     - issue or sell capital stock of restricted subsidiaries;

     - enter into transactions with shareholders or affiliates; and

     - effect a consolidation or merger.

     The Renaissance notes contain events of default that include a cross-default provision triggered by the failure of Renaissance Media Group LLC or any of its specified subsidiaries to make payment on debt at maturity with a total principal amount of $10.0 million or more or the acceleration of debt of this amount prior to maturity.

     As of September 30, 2000, there was outstanding $114.4 million total principal amount at maturity of Renaissance notes, with an accreted value of $89.3 million.

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

     AVALON 11.875% NOTES. On December 10, 1998, CC V Holdings, LLC, formerly known as Avalon Cable LLC, and CC V Holdings Finance, Inc. (formerly Avalon Cable Holdings Finance, Inc.) jointly issued $196.0 million total principal amount at maturity of 11.875% senior discount notes due 2008. On July 22, 1999, the issuers exchanged $196.0 million of the original issued and outstanding Avalon notes for an equivalent amount of new Avalon notes. The form and terms of the new Avalon notes are substantially identical to the original Avalon notes except that they are registered under the Securities Act and, therefore, are not subject to the same transfer restrictions.

     The Avalon notes are guaranteed by certain subsidiaries of CC V Holdings.

     There will be no current payments of cash interest on the Avalon notes before December 1, 2003. The Avalon notes accrete in value at a rate of 11.875% per annum, compounded semi-annually, to an aggregate principal amount of $196.0 million on December 1, 2003. After December 1, 2003, cash interest on the Avalon notes:

     - will accrue at the rate of 11.875% per year on the principal amount at maturity; and

     - will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 2004.

     On December 1, 2003, the issuers of the Avalon notes will be required to redeem an amount equal to $369.79 per $1,000 in principal amount at maturity of each Avalon note, on a pro rata basis, at a redemption price of 100% of the principal amount then outstanding at maturity of the Avalon notes so redeemed.

     On or after December 1, 2003, the issuers of the Avalon notes may redeem the Avalon notes, in whole or in part, at a specified premium. The optional redemption price declines to 100% of the principal amount of the Avalon notes redeemed, plus accrued and unpaid interest, if any, for redemptions on or after December 1, 2006. Before December 1, 2001, the issuers may redeem up to 35% of the total principal amount at maturity of the Avalon notes with the proceeds of one or more equity offerings and/or equity investments.

     In the event of specified change of control events, holders of the Avalon notes have the right to sell their Avalon notes to the issuers of the Avalon notes at 101% of:

     - the accreted value of the Avalon notes in the case of repurchases of Avalon notes prior to December 1, 2003; or

     - the total principal amount of the Avalon notes in the case of repurchases of Avalon notes on or after December 1, 2003, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

     Our acquisition of Avalon triggered this right. On December 3, 1999, we commenced a change of control repurchase offer with respect to the Avalon notes. In January 2000, we completed change of control offers in which we repurchased $16.3 million aggregate principal amount of the 11.875% notes at a purchase price of 101% of accreted value as of January 28, 2000. The aggregate repurchase price of $10.5 million was funded with proceeds of the sale of the January 2000 Charter Holdings notes.

     Among other restrictions, the indenture governing the Avalon notes limits the ability of the issuers and their specified subsidiaries to:

     - incur additional debt;

     - pay dividends or make other specified restricted payments;

     - enter into transactions with affiliates;

     - make certain investments;

     - sell assets or subsidiary stock;

     - engage in sale-leaseback transactions;

     - create liens;

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

     - create or permit to exist restrictions dividends or other payments from restricted subsidiaries;

     - redeem equity interests;

     - merge, consolidate or sell all or substantially all of their combined assets; and

     - with respect to restricted subsidiaries, issue capital stock.

     The Avalon notes contain events of default that include a cross-default provision triggered by the failure of CC V Operating, CC V Holdings Finance, Inc. or any specified subsidiary to make payment on debt with a total principal amount of $5.0 million or more or the acceleration of debt of this amount prior to maturity.

     As of September 30, 2000, the total principal amount at maturity of the outstanding Avalon notes was $179.8 million, with an accreted value of $124.8 million.

     CHARTER COMMUNICATIONS, INC. CONVERTIBLE SENIOR NOTES. The Charter Communications, Inc. convertible senior notes were issued under an indenture dated October 30, 2000 between Charter Communications, Inc., as the issuer, and BNY Midwest Trust Company, as trustee. Charter Holdings is not an obligor or guarantor with respect to the convertible senior notes.

     The Charter Communications, Inc. convertible senior notes are general unsecured obligations of Charter Communications, Inc. The Charter
Communications, Inc. convertible senior notes mature on October 15, 2005. There are $750.0 million total principal amount of these notes outstanding.

     The Charter Communication, Inc. convertible senior notes are senior debts of Charter Communications, Inc. and rank equally with any of Charter Communications, Inc.'s future unsecured and unsubordinated debt, but are structurally subordinated to all existing and future indebtedness and other liabilities of Charter Communications, Inc.'s subsidiaries.

     Charter Communications, Inc. has the right to redeem the Charter Communications, Inc. convertible senior notes on or after October 15, 2003 at specified redemption prices plus accrued and unpaid interest to the redemption date. The Charter Communications, Inc. convertible senior notes are convertible at the option of the holder into shares of Charter Communications, Inc.'s Class A common stock at a conversion rate of 46.3822 shares of Class A common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $21.56 per share. The conversion rate is subject to adjustment in certain events. The Charter Communications, Inc. convertible senior notes are convertible at any time before the close of business on October 15, 2005, unless Charter Communications, Inc. has previously redeemed or repurchased the notes. Holders of the convertible senior notes called for redemption or submitted for repurchase are entitled to convert the notes up to and including, but not after, the business day prior to the date fixed for redemption or repurchase, as the case may be.

     In the event of a specified change of control event, Charter
Communications, Inc. must offer to repurchase any then-outstanding Charter Communications, Inc. convertible senior notes at 100% of their principal amount plus accrued interest to the repurchase date.

INTERCOMPANY LOANS

     For a description of certain intercompany loans made by Charter Communications, Inc., Charter Communications Holding Company and Charter Holdings to certain of their subsidiaries, see "Certain Relationships and Related Transactions--Transactions with Management and Others--Intercompany Loans."

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

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the term "Charter Holdings" refers only to Charter Communications Holdings, LLC and the term "Issuers" means Charter Holdings and Charter Communications Holdings Capital Corporation.

     The original notes were issued and the new notes will be issued under three separate indentures, each dated January 10, 2001 (the "Indentures"), among the Issuers and BNY Midwest Trust Company, as trustee. Although, for convenience, the eight-year senior notes, the ten-year senior notes and the senior discount notes are referred to as the "new notes," the eight-year senior notes, the ten-year senior notes and the senior discount notes will be issued each as a separate series and will not together have any class voting or other rights. The terms of the new notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939.

     The form and terms of the new notes are the same in all material respects as to the form and terms of the original notes, except that the new notes will have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer. The original notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions.

     The following description is a summary of the material provisions of the indentures. It does not restate the indentures in their entirety. We urge you to read the indentures because they, and not this description, define your rights as holders of the new notes. Copies of the indentures are available as set forth under "--Additional Information."

BRIEF DESCRIPTION OF THE NOTES

     The notes:

     - are general unsecured obligations of the issuers;

     - are effectively subordinated in right of payment to all existing and future secured Indebtedness of the issuers to the extent of the value of the assets securing such Indebtedness;

     - are structurally subordinated in the right of payment to all liabilities (including trade payables) of Charter Holdings' Subsidiaries (other than Charter Communications Holdings Capital Corporation);

     - are equal in right of payment to all existing and future unsubordinated, unsecured Indebtedness of the issuers, including the March 1999 and January 2000 Charter Holdings notes; and

     - are senior in right of payment to any future subordinated Indebtedness of the issuers.


     At September 30, 2000, on a pro forma basis giving effect to (1) the issuance and sale of the original notes and the application of the net proceeds therefrom and (2) the issuance and sale of Charter Communications, Inc.'s convertible senior notes and the application of the net proceeds to repay an intercompany amount due to Charter Holdings and to make a contribution to Charter Holdings for additional equity, and the repayment by Charter Holdings with such proceeds of a portion of the amounts outstanding under the senior bridge loan facility, the outstanding Indebtedness of Charter Holdings and its Subsidiaries would have totaled approximately $11.5 billion, $5.3 billion of which would have been Indebtedness of our Subsidiaries and structurally senior to the new notes.


     The new notes will rank equally with the senior notes and senior discount notes of the issuers that were issued in March 1999 and January 2000.

     As of the date of the indentures, all the Subsidiaries of Charter Holdings will be "Restricted Subsidiaries." However, under the circumstances described below under "--Certain Covenants--Investments," Charter Holdings will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will generally not be subject to the restrictive covenants in the indentures.

PRINCIPAL, MATURITY AND INTEREST OF NOTES

  EIGHT-YEAR SENIOR NOTES

     The eight-year senior notes will be issued in denominations of $1,000 and integral multiples of $1,000. The eight-year senior notes will mature on October 1, 2009.

     Interest on the eight-year senior notes will accrue at the rate of 10.750% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2001. The issuers will make each interest payment to the holders of record of the eight-year senior notes on the immediately preceding March 15 and September 15.

     Interest on the eight-year senior notes will accrue from the date of issuance of the original notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The eight-year senior notes will be issued initially in an aggregate principal amount of $900 million. Subject to the limitations set forth under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Charter Holdings may issue additional eight-year senior notes under the indenture for the eight-year senior notes from time to time. The eight-year senior notes and any additional eight-year senior notes subsequently issued under the indenture for the eight-year senior notes would be treated as a single class for all purposes under such indenture. For purposes of this description, references to the eight-year senior notes include the eight-year senior notes issued on the date of the indentures and any additional eight-year senior notes subsequently issued under the indenture for the eight-year senior notes.

  TEN-YEAR SENIOR NOTES

     The ten-year senior notes will be issued in denominations of $1,000 and integral multiples of $1,000. The ten-year senior notes will mature on January 15, 2011.

     Interest on the ten-year senior notes will accrue at the rate of 11.125% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2001. The issuers will make each interest payment to the holders of record of the ten-year senior notes on the immediately preceding January 1 and July 1.

     Interest on the ten-year senior notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The ten-year senior notes will be issued initially in an aggregate principal amount of $500 million. Subject to the limitations set forth under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Charter Holdings may issue additional ten-year senior notes under the indenture for the ten-year senior notes from time to time. The ten-year senior notes and any additional ten-year senior notes subsequently issued under the indenture for the ten-year senior notes would be treated as a single class for all purposes under such indenture. For purposes of this description, references to the ten-year senior notes include the ten-year senior notes issued on the date of the indentures and any additional senior notes subsequently issued under the indenture for the ten-year senior notes.

  SENIOR DISCOUNT NOTES

     The issue price of each senior discount note will be $519.44 per $1,000 principal amount at maturity, generating aggregate gross proceeds of $350,620,205 and representing a yield to maturity of 13.500% (calculated on a semi-annual bond equivalent basis) calculated from January 10, 2001. The issuers will issue senior discount notes in denominations of $1,000 principal amount at maturity and integral multiples of $1,000 principal amount at maturity. The senior discount notes will mature on January 15, 2011.

     Cash interest on the senior discount notes will not accrue prior to January 15, 2006. Thereafter, cash interest on the senior discount notes will accrue at a rate of 13.500% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2006. The issuers will make each interest payment to the holders of record of the senior discount notes on the immediately preceding January 1 and July 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The senior discount notes will accrete at a rate of 13.500% per year to an aggregate amount of $675 million as of January 15, 2006. The senior discount notes will be limited in aggregate principal amount at maturity to $675 million.


     For United States federal income tax purposes, holders of the senior discount notes will be required to include amounts in gross income in advance of the receipt of the cash payments to which the income is attributable. See "Material United States Federal Income Tax Considerations."


OPTIONAL REDEMPTION

  EIGHT-YEAR SENIOR NOTES

     The eight-year senior notes will not be redeemable at the issuers' option prior to maturity.

  TEN-YEAR SENIOR NOTES

     At any time prior to January 15, 2004, the issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the ten-year senior notes on a pro rata basis (or nearly as pro rata as practicable) at a redemption price of 111.125% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings, provided that

          (1) at least 65% of the aggregate principal amount of ten-year senior notes remains outstanding immediately after the occurrence of such redemption (excluding ten-year senior notes held by Charter Holdings and its Subsidiaries), and

          (2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the ten-year senior notes will not be redeemable at the issuers' option prior to January 15, 2006.

     On or after January 15, 2006, the issuers may redeem all or a part of the ten-year senior notes upon not less than 30 nor more than 60 days notice at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2006........................................................   105.563%
2007........................................................   103.708%
2008........................................................   101.854%
2009 and thereafter.........................................   100.000%

  SENIOR DISCOUNT NOTES

     At any time prior to January 15, 2004, the issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount at maturity of the senior discount notes on a pro rata basis (or nearly as pro rata as practicable) at a redemption price of 113.500% of the Accreted Value thereof, with the net cash proceeds of one or more Equity Offerings, provided that

          (1) at least 65% of the aggregate principal amount at maturity of senior discount notes remains outstanding immediately after the occurrence of such redemption (excluding senior discount notes held by Charter Holdings and its Subsidiaries), and

          (2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

     Except pursuant to the preceding paragraph, the senior discount notes will not be redeemable at the issuers' option prior to January 15, 2006.

     On or after January 15, 2006, the issuers may redeem all or a part of the senior discount notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below.

                            YEAR                              PERCENTAGE
                            ----                              ----------
2006........................................................   106.750%
2007........................................................   104.500%
2008........................................................   102.250%
2009 and thereafter.........................................   100.000%

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs, each holder of new notes will have the right to require the issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's new notes pursuant to a "Change of Control Offer." In the Change of Control Offer, the issuers will offer a "Change of Control Payment" in cash equal to:

          (x) with respect to the eight-year senior notes and the ten-year senior notes, 101% of the aggregate principal amount thereof repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase; and

          (y) with respect to the senior discount notes, 101% of the Accreted Value plus, for any Change of Control Offer occurring after the Full Accretion Date, accrued and unpaid interest, if any, to the date of purchase.

     Within ten days following any Change of Control, the issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on a certain date (the "Change of Control Payment Date") specified in such notice, pursuant to the procedures required by the indentures and described in such notice. The issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (or any successor rules) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

     On the Change of Control Payment Date, the issuers will, to the extent lawful:

          (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by the issuers.

     The paying agent will promptly pay to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount or principal amount at maturity, as applicable, to any unpurchased portion of the notes surrendered, if any, provided that each such new note will be in a principal amount or principal amount at maturity, as applicable, of $1,000 or an integral multiple thereof.

     The provisions described above that require the issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indentures are applicable. Except as described above with respect to a Change of Control, the indentures will not contain provisions that permit the holders of the notes to require that the issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indentures applicable to a Change of Control Offer made by the issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Charter Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the issuers to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Charter Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

  ASSET SALES

     Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Charter Holdings or a Restricted Subsidiary of Charter Holdings receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2) such fair market value is determined by Charter Holdings' board of directors and evidenced by a resolution of such board of directors set forth in an officers' certificate delivered to the trustee; and

          (3) at least 75% of the consideration therefor received by Charter Holdings or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.

          For purposes of this provision, each of the following shall be deemed to be cash:

             (a) any liabilities (as shown on Charter Holdings' or such Restricted Subsidiary's most recent balance sheet) of Charter Holdings or any Restricted Subsidiary of Charter Holdings (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Charter Holdings or such Restricted Subsidiary from further liability;

             (b) any securities, notes or other obligations received by Charter Holdings or any such Restricted Subsidiary from such transferee that are converted by Charter Holdings or such Restricted Subsidiary into cash, Cash Equivalents or readily marketable securities within 60 days after receipt thereof (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion); and

             (c)  Productive Assets.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Charter Holdings or a Restricted Subsidiary of Charter Holdings may apply such Net Proceeds at its option:

          (1) to repay debt under the Credit Facilities or any other Indebtedness of the Restricted Subsidiaries of Charter Holdings (other than Indebtedness represented by a guarantee of a Restricted Subsidiary of Charter Holdings); or

          (2) to invest in Productive Assets, provided that any Net Proceeds which Charter Holdings or a Restricted Subsidiary of Charter Holdings has committed to invest in Productive Assets within 365 days of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale.

     The amount of any Net Proceeds received by Charter Holdings or a Restricted Subsidiary of Charter Holdings from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25 million, the issuers will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is of equal priority with the notes containing provisions requiring offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other Indebtedness of equal priority that may be purchased out of the Excess Proceeds (which amount includes the entire amount of the Net Proceeds). The offer price in any Asset Sale Offer will be payable in cash and equal to:

          (1) with respect to the eight-year senior notes and the ten-year senior notes, 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase; and

          (2) with respect to the senior discount notes, 100% of the Accreted Value thereof plus, after the Full Accretion Date, accrued and unpaid interest, if any, to the date of purchase.

     If any Excess Proceeds remain after consummation of an Asset Sale Offer, Charter Holdings or a Restricted Subsidiary of Charter Holdings may use such Excess Proceeds for any purpose not otherwise prohibited by the indentures. If the aggregate principal amount of notes and such other Indebtedness of equal priority tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and such other Indebtedness of equal priority to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on, or the Accreted Value ceases to increase on, as the case may be, notes or portions of them called for redemption.

CERTAIN COVENANTS

     Set forth in this section are summaries of certain covenants contained in the indentures.

     During any period of time that (a) any of the eight-year senior notes, ten-year senior notes or the senior discount notes have Investment Grade Ratings from both Rating Agencies and (b) no Default or Event of Default has occurred and is continuing under the applicable indenture, Charter Holdings and its Restricted Subsidiaries will not be subject to the provisions of the indentures described under:

     - "--Repurchase at the Option of Holders--Asset Sales,"

     - "--Restricted Payments,"

     - "--Investments,"

     - "--Incurrence of Indebtedness and Issuance of Preferred Stock,"

     - "--Dividend and Other Payment Restrictions Affecting Subsidiaries,"

     - clause (D) of the first paragraph of "--Merger, Consolidation and Sale of Assets,"

     - "--Transactions with Affiliates" and

     - "--Sale and Leaseback Transactions."

     If Charter Holdings and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence and, subsequently, one, or both, of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the applicable notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then Charter Holdings and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of Charter Holdings and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the date of the indentures.

  RESTRICTED PAYMENTS

     Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of Charter Holdings' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Charter Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of Charter Holdings' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable (x) solely in Equity Interests (other than Disqualified Stock) of Charter Holdings or (y), in the case of Charter Holdings and its Restricted Subsidiaries, to Charter Holdings or a Restricted Subsidiary of Charter Holdings);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Charter Holdings or any of its Restricted Subsidiaries) any Equity Interests of Charter Holdings or any direct or indirect parent of Charter Holdings or any Restricted Subsidiary of Charter Holdings (other than, in the case of Charter Holdings and its Restricted Subsidiaries, any such Equity Interests owned by Charter Holdings or any Restricted Subsidiary of Charter Holdings); or

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof

(all such payments and other actions set forth in clauses (1) through (3) above are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (2) Charter Holdings would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Charter Holdings and each of its Restricted Subsidiaries after March 17, 1999 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and (8) of the next succeeding paragraph), shall not exceed, at the date of determination, the sum of:

             (a) an amount equal to 100% of the Consolidated EBITDA of Charter Holdings since March 17, 1999 to the end of Charter Holdings' most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.2 times the Consolidated Interest Expense of Charter Holdings since March 17, 1999 to the end of Charter Holdings' most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, plus

             (b) an amount equal to 100% of Capital Stock Sale Proceeds less any such Capital Stock Sale Proceeds used in connection with (i) an Investment made pursuant to clause (5) of the definition of "Permitted Investments" or (ii) the incurrence of Indebtedness pursuant to clause
        (10) of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," plus

             (c)  $100 million.

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indentures;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Charter Holdings in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of Charter Holdings) of Equity Interests of Charter Holdings (other than Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Charter Holdings or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4) regardless of whether a Default then exists, the payment of any dividend or distribution to the extent necessary to permit direct or indirect beneficial owners of shares of Capital Stock of Charter Holdings to pay federal, state or local income tax liabilities that would arise solely from income of Charter Holdings or any of its Restricted Subsidiaries, as the case may be, for the relevant taxable period and attributable to them solely as a result of Charter Holdings (and any intermediate entity through which the holder owns such shares) or any of its Restricted Subsidiaries being a limited liability company, partnership or similar entity for federal income tax purposes;

          (5) regardless of whether a Default then exists, the payment of any dividend by a Restricted Subsidiary of Charter Holdings to the holders of its common Equity Interests on a pro rata basis;

          (6) the payment of any dividend on the Helicon Preferred Stock or the redemption, repurchase, retirement or other acquisition of the Helicon Preferred Stock in an amount not in excess of its aggregate liquidation value;

          (7) the repurchase, redemption or other acquisition or retirement for value, or the payment of any dividend or distribution to the extent necessary to permit the repurchase, redemption or other acquisition or retirement for value, of any Equity Interests of Charter Holdings or a Parent held by any member of Charter Holdings' or such Parent's management pursuant to any management equity subscription agreement or membership or stock option agreement in effect as of the date of the indenture, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any fiscal year of Charter Holdings; and

          (8) payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Charter Holdings or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the board of directors of Charter Holdings whose resolution with respect thereto shall be delivered to the trustee. Such board of directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million.

     Not later than the date of making any Restricted Payment, Charter Holdings shall deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indentures.

  INVESTMENTS

     Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)  make any Restricted Investment; or

          (2) allow any Restricted Subsidiary of Charter Holdings to become an Unrestricted Subsidiary,

unless, in each case:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) Charter Holdings would, at the time of, and after giving effect to, such Restricted Investment or such designation of a Restricted Subsidiary as an Unrestricted Subsidiary, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

     An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     (a) Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt) and Charter Holdings will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock unless the Leverage Ratio would have been not greater than 8.75 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.

     So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by Charter Holdings and its Restricted Subsidiaries of Indebtedness under the Credit Facilities, provided that the aggregate principal amount of all Indebtedness of Charter Holdings and its Restricted Subsidiaries outstanding under all Credit Facilities, after giving effect to such incurrence, does not exceed an amount equal to $3.5 billion less the aggregate amount of all Net Proceeds of Asset Sales applied by Charter Holdings or any of its Subsidiaries in the case of an Asset Sale since March 17, 1999 to repay Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

          (2) the incurrence by Charter Holdings and its Restricted Subsidiaries of Existing Indebtedness (other than the Credit Facilities);

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          (3)  the incurrence on the date of the indentures by Charter Holdings and its Restricted Subsidiaries of Indebtedness represented by the notes;

          (4) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) of Productive Assets of Charter Holdings Company or any of its Restricted Subsidiaries, in an aggregate principal amount not to exceed $75 million at any time outstanding;

          (5) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the indentures to be incurred under the first paragraph of this covenant or clauses (2) or (3) of this paragraph;

          (6) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Charter Holdings and any of its Wholly Owned Restricted Subsidiaries, provided that:

             (a) if Charter Holdings is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes; and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Charter Holdings or a Wholly Owned Restricted Subsidiary thereof and
        (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Charter Holdings or a Wholly Owned Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Charter Holdings or any of its Restricted Subsidiaries that was not permitted by this clause (6);

          (7) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indentures to be outstanding;

          (8) the guarantee by Charter Holdings of Indebtedness of a Restricted Subsidiary of Charter Holdings that was permitted to be incurred by another provision of this covenant;

          (9) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed $300 million;

          (10) the incurrence by Charter Holdings or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed 200% of the net cash proceeds received by Charter Holdings from the sale of its Equity Interests (other than Disqualified Stock) after March 17, 1999 to the extent such net cash proceeds have not been applied to make Restricted Payments or to effect other transactions pursuant to the covenant described above under the subheading "--Restricted Payments" or to make Permitted Investments pursuant to clause (5) of the definition thereof; and

          (11) the accretion or amortization of original issue discount and the write up of Indebtedness in accordance with purchase accounting.

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     For purposes of determining compliance with this "Incurrence of
Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness (a) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above or (b) is entitled to be incurred pursuant to the first paragraph of this covenant, Charter Holdings will be permitted to classify and from time to time to reclassify such item of Indebtedness in any manner that complies with this covenant. For avoidance of doubt, Indebtedness incurred pursuant to a single agreement, instrument, program, facility or line of credit may be classified as Indebtedness arising in part under one of the clauses listed above, and in part under any one or more of the clauses listed above, to the extent that such Indebtedness satisfies the criteria for such clauses.

     (b) Notwithstanding the foregoing, in no event shall any Restricted Subsidiary of Charter Holdings consummate a Subordinated Debt Financing or a Preferred Stock Financing. A "Subordinated Debt Financing" or a "Preferred Stock Financing," as the case may be, with respect to any Restricted Subsidiary of Charter Holdings shall mean a public offering or private placement (whether pursuant to Rule 144A under the Securities Act or otherwise) of Subordinated Notes or Preferred Stock (whether or not such Preferred Stock constitutes Disqualified Stock), as the case may be, of such Restricted Subsidiary to one or more purchasers (other than to one or more Affiliates of Charter Holdings). "Subordinated Notes" with respect to any Restricted Subsidiary of Charter Holdings shall mean Indebtedness of such Restricted Subsidiary that is contractually subordinated in right of payment to any other Indebtedness of such Restricted Subsidiary (including, without limitation, Indebtedness under the Credit Facilities). The foregoing limitation shall not apply to

          (i) any Indebtedness or Preferred Stock of any Person existing at the time such Person is merged with or into or became a Subsidiary of Charter Holdings, provided that such Indebtedness or Preferred Stock was not incurred or issued in connection with, or in contemplation of, such Person merging with or into, or becoming a Subsidiary of, Charter Holdings, and

          (ii) any Indebtedness or Preferred Stock of a Restricted Subsidiary issued in connection with, and as part of the consideration for, an acquisition, whether by stock purchase, asset sale, merger or otherwise, in each case involving such Restricted Subsidiary, which Indebtedness or Preferred Stock is issued to the seller or sellers of such stock or assets, provided that such Restricted Subsidiary is not obligated to register such Indebtedness or Preferred Stock under the Securities Act or obligated to provide information pursuant to Rule 144A under the Securities Act.

  LIENS

     Charter Holdings will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     Charter Holdings will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Charter Holdings to:

          (1) pay dividends or make any other distributions on its Capital Stock to Charter Holdings or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Charter Holdings or any of its Restricted Subsidiaries;

          (2) make loans or advances to Charter Holdings or any of its Restricted Subsidiaries; or

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          (3)  transfer any of its properties or assets to Charter Holdings or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) Existing Indebtedness as in effect on the date of the indentures (including, without limitation, the Credit Facilities) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, as in effect on the date of the indentures;

          (2)  the indentures and the notes;

          (3)  applicable law;

          (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Charter Holdings or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indentures to be incurred;

          (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary of Charter Holdings that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

          (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of Charter Holdings or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) restrictions contained in the terms of Indebtedness permitted to be incurred under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," provided that such restrictions are no more restrictive than the terms contained in the Credit Facilities as in effect on the date of the indentures; and

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          (13)  restrictions that are not materially more restrictive than customary provisions in comparable financings and the management of Charter Holdings determines that such restrictions will not materially impair Charter Holdings' ability to make payments as required under the notes.

  MERGER, CONSOLIDATION, OR SALE OF ASSETS

     Neither of the issuers may, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not such issuer is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

          (A)  either:

             (i)  such issuer is the surviving corporation; or

             (ii) the Person formed by or surviving any such consolidation or merger (if other than such issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that if the Person formed by or surviving any such consolidation or merger with either issuer is a limited liability company or a Person other than a corporation, a corporate co-issuer shall also be an obligor with respect to the notes;

          (B) the Person formed by or surviving any such consolidation or merger (if other than Charter Holdings) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Charter Holdings under the notes and the indentures pursuant to agreements reasonably satisfactory to the trustee;

          (C) immediately after such transaction no Default or Event of Default exists; and

          (D) Charter Holdings or the Person formed by or surviving any such consolidation or merger (if other than Charter Holdings) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

             (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or

             (ii) have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger.

     In addition, Charter Holdings may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Charter Holdings and any of its Wholly Owned Subsidiaries.

  TRANSACTIONS WITH AFFILIATES

     Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract,

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agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to Charter Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Charter Holdings or such Restricted Subsidiary with an unrelated Person; and

          (2)  Charter Holdings delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15 million, a resolution of the board of directors of Charter Holdings set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the board of directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any existing employment agreement entered into by Charter Holdings or any of its Subsidiaries and any employment agreement entered into by Charter Holdings or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Charter Holdings or such Restricted Subsidiary;

          (2) transactions between or among Charter Holdings and/or its Restricted Subsidiaries;

          (3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Charter Holdings, and customary indemnification and insurance arrangements in favor of directors, regardless of affiliation with Charter Holdings or any of its Restricted Subsidiaries;

          (4) payment of management fees pursuant to management agreements either (A) existing on the date of the indentures or (B) entered into after the date of the indentures, to the extent that such management agreements provide for percentage fees no higher than the percentage fees existing under the management agreements existing on the date of the indentures;

          (5) Restricted Payments that are permitted by the provisions of the covenant described above under the caption "--Restricted Payments" and Restricted Investments that are permitted by the provisions of the covenant described above under the caption "--Investments"; and

          (6)  Permitted Investments.

  SALE AND LEASEBACK TRANSACTIONS

     Charter Holdings will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction, provided that Charter Holdings may enter into a sale and leaseback transaction if:

          (1)  Charter Holdings could have

             (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Leverage Ratio test in the first paragraph of the covenant described above under the caption "--Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and

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             (b)  incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens"; and

          (2) the transfer of assets in that sale and leaseback transaction is permitted by, and Charter Holdings applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

     The foregoing restrictions do not apply to a sale and leaseback transaction if the lease is for a period, including renewal rights, of not in excess of three years.

  LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     Charter Holdings will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of Charter Holdings, except in respect of the Credit Facilities (the "Guaranteed Indebtedness") unless

          (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a "Subsidiary Guarantee") of the payment of the notes by such Restricted Subsidiary, and

          (2) until one year after all the notes have been paid in full in cash, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Charter Holdings or any other Restricted Subsidiary of Charter Holdings as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee, provided that this paragraph shall not be applicable to any Guarantee or any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

     If the Guaranteed Indebtedness is subordinated to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

  PAYMENTS FOR CONSENT

     Charter Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indentures or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  REPORTS

     Whether or not required by the Securities and Exchange Commission, so long as any notes are outstanding, Charter Holdings will furnish to the holders of notes, within the time periods specified in the Securities and Exchange Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if Charter Holdings were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and, with respect to the annual information only, a report on the annual financial statements by Charter Holdings' independent public accountants; and

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          (2)  all current reports that would be required to be filed with the
     Securities and Exchange Commission on Form 8-K if Charter Holdings were required to file such reports.

     If Charter Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Charter Holdings and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Charter Holdings.

     In addition, whether or not required by the Securities and Exchange Commission, Charter Holdings will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission's rules and regulations, unless the Securities and Exchange Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default with respect to the notes of each series:

          (1) default for 30 days in the payment when due of interest on the notes;

          (2) default in payment when due of the principal of or premium, if any, on the notes;

          (3) failure by Charter Holdings or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control" or "--Certain Covenants--Merger, Consolidation, or Sale of Assets";

          (4) failure by Charter Holdings or any of its Restricted Subsidiaries for 30 days after written notice thereof has been given to Charter Holdings by the trustee or to Charter Holdings and the trustee by holders of at least 25% of the aggregate principal amount of the notes outstanding to comply with any of their other covenants or agreements in the indentures;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Charter Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Charter Holdings or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indentures, if that default:

             (a) is caused by a failure to pay at final stated maturity the principal amount on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its express maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

          (6) failure by Charter Holdings or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $100 million (net of applicable insurance which has not been denied in writing by the insurer) which judgments are not paid, discharged or stayed for a period of 60 days; and

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          (7)  Charter Holdings or any of its Significant Subsidiaries pursuant to or within the meaning of bankruptcy law:

             (a)  commences a voluntary case,

             (b) consents to the entry of an order for relief against it in an involuntary case,

             (c) consents to the appointment of a custodian of it or for all or substantially all of its property, or

             (d)  makes a general assignment for the benefit of its creditors;
        or

          (8) a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

             (a) is for relief against Charter Holdings or any of its Significant Subsidiaries in an involuntary case;

             (b) appoints a custodian of Charter Holdings or any of its Significant Subsidiaries or for all or substantially all of the property of Charter Holdings or any of its Significant Subsidiaries; or

             (c) orders the liquidation of Charter Holdings or any of its Significant Subsidiaries;

     and the order or decree remains unstayed and in effect for 60 consecutive days.

     In the case of an Event of Default described in the foregoing clauses (7) and (8) with respect to Charter Holdings, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes of each series may declare their respective notes to be due and payable immediately.

     Holders of notes of each series may not enforce the indentures or the notes except as provided in the indentures. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes of each series may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes of each series then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indentures except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

     Charter Holdings will be required to deliver to the trustee annually a statement regarding compliance with the indentures. Upon becoming aware of any Default or Event of Default, Charter Holdings will be required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, MEMBERS AND
STOCKHOLDERS

     No director, officer, employee, incorporator, member or stockholder of Charter Holdings, as such, shall have any liability for any obligations of Charter Holdings under the notes or the indentures, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

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LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Charter Holdings may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the Accreted Value or principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

          (2) Charter Holdings' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and Charter Holdings' obligations in connection therewith; and

          (4)  the Legal Defeasance provisions of the indentures.

     In addition, Charter Holdings may, at its option and at any time, elect to have the obligations of Charter Holdings released with respect to certain covenants that are described in the indentures ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) Charter Holdings must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Charter Holdings must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, Charter Holdings shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that

             (a) Charter Holdings has received from, or there has been published by, the Internal Revenue Service a ruling or

             (b) since the date of the indentures, there has been a change in the applicable federal income tax law,

     in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Charter Holdings shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing either:

             (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or

             (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indentures) to which Charter Holdings or any of its Restricted Subsidiaries is a party or by which Charter Holdings or any of its Restricted Subsidiaries is bound;

          (6) Charter Holdings must have delivered to the trustee an opinion of counsel to the effect that after the 91st day, assuming no intervening bankruptcy, that no holder is an insider of Charter Holdings following the deposit and that such deposit would not be deemed by a court of competent jurisdiction a transfer for the benefit of either issuer in its capacity as such, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) Charter Holdings must deliver to the trustee an officers' certificate stating that the deposit was not made by Charter Holdings with the intent of preferring the holders of notes over the other creditors of Charter Holdings with the intent of defeating, hindering, delaying or defrauding creditors of Charter Holdings or others; and

          (8) Charter Holdings must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

     Notwithstanding the foregoing, the opinion of counsel required by clause
(2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation

          (a)  have become due and payable or

          (b) will become due and payable on the maturity date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided below, the indentures or the notes of each series may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount, in the case of the eight-year senior notes and the ten-year senior notes, and aggregate principal amount at maturity, in the case of the senior discount notes, of the then outstanding notes of each series. This includes consents obtained in connection with a purchase of notes, a tender offer for notes or an exchange offer for notes. Any existing Default or compliance with any provision of the indentures or the notes may be waived with the consent of the holders of a majority in aggregate principal amount, in the case of the eight-year senior notes and the ten-year senior notes, and aggregate principal amount at maturity, in the case of the senior discount notes, of the then outstanding notes of each series. This includes consents obtained in connection with a purchase of notes, a tender offer for notes or an exchange offer for notes. Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the payment provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

          (3) reduce the rate of or extend the time for payment of interest on any note;

          (4) waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indentures relating to waivers of past Defaults or the rights of holders of notes to receive payments of Accreted Value or principal of, or premium, if any, or interest on the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders");

          (8)  make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, the issuers and the trustee may amend or supplement the indentures or the notes:

          (1)  to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of either issuer's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of such issuer's assets;

          (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indentures of any such holder; or

          (5) to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indentures under the Trust Indenture Act or otherwise as necessary to comply with applicable law.

GOVERNING LAW

     The indentures and the notes will be governed by the laws of the State of New York.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Charter Holdings, the indentures limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indentures provide that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indentures and the registration rights agreements without charge by writing to Charter Communications Holdings, LLC, 12444 Powerscourt Drive, Suite 100, St. Louis, Missouri 63131, Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM


     Except as set forth below, notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.


     The notes initially will be issued in the form of global securities filed in book-entry form. The notes will be deposited upon issuance with the trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, the DTC, and the DTC or its nominee will initially be the sole registered holder of the notes for all purposes under the indentures. Unless it is exchanged in whole or in part for debt securities in definitive form as described below, a global security may not be transferred. However, transfers of the whole security between the DTC and its nominee or their respective successors are permitted.


     Upon the issuance of a global security, the DTC or its nominee will credit on its internal system the principal amount at maturity of the individual beneficial interest represented by the global security acquired by the persons in sale of the original notes. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the DTC or persons that hold interests through participants. Ownership of beneficial interests will be shown on, and the transfer of such ownership will be effected only through, records maintained by the DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security. Principal and interest payments on global securities registered in the name of the DTC's nominee will be made in immediate available funds to the DTC's nominee as the registered owner of the global securities. The issuers and the trustee will treat the DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, the issuers, the trustee, any paying agent and the initial purchasers will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is the DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of the DTC, the issuers, the trustee or the initial purchasers.


     So long as the DTC or its nominee is the registered owner or holder of the global security, the DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for the purposes of:

          (1)  receiving payment on the notes;

          (2)  receiving notices; and

          (3)  for all other purposes under the indentures and the notes.

     Beneficial interests in the notes will be evidenced only by, and transfers of the notes will be effected only through, records maintained by the DTC and its participants.

     Except as described above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of the global security for any purposes under the indentures. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the DTC. And, if that person is not a participant, the person must rely on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indentures. Under existing industry practices, if the issuers request any action of holders or an owner of a beneficial interest in a global security desires to take any action under the indentures, the DTC would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.


     The DTC has advised the issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security are credited. Further, the DTC will take action only as to the portion of the aggregate principal amount at maturity of the notes as to which the participant or participants has or have given the direction. Although the DTC has agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants of the DTC, it is under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of the issuers, the trustee, any agent of the issuers or the initial purchasers will have any responsibility for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


     The DTC has provided the following information to us. The DTC is a:

          (1) limited-purpose trust company organized under the New York Banking Law;

          (2) a banking organization within the meaning of the New York Banking Law;

          (3)  a member of the United States Federal Reserve System;

          (4) a clearing corporation within the meaning of the New York Uniform Commercial Code; and

          (5) a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     Notes represented by a global security are exchangeable for certificated notes only if:

          (1) the DTC notifies the issuers that it is unwilling or unable to continue as depository or if the DTC ceases to be a registered clearing agency, and a successor depository is not appointed by the issuers within 90 days;

          (2) the issuers determine not to require all of the notes to be represented by a global security and notifies the trustee of its decision; or

          (3) an Event of Default or an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default relating to the notes represented by the global security has occurred and is continuing.

     Any global security that is exchangeable for certificated notes in accordance with the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations and registered in the names as the DTC or its nominee may direct. However, a global security is only exchangeable for a global security of like denomination to be registered in the name of the DTC or its nominee. If a global security becomes exchangeable for certificated notes:

          (1) certificated notes will be issued only in fully registered form in denominations of $1,000 or integral multiples of $1,000;

          (2) payment of principal, premium, if any, and interest on the certificated notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency of the issuers maintained for these purposes; and

          (3) no service charge will be made for any issuance of the certificated notes, although the issuers may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the issuance.

CERTAIN DEFINITIONS

     This section sets forth certain defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACCRETED VALUE" is defined to mean, for any specified date, the amount calculated pursuant to (1), (2), (3) or (4) for each $1,000 of principal amount at maturity of the senior discount notes:

          (1) if the specified date occurs on one or more of the following dates (each a "Semi-Annual Accrual Date") the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

     SEMI-ANNUAL         ACCRETED
     ACCRUAL DATE         VALUE
     ------------        --------
Issue Date............  $   519.44
July 15, 2001.........      555.51
January 15, 2002......      593.00
July 15, 2002.........      633.03
January 15, 2003......      675.76
July 15, 2003.........      721.37
January 15, 2004......      770.07
July 15, 2004.........      822.05
January 15, 2005......      877.53
July 15, 2005.........      936.77
January 15, 2006......    1,000.00

          (2) if the specified date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of

           (a)  $519.44 and

           (b)  an amount equal to the product of

                (x) the Accreted Value for the first Semi-Annual Accrual Date less $519.44 multiplied by

                (y) a fraction, the numerator of which is the number of days from the Issue Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

          (3) if the specified date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of

             (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such specified date and

             (b)  an amount equal to the product of

                (x) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by

                (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is 180, or;

          (4) if the specified date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

     "ACQUIRED DEBT" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "ASSET ACQUISITION" means

          (a) an Investment by Charter Holdings or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Charter Holdings or any of its Restricted Subsidiaries or shall be merged with or into Charter Holdings or any of its Restricted Subsidiaries, or

          (b) the acquisition by Charter Holdings or any of its Restricted Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "ASSET SALE" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices, provided that the sale, conveyance or other disposition of all or substantially all of the assets of Charter Holdings and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the Indentures described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Cove-nants--Merger, Consolidation, or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests by any of Charter Holdings' Restricted Subsidiaries or the sale of Equity Interests in any of Charter Holdings' Restricted Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

          (1)  any single transaction or series of related transactions that:

             (a) involves assets having a fair market value of less than $100 million; or

             (b) results in net proceeds to Charter Holdings and its Restricted Subsidiaries of less than $100 million;

          (2) a transfer of assets between or among Charter Holdings and its Restricted Subsidiaries;

          (3) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary of Charter Holdings to Charter Holdings or to another Wholly Owned Restricted Subsidiary of Charter Holdings;

          (4) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments" and a Restricted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Investments"; and

          (5) the incurrence of Permitted Liens and the disposition of assets related to such Permitted Liens by the secured party pursuant to a foreclosure.

     "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act) such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

     "CABLE RELATED BUSINESS" means the business of owning cable television systems and businesses ancillary, complementary and related thereto.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CAPITAL STOCK" means:

          (1)  in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest (other than any debt obligation) or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "CAPITAL STOCK SALE PROCEEDS" means the aggregate net cash proceeds (including the fair market value of the non-cash proceeds, as determined by an independent appraisal firm) received by Charter Holdings since March 17, 1999

          (x) as a contribution to the common equity capital or from the issue or sale of Equity Interests of Charter Holdings (other than Disqualified Stock) or

          (y) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Charter Holdings that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Charter Holdings).

        "CASH EQUIVALENTS" means:

          (1)  United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thompson Bank Watch Rating at the time of acquisition of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having a rating of at least "P-1" from Moody's or at least "A-1" from S&P and in each case maturing within twelve months after the date of acquisition;

          (6) corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least "Aaa" or "P-1" by Moody's or "AAA" or "A-1" by S&P;

          (7) auction-rate preferred stocks of any corporation maturing not later than 45 days after the date of acquisition thereof, rated at the time of acquisition at least "Aaa" by Moody's or "AAA" by S&P;

          (8) securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least "A" by Moody's or S&P; and

          (9) money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through
     (8) of this definition.

        "CHANGE OF CONTROL" means the occurrence of any of the following:

          (1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Charter Holdings and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Paul G. Allen or a Related Party;

          (2) the adoption of a plan relating to the liquidation or dissolution of Charter Holdings or a Parent;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than Paul G. Allen and Related Parties becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Charter Holdings or a Parent, measured by voting power rather than the number of shares, unless Paul G. Allen or a Related Party Beneficially Owns, directly or indirectly, a greater percentage of Voting Stock of Charter Holdings or such Parent, as the case may be, measured by voting power rather than the number of shares, than such person;

          (4) after the date of the indentures, the first day on which a majority of the members of the board of directors of Charter Holdings or a Parent are not Continuing Directors; or

          (5) Charter Holdings or a Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Charter Holdings or a Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Charter Holdings or such Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Charter Holdings or such Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

     "CONSOLIDATED EBITDA" means with respect to any Person, for any period, the net income of such Person and its Restricted Subsidiaries for such period plus, to the extent such amount was deducted in calculating such net income:

          (1)  Consolidated Interest Expense;

          (2)  income taxes;

          (3)  depreciation expense;

          (4)  amortization expense;

          (5) all other non-cash items, extraordinary items, nonrecurring and unusual items and the cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items, nonrecurring and unusual items and cumulative effects of changes in accounting principles increasing such net income, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP;

          (6) amounts actually paid during such period pursuant to a deferred compensation plan; and

          (7) for purposes of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" only, Management Fees;

provided that Consolidated EBITDA shall not include:

          (x) the net income (or net loss) of any Person that is not a Restricted Subsidiary ("Other Person"), except

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             (i)  with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period and

             (ii) with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

          (y) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (3) of the covenant described under the caption "--Certain Covenants--Restricted Payments" (and in such case, except to the extent includable pursuant to clause (x) above) the net income (or net loss) of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries; and

          (z) the net income of any Restricted Subsidiary of Charter Holdings to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than any agreement or instrument evidencing Indebtedness or Preferred Stock (i) outstanding on the Issue Date, or (ii) incurred or issued thereafter in compliance with the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock", provided that (a) the terms of any such agreement or instrument restricting the declaration and payment of dividends or similar distributions apply only in the event of a default with respect to a financial covenant or a covenant relating to payment (beyond any applicable period of grace) contained in such agreement or instrument, (b) such terms are determined by such Person to be customary in comparable financings and
     (c) such restrictions are determined by Charter Holdings not to materially affect the issuers' ability to make principal or interest payments on the notes when due).

     "CONSOLIDATED INDEBTEDNESS" means, with respect to any Person as of any date of determination, the sum, without duplication, of:

          (1) the total amount of outstanding Indebtedness of such Person and its Restricted Subsidiaries, plus

          (2) the total amount of Indebtedness of any other Person, that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

          (3) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

     "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person for any period, without duplication, the sum of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

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          (2)  the consolidated interest expense of such Person and its
     Restricted Subsidiaries that was capitalized during such period; and

          (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon);

excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof), in each case, on a consolidated basis and in accordance with GAAP.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the board of directors of Charter Holdings or a Parent who:

          (1) was a member of such board of directors on the date of the indentures; or

          (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election or whose election or appointment was previously so approved.

     "CREDIT FACILITIES" means, with respect to Charter Holdings and/or its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "DISPOSITION" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the surviving Person) or the sale, assignment, or transfer, lease conveyance or other disposition of all or substantially all of such Person's assets or Capital Stock.

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Charter Holdings to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Charter Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

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

     "EQUITY OFFERING" means any private or underwritten public offering of Qualified Capital Stock of Charter Holdings or a Parent of which the gross proceeds (x) to Charter Holdings or (y) received by Charter Holdings as a capital contribution from such Parent, as the case may be, are at least $25 million.

     "EXISTING INDEBTEDNESS" means Indebtedness of Charter Holdings and its Restricted Subsidiaries in existence on the date of the indentures, until such amounts are repaid.

     "FULL ACCRETION DATE" means January 15, 2006, the first date on which the Accreted Value of the senior discount notes has accreted to an amount equal to the principal amount at maturity of the senior discount notes.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indentures.

     "GUARANTEE" or "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee.

     "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under:

          (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

          (2) interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements; and

          (3) other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.

     "HELICON PREFERRED STOCK" means the preferred limited liability company interest of Charter-Helicon LLC with an aggregate liquidation value of $25 million outstanding on the date of the indentures.

     "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1)  in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)  in respect of banker's acceptances;

          (4)  representing Capital Lease Obligations;

          (5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6)  representing the notional amount of any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with

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GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "INVESTMENT GRADE RATING" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

     "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "LEVERAGE RATIO" means, as of any date, the ratio of:

          (1)  the Consolidated Indebtedness of Charter Holdings on such date to

          (2) the aggregate amount of Consolidated EBITDA for Charter Holdings for the most recently ended fiscal quarter for which internal financial statements are available multiplied by four (the "Reference Period").

     In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to

          (1)  the issuance of the notes;

          (2) the incurrence of the Indebtedness or the issuance of the Disqualified Stock or other Preferred Stock of a Restricted Subsidiary (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence or issuance (and the application of the proceeds therefrom) or repayment of other Indebtedness or Disqualified Stock or other Preferred Stock of a Restricted Subsidiary, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period; and

          (3) any Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for or issuing Indebtedness, Disqualified Stock or Preferred Stock) made on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such Disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness, Disqualified Stock or Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition, including any cost savings adjustments in compliance with

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     Regulation S-X promulgated by the Securities and Exchange Commission) had occurred on the first day of the Reference Period.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "MANAGEMENT FEES" means the fees payable to Charter Communications, Inc. pursuant to the management agreements between Charter Communications, Inc. and Charter Communications Operating, LLC and between Charter Communications, Inc. and Restricted Subsidiaries of Charter Holdings and pursuant to the limited liability company agreements of certain Restricted Subsidiaries, as such management or limited liability company agreements exist on the Issue Date (or if later, on the date any new Restricted Subsidiary is acquired or created), including any amendment or replacement thereof, provided that any such amendment or replacement is not more disadvantageous to the holders of the notes in any material respect from such management or limited liability company agreements existing on the date of the indentures.

     "MOODY'S" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

     "NET PROCEEDS" means the aggregate cash proceeds received by Charter Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof (including amounts distributable in respect of owners', partners' or members' tax liabilities resulting from such sale), in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.

     "NON-RECOURSE DEBT" means Indebtedness:

          (1) as to which neither Charter Holdings nor any of its Restricted Subsidiaries

             (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

             (b)  is directly or indirectly liable as a guarantor or otherwise;
        or

             (c)  constitutes the lender;

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Charter Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of Charter Holdings or any of its Restricted Subsidiaries.

     "PARENT" means Charter Communications, Inc. and/or Charter Communications Holding Company, LLC, as applicable, and any successor Person or any Person succeeding to the direct or indirect ownership of Charter Holdings.

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

     "PERMITTED INVESTMENTS" means:

          (1) any Investment by Charter Holdings in a Restricted Subsidiary of Charter Holdings or any Investment by a Restricted Subsidiary of Charter Holdings in Charter Holdings;

          (2)  any Investment in Cash Equivalents;

          (3) any Investment by Charter Holdings or any Restricted Subsidiary of Charter Holdings in a Person, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of Charter Holdings; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Charter Holdings or a Restricted Subsidiary of Charter Holdings;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

          (5) any Investment made out of the net cash proceeds of the issue and sale since March 17, 1999 (other than to a Subsidiary of Charter Holdings) of Equity Interests (other than Disqualified Stock) of Charter Holdings to the extent that

             (a) such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant described above under the caption "--Certain
        Covenants--Restricted Payments," or

             (b) such net cash proceeds have not been used to incur Indebtedness pursuant to clause (10) of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

          (6) Investments in Productive Assets having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments in Productive Assets made by Charter Holdings and its Restricted Subsidiaries pursuant to this clause (6) since March 17, 1999, not to exceed $150 million, provided that either Charter Holdings or any of its Restricted Subsidiaries, after giving effect to such Investments, will own at least 20% of the Voting Stock of any Person in which any such Investment is made;

          (7) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments in any Person made by Charter Holdings and its Restricted Subsidiaries pursuant to this clause (7) since March 17, 1999, not to exceed $50 million; and

          (8) Investments in customers and suppliers in the ordinary course of business which either

             (A)  generate accounts receivable, or

             (B)  are accepted in settlement of bona fide disputes.

     "PERMITTED LIENS" means:

          (1) Liens on the assets of Charter Holdings securing Indebtedness and other Obligations under clause (1) of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

          (2)  Liens in favor of Charter Holdings;

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

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Charter Holdings, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Charter Holdings;

          (4) Liens on property existing at the time of acquisition thereof by Charter Holdings, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) purchase money mortgages or other purchase money liens (including without limitation any Capitalized Lease Obligations) incurred by Charter Holdings upon any fixed or capital assets acquired after the date of the indentures or purchase money mortgages (including without limitation Capitalized Lease Obligations) on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as

             (a) such mortgage or lien does not extend to or cover any of the assets of Charter Holdings, except the asset so developed, constructed, or acquired, and directly related assets such as enhancements and modifications thereto, substitutions, replacements, proceeds (including insurance proceeds), products, rents and profits thereof, and

             (b) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges, costs and expenses (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) and is incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

          (7) Liens existing on the date of the indentures (other than in connection with the Credit Facilities);

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (9) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (10) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

          (11) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers' acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

          (12) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Charter Holdings or any of its Restricted Subsidiaries;

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

          (13) Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

          (14) Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

          (15) Liens arising from the rendering of a final judgment or order against Charter Holdings or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

          (16) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (17) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect Charter Holdings or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

          (18) Liens consisting of any interest or title of licensor in the property subject to a license;

          (19)  Liens on the Capital Stock of Unrestricted Subsidiaries;

          (20) Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

          (21) Liens incurred in the ordinary course of business of Charter Holdings, with respect to obligations which in the aggregate do not exceed $50 million at any one time outstanding;

          (22) Liens in favor of the trustee arising under the provisions in the indentures under the subheading "--Compensation and Indemnity"; and

          (23) Liens in favor of the trustee for its benefit and the benefit of holders of the notes, as their respective interests appear.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of Charter Holdings or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of Charter Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided that unless permitted otherwise by the indentures, no Indebtedness of Charter Holdings or any of its Restricted Subsidiaries may be issued in exchange for, nor may the net proceeds of Indebtedness be used to extend, refinance, renew, replace, defease or refund, Indebtedness of Charter Holdings or any of its Restricted Subsidiaries, provided further that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

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

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by Charter Holdings or by any of its Restricted Subsidiaries who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "PERSON" means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "PREFERRED STOCK," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which by its terms is preferred in right of payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "PRODUCTIVE ASSETS" means assets (including assets of a referent Person owned directly or indirectly through ownership of Capital Stock) of a kind used or useful in the Cable Related Business.

     "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Stock.

     "RATING AGENCIES" means Moody's and S&P.

     "RELATED PARTY" means: (1) the spouse or an immediate family member, estate or heir of Paul G. Allen; or (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Paul G. Allen and/or such other Persons referred to in the immediately preceding clause (1).

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Service, a division of the McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

     "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary of Charter Holdings which is a "Significant Subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

     "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on the date of the indentures, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "SUBSIDIARY" means, with respect to any Person:

          (1) any corporation, association or other business entity of which at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other

     Subsidiaries of that Person (or a combination thereof) and, in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also have the right to control the management of such entity pursuant to contract or otherwise; and

          (2)  any partnership

             (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or

             (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "UNRESTRICTED SUBSIDIARY" means any Subsidiary of Charter Holdings that is designated by the board of directors of Charter Holdings as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such
Subsidiary:

          (1)  has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with Charter Holdings or any Restricted Subsidiary of Charter Holdings unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Charter Holdings or any Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Charter Holdings unless such terms constitute Investments permitted by the covenant described above under the caption "--Certain Covenants--Investments";

          (3) is a Person with respect to which neither Charter Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation

             (a)  to subscribe for additional Equity Interests or

             (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Charter Holdings or any of its Restricted Subsidiaries; and

          (5) has at least one director on its board of directors that is not a director or executive officer of Charter Holdings or any of its Restricted Subsidiaries or has at least one executive officer that is not a director or executive officer of Charter Holdings or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Charter Holdings as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution of Charter Holdings giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Investments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indentures and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Charter Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Charter Holdings shall be in default of such covenant. The board of directors of Charter Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of

Charter Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

          (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

          (2) no Default or Event of Default would be in existence following such designation.

     "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)  the sum of the products obtained by multiplying

             (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

             (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)  the then outstanding principal amount of such Indebtedness.

     "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS


GENERAL


     The following sets forth the opinion of Paul, Hastings, Janofsky & Walker LLP, our legal counsel, as to the material U.S. federal income tax consequences of


          (1) the exchange offer relevant to U.S. holders; and

          (2) the ownership and disposition of the new notes relevant to U.S. holders and, in certain circumstances, non-U.S. holders.


Except where noted, the summary deals only with notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not deal with special situations, such as those of broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, or persons holding notes as part of a hedging or conversion transaction or a straddle, or a constructive sale. Based upon the description of the DTC's book-entry procedures discussed in the section entitled "Description of Notes -- Book-Entry, Delivery and Form," this discussion further assumes that upon issuance and throughout the term, all the notes will be in registered form within the meaning of the Code and applicable regulations, so that interest, paid to Non-U.S. Holders of the notes should qualify as "portfolio interest" if, as discussed below in section "United States Federal Income Taxation of Non-U.S. Holders" certain additional conditions and certification requirements are satisfied. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or gift tax considerations.


     We have not sought, and will not seek, any rulings from the IRS with respect to the positions discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange offer and ownership or disposition of the original notes or new notes, or that any such position would not be sustained.


     As used herein, a "U.S. person" is


          (1) a citizen or resident of the U.S.,

          (2) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof,

          (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source,

          (4) a trust if


             (A) a U.S. court is able to exercise primary supervision over the administration of the trust and



             (B) one or more U.S. persons have the authority to control all substantial decisions of the trust,



          (5) a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Code in effect immediately prior to such date and which has made a valid election to be treated as a U.S. person under the Code and


          (6) any person otherwise subject to U.S. federal income tax on a net income basis in respect of its worldwide taxable income.

     A "U.S. Holder" is a beneficial owner of a note who is a U.S. person. A "Non-U.S. Holder" is a beneficial owner of a note that is not a U.S. Holder.


     PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

THE EXCHANGE OFFER

     Pursuant to the exchange offer, holders are entitled to exchange the original notes for new notes that will be substantially identical in all material respects to the original notes, except that the new notes will be registered with the Securities and Exchange Commission and therefore will not be subject to transfer restrictions. The exchange pursuant to the exchange offer as described above will not result in a taxable event. Accordingly,


     (1) no gain or loss will be realized by a U.S. Holder upon receipt of a new note,


     (2) the holding period of the new note will include the holding period of the original note exchanged therefor, and


     (3) the adjusted tax basis of the new note will be the same as the adjusted tax basis of the original note exchanged at the time of such exchange.


UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

  PAYMENTS OF INTEREST ON THE EIGHT-YEAR SENIOR NOTES AND TEN-YEAR SENIOR NOTES


     Interest on the eight-year senior notes and ten-year senior notes will be taxable to a U.S. Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.


  ORIGINAL ISSUE DISCOUNT ON THE SENIOR DISCOUNT NOTES

     The senior discount notes will be issued with original issue discount. Such notes will be issued with original issue discount because they will be issued at an issue price which is substantially less than their stated principal amount at maturity, and because interest on the senior discount notes will not be payable until July 15, 2006. Each U.S. Holder will be required to include in income in each year, in advance of receipt of cash payments on such senior discount notes to which such income is attributable, original issue discount income as described below.

     The amount of original issue discount with respect to the senior discount notes will be equal to the excess of the senior discount note's "stated redemption price at maturity" over its "issue price." The issue price of the senior discount notes will be equal to the price to the public at which a substantial amount of the senior discount notes is initially sold for money, excluding any sales to a bond house, broker or similar person or organization acting in the capacity of an underwriter, placement agent or wholesaler. The stated redemption price at maturity of a senior discount note is the total of all payments provided by the senior discount note, including stated interest payments.

     A U.S. Holder of a senior discount note is required to include in gross income for U.S. federal income tax purposes an amount equal to the sum of the "daily portions" of such original issue discount for all days during the taxable year on which the holder holds the senior discount note. The daily portions of original issue discount required to be included in such holder's gross income in a taxable year will be determined on a constant yield basis. A pro rata portion of the original issue discount on such senior discount note which is attributable to the "accrual period" in which such day is included will be allocated to each day during the taxable year in which the holder holds the senior discount notes. Accrual periods with respect to a senior discount note may be of any length and may vary in length over the term of the senior discount note as long as

          (1) no accrual period is longer than one year, and

          (2) each scheduled payment of interest or principal on the senior discount note occurs on either the first or final day of an accrual period.

     The amount of original issue discount attributable to each accrual period will be equal to the product of

          (1) the "adjusted issue price" at the beginning of such accrual period and

          (2) the "yield to maturity" of the instrument stated in a manner appropriately taking into account the length of the accrual period.


     The yield to maturity is the discount rate that, when used in computing the present value of all payments to be made under the senior discount notes, produces an amount equal to the issue price of the senior discount notes. The adjusted issue price of a senior discount note at the beginning of an accrual period is generally defined as the issue price of the senior discount note plus the aggregate amount of original issue discount that accrued in all prior accrual periods, less any cash payments made on the senior discount note on or before the first day of the accrual period. Accordingly, a U.S. Holder of a senior discount note will be required to include original issue discount thereon in gross income for U.S. federal tax purposes in advance of the receipt of cash attributable to such income. The amount of original issue discount allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length. The amount of original issue discount allocable to the final accrual period at maturity of a senior discount note is the difference between


          (1) the amount payable at the maturity of the senior discount note and

          (2) the senior discount note's adjusted issue price as of the beginning of the final accrual period.

     Payments on the senior discount notes, including principal and stated interest payments, are not separately included in a U.S. Holder's income, but rather are treated first as payments of accrued original issue discount to the extent of such accrued original issue discount and the excess as payments of principal, which reduce the U.S. Holder's adjusted tax basis in such Senior Discount Notes.

  EFFECT OF OPTIONAL REDEMPTION ON ORIGINAL ISSUE DISCOUNT

     In the event of a Change of Control, we will be required to offer to redeem all of the notes, at redemption prices specified elsewhere herein. In the event that we receive net proceeds from one or more Equity Offerings, we may, at our option, use all or a portion of such net proceeds to redeem in the aggregate up to 35% of the aggregate principal amount at maturity of the senior notes and up to 35% of the aggregate principal amount at maturity of the senior discount notes at redemption prices specified elsewhere herein, provided that at least 65% of the aggregate principal amount at maturity of the senior notes and the senior discount notes, respectively, remains outstanding after each such redemption. Computation of the yield and maturity of the notes is not affected by such redemption rights and obligations if, based on all the facts and circumstances as of the issue date, the stated payment schedule of the notes, that does not reflect the Change of Control event or Equity Offering event, is significantly more likely than not to occur. We have determined that, based on all of the facts and circumstances as of the issue date, it is significantly more likely than not that the notes will be paid according to their stated schedule.

     We may redeem the ten-year senior notes and the senior discount notes, in whole or in part, at any time on or after January 15, 2006, at redemption prices specified elsewhere herein plus accrued and unpaid stated interest, if any, on the notes so redeemed but excluding the date of redemption. The United States Treasury Regulations contain rules for determining the "maturity date" and the stated redemption price at maturity of an instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under United States Treasury Regulations, solely for the purposes of the accrual of original issue discount, it is assumed that an issuer will exercise any option to redeem a debt instrument if such exercise would lower the yield to maturity of the debt instrument. We will not be presumed to redeem the notes prior to their stated maturity under these rules because the exercise of such options would not lower the yield to maturity of the notes.

     U.S. Holders may wish to consult their own tax advisors regarding the treatment of such contingencies.

  APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

     Because the senior discount notes constitute "applicable high yield discount obligations" referred to as "AHYDOs", the portion of each senior discount note that is allocable to beneficial owners of Charter Holdings that are C corporations, such as Charter Communications, Inc., will be treated as an AHYDO for U.S. federal income tax purposes. The senior discount notes constitute AHYDOs because they have a yield to maturity that is at least five percentage points above the applicable federal rate at the time of issuance of the senior discount notes and the senior discount notes are issued with "significant original issue discount." A senior discount note is treated as having significant original issue discount because the aggregate amount that will be includable in gross income with respect to such senior discount note for periods before the close of any accrual period ending after the date that is five years after the date of issue exceeds the sum of (1) the aggregate amount of interest to be paid in cash under the senior discount note before the close of such accrual period and (2) the product of the initial issue price of such senior discount note and its yield to maturity.

     Because the senior discount notes constitute AHYDOs, to the extent that the senior discount notes are allocable to beneficial owners of Charter Holdings that are C corporations, such as Charter Communications, Inc.,

     (1) the "disqualified portion" of the original issue discount that accrues on the senior discount notes allocable to beneficial owners of Charter Holdings that are C corporations, such as Charter Communications, Inc., may be treated as a dividend generally eligible for the dividends received deduction in the case of corporate U.S. Holders,

     (2) beneficial owners of Charter Holdings that are C corporations, such as Charter Communications, Inc., will not be entitled to deduct their distributive share of the disqualified portion of original issue discount that accrues on the senior discount notes, and

     (3) beneficial owners of Charter Holdings that are C corporations, such as Charter Communications, Inc., will be allowed to deduct the remainder of their distributive share of original issue discount only when Charter Holdings pays amounts attributable to such original issue discount in cash.

     The disqualified portion of original issue discount is equal to the lesser of the amount of original issue discount or the portion of the "total return" with respect to the senior discount notes in excess of the applicable federal rate plus six percentage points. The total return is the excess of all payments to be made with respect to a senior discount note over its issue price.

  SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange, retirement or other taxable disposition of a note, the holder will generally recognize gain or loss in an amount equal to the difference between

     (1) the amount of cash and the fair market value of other property received in exchange therefor and

     (2) the holder's adjusted tax basis in such note.

     Amounts attributable to accrued but unpaid interest on the eight year senior notes and ten year senior notes will be treated as ordinary interest income. A holder's adjusted tax basis in a note will equal the purchase price paid by such holder for the note increased by the amount of any market discount, and in the case of a senior discount note by any original issue discount previously included in income by such holder with respect to such note and decreased by the amount of any amortizable bond premium applied to reduce interest on the notes and, in the case of a senior discount note, by any payments received thereon.


     Except as discussed below with respect to market discount, gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement, or other taxable disposition, the note has been held by the holder for more than 12 months. The maximum rate of tax on long-term capital gains with respect to notes held by an individual is 20%. The deductibility of capital losses is subject to certain limitations.


MARKET DISCOUNT

     A holder receives a "market discount" when he/she

     (1) purchases an eight year senior note or a ten year senior note for an amount below the issue price, or

     (2) purchases a senior discount note for an amount below the adjusted issue price on the date of purchase (as determined in accordance with the original issue discount rules above.)

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. In addition, the U.S. Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such notes.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue such discount on a constant interest rate method. A U.S. Holder may elect to include market discount in income currently as it accrues, on either a ratable or constant interest rate method. If this election is made, the holder's basis in the note will be increased to reflect the amount of income recognized and the rules described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

AMORTIZABLE BOND PREMIUM; ACQUISITION PREMIUM

     A U.S. Holder that

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

     (1) purchases an eight year senior note and ten year senior note for an amount in excess of the amount payable on maturity, or

     (2) purchases a senior discount note for an amount in excess of the stated redemption price at maturity will be considered to have purchased such note with "amortizable bond premium."

     A U.S. Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as applied with respect to each accrual period of the note, and allocated ratably to each day within an accrual period in a manner substantially similar to the method of calculating daily portions of original issue discount, as described above. However, because the notes may be optionally redeemed for an amount that is in excess of their principal amount, special rules apply that could result in a deferral of the amortization of bond premium until later in the term of the note. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income, including original issue discount income, from the note. Bond premium on a note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized upon disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.


     A U.S. Holder that purchases a senior discount note for an amount that is greater than the adjusted issue price of the senior discount note on the date of purchase, as determined in accordance with the original issue discount rules, above but less than or equal to the sum of all amounts payable on the senior discount note after the purchase date (the "remaining redemption amount"), will be considered to have purchased such senior discount note at an "acquisition premium." A holder of a senior discount note that is purchased at an acquisition premium may reduce the amount of the original issue discount otherwise includible in income with respect to the senior discount note by the "acquisition premium fraction." The acquisition premium fraction is that fraction the numerator of which is the excess of the holder's adjusted tax basis in the senior discount note immediately after its acquisition over the adjusted issue price of the senior discount note and the denominator of which is the excess of the remaining redemption amount over the adjusted issue price of the senior discount note. Alternatively, a holder of a senior discount note that is purchased at an acquisition premium may elect to compute the original issue discount accrual on the senior discount note by treating the purchase as a purchase of the senior discount note at original issuance, treating the purchase price as the issue price, and applying the original issue discount rules thereto using a constant yield method.


UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

     The payment to a Non-U.S. Holder of interest on a note will not be subject to U.S. federal withholding tax pursuant to the "portfolio interest exception," provided that

     (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the capital or profits interest in the issuers and is not a controlled foreign corporation that is related to the issuers within the meaning of the Code and


     (2) either (A) the beneficial owner of the notes certifies to the issuers or their agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on Internal Revenue Service Form W-8BEN or a suitable substitute form or (B) a securities clearing organization, bank or other financial institution that holds the notes on behalf of such Non-U.S. Holder in the ordinary course of its trade or business (a "financial institution") certifies under penalties of perjury that such a Form W-8BEN or W-8EMY or suitable substitute form has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

     Recently finalized Treasury Regulations, provide alternative methods for satisfying the certification requirement described in (2) above. These regulations will generally require, in the case of notes held by a foreign partnership, that the certificate described in (2) above be provided by the partners rather than by the foreign partnership, and that the partnership provide certain information including a U.S. tax identification number. A look-through rule applies in the case of tiered partnerships. For purposes of United States federal withholding tax, payment of interest includes the amount of any payment that is attributable to original issue discount that accrued while such Non-U.S. Holder held the note.


     If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest, including the amount of any payment that is attributable to original issue discount that accrued while such Non-U.S. Holder held the note, made to such Non-U.S. Holder will be subject to a 30% withholding tax, unless the beneficial owner of the note provides us or our paying agent, as the case may be, with a properly executed

     (1) Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of a tax treaty or

     (2) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     If a Non-U.S. Holder of a note is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, such Non-U.S. Holder will be subject to U.S. federal income tax on such interest, including original issue discount in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, subject to adjustment, for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

     Any capital gain realized on the sale, redemption, retirement or other taxable disposition of a note by a person other than a U.S. Holder generally will not be subject to U.S. federal income tax provided


     (1) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States, and the gain is not attributable to a permanent establishment maintained in the United States if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to U.S. taxation on a net income basis.


     (2) in the case of gains derived by an individual, such individual is not present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met and

     (3) the Non-U.S. Holder is not subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain expatriates.

  FEDERAL ESTATE TAX


     Subject to applicable estate tax treaty provisions, notes held by an individual who is not a citizen or resident of the United States for federal estate tax purposes at the time of his or her death will not be subject to U.S. federal estate tax if the interest on the notes qualifies for the portfolio interest exemption from U.S. federal income tax under the rules described above and payments with respect to such notes would not have been effectively connected with the conduct of a trade or business in the United States by a nonresident decedent.

  INFORMATION REPORTING AND BACKUP WITHHOLDING


     Backup withholding and information reporting requirements may apply to certain payments of principal, premium, if any, and interest, and accruals of original issue discount, on a note, and to the proceeds of the sale or redemption of a note before maturity. We, our agent, a broker, the Trustee or the paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if a U.S. Holder fails to furnish his taxpayer identification number, certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. We must also institute backup withholding on payments made to a U.S. Holder if instructed to do so by the Internal Revenue Service.

Certain U.S. Holders, including all corporations, are not subject to backup withholding and information reporting requirements.

     Non-U.S. Holders other than corporations may be subject to backup withholding and information reporting requirements. However, backup withholding and information reporting requirements do not apply to payments of portfolio interest, including original issue discount, made by the issuers or a paying agent to Non-U.S. Holders if the appropriate certification is received, provided that the payor does not have actual knowledge that the holder is a U.S. Holder.


     If any payments of principal are made to the beneficial owner of a note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker", as defined in the applicable Treasury Regulations, pays the proceeds of the sale, redemption or other disposition of note or a coupon to the seller thereof, backup withholding and information reporting requirements will not apply. Information reporting requirements, but not backup withholding, will apply, however, to a payment by a foreign office of a broker that is a U.S. person or a U.S. related person. For this purpose, a "U.S. related person" is
(1) a foreign person that derives 50% of more of its gross income for certain periods from the conduct of a trade or business in the United States; (2) a "controlled foreign corporation", that is, a foreign corporation controlled by certain U.S. shareholders; or (3) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a trade or business in the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.



     Any amounts withheld under the backup withholding rules from a payment to a holder of the notes will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.



     The issuers must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from United States federal withholding tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

                              PLAN OF DISTRIBUTION

     A broker-dealer that is the holder of original notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities, other than original notes acquired directly from us or any of our affiliates may exchange such original notes for new notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities acknowledges that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after consummation of the exchange offer or such time as any broker-dealer no longer owns any registrable securities, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. All dealers effecting transactions in the new notes will be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new notes by broker-dealers or any other holder of new notes. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after consummation of the exchange offer or until such time as any broker-dealer no longer owns any registrable securities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the registration rights agreements (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The legality of the notes offered in this prospectus and other matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Charter Communications Holdings, LLC and subsidiaries, the financial statements of CCA Group, Charter Comm Holdings, L.P. and subsidiaries, Marcus Cable Holdings, LLC and subsidiaries, Greater Media Cablevision Systems, Helicon

Partners I, L.P., and affiliates, Sonic Communications Cable Television Systems, Long Beach Acquisition Corp., and CC V Holdings, LLC and subsidiaries, all included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports. In the report for Charter Communications Holdings, LLC and subsidiaries for the year ended December 31, 1999, that firm states that with respect to certain subsidiaries its opinion is based on the reports of other independent public accountants, namely Ernst & Young LLP. The financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

     The combined financial statements of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, the combined financial statements of TCI Falcon Systems as of September 30, 1998 and December 31, 1997 and for the nine-month period ended September 30, 1998, and for each of the years in the two-year period ended December 31, 1997, the consolidated financial statements of Marcus Cable Holdings, LLC and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, and the consolidated financial statements of Bresnan Communications Group LLC as of December 31, 1998 and 1999 and February 14, 2000, and for each of the years in the three year period ended December 31, 1999, and the period from January 1, 2000 to February 14, 2000, have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Renaissance Media Group LLC and the combined financial statements of the Picayune, MS, LaFourche, LA, St. Tammany, LA, St. Landry, LA, Pointe Coupee, LA, and Jackson, TN cable systems, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of InterMedia Cable Systems included in this registration statement, have been audited by PricewaterhouseCoopers LLP, independent accountants. The entities and periods covered by these audits are indicated in their reports. The financial statements have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Rifkin Acquisition Partners, L.L.L.P. and Rifkin Cable Income Partners LP for the year ended December 31, 1998 and Rifkin Acquisition Partners, L.L.L.P., Rifkin Cable Income Partners LP, Indiana Cable Associates, Ltd and R/N South Florida Cable Management Limited Partnership for the period ended September 13, 1999 included in this registration statement, have been audited by PricewaterhouseCoopers LLP, independent accountants. The entities and periods covered by these audits are indicated in their reports. The financial statements have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Avalon Cable of Michigan Holdings, Inc. and subsidiaries, the consolidated financial statements of Cable Michigan, Inc. and subsidiaries, the consolidated financial statements of Avalon Cable LLC and subsidiaries, the financial statements of Amrac Clear View, a Limited Partnership, the combined financial statements of The Combined Operations of Pegasus Cable Television of Connecticut, Inc. and the Massachusetts Operations of Pegasus Cable Television, Inc., included in this registration statement, have been audited by PricewaterhouseCoopers LLP, independent accountants. The entities and periods covered by these audits are indicated in their reports. The financial statements have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of R/N South Florida Cable Management Limited Partnership and Indiana Cable Associates, Ltd. and the combined financial statements of Fanch Cable Systems Sold to Charter Communications, Inc. (comprised of Components of TWFanch-one Co., Components of TWFanch-two Co., Mark Twain Cablevision, North Texas Cablevision LTD., Post Cablevision of Texas L.P., Spring Green Communications L.P., Fanch Narragansett CSI L.P., Cable Systems Inc., ARH, and Tioga) appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Charter Communications VI Operating Company LLC not separately presented in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Amrac Clear View, a Limited Partnership as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, included in this registration statement, have been so included in reliance on the report of Greenfield, Altman, Brown, Berger, & Katz, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Falcon Communications, L.P. at December 31, 1998 and November 12, 1999 and for each of the two years in the period ended December 31, 1998 and for the period from January 1, 1999 to November 12, 1999 (date of disposition), as set forth in their report. We've included these financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the combined financial statements of CC VII-Falcon Systems at December 31, 1999, and for the period from November 13, 1999 (commencement date) to December 31, 1999, not separately presented herein, as set forth in their report. We've included their report in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements of Cable Systems, Inc. and Fanch Narragan Settlement CSI Limited Partnership, the consolidated financial statements of North Texas Cablevision, Ltd. and the financial statements of Spring Green Communications, L.P., appearing in this prospectus, have been audited by Shields & Co., independent auditors, as set forth in their reports thereon and appearing elsewhere herein, and are included in reliance on the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
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

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES:
  Report of Independent Public Accountants..................  F-8
  Report of Independent Auditors............................  F-9
  Report of Independent Auditors............................  F-10
  Consolidated Balance Sheets as of December 31, 1999 and
    1998....................................................  F-11
  Consolidated Statements of Operations for the Year ended
    December 31, 1999, and for the Period from December 24,
    1998, through December 31, 1998.........................  F-12
  Consolidated Statements of Changes in Member's Equity for
    the Year ended December 31, 1999, and for the Period
    from December 24, 1998, through December 31, 1998.......  F-13
  Consolidated Statements of Cash Flows for the Year ended
    December 31, 1999, and for the Period from December 24,
    1998, through December 31, 1998.........................  F-14
  Notes to Consolidated Financial Statements................  F-15

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES:
  Report of Independent Public Accountants..................  F-36
  Consolidated Statements of Operations for the Period from
    January 1, 1998, through December 23, 1998 and for the
    Year ended December 31, 1997............................  F-37
  Consolidated Statements of Changes in Shareholder's
    Investment for the Period from January 1, 1998, through
    December 23, 1998 and for the Year ended December 31,
    1997....................................................  F-38
  Consolidated Statements of Cash Flows for the Period from
    January 1, 1998, through December 23, 1998 and for the
    Year ended December 31, 1997............................  F-39
  Notes to Consolidated Financial Statements................  F-40

CCA GROUP:
  Report of Independent Public Accountants..................  F-46
  Combined Balance Sheet as of December 31, 1997............  F-47
  Combined Statements of Operations for the Period from
    January 1, 1998, through December 23, 1998 and for the
    Years Ended December 31, 1997 and 1996..................  F-48
  Combined Statements of Shareholders' Deficit for the
    Period from January 1, 1998, through December 23, 1998
    and for the Years Ended December 31, 1997 and 1996......  F-49
  Combined Statements of Cash Flows for the Period from
    January 1, 1998, through December 23, 1998 and for the
    Years Ended December 31, 1997 and 1996..................  F-50
  Notes to Combined Financial Statements....................  F-51

CHARTERCOMM HOLDINGS, L.P. AND SUBSIDIARIES:
  Report of Independent Public Accountants..................  F-64
  Consolidated Balance Sheet as of December 31, 1997........  F-65
  Consolidated Statements of Operations for the Period from
    January 1, 1998, through December 23, 1998 and for the
    Years Ended December 31, 1997 and 1996..................  F-66
  Consolidated Statements of Partners' Capital for the
    Period from January 1, 1998, through December 23, 1998
    and for the Years Ended December 31, 1997 and 1996......  F-67
  Consolidated Statements of Cash Flows for the Period from
    January 1, 1998, through December 23, 1998 and for the
    Years Ended December 31, 1997 and 1996..................  F-68
  Notes to Consolidated Financial Statements................  F-69

                                                               PAGE
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
MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES:
  Report of Independent Public Accountants..................  F-81
  Consolidated Statement of Operations for the Three Months
    Ended March 31, 1999....................................  F-82
  Consolidated Statement of Members' Deficit for the Three
    Months Ended March 31, 1999.............................  F-83
  Consolidated Statement of Cash Flows for the Three Months
    Ended March 31, 1999....................................  F-84
  Notes to Consolidated Financial Statements................  F-85
  Independent Auditors' Report..............................  F-90
  Consolidated Balance Sheets as of December 31, 1998 and
    1997....................................................  F-91
  Consolidated Statements of Operations for Each of the
    Years in the Three-Year Period Ended December 31,
    1998....................................................  F-92
  Consolidated Statements of Members' Equity/Partners'
    Capital for Each of the Years in the Three-Year Period
    Ended December 31, 1998.................................  F-93
  Consolidated Statements of Cash Flows for Each of the
    Years in the Three-Year Period Ended December 31,
    1998....................................................  F-94
  Notes to Consolidated Financial Statements................  F-95

RENAISSANCE MEDIA GROUP LLC:
  Report of Independent Auditors............................  F-106
  Consolidated Balance Sheet as of April 30, 1999...........  F-107
  Consolidated Statement of Operations for the Four Months
    Ended April 30, 1999....................................  F-108
  Consolidated Statement of Changes in Members' Equity for
    the Four Months Ended April 30, 1999....................  F-109
  Consolidated Statement of Cash Flows for the Four Months
    Ended April 30, 1999....................................  F-110
  Notes to Consolidated Financial Statements................  F-111
  Report of Independent Auditors............................  F-119
  Consolidated Balance Sheet as of December 31, 1998........  F-120
  Consolidated Statement of Operations for the Year Ended
    December 31, 1998.......................................  F-121
  Consolidated Statement of Changes in Members' Equity for
    the Year Ended December 31, 1998........................  F-122
  Consolidated Statement of Cash Flows for the Year Ended
    December 31, 1998.......................................  F-123
  Notes to Consolidated Financial Statements for the Year
    Ended December 31, 1998.................................  F-124

PICAYUNE, MS, LAFOURCHE, LA, ST. TAMMANY, LA, ST. LANDRY,
  LA, POINTE COUPEE, LA AND JACKSON, TN CABLE TELEVISION
  SYSTEMS:
  Report of Independent Auditors............................  F-133
  Combined Balance Sheet as of April 8, 1998................  F-134
  Combined Statement of Operations for the Period from
    January 1, 1998 through April 8, 1998...................  F-135
  Combined Statement of Changes in Net Assets for the Period
    from January 1, 1998 through April 8, 1998..............  F-136
  Combined Statement of Cash Flows for the Period from
    January 1, 1998 through April 8, 1998...................  F-137
  Notes to Combined Financial Statements....................  F-138
  Report of Independent Auditors............................  F-144
  Combined Balance Sheets as of December 31, 1996 and
    1997....................................................  F-145
  Combined Statements of Operations for the Years Ended
    December 31, 1995, 1996 and 1997........................  F-146
  Combined Statements of Changes in Net Assets for the Years
    Ended December 31, 1996 and 1997........................  F-147
  Combined Statements of Cash Flows for the Years Ended
    December 31, 1995, 1996 and 1997........................  F-148
  Notes to Combined Financial Statements....................  F-149

                                                               PAGE
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GREATER MEDIA CABLEVISION SYSTEMS:
  Report of Independent Public Accountants..................  F-156
  Combined Statement of Income for the Nine Months Ended
    June 30, 1999...........................................  F-157
  Combined Statement of Changes in Net Assets for the Nine
    Months Ended June 30, 1999..............................  F-158
  Combined Statement of Cash Flows for the Nine Months Ended
    June 30, 1999...........................................  F-159
  Notes to Combined Financial Statements....................  F-160
  Report of Independent Public Accountants..................  F-164
  Combined Balance Sheets as of September 30, 1998 and
    1997....................................................  F-165
  Combined Statements of Income for the Years Ended
    September 30, 1996, 1997 and 1998.......................  F-166
  Combined Statements of Changes in Net Assets for the Years
    Ended September 30, 1996, 1997 and 1998.................  F-167
  Combined Statements of Cash Flows for the Years Ended
    September 30, 1996, 1997 and 1998.......................  F-168
  Notes to Combined Financial Statements....................  F-169

HELICON PARTNERS I, L.P. AND AFFILIATES:
  Report of Independent Public Accountants..................  F-175
  Combined Statement of Operations for the Seven Months
    Ended July 30, 1999.....................................  F-176
  Combined Statement of Changes in Partners' Deficit for the
    Seven Months Ended July 30, 1999........................  F-177
  Combined Statement of Cash Flows for the Seven Months
    Ended July 30, 1999.....................................  F-178
  Notes to Combined Financial Statements....................  F-179
  Independent Auditors' Report..............................  F-184
  Combined Balance Sheets as of December 31, 1997 and
    1998....................................................  F-185
  Combined Statements of Operations for Each of the Years in
    the Three-Year Period Ended December 31, 1998...........  F-186
  Combined Statements of Changes in Partners' Deficit for
    Each of the Years in the Three-Year Period Ended
    December 31, 1998.......................................  F-187
  Combined Statements of Cash Flows for Each of the Years in
    the Three-Year Period Ended December 31, 1998...........  F-188
  Notes to Combined Financial Statements....................  F-189

RIFKIN CABLE INCOME PARTNERS L.P.:
  Report of Independent Accountants.........................  F-201
  Balance Sheet as of September 13, 1999....................  F-202
  Statement of Operations for the period January 1, 1999 to
    September 13, 1999......................................  F-203
  Statement of Equity for the period January 1, 1999 to
    September 13, 1999......................................  F-204
  Statement of Cash Flows for the period January 1, 1999 to
    September 13, 1999......................................  F-205
  Notes to Financial Statements.............................  F-206
  Report of Independent Accountants.........................  F-209
  Balance Sheet at December 31, 1997 and 1998...............  F-210
  Statement of Operations for Each of the Three Years in the
    Period Ended December 31, 1998..........................  F-211
  Statement of Partners' Equity (Deficit) for Each of the
    Three Years in the Period Ended December 31, 1998.......  F-212
  Statement of Cash Flows for Each of the Three Years in the
    Period Ended December 31, 1998..........................  F-213
  Notes to Financial Statements.............................  F-214

                                                               PAGE
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RIFKIN ACQUISITION PARTNERS, L.L.L.P.:
  Report of Independent Accountants.........................  F-218
  Consolidated Balance Sheet as of September 13, 1999.......  F-219
  Consolidated Statement of Operations for the period
    January 1, 1999 through September 13, 1999..............  F-220
  Consolidated Statement of Partners' Capital for the period
    January 1, 1999 through September 13, 1999..............  F-221
  Consolidated Statement of Cash Flows for the period
    January 1, 1999 through September 13, 1999..............  F-222
  Notes to Consolidated Financial Statements................  F-223
  Report of Independent Accountants.........................  F-231
  Consolidated Balance Sheet at December 31, 1998 and
    1997....................................................  F-232
  Consolidated Statement of Operations for Each of the Three
    Years in the Period Ended December 31, 1998.............  F-233
  Consolidated Statement of Cash Flows for Each of the Three
    Years in the Period Ended December 31, 1998.............  F-234
  Consolidated Statement of Partners' Capital (Deficit) for
    Each of the Three Years in the Period Ended December 31,
    1998....................................................  F-235
  Notes to Consolidated Financial Statements................  F-236

INDIANA CABLE ASSOCIATES, LTD.:
  Report of Independent Accountants.........................  F-249
  Balance Sheet as of September 13, 1999....................  F-250
  Statement of Operations for the period January 1, 1999 to
    September 13, 1999......................................  F-251
  Statement of Equity for the period January 1, 1999 to
    September 13, 1999......................................  F-252
  Statement of Cash Flows for the period January 1, 1999 to
    September 13, 1999......................................  F-253
  Notes to Financial Statements.............................  F-254
  Report of Independent Auditors............................  F-258
  Balance Sheet as of December 31, 1997 and 1998............  F-259
  Statement of Operations for the Years Ended December 31,
    1996, 1997 and 1998.....................................  F-260
  Statement of Partners' Deficit for the Years Ended
    December 31, 1996, 1997 and 1998........................  F-261
  Statement of Cash Flows for the Years Ended December 31,
    1996, 1997 and 1998.....................................  F-262
  Notes to Financial Statements.............................  F-263

R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP:
  Report of Independent Accountants.........................  F-267
  Consolidated Balance Sheet as of September 13, 1999.......  F-268
  Consolidated Statement of Operations for the period
    January 1, 1999 to September 13, 1999...................  F-269
  Consolidated Statement of Equity for the period January 1,
    1999 to September 13, 1999..............................  F-270
  Consolidated Statement of Cash Flows for the period
    January 1, 1999 to September 13, 1999...................  F-271
  Notes to Consolidated Financial Statements................  F-272
  Report of Independent Auditors............................  F-276
  Consolidated Balance Sheet as of December 31, 1997 and
    1998....................................................  F-277
  Consolidated Statement of Operations for the Years Ended
    December 31, 1996, 1997 and 1998........................  F-278
  Consolidated Statement of Partners' Equity (Deficit) for
    the Years Ended December 31, 1996, 1997 and 1998........  F-279
  Consolidated Statement of Cash Flows for the Years Ended
    December 31, 1996, 1997 and 1998........................  F-280
  Notes to Consolidated Financial Statements................  F-281

                                                               PAGE
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
INTERMEDIA CABLE SYSTEMS (COMPRISED OF COMPONENTS OF
  INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS IV,
  L.P.):
  Report of Independent Accountants.........................  F-285
  Combined Balance Sheets as of September 30, 1999 and
    December 31, 1998.......................................  F-286
  Combined Statements of Operations for the Nine Months
    Ended September 30, 1999 and for the Years ended
    December 31, 1998 and 1997..............................  F-287
  Combined Statements of Changes in Equity for the Nine
    Months Ended September 30, 1999 and for the Years ended
    December 31, 1998 and 1997..............................  F-288
  Combined Statements of Cash Flows for the Nine Months
    Ended September 30, 1999 and for the Years ended
    December 31, 1998 and 1997..............................  F-289
  Notes to Combined Financial Statements....................  F-290

SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS:
  Report of Independent Public Accountants..................  F-300
  Statement of Operations and Changes in Net Assets for the
    Period from April 1, 1998, through May 20, 1998.........  F-301
  Statement of Cash Flows for the Period from April 1, 1998, through May 20, 1998....................................  F-302
  Notes to Financial Statements.............................  F-303

LONG BEACH ACQUISITION CORP.:
  Report of Independent Public Accountants..................  F-306
  Statement of Operations for the Period from April 1, 1997, through May 23, 1997....................................  F-307
  Statement of Stockholder's Equity for the Period from
    April 1, 1997, through May 23, 1997.....................  F-308
  Statement of Cash Flows for the Period from April 1, 1997, through May 23, 1997....................................  F-309
  Notes to Financial Statements.............................  F-310

FANCH CABLE SYSTEMS SOLD TO CHARTER COMMUNICATIONS, INC.:
  Report of Independent Auditors............................  F-314
  Report of Independent Auditors............................  F-315
  Report of Independent Auditors............................  F-316
  Report of Independent Auditors............................  F-317
  Combined Balance Sheets as of November 11, 1999 and
    December 31, 1998.......................................  F-318
  Combined Statements of Operations for the Period from
    January 1, 1999 to November 11, 1999 and for the Years
    Ended December 31, 1998 and 1997........................  F-319
  Combined Statements of Net Assets for the Period from
    January 1, 1999 to November 11, 1999 and for the Years
    Ended December 31, 1998 and 1997........................  F-320
  Combined Statements of Cash Flows for the Period from
    January 1, 1999 to November 11, 1999 and for the Years
    Ended December 31, 1998 and 1997........................  F-321
  Notes to Combined Financial Statements....................  F-322

FALCON COMMUNICATIONS, L.P.:
  Report of Independent Auditors............................  F-327
  Consolidated Balance Sheets as of December 31, 1998 and
    November 12, 1999.......................................  F-328
  Consolidated Statements of Operations for each of the two
    years in the period ended December 31, 1998 and for the
    Period from January 1, 1999 to November 12, 1999........  F-329
  Consolidated Statements of Partners' Equity (Deficit) for
    the each of the two years in the period ended December
    31, 1998 and for the Period from January 1, 1999 to
    November 12, 1999.......................................  F-330
  Consolidated Statements of Cash Flows for each of the two
    years in the period ended December 31, 1998 and for the
    Period from January 1, 1999 to November 12, 1999........  F-331
  Notes to Consolidated Financial Statements................  F-332

                                                               PAGE
                                                              -------
TCI FALCON SYSTEMS:
  Independent Auditors' Report..............................  F-351
  Combined Balance Sheets at September 30, 1998 and December
    31, 1997................................................  F-352
  Combined Statements of Operations and Parent's Investment
    for the period from January 1, 1998 through September
    30, 1998 and for the years ended December 31, 1997 and
    1996....................................................  F-353
  Combined Statements of Cash Flows for the period from
    January 1, 1998 through September 30, 1998 and for the
    years ended December 31, 1997 and 1996..................  F-354
  Notes to Combined Financial Statements for the period from
    January 1, 1998 through September 30, 1998 and for the
    years ended December 31, 1997 and 1996..................  F-355

CC V HOLDINGS, LLC AND SUBSIDIARIES:
  Report of Independent Public Accountants..................  F-361
  Consolidated Balance Sheet as of December 31, 1999........  F-362
  Consolidated Statements of Operations for the Period from
    November 15, 1999, through December 31, 1999, and for
    the Period from January 1, 1999, through November 14,
    1999....................................................  F-363
  Consolidated Statement of Changes in Shareholders' Equity
    for the Period from January 1, 1999, through November
    14, 1999................................................  F-364
  Consolidated Statements of Cash Flows for the Period from
    November 15, 1999, through December 31, 1999, and for
    the Period from January 1, 1999, through November 14,
    1999....................................................  F-365
  Notes to Consolidated Financial Statements................  F-366

AVALON CABLE LLC AND SUBSIDIARIES:
  Report of Independent Accountants.........................  F-377
  Consolidated Balance Sheet as of December 31, 1998 and
    1997....................................................  F-378
  Consolidated Statement of Operations for the year ended
    December 31, 1998 and for the period from September 4,
    1997 (inception) through December 31, 1997..............  F-379
  Consolidated Statement of Changes in Members' Interest
    from September 4, 1997 (inception) through December 31,
    1998....................................................  F-380
  Consolidated Statement of Cash Flows for the year ended
    December 31, 1998 and for the period from September 4,
    1997 (inception) through December 31, 1997..............  F-381
  Notes to Consolidated Financial Statements................  F-382

AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES:
  Report of Independent Accountants.........................  F-394
  Consolidated Balance Sheet as of December 31, 1998 and
    1997....................................................  F-395
  Consolidated Statements of Operations for the year ended
    December 31, 1998 and for the period from September 4,
    1997 (inception) through December 31, 1997..............  F-396
  Consolidated Statement of Changes in Shareholders' Equity
    for the period from September 4, 1997 (inception)
    through December 31, 1998...............................  F-397
  Consolidated Statement of Cash Flows for the year ended
    December 31, 1998 and for the period from September 4,
    1997 (inception) through December 31, 1997..............  F-398
  Notes to Consolidated Financial Statements................  F-399

CABLE MICHIGAN, INC. AND SUBSIDIARIES:
  Report of Independent Accountants.........................  F-412
  Consolidated Balance Sheets as of December 31, 1997 and
    November 5, 1998........................................  F-413
  Consolidated Statements of Operations for the years ended
    December 31, 1996 and 1997 and for the period from
    January 1, 1998 to November 5, 1998.....................  F-414
  Consolidated Statements of Changes in Shareholders'
    Deficit for the years ended December 31, 1996 and 1997
    and for the period from January 1, 1998 to November 5,
    1998....................................................  F-415
  Consolidated Statements of Cash Flows for the years ended
    December 31, 1996 and 1997 and for the period from
    January 1, 1998 to November 5, 1998.....................  F-416
  Notes to Consolidated Financial Statements................  F-417

                                                               PAGE
                                                              -------
AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP:
  Report of Independent Accountants.........................  F-430
  Balance Sheet as of May 28, 1998..........................  F-431
  Statement of Operations for the period from January 1,
    1998 through May 28, 1998...............................  F-432
  Statement of Changes in Partners' Equity (Deficit) for the
    period from January 1, 1998 through May 28, 1998........  F-433
  Statement of Cash Flows for the period from January 1,
    1998 through May 28, 1998...............................  F-434
  Notes to Financial Statements.............................  F-435
  Independent Auditors' Report..............................  F-439
  Balance Sheets at December 31, 1996 and 1997..............  F-440
  Statements of Net Earnings for the years ended December
    31, 1995, 1996 and 1997.................................  F-441
  Statements of Changes in Partners' Equity (Deficit) for
    the years ended December 31, 1995, 1996 and 1997........  F-442
  Statements of Cash Flows for the years ended December 31,
    1995, 1996 and 1997.....................................  F-443
  Notes to Financial Statements.............................  F-444

PEGASUS CABLE TELEVISION, INC.:
  Report of Independent Accountants.........................  F-447
  Combined Balance Sheets as of December 31, 1996 and 1997
    and June 30, 1998.......................................  F-448
  Combined Statements of Operations for the years ended
    December 31, 1995, 1996 and 1997 and for the six months
    ended June 30, 1998.....................................  F-449
  Combined Statements of Changes in Stockholder's Deficit
    for the three years ended December 31, 1997 and for the
    six months ended June 30, 1998..........................  F-450
  Combined Statements of Cash Flows for the years ended
    December 31, 1995, 1996 and 1997 and for the six months
    ended June 30, 1998.....................................  F-451
  Notes to Combined Financial Statements....................  F-452

BRESNAN COMMUNICATIONS GROUP LLC:
  Independent Auditors' Report..............................  F-458
  Consolidated Balance Sheets as of December 31, 1998 and
    1999....................................................  F-459
  Consolidated Statements of Operations and Members' Equity
    (Deficit) for the Years Ended December 31, 1997, 1998
    and 1999................................................  F-460
  Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1997, 1998 and 1999........................  F-461
  Notes to Consolidated Financial Statements................  F-462
  Independent Auditors' Report..............................  F-469
  Consolidated Balance Sheets as of December 31, 1999 and
    February 14, 2000.......................................  F-470
  Consolidated Statements of Operations and Members' Equity
    (Deficit) for the Year ended December 31,1999 and for
    the Period from January 1, 2000 to February 14, 2000....  F-471
  Consolidated Statements of Cash Flows for the Year ended
    December 31, 1999 and for the Period from January 1,
    2000 to February 14, 2000...............................  F-472
  Notes to Consolidated Financial Statements................  F-473

CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES:
  Consolidated Balance Sheets as of September 30, 2000 and
    December 31, 1999 (unaudited)...........................  F-480
  Consolidated Statements of Operations for the Three Months
    and Nine Months Ended September 30, 2000 and 1999
    (unaudited).............................................  F-481
  Consolidated Statements of Cash Flows for the Nine Months
    Ended September 30, 2000 and 1999 (unaudited)...........  F-483
  Notes to Consolidated Financial Statements (unaudited)....  F-484

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Holdings, LLC:

We have audited the accompanying consolidated balance sheets of Charter Communications Holdings, LLC and subsidiaries (collectively, "the Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in member's equity and cash flows for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998. The consolidated statements give retroactive effect to the transfer of certain cable systems from Charter Communications Holding Company, LLC to the Company on January 1, 2000, which has been accounted for as a reorganization of entities under common control as described in Note 1. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We did not audit the financial statements of Charter Communications VI Operating Company, LLC and subsidiaries, and CC VII -- Falcon Systems, included in the consolidated financial statements of the Company, as of December 31, 1999, and for the periods from the dates of acquisition through December 31, 1999, which statements on a combined basis reflect total assets and total revenues of 31 percent and 6 percent, respectively, of the related consolidated totals of the Company. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the reports of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audit and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications Holdings, LLC and subsidiaries as of December 31, 1999 and 1998, and results of their operations and their cash flows for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, after giving retroactive effect to the transfer of certain cable systems described in Note 1, all in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  March 2, 2000

                         REPORT OF INDEPENDENT AUDITORS

Charter Communications VI
Operating Company, LLC

     We have audited the consolidated balance sheet of Charter Communications VI Operating Company, LLC and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, member's equity and cash flows for the period from inception (November 9, 1999) to December 31, 1999 (not presented separately herein). These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Charter Communications VI Operating Company, LLC and subsidiaries at December 31, 1999, and the consolidated results of its operations and its cash flows for the period from November 9, 1999 to December 31, 1999 in conformity with accounting principles generally accepted in the United States.
                                                 /s/ ERNST & YOUNG LLP

Denver, Colorado
February 11, 2000

                         REPORT OF INDEPENDENT AUDITORS

Sole Member
CC VII Holdings, LLC

     We have audited the combined balance sheet of the CC VII -- Falcon Systems as of December 31, 1999, and the related combined statements of operations and parent's investment and cash flows for the period from November 13, 1999 (commencement date) to December 31, 1999 (not presented separately herein). These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the CC
VII -- Falcon Systems at December 31, 1999 and the results of its operations and its cash flows for the period from November 13, 1999 (commencement date) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP
Los Angeles, California
March 2, 2000

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    (DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999           1998
                                                              -----------    ----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   114,096    $    9,573
  Accounts receivable, net of allowance for doubtful
     accounts of $11,471 and $1,728, respectively...........       93,743        15,108
  Prepaid expenses and other................................       34,513         2,519
                                                              -----------    ----------
     Total current assets...................................      242,352        27,200
                                                              -----------    ----------
INVESTMENT IN CABLE PROPERTIES:
  Property, plant and equipment.............................    3,490,573       716,242
  Franchises................................................   14,985,793     3,590,054
                                                              -----------    ----------
                                                               18,476,366     4,306,296
                                                              -----------    ----------
OTHER ASSETS................................................      220,759         2,031
                                                              -----------    ----------
                                                              $18,939,477    $4,335,527
                                                              ===========    ==========
LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $        --    $   10,450
  Accounts payable and accrued expenses.....................      704,734       127,586
  Payables to manager of cable systems -- related parties...        6,713         4,334
                                                              -----------    ----------
     Total current liabilities..............................      711,447       142,370
                                                              -----------    ----------
LONG-TERM DEBT, less current maturities.....................    8,936,455     1,991,756
                                                              -----------    ----------
LOANS PAYABLE -- RELATED PARTIES............................    1,079,163            --
                                                              -----------    ----------
DEFERRED MANAGEMENT FEES -- RELATED PARTIES.................       21,623        15,561
                                                              -----------    ----------
OTHER LONG-TERM LIABILITIES.................................      142,836        38,461
                                                              -----------    ----------
MEMBER'S EQUITY
  Member's equity (217,585,246 and 100 units issued and
     outstanding at December 31, 1999 and 1998,
     respectively)..........................................    8,045,737     2,147,379
  Accumulated other comprehensive income....................        2,216            --
                                                              -----------    ----------
     Total member's equity..................................    8,047,953     2,147,379
                                                              -----------    ----------
                                                              $18,939,477    $4,335,527
                                                              ===========    ==========

 The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                              PERIOD FROM
                                                                              DECEMBER 24,
                                                                                 1998,
                                                               YEAR ENDED       THROUGH
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1999            1998
                                                              ------------    ------------
REVENUES....................................................   $1,428,090       $13,713
                                                               ----------       -------
OPERATING EXPENSES:
  Operating, general and administrative.....................      737,957         7,134
  Depreciation and amortization.............................      745,315         8,318
  Option compensation expense...............................       79,979           845
  Corporate expense charges -- related parties..............       51,428           473
                                                               ----------       -------
                                                                1,614,679        16,770
                                                               ----------       -------
     Loss from operations...................................     (186,589)       (3,057)
                                                               ----------       -------
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (471,871)       (2,353)
  Interest income...........................................       18,821           133
  Other, net................................................         (245)           --
                                                               ----------       -------
                                                                 (453,295)       (2,220)
     Loss before income tax expense.........................     (639,884)       (5,277)
INCOME TAX EXPENSE..........................................       (1,030)           --
                                                               ----------       -------
     Loss before extraordinary item.........................     (640,914)       (5,277)
EXTRAORDINARY ITEM -- Loss from early extinguishment of
  debt......................................................       (7,794)           --
                                                               ----------       -------
     Net loss...............................................   $ (648,708)      $(5,277)
                                                               ==========       =======

 The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER'S EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                      ACCUMULATED
                                                                         OTHER          TOTAL
                                                        MEMBER'S     COMPREHENSIVE     MEMBER'S
                                                         EQUITY         INCOME          EQUITY
                                                       ----------    -------------    ----------
BALANCE, December 24, 1998...........................  $2,151,811       $   --        $2,151,811
  Option compensation expense........................         845           --               845
  Net loss...........................................      (5,277)          --            (5,277)
                                                       ----------       ------        ----------
BALANCE, December 31, 1998...........................   2,147,379           --         2,147,379
  Capital contributions..............................   6,477,363           --         6,477,363
  Distributions to Charter Investment and Charter....     (10,276)          --           (10,276)
  Option compensation expense........................      79,979           --            79,979
  Net loss...........................................    (648,708)          --          (648,708)
  Unrealized gain on marketable securities available
     for sale........................................          --        2,216             2,216
                                                       ----------       ------        ----------
BALANCE, December 31, 1999...........................  $8,045,737       $2,216        $8,047,953
                                                       ==========       ======        ==========

 The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                              PERIOD FROM
                                                                              DECEMBER 24,
                                                                                 1998,
                                                               YEAR ENDED       THROUGH
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1999            1998
                                                              ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $   (648,708)     $ (5,277)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................       745,315         8,318
     Option compensation expense............................        79,979           845
     Noncash interest expense...............................        98,920            --
     Loss from early extinguishment of debt.................         7,794            --
  Changes in assets and liabilities, net of effects from
     acquisitions --
     Accounts receivable....................................       (32,366)       (8,753)
     Prepaid expenses and other.............................        14,256          (211)
     Accounts payable and accrued expenses..................       175,280        10,227
     Receivables from and payables to manager of cable
      systems, including deferred management fees...........        21,183           473
  Other operating activities................................        (1,245)        2,022
                                                              ------------      --------
       Net cash provided by operating activities............       460,408         7,644
                                                              ------------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................      (741,508)      (13,672)
  Payments for acquisitions, net of cash acquired...........    (7,629,564)           --
  Loan to Marcus Cable Holdings.............................    (1,680,142)           --
  Other investing activities................................       (22,198)           --
                                                              ------------      --------
       Net cash used in investing activities................   (10,073,412)      (13,672)
                                                              ------------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt, including proceeds from
     Charter Holdings Notes.................................    10,114,188        14,200
  Repayments of long-term debt..............................    (5,694,375)           --
  Borrowings from related parties...........................     1,079,163            --
  Payments for debt issuance costs..........................      (113,481)           --
  Capital contributions.....................................     4,360,971            --
  Distributions to Charter Investment and Charter...........       (10,276)           --
  Other financing activities................................       (18,663)           --
                                                              ------------      --------
       Net cash provided by financing activities............     9,717,527        14,200
                                                              ------------      --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       104,523         8,172
CASH AND CASH EQUIVALENTS, beginning of period..............         9,573         1,401
                                                              ------------      --------
CASH AND CASH EQUIVALENTS, end of period....................  $    114,096      $  9,573
                                                              ============      ========
CASH PAID FOR INTEREST......................................  $    314,606      $  5,538
                                                              ============      ========
NONCASH TRANSACTIONS:
  Transfer of operating subsidiaries to the Company.........  $  1,252,370      $     --
  Transfer of equity interests to the Company...............       864,022            --

 The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION:

  General

     Charter Communications Holdings, LLC (Charter Holdings), a Delaware limited liability company, owns and operates cable systems serving approximately 6.1 million (unaudited) customers, including cable systems acquired, in February 2000 (see Note 17). Charter Holdings offers a full range of traditional cable television services and has begun to offer digital cable television services, interactive video programming and high-speed Internet access. Charter Holdings is a subsidiary of Charter Communications Holding Company, LLC (Charter Holdco), which is a subsidiary of Charter Communications, Inc. (Charter). In November 1999, Charter completed an initial public offering of the sale of 195.5 million shares of Class A common stock. Proceeds from the offering were used by Charter to purchase membership units in Charter Holdco, which used the funds received from Charter for the acquisition of additional cable television systems.

  Organization and Basis of Presentation

     Charter Holdings was formed in February 1999 as a wholly owned subsidiary of Charter Investment, Inc. (Charter Investment). Charter Investment, through its wholly owned subsidiary, Charter Communications Properties Holdings, LLC
(CCPH), commenced operations with the acquisition of a cable system on September 30, 1995.

     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter Investment for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, Charter Investment acquired, for fair value from unrelated third parties, all of the interests it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc.), all cable operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed. Charter Investment previously managed and owned minority interests in these companies. These acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of CharterComm Holdings and CCA Group are included in the consolidated financial statements from the date of acquisition. In February 1999, Charter Investment transferred all of its cable operating subsidiaries to Charter Communications Operating, LLC (Charter Operating), a wholly owned subsidiary of Charter Holdings. This transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.

     As a result of the change in ownership of CCPH, CharterComm Holdings and CCA Group, Charter Holdings has applied push-down accounting in the preparation of its consolidated financial statements. Accordingly, on December 23, 1998, Charter Holdings increased its member's equity by $2.2 billion to reflect the amounts paid by Mr. Allen and Charter Investment. The purchase price was allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $3.6 billion.

     On April 23, 1998, Mr. Allen and a company controlled by Mr. Allen, (collectively, the "Mr. Allen Companies") purchased substantially all of the outstanding partnership interests in Marcus Cable Company, L.L.C. (Marcus Cable) for $1.4 billion, excluding $1.8 billion in assumed liabilities. The owner of the remaining partnership interest retained voting control of Marcus Cable. In February 1999, Marcus Cable Holdings, LLC (Marcus Holdings) was formed and Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen purchased the remaining partnership interests in Marcus Cable, including voting control. On April 7, 1999, Marcus Holdings was merged into Charter Holdings and Marcus Cable was transferred to Charter Holdings. For financial reporting purposes, the merger was accounted for as an acquisition of Marcus Cable effective March 31, 1999, the date Mr. Allen

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES obtained voting control of Marcus Cable. Accordingly, the results of operations of Marcus Cable have been included in the consolidated financial statements from April 1, 1999. The assets and liabilities of Marcus Cable have been recorded in the consolidated financial statements using historical carrying values reflected in the accounts of the Mr. Allen Companies. Total member's equity increased by $1.3 billion as a result of the Marcus Cable acquisition. Previously, on April 23, 1998, the Mr. Allen Companies recorded the assets acquired and liabilities assumed of Marcus Cable based on their relative fair values.

     On January 1, 2000, Charter Holdco and Charter Holdings effected a number of transactions in which cable systems acquired by Charter Holdco in November 1999 were contributed to Charter Holdings (the "Transferred Systems"). As a result of these transactions, Charter Holdings became the indirect parent of the CC VI Holdings, LLC ("Fanch"), CC VII Holdings, LLC ("Falcon") and CC V Holdings, LLC ("Avalon") cable systems. Effective January 1, 2000 the Company accounted for the contribution of the Transferred Systems to Charter Holdings as a reorganization of entities under common control in a manner similar to a pooling of interests. These consolidated financial statements have been restated to present this reorganization. The accounts of the Transferred Systems are included in these consolidated financial statements from the date the Transferred Systems were acquired by Charter Holdco.

     The consolidated financial statements of Charter Holdings include the accounts of Charter Operating and CCPH, the accounts of CharterComm Holdings and CCA Group and their subsidiaries since December 23, 1998 (date acquired by Charter Investment), the accounts of Marcus Cable since March 31, 1999, and the accounts of the Transferred Systems since November 12, 1999 (the date acquired by Charter Holdco), and are collectively referred to as the "Company" herein. All subsidiaries are, directly or indirectly, wholly owned by Charter Holdings. All material intercompany transactions and balances have been eliminated.

     Pursuant to a membership interests purchase agreement, as amended, Vulcan Cable III Inc. (Vulcan), a company controlled by Mr. Allen, contributed $500 million in cash in August 1999 to Charter Holdco, contributed an additional $180.7 million in certain equity interests acquired in connection with Charter Holdings' acquisition of Rifkin Acquisitions Partners, L.L.L.P. and InterLink Communications Partners, LLLP (collectively, "Rifkin") in September 1999, and contributed $644.3 million in cash in September 1999 to Charter Holdco. All funds and equity interests were contributed by Charter Holdco to Charter Holdings to finance certain acquisitions. In addition, certain Rifkin sellers received $133.3 million of the purchase price in the form of preferred equity in Charter Holdco. Also, certain Falcon sellers received $550.0 million of the purchase price in the form of membership units of Charter Holdco.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are carried at cost that approximates market value.

  Property, Plant and Equipment

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, while equipment replacement and betterments are capitalized.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................  3-15 years
Buildings and leasehold improvements........................  5-15 years
Vehicles and equipment......................................   3-5 years

  Franchises

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company. Accumulated amortization related to franchises was $650.5 million and $5.3 million, as of December 31, 1999 and 1998, respectively. Amortization expense related to franchises for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, was $520.0 million and $5.3 million, respectively.

  Deferred Financing Costs

     Costs related to borrowings are deferred and amortized to interest expense using the effective interest method over the terms of the related borrowings. As of December 31, 1999, other assets include $120.7 million of deferred financing costs, net of accumulated amortization of $10.3 million.

  Impairment of Assets

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted net cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

  Revenues

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable system. As of December 31, 1999 and 1998, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.

     Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues. Such fees are collected on a monthly basis from the Company's customers and are periodically remitted to local franchise authorities. Franchise fees collected and paid are reported as revenues and expenses.

  Channel Launch Payments

     The Company receives upfront payments from certain programmers to launch and promote new cable television channels. A portion of these payments represents reimbursement of advertising costs paid by the Company to promote the new channels. These reimbursements have been immaterial. The remaining portion

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             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

is being amortized as an offset to programming expense over the respective terms of the program agreements, which range from one to 20 years. For the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, the Company amortized and recorded as a reduction of programming costs $3.4 million and $12, respectively. As of December 31, 1999, the unamortized portion of payments received totaled $13.4 million and is included in other long-term liabilities.

  Direct Response Advertising

     The Company expenses the production costs of advertising as incurred, except for direct response advertising, which is deferred and amortized over its expected period of future benefits. Direct response advertising consists primarily of direct mailings and radio, newspaper and cross-channel television advertisements that include a phone number for use in ordering the Company's products and services. The deferred advertising costs are amortized to advertising expense over the periods during which the future benefits are expected to be received. These periods range from two to four years depending on the type of service the customer subscribes to and represents the period the customer is expected to remain connected to the cable system. As of December 31, 1999, $700 of deferred advertising costs is included in other assets. Advertising expense was $30.0 million for the year ended December 31, 1999, including amortization of deferred advertising costs totaling $87.

  Investments and Other Comprehensive Income

     Investments in equity securities are accounted for in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company owns common stock of WorldGate Communications, Inc. (WorldGate) that is classified as "available for sale" and reported at market value with unrealized gains and losses recorded as accumulated other comprehensive income. Based on quoted market prices, the investment was valued at $3.2 million as of December 31, 1999 and is included in other assets. Comprehensive loss for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, is $646.5 million and $5.3 million, respectively.

  Interest Rate Hedge Agreements

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designated for hedging purposes and are not held or issued for speculative purposes.

  Income Taxes

     Certain indirect subsidiaries of Charter Holdings are Corporations and file separate federal and state income tax returns. Results of operations from these subsidiaries are not material to the consolidated results of operations of the Company. Income tax expense for the year ended December 31, 1999, represents taxes assessed by certain state jurisdictions. Deferred income tax assets and liabilities are not material.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

  Segments

     In 1998, the Company adopted SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. Segments have been identified based upon management responsibility. The individual segments have been aggregated into one segment, cable services.

  Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITIONS:

     During 1999, the Company acquired cable systems in eight separate transactions for an aggregate purchase price of $3.6 billion, net of cash acquired, excluding debt assumed of $354.0 million and equity issued of $314.0 million. In connection with the Rifkin acquisition, Charter Holdco issued equity interests totaling $133.3 million to certain sellers. In addition, Vulcan purchased $180.7 million of equity interests Rifkin and then contributed the equity interests to Charter Holdings. The purchase prices were allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $3.9 billion. The allocation of the purchase prices for these acquisitions are based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information. Management believes that finalization of the purchase prices and allocations will not have a material impact on the consolidated financial position or results of operations of the Company.

     During 1999, Charter Holdco acquired the cable systems of Fanch, Falcon and Avalon and on January 1, 2000, Charter Holdco transferred its equity these cable systems to Charter Holdings (see Note 1). Charter Holdco acquired these cable systems for an aggregate purchase price $4.0 billion, net of cash acquired, excluding debt assumed of $2.2 billion and equity issued by Charter Holdco of $550 million. The purchase prices were allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $5.8 billion.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition, including the Transferred Systems.

     Unaudited pro forma operating results as though the acquisitions discussed above, including the Paul Allen Transaction, the acquisition of Marcus Holdings, the March 1999 refinancing discussed herein, had occurred on January 1, 1998, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                            --------------------------
                                                               1999           1998
                                                            -----------    -----------
                                                                   (UNAUDITED)
Revenues..................................................  $ 2,624,394    $ 2,412,252
Loss from operations......................................     (355,030)      (333,595)
Net Loss..................................................   (1,181,635)    (1,165,806)

     The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

4. ALLOWANCE FOR DOUBTFUL ACCOUNTS:

     Activity in the allowance for doubtful accounts is summarized as follows:

                                                                             PERIOD FROM
                                                                             DECEMBER 24,
                                                             FOR THE YEAR       1998,
                                                                ENDED          THROUGH
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1999            1998
                                                             ------------    ------------
Balance, beginning of period...............................    $  1,728         $1,702
Acquisitions of cable systems..............................       5,860             --
Charged to expense.........................................      20,872             26
Uncollected balances written off, net of recoveries........     (16,989)            --
                                                               --------         ------
Balance, end of period.....................................    $ 11,471         $1,728
                                                               ========         ======

5. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31:

                                                                 1999         1998
                                                              ----------    --------
Cable distribution systems..................................  $3,523,217    $661,749
Land, buildings and leasehold improvements..................     108,214      26,670
Vehicles and equipment......................................     176,221      30,590
                                                              ----------    --------
                                                               3,807,652     719,009
Less -- Accumulated depreciation............................    (317,079)     (2,767)
                                                              ----------    --------
                                                              $3,490,573    $716,242
                                                              ==========    ========

     For the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, depreciation expense was $225.0 million and $2.8 million, respectively.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31:

                                                                1999        1998
                                                              --------    --------
Accounts payable............................................  $112,233    $  7,439
Liability for pending transfer of cable system..............    88,200          --
Accrued interest............................................    99,946      30,809
Capital expenditures........................................    66,713      15,560
Programming costs...........................................    72,245      11,856
Accrued general and administrative..........................    39,648       6,688
Franchise fees..............................................    46,524      12,534
Accrued income taxes........................................     4,188      15,205
Other accrued liabilities...................................   175,037      27,495
                                                              --------    --------
                                                              $704,734    $127,586
                                                              ========    ========

     The liability for pending transfer of cable system represents the fair value of a cable system to be transferred upon obtaining necessary regulatory approvals in connection with the transaction with InterMedia

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

Capital Partners IV L. P., InterMedia Partners and their affiliates. Such approvals were subsequently obtained and the system assets were transferred subsequent to December 31, 1999.

7. LONG-TERM DEBT:

     Long-term debt consists of the following at December 31:

                                                                 1999          1998
                                                              ----------    ----------
Charter Holdings:
  14.000% Senior Secured Discount Debentures................  $       --    $  109,152
  11.250% Senior Notes......................................          --       125,000
  8.250% Senior Notes.......................................     600,000            --
  8.625% Senior Notes.......................................   1,500,000            --
  9.920% Senior Discount Notes..............................   1,475,000            --
Renaissance:
  10.000% Senior Discount Notes.............................     114,413            --
Rifkin:
  11.125% Senior Subordinated Notes.........................         900            --
Avalon:
  9.375% Senior Subordinated Notes..........................     150,000            --
  11.875% Senior Discount Notes.............................     196,000            --
  7.000% Note payable, due 2003.............................         500            --
CC VII Holdings, LLC (Falcon):
  8.375% Senior Debentures..................................     375,000            --
  9.285% Senior Discount Debentures.........................     435,250            --
Credit Facilities:
  Credit Agreements (including CCPH, CCA Group and
     CharterComm Holdings)..................................          --     1,726,500
  Charter Operating.........................................   2,906,000            --
  CC Michigan, LLC and CC New England, LLC (Avalon).........     170,000            --
  CC VI Operating Company, LLC (Fanch)......................     850,000            --
  Falcon Cable Communications, LLC..........................     865,500            --
                                                              ----------    ----------
                                                               9,638,563     1,960,652
  Current maturities........................................          --       (10,450)
  Unamortized net (discount) premium........................    (702,108)       41,554
                                                              ----------    ----------
                                                              $8,936,455    $1,991,756
                                                              ==========    ==========

     In March 1999, the Company extinguished substantially all existing long-term debt, excluding borrowings of the Company under its credit agreements, and refinanced substantially all existing credit agreements at various subsidiaries with a new credit agreement entered into by Charter Operating (the "Charter Operating Credit Facilities"). The excess of the amount paid over the carrying value, net of deferred financing costs, of the Company's long-term debt of $7.8 million was recovered as an extraordinary item-loss from early extinguishment of debt in the accompanying consolidated statements of operations.

  Charter Holdings Notes

     In March 1999, Charter Holdings and Charter Communications Holdings Capital Corporation, a wholly owned subsidiary of Charter Holdings, (collectively, the "Issuers") issued $600.0 million 8.250% Senior

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

Notes due 2007 (the "8.250% Senior Notes") for net proceeds of $598.4 million, $1.5 billion 8.625% Senior Notes due 2009 (the "8.625% Senior Notes") for net proceeds of $1,495.4 million, and $1,475.0 million 9.920% Senior Discount Notes due 2011 (the "9.920% Senior Discount Notes") for net proceeds of $905.5 million, (collectively with the 8.250% Senior Notes and the 8.625% Senior Notes, referred to as the "Charter Holdings Notes").

     The 8.250% Senior Notes are not redeemable prior to maturity. Interest is payable semi-annually in arrears on April 1 and October 1, beginning October 1, 1999 until maturity.

     The 8.625% Senior Notes are redeemable at the option of the Issuers at amounts decreasing from 104.313% to 100% of par value beginning on April 1, 2004, plus accrued and unpaid interest, to the date of redemption. At any time prior to April 1, 2002, the Company may redeem up to 35% of the aggregate principal amount of the 8.625% Senior Notes at a redemption price of 108.625% of the principal amount under certain conditions. Interest is payable semi-annually in arrears on April 1 and October 1, beginning October 1, 1999, until maturity.

     The 9.920% Senior Discount Notes are redeemable at the option of the Issuers at amounts decreasing from 104.960% to 100% of accreted value beginning April 1, 2004. At any time prior to April 1, 2002, the Issuers may redeem up to 35% of the aggregate principal amount of the 9.920% Senior Discount Notes at a redemption price of 109.920% of the accreted value under certain conditions. Thereafter, cash interest is payable semi-annually in arrears on April 1 and October 1 beginning April 1, 2004, until maturity. The discount on the 9.920% Senior Discount Notes is being accreted using the effective interest method. The unamortized discount was $497.2 million at December 31, 1999.

     The Charter Holdings Notes rank equally with current and future unsecured and unsubordinated indebtedness (including accounts payables of the Company). The Issuers are required to make an offer to repurchase all of the Charter Holdings Notes, at a price equal to 101% of the aggregate principal or 101% of the accreted value, together with accrued and unpaid interest, upon a change of control of the Company.

  Renaissance Notes

     In connection with the acquisition of Renaissance Media Group LLC (Renaissance) during the second quarter of 1999, the Company assumed $163.2 million principal amount at maturity of senior discount notes due April 2008 (the "Renaissance Notes"). As a result of the change in control of Renaissance, the Company was required to make an offer to repurchase the Renaissance Notes at 101% of their accreted value. In May 1999, the Company made an offer to repurchase the Renaissance Notes pursuant to this requirement, and the holders of the Renaissance Notes tendered an amount representing 30% of the total outstanding principal amount at maturity for repurchase. These notes were repurchased using a portion of the proceeds from the Charter Holdings Notes.

     As of December 31, 1999, $114.4 million aggregate principal amount at maturity of Renaissance Notes with an accreted value of $83.0 million remain outstanding. Interest on the Renaissance Notes shall be paid semi-annually at a rate of 10% per annum beginning on October 15, 2003.

     The Renaissance Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003, initially at 105% of their principal amount at maturity, plus accrued and unpaid interest, declining to 100% of the principal amount at maturity, plus accrued and unpaid interest, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the Company may redeem up to 35% of the original principal amount at maturity with the proceeds of one or more sales of membership units at 110% of their accreted value, plus accrued and unpaid interest on the redemption date, provided that after any such redemption, at least $106 million aggregate principal amount at maturity remains outstanding.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

  Rifkin Notes

     The Company acquired Rifkin Acquisition Partners L.L.L.P. and InterLink Communications, Partners, LLLP (collectively, "Rifkin") in September 1999 and assumed Rifkin's 11.125% senior subordinated notes due 2006 (the "Rifkin Notes") together with a $3.0 million promissory note payable to Monroe Rifkin. Interest on the Rifkin Notes is payable semi-annually on January 15 and July 15 of each year. In September 1999, the Company commenced an offer to repurchase any and all of the outstanding Rifkin Notes, for cash at a premium over the principal amounts. In conjunction with this tender offer, the Company sought and obtained the consent of a majority in principal amount of the note holders of the outstanding Rifkin Notes to proposed amendments to the indenture governing the Rifkin Notes, which eliminated substantially all of the restrictive covenants. In October 1999, the Company repurchased a portion of the Rifkin Notes with a total outstanding principal amount of $124.1 million for a total of $140.6 million, including a consent fee to the holders who delivered timely consents amending the indenture, and repurchased the promissory note issued to Monroe Rifkin for $3.4 million. These notes were paid using borrowings from the Charter Operating Credit Facilities. At December 31, 1999, $900 aggregate principal of Rifkin Notes remain outstanding.

  Avalon Notes

     The Company acquired CC V Holdings, LLC (Avalon) (formerly known as Avalon Cable LLC) in November 1999 and assumed Avalon's 11.875% Senior Discount Notes Due 2008 (the "Avalon 11.875% Notes") and 9.375% Subordinated Notes Due 2008 (the "Avalon 9.375% Notes"). As of December 31, 1999, $196.0 million aggregate principal amount of the Avalon 11.875% Notes with an accreted value of $124.8 million and $150.0 million principal amount of the Avalon 9.375% Notes were outstanding. After December 1, 2003, cash interest on the Avalon 11.875% Notes will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 2004.

     On December 3, 1999, the Company commenced a change of control offer with respect to the Avalon 9.375% Notes and a change of control offer with respect to the Avalon 11.875% Notes at purchase prices of 101% of principal amount or accreted value, as applicable. In January 2000, the Company completed the repurchase of the Avalon 9.375% Notes with a total outstanding principal amount of $134.0 million for a total of $137.4 million. In addition to the change of control repurchase, the Company repurchased the remaining outstanding principal amount of $16.0 million in the open market for $16.3 million. Also in January 2000, the Company repurchased a portion of the Avalon 11.875% Notes with a total outstanding principal amount of $16.3 million for a total of $10.5 million. The repurchase of the Avalon 9.375% Notes and the Avalon 11.875% Notes was funded by a portion of the cash proceeds from the issuance of additional notes by Charter Holdings in January 2000 (the "January 2000 Charter Holdings Notes"). Avalon 11.875% Notes with a total principal amount at maturity of $179.8 million and an accreted value of $116.4 million remain outstanding after the repurchases.

  Falcon Debentures

     The Company acquired CC VII Holdings, LLC (Falcon) (formerly known as Falcon Communications, L.P.) in November 1999 and assumed Falcon's 8.375% Senior Debentures Due 2010 (the "Falcon 8.375% Debentures") and 9.285% Senior Discount Debentures Due 2010 (the "Falcon 9.285% Debentures", collectively, with the Falcon 8.375% Debentures, the "Falcon Debentures"). As of December 31, 1999, $375.0 million aggregate principal amount of the Falcon 8.375% Debentures and $435.3 million aggregate principal amount of the Falcon 9.285% Debentures, with an accreted value of $323.0 million were outstanding.

     On December 10, 1999, the Company commenced change of control offers and offered to repurchase the Falcon Debentures at purchase prices of 101% of principal amount, plus unpaid and accrued interest, or accreted value, as applicable. In February 2000, the Company completed the repurchase of the Falcon 8.375%

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

Debentures with a total outstanding principal amount of $317.4 million for a total of $328.6 million. In addition to the change of control repurchase, the Company repurchased the Falcon 8.375% Debentures with a total outstanding principal amount of $57.6 million in the open market for $59.4 million. Also, in February 2000, the Company repurchased the Falcon 9.285% Debentures with an aggregate principal amount of $230.0 million for a total of $173.8 million. In addition to the change of control repurchase, the Company repurchased the Falcon 9.285% Debentures with an aggregate principal amount of $205.3 million in the open market for $154.3 million. The repurchase of all the Falcon Debentures was funded by a portion of the proceeds from the January 2000 Charter Holdings Notes.

  Helicon Notes

     The Company acquired Helicon I, L.P. and affiliates (Helicon) in July 1999 and assumed Helicon's 11% Senior Secured Notes due 2003 (the "Helicon Notes"). On November 1, 1999, the Company redeemed all of the Helicon Notes at a purchase price equal to 103% of their principal amount, plus accrued interest, for $124.8 million using borrowings from the Charter Operating Credit Facilities.

  Charter Operating Credit Facilities

     The Charter Operating Credit Facilities provide for two term facilities, one with a principal amount of $1.0 billion that matures September 2007 (Term
A), and the other with the principal amount of $1.85 billion that matures March 2008 (Term B). The Charter Operating Credit Facilities also provide for a $1.25 billion revolving credit facility with a maturity date of September 2007 and at the options of the lenders, supplemental credit facilities, in the amount of $500.0 million available until March 18, 2002. Amounts under the Charter Operating Credit Facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% (8.22% to 8.97% as of December 31, 1999). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility. As of December 31, 1999, the unused availability was $1.2 billion. In March 2000, the credit agreement was amended to increase the amount of the supplemental credit facility to $1.0 billion. In connection with this amendment, $600.0 million of the supplemental credit facility (the "Incremental Term Loan") was drawn down. The Incremental Term Loan maturity date is September 18, 2008.

  Avalon Credit Facilities

     In connection with the Avalon acquisition, the Company entered into a new credit agreement (the "Avalon Credit Facilities"). The Avalon Credit Facilities have maximum borrowings of $300.0 million, consisting of a revolving facility in the amount of $175.0 million that matures May 15, 2008, and a Term B loan in the amount of $125.0 million that matures on November 15, 2008. The Avalon Credit Facilities also provide for, at the options of the lenders, supplemental credit facilities in the amounts of $75 million available until December 31, 2003. All amounts mature in June 2008. Amounts under the Avalon Credit Facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin up to 2.75% (7.995% to 8.870% as of December 31, 1999). A quarterly commitment fee of between 0.250% and 0.375% per annum is payable on the unborrowed balance. The Company borrowed $170.0 million under the Avalon Credit Facilities to fund a portion of the Avalon purchase price. As of December 31, 1999, unused availability was $ 130.0 million.

  Fanch Credit Facilities

     In connection with the acquisition of cable systems of Fanch Cablevision L.P. and affiliates (Fanch), the Company entered into a new credit agreement (the "Fanch Credit Facilities"). The Fanch Credit Facilities provide for two term facilities, one with a principal amount of $450.0 million that matures May 2008 (Term A), and the other with the principal amount of $400.0 million that matures November 2008 (Term B). The Fanch Credit Facilities also provide for a $350.0 million revolving credit facility with a maturity date of

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

May 2008 and at the options of the lenders, supplemental credit facilities, in the amount of $300.0 million available until December 31, 2004. Amounts under the Fanch Credit Facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.75% (8.12% to 8.87% as of December 31, 1999). A quarterly commitment fee of between 0.250% and 0.375% per annum is payable on the unborrowed balance. The Company used $850.0 million of the credit facilities to fund a portion of the Fanch purchase price. As of December 31, 1999, unused availability was $ 350.0 million.

  Falcon Credit Facilities

     In connection with the Falcon acquisition, the existing Falcon credit agreement (the "Falcon Credit Facilities") was amended to provide for two term facilities, one with a principal amount of $200.0 million that matures June 2007 (Term B), and the other with the principal amount of $300.0 million that matures December 2007 (Term C). The Falcon Credit Facilities also provide for a $646.0 million revolving credit facility with a maturity date of December 2006 and at the options of the lenders, supplemental credit facilities in the amounts of $700.0 million with a maturity date of December 2007. At December 31, 1999, $110.0 million was outstanding under the supplemental credit facilities. Amounts under the Falcon Credit Facilities bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin of up to 2.5% (7.57% to 8.73% as of December 31, 1999). A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance. As of December 31, 1999, unused availability was $390.5 million. However, debt covenants limit the amount that can be borrowed to $342.0 million at December 31, 1999.

     The indentures governing the debt agreements require issuers of the debt and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These debt instruments also contain substantial limitations on, or prohibitions of distributions, additional indebtedness, liens, asset sales and certain other items. As a result of limitations and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to Charter Holdings, Charter Holdco and Charter.

     Based upon outstanding indebtedness at December 31, 1999, the amortization of term loans, scheduled reductions in available borrowings of the revolving credit facilities, and the maturity dates for all senior and subordinated notes and debentures, aggregate future principal payments on the total borrowings under all debt agreements at December 31, 1999, are as follows:

YEAR                                                              AMOUNT
----                                                            ----------
2000........................................................    $       --
2001........................................................         5,000
2002........................................................        93,875
2003........................................................       284,229
2004........................................................       261,423
Thereafter..................................................     8,994,036
                                                                ----------
                                                                $9,638,563
                                                                ==========

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1999, is as follows:

                                                     CARRYING     NOTIONAL       FAIR
DEBT                                                  VALUE        AMOUNT       VALUE
----                                                ----------    --------    ----------
Charter Holdings:
  8.250% Senior Notes.............................  $  598,557       $--      $  558,000
  8.625% Senior Notes.............................   1,495,787       --        1,395,000
  9.920% Senior Discount Notes....................     977,807       --          881,313
Renaissance:
  10.000% Senior Discount Notes...................      86,507       --           79,517
Rifkin:
  11.125% Senior Subordinated Notes...............         954       --              990
Avalon:
  9.375% Senior Subordinated Notes................     151,500       --          151,500
  11.875% Senior Discount Notes...................     129,212       --          129,212
  7.000% Note payable, due 2003...................         500       --              500
CC VII Holdings, LLC (Falcon):
  8.375% Senior Debentures........................     378,750       --          378,750
  9.285% Senior Discount Debentures...............     325,381       --          325,381
Credit Facilities:
  Charter Operating...............................   2,906,000       --        2,906,000
  CC Michigan LLC and CC New England LLC
     (Avalon).....................................     170,000       --          170,000
  CC VI Operating, LLC (Fanch)....................     850,000       --          850,000
  Falcon Cable Communications, LLC................     865,500       --          865,500
  Loans payable -- related parties................   1,079,163                 1,079,163

                                                     CARRYING     NOTIONAL       FAIR
INTEREST RATE HEDGE AGREEMENTS                        VALUE        AMOUNT       VALUE
------------------------------                       --------    ----------    --------
Swaps..............................................  $(6,827)    $4,542,713    $(47,220)
Caps...............................................       --         15,000          16
Collars............................................    1,361        240,000        (199)

     A summary of debt and the related interest rate hedge agreements at December 31, 1998, is as follows:

                                                  CARRYING      NOTIONAL        FAIR
                                                   VALUE         AMOUNT        VALUE
                                                 ----------    ----------    ----------
DEBT
Credit Agreements (including CCPH, CCA
  Group and CharterComm Holdings)..............  $1,726,500    $       --    $1,726,500
14.000% Senior Secured Discount Debentures.....     138,102            --       138,102
11.250% Senior Notes...........................     137,604            --       137,604
INTEREST RATE HEDGE AGREEMENTS
Swaps..........................................  $   23,216    $1,105,000    $   23,216
Caps...........................................          --        15,000            --
Collars........................................       4,174       310,000         4,174

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     As the long-term debt under the credit agreements bears interest at current market rates, their carrying amount approximates market value at December 31, 1999 and 1998. The fair values of the notes and the debentures are based on quoted market prices.

     The weighted average interest pay rate for the Company's interest rate swap agreements was 8.06% and 7.66% at December 31, 1999 and 1998, respectively. The weighted average interest rate for the Company's interest rate cap agreements was 9.0% and 8.55% at December 31, 1999 and 1998, respectively. The weighted average interest rate for the Company's interest rate collar agreements were 9.13% and 7.74% for the cap and floor components, respectively, at December 31, 1999, and 8.61% and 7.31%, respectively, at December 31, 1998.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would (receive) or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's credit facilities, thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's consolidated financial position or results of operations.

9. REVENUES:

     Revenues consist of the following:

                                                                             PERIOD FROM
                                                                             DECEMBER 24,
                                                                                1998,
                                                              YEAR ENDED       THROUGH
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1999            1998
                                                             ------------    ------------
Basic......................................................   $1,002,954       $ 9,347
Premium....................................................      124,788         1,415
Pay-per-view...............................................       27,537           260
Digital video..............................................        8,299            10
Advertising sales..........................................       71,997           493
Cable modem................................................       10,107            55
Other......................................................      182,408         2,133
                                                              ----------       -------
                                                              $1,428,090       $13,713
                                                              ==========       =======

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

10. OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES:

     Operating, general and administrative expenses consist of the following:

                                                                             PERIOD FROM
                                                                             DECEMBER 24,
                                                                                1998,
                                                              YEAR ENDED       THROUGH
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1999            1998
                                                             ------------    ------------
Programming................................................    $330,754         $3,137
General and administrative.................................     237,480          2,377
Service....................................................      99,486            847
Advertising................................................      31,281            344
Marketing..................................................      23,447            225
Other......................................................      15,509            204
                                                               --------         ------
                                                               $737,957         $7,134
                                                               ========         ======

11. RELATED PARTY TRANSACTIONS:

     Charter Investment and Charter provide management services to the Company including centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Certain costs for services are billed and charged directly to the Company's operating subsidiaries and are included in operating costs. These billings are allocated based on the number of basic customers. Such costs totaled $16.5 million and $128 for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, respectively. All other costs incurred by Charter Investment and Charter on behalf of the Company are recorded as expenses in the accompanying consolidated financial statements and are included in corporate expense charges -- related parties. Management believes that costs incurred by Charter Investment and Charter on the Company's behalf and included in the accompanying financial statements are not materially different than costs the Company would have incurred as a stand-alone entity.

     The Company pays certain costs on behalf of Charter Investment and Charter. These costs are reimbursed by Charter Investment and Charter and are recorded as receivables from manager of cable systems-related parties in the accompanying consolidated financial statements.

     Charter Investment utilizes a combination of excess insurance coverage and self-insurance programs for its medical, dental and workers' compensation claims. Charges are made to the Company as determined by independent actuaries at the present value of the actuarially computed present and future liabilities for such benefits. Medical coverage provides for $1.0 million aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $1.0 million aggregate stop loss protection and a loss limitation of $250 per person per year.

     The Company is charged a management fee as stipulated in the management agreements between Charter Investment, Charter and the Company. As of December 31, 1999 and 1998, management fees currently payable of $9.2 million and $473, respectively, are included in payables to manager of cable television systems-related parties. To the extent management fees charged to the Company are greater (less) than the corporate expenses incurred by Charter Investment and Charter, the Company will record distributions to (capital contributions from) Charter Investment and Charter. For the year ended December 31, 1999, the Company recorded distributions of $10.3 million. For the period from December 24, 1998, through December 31, 1998, the management fee charged to the Company approximated the corporate expenses incurred by Charter Investment and Charter on behalf of the Company. The Charter Operating

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

Credit Facilities and notes outstanding prohibit payments of management fees in excess of 3.5% of revenues until repayment of the outstanding indebtedness. Any amount in excess of 3.5% of revenues owed to Charter Investment or Charter based on the management agreement is recorded as deferred management fees -- related parties.

     Charter, Mr. Allen and certain affiliates of Mr. Allen own equity interests or warrants to purchase equity interests in various entities that provide services or programming to the Company, including High Speed Access Corp. (High Speed Access), WorldGate, Wink Communications, Inc. (Wink), ZDTV, LLC (ZDTV), USA Networks, Inc. (USA Networks) and Oxygen Media Inc. (Oxygen Media). In addition, certain officers of the Company or directors of Charter also serve as directors of High Speed Access and USA Networks. The Company and its affiliates do not hold controlling interests in any of these companies.

     Certain of the Company's cable customers receive cable modem-based Internet access through High Speed Access and TV-based Internet access through WorldGate. For the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, revenues attributable to these services were less than 1% of total revenues.

     The Company receives or will receive programming and certain interactive features embedded into the programming for broadcast via its cable systems from Wink, ZDTV, USA Networks and Oxygen Media. The Company pays a fee for the programming service generally based on the number of subscribers receiving the service. Such fees for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, were approximately 1% of total operating costs. In addition, the Company receives commissions from USA Networks for home shopping sales generated by its customers. Such revenues for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, were less than 1% of total revenues.

     In the second quarter of 1999, Charter Holdings loaned $50 million to Charter Holdco. The promissory note bears interest at 7.5% compounded annually. For the year ended December 31, 1999, Charter Holdings recognized $1.2 million of interest income pertaining to this promissory note. This note was repaid in November 1999.

     In connection with the issuance of the Charter Holdings Notes in March 1999, the Company extinguished substantially all existing long-term debt including debt at Marcus Cable. Prior to the merger with Marcus Cable in March 1999, the Company loaned Marcus Cable $1.7 billion. In April 1999, the loan was repaid.

     During November 1999, the Company received $1.1 billion from Charter and Charter Holdco that was used to pay down the Credit Facilities. The Company recorded the funds as loans payable-related parties. The loans will be repaid with additional long-term borrowings made in connection with the Bresnan acquisition (see Note 17) and accordingly, the loans have been classified as long-term. The loans carry interest rates from 7.82% to 7.91%. Interest expense on the loans totaled $10.4 million for the year ended December 31, 1999.

12. OPTION PLAN:

     In accordance with an employment agreement between Charter Investment and the President and Chief Executive Officer of Charter and a related option agreement with the President and Chief Executive Officer, an option to purchase 7,044,127 Charter Holdco membership interests, was issued to the President and Chief Executive Officer. The option vests over a four year period from the date of grant and expires ten years from the date of grant.

     In February 1999, Charter Holdings adopted an option plan providing for the grant of options. The plan was assumed by Charter Holdco. The option plan provides for grants of options to employees, officers and directors of Charter Holdco and its affiliates and consultants who provide services to Charter Holdco. Options

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES granted vest over five years from the grant date, commencing 15 months after the date of grant. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date of grant.

     Membership units received upon exercise of the options are automatically exchanged for shares of Class A common stock of Charter on a one-for-one basis.

     A summary of the activity for the Company's option plan for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998 is as follows:

                                                            1999                      1998
                                                   ----------------------    ----------------------
                                                                 WEIGHTED                  WEIGHTED
                                                                 AVERAGE                   AVERAGE
                                                                 EXERCISE                  EXERCISE
                                                     SHARES       PRICE        SHARES       PRICE
                                                   -----------   --------    -----------   --------
Options outstanding, beginning of period.........    7,044,127    $20.00              --    $   --
Granted:
  December 23, 1998..............................           --        --       7,044,127     20.00
  February 9, 1999...............................    9,111,681     20.00              --        --
  April 5, 1999..................................      473,000     20.73              --        --
  November 8, 1999...............................    4,741,400     19.00              --        --
Cancelled........................................     (612,600)    19.95              --        --
                                                   -----------    ------     -----------    ------
Options outstanding, end of period...............   20,757,608    $19.79       7,044,127    $20.00
                                                   ===========    ======     ===========    ======
Weighted Average Remaining Contractual Life......    9.2 years                10.0 years
                                                   ===========               ===========
Options Exercisable, end of period...............    2,091,032    $19.90       1,761,032    $20.00
                                                   ===========    ======     ===========    ======
Weighted average fair value of options granted...  $     12.59               $     12.50
                                                   ===========               ===========

     In February 2000, the Company granted 5.7 million options at $19.47 per share.

     The Company uses the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, to account for the option plans. Option compensation expense of $80.0 million and $845 for the year ended December 31, 1999, and for the period from December 24, 1998, to December 31, 1998, respectively, has been recorded in the consolidated financial statements since the exercise prices were less than the estimated fair values of the underlying membership interests on the date of grant. Estimated fair values were determined by the Company using the valuation inherent in the Paul Allen Transaction and valuations of public companies in the cable television industry adjusted for factors specific to the Company. Compensation expense is being recorded over the vesting period of each grant that varies from four to five years. As of December 31, 1999, deferred compensation remaining to be recognized in future periods totaled $79.4 million. No option compensation expense was recorded for the options granted on November 8, 1999, since the exercise price is equal to the estimated fair value of the underlying membership interests on the date of grant. Since the membership units are exchangeable into Class A common stock of Charter on a one-for-one basis, the estimated fair value was equal to the initial offering price of Class A common stock.

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), requires pro forma disclosure of the impact on earnings as if the compensation costs for these

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES plans had been determined consistent with the fair value methodology of this statement. The Company's net loss would have been increased to the following unaudited pro forma amounts under SFAS 123:

                                                                             PERIOD FROM
                                                                             DECEMBER 24,
                                                                                1998,
                                                              YEAR ENDED       THROUGH
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1999            1998
                                                             ------------    ------------
Net loss:
  As reported..............................................   $(648,708)       $(5,277)
  Pro forma (unaudited)....................................    (673,042)        (5,495)

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted average assumptions were used for grants during the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, respectively: risk-free interest rates of 5.5% and 4.8%; expected volatility of 43.8% and 43.7%; and expected lives of 10 years. The valuations assume no dividends are paid.

13. COMMITMENTS AND CONTINGENCIES:

  Leases

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, were $11.2 million and $70, respectively. As of December 31, 1999, future minimum lease payments are as follows:

2000........................................................  $9,036
2001........................................................   7,141
2002........................................................   4,645
2003........................................................   3,153
2004........................................................   2,588
Thereafter..................................................   8,845

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, was $14.3 million and $137, respectively.

  Litigation

     The Company is a party to lawsuits and claims that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits and claims will not have a material adverse effect on the Company's consolidated financial position or results of operations.

  Regulation in the Cable Television Industry

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communica-

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES tions Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. During 1999, the amounts refunded by the Company have been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. As of December 31, 1999, approximately 18% of the Company's local franchising authorities are certified to regulate basic tier rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the consolidated financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulated rates on the cable programming service tier (CPST). The FCC has taken the position that it will still adjudicate pending CPST complaints but will strictly limit its review, and possible refund orders, to the time period predating the sunset date, March 31, 1999. The Company does not believe any adjudications regarding their pre-sunset complaints will have a material adverse effect on the Company's consolidated financial position or results of operations.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

14. EMPLOYEE BENEFIT PLANS:

     The Company's employees may participate in 401(k) plans (the "401(k) Plans"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches 50% of the first 5% of participant contributions. The Company made contributions to the 401(k) Plans totaling $2.9 million and $20 for the year ended December 31, 1999, and for the period from December 24, 1998, through December 31, 1998, respectively.

15. ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     The Company is required to adopt Statement of Financial Accounting Standards Board No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133) on January 1, 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has not yet quantified the impact of adopting SFAS No. 133 on the consolidated financial statements nor has the Company determined the timing of the adoption of SFAS No. 133. However, SFAS No. 133 could increase the volatility in earnings (losses).

16. PARENT COMPANY ONLY FINANCIAL STATEMENTS:

     As the result of limitations on and prohibition of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to Charter Holdings, the parent company. The following parent company only financial statements of Charter Holdings account for the investment in Charter Operating, Fanch, Falcon and Avalon under the equity method of accounting. The financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto.

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)
                            CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1999           1998
                                                             -----------    ----------
ASSETS
Cash and cash equivalents..................................  $     9,762    $       --
Investment in subsidiaries.................................   11,090,874     2,147,379
Other assets...............................................       69,793            --
                                                             -----------    ----------
                                                             $11,170,429    $2,147,379
                                                             ===========    ==========
LIABILITIES AND MEMBER'S EQUITY
Current liabilities........................................  $    47,365    $       --
Payables to manager of cable systems -- related parties....        2,960            --
Long-term debt.............................................    3,072,151            --
Member's equity............................................    8,047,953     2,147,379
                                                             -----------    ----------
                                                             $11,170,429    $2,147,379
                                                             ===========    ==========

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                       CONDENSED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                             PERIOD FROM
                                                                             DECEMBER 24,
                                                                                1998,
                                                              YEAR ENDED       THROUGH
                                                             DECEMBER 31,    DECEMBER 31,
                                                                 1998            1998
                                                             ------------    ------------
Interest expense...........................................   $(221,925)       $    --
Interest income............................................      11,833             --
Equity in loss of subsidiaries.............................    (438,616)        (5,277)
                                                              ---------        -------
  Net loss.................................................   $(648,708)       $(5,277)
                                                              =========        =======

           CHARTER COMMUNICATIONS HOLDINGS, LLC (PARENT COMPANY ONLY)

                       CONDENSED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                              PERIOD FROM
                                                                              DECEMBER 24,
                                                                                 1998,
                                                               YEAR ENDED       THROUGH
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1999            1998
                                                              ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (648,708)      $(5,277)
  Noncash interest expense..................................       78,473            --
  Equity in losses of subsidiaries..........................      438,616         5,277
  Changes in assets and liabilities.........................       48,825            --
                                                              -----------       -------
     Net cash used in operating activities..................      (82,794)           --
                                                              -----------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investment in Charter Operating...........................   (1,730,466)           --
  Loans to Marcus Cable Holdings, LLC.......................   (1,680,142)
  Repayment of debt on behalf of Charter Operating..........     (663,259)
  Distributions received from Charter Operating.............       96,748            --
                                                              -----------       -------
     Net cash used in investing activities..................   (3,977,119)           --
                                                              -----------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from debt offering...........................    2,999,385            --
  Payments for debt issuance costs..........................      (74,000)           --
  Capital contributions.....................................    1,144,290            --
                                                              -----------       -------
     Net cash used in financing activities..................    4,069,675            --
                                                              -----------       -------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................        9,762            --
CASH AND CASH EQUIVALENTS, beginning of period..............           --            --
                                                              -----------       -------
CASH AND CASH EQUIVALENTS, end of period....................  $     9,762       $    --
                                                              ===========       =======

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

17. SUBSEQUENT EVENTS:

     On January 6, 2000, Charter Holdings issued notes with a principal amount of $1.5 billion (January 2000 Charter Holdings Notes). The January 2000 Charter Holdings Notes are comprised of $675.0 million 10.00% Senior Notes due 2009, $325.0 million 10.25% Senior Notes due 2010, and $532.0 million 11.75% Senior Discount Notes due 2010. The net proceeds were approximately $1.3 billion, after giving effect to discounts, commissions and expenses. The proceeds from the January 2000 Charter Holdings Notes were used to finance the repurchases of debt assumed in the acquisitions of Fanch, Falcon and Avalon, and the Bresnan acquisition (as defined below).

     On February 14, 2000, Charter Holdco and Charter Holdings completed the acquisition of Bresnan Communications Company Limited Partnership (Bresnan). Prior to the acquisition, Charter Holdco assigned a portion of its rights to purchase Bresnan to Charter Holdings. Charter Holdco and Charter Holdings purchased 52% of Bresnan from certain sellers for cash and certain sellers contributed 18% of Bresnan to Charter Holdco for 14.8 million Class C common membership units of Charter Holdco, an approximate 2.6% equity interest in Charter Holdco. Charter Holdco then transferred its ownership interest to Charter Holdings. Thereafter, Charter Holdings and certain sellers contributed all of the outstanding interests in Bresnan to CC VIII, LLC (CC VIII), a subsidiary of Charter Holdings and Bresnan was dissolved. In exchange for the contribution of their interests in Bresnan, the sellers received approximately
24.2 million Class A preferred membership units in CC VIII representing 30% of the equity of CC VIII and are entitled to a 2% annual return on their preferred membership units. The purchase price for Bresnan was approximately $3.1 billion subject to adjustment and was comprised of $1.1 billion in cash, $384.6 million and $629.5 million in equity in Charter Holdco and CC VIII, respectively, and approximately $1.0 billion in assumed debt. All the membership units received by the sellers are exchangeable on a one-for-one basis for Class A common stock of Charter. The Bresnan cable systems acquired are located in Michigan, Minnesota, Wisconsin and Nebraska, and serve approximately 686,000 (unaudited) customers.

     Subsequent to the completion of the Bresnan acquisition, Charter repurchased all of the outstanding Bresnan 9.25% Senior Discount Notes Due 2009 with an accreted value of $192.1 million and Bresnan 8.00% Senior Notes Due 2009 with a principal amount of $170.0 million for a total of $369.7 million. The notes were repurchased using a portion of the proceeds of the January 2000 Charter Holdings Notes.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Holdings, LLC:

     We have audited the accompanying consolidated statements of operations, changes in shareholder's investment and cash flows of Charter Communications Holdings, LLC and subsidiaries for the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and the cash flows of Charter Communications Holdings, LLC and subsidiaries for the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                 PERIOD FROM
                                                                 JANUARY 1,
                                                                1998, THROUGH     YEAR ENDED
                                                                DECEMBER 23,     DECEMBER 31,
                                                                    1998             1997
                                                                -------------    ------------
REVENUES....................................................      $ 49,731         $18,867
                                                                  --------         -------
OPERATING EXPENSES:
  Operating, general and administrative.....................        25,952          11,767
  Depreciation and amortization.............................        16,864           6,103
  Corporate expense allocation -- related party.............         6,176             566
                                                                  --------         -------
                                                                    48,992          18,436
                                                                  --------         -------
     Income from operations.................................           739             431
                                                                  --------         -------
OTHER INCOME (EXPENSE):
  Interest expense..........................................       (17,277)         (5,120)
  Interest income...........................................            44              41
  Other, net................................................          (728)             25
                                                                  --------         -------
                                                                   (17,961)         (5,054)
                                                                  --------         -------
     Net loss...............................................      $(17,222)        $(4,623)
                                                                  ========         =======

 The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S INVESTMENT
                             (DOLLARS IN THOUSANDS)

                                                         COMMON    PAID-IN    ACCUMULATED
                                                         STOCK     CAPITAL      DEFICIT       TOTAL
                                                         ------    -------    -----------    --------
BALANCE, December 31, 1996...........................      $--     $ 5,900     $ (3,252)     $  2,648
  Net loss...........................................      --           --       (4,623)       (4,623)
                                                           --      -------     --------      --------
BALANCE, December 31, 1997...........................      --        5,900       (7,875)       (1,975)
  Capital contributions..............................      --       10,800           --        10,800
  Net loss...........................................      --           --      (17,222)      (17,222)
                                                           --      -------     --------      --------
BALANCE, December 23, 1998...........................      $--     $16,700     $(25,097)     $ (8,397)
                                                           ==      =======     ========      ========

 The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               PERIOD FROM
                                                               JANUARY 1,
                                                              1998, THROUGH    YEAR ENDED
                                                              DECEMBER 23,    DECEMBER 31,
                                                                  1998            1997
                                                              -------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $ (17,222)      $ (4,623)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
       Depreciation and amortization........................       16,864          6,103
       Noncash interest expense.............................          267            123
       Loss on sale of cable system.........................           --          1,363
       (Gain) loss on disposal of property, plant and
        equipment...........................................          (14)           130
  Changes in assets and liabilities, net of effects from
     acquisition --
     Receivables............................................           10           (227)
     Prepaid expenses and other.............................         (125)            18
     Accounts payable and accrued expenses..................       16,927            894
     Payables to manager of cable systems-related party.....        5,288           (153)
     Other operating activities.............................          569             --
                                                                ---------       --------
          Net cash provided by operating activities.........       22,564          3,628
                                                                ---------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................      (15,364)        (7,880)
  Payment for acquisition, net of cash acquired.............     (167,484)            --
  Proceeds from sale of cable system........................           --         12,528
  Other investing activities................................         (486)            --
                                                                ---------       --------
          Net cash (used in) provided by investing
            activities......................................     (183,334)         4,648
                                                                ---------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................      217,500          5,100
  Repayments of long-term debt..............................      (60,200)       (13,375)
  Capital contributions.....................................        7,000             --
  Payments for debt issuance costs..........................       (3,487)           (12)
                                                                ---------       --------
          Net cash provided by (used in) financing
            activities......................................      160,813         (8,287)
                                                                ---------       --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........           43            (11)
CASH AND CASH EQUIVALENTS, beginning of period..............          626            637
                                                                ---------       --------
CASH AND CASH EQUIVALENTS, end of period....................    $     669       $    626
                                                                =========       ========
CASH PAID FOR INTEREST......................................    $   7,679       $  3,303
                                                                =========       ========

 The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.   ORGANIZATION AND BASIS OF PRESENTATION:

     Charter Communications Holdings, LLC (Charter Holdings), a Delaware limited liability company, was formed in February 1999 as a wholly owned subsidiary of Charter Investment, Inc. (Charter Investment). Charter Investment, through its wholly owned cable television operating subsidiary, Charter Communications Properties Holdings, LLC (CCPH), commenced operations with the acquisition of a cable television system on September 30, 1995.

     Effective December 23, 1998, as a part of a series of transactions, through which Paul G. Allen acquired Charter Investment, Mr. Allen acquired CCPH for an aggregate purchase price of $211 million, excluding $214 million in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, CCPH was converted from a corporation to a limited liability company. Also, in conjunction with the Paul Allen Transaction, Charter Investment for fair value acquired from unrelated third parties all of the interest it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings, Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc.), all cable television operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed. Charter Investment previously managed and owned minority interests in these companies. These acquisitions were accounted for using the purchase method of accounting, and accordingly results of operations of CharterComm Holdings and CCA Group are included in the financial statements of Charter Holdings from the date of acquisition. In February 1999, Charter Investment transferred all of its cable television operating subsidiaries to a wholly owned subsidiary of Charter Holdings, Charter Communications Operating, LLC (Charter Operating). Charter Holdings is a wholly owned subsidiary of Charter Communications Holding Company, LLC (Charter Holdco). The transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.

     The accompanying consolidated financial statements include the accounts of CCPH and CCP, its wholly owned cable operating subsidiary, representing the consolidated financial statements of Charter Holdings and subsidiaries (collectively, the "Company") for all periods presented. The accounts of CharterComm Holdings and CCA Group are not included since these companies were not owned and controlled by Charter Investment prior to December 23, 1998.

     As a result of the change in ownership of CCPH, CharterComm Holdings and CCA Group, Charter Holdings has applied push-down accounting in the preparation of the consolidated financial statements effective December 23, 1998. Accordingly, the consolidated financial statements of Charter Holdings for periods ended on or before December 23, 1998, are presented on a different cost basis than the consolidated financial statements for the periods after December 23, 1998 (not presented herein), and are not comparable.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are carried at cost that approximates market value.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, while equipment replacement and betterments are capitalized.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................    3-15 years
Buildings and leasehold improvements........................    5-15 years
Vehicles and equipment......................................     3-5 years

     For the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997, depreciation expense was $6.2 million and $3.9 million, respectively.

FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company.

OTHER ASSETS

     Debt issuance costs are being amortized to interest expense using the effective interest method over the term of the related debt. The interest rate cap costs are being amortized over the terms of the agreement, which approximates three years.

IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted net cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable system. As of December 23, 1998, and December 31, 1997, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues. Such fees are collected on a monthly basis from the Company's customers and are periodically remitted to local franchise authorities. Franchise fees collected and paid are reported as revenues and expenses.

INTEREST RATE HEDGE AGREEMENTS

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designated for hedging purposes and are not held or issued for speculative purposes.

INCOME TAXES

     The Company filed a consolidated income tax return with Charter Investment. Income taxes are allocated to the Company in accordance with the tax-sharing agreement between the Company and Charter Investment.

USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.   ACQUISITION:

     In 1998, the Company acquired a cable system for an aggregate purchase price, net of cash acquired, of $228.4 million, comprised of $167.5 million in cash and $60.9 million in a note payable to the seller. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $207.6 million and is included in franchises.

     The above acquisition was accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition. The purchase price was allocated to tangible and intangible assets based on estimated fair values at the acquisition date.

     Unaudited pro forma operating results as though the acquisition discussed above, excluding the Paul Allen Transaction, had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:

                                                                 PERIOD FROM
                                                                 JANUARY 1,
                                                                1998, THROUGH     YEAR ENDED
                                                                DECEMBER 23,     DECEMBER 31,
                                                                    1998             1997
                                                                -------------    ------------
                                                                         (UNAUDITED)
Revenues....................................................      $ 67,007         $ 63,909
Loss from operations........................................        (7,097)          (7,382)
Net loss....................................................      $(24,058)        $(26,099)

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had the transaction been completed as of the assumed date or which may be obtained in the future.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

4.   ALLOWANCE FOR DOUBTFUL ACCOUNTS:

     Activity in the allowance for doubtful accounts is summarized as follows:

                                                                 PERIOD FROM
                                                                 JANUARY 1,        FOR THE
                                                                1998, THROUGH     YEAR ENDED
                                                                DECEMBER 23,     DECEMBER 31,
                                                                    1998             1997
                                                                -------------    ------------
Balance, beginning of period................................       $   52           $  87
Acquisition of system.......................................           96              --
Charged to expense..........................................        1,122             325
Uncollected balances written off, net of recoveries.........         (778)           (360)
                                                                       --              --
                                                                   ------           -----
Balance, end of period......................................       $  492           $  52
                                                                   ======           =====

5.   SALE OF FT. HOOD SYSTEM:

     In February 1997, the Company sold the net assets of the Ft. Hood system, which served customers in Texas, for an aggregate sales price of approximately $12.5 million. The sale of the Ft. Hood system resulted in a loss of approximately $1.4 million, which is included in operating, general and administrative costs in the accompanying consolidated statement of operations for the year ended December 31, 1997.

6.   INCOME TAXES:

     Deferred tax assets and liabilities are recognized for the estimated future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred income tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred income tax expense or benefit is the result of changes in the liability or asset recorded for deferred taxes. A valuation allowance must be established for any portion of a deferred tax asset for which it is more likely than not that a tax benefit will not be realized.

     No current provision (benefit) for income taxes was recorded. The effective income tax rate is less than the federal rate of 35% primarily due to providing a valuation allowance on deferred income tax assets.

7.   RELATED-PARTY TRANSACTIONS:

     Charter Investment provides management services to the Company including centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Certain costs for services are billed and charged directly to the Company's operating subsidiaries and are included in operating costs. These billings are determined based on the number of basic customers. Such costs totaled $437 and $220, respectively, for the period from January 1, 1998, through December 23, 1998, and the year ended December 31, 1997. All other costs incurred by Charter Investment on behalf of the Company are expensed in the accompanying consolidated financial statements and are included in corporate expense allocations -- related party. The cost of these services is allocated based on the number of basic customers. Management considers these allocations to be reasonable for the operations of the Company.

     Charter Investment utilizes a combination of excess insurance coverage and self-insurance programs for its medical, dental and workers' compensation claims. Charges are made to the Company as determined by independent actuaries, at the present value of the actuarially computed present and future liabilities for such benefits. Medical coverage provides for $2.4 million aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

     The Company is charged a management fee based on percentages of revenues as stipulated in the management agreement between Charter Investment and the Company. For the period from January 1, 1998, through December 23, 1998, and the year ended December 31, 1997, the management fee charged to the Company approximated the corporate expenses incurred by Charter Investment on behalf of the Company.

8.   COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997, were $278 and $130, respectively.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997, was $421 and $271, respectively.

LITIGATION

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject to judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 31, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999,

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES deregulated rates on the cable programming service tier (CPST). The FCC has taken the position that it will still adjudicate pending CPST complaints but will strictly limit its review, and possible refund orders, to the time period predating the sunset date, March 31, 1999. The Company does not believe any adjudications regarding their pre-sunset complaints will have a material adverse effect on the Company's consolidated financial position or results of operations.

     A number of states subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

9.   EMPLOYEE BENEFIT PLAN:

401(K) PLAN

     The Company's employees may participate in the Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on or before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company contributes an amount equal to 50% of the first 5% of contributions by each employee. The Company contributed $74 and $29 for the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997, respectively.

APPRECIATION RIGHTS PLAN

     Certain employees of Charter participated in the 1995 Charter Communications, Inc. Appreciation Rights Plan (the "Plan"). The Plan permitted Charter Investment to grant 1,500,000 units to certain key employees, of which 1,251,500 were outstanding at December 31, 1997. Units received by an employee vest at a rate of 20% per year, unless otherwise provided in the participant's Appreciation Rights Unit Agreement. The appreciation rights entitled the participants to receive payment, upon termination or change in control of Charter Investment, of the excess of the unit value over the base value (defined as the appreciation value) for each vested unit. The unit value was based on adjusted equity, as defined in the Plan. Deferred compensation expense was based on the appreciation value since the grant date and was being amortized over the vesting period.

     As a result of the acquisition of Charter Investment by Mr. Allen, the Plan was terminated, all outstanding units became 100% vested and all amounts were paid by Charter Investment in 1999. The cost of this plan was allocated to the Company based on the number of basic customers. The company considers this allocation to be reasonable for the operations of the Company. For the period January 1, 1998, through December 23, 1998, the Company expensed $3,800, included in corporate expense allocation-related parties, and increased shareholder's investment for the cost of this plan.

10. ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, Accounting for Derivatives Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged items in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- An Amendment of FASB Statement No. 133, has delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The Company has not yet quantified the impact of adopting SFAS No. 133 on the consolidated financial statements nor has determined the timing of the adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (losses).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CCA Group:

     We have audited the accompanying combined balance sheet of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc. (collectively CCA Group) and subsidiaries as of December 31, 1997, and the related combined statements of operations, shareholders' deficit and cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of CCA Group and subsidiaries as of December 31, 1997, and the combined results of their operations and their cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999

                                   CCA GROUP

                  COMBINED BALANCE SHEET -- DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    4,501
  Accounts receivable, net of allowance for doubtful
     accounts of $926.......................................       9,407
  Prepaid expenses and other................................       1,988
  Deferred income tax asset.................................       5,915
                                                              ----------
          Total current assets..............................      21,811
                                                              ----------
RECEIVABLE FROM RELATED PARTY, including accrued interest...      13,090
                                                              ----------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................     352,860
  Franchises, net of accumulated amortization of $132,871...     806,451
                                                              ----------
                                                               1,159,311
                                                              ----------
OTHER ASSETS................................................      13,731
                                                              ----------
                                                              $1,207,943
                                                              ==========
                 LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   25,625
  Accounts payable and accrued expenses.....................      48,554
  Payables to manager of cable television systems -- related
     party..................................................       1,975
                                                              ----------
          Total current liabilities.........................      76,154
                                                              ----------
DEFERRED REVENUE............................................       1,882
                                                              ----------
DEFERRED INCOME TAXES.......................................     117,278
                                                              ----------
LONG-TERM DEBT, less current maturities.....................     758,795
                                                              ----------
DEFERRED MANAGEMENT FEES....................................       4,291
                                                              ----------
NOTES PAYABLE, including accrued interest...................     348,202
                                                              ----------
SHAREHOLDERS' DEFICIT:
  Common stock..............................................           1
  Additional paid-in capital................................     128,499
  Accumulated deficit.......................................    (227,159)
                                                              ----------
          Total shareholders' deficit.......................     (98,659)
                                                              ----------
                                                              $1,207,943
                                                              ==========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                          PERIOD FROM
                                                           JANUARY 1,
                                                             1998,             YEAR ENDED
                                                            THROUGH            DECEMBER 31
                                                          DECEMBER 23,    ---------------------
                                                              1998          1997         1996
                                                          ------------      ----         ----
REVENUES................................................   $ 324,432      $ 289,697    $233,392
                                                           ---------      ---------    --------
EXPENSES:
  Operating costs.......................................     135,705        122,917     102,977
  General and administrative............................      28,440         26,400      18,687
  Depreciation and amortization.........................     136,689        116,080      96,547
  Management fees -- related parties....................      17,392         11,414       8,634
                                                           ---------      ---------    --------
                                                             318,226        276,811     226,845
                                                           ---------      ---------    --------
     Income from operations.............................       6,206         12,886       6,547
                                                           ---------      ---------    --------
OTHER INCOME (EXPENSE):
  Interest income.......................................       4,962          2,043       1,883
  Interest expense......................................    (113,824)      (108,122)    (88,999)
  Other, net............................................        (294)           171      (2,504)
                                                           ---------      ---------    --------
                                                            (109,156)      (105,908)    (89,620)
                                                           ---------      ---------    --------
     Net loss...........................................   $(102,950)     $ (93,022)   $(83,073)
                                                           =========      =========    ========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                  COMBINED STATEMENTS OF SHAREHOLDERS' DEFICIT
                             (DOLLARS IN THOUSANDS)

                                                           ADDITIONAL
                                                 COMMON     PAID-IN      ACCUMULATED
                                                 STOCK      CAPITAL        DEFICIT        TOTAL
                                                 ------    ----------    -----------      -----
BALANCE, December 31, 1995.....................   $ 1       $ 99,999      $ (51,064)    $  48,936
  Net loss.....................................    --             --        (83,073)      (83,073)
                                                  ---       --------      ---------     ---------
BALANCE, December 31, 1996.....................     1         99,999       (134,137)      (34,137)
  Capital contributions........................    --         28,500             --        28,500
  Net loss.....................................    --             --        (93,022)      (93,022)
                                                  ---       --------      ---------     ---------
BALANCE, December 31, 1997.....................     1        128,499       (227,159)      (98,659)
  Capital contributions........................    --          5,684             --         5,684
  Net loss.....................................    --             --       (102,950)     (102,950)
                                                  ---       --------      ---------     ---------
BALANCE, December 23, 1998.....................   $ 1       $134,183      $(330,109)    $(195,925)
                                                  ===       ========      =========     =========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                          PERIOD FROM
                                                           JANUARY 1,
                                                             1998,             YEAR ENDED
                                                            THROUGH            DECEMBER 31
                                                          DECEMBER 23,    ---------------------
                                                              1998          1997        1996
                                                          ------------      ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................................   $(102,950)     $(93,022)   $ (83,073)
  Adjustments to reconcile net loss to net cash provided
     by operating activities --
     Depreciation and amortization......................     136,689       116,080       96,547
     Amortization of debt issuance costs and non cash
       interest cost....................................      44,701        49,107       39,927
     (Gain) loss on sale of property, plant and
       equipment........................................         511          (156)       1,257
     Changes in assets and liabilities, net of effects
       from acquisitions --
       Accounts receivable, net.........................       4,779           222       (1,393)
       Prepaid expenses and other.......................         243          (175)         216
       Accounts payable and accrued expenses............       3,849         8,797        3,855
       Payables to manager of cable television systems,
          including deferred management fees............       3,485           784          448
       Deferred revenue.................................       1,336           559         (236)
       Other operating activities.......................       5,583        (3,207)       1,372
                                                           ---------      --------    ---------
       Net cash provided by operating activities........      98,226        78,989       58,920
                                                           ---------      --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment............     (95,060)      (82,551)     (56,073)
  Payments for acquisitions, net of cash acquired.......          --      (147,187)    (122,017)
  Other investing activities............................      (2,898)       (1,296)          54
                                                           ---------      --------    ---------
     Net cash used in investing activities..............     (97,958)     (231,034)    (178,036)
                                                           ---------      --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..........................     300,400       162,000      127,000
  Repayments of long-term debt..........................     (64,120)      (39,580)     (13,100)
  Payments of debt issuance costs.......................      (8,442)       (3,360)      (3,126)
  Repayments under notes payable........................    (230,994)           --           --
  Capital contributions.................................          --        28,500           --
                                                           ---------      --------    ---------
     Net cash provided by (used in) financing
       activities.......................................      (3,156)      147,560      110,774
                                                           ---------      --------    ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS...............      (2,888)       (4,485)      (8,342)
CASH AND CASH EQUIVALENTS, beginning of period..........       4,501         8,986       17,328
                                                           ---------      --------    ---------
CASH AND CASH EQUIVALENTS, end of period................   $   1,613      $  4,501    $   8,986
                                                           =========      ========    =========
CASH PAID FOR INTEREST..................................   $ 179,781      $ 49,687    $  51,434
                                                           =========      ========    =========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION AND BASIS OF PRESENTATION

     CCA Group consists of CCA Holdings Corp. (CCA Holdings), CCT Holdings Corp. (CCT Holdings) and Charter Communications Long Beach, Inc. (CC-LB), all Delaware corporations (collectively referred to as "CCA Group" or the "Company") and their subsidiaries. The combined financial statements of each of these companies have been combined by virtue of their common ownership and management. All material intercompany transactions and balances have been eliminated.

     CCA Holdings commenced operations in January 1995 in connection with consummation of the Crown Transaction (as defined below). The accompanying financial statements include the accounts of CCA Holdings; its wholly-owned subsidiary, CCA Acquisition Corp. (CAC); CAC's wholly-owned subsidiary, Cencom Cable Entertainment, Inc. (CCE); and Charter Communications Entertainment I, L.P. (CCE-I), which is controlled by CAC through its general partnership interest. Through December 23, 1998, CCA Holdings was approximately 85% owned by Kelso Investment Associates V, L.P., an investment fund, together with an affiliate (collectively referred to as "Kelso" herein) and certain other individuals and approximately 15% by Charter Communications, Inc. (Charter), manager of CCE-I's cable television systems.

     CCT Holdings was formed on January 6, 1995. CCT Holdings commenced operations in September 1995 in connection with consummation of the Gaylord Transaction (as defined below). The accompanying financial statements include the accounts of CCT Holdings and Charter Communications Entertainment II, L.P. (CCE-II), which is controlled by CCT Holdings through its general partnership interest. Through December 23, 1998, CCT Holdings was owned approximately 85% by Kelso and certain other individuals and approximately 15% by Charter, manager of CCE-II's cable television systems.

     In January 1995, CAC completed the acquisition of certain cable television systems from Crown Media, Inc. (Crown), a subsidiary of Hallmark Cards, Incorporated (Hallmark) (the "Crown Transaction"). On September 29, 1995, CAC and CCT Holdings entered into an Asset Exchange Agreement whereby CAC exchanged a 1% undivided interest in all of its assets for a 1.22% undivided interest in certain assets to be acquired by CCT Holdings from an affiliate of Gaylord Entertainment Company, Inc. (Gaylord). Effective September 30, 1995, CCT Holdings acquired certain cable television systems from Gaylord (the "Gaylord Transaction"). Upon execution of the Asset Purchase Agreement, CAC and CCT Holdings entered into a series of agreements to contribute the assets acquired under the Crown Transaction to CCE-I and certain assets acquired in the Gaylord acquisition to CCE-II. Collectively, CCA Holdings and CCT Holdings own 100% of CCE-I and CCE-II.

     CC-LB was acquired by Kelso and Charter in May 1997. The accompanying financial statements include the accounts of CC-LB and its wholly owned subsidiary, Long Beach Acquisition Corp. (LBAC) from the date of acquisition. Through December 23, 1998, CC-LB was owned approximately 85% by Kelso and certain other individuals and approximately 15% by Charter, manager of LBAC's cable television systems.

     Effective December 23, 1998, Paul G. Allen acquired 94% of Charter through a series of transactions. In conjunction with Mr. Allen's acquisition, Charter acquired 100% of the outstanding stock of CCA Holdings, CCT Holdings and CC-LB on December 23, 1998.

     In 1998, CCE-I provided cable television service to customers in Connecticut, Illinois, Massachusetts, Missouri and New Hampshire, CCE-II provided cable television service to customers in California and LBAC provided cable television service to customers in Long Beach, California, and certain surrounding areas.

                                   CCA GROUP

  CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a residence are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................  3-15 years
Buildings and leasehold improvements........................  5-15 years
Vehicles and equipment......................................   3-5 years

In 1997, the Company shortened the estimated useful lives of certain property, plant and equipment for depreciation purposes. As a result, additional depreciation of $8,123 was recorded during 1997.

  FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are amortized using the straight-line method over 15 years.

  OTHER ASSETS

     Debt issuance costs are amortized to interest expense over the term of the related debt. The interest rate cap costs are being amortized over the terms of the agreement, which approximates three years.

  INCOME TAXES

     Income taxes are recorded in accordance with SFAS No. 109, "Accounting for Income Taxes."

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS:

     In 1997, CC-LB acquired the stock of LBAC for an aggregate purchase price, net of cash acquired, of $147,200. In connection with the completion of this acquisition, LBAC recorded $55,900 of deferred income tax liabilities resulting from differences between the financial reporting and tax basis of certain assets acquired.

                                   CCA GROUP

The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $190,200 and is included in franchises.

     In 1996, the Company acquired cable television systems in three separate transactions for an aggregate purchase price, net of cash acquired, of $122,000. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the dates of acquisition was $100,200 and is included in franchises.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of the acquisitions.

     Unaudited pro forma operating results for the 1997 acquisitions as though the acquisitions had been made on January 1, 1997, with pro forma adjustments to give effect to amortization of franchises, interest expense and certain other adjustments as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                               (UNAUDITED)
                                                              -------------
Revenues....................................................    $303,797
Income from operations......................................      14,108
Net loss....................................................     (94,853)

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

3.  RECEIVABLE FROM RELATED PARTY:

     In connection with the transfer of certain assets acquired in the Gaylord Transaction to Charter Communications Properties, Inc. (CCP), Charter Communications Properties Holding Corp. (CCP Holdings), the parent of CCP and a wholly owned subsidiary of Charter, entered into a $9,447 promissory note with CCT Holdings. The promissory note bears interest at the rates paid by CCT Holdings on the Gaylord Seller Note. Principal and interest are due on September 29, 2005. Interest income has been accrued based on an average rate of interest over the life of the Gaylord Seller Note, which approximates 15.4% and totaled $1,899 for the period from January 1, 1998, through December 23, 1998, and $1,806 and $1,547 for the years ended December 31, 1997 and 1996, respectively. As of December 31, 1997, interest receivable totaled $3,643.

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1997:

Cable distribution systems..................................  $ 426,241
Land, buildings and leasehold improvements..................     15,443
Vehicles and equipment......................................     24,375
                                                              ---------
                                                                466,059
Less -- Accumulated depreciation............................   (113,199)
                                                              ---------
                                                              $ 352,860
                                                              =========

     Depreciation expense for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, was $72,914, $59,599 and $39,575, respectively.

                                   CCA GROUP

5.  OTHER ASSETS:

     Other assets consists of the following at December 31, 1997:

Debt issuance costs.........................................  $13,416
Note receivable.............................................    2,100
Other.......................................................    1,342
                                                              -------
                                                               16,858
Less -- Accumulated amortization............................   (3,127)
                                                              -------
                                                              $13,731
                                                              =======

6.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1997:

Accrued interest............................................  $ 8,389
Franchise fees..............................................    6,434
Programming expenses........................................    5,855
Accounts payable............................................    4,734
Public education and governmental costs.....................    4,059
Salaries and related benefits...............................    3,977
Capital expenditures........................................    3,629
Other.......................................................   11,477
                                                              -------
                                                              $48,554
                                                              =======

7.  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1997:

CCE-I:
  Term loans................................................  $274,120
  Fund loans................................................    85,000
  Revolving credit facility.................................   103,800
                                                              --------
                                                               462,920
                                                              --------
CCE-II:
  Term loans................................................   105,000
  Revolving credit facility.................................   123,500
                                                              --------
                                                               228,500
                                                              --------
LBAC:
  Term loans................................................    85,000
  Revolving credit facility.................................     8,000
                                                              --------
                                                                93,000
                                                              --------
          Total debt........................................   784,420
Less -- Current maturities..................................   (25,625)
                                                              --------
          Total long-term debt..............................  $758,795
                                                              ========

                                   CCA GROUP

  CCE-I CREDIT AGREEMENT

     CCE-I maintains a credit agreement (the "CCE-I Credit Agreement"), which provides for a $280,000 term loan that matures on September 30, 2006, an $85,000 fund loan that matures on March 31, 2007, and a $175,000 revolving credit facility with a maturity date of September 30, 2006. Amounts under the CCE-I Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.75%. The variable interest rate ranged from 6.88% to 8.06% at December 23, 1998, and from 7.63% to 8.50% and 7.63% to 8.38%
at December 31, 1997 and 1996, respectively.

     Commencing June 30, 2002, and at the end of each calendar quarter thereafter, available borrowings under the revolving credit facility and the term loan shall be reduced on an annual basis by 12.0% in 2002 and 15.0% in 2003. Commencing June 30, 2002, and at the end of each calendar quarter thereafter, the available borrowings for the fund loan shall be reduced on an annual basis by 0.75% in 2002 and 1.0% in 2003. A quarterly commitment fee of between 0.375% and 0.5% per annum is payable on the unborrowed balance of the revolving credit facility.

  COMBINED CREDIT AGREEMENT

     CCE-II and LBAC maintain a credit agreement (the "Combined Credit Agreement") which provides for two term loan facilities, one with the principal amount of $100,000 that matures on March 31, 2005, and the other with the principal amount of $90,000 that matures on March 31, 2006. The Combined Credit Agreement also provides for a $185,000 revolving credit facility, with a maturity date of March 31, 2005. Amounts under the Combined Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.5%. The variable interest rate ranged from 6.56% to 7.59% at December 23, 1998, and from 7.50% to 8.38% at December 31, 1997, respectively.

     Commencing March 31, 2001, and at the end of each quarter thereafter, available borrowings under the revolving credit facility and one term loan shall be reduced on an annual basis by 5.0% in 2001, 15.0% in 2002 and 18.0% in 2003. Commencing in December 31, 1999, and at the end of each quarter thereafter, available borrowings under the other term loan shall be reduced on annual basis by 0.5% in 1999, 0.8% in 2000, 1.0% in 2001, 1.0% in 2002 and 1.0% in 2003. A
quarterly commitment fee of between 0.25% and 0.375% per annum, based upon the intercompany indebtedness of the Company, is payable on the unborrowed balance of the revolving credit facility.

  CCE CREDIT AGREEMENT

     In October 1998, Charter Communications Entertainment, L.P. (CCE L.P.), a 98% direct and indirect owner of CCE-I and CCE-II and indirectly owned subsidiary of the Company, entered into a credit agreement (the "CCE L.P. Credit Agreement") which provides for a term loan facility with the principal amount of $130,000 that matures on September 30, 2007. Amounts under the CCE L.P. Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin of up to 3.25%. The variable interest rate at December 23, 1998, was 8.62%.

     Commencing June 30, 2002, and the end of each calendar quarter thereafter, the available borrowings for the term loan shall be reduced on an annual basis by 0.75% in 2002 and 1.0% in 2003.

  CCE-II HOLDINGS CREDIT AGREEMENT

     CCE-II Holdings, LLC (CCE-II Holdings), a wholly owned subsidiary of CCE L.P. and the parent of CCE-II, entered into a credit agreement (the "CCE-II Holdings Credit Agreement") in November 1998, which provides for a term loan facility with the principal amount of $95,000 that matures on September 30, 2006. Amounts under the CCE-II Holdings Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin of up to 3.25%. The variable rate at December 23, 1998, was 8.56%.

                                   CCA GROUP

     Commencing June 30, 2002, and at the end of each quarter thereafter, available borrowings under the revolving credit facility and one term loan shall be reduced on an annual basis by 0.5% in 2002 and 1.0% in 2003.

     The credit agreements require the Company to comply with various financial and nonfinancial covenants, including the maintenance of annualized operating cash flow to fixed charge ratio, as defined, not to exceed 1.0 to 1.0. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens asset sales and certain other items.

8.  NOTES PAYABLE:

     Notes payable consists of the following at December 31, 1997:

HC Crown Note...............................................  $ 82,000
Accrued interest on HC Crown Note...........................    36,919
Gaylord Seller Note.........................................   165,688
Accrued interest on Gaylord Seller Note.....................    63,595
                                                              --------
          Total.............................................  $348,202
                                                              ========

     In connection with the Crown Transaction, the Company entered into an $82,000 senior subordinated loan agreement with a subsidiary of Hallmark, HC Crown Corp., and pursuant to such loan agreement issued a senior subordinated note (the "HC Crown Note"). The HC Crown Note was an unsecured obligation. The HC Crown Note was limited in aggregate principal amount to $82,000 and has a stated maturity date of December 31, 1999 (the "Stated Maturity Date"). Interest has been accrued at 13% per annum, compounded semiannually, payable upon maturity. In October 1998, the Crown Note and accrued interest was paid in full.

     In connection with the Gaylord Transaction, CCT Holdings entered into a $165,700 subordinated loan agreement with Gaylord (the "Gaylord Seller Note"). Interest expense has been accrued based on an average rate of interest over the life of the Gaylord Seller Note, which approximated 15.4%.

     In connection with the Gaylord Transaction, CCT Holdings, CCE L.P. and Gaylord entered into a contingent payment agreement (the "Contingent Agreement"). The Contingent Agreement indicates CCE L.P. will pay Gaylord 15% of any amount distributed to CCT Holdings in excess of the total of the Gaylord Seller Note, Crown Seller Note and $450,000. In conjunction with the Paul G. Allen acquisition of Charter and the Company, Gaylord was paid an additional $132,000 pursuant to the Contingent Agreement and the Gaylord Seller Note was paid in full.

                                   CCA GROUP

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1997, is as follows:

                                                                           1997
                                                             --------------------------------
                                                             CARRYING    NOTIONAL      FAIR
                                                              VALUE       AMOUNT      VALUE
                                                             --------    --------     -----
DEBT
Debt under credit agreements...............................  $784,420    $     --    $784,420
HC Crown Note (including accrued interest).................   118,919          --     118,587
Gaylord Seller Note (including accrued interest)...........   229,283          --     214,074
INTEREST RATE HEDGE AGREEMENTS
Swaps......................................................        --     405,000      (1,214)
Caps.......................................................        --     120,000          --
Collars....................................................        --     190,000        (437)

     As the long-term debt under the credit agreements bear interest at current market rates, their carrying amount approximates fair market value at December 31, 1997. Fair value of the HC Crown Note is based upon trading activity at December 31, 1997. Fair value of the Gaylord Seller Note is based on current redemption value.

     The weighted average interest pay rate for the Company's interest rate swap agreements was 7.82% at December 31, 1997. The weighted average interest rate for the Company's interest rate cap agreements was 8.49% at December 31, 1997. The weighted average interest rates for the Company's interest rate collar agreements were 9.04% and 7.57% for the cap and floor components, respectively, at December 31, 1997.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's Senior Credit Facility thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the results of operations or the financial position of the Company.

                                   CCA GROUP

10.  COMMON STOCK:

     The Company's common stock consist of the following at December 31, 1997:

CCA Holdings:
  Common stock -- Class A, voting, $.01 par value, 100,000
     shares authorized; 75,515 shares issued and
     outstanding............................................    $ 1
  Common stock -- Class B, voting, $.01 par value, 20,000
     shares authorized; 4,300 shares issued and
     outstanding............................................     --
  Common stock -- Class C, nonvoting, $.01 par value, 5,000
     shares authorized; 185 shares issued and outstanding...     --
                                                                ---
                                                                  1
                                                                ---
CCT Holdings:
  Common stock -- Class A, voting, $.01 par value, 20,000
     shares authorized; 16,726 shares issued and
     outstanding............................................     --
  Common stock -- Class B, voting, $.01 par value, 4,000
     shares authorized; 3,000 shares issued and
     outstanding............................................     --
  Common stock -- Class C, nonvoting, $.01 par value, 1,000
     shares authorized; 275 shares issued and outstanding...     --
                                                                ---
CC-LB:
  Common stock -- Class A, voting, $.01 par value, 31,000
     shares authorized, 27,850 shares issued and
     outstanding............................................     --
  Common stock -- Class B, voting, $.01 par value, 2,000
     shares authorized, 1,500 shares issued and
     outstanding............................................     --
  Common stock -- Class C, nonvoting, $.01 par value, 2,000
     shares authorized, 650 shares issued and outstanding...     --
                                                                ---
          Total common stock................................    $ 1
                                                                ===

  CCA HOLDINGS

     The Class A Voting Common Stock (CCA Class A Common Stock) and Class C Nonvoting Common Stock (CCA Class C Common Stock) have certain preferential rights upon liquidation of CCA Holdings. In the event of liquidation, dissolution or "winding up" of CCA Holdings, holders of CCA Class A and Class C Common Stock are entitled to a preference of $1,000 per share. After such amount is paid, holders of Class B Voting Common Stock (CCA Class B Common Stock) are entitled to receive $1,000 per share. Thereafter, Class A and Class C shareholders shall ratably receive the remaining proceeds.

     If upon liquidation, dissolution or "winding up" the assets of CCA Holdings are insufficient to permit payment to Class A and Class C shareholders for their full preferential amounts, all assets of CCA Holdings shall then be distributed ratably to Class A and Class C shareholders. Furthermore, if the proceeds from liquidation are inadequate to pay Class B shareholders their full preferential amounts, the proceeds are to be distributed on a pro rata basis to Class B shareholders.

     Upon the occurrence of any Conversion Event (as defined within the Amended and Restated Certificate of Incorporation) Class C shareholders may convert any or all of their outstanding shares into the same number of Class A shares. Furthermore, CCA Holdings may automatically convert outstanding Class C shares into the same number of Class A shares.

     CCA Holdings is restricted from making cash dividends on its common stock until the balance outstanding under the HC Crown Note is repaid.

                                   CCA GROUP

     Charter and Kelso entered into a Stockholders' Agreement providing for certain restrictions on the transfer, sale or purchase of CCA Holdings' common stock.

  CCT HOLDINGS

     The Class A Voting Common Stock (CCT Class A Common Stock) and Class C Nonvoting Common Stock (CCT Class C Common Stock) have certain preferential rights upon liquidation of CCT Holdings. In the event of liquidation, dissolution or "winding up" of CCT Holdings, holders of CCT Class A Common Stock and Class C Common Stock are entitled to a preference of $1,000 per share. After such amount is paid, holders of Class B Voting Common Stock (CCT Class B Common Stock) are entitled to receive $1,000 per share. Thereafter, Class A and Class C shareholders shall ratably receive the remaining proceeds.

     If upon liquidation, dissolution or "winding up" the assets of CCT Holdings are insufficient to permit payment to Class A Common Stock and Class C shareholders for their full preferential amount, all assets of the Company shall then be distributed ratably to Class A and Class C shareholders. Furthermore, if the proceeds from liquidation are inadequate to pay Class B shareholders their full preferential amount, the proceeds are to be distributed on a pro rata basis to Class B shareholders.

     Upon the occurrence of any Conversion Event (as defined within the Amended and Restated Certificate of Incorporation), Class C shareholders may convert any or all of their outstanding shares into the same number of Class A shares. Furthermore, CCT Holdings may automatically convert outstanding Class C shares into the same number of Class A shares.

     CCT Holdings is restricted from making cash dividends on its common stock until the balance outstanding under the note payable to seller is repaid.

     Charter and Kelso entered into a Stockholders' Agreement providing for certain restrictions on the transfer, sale or purchase of CCT Holdings' common stock.

  CC-LB

     The Class A Voting Common Stock (CC-LB Class A Common Stock) and Class C Nonvoting Common Stock (CC-LB Class C Common Stock) have certain preferential rights upon liquidation of CC-LB. In the event of liquidation, dissolution or "winding up" of CC-LB, holders of CC-LB Class A Common Stock and Class C Common Stock are entitled to a preference of $1,000 per share. After such amount is paid, holders of Class B Voting Common Stock (CC-LB Class B Common Stock) are entitled to receive $1,000 per share. Thereafter, Class A, Class B and Class C shareholders shall ratably receive the remaining proceeds.

     If upon liquidation, dissolution or "winding up" the assets of CC-LB are insufficient to permit payment to Class A and Class C shareholders for their full preferential amount, all assets of the Company shall then be distributed ratably to Class A and Class C shareholders. Furthermore, if the proceeds from liquidation are inadequate to pay Class B shareholders their full preferential amount, the proceeds are to be distributed on a pro rata basis to Class B shareholders.

     CC-LB Class C Common Stock may be converted into CC-LB Class A Common Stock upon the transfer of CC-LB Class C Common Stock to a person not affiliated with the seller. Furthermore, CC-LB may automatically convert outstanding Class C shares into the same number of Class A shares.

11.  RELATED PARTY TRANSACTIONS:

     Charter provides management services to the Company under the terms of a contract which provides for annual base fees equal to $9,277 and $9,485 for the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997, respectively, plus an additional fee equal to 30% of the excess, if any, of operating cash flow (as defined in the management agreement) over the projected operating cash flow. Payment of the additional fee is deferred due to restrictions provided within the Company's credit agreements. Deferred management fees bear interest at 8.0% per annum. The additional fees for the periods from

                                   CCA GROUP

January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996, totaled $2,160, $1,990 and $1,255, respectively. In addition, the Company receives financial advisory services from an affiliate of Kelso, under terms of a contract which provides for fees equal to $1,064 and $1,113 per annum as of January 1, 1998, through December 23, 1998, and December 31, 1997, respectively. Management and financial advisory service fees currently payable of $2,281 are included in payables to manager of cable television systems -- related party at December 31, 1997.

     The Company pays certain acquisition advisory fees to an affiliate of Kelso and Charter, which typically equal approximately 1% of the total purchase price paid for cable television systems acquired. Total acquisition fees paid to the affiliate of Kelso for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to the affiliate of Kelso in 1997 and 1996 were $-0- and $1,400, respectively. Total acquisition fees paid to Charter for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to Charter in 1997 and 1996 were $-0- and $1,400, respectively.

     The Company and all entities managed by Charter collectively utilize a combination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Medical coverage provides for $2,435 aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year. Charges are determined by independent actuaries at the present value of the actuarially computed present and future liabilities for such benefits. The Company is allocated its share of the charges monthly based upon its total number of employees, historical claims and medical cost trend rates. Management considers this allocation to be reasonable for the operations of the Company. For the period from January 1, 1998, through December 23, 1998, the Company expensed $1,950 relating to insurance allocations. During 1997 and 1996, the Company expensed $1,689 and $2,065, respectively, relating to insurance allocations.

     Beginning in 1996, the Company and other entities managed by Charter employed the services of Charter's National Data Center (the "National Data Center"). The National Data Center performs certain customer billing services and provides computer network, hardware and software support to the Company and other affiliated entities. The cost of these services is allocated based on the number of customers. Management considers this allocation to be reasonable for the operations of the Company. For the period from January 1, 1998, through December 23, 1998, the Company expensed $843 relating to these services. During 1997 and 1996, the Company expensed $723 and $466 relating to these services, respectively.

     CCE-I maintains a regional office. The regional office performs certain operational services on behalf of CCE-I and other affiliated entities. The cost of these services is allocated to CCE-I and affiliated entities based on their number of customers. Management considers this allocation to be reasonable for the operations of CCE-I. From the period January 1, 1998, through December 23, 1998, the Company expensed $1,926 relating to these services. During 1997 and 1996, CCE-I expensed $861 and $799, respectively, relating to these services.

12.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, was $2,222. Rent expense incurred under these leases during 1997 and 1996 was $1,956 and $1,704, respectively.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expensed incurred for pole attachments for the period from January 1, 1998, through December 23, 1998, was $2,430. Rent expense incurred for pole attachments during 1997 and 1996 was $2,601 and $2,330, respectively.

                                   CCA GROUP

  LITIGATION

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

13.  REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 23, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

                                   CCA GROUP

14.  INCOME TAXES:

     Deferred tax assets and liabilities are recognized for the estimated future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred income tax expense or benefit is the result of changes in the liability or asset recorded for deferred taxes. A valuation allowance must be established for any portion of a deferred tax asset for which it is more likely than not that a tax benefit will not be realized.

     For the period from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996, no current provision (benefit) for income taxes was recorded. The effective income tax rate is less than the federal rate of 35% primarily due to providing a valuation allowance on deferred income tax assets.

     Deferred taxes are comprised of the following at December 31, 1997:

Deferred income tax assets:
  Accounts receivable.......................................  $     252
  Other assets..............................................      7,607
  Accrued expenses..........................................      4,740
  Deferred revenue..........................................        624
  Deferred management fees..................................      1,654
  Tax loss carryforwards....................................     80,681
  Tax credit carryforward...................................      1,360
  Valuation allowance.......................................    (40,795)
                                                              ---------
          Total deferred income tax assets..................     56,123
                                                              ---------
Deferred income tax liabilities:
  Property, plant and equipment.............................    (38,555)
  Franchise costs...........................................   (117,524)
  Other.....................................................    (11,407)
                                                              ---------
          Total deferred income tax liabilities.............   (167,486)
                                                              ---------
          Net deferred income tax liability.................  $(111,363)
                                                              =========

     At December 31, 1997, the Company had net operating loss (NOL) carryforwards for regular income tax purposes aggregating $204,400, which expire in various years from 1999 through 2012. Utilization of the NOLs carryforwards is subject to certain limitations.

15.  EMPLOYEE BENEFIT PLANS:

     The Company's employees may participate in the Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company contributes an amount equal to 50% of the first 5% of contributions by each employee. For the period from January 1, 1998, through December 23, 1998, the Company contributed $585 to the 401(k) plan. During 1997 and 1996, the Company contributed approximately $499 and $435 to the 401(k) Plan, respectively.

     Certain employees of the Company are participants in the 1996 Charter Communications/Kelso Group Appreciation Rights Plan (the "Plan"). The Plan covers certain key employees and consultants within the

                                   CCA GROUP
group of companies and partnerships controlled by affiliates of Kelso and managed by Charter. The Plan permits the granting of up to 1,000,000 units, of which 705,000 were outstanding at December 31, 1997. Unless otherwise provided in a particular instance, units vest at a rate of 20% per annum. The Plan entitles participants to receive payment of the appreciated unit value for vested units, upon the occurrence of certain events specified in the Plan (i.e. change in control, employee termination) The units do not represent a right to an equity interest to any entities within the CCA Group. Compensation expense is based on the appreciated unit value and is amortized over the vesting period.

     As a result of the acquisition of Charter and the Company, the Plan was terminated, all outstanding units became 100% vested and all amounts were paid by Charter in 1999. For the period from January 1, 1998, through December 23, 1998, the Company recorded $5,684 of expense, included in management fees, and a contribution from Charter related to the Appreciation Rights Plan.

16.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).

17.  SUBSEQUENT EVENT:

     Subsequent to December 23, 1998, CCA Holdings, CCT Holdings and CC-LB converted to limited liability companies and are now known as CCA Holdings LLC, CCT Holdings LLC and Charter Communications Long Beach, LLC, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CharterComm Holdings, L.P.:

     We have audited the accompanying consolidated balance sheet of CharterComm Holdings, L.P. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, partners' capital and cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CharterComm Holdings, L.P. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                CONSOLIDATED BALANCE SHEET -- DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $  2,742
  Accounts receivable, net of allowance for doubtful
     accounts of $330.......................................     3,158
  Prepaid expenses and other................................       342
                                                              --------
          Total current assets..............................     6,242
                                                              --------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................   235,808
  Franchises, net of accumulated amortization of $119,968...   480,201
                                                              --------
                                                               716,009
                                                              --------
OTHER ASSETS................................................    16,176
                                                              --------
                                                              $738,427
                                                              ========

                       LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Current maturities of long-term debt......................    $  5,375
  Accounts payable and accrued expenses.....................      30,507
  Payables to manager of cable television systems -- related
     party..................................................       1,120
                                                                --------
          Total current liabilities.........................      37,002
                                                                --------
DEFERRED REVENUE............................................       1,719
                                                                --------
LONG-TERM DEBT, less current maturities.....................     666,662
                                                                --------
DEFERRED MANAGEMENT FEES....................................       7,805
                                                                --------
DEFERRED INCOME TAXES.......................................       5,111
                                                                --------
REDEEMABLE PREFERRED LIMITED UNITS -- 577.81 units,
  issued and outstanding....................................      20,128
                                                                --------
PARTNERS' CAPITAL:
  General Partner...........................................          --
  Common Limited Partners -- 220.24 units issued and
     outstanding............................................          --
                                                                --------
          Total partners' capital...........................          --
                                                                --------
                                                                $738,427
                                                                ========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                           PERIOD FROM
                                                            JANUARY 1,
                                                              1998,             YEAR ENDED
                                                             THROUGH           DECEMBER 31
                                                           DECEMBER 23,    --------------------
                                                               1998          1997        1996
                                                           ------------      ----        ----
REVENUES.................................................    $196,801      $175,591    $120,280
                                                             --------      --------    --------
OPERATING EXPENSES:
  Operating costs........................................      83,745        75,728      50,970
  General and administrative.............................      14,586        12,607       9,327
  Depreciation and amortization..........................      86,741        76,535      53,133
  Management fees -- related party.......................      14,780         8,779       6,014
                                                             --------      --------    --------
                                                              199,852       173,649     119,444
                                                             --------      --------    --------
     Income (loss) from operations.......................      (3,051)        1,942         836
                                                             --------      --------    --------
OTHER INCOME (EXPENSE):
  Interest income........................................         211           182         233
  Interest expense.......................................     (66,121)      (61,498)    (41,021)
  Other, net.............................................      (1,895)           17        (468)
                                                             --------      --------    --------
                                                              (67,805)      (61,299)    (41,256)
                                                             --------      --------    --------
     Loss before extraordinary item......................     (70,856)      (59,357)    (40,420)
EXTRAORDINARY ITEM -- Loss on early retirement of debt...      (6,264)           --          --
                                                             --------      --------    --------
     Net loss............................................     (77,120)      (59,357)    (40,420)
REDEMPTION PREFERENCE ALLOCATION:
  Special Limited Partner units..........................          --            --        (829)
  Redeemable Preferred Limited units.....................          --            --      (4,081)
NET LOSS ALLOCATED TO REDEEMABLE PREFERRED LIMITED
  UNITS..................................................      20,128         2,553       4,063
                                                             --------      --------    --------
     Net loss applicable to partners' capital accounts...    $(56,992)     $(56,804)   $(41,267)
                                                             ========      ========    ========
NET LOSS ALLOCATION TO PARTNERS' CAPITAL ACCOUNTS:
  General Partner........................................    $(56,992)     $(21,708)   $(38,391)
  Common Limited Partners................................          --       (35,096)     (2,876)
                                                             --------      --------    --------
                                                             $(56,992)     $(56,804)   $(41,267)
                                                             ========      ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                             (DOLLARS IN THOUSANDS)

                                                                          COMMON
                                                             GENERAL     LIMITED
                                                             PARTNER     PARTNERS     TOTAL
                                                             -------     --------     -----
BALANCE, December 31, 1995.................................  $ 29,396    $  2,202    $ 31,598
  Capital contributions....................................    30,703       2,300      33,003
  Allocation of net loss...................................   (38,391)     (2,876)    (41,267)
                                                             --------    --------    --------
BALANCE, December 31, 1996.................................    21,708       1,626      23,334
  Capital contributions....................................        --      33,470      33,470
  Allocation of net loss...................................   (21,708)    (35,096)    (56,804)
                                                             --------    --------    --------
BALANCE, December 31, 1997.................................        --          --          --
  Capital contributions....................................     4,920          --       4,920
  Allocation of net loss...................................   (56,992)         --     (56,992)
                                                             --------    --------    --------
BALANCE, December 23, 1998.................................  $(52,072)   $     --    $(52,072)
                                                             ========    ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                             PERIOD FROM
                                                              JANUARY 1,
                                                                1998,
                                                               THROUGH      YEAR ENDED DECEMBER 31,
                                                             DECEMBER 23,   -----------------------
                                                                 1998          1997         1996
                                                             ------------      ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................................   $ (77,120)    $ (59,357)   $ (40,420)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Extraordinary item -- Loss on early retirement of
       debt................................................       6,264            --           --
     Depreciation and amortization.........................      86,741        76,535       53,133
     Amortization of debt issuance costs, debt discount and
       interest rate cap agreements........................      14,563        14,212        9,564
     Loss on disposal of property, plant and equipment.....       1,714           203          367
     Changes in assets and liabilities, net of effects from
       acquisition --
       Accounts receivable, net............................       2,000           369         (303)
       Prepaid expenses and other..........................        (203)          943          245
       Accounts payable and accrued expenses...............      (1,970)        3,988        9,911
       Payables to manager of cable television systems,
          including deferred management fees...............       9,456         3,207        3,479
       Deferred revenue....................................         770           (82)         452
       Other operating activities..........................       5,378            --           --
                                                              ---------     ---------    ---------
       Net cash provided by operating activities...........      47,593        40,018       36,428
                                                              ---------     ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment...............     (85,044)      (72,178)     (48,324)
  Payments for acquisitions, net of cash acquired..........      (5,900)     (159,563)    (145,366)
  Other investing activities...............................       5,280         1,577       (2,089)
                                                              ---------     ---------    ---------
     Net cash used in investing activities.................     (85,664)     (230,164)    (195,779)
                                                              ---------     ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt.............................     547,400       231,250      260,576
  Repayments of long-term debt.............................    (505,300)      (67,930)     (34,401)
  Partners' capital contributions..........................          --        29,800           --
  Payment of debt issuance costs...........................      (3,651)       (3,593)     (11,732)
  Payment of Special Limited Partnership units.............          --            --      (43,243)
  Repayments of note payable -- related party..............          --            --      (15,000)
  Payments for interest rate cap agreements................          --            --          (35)
                                                              ---------     ---------    ---------
     Net cash provided by financing activities.............      38,449       189,527      156,165
                                                              ---------     ---------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......         378          (619)      (3,186)
CASH AND CASH EQUIVALENTS, beginning of period.............       2,742         3,361        6,547
                                                              ---------     ---------    ---------
CASH AND CASH EQUIVALENTS, end of period...................   $   3,120     $   2,742    $   3,361
                                                              =========     =========    =========
CASH PAID FOR INTEREST.....................................   $  61,559     $  42,538    $  28,860
                                                              =========     =========    =========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION AND BASIS OF PRESENTATION

     CharterComm Holdings, L.P. (CharterComm Holdings) was formed in March 1996 with the contributions of Charter Communications Southeast Holdings, L.P. (Southeast Holdings), Charter Communications, L.P. (CC-I) and Charter Communications II, L.P. (CC-II). This contribution was accounted for as a reorganization under common control and, accordingly, the consolidated financial statements and notes have been restated to include the results and financial position of Southeast Holdings, CC-I and CC-II.

     Through December 23, 1998, CharterComm Holdings was owned 75.3% by affiliates of Charterhouse Group International, Inc., a privately owned investment firm (collectively referred to herein as "Charterhouse"), indirectly owned 5.7% by Charter Communications, Inc. (Charter), manager of the Partnership's (as defined below) cable television systems, and owned 19.0% primarily by other institutional investors.

     Effective December 23, 1998, Paul G. Allen acquired 94% of Charter through a series of transactions. In conjunction with Mr. Allen's acquisition, Charter acquired 100% of the outstanding partnership interests in CharterComm Holdings on December 23, 1998.

     The accompanying consolidated financial statements include the accounts of CharterComm Holdings and its subsidiaries collectively referred to as the "Partnership" herein. All significant intercompany balances and transactions have been eliminated in consolidation.

     In 1998, the Partnership through its subsidiaries provided cable television service to customers in Alabama, Georgia, Kentucky, Louisiana, North Carolina, South Carolina and Tennessee.

  CASH EQUIVALENTS

     The Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................  3-15 years
Buildings and leasehold improvements........................  5-15 years
Vehicles and equipment......................................   3-5 years

     In 1997, the Partnership shortened the estimated useful lives of certain property, plant and equipment for depreciation purposes. As a result, an additional $4,775 of depreciation was recorded during 1997.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. In addition, approximately $100,000 of franchise rights are being amortized over a period of 3 to 11 years.

  OTHER ASSETS

     Debt issuance costs are being amortized to interest expense over the term of the related debt. The interest rate cap costs are being amortized over the terms of the agreement, which approximates three years.

  IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

  REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1997, no installation revenue has been deferred, as direct selling costs exceeded installation revenue.

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Partnership ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Partnership's customers and are periodically remitted to local franchises. Franchise fees collected and paid are reported as revenue.

  INTEREST RATE HEDGE AGREEMENTS

     The Partnership manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     The Partnership's interest rate swap agreements require the Partnership to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Partnership to reduce the impact of rising interest rates on floating rate debt.

     The Partnership's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  OTHER INCOME (EXPENSE)

     Other, net includes gain and loss on disposition of property, plant and equipment, and other miscellaneous items, all of which are not directly related to the Partnership's primary line of business. In 1996, the Partnership recorded $367 of nonoperating losses for its portion of insurance deductibles pertaining to damage caused by hurricanes to certain cable television systems.

  INCOME TAXES

     Income taxes are the responsibility of the partners and are not provided for in the accompanying financial statements except for Peachtree Cable TV, Inc. (Peachtree), an indirect wholly owned subsidiary, which is a C corporation and for which taxes are presented in accordance with SFAS No. 109.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS:

     In 1998, the Partnership acquired cable television systems in one transaction for a purchase price net of cash acquired, of $5,900. The excess cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $5,000 and is included in franchises.

     In 1997, the Partnership acquired cable television systems in three separate transactions for an aggregate purchase price, net of cash acquired, of $159,600. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $126,400 and is included in franchises.

     In 1996, the Partnership acquired cable television systems in three separate transactions for an aggregate purchase price, net of cash acquired, of $145,400. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $118,200 and is included in franchises.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition.

     Unaudited pro forma operating results for the 1997 acquisitions as though the acquisitions had been made on January 1, 1997, with pro forma adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
                                                              (UNAUDITED)
Revenues....................................................    $182,770
Income from operations......................................       2,608
Net loss....................................................     (61,389)

     The unaudited pro forma information does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  DISTRIBUTIONS AND ALLOCATIONS:

     For financial reporting purposes, redemption preference allocations, profits and losses are allocated to partners in accordance with the liquidation provision of the applicable partnership agreement.

     As stated in the Partnership Agreement, the Partnership may make distributions to the partners out of all available funds at such times and in such amounts as the General Partner may determine in its sole discretion.

4.  REDEEMABLE PREFERRED LIMITED UNITS:

     As of December 31, 1995, certain Redeemable Preferred Limited Partner units of CC-I and CC-II were outstanding. During 1996, the Partnership issued certain Redeemable Preferred Limited Partner units of CharterComm Holdings.

     The Preferred Limited Partners' preference return has been reflected as an addition to the Redeemable Preferred Limited Partner units, and the decrease has been allocated to the General Partner and Common Limited Partner consistent with the liquidation and distribution provisions in the partnership agreements.

     At December 23, 1998, the balance related to the CharterComm Holdings Preferred Limited Partner units was as follows:

Contribution, March 1996....................................  $ 20,052
  1996 redemption preference allocation.....................     2,629
  Allocation of net loss....................................        --
                                                              --------
Balance, December 31, 1996..................................    22,681
  1997 redemption preference allocation.....................        --
  Allocation of net loss....................................    (2,553)
                                                              --------
Balance, December 31, 1997..................................    20,128
  1998 redemption preference allocation.....................        --
  Allocation of net loss....................................   (20,128)
                                                              --------
Balance, December 23, 1998..................................  $     --
                                                              ========

     The 1998 and 1997 redemption preference allocations of $4,617 and $4,020, respectively, have not been reflected in the Preferred Limited Partners' capital accounts since the General Partner and Common Limited Partners' capital accounts have been reduced to $-0-.

5.  SPECIAL LIMITED PARTNER UNITS (CC-I):

     Prior to March 28, 1996, certain Special Limited Partner units of CC-I were outstanding. CC-I's profits were allocated to the Special Limited Partners until allocated profits equaled the unrecovered preference amount (preference amounts range from 6% to 17.5% of the unrecovered initial cost of the partnership units and unrecovered preference amounts per annum). When there was no profit to allocate, the preference return was reflected as a decrease in Partners' Capital.

     In accordance with a purchase agreement and through the use of a capital contribution from Charter Communications Southeast, L.P. (Southeast), a wholly owned subsidiary of Southeast Holdings, resulting from the proceeds of the Notes (see Note 9), CC-I paid the Special Limited Partners $43,243 as full consideration for their partnership interests on March 28, 1996.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1997:

Cable distribution systems..................................  $274,837
Land, buildings and leasehold improvements..................     5,439
Vehicles and equipment......................................    14,669
                                                              --------
                                                               294,945
Less -- Accumulated depreciation............................   (59,137)
                                                              --------
                                                              $235,808
                                                              ========

     Depreciation expense for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, was $44,307, $33,634 and $16,997, respectively.

7.  OTHER ASSETS:

     Other assets consist of the following at December 31, 1997:

Debt issuance costs.........................................  $18,385
Other assets................................................    3,549
                                                              -------
                                                               21,934
Less -- Accumulated amortization............................   (5,758)
                                                              -------
                                                              $16,176
                                                              =======

     As a result of the payment and termination of the CC-I Credit Agreement and CC-II Credit Agreement (see Note 9), debt issuance costs of $6,264 were written off as an extraordinary loss on early retirement of debt for the period from January 1, 1998, through December 23, 1998.

8.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1997:

Accrued interest............................................  $ 9,804
Franchise fees..............................................    3,524
Programming costs...........................................    3,391
Accounts payable............................................    2,479
Capital expenditures........................................    2,099
Salaries and related benefits...............................    2,079
Other.......................................................    7,131
                                                              -------
                                                              $30,507
                                                              =======

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1997:

Senior Secured Discount Debentures..........................  $146,820
11 1/4% Senior Notes........................................   125,000
Credit Agreements:
  CC-I......................................................   112,200
  CC-II.....................................................   339,500
                                                              --------
                                                               723,520
Less:
  Current maturities........................................    (5,375)
  Unamortized discount......................................   (51,483)
                                                              --------
                                                              $666,662
                                                              ========

  SENIOR SECURED DISCOUNT DEBENTURES

     On March 28, 1996, Southeast Holdings and CharterComm Holdings Capital Corporation (Holdings Capital), a wholly owned subsidiary of Southeast Holdings (collectively the "Debentures Issuers"), issued $146,820 of Senior Secured Discount Debentures (the "Debentures") for proceeds of $75,000. Proceeds from the Debentures were used to pay fees and expenses related to the issuance of the Debentures and the balance of $72,400 was a capital contribution to Southeast. The Debentures are secured by all of Southeast Holdings' ownership interest in Southeast and rank pari passu in right and priority of payment to all other existing and future indebtedness of the Debentures Issuers. The Debentures are effectively subordinated to the claims of creditors of Southeast Holdings' subsidiaries, including the Combined Credit Agreement (as defined herein). The Debentures are redeemable at the Debentures Issuers' option at amounts decreasing from 107% to 100% of principal, plus accrued and unpaid interest to the redemption date, beginning on March 15, 2001. The Debentures Issuers are required to make an offer to purchase all of the Debentures, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the Debentures Indenture. No interest is payable on the Debentures prior to March 15, 2001. Thereafter, interest on the Debentures is payable semiannually in arrears beginning September 15, 2001, until maturity on March 15, 2007. The discount on the Debentures is being accreted using the effective interest method at an interest rate of 14% from the date of issuance to March 15, 2001.

  11 1/4% SENIOR NOTES

     Southeast and CharterComm Capital Corporation (Southeast Capital), a wholly owned subsidiary of Southeast (collectively the "Notes Issuers"), issued $125,000 aggregate principal amount of 11 1/4% Senior Notes (the "Notes"). The Notes are senior unsecured obligations of the Notes Issuers and rank pari passu in right and priority of payment to all other existing and future indebtedness of the Notes Issuers. The Notes are effectively subordinated to the claims of creditors of Southeast's subsidiaries, including the lenders under the Combined Credit Agreement. The Notes are redeemable at the Notes Issuers' option at amounts decreasing from 105.625% to 100% of principal, plus accrued and unpaid interest to the date of redemption, beginning on March 15, 2001. The Notes Issuers are required to make an offer to purchase all of the Notes, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the Notes Indenture. Interest is payable semiannually on March 15 and September 15 until maturity on March 15, 2006.

     Southeast and Southeast Holdings are holding companies with no significant assets other than their direct and indirect investments in CC-I and CC-II. Southeast Capital and Holdings Capital were formed solely for

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the purpose of serving as co-issuers and have no operations. Accordingly, the Notes Issuers and Debentures Issuers must rely upon distributions from CC-I and CC-II to generate funds necessary to meet their obligations, including the payment of principal and interest on the Notes and Debentures.

  COMBINED CREDIT AGREEMENT

     In June 1998, CC-I and CC-II (the "Borrowers") replaced their existing credit agreements and entered into a combined credit agreement (the "Combined Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $200,000 that matures on June 30, 2007, and the other with the principal amount of $150,000 that matures on December 31, 2007. The Combined Credit Agreement also provides for a $290,000 revolving credit facility, with a maturity date of June 30, 2007. Amounts under the Combined Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.0%. The variable interest rates ranged from 6.69% to 7.31% at December 23, 1998.

     Commencing March 31, 2002, and at the end of each calendar quarter thereafter, the available borrowings for the revolving credit facility and the $200,000 term loan shall be reduced on an annual basis by 11.0% in 2002 and 14.6% in 2003. Commencing March 31, 2002, and at the end of each calendar quarter thereafter, the available borrowings for the $150,000 term loan shall be reduced on an annual basis by 1.0% in 2002 and 1.0% in 2003. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facility.

     The Debentures, Notes and Combined Credit Agreement require the Partnership to comply with various financial and nonfinancial covenants including the maintenance of a ratio of debt to annualized operating cash flow, as defined, not to exceed 5.25 to 1 at December 23, 1998. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items.

  CC-I CREDIT AGREEMENT

     CC-I maintained a credit agreement (the "CC-I Credit Agreement") with a consortium of banks for borrowings up to $127,200, consisting of a revolving line of credit of $63,600 and a term loan of $63,600. Interest accrued, at CC-I's option, at rates based upon the Base Rate, as defined in the CC-I Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit plus the applicable margin based upon CC-I's leverage ratio at the time of the borrowings. The variable interest rates ranged from 7.75% to 8.00% and 7.44% to 7.50% at December 31, 1997 and 1996, respectively.

     In June 1998, the CC-I Credit Agreement was repaid and terminated in conjunction with the establishment of the Combined Credit Agreement.

  CC-II CREDIT AGREEMENT

     CC-II maintained a credit agreement (the "CC-II Credit Agreement") with a consortium of banks for borrowings up to $390,000, consisting of a revolving credit facility of $215,000, and two term loans totaling $175,000. Interest accrued, at CC-II's option, at rates based upon the Base Rate, as defined in the CC-II Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit plus the applicable margin based upon CC-II's leverage ratio at the time of the borrowings. The variable interest rates ranged from 7.63% to 8.25% and 7.25% to 8.125% at December 31, 1997 and 1996, respectively.

     In June 1998, the CC-II Credit Agreement was repaid and terminated in conjunction with the establishment of the Combined Credit Agreement.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1997, is as follows:

                                                     CARRYING    NOTIONAL      FAIR
                                                      VALUE       AMOUNT      VALUE
                                                     --------    --------     -----
DEBT
Senior Secured Discount Debentures.................  $ 95,337    $     --    $115,254
11 1/4% Senior Notes...............................   125,000          --     136,875
CC-I Credit Agreement..............................   112,200          --     112,200
CC-II Credit Agreement.............................   339,500          --     339,500

INTEREST RATE HEDGE AGREEMENTS
CC-I:
  Swaps............................................        --     100,000        (797)
CC-II:
  Swaps............................................        --     170,000      (1,030)
  Caps.............................................        --      70,000          --
  Collars..........................................        --      55,000        (166)

     As the CC-I and CC-II Credit Agreements bear interest at current market rates, their carrying amounts approximate fair market values at December 31, 1997. The fair value of the Notes and the Debentures is based on current redemption value.

     The weighted average interest pay rate for CC-I interest rate swap agreements was 8.07% at December 31, 1997.

     The weighted average interest pay rate for CC-II interest rate swap agreements was 8.03% at December 31, 1997. The weighted average interest rate for CC-II interest cap agreements was 8.48% at December 31, 1997. The weighted average interest rates for CC-II interest rate collar agreements were 9.01% and 7.61% for the cap and floor components, respectively, at December 31, 1997.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Partnership's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Partnership would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Partnership's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Partnership's credit facilities thereby reducing the exposure to credit loss. The Partnership has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the results of operations or the financial position of the Partnership.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  INCOME TAXES:

     The book value of the Partnership's net assets (excluding Peachtree) exceeds its tax reporting basis by $2,919 as of December 31, 1997.

     As of December 31, 1997, temporary differences and carryforwards that gave rise to deferred income tax assets and liabilities for Peachtree are as follows:

Deferred income tax assets:
  Accounts receivable.......................................  $     4
  Accrued expenses..........................................       29
  Deferred management fees..................................      111
  Deferred revenue..........................................       24
  Tax loss carryforwards....................................      294
  Tax credit carryforwards..................................      361
                                                              -------
          Total deferred income tax assets..................      823
                                                              -------
Deferred income tax liabilities:
  Property, plant and equipment.............................   (1,372)
  Franchises and other assets...............................   (4,562)
                                                              -------
          Total deferred income tax liabilities.............   (5,934)
                                                              -------
          Net deferred income tax liability.................  $(5,111)
                                                              =======

12.  RELATED PARTY TRANSACTIONS:

     Charter provides management services to the Partnership under the terms of contracts which provide for fees equal to 5% of the Partnership's gross service revenues. The debt agreements prohibit payment of a portion of such management fees (40% for both CC-I and CC-II) until repayment in full of the outstanding indebtedness. The remaining 60% of management fees, are paid quarterly through December 31, 1998. Thereafter, the entire fee may be deferred if a multiple of EBITDA, as defined, does not exceed outstanding indebtedness of CC-I and CC-II. In addition, payments due on the Notes and Debentures shall be paid before any deferred management fees are paid. Expenses recognized under the contracts for the period from January 1, 1998, through December 23, 1998, were $9,860. Expenses recognized under the contracts during 1997 and 1996 were $8,779 and $6,014, respectively. Management fees currently payable of $1,432 are included in payables to manager of cable television systems -- related party at December 31, 1997.

     The Partnership and all entities managed by Charter collectively utilize a combination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Medical coverage provides for $2,435 aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year. Charges are determined by independent actuaries at the present value of the actuarially computed present and future liabilities for such benefits. The Partnership is allocated its share of the charges monthly based upon its total number of employees, historical claims and medical cost trend rates. Management considers this allocation to be reasonable for the operations of the Partnership. For the period from January 1, 1998, through December 23, 1998, the Partnership expensed $1,831 relating to insurance allocations. During 1997 and 1996, the Partnership expensed $1,524 and $1,136, respectively, relating to insurance allocations.

     The Partnership employs the services of Charter's National Data Center (the "National Data Center"). The National Data Center performs certain customer billing services and provides computer network,

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

hardware and software support for the Partnership and other entities managed by Charter. The cost of these services is allocated based on the number of basic customers. Management considers this allocation to be reasonable for the operations of the Partnership. For the period from January 1, 1998, through December 23, 1998, the Partnership expensed $685 relating to these services. During 1997 and 1996, the Partnership expensed $606 and $345, respectively, relating to these services.

     CC-I, CC-II and other entities managed by Charter maintain regional offices. The regional offices perform certain operational services. The cost of these services is allocated based on number of basic customers. Management considers this allocation to be reasonable for the operations of the Partnership. For the period from January 1, 1998, through December 23, 1998, the Partnership expensed $3,009 relating to these services. During 1997 and 1996, the Partnership expensed $1,992 and $1,294, respectively, relating to these services.

     The Partnership pays certain acquisition advisory fees to Charter and Charterhouse for cable television systems acquired. Total acquisition fees paid to Charter for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to Charter in 1997 and 1996 were $982 and $1,738, respectively. Total acquisition fees paid to Charterhouse for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to Charterhouse in 1997 and 1996 were $982 and $1,738, respectively.

     During 1997, the ownership of CharterComm Holdings changed as a result of CharterComm Holdings receiving a $25,000 cash contribution from an institutional investor, a $3,000 cash contribution from Charterhouse and a $2,000 cash contribution from Charter, as well as the transfer of assets and liabilities of a cable television system through a series of transactions initiated by Charter and Charterhouse. Costs of $200 were incurred in connection with the cash contributions. These contributions were contributed to Southeast Holdings which, in turn, contributed them to Southeast.

13.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Partnership leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, was $642. Rent expense incurred under leases during 1997 and 1996 was $615 and $522, respectively.

     The Partnership also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Partnership anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from January 1, 1998, through December 23, 1998, was $3,261. Rent expense incurred for pole attachments during 1997 and 1996 was $2,930 and $2,092, respectively.

  LITIGATION

     The Partnership is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Partnership's consolidated financial position or results of operations.

  REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communica-

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

tions Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 23, 1998, the amount returned by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

14.  EMPLOYEE BENEFIT PLANS:

     The Partnership's employees may participate in Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Partnership contributes an amount equal to 50% of the first 5% of contributions by each employee. For the period from January 1, 1998, through December 23, 1998, the Partnership contributed $305. During 1997 and 1996, the Partnership contributed $262 and $149, respectively.

     Certain Partnership employees participate in the 1996 Charter Communications/Charterhouse Group Appreciation Rights Plan (the "Appreciation Rights Plan"). The Appreciation Rights Plan covers certain key

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

employees and consultants within the group of companies and partnerships controlled by Charterhouse and managed by Charter. The Plan permits the granting of up to 1,000,000 units, of which 925,000 were outstanding at December 31, 1997. Unless otherwise provided in a particular instance, units vest at a rate of 20% per annum. The Plan entitles participants to receive payment of the appreciated unit value for vested units, upon the occurrence of certain events specified in the Plan (i.e. change in control, employee termination). The units do not represent a right to an equity interest in CharterComm Holdings. Compensation expense is based on the appreciated unit value and is amortized over the vesting period.

     As a result of the acquisition of Charter and the Partnership, the Plan was terminated, all outstanding units became 100% vested and all amounts were paid by Charter in 1999. For the period from January 1, 1998, through December 23, 1998, the Partnership recorded $4,920 of expense, included in management fees, and a contribution from Charter related to the Appreciation Rights Plan.

15.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:

     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Partnership has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).

16.  SUBSEQUENT EVENT:

     Subsequent to December 31, 1998, CharterComm Holdings, L.P. and all of its subsidiaries converted to limited liability companies and are now known as CharterComm Holdings LLC and subsidiaries.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Marcus Cable Holdings, LLC:

     We have audited the accompanying consolidated statements of operations, members' deficit and cash flows of Marcus Cable Holdings, LLC and subsidiaries for the three months ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations of Marcus Cable Holdings, LLC and subsidiaries and their cash flows for the three months ended March 31, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
March 6, 2000

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                  THREE
                                                               MONTHS ENDED
                                                                MARCH 31,
                                                                   1999
                                                               ------------
REVENUES....................................................    $ 125,180
                                                                ---------
OPERATING EXPENSES:
  Operating costs...........................................       45,309
  General and administrative................................       23,675
  Depreciation and amortization.............................       51,688
  Management fees -- related party..........................        4,381
                                                                ---------
                                                                  125,053
                                                                ---------
     Income from operations.................................          127
                                                                ---------
OTHER INCOME (EXPENSE):
  Interest Income...........................................          104
  Interest expense..........................................      (27,067)
  Other, net................................................         (158)
                                                                ---------
                                                                  (27,121)
                                                                ---------
Loss before extraordinary item..............................      (26,994)
EXTRAORDINARY ITEM -- Loss from early extinguishment of
debt........................................................     (107,978)
                                                                ---------
Net loss....................................................    $(134,972)
                                                                =========

  The accompanying notes are an integral part of this consolidated statement.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF MEMBERS' DEFICIT
                             (DOLLARS IN THOUSANDS)

                                                           MARCUS CABLE
                                                           PROPERTIES,      VULCAN     MEMBERS'
                                                              L.L.C       CABLE, INC    DEFICIT
                                                           ------------   ----------   ---------
BALANCE, December 31, 1998..............................     $(21,355)    $ 125,639    $ 104,284
Net loss -- January 1, 1999 to March 31, 1999...........       (5,129)     (129,843)    (134,972)
                                                             --------     ---------    ---------
BALANCE, March 31, 1999.................................     $(26,484)    $  (4,204)   $ (30,688)
                                                             ========     =========    =========

  The accompanying notes are an integral part of this consolidated statement.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS
                                                                  ENDED
                                                                MARCH 31,
                                                                   1999
                                                               ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $  (134,972)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................        51,688
     Amortization of non-cash interest expense..............           868
     Accretion of notes payable.............................        14,522
     Extraordinary item -- loss from early extinguishment of
      long-term debt........................................       107,978
     Changes in assets and liabilities, net of effects from
      dispositions of cable television systems-
       Accounts receivable..................................         2,650
       Prepaid expenses and other...........................         2,882
       Accounts payable and accrued expenses................       (13,170)
       Other operating activities...........................         9,022
                                                               -----------
          Net cash provided by operating activities.........        41,468
                                                               -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................       (57,057)
                                                               -----------
          Net cash used in investing activities.............       (57,057)
                                                               -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................        24,246
  Repayments of long-term debt..............................    (1,680,142)
  Loan from Charter Holdings................................     1,680,142
                                                               -----------
          Net cash provided by financing activities.........        24,246
                                                               -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................         8,657
CASH AND CASH EQUIVALENTS, beginning of period..............           813
                                                               -----------
CASH AND CASH EQUIVALENTS, end of period....................   $     9,470
                                                               ===========
CASH PAID FOR INTEREST......................................   $    12,807
                                                               ===========

  The accompanying notes are an integral part of this consolidated statement.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Marcus Cable Holdings, LLC (Marcus Holdings), a Delaware limited liability company, was formed in February 1999 as parent of Marcus Cable Company, L.L.C. (MCCLLC), formerly Marcus Cable Company, L.P. (MCCLP). MCCLP was formed as a Delaware limited partnership and was converted to a Delaware limited liability company on June 9, 1998. Marcus Holdings and its subsidiaries (collectively, the "Company") derive their primary source of revenues by providing various levels of cable television programming and services to residential and business customers. The Company's operations are conducted through Charter Cable Operating Company, LLC, formerly Marcus Cable Operating Company, L.L.C., a wholly owned subsidiary of the Company. The Company operates cable television systems primarily in Texas, Wisconsin, Indiana, California and Alabama.

     The accompanying consolidated financial statements include the accounts of MCCLLC and its subsidiary limited liability companies and corporations, representing the financial statements of the Company for the period presented. All significant intercompany accounts and transactions have been eliminated in consolidation.

     On April 23, 1998, Vulcan Cable, Inc. and Paul G. Allen (collectively referred to as "Vulcan") acquired all of the outstanding limited partnership interest and substantially all of the general partner interest in MCCLP for cash payments of $1,392,000 (the "Vulcan Acquisition"). Under the terms of the purchase agreement, the owner of the remaining 0.6% general partner interest in the Company (the "Minority Interest"), which represents 100% of the voting control of the Company, could cause Vulcan to purchase the 0.6% general partner interest under certain conditions, or Vulcan could cause the Minority Interest to sell its interest to Vulcan under certain conditions at a fair value of not less than $8,000. On March 31, 1999, Vulcan acquired voting control of the Company by its acquisition of the Minority Interest for cash consideration.

     Effective December 23, 1998, through a series of transactions, Mr. Allen acquired approximately 94% of Charter Communications, Inc. (Charter) (renamed Charter Investment, Inc.). Beginning in October 1998, Charter began to manage the operations of the Company.

     In March 1999, Charter transferred all of its cable television operating subsidiaries to a subsidiary, Charter Communications Holdings, LLC (Charter Holdings) in connection with the issuance of Senior Notes and Senior Discount Notes totaling $3.6 billion. These operating subsidiaries were then transferred to Charter Communications Operating, LLC (Charter Operating). On April 7, 1999, the cable television operating subsidiaries of the Company were transferred to Charter Operating subsequent to the purchase by Mr. Allen of the Minority Interest.

     As a result of the Vulcan Acquisition, the Company recognized severance and stay-on bonus compensation of $16,034 for the year ended December 31, 1998. As of December 31, 1998, 35 employees and officers of the Company had been terminated and $13,634 had been paid under severance and bonus arrangements. By March 31, 1999, 50 additional employees were terminated and the remaining balance of $2,400 was paid in April 1999.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for maintenance and repairs are charged to expense as incurred and equipment replacements and betterments are capitalized.

     Depreciation is provided by the straight-line method over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................  3-10 years
Buildings and leasehold improvements........................  5-15 years
Vehicles and equipment......................................  3- 5 years

     Depreciation expense for the three months ended March 31, 1999 was $33,696.

     FRANCHISES

     Costs incurred in obtaining and renewing cable television franchises are deferred and amortized over the estimated lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company. Amortization expense for the three months ended March 31, 1999 was $17,992.

     OTHER ASSETS

     Debt issuance costs are amortized to interest expense over the term of the related debt.

     IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

     REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of March 31, 1999, no installation revenue has been deferred as direct selling costs exceeded installation revenue.

     INCOME TAXES

     Income taxes are the responsibility of the individual members and are not provided for in the accompanying financial statements. The Company's subsidiary corporations are subject to federal income tax but have had no operations since inception and therefore, no taxable income.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  MEMBERS' EQUITY (DEFICIT)

     Upon completion of the Vulcan Acquisition, Vulcan owned 99.4% of MCCLP through direct ownership of all LP Units and through 80% ownership of Marcus Cable Properties, Inc. ("MCPI"), the general partner of Marcus Cable Properties, L.P. ("MCPLP"), the general partner of MCCLP. The Minority Interest owned the voting common stock, or the remaining 20% of MCPI.

     On June 9, 1998, MCCLP was converted into a Delaware limited liability company with two members: Vulcan Cable, Inc., with 96.2% ownership, and Marcus Cable Properties, L.L.C. ("MCPLLC") (formerly MCPLP), with 3.8% ownership. Vulcan Cable, Inc. owns approximately 25.6% and MCPI owns approximately 74.4% of MCPLLC, with Vulcan's interest in MCPI unchanged. As there was no change in ownership interests, the historical partners' capital balances at June 9, 1998 were transferred to and became the initial equity of MCCLLC, and thus the accompanying statement of members' equity has been presented as if the conversion of MCCLP into MCCLLC occurred on April 23, 1998, the date of the Vulcan Acquisition (see Note 1).

     As of March 31, 1999, MCCLLC has 100 issued and outstanding membership units. Income and losses of MCCLLC are allocated to the members in accordance with their ownership interests. Members are not personally liable for obligations of MCCLLC.

4.  RELATED PARTY TRANSACTIONS

     The Company and Charter entered into a management agreement on October 6, 1998 whereby Charter began to manage the day-to-day operations of the Company. In consideration for the management consulting services provided by Charter, Marcus paid Charter an annual fee equal to 3% of the gross revenues of the cable system operations plus reimbursement for out of pocket costs and expenses incurred by Charter in performing services under the management agreement. For the three months ended March 31, 1999, management fees under this agreement were $4,381. In connection with the transfer of the Company's operating subsidiaries to Charter Operating, the annual fee paid by Marcus to Charter increased to 3.5%.

5.  EMPLOYEE BENEFIT PLAN

     The Company sponsored a 401(k) plan for its employees whereby employees that qualified for participation under the plan could contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matched participant contributions up to a maximum of 2% of a participant's salary. As a result of the Vulcan Acquisition, participants became fully vested in Company matching contributions.

     In connection with Vulcan's acquisition of Charter, the Marcus Plan's assets were frozen as of December 23, 1998 and employees became fully vested in company matching contributions after the Vulcan Acquisition. Effective January 1, 1999, the Company's employees with two months of service are eligible to participate in the Charter Communications, Inc. 401(k) Plan (the "Charter Plan"). Employees that qualify for participation in the Charter Plan can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company contributes an amount equal to 50% of the first 5% of contributions by each employee. For the three months ended March 31, 1999, the Company made contributions to the Charter Plan of $237.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

6.  COMMITMENTS AND CONTINGENCIES

     LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the three months ended March 31, 1999 were $584. The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense for pole attachments for the three months ended March 31, 1999 was $955.

     LITIGATION

     In Alabama, Indiana, Maryland, Texas and Wisconsin, customers have filed putative class action lawsuits on behalf of all of the Company's customers residing in those states who are or were customers, and who have been charged a processing fee for delinquent payment of their cable bill. The plaintiffs challenge the legality of the processing fee and seek declaratory judgment, injunctive relief and unspecified damages. The Company is in the process of finalizing a global settlement of these cases, which settlement must be approved by a court. Unless a global settlement is consummated and approved, the Company intends to vigorously defend the actions. At this stage, the Company is not able to project the final costs of settlement, the expenses of defending the actions or the potential outcome of the actions, including the impact on the consolidated financial position or results of operations.

     The Company is also party to lawsuits, which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

     REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 31, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

7.  LONG-TERM DEBT

     In March 1999, concurrent with the issuance of Senior Notes and Senior Discount Notes (see Note 1), Charter and the Company extinguished all long-term debt, excluding borrowings of Charter and the Company under their respective credit agreements, and refinanced all existing credit agreements at various subsidiaries of Charter and the Company with a new credit agreement entered into by Charter Operating. The excess of the amount paid over the carrying value of the Company's long-term debt, net of unamortized debt issuance costs, was recorded as Extraordinary item -- loss on early extinguishment of debt in the accompanying consolidated statement of operations.

8.  ACCOUNTING STANDARD NOT IMPLEMENTED

     In June 1998, the Financial Accounting Standards Boards adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Financial Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility of earnings
(loss).

                          INDEPENDENT AUDITORS' REPORT

The Members
Marcus Cable Holdings, LLC:

     We have audited the accompanying consolidated balance sheets of Marcus Cable Holdings, LLC and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, members' equity/partners' capital and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marcus Cable Holdings, LLC and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Dallas, Texas
February 19, 1999
  (except for the fourth and seventh paragraphs of Note 1 which are as of August 25, 1999 and April 7, 1999, respectively)

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                                 ----          ----
ASSETS
------
Current assets:
  Cash and cash equivalents.................................  $      813    $    1,607
  Accounts receivable, net of allowance of $1,800 in 1998
     and $1,904 in 1997.....................................      16,055        23,935
  Prepaid expenses and other................................       6,094         2,105
                                                              ----------    ----------
          Total current assets..............................      22,962        27,647
Investment in cable television systems:
  Property, plant and equipment.............................     741,021       706,626
  Franchises................................................     783,742       945,125
  Noncompetition agreements.................................       4,425         6,770
Other assets................................................      52,928        64,300
                                                              ----------    ----------
                                                              $1,605,078    $1,750,468
                                                              ==========    ==========
LIABILITIES AND MEMBERS' EQUITY/PARTNERS' CAPITAL
-------------------------------------------------
Current liabilities:
  Current maturities of long-term debt......................  $   77,500    $   67,499
  Accrued liabilities.......................................      66,985        68,754
                                                              ----------    ----------
          Total current liabilities.........................     144,485       136,253
Long-term debt..............................................   1,354,919     1,531,927
Other long-term liabilities.................................       1,390         2,261
Members' equity/partners' capital...........................     104,284        80,027
                                                              ----------    ----------
                                                              $1,605,078    $1,750,468
                                                              ==========    ==========

          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1998         1997         1996
                                                          ---------    ---------    ---------
Revenues:
  Cable services......................................    $ 499,265    $ 473,701    $ 432,172
  Management fees -- related party....................          555        5,614        2,335
                                                          ---------    ---------    ---------
          Total revenues..............................      499,820      479,315      434,507
                                                          ---------    ---------    ---------
Operating expenses:
  Selling, service and system management..............      193,725      176,515      157,197
  General and
     administrative...................................       77,913       72,351       73,017
  Transaction and severance costs.....................      135,379           --           --
  Management fees -- related party....................        3,341           --           --
  Depreciation and amortization.......................      215,789      188,471      166,429
                                                          ---------    ---------    ---------
          Total operating expenses....................      626,147      437,337      396,643
                                                          ---------    ---------    ---------
          Operating income (loss).....................     (126,327)      41,978       37,864
                                                          ---------    ---------    ---------
Other (income) expense:
  Interest expense....................................      159,985      151,207      144,376
  Gain on sale of assets..............................     (201,278)          --       (6,442)
                                                          ---------    ---------    ---------
          Total other (income) expense................      (41,293)     151,207      137,934
                                                          ---------    ---------    ---------
          Loss before extraordinary
            item......................................      (85,034)    (109,229)    (100,070)
Extraordinary item -- loss on early retirement of
  debt................................................       (9,059)          --           --
                                                          ---------    ---------    ---------
          Net loss....................................    $ (94,093)   $(109,229)   $(100,070)
                                                          =========    =========    =========

          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY/PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                                 MARCUS
                                                    CLASS B       CABLE
                                        GENERAL     LIMITED    PROPERTIES,     VULCAN
                                        PARTNERS   PARTNERS      L.L.C.      CABLE, INC.     TOTAL
                                        --------   --------    -----------   -----------     -----
Balance at December 31, 1995..........  $(21,396)  $ 310,722          --            --     $ 289,326
  Net loss............................      (200)    (99,870)         --            --      (100,070)
                                        --------   ---------    --------      --------     ---------
Balance at December 31, 1996..........   (21,596)    210,852          --            --       189,256
  Net loss............................      (218)   (109,011)         --            --      (109,229)
                                        --------   ---------    --------      --------     ---------
Balance at December 31, 1997..........   (21,814)    101,841          --            --        80,027
  Net loss -- January 1, 1998 to April
     22, 1998.........................      (224)   (111,838)         --            --      (112,062)
  Capital contributions...............        --          --          --       118,350       118,350
  Reorganization of limited
     partnership to limited liability
     company..........................    22,038       9,997     (22,038)       (9,997)           --
  Net income -- April 23, 1998 to
     December 31, 1998................        --          --         683        17,286        17,969
                                        --------   ---------    --------      --------     ---------
Balance at December 31, 1998..........  $     --   $      --    $(21,355)     $125,639     $ 104,284
                                        ========   =========    ========      ========     =========

          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1998         1997         1996
                                                                ----         ----         ----
Cash flows from operating activities:
  Net loss..................................................  $ (94,093)   $(109,229)   $(100,070)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Extraordinary item -- loss on early retirement of
     debt...................................................      9,059           --           --
    Gain on sale of assets..................................   (201,278)          --       (6,442)
    Depreciation and amortization...........................    215,789      188,471      166,429
    Non cash interest expense...............................     82,416       72,657       63,278
    Changes in assets and liabilities, net of working
     capital adjustments for acquisitions:
      Accounts receivable, net..............................      7,880       (6,439)         (70)
      Prepaid expenses and other............................     (4,017)          95         (574)
      Other assets..........................................        413         (385)        (502)
      Accrued liabilities...................................     (1,769)       9,132       (3,063)
                                                              ---------    ---------    ---------
         Net cash provided by operating activities:.........     14,400      154,302      118,986
                                                              ---------    ---------    ---------
Cash flows from investing activities:
  Acquisition of cable systems..............................    (57,500)     (53,812)     (10,272)
  Proceeds from sale of assets, net of cash acquired and
    selling costs...........................................    401,432           --       20,638
  Additions to property, plant and equipment................   (224,723)    (197,275)    (110,639)
  Other.....................................................       (689)          --           --
                                                              ---------    ---------    ---------
         Net cash provided by (used in) investing
           activities:......................................    118,520     (251,087)    (100,273)
                                                              ---------    ---------    ---------
Cash flows from financing activities:
  Borrowings under Senior Credit Facility...................    217,750      226,000       65,000
  Repayments under Senior Credit Facility...................   (359,500)    (131,250)     (95,000)
  Repayments of notes and debentures........................   (109,344)          --           --
  Payment of debt issuance costs............................        (99)      (1,725)          --
  Cash contributed by member................................    118,350           --           --
  Payments on other long-term liabilities...................       (871)        (667)         (88)
                                                              ---------    ---------    ---------
         Net cash provided by (used in) financing
           activities.......................................   (133,714)      92,358      (30,088)
                                                              ---------    ---------    ---------
Net decrease in cash and cash equivalents...................       (794)      (4,427)     (11,375)
Cash and cash equivalents at the beginning of the period....      1,607        6,034       17,409
                                                              ---------    ---------    ---------
Cash and cash equivalents at the end of the period..........  $     813    $   1,607    $   6,034
                                                              =========    =========    =========
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $  81,765    $  81,155    $  83,473
                                                              =========    =========    =========

          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION

     Marcus Cable Holdings, LLC ("MCHLLC"), a Delaware limited liability company, was formed in February 1999 as parent of Marcus Cable Company, L.L.C. ("MCCLLC"), formerly Marcus Cable Company, L.P. ("MCCLP"). MCCLP was formed as a Delaware limited partnership and was converted to a Delaware limited liability company on June 9, 1998 (See Note 3). MCHLLC and its subsidiaries (collectively, the "Company") derive their primary source of revenues by providing various levels of cable television programming and services to residential and business customers. The Company's operations are conducted through Marcus Cable Operating Company, L.L.C. ("MCOC"), a wholly-owned subsidiary of the Company. The Company operates its cable television systems primarily in Texas, Wisconsin, Indiana, California and Alabama.

     The accompanying consolidated financial statements include the accounts of MCHLLC, which is the predecessor of MCCLLC, and its subsidiary limited liability companies and corporations. All significant intercompany accounts and transactions have been eliminated in consolidation.

     On April 23, 1998, Vulcan Cable, Inc. and Paul G. Allen (collectively referred to as "Vulcan") acquired all of the outstanding limited partnership interests and substantially all of the general partner interest in MCCLP for cash payments of $1,392,000 ("the Vulcan Acquisition"). Under the terms of the purchase agreement, the owner of the remaining 0.6% general partner interest in the Company (the "Minority Interest"), which represents 100% of the voting control of the Company, could cause Vulcan to purchase the 0.6% general partner interest under certain conditions, or Vulcan could cause the Minority Interest to sell its interest to Vulcan under certain conditions, at a fair value of not less than $8,000.

     The accompanying consolidated financial statements do not reflect the application of purchase accounting for the Vulcan Acquisition because the Securities and Exchange Commission staff challenged such accounting treatment since, as of December 31, 1998, Vulcan had not acquired voting control of the Company. On March 31, 1999, Vulcan acquired voting control of the Company by its acquisition of the Minority Interest for cash consideration.

     In connection with the Vulcan Acquisition, the Company incurred transaction costs of approximately $119,345, comprised primarily of $90,200 of compensation paid to employees of the Company by Vulcan in settlement of specially designated Class B units in MCCLP ("EUnit") granted in past periods by the general partner of MCCLP, $24,000 of transaction fees paid to certain equity partners for investment banking services and $5,200 of expenses for professional fees. These transaction costs have been included in the accompanying consolidated statement of operations for the year ended December 31, 1998.

     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter Communications, Inc. ("Charter"). Beginning in October 1998, Charter managed the operations of the Company.

     In March 1999, Charter transferred all of its cable television operating subsidiaries to a subsidiary, Charter Communications Holdings, LLC (Charter Holdings) in connection with the issuance of Senior Notes and Senior Discount Notes totaling $3.6 billion. These operating subsidiaries were then transferred to Charter Communications Operating, LLC ("Charter Operating"). On April 7, 1999, the cable operations of the Company were transferred to Charter Operating subsequent to the purchase by Paul G. Allen of the Minority Interest.

     As a result of the Vulcan Acquisition, the Company recognized severance and stay-on bonus compensation of $16,034, which is included in Transaction and Severance Costs in the accompanying statement of operations for the year ended December 31, 1998. As of December 31, 1998, 35 employees and officers of the Company had been terminated and $13,634 had been paid under severance and bonus arrangements. By

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

March 31, 1999, an additional 50 employees will be terminated. The remaining balance of $2,400 is to be paid by April 30, 1999 and an additional $400 in stay-on bonuses will be recorded as compensation in 1999 as the related services are provided.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1998 and 1997, cash equivalents consist of certificates of deposit and money market funds. These investments are carried at cost which approximates market value.

  (b) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for maintenance and repairs are charged to expense as incurred and equipment replacements and betterments are capitalized.

     Depreciation is provided by the straight-line method over the estimated useful lives of the related assets as follows:

Cable distribution systems.......................  3-10 years
Buildings and leasehold improvements.............  5-15 years
Vehicles and equipment...........................   3-5 years

  (c) FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the estimated lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company. Accumulated amortization was $317,335 and $264,600 at December 31, 1998 and 1997, respectively.

  (d) NONCOMPETITION AGREEMENTS

     Noncompetition agreements are amortized using the straight-line method over the term of the respective agreements. Accumulated amortization was $20,267 and $19,144 at December 31, 1998 and 1997, respectively.

  (e) OTHER ASSETS

     Debt issuance costs are amortized to interest expense over the term of the related debt. Going concern value of acquired cable systems is amortized using the straight-line method over a period up to 10 years.

  (f) IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

  (g) REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1998 and 1997, no installation revenue has been deferred, as direct selling costs exceeded installation revenue.

     Management fee revenues are recognized concurrently with the recognition of revenues by the managed cable television system, or as a specified monthly amount as stipulated in the management agreement. Incentive management fee revenue is recognized upon performance of specified actions as stipulated in the management agreement.

  (h) INCOME TAXES

     Income taxes are the responsibility of the individual members and are not provided for in the accompanying financial statements. The Company's subsidiary corporations are subject to federal income tax but have had no operations and therefore, no taxable income since inception.

  (i) INTEREST RATE HEDGE AGREEMENTS

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain of its debt agreements. Interest rate swaps and caps are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating thereby creating fixed rate debt. Interest rate caps are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

  (j) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (k) ACCOUNTING STANDARD NOT IMPLEMENTED

     In June 1998, the Financial Accounting Standards Boards adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Financial Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility of earnings (loss).

(3) CAPITAL STRUCTURE

  PARTNERS' CAPITAL

  (a) CLASSES OF PARTNERSHIP INTERESTS

     The MCCLP partnership agreement (the "Partnership Agreement") provided for Class B Units and Convertible Preference Units. Class B Units consisted of General Partner Units ("GP Units") and Limited Partner Units ("LP Units"). To the extent that GP Units had the right to vote, GP Units voted as Class B Units together with Class B LP Units. Voting rights of Class B LP Units were limited to items specified under the Partnership Agreement. Prior to the dissolution of the Partnership on June 9, 1998, there were 18,848.19 GP Units and 294,937.67 Class B LP Units outstanding.

     The Partnership Agreement also provided for the issuance of a class of Convertible Preference Units. These units were entitled to a general distribution preference over the Class B LP Units and were convertible into Class B LP Units. The Convertible Preference Units could vote together with Class B Units as a single class, and the voting percentage of each Convertible Preference Unit, at a given time, was based on the number of Class B LP Units into which such Convertible Preference Unit is then convertible. MCCLP had issued 7,500 Convertible Preference Units with a distribution preference and conversion price of two thousand dollars per unit.

     The Partnership Agreement permitted the General Partner, at its sole discretion, to issue up to 31,517 Employee Units (classified as Class B Units) to key individuals providing services to the Company. Employee Units were not entitled to distributions until such time as all units have received certain distributions as calculated under provisions of the Partnership Agreement ("subordinated thresholds"). At December 31, 1997 28,033.20 Employee Units were outstanding with a subordinated threshold ranging from $1,600 to $1,750 per unit (per unit amounts in whole numbers). In connection with the Vulcan Acquisition, the amount paid to EUnit holders of $90,200 was recognized as Transaction and Severance Costs in the year ended December 31, 1998.

  (b) ALLOCATION OF INCOME AND LOSS TO PARTNERS

     MCCLP incurred losses from inception. Losses were allocated as follows:

     (1) First, among the partners whose capital accounts exceed their unreturned capital contributions in proportion to such excesses until each such partner's capital account equals its unreturned capital contribution; and

     (2) Next, to the holders of Class B Units in accordance with their unreturned capital contribution percentages.

     The General Partner was allocated a minimum of 0.2% to 1% of income or loss at all times, depending on the level of capital contributions made by the partners.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

  MEMBERS' EQUITY

     Upon completion of the Vulcan Acquisition, Vulcan collectively owned 99.4% of MCCLP through direct ownership of all LP Units and through 80% ownership of Marcus Cable Properties, Inc. ("MCPI"), the general partner of Marcus Cable Properties, L.P. ("MCPLP"), the general partner of MCCLP. The Minority Interest owned the voting common stock, or the remaining 20% of MCPI. In July 1998, Vulcan contributed $20,000 in cash to the Company relating to certain employee severance arrangements.

     On June 9, 1998, MCCLP was converted into a Delaware limited liability company with two members: Vulcan Cable, Inc., with 96.2% ownership, and Marcus Cable Properties, L.L.C. ("MCPLLC") (formerly MCPLP), with 3.8% ownership. Vulcan Cable, Inc. owns approximately 25.6% and MCPI owns approximately 74.4% of MCPLLC, with Vulcan's interest in MCPI unchanged. As there was no change in ownership interests, the historical partners' capital balances at June 9, 1998 were transferred to and became the initial equity of MCCLLC, and thus the accompanying statement of members' equity has been presented as if the conversion of MCCLP into MCCLLC occurred on April 23, 1998, the date of the Vulcan Acquisition (see Note 1).

     As of December 31, 1998, MCCLLC has 100 issued and outstanding membership units. Income and losses of MCCLLC are allocated to the members in accordance with their ownership interests. Members are not personally liable for obligations of MCCLLC.

(4) ACQUISITIONS AND DISPOSITIONS

     In 1998, the Company acquired cable television systems in the Birmingham, Alabama area for a purchase price of $57,500. The excess of the cost of properties acquired over the amounts assigned to net tangible assets and noncompetition agreements as of the date of acquisition was approximately $44,603 and is included in franchises.

     Additionally, in 1998, the Company completed the sale of certain cable television systems for an aggregate net sales price of $401,432, resulting in a total gain of $201,278.

     In 1997, the Company acquired cable television systems in the Dallas-Ft. Worth, Texas area for a purchase price of $35,263. The excess of the cost of properties acquired over the amounts assigned to net tangible assets as of the date of acquisition was $15,098 and is included in franchises.

     Additionally, in July 1997, the Company completed an exchange of cable television systems in Indiana and Wisconsin. According to the terms of the trade agreement, in addition to the contribution of its systems, the Company paid $18,549.

     In 1996, the Company acquired cable television systems in three separate transactions for an aggregate purchase price of $10,272. The excess of the cost of properties acquired over the amounts assigned to net tangible assets as of the date of acquisition was $4,861 and is included in franchises.

     Additionally, in 1996, the Company completed the sale of cable television systems in Washington, D.C. for a sale price of $20,638. The sale resulted in a gain of $6,442.

     The above acquisitions were accounted for using the purchase method of accounting and, accordingly, results of operations of the acquired assets have been included in the accompanying consolidated financial statements from the dates of acquisition. The purchase prices were allocated to tangible and intangible assets based on estimated fair market values at the dates of acquisition. The cable system trade discussed above was accounted for as a nonmonetary exchange and, accordingly, the additional cash contribution was allocated to tangible and intangible assets based on recorded amounts of the nonmonetary assets relinquished.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

     Unaudited pro forma operating results as though 1998 and 1997 acquisitions and divestitures discussed above had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows for the years ended December 31, 1998 and 1997:

                                                         1998         1997
                                                         ----         ----
                                                            (UNAUDITED)
Revenues.............................................  $ 457,929    $ 421,665
Operating income (loss)..............................   (148,472)       9,064
Net loss.............................................   (150,841)    (142,143)

(5) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following at December 31:

                                                         1998         1997
                                                         ----         ----
Cable distribution systems..........................  $  996,804    $ 878,721
Vehicles and other..................................      40,243       37,943
Land and buildings..................................      18,861       17,271
                                                      ----------    ---------
                                                       1,055,908      933,935
Accumulated depreciation............................    (314,887)    (227,309)
                                                      ----------    ---------
                                                      $  741,021    $ 706,626
                                                      ==========    =========

     Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $129,663, $96,220, and $72,281, respectively.

(6) OTHER ASSETS

     Other assets consist of the following at December 31, 1998 and 1997:

                                                           1998        1997
                                                         --------    --------
Debt issuance costs....................................  $ 41,079    $ 45,225
Going concern value....................................    37,274      37,274
Other..................................................       677       1,090
                                                         --------    --------
                                                           79,030      83,589
Accumulated amortization...............................   (26,102)    (19,289)
                                                         --------    --------
                                                         $ 52,928    $ 64,300
                                                         ========    ========

(7) ACCRUED LIABILITIES

     Accrued liabilities consist of the following at December 31, 1998 and 1997:

                                                            1998       1997
                                                           -------    -------
Accrued operating liabilities............................  $26,334    $27,923
Accrued programming costs................................    9,539      9,704
Accrued franchise fees...................................    8,907     10,131
Accrued property taxes...................................    4,586      5,125
Accrued interest.........................................    3,752      7,949
Other accrued liabilities................................   13,867      7,922
                                                           -------    -------
                                                           $66,985    $68,754
                                                           =======    =======

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

(8) LONG-TERM DEBT

     The Company has outstanding the following borrowings on long-term debt arrangements at December 31, 1998 and 1997:

                                                         1998          1997
                                                      ----------    ----------
Senior Credit Facility..............................  $  808,000    $  949,750
13 1/2% Senior Subordinated Discount Notes..........     383,236       336,304
14 1/4% Senior Discount Notes.......................     241,183       213,372
11 7/8% Senior Debentures...........................          --       100,000
                                                      ----------    ----------
                                                       1,432,419     1,599,426
Less current maturities.............................      77,500        67,499
                                                      ----------    ----------
                                                      $1,354,919    $1,531,927
                                                      ==========    ==========

     The Company, through MCOC, maintains a senior credit facility ("Senior Credit Facility"), which provides for two term loan facilities, one with a principal amount of $490,000 that matures on December 31, 2002 ("Tranche A") and the other with a principal amount of $300,000 million that matures on April 30, 2004 ("Tranche B"). The Senior Credit Facility provides for scheduled amortization of the two term loan facilities which began in September 1997. The Senior Credit Facility also provides for a $360,000 revolving credit facility ("Revolving Credit Facility"), with a maturity date of December 31, 2002. Amounts outstanding under the Senior Credit Facility bear interest at either the: i) Eurodollar rate, ii) prime rate, or iii) CD base rate or Federal Funds rate, plus a margin of up to 2.25%, which is subject to certain quarterly adjustments based on the ratio of MCOC's total debt to annualized operating cash flow, as defined. The variable interest rates ranged from 6.23% to 7.75% and 5.97% to 8.00% at December 23, 1998, and December 31, 1997, respectively. A quarterly commitment fee ranging from 0.250% to 0.375% per annum is payable on the unused commitment under the Senior Credit Facility.

     On October 16, 1998, the Company entered into an agreement to amend its Senior Credit Facility. The amendment provides for, among other items, a reduction in the permitted leverage and cash flow ratios, a reduction in the interest rate charge under the Senior Credit Facility and a change in the restriction related to the use of cash proceeds from asset sales to allow such proceeds to be used to redeem the 11 7/8% Senior Debentures.

     In 1995, the Company issued $299,228 of 14 1/4% Senior Discount Notes due December 15, 2005 (the "14 1/4% Notes") for net proceeds of $150,003. The
14 1/4% Notes are unsecured and rank pari passu to the 11 7/8% Debentures (defined below). The 14 1/4% Notes are redeemable at the option of MCHLLC at amounts decreasing from 107% to 100% of par beginning on June 15, 2000. No interest is payable until December 15, 2000. Thereafter interest is payable semi-annually until maturity. The discount on the 14 1/4% Notes is being accreted using the effective interest method. The unamortized discount was $85,856 at December 31, 1997.

     In 1994, the Company, through MCOC, issued $413,461 face amount of 13 1/2% Senior Subordinated Discount Notes due August 1, 2004 (the "13 1/2% Notes") for net proceeds of $215,000. The 13 1/2% Notes are unsecured, are guaranteed by MCHLLC and are redeemable, at the option of MCOC, at amounts decreasing from 105% to 100% of par beginning on August 1, 1999. No interest is payable on the 13 1/2% Notes until February 1, 2000. Thereafter, interest is payable semi-annually until maturity. The discount on the 13 1/2% Notes is being accreted using the effective interest method. The unamortized discount was $77,157 at December 31, 1997.

     In 1993, the Company issued $100,000 principal amount of 11 7/8% Senior Debentures due October 1, 2005 (the "11 7/8% Debentures"). The 11 7/8% Debentures were unsecured and were redeemable at the option of the Company on or after October 1, 1998 at amounts decreasing from 105.9% to 100% of par at October 1, 2002, plus accrued interest, to the date of redemption. Interest on the 11 7/8% Debentures was payable semi-annually each April 1 and October 1 until maturity.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

     On July 1, 1998, $4,500 face amount of the 14 1/4% Notes and $500 face amount of the 11 7/8% Notes were tendered for gross tender payments of $3,472 and $520 respectively. The payments resulted in a gain on the retirement of the debt of $753. On December 11, 1998, the 11 7/8% Notes were redeemed for a gross payment of $107,668, including accrued interest. The redemption resulted in a loss on the retirement of the debt of $9,059.

     The 14 1/4% Notes, 13 1/2% Notes, 11 7/8% Debentures and Senior Credit Facility are all unsecured and require the Company and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying and fair values of the Company's significant financial instruments as of December 31, 1998 and 1997 are as follows:

                                                            1998                  1997
                                                     -------------------   -------------------
                                                     CARRYING     FAIR     CARRYING     FAIR
                                                      VALUE      VALUE      VALUE      VALUE
                                                     --------    -----     --------    -----
Senior Credit Facility.............................  $808,000   $808,000   $949,750   $949,750
13 1/2% Notes......................................   383,236    418,629    336,304    381,418
14 1/4% Notes......................................   241,183    279,992    213,372    258,084
11 7/8% Debentures.................................        --         --    100,000    108,500

     The carrying amount of the Senior Credit Facility approximates fair value as the outstanding borrowings bear interest at market rates. The fair values of the 14 1/4% Notes, 13 1/2% Notes, and 11 7/8% Debentures, are based on quoted market prices. The Company had interest rate swap agreements covering a notional amount of $500,000 at December 31, 1998 and 1997. The fair value of such swap agreements was ($5,761) at December 31, 1998.

     The weighted average interest pay rate for the interest rate swap agreements was 5.7% at December 31, 1998, and 1997. Certain of these agreements allow for optional extension by the counterparty or for automatic extension in the event that one month LIBOR exceeds a stipulated rate on any monthly reset date. Approximately $100,000 notional amount included in the $500,000 notional amount described above is also modified by an interest rate cap agreement which resets monthly.

     The notional amounts of the interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair values of the interest rate hedge agreements generally reflect the estimated amounts that the Company would receive or (pay) (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's Senior Credit Facility thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of the major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's consolidated financial position or results of operations.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

(10) RELATED PARTY TRANSACTIONS

     The Company and Charter entered into a management agreement on October 6, 1998 whereby Charter began to manage the day-to-day operations of the Company. In consideration for the management consulting services provided by Charter, Marcus pays Charter an annual fee equal to 3% of the gross revenues of the cable system operations, plus expenses. From October 6, 1998 to December 31, 1998, management fees under this agreement were $3,341.

     Prior to the consummation of the Vulcan Acquisition, affiliates of Goldman Sachs owned limited partnership interests in MCCLP. Maryland Cable Partners, L.P. ("Maryland Cable"), which was controlled by an affiliate of Goldman Sachs, owned the Maryland Cable systems. MCOC managed the Maryland Cable systems under the Maryland Cable Agreement. Pursuant to such agreement, MCOC earned a management fee equal to 4.7% of the revenues of Maryland Cable.

     Effective January 31, 1997, Maryland Cable was sold to a third party. Pursuant to the Maryland Cable Agreement, MCOC recognized incentive management fees of $5,069 during the twelve months ended December 31, 1997 in conjunction with the sale. Although MCOC is no longer involved in the active management of the Maryland Cable systems, MCOC has entered into an agreement with Maryland Cable to oversee the activities, if any, of Maryland Cable through the liquidation of the partnership. Pursuant to such agreement, MCOC earns a nominal monthly fee. During the year ended December 31, 1998, MCOC earned total management fees of $555. Including the incentive management fees noted above, during the years ended December 31, 1997 and 1996, MCOC earned total management fees of $5,614 and $2,335, respectively.

(11) EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) plan for its employees whereby employees that qualify for participation under the plan can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches participant contributions up to a maximum of 2% of a participant's salary. For the years ended December 31, 1998, 1997 and 1996, the Company made contributions to the plan of $765, $761 and $480, respectively.

(12) COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the years ended December 31, 1998, 1997 and 1996 were $3,394, $3,230, and $2,767, respectively.
The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense for pole attachments for the years ended December 31, 1998, 1997 and 1996 were $4,081, $4,314, and $4,008, respectively.

  REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 23, 1998, the amount returned by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

  LITIGATION

     In Alabama, Indiana, Texas and Wisconsin, customers have filed punitive class action lawsuits on behalf of all person residing in those respective states who are or were potential customers of the Company's cable television service, and who have been charged a processing fee for delinquent payment of their cable bill. The actions challenge the legality of the processing fee and seek declaratory judgment, injunctive relief and unspecified damages. In Alabama and Wisconsin, the Company has entered into joint speculation and case management orders with attorneys for plaintiffs. A Motion to Dismiss is pending in Indiana. The Company intends to vigorously defend the actions. At this stage of the actions, the Company is not able to project the expenses of defending the actions or the potential outcome of the actions, including the impact on the consolidated financial position or results of operations.

     The Company is also party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

(13) SUBSEQUENT EVENT (UNAUDITED)

     In March 1999, concurrent with the issuance of Senior Notes and Senior Discount Notes, the combined company (Charter and the Company, see note 1) extinguished all long-term debt, excluding borrowings of Charter and the Company under their respective credit agreements, and refinanced all existing credit agreements at various subsidiaries of the Company and Charter with a new credit agreement entered into by a wholly owned subsidiary of the combined company.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  Renaissance Media Group LLC

     We have audited the accompanying consolidated balance sheet of Renaissance Media Group LLC (the "Company") as of April 30, 1999 and the related consolidated statements of operations, changes in members' equity, and cash flows for the four months ended April 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at April 30, 1999, and the consolidated results of its operations and its cash flows for the four months then ended in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

New York, New York
June 4, 1999
except for Note 11, as to which the date is June 29, 1999

                          RENAISSANCE MEDIA GROUP LLC

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                                              APRIL 30, 1999
                                                              --------------
ASSETS
Cash and cash equivalents...................................     $  5,400
Accounts receivable -- trade (less allowance for doubtful
  accounts of $86)..........................................          520
Accounts receivable -- other................................          492
Prepaid expenses and other assets...........................          416
Investment in cable television systems:
  Property, plant and equipment.............................       76,250
  Less: accumulated depreciation............................      (10,706)
                                                                 --------
                                                                   65,544
                                                                 --------
  Cable television franchises...............................      238,429
  Less: accumulated amortization............................      (16,754)
                                                                 --------
                                                                  221,675
                                                                 --------
  Intangible assets.........................................       17,544
  Less: accumulated amortization............................       (1,525)
                                                                 --------
                                                                   16,019
                                                                 --------
  Net investment in cable television systems................      303,238
                                                                 --------
Total assets................................................     $310,066
                                                                 ========
LIABILITIES AND MEMBERS' EQUITY
Accounts payable............................................     $    546
Accrued expenses............................................        3,222
Subscriber advance payments and deposits....................          657
Deferred marketing credits..................................          650
Debt........................................................      213,402
                                                                 --------
Total liabilities...........................................      218,477
                                                                 --------
Members' equity:
  Paid-in capital...........................................      108,600
  Accumulated deficit.......................................      (17,011)
                                                                 --------
Total members' equity.......................................       91,589
                                                                 --------
Total liabilities and members' equity.......................     $310,066
                                                                 ========

See accompanying notes to consolidated financial statements.

                          RENAISSANCE MEDIA GROUP LLC
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                               FOUR MONTHS
                                                                  ENDED
                                                              APRIL 30, 1999
                                                              --------------
Revenues....................................................     $20,396
Costs and expenses:
  Service costs.............................................       6,325
  Selling, general and administrative.......................       3,057
  Depreciation and amortization.............................       8,912
                                                                 -------
Operating income............................................       2,102
Interest income.............................................         122
Interest (expense)..........................................      (6,321)
                                                                 -------
(Loss) before credit for taxes..............................      (4,097)
Credit for taxes............................................          65
                                                                 -------
Net (loss)..................................................     $(4,032)
                                                                 =======

See accompanying notes to consolidated financial statements.

                          RENAISSANCE MEDIA GROUP LLC
              CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY
                                 (IN THOUSANDS)

                                                                                         TOTAL
                                                             PAID-IN     ACCUMULATED    MEMBERS'
                                                             CAPITAL       DEFICIT       EQUITY
                                                             --------    -----------    --------
Balance December 31, 1998..................................  $108,600     $(12,979)     $95,621
Net (loss).................................................        --       (4,032)      (4,032)
                                                             --------     --------      -------
Balance April 30, 1999.....................................  $108,600     $(17,011)     $91,589
                                                             ========     ========      =======

See accompanying notes to consolidated financial statements.

                          RENAISSANCE MEDIA GROUP LLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                               FOUR MONTHS
                                                                  ENDED
                                                              APRIL 30, 1999
                                                              --------------
OPERATING ACTIVITIES
Net (loss)..................................................     $(4,032)
Adjustments to non-cash and non-operating items:
  Depreciation and amortization.............................       8,912
  Accretion on Senior Discount Notes........................       3,528
  Other non-cash charges....................................         322
  Changes in operating assets and liabilities:
     Accounts receivable -- trade, net......................         206
     Accounts receivable -- other...........................          92
     Prepaid expenses and other assets......................         (75)
     Accounts payable.......................................      (1,496)
     Accrued expenses.......................................      (3,449)
     Subscriber advance payments and deposits...............          49
     Deferred marketing support.............................        (150)
                                                                 -------
Net cash provided by operating activities...................       3,907
                                                                 -------
INVESTING ACTIVITIES
Purchased cable television systems:
  Property, plant and equipment.............................        (830)
  Cable television franchises...............................      (1,940)
Escrow deposit..............................................         150
Capital expenditures........................................      (4,250)
Other intangible assets.....................................          16
                                                                 -------
Net cash used in investing activities.......................      (6,854)
                                                                 -------
FINANCING ACTIVITIES
Repayment of advances from Holdings.........................        (135)
                                                                 -------
Net cash used in financing activities.......................        (135)
                                                                 -------
Net decrease in cash and cash equivalents...................      (3,082)
Cash and cash equivalents at December 31, 1998..............       8,482
                                                                 =======
Cash and cash equivalents at April 30, 1999.................     $ 5,400
                                                                 =======
SUPPLEMENTAL DISCLOSURES
Interest paid...............................................     $ 4,210
                                                                 =======

See accompanying notes to consolidated financial statements

                          RENAISSANCE MEDIA GROUP LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Renaissance Media Group LLC ("Group") a wholly owned subsidiary of Renaissance Media Holdings LLC ("Holdings"), was formed in March 1998 to own and operate cable television systems in small and medium sized markets, which provide programming, and other related services, to subscribers through its hybrid coaxial and fiber optic distribution plant for a monthly fee. Group and its wholly owned subsidiaries, Renaissance Media (Louisiana) LLC ("Louisiana"), Renaissance Media (Tennessee) LLC ("Tennessee"), and Renaissance Media LLC ("Media") are collectively referred to as the "Company". On April 9, 1998, the Company acquired six cable television systems (the "Acquisition") from TWI Cable, Inc., a subsidiary of Time Warner Inc. ("Time Warner"). Prior to the Acquisition, the Company had no operations other than start-up related activities.

     On February 23, 1999, Holdings, Charter Communications, Inc. ("Charter"), now known as Charter Investment, Inc. and Charter Communications, LLC ("Buyer" or "CC LLC") executed a purchase agreement (the "Charter Purchase Agreement"), providing for Holdings to sell and Buyer to purchase, all of the outstanding limited liability company membership interests in Group held by Holdings (the "Charter Transaction") subject to certain covenants and restrictions pending satisfaction of certain conditions prior to closing. The purchase price was $459,000, consisting of $348,000 in cash and $111,000 in assumed debt. On April 30, 1999, the Charter Transaction was consummated.

     These financial statements have been prepared as of and for the four months ended April 30, 1999 immediately prior to the consummation of the Charter Transaction.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NEW ACCOUNTING STANDARDS

     During 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- An Amendment of FASB Statement No. 133" has delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 is not expected to have a material impact on the consolidated financial statements.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries. Significant inter-company accounts and transactions have been eliminated.

CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Company generally extends credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain

                          RENAISSANCE MEDIA GROUP LLC

                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

customers. Management does not believe that there is any significant credit risk which could have a material effect on the Company's financial condition.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and investments in short-term, highly liquid securities, which have maturities when purchased of three months or less.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at purchased and capitalized cost. Capitalized internal costs principally consist of employee costs and interest on funds borrowed during construction. Capitalized labor, materials and associated overhead amounted to approximately $721 for the four months ended April 30, 1999. Replacements, renewals and improvements to installed cable plant are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation expense for the four months ended April 30, 1999 amounted to $3,434.

     Property, plant and equipment is depreciated using the straight-line method over the following estimated service lives:

Buildings and leasehold improvements........................  5-30 years
Cable systems, equipment and subscriber devices.............  5-30 years
Transportation equipment....................................   3-5 years
Furniture, fixtures and office equipment....................  5-10 years

     Property, plant and equipment at April 30, 1999 consisted of:

Land........................................................  $   436
Buildings and leasehold improvements........................    1,445
Cable systems, equipment and subscriber devices.............   64,658
Transportation equipment....................................    2,301
Furniture, fixtures and office equipment....................      923
Construction in progress....................................    6,487
                                                              -------
                                                               76,250
Less: accumulated depreciation..............................  (10,706)
                                                              -------
Total.......................................................  $65,544
                                                              =======

CABLE TELEVISION FRANCHISES AND INTANGIBLE ASSETS

     Cable television franchise costs include the assigned fair value, at the date of acquisition, of the franchises from purchased cable television systems. Intangible assets include goodwill, deferred financing and other intangible assets. Cable television franchises and intangible assets are amortized using the straight-line method over the following estimated useful lives:

Cable television franchises.................................    15 years
Goodwill....................................................    25 years
Deferred financing and other intangible assets..............  2-10 years

                          RENAISSANCE MEDIA GROUP LLC

                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     Intangible assets at April 30, 1999 consisted of:

Goodwill....................................................  $ 8,608
Deferred financing costs....................................    8,307
Other intangible assets.....................................      629
                                                              -------
                                                               17,544
Less: accumulated amortization..............................   (1,525)
                                                              -------
Total.......................................................  $16,019
                                                              =======

     The Company reviews the carrying value of its long-lived assets, including property, plant and equipment, cable television franchises and intangible assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized to the extent that the carrying value of such asset is greater than its fair value.

REVENUES AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited. Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements and are recorded net of marketing credits earned from launch incentive and cooperative advertising programs.

     During the four months ended April 30, 1999 the company earned marketing credits in excess of advertising expense incurred. Advertising expense and marketing credits amounted to $263 and $306, respectively, for the four months ended April 30, 1999.

ESTIMATES USED IN FINANCIAL STATEMENT PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  ACQUISITIONS

BAYOU VISION, INC.

     On February 3, 1999, Media acquired the cable television assets of Bayou Vision, Inc. and Gulf South Cable, Inc. serving approximately 1,950 subscribers in the Villages of Estherwood, Morse and Mermentau and Acadia and Livingston Parish, Louisiana. The cash purchase price was approximately $2,700 and was paid out of available Company funds.

                          RENAISSANCE MEDIA GROUP LLC

                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

4.  DEBT

     As of April 30, 1999, debt consisted of:

10% Senior Discount Notes at accreted value (a).............  $110,902
Credit Agreement (b)........................................   102,500
                                                              --------
                                                              $213,402
                                                              ========

---------------
(a) On April 9, 1998, the Company issued $163,175 principal amount at maturity, $100,012 initial accreted value, of 10% senior discount notes due 2008 (the "Notes"). The Notes pay no cash interest until April 15, 2003. From and after April 15, 2003 the Notes will bear interest, payable semi-annually in cash, at a rate of 10% per annum on April 15 and October 15 of each year, commencing October 15, 2003. The Notes are due on April 15, 2008. The fair market value of the Notes at April 30, 1999 was $116,262. See Note 11 regarding the offer to repurchase the Notes.

(b) On April 9, 1998, Media entered into a credit agreement among Morgan Stanley & Co. Incorporated as Placement Agent, Morgan Stanley Senior Funding Inc., as Syndication Agent, the Lenders, CIBC Inc., as Documentation Agent and Bankers Trust Company as Administrative Agent (the "Credit Agreement"). The aggregate commitments under the Credit Agreement total $150,000, consisting of a $40,000 revolver (the "Revolver"), $60,000 Tranche A Term Loans and $50,000 Tranche B Term Loans (collectively the "Term Loans"). The Revolver and Term Loans are collateralized by a first lien position on all present and future assets and the member's interest of Media, Louisiana and Tennessee. The Credit Agreement provides for interest at varying rates based upon various borrowing options and the attainment of certain financial ratios and for commitment fees of 1/2% on the unused portion of the revolver. Management believes the terms are comparable to those that could be obtained from third parties. The effective interest rate, including commitment fees and amortization of related deferred financing costs and the interest-rate cap, for the four months ended April 30, 1999 was 7.58%. See
    Note 11 regarding the repayment of amounts outstanding under the Credit Agreement upon consummation of the Charter Transaction. The Credit Agreement and the indenture pursuant to which the Notes were issued contain restrictive covenants on the Company regarding additional indebtedness, investment guarantees, loans, acquisitions, dividends and merger or sale of the subsidiaries and require the maintenance of certain financial ratios.

5.  INTEREST RATE CAP AGREEMENT

     The Company purchases interest rate cap agreements that are designed to limit its exposure to increasing interest rates and are designated to its floating rate debt. The strike price of these agreements exceeds the current market levels at the time they are entered into. The interest rate indices specified by the agreements have been and are expected to be highly correlated with the interest rates the Company incurs on its floating rate debt. Payments to be received as a result of the specified interest rate index exceeding the strike price are accrued in other assets and are recognized as a reduction of interest expense (the accrual accounting method). The cost of these agreements is included in other assets and amortized to interest expense ratably during the life of the agreement. Upon termination of interest rate cap agreements, any gain is deferred in other liabilities and amortized over the remaining term of the original contractual life of the agreement as a reduction of interest expense.

     The Company purchased an interest rate cap agreement from Morgan Stanley Capital Services Inc. The carrying value as of April 30, 1999 was $34. The fair value of the interest rate cap was $0 as of April 30, 1999.

                          RENAISSANCE MEDIA GROUP LLC

                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     The following table summarizes the interest rate cap agreement:

NOTIONAL                                       INITIAL    FIXED RATE
PRINCIPAL            EFFECTIVE   TERMINATION   CONTRACT      (PAY
AMOUNT      TERM       DATE         DATE         COST       RATE)
---------  -------   ---------   -----------   --------   ----------
$100,000   2 Years    12/1/97      12/1/99       $100       7.25%

6.  TAXES

     For the four months ended April 30, 1999, the credit for taxes has been calculated on a separate company basis. The components of the credit for taxes are as follows:

                                                               FOUR MONTHS
                                                                  ENDED
                                                              APRIL 30, 1999
                                                              --------------
Federal:
  Current...................................................       $ --
  Deferred..................................................         --
State:......................................................         --
  Current...................................................        (65)
  Deferred..................................................         --
                                                                   ----
(Credit) for taxes..........................................       $(65)
                                                                   ====

     The Company's current state tax credit results from overpayment in 1998 of franchise tax in Tennessee and Mississippi and tax on capital in New York.

     The Company has a net operating loss ("NOL") carry-forward for income tax purposes which is available to offset future taxable income. This NOL totals approximately $22,324 and will expire in the year 2018 and 2019 at $14,900 and $7,424 respectively. The Company has established a valuation allowance to offset the entire potential future tax benefit of the NOL carry-forward and, therefore, has recognized no deferred tax asset with respect to the NOL.

     Louisiana and Tennessee have elected to be treated as corporations for federal income tax purposes and have not recorded any tax benefit for their losses as the realization of these losses by reducing future taxable income in the carry forward period is uncertain at this time.

7.  RELATED PARTY TRANSACTIONS

(A)  Transactions with Morgan Stanley entities

     In connection with the Acquisition, Media entered into the Credit Agreement with Morgan Stanley Senior Funding Inc. and Morgan Stanley & Co. Incorporated (collectively the "Morgan Stanley Entities") acted as the Placement Agent for the Notes. In connection with these services the Morgan Stanley Entities received customary fees and expense reimbursement comparable to that of a third party exchange.

(B)  Transactions with Time Warner and related parties

     In connection with the Acquisition, Media entered into an agreement with Time Warner (the "Time Warner Agreement"), pursuant to which Time Warner managed the Company's programming in exchange for providing the Company access to certain Time Warner programming arrangements (the "Programming Arrangements"). Management believes that programming rates made available to the Company through its

                          RENAISSANCE MEDIA GROUP LLC

                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

relationship with Time Warner are lower than rates that the Company could obtain separately. Such volume rates will not continue to be available after the Charter Transaction.

     For the four months ended April 30, 1999, the Company incurred approximately $2,716 in costs under the Programming Arrangements. In addition, the Company has incurred programming costs of approximately $958 for programming services owned directly or indirectly by Time Warner entities for the four months ended April 30, 1999.

(C)  Transactions with board member

     The Company has utilized the law firm of one of its board members for legal services for the Acquisition, financing agreements and various ongoing legal matters. These fees totaled approximately $154 for the four months ended April 30, 1999.

8.  ACCRUED EXPENSES

     Accrued expenses as of April 30, 1999 consist of the following:

Accrued franchise fees......................................  $  830
Accrued programming costs...................................     644
Accrued salaries, wages and benefits........................     516
Accrued interest............................................     340
Accrued property and sales tax..............................     231
Accrued legal and professional fees.........................      43
Other accrued expenses......................................     618
                                                              ------
                                                              $3,222
                                                              ======

9.  EMPLOYEE BENEFIT PLAN

     The Company sponsors a defined contribution plan which covers substantially all employees (the "Plan"). The Plan provides for contributions from eligible employees up to 15% of their compensation subject to Internal Revenue Code limitations. The Company's contribution to the Plan is limited to 50% of each eligible employee's contribution up to 10% of his or her compensation. The Company has the right in any year to set the amount of the Company's contribution percentage. Company matching contributions to the Plan for the four months ended April 30, 1999 were approximately $54. All participant contributions and earnings are fully vested upon contribution and Company contributions and earnings vest 20% per year of employment with the Company, becoming fully vested after five years.

     In connection with the Charter Transaction, the Plan's assets were frozen as of April 30, 1999, and employees became fully vested. Effective July 1, 1999, the Company's employees with two months of service are eligible to participate in the Charter Communications, Inc. 401(k) Plan.

10.  COMMITMENTS AND CONTINGENCIES

(A)  Leases

     The Company had rental expense under various lease and rental agreements primarily for offices, tower sites and warehouses of approximately $59 for the four months ended April 30, 1999. In addition, the Company rents utility poles in its operations generally under short term arrangements, but the Company expects these arrangements to recur. Total rent expense for utility poles was approximately $272 for the four months ended April 30, 1999.

                          RENAISSANCE MEDIA GROUP LLC

                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     Future minimum annual rental payments under noncancellable leases are as follows:

1999........................................................  $ 29
2000........................................................    38
2001........................................................    24
2002........................................................    21
2003 and thereafter.........................................    70
                                                              ----
Total.......................................................  $182
                                                              ====

(B)  Employment Agreements

     Media entered into employment agreements with six senior executives, who are also investors in Holdings, for the payment of salaries and bonuses. In connection with the Charter Transaction, the employment agreements with the six senior executives were terminated with no liability to the Company.

(C)  Other Agreements

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, Time Warner agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 MHz) by November 30, 2000. This agreement with the FCC (the "FCC Agreement") has been assumed by the Company as part of the Acquisition and did not terminate as a result of the Charter Transaction. The Company has agreed to invest approximately $25,100 in upgrades to its cable infrastructure in accordance with the FCC Agreement.

     The Company has spent approximately $3,650 on such upgrades as of April 30, 1999.

11.  SUBSEQUENT EVENTS

     The Charter Transaction was consummated at the close of business on April 30, 1999. In connection with the closing of the Charter Transaction, all amounts outstanding under the Credit Agreement, including accrued interest and unpaid fees, were paid in full and the Credit Agreement was terminated. The effects of the debt repayment and the CC LLC capital contribution will be reflected in the consolidated financial statements of the Company for periods subsequent to April 30, 1999.

     In connection with the closing of the Charter Transaction, the Time Warner Agreement was terminated on April 30, 1999 and Media paid Time Warner $650 for deferred marketing credits owed to program providers under the Programming Arrangements. See Note 7 (Transactions with Time Warner and related parties).

     On May 28, 1999, as a result of the Charter Transaction (i.e., change of control) and in accordance with the terms and conditions of the indenture governing the Notes, the Company made an offer (the "Tender Offer") to purchase any and all of the Notes at 101% of their accreted value, plus accrued and unpaid interest, if any, through June 28, 1999. The Tender Offer expired on June 23, 1999, whereby 48,762 notes ($1,000 face amount at maturity) were validly tendered and accepted for purchase. On June 28, 1999, Charter Communications Operating, LLC, the indirect parent of Group, paid a sum of $34,223 for all of the Notes validly tendered. Accordingly, the Company recorded this payment for the extinguishment of debt as a capital contribution.

                          RENAISSANCE MEDIA GROUP LLC

                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

12.  MANAGEMENT AGREEMENT (UNAUDITED)

     Effective May 1, 1999, the Company is charged a management fee equal to 3.5% of revenues, as stipulated in the previous management agreement between Charter and Charter Communications Operating, LLC ("CCO"), the indirect parent of Group. To the extent that management fees charged to the Company are greater/(less) than the proportionate share (based on basic subscribers) of corporate expenses incurred by Charter on behalf of the Company, Group will record distributions to/(capital contributions from) Charter. On November 12, 1999, Charter and CCO entered into a revised management agreement eliminating the 3.5% management fee and entitling Charter to reimbursement from CCO of all of its costs incurred in connection with the performance of its services under the revised management agreement.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  Renaissance Media Group LLC

     We have audited the accompanying consolidated balance sheet of Renaissance Media Group LLC as of December 31, 1998 and the related consolidated statements of operations, changes in members' equity, and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Renaissance Media Group LLC at December 31, 1998, and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

New York, New York
February 22, 1999
except for Note 11, as to which
the date is February 24, 1999

                          RENAISSANCE MEDIA GROUP LLC
                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                 ASSETS

Cash and cash equivalents...................................    $  8,482
Accounts receivable -- trade (less allowance for doubtful
  accounts of $92)..........................................         726
Accounts receivable -- other................................         584
Prepaid expenses and other assets...........................         340
Escrow deposit..............................................         150
Investment in cable television systems:
  Property, plant and equipment.............................      71,246
  Less: Accumulated depreciation............................      (7,294)
                                                                --------
                                                                  63,952
                                                                --------
  Cable television franchises...............................     236,489
  Less: Accumulated amortization............................     (11,473)
                                                                --------
                                                                 225,016
                                                                --------
  Intangible assets.........................................      17,559
  Less: Accumulated amortization............................      (1,059)
                                                                --------
                                                                  16,500
                                                                --------
       Total investment in cable television systems.........     305,468
                                                                --------
          Total assets......................................    $315,750
                                                                ========

                    LIABILITIES AND MEMBERS' EQUITY

Accounts payable............................................    $  2,042
Accrued expenses(a).........................................       6,670
Subscriber advance payments and deposits....................         608
Deferred marketing support..................................         800
Advances from Holdings......................................         135
Debt........................................................     209,874
                                                                --------
          Total Liabilities.................................     220,129
                                                                --------

Members' Equity:
Paid in capital.............................................     108,600
Accumulated deficit.........................................     (12,979)
                                                                --------
       Total members' equity................................      95,621
                                                                --------
          Total liabilities and members' equity.............    $315,750
                                                                ========

---------------
(a) includes accrued costs from transactions with affiliated companies of $921.

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

REVENUES....................................................    $ 41,524
                                                                --------
COSTS & EXPENSES
  Service Costs(a)..........................................      13,326
  Selling, General & Administrative.........................       7,711
  Depreciation & Amortization...............................      19,107
                                                                --------
     Operating Income.......................................       1,380
     Interest Income........................................         158
     Interest (Expense) (b).................................     (14,358)
                                                                --------
     (Loss) Before Provision for Taxes......................     (12,820)
     Provision for Taxes....................................         135
                                                                --------
     Net (Loss).............................................    $(12,955)
                                                                ========

---------------
(a) includes costs from transactions with affiliated companies of $7,523.

(b) includes $676 of amortization of deferred financing costs.

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC
              CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                               PAID                      TOTAL
                                                                IN       ACCUMULATED    MEMBER'S
                                                             CAPITAL      (DEFICIT)      EQUITY
                                                             -------     -----------    --------
Contributed Members' Equity -- Renaissance Media Holdings
  LLC and Renaissance Media LLC............................  $ 15,000     $    (24)     $14,976
Additional capital contributions...........................    93,600           --       93,600
Net (Loss).................................................        --      (12,955)     (12,955)
                                                             --------     --------      -------
Balance December 31, 1998..................................  $108,600     $(12,979)     $95,621
                                                             ========     ========      =======

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

OPERATING ACTIVITIES:
Net (loss)..................................................    $(12,955)
Adjustments to non-cash and non-operating items:
  Depreciation and amortization.............................      19,107
  Accretion on Senior Discount Notes........................       7,363
  Other non-cash charges....................................         730
  Changes in operating assets and liabilities:
     Accounts receivable -- trade, net......................        (726)
     Accounts receivable -- other...........................        (584)
     Prepaid expenses and other assets......................        (338)
     Accounts payable.......................................       2,031
     Accrued expenses.......................................       6,660
     Subscriber advance payments and deposits...............         608
     Deferred marketing support.............................         800
                                                                --------
Net cash provided by operating activities...................      22,696
                                                                --------
INVESTING ACTIVITIES:
  Purchased cable television systems:
     Property, plant and equipment..........................     (65,580)
     Cable television franchises............................    (235,412)
     Cash paid in excess of identifiable assets.............      (8,608)
  Escrow deposit............................................        (150)
  Capital expenditures......................................      (5,683)
  Cable television franchises...............................      (1,077)
  Other intangible assets...................................        (526)
                                                                --------
Net cash (used in) investing activities.....................    (317,036)
                                                                --------
FINANCING ACTIVITIES:
  Debt acquisition costs....................................      (8,323)
  Principal repayments on bank debt.........................      (7,500)
  Advances from Holdings....................................          33
  Proceeds from bank debt...................................     110,000
  Proceeds from 10% Senior Discount Notes...................     100,012
  Capital contributions.....................................     108,600
                                                                --------
Net cash provided by financing activities...................     302,822
                                                                --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       8,482
CASH AND CASH EQUIVALENTS AT DECEMBER 31, 1997..............          --
                                                                --------
CASH AND CASH EQUIVALENTS AT DECEMBER 31, 1998..............    $  8,482
                                                                ========
SUPPLEMENTAL DISCLOSURES:
  INTEREST PAID.............................................    $  4,639
                                                                ========

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Renaissance Media Group LLC ("Group") was formed on March 13, 1998 by Renaissance Media Holdings LLC ("Holdings"). Holdings is owned by Morgan Stanley Capital Partners III, L.P. ("MSCP III"), Morgan Stanley Capital Investors, L.P. ("MSCI"), MSCP III 892 Investors, L.P. ("MSCP Investors" and, collectively, with its affiliates, MSCP III and MSCI and their respective affiliates, the "Morgan Stanley Entities"), Time Warner and the Management Investors. On March 20, 1998, Holdings contributed to Group its membership interests in two wholly-owned subsidiaries; Renaissance Media (Louisiana) LLC ("Louisiana") and Renaissance Media (Tennessee) LLC ("Tennessee"), which were formed on January 7, 1998. Louisiana and Tennessee acquired a 76% interest and 24% interest, respectively, in Renaissance Media LLC ("Media") from Morgan Stanley Capital Partners III, Inc. ("MSCP"), on February 13, 1998 through an acquisition of entities under common control accounted for as if it were a pooling of interests. As a result, Media became a subsidiary of Group and Holdings. Group and its aforementioned subsidiaries are collectively referred to as the "Company". On April 9, 1998, the Company acquired (the "Acquisition") six cable television systems (the "Systems") from TWI Cable, Inc. ("TWI Cable"), a subsidiary of Time Warner Inc. ("Time Warner"). See Note 3. Prior to this Acquisition, the Company had no operations other than start-up related activities.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NEW ACCOUNTING STANDARDS

     During fiscal 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133").

     FAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company will adopt FAS 133 as of January 1, 2000. The impact of the adoption on the Company's consolidated financial statements is not expected to be material.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated.

     CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Company generally extends credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is any significant credit risk which could have a material effect on the Company's financial condition.

     REVENUE AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited. Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements. Advertising expense amounted to $491 in 1998.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and investments in short-term, highly liquid securities, which have maturities when purchased of three months or less.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at purchased and capitalized cost. Capitalized internal costs principally, consist of employee costs and interest on funds borrowed during construction. Capitalized labor, materials and associated overhead amounted to approximately $1,429 in 1998. Replacements, renewals and improvements to installed cable plant are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation expense for the year ended December 31, 1998 amounted to $7,314. Property, plant and equipment is depreciated using the straight-line method over the following estimated service lives:

Buildings and leasehold improvements........................    5 - 30 years
Cable systems, equipment and subscriber devices.............    5 - 30 years
Transportation equipment....................................    3 -  5 years
Furniture, fixtures and office equipment....................    5 - 10 years

     Property, plant and equipment at December 31, 1998 consisted of:

  Land......................................................    $   432
  Buildings and leasehold improvements......................      1,347
  Cable systems, equipment and subscriber devices...........     62,740
  Transportation equipment..................................      2,181
  Furniture, Fixtures and office equipment..................        904
  Construction in progress..................................      3,642
                                                                -------
                                                                 71,246
Less: accumulated depreciation..............................     (7,294)
                                                                -------
          Total.............................................    $63,952
                                                                =======

     CABLE TELEVISION FRANCHISES AND INTANGIBLE ASSETS

     Cable television franchise costs include the assigned fair value, at the date of acquisition, of the franchises from purchased cable television systems. Intangible assets include goodwill, deferred financing and other intangible assets. Cable television franchises and intangible assets are amortized using the straight-line method over the following estimated useful lives:

Cable television franchises.................................        15 years
Goodwill....................................................        25 years
Deferred financing and other intangible assets..............    2 - 10 years

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     Intangible assets at December 31, 1998 consisted of:

Goodwill....................................................    $ 8,608
Deferred Financing Costs....................................      8,323
Other intangible assets.....................................        628
                                                                -------
                                                                 17,559
Less: accumulated amortization..............................     (1,059)
                                                                -------
          Total.............................................    $16,500
                                                                =======

     The Company periodically reviews the carrying value of its long-lived assets, including property, plant and equipment, cable television franchises and intangible assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized to the extent that the carrying value of such asset is greater than its fair value.

     ESTIMATES USED IN FINANCIAL STATEMENT PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  ACQUISITIONS

     TWI CABLE

     On April 9, 1998, the Company acquired six cable television systems from TWI Cable. The systems are clustered in southern Louisiana, western Mississippi and western Tennessee. This Acquisition represented the first acquisition by the Company. The purchase price for the systems was $309,500 which was paid as follows: TWI Cable received $300,000 in cash, inclusive of an escrow deposit of $15,000, and a $9,500 (9,500 units) equity interest in Renaissance Media Holdings LLC, the parent company of Group. In addition to the purchase price, the Company incurred approximately $1,385 in transaction costs, exclusive of financing costs.

     The Acquisition was accounted for using the purchase method and, accordingly, results of operations are reported from the date of the Acquisition (April 9, 1998). The excess of the purchase price over the estimated fair value of the tangible assets acquired has been allocated to cable television franchises and goodwill in the amount of $235,387 and $8,608, respectively.

     DEFFNER CABLE

     On August 31, 1998, the Company acquired the assets of Deffner Cable, a cable television company located in Gadsden, Tennessee. The purchase price was $100 and was accounted for using the purchase method. The allocation of the purchase price is subject to change, although management does not believe that any material adjustment to such allocation is expected.

     BAYOU VISION, INC.

     On February 3, 1999, Media acquired the cable television assets of Bayou Vision, Inc. and Gulf South Cable, Inc. serving approximately 1,950 subscribers in the Villages of Estherwood, Morse and Mermentau and Acadia and Livingston Parish, Louisiana. The cash purchase price was approximately $2,700 and was paid out of available Company funds.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     Unaudited Pro Forma summarized results of operations for the Company for the year ended December 31, 1998 and 1997, assuming the Acquisition, Notes (as hereinafter defined) offering and Credit Agreement (as hereinafter defined) had been consummated on January 1, 1998 and 1997, are as follows:

                                                              YEAR ENDED DECEMBER 31
                                                              ----------------------
                                                                1997         1998
                                                                ----         ----
Revenues....................................................  $ 50,987     $ 56,745
Expenses....................................................    53,022       55,210
                                                              --------     --------
Operating (loss) income.....................................    (2,035)       1,535
Interest expense and other expenses.........................   (19,740)     (19,699)
                                                              --------     --------
Net (Loss)..................................................  $(21,775)    $(18,164)
                                                              ========     ========

4.  DEBT

     As of December 31, 1998, debt consisted of:

10.00% Senior Discount Notes at Accreted Value(a)...........    $107,374
Credit Agreement(b).........................................     102,500
                                                                --------
                                                                $209,874
                                                                ========

     (a) On April 9, 1998, in connection with the Acquisition described in Note 3, the Company issued $163,175 principal amount at maturity, $100,012 initial accreted value, of 10.00% senior discount notes due 2008 ("Notes"). The Notes pay no interest until April 15, 2003. From and after April 15, 2003 the Notes will bear interest, payable semi-annually in cash, at a rate of 10% per annum on April 15 and October 15 of each year, commencing October 15, 2003. The Notes are due on April 15, 2008.

     (b) On April 9, 1998, Renaissance Media entered into a credit agreement among Morgan Stanley & Co. Incorporated as Placement Agent, Morgan Stanley Senior Funding Inc., as Syndication Agent, the Lenders, CIBC Inc., as Documentation Agent and Bankers Trust Company as Administrative Agent (the "Credit Agreement"). The aggregate commitments under the Credit Agreement total $150,000, consisting of a $40,000 revolver, $60,000 Tranche A Term Loans and $50,000 Tranche B Term Loans (collectively the "Term Loans"). The revolving credit and term loans are collateralized by a first lien position on all present and future assets and the member's interest of Media, Louisiana and Tennessee. The Credit Agreement provides for interest at varying rates based upon various borrowing options and the attainment of certain financial ratios and for commitment fees of 1/2% on the unused portion of the revolver. The effective interest rate, including commitment fees and amortization of related deferred financing costs and the interest-rate cap, for the year ended December 31, 1998 was 8.82%.

     On April 9, 1998, $110,000 was borrowed under the Credit Agreement's Tranche A and B Term Loans. On June 23, 1998, $7,500 was repaid resulting in $102,500 of outstanding Tranche A and B Term Loans as of December 31, 1998.

     As of December 31, 1998, the Company had unrestricted use of the $40,000 revolver. No borrowings had been made by the Company under the revolver through that date.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     Annual maturities of borrowings under the Credit Agreement for the years ending December 31 are as follows:

1999........................................................    $    776
2000........................................................       1,035
2001........................................................       2,701
2002........................................................       9,506
2003........................................................      11,590
2004........................................................      11,590
Thereafter..................................................      65,302
                                                                --------
                                                                 102,500
Less: Current portion.......................................        (776)
                                                                --------
                                                                $101,724
                                                                ========

     The Credit Agreement and the Indenture pursuant to which the Notes were issued contain restrictive covenants on the Company and subsidiaries regarding additional indebtedness, investment guarantees, loans, acquisitions, dividends and merger or sale of the subsidiaries and require the maintenance of certain financial ratios.

     Total interest cost incurred for the year ended December 31, 1998, including commitment fees and amortization of deferred financing and interest-rate cap costs was $14,358, net of capitalized interest of $42.

5.  INTEREST RATE-CAP AGREEMENT

     The Company purchases interest-rate cap agreements that are designed to limit its exposure to increasing interest rates and are designated to its floating rate debt. The strike price of these agreements exceeds the current market levels at the time they are entered into. The interest rate indices specified by the agreements have been and are expected to be highly correlated with the interest rates the Company incurs on its floating rate debt. Payments to be received as a result of the specified interest rate index exceeding the strike price are accrued in other assets and are recognized as a reduction of interest expense (the accrual accounting method). The cost of these agreements is included in other assets and amortized to interest expense ratably during the life of the agreement. Upon termination of an interest-rate cap agreement, any gain is deferred in other liabilities and amortized over the remaining term of the original contractual life of the agreement as a reduction of interest expense.

     On December 1, 1997, the Company purchased an interest-rate cap agreement from Morgan Stanley Capital Services Inc. The carrying value as of December 31, 1998 was $47. The fair value of the interest-rate cap, which is based upon the estimated amount that the Company would receive or pay to terminate the cap agreement as of December 31, 1998, taking into consideration current interest rates and the credit worthiness of the counterparties, approximates its carrying value.

     The following table summarizes the interest-rate cap agreement:

NOTIONAL                                        INITIAL
PRINCIPAL             EFFECTIVE   TERMINATION   CONTRACT   FIXED RATE
 AMOUNT      TERM       DATE         DATE         COST     (PAY RATE)
---------    ----     ---------   -----------   --------   ----------
$100,000    2 years    12/1/97      12/1/99       $100        7.25%

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

6.  TAXES

     For the year ended December 31, 1998, the provision for income taxes has been calculated on a separate company basis. The components of the provision for income taxes are as follows:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
Federal:
  Current...................................................        $ --
  Deferred..................................................          --
State:
  Current...................................................         135
  Deferred..................................................          --
                                                                    ----
     Provision for income taxes.............................        $135
                                                                    ====

     The Company's current state tax liability results from its obligation to pay franchise tax in Tennessee and Mississippi and tax on capital in New York.

     The Company has a net operating loss ("NOL") carryforward for income tax purposes which is available to offset future taxable income. This NOL totals approximately $14,900 and expires in the year 2018. The Company has established a valuation allowance to offset the entire potential future tax benefit of the NOL carryforward and, therefore, has recognized no deferred tax asset with respect to the NOL.

     Louisiana and Tennessee have elected to be treated as corporations for federal income tax purposes and have not recorded any tax benefit for their losses as the realization of theses losses by reducing future taxable income in the carry forward period is uncertain at this time.

7.  RELATED PARTY TRANSACTIONS

     (a) TRANSACTIONS WITH MORGAN STANLEY ENTITIES

     In connection with the Acquisition, Media entered into the Credit Agreement with Morgan Stanley Senior Funding Inc. and Morgan Stanley & Co. Incorporated acted as the Placement Agent for the Notes. In connection with these services the Morgan Stanley Entities received customary fees and expense reimbursement.

     (b) TRANSACTIONS WITH TIME WARNER AND RELATED PARTIES

     In connection with the Acquisition, Media entered into an agreement with Time Warner, pursuant to which Time Warner manages the Company's programming in exchange for providing the Company access to certain Time Warner programming arrangements.

     (c) Transactions with Management

     Prior to the consummation of the Acquisition described in Note 3, Media paid fees in 1998 to six senior executives of the Company who are investors in the Company (the "Management Investors") for services rendered prior to their employment by Media relating to the Acquisition and the Credit Agreement. These fees totaled $287 and were recorded as transaction and financing costs.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     (d) DUE TO MANAGEMENT INVESTORS

     Prior to the formation of the Company, the Management Investors advanced $1,000 to Holdings, which was used primarily for working capital purposes. Upon formation of the Company, Holdings contributed certain assets and liabilities to Group and the $1,000 advance from the Management Investors was recorded as paid in capital.

     (e) TRANSACTIONS WITH BOARD MEMBER

     The Company has utilized the law firm of one of its board members for legal services for the Acquisition, financing agreements and various ongoing legal matters. These fees totaled approximately $1,348 for the year ended December 31, 1998.

8.  ACCRUED EXPENSES

     Accrued expenses as of December 31, 1998 consist of the following:

Accrued programming costs...................................    $1,986
Accrued interest............................................     1,671
Accrued franchise fees......................................     1,022
Accrued legal and professional fees,........................       254
Accrued salaries, wages and benefits........................       570
Accrued property and sales tax..............................       637
Other accrued expenses......................................       530
                                                                ------
                                                                $6,670
                                                                ======

9.  EMPLOYEE BENEFIT PLAN

     Effective April 9, 1998, the Company began sponsoring a defined contribution plan which covers substantially all employees (the "Plan"). The Plan provides for contributions from eligible employees up to 15% of their compensation. The Company's contribution to the Plan is limited to 50% of each eligible employee's contribution up to 10% of his or her compensation. The Company has the right in any year to set the amount of the Company's contribution percentage. Company matching contributions to the Plan for the year ended December 31, 1998 were approximately $97. All participant contributions and earnings are fully vested upon contribution and company contributions and earnings vest 20% per year of employment with the Company, becoming fully vested after five years.

10.  COMMITMENTS AND CONTINGENCIES

     (a) LEASES

     The Company had rental expense under various lease and rental agreements primarily for offices, tower sites and warehouses of approximately $125 in 1998. In addition, the Company rents utility poles in its operations generally under short term arrangements, but the Company expects these arrangements to recur.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

Total rent expense for utility poles was approximately $620 in 1998. Future minimum annual rental payments under noncancellable leases are as follows:

1999................................................    $162
2000................................................      38
2001................................................      24
2002................................................      20
2003 and thereafter.................................      66
                                                        ----
     Total..........................................    $310
                                                        ====

     (b) EMPLOYMENT AGREEMENTS

     Media has entered into employment agreements with six senior executives who are also investors in Holdings. Under the conditions of five of the agreements the employment term is five years, expiring in April 2003 and requires Media to continue salary payments (including any bonus) through the term if the executive's employment is terminated by Media without cause, as defined in the employment agreement. Media's obligations under the employment agreements may be reduced in certain situations based on actual operating performance relative to the business plan, death or disability or by actions of the other senior executives.

     The employment agreement for one senior executive has a term of one year and may be renewed annually. This agreement has been renewed through April 8, 2000.

     (c) OTHER AGREEMENTS

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, Time Warner agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 megahertz) by 1999 (approximately $23 million). This agreement with the FCC has been assumed by the Company as part of the Acquisition.

11.  SUBSEQUENT EVENT

     On February 23, 1999, Holdings entered into an agreement with Charter Communications, LLC and Charter Communications, Inc., to sell 100% of its members' equity in the Company for approximately $459,000, subject to certain closing conditions. This transaction is expected to close during the third quarter of 1999.

12.  YEAR 2000 ISSUES (UNAUDITED)

     The Company relies on computer systems, related software applications and other control devices in operating and monitoring all major aspects of its business, including, but not limited to, its financial systems (such as general ledger, accounts payable, payroll and fixed asset modules), subscriber billing systems, internal networks and telecommunications equipment. The Company also relies, directly and indirectly, on the external systems of various independent business enterprises, such as its suppliers and financial organizations, for the accurate exchange of data.

     The Company continues to assess the likely impact of Year 2000 issues on its business operations, including its material information technology ("IT") and non-IT applications. These material applications

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

include all billing and subscriber information systems, general ledger software, payroll systems, accounting software, phone switches and certain headend applications, all of which are third party supported.

     The Company believes it has identified all systems that may be affected by Year 2000 Issues. Concurrent with the identification phase, the Company is securing compliance determinations relative to all identified systems. For those systems that the Company believes are material, compliance programs have been received or such systems have been certified by independent parities as Year 2000 compliant. For those material systems that are subject to compliance programs, the Company expects to receive Year 2000 certifications from independent parties by the second quarter 1999. Determinations of Year 2000 compliance requirements for less mission critical systems are in progress and are expected to be completed in the second quarter of 1999.

     With respect to third parties with which the Company has a material relationship, the Company believes its most significant relationships are with financial institutions, who receive subscriber monthly payments and maintain Company bank accounts, and subscriber billing and management systems providers. We have received compliance programs which if executed as planned should provide a high degree of assurance that all Year 2000 issues will be addressed by mid 1999.

     The Company has not incurred any material Year 2000 costs to date, and excluding the need for contingency plans, does not expect to incur any material Year 2000 costs in the future because most of its applications are maintained by third parties who have borne Year 2000 compliance costs.

     The Company cannot be certain that it or third parties supporting its systems have resolved or will resolve all Year 2000 issues in a timely manner. Failure by the Company or any such third party to successfully address the relevant Year 2000 issues could result in disruptions of the Company's business and the incurrence of significant expenses by the Company. Additionally, the Company could be affected by any disruption to third parties with which the Company does business if such third parties have not successfully addressed their Year 2000 issues.

     Failure to resolve Year 2000 issues could result in improper billing to the Company's subscribers which could have a major impact on the recording of revenue and the collection of cash as well as create significant customer dissatisfaction. In addition, failure on the part of the financial institutions with which the Company relies on for its cash collection and management services could also have a significant impact on collections, results of operations and the liquidity of the Company.

     The Company has not yet finalized contingency plans necessary to handle the most likely worst case scenarios. Before concluding as to possible contingency plans, the Company must determine whether the material service providers contemplate having such plans in place. In the event that contingency plans from material service providers are not in place or are deemed inadequate, management expects to have such plans in place by the third quarter of 1999.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  TWI Cable, Inc.

     We have audited the accompanying combined balance sheet of the Picayune MS, Lafourche LA, St. Tammany LA, St. Landry LA, Pointe Coupee LA, and Jackson TN cable television systems, (collectively, the "Combined Systems") included in TWI Cable, Inc. ("TWI Cable"), as of April 8, 1998, and the related combined statements of operations, changes in net assets and cash flows for the period from January 1, 1998 through April 8, 1998. These combined financial statements are the responsibility of the Combined Systems' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Combined Systems, included in TWI Cable, at April 8, 1998, and the combined results of their operations and their cash flows for the period from January 1, 1998 through April 8, 1998, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

New York, New York
February 22, 1999

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                APRIL 8, 1998
                                                                -------------
                           ASSETS
Cash and cash equivalents...................................      $      7
Receivables, less allowance of $116.........................           576
Prepaid expenses and other assets...........................           438
Property, plant and equipment, net..........................        35,992
Cable television franchises, net............................       195,907
Goodwill and other intangibles, net.........................        50,023
                                                                  --------
          Total assets......................................      $282,943
                                                                  ========
                 LIABILITIES AND NET ASSETS
Accounts payable............................................      $     63
Accrued programming expenses................................           978
Accrued franchise fees......................................           616
Subscriber advance payments and deposits....................           593
Deferred income taxes.......................................        61,792
Other liabilities...........................................           747
                                                                  --------
          Total liabilities.................................        64,789
          Total net assets..................................       218,154
                                                                  --------
          Total liabilities and net assets..................      $282,943
                                                                  ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                        COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                  FOR THE
                                                                PERIOD FROM
                                                              JANUARY 1, 1998
                                                                  THROUGH
                                                               APRIL 8, 1998
                                                              ---------------
REVENUES....................................................      $15,221
COSTS AND EXPENSES:
Operating and programming...................................        3,603
Selling, general and administrative.........................        4,134
Depreciation and amortization...............................        5,031
(Gain) on disposal of fixed assets..........................          (96)
                                                                  -------
          Total costs and expenses..........................       12,672
                                                                  -------
Operating income............................................        2,549
Provision for income taxes..................................        1,191
                                                                  -------
Net income..................................................      $ 1,358
                                                                  =======

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                  COMBINED STATEMENT OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

Balance at December 31, 1997................................    $224,546
  Repayment of advances from Parent.........................     (17,408)
  Advances from Parent......................................       9,658
  Net income................................................       1,358
                                                                --------
Balance at April 8, 1998....................................    $218,154
                                                                ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  FOR THE
                                                                PERIOD FROM
                                                              JANUARY 1, 1998
                                                                  THROUGH
                                                               APRIL 8, 1998
                                                              ---------------
OPERATING ACTIVITIES:
Net income..................................................      $ 1,358
Adjustments for noncash and nonoperating items:
  Income tax expense........................................        1,191
  Depreciation and amortization.............................        5,031
  (Gain) on disposal of fixed assets........................          (96)
  Changes in operating assets and liabilities:
     Receivables, prepaids and other assets.................          289
     Accounts payable, accrued expenses and other
      liabilities...........................................         (770)
     Other balance sheet changes............................           (4)
                                                                  -------
Net cash provided by operations.............................        6,999
                                                                  -------
INVESTING ACTIVITIES:
Capital expenditures........................................         (613)
                                                                  -------
Net cash used in investing activities.......................         (613)
                                                                  -------
FINANCING ACTIVITIES:
Net repayment of advances from Parent.......................       (7,750)
                                                                  -------
Net cash (used in) financing activities.....................       (7,750)
INCREASE IN CASH AND CASH EQUIVALENTS.......................       (1,364)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............        1,371
                                                                  -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................      $     7
                                                                  =======

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     The cable television systems operating in the metropolitan areas of Picayune, Mississippi; Lafourche, Louisiana; St. Tammany, Louisiana; St. Landry, Louisiana; Pointe Coupee, Louisiana; and Jackson, Tennessee (the "Combined Systems") are principally engaged in the cable television business under non-exclusive franchise agreements, which expire at various times beginning in 1999. The Combined Systems' operations consist primarily of selling video programming which is distributed to subscribers for a monthly fee through a network of coaxial and fiber-optic cables.

     Prior to January 4, 1996, the Combined Systems were included in certain subsidiaries of Cablevision Industries Corporation ("CVI"). On January 4, 1996, CVI merged into a wholly owned subsidiary of Time Warner Inc. (the "CVI Merger"). On October 1, 1996, Time Warner Inc. ("Time Warner") completed a reorganization amongst certain of its wholly owned cable television subsidiaries whereby CVI was renamed TWI Cable Inc. ("TWI Cable").

  BASIS OF PRESENTATION

     TWI Cable has sold the Combined Systems to Renaissance Media Holdings LLC ("Renaissance") pursuant to an Asset Purchase Agreement with Renaissance, dated November 14, 1997 (see Note 8). Accordingly, the accompanying combined financial statements of the Combined Systems reflect the "carved out" historical financial position, results of operations, cash flows and changes in net assets of the operations of the Combined Systems as if they had been operating as a separate company. Effective as of January 1, 1996, the Combined Systems' financial statements reflect the new basis of accounting arising from Time Warner's merger with CVI. Based on Time Warner's allocation of the purchase price, the assets and liabilities of the Combined Systems were revalued resulting in goodwill allocated to the Combined Systems of approximately $52,971,000, which is being amortized over its estimated life of 40 years. In addition, approximately $220,981,000 was allocated to cable television franchises and other intangible assets, which is being amortized over periods up to 20 years.

     The combined statements have been adjusted to include the allocation of certain corporate expenses incurred by Time Warner Cable and/or TWI Cable on the Combined Systems' behalf, based upon the number of Combined System subscribers managed by Time Warner Cable and the ratio of Combined System subscribers to total TWI Cable subscribers, respectively. These allocations reflect all costs of doing business that the Combined Systems would have incurred on a stand alone basis as disclosed in Note 3. Management believes that these allocations are reasonable.

  BASIS OF COMBINATION

     The combined financial statements include the assets, liabilities, revenues, expenses, income, loss and cash flows of the Combined Systems, as if the Combined Systems were a single company. Significant intercompany accounts and transactions between the Combined Systems have been eliminated. Significant accounts and transactions with Time Warner and its affiliates are disclosed as related party transactions (see Note 3).

  USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and footnotes thereto. Actual results could differ from those estimates.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Combined Systems generally extend credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is any significant credit risk which could have a material effect on the financial condition of the Combined Systems.

  REVENUE AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited. Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

  FRANCHISE FEES

     Local governmental authorities impose franchise fees on the cable television systems owned by the Combined Systems ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Combined Systems' customers and such fees are not included as revenue or as a franchise fee expense.

  ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements. Advertising expense amounted to $105,000 for the period from January 1, 1998 through April 8, 1998.

  STATEMENT OF CASH FLOWS

     The Combined Systems participate in a cash management system with affiliates whereby cash receipts are transferred to a centralized bank account from which centralized payments to various suppliers and creditors are made on behalf of the Combined Systems. The excess of such cash receipts over payments is included in net assets. Amounts shown as cash represent the Combined Systems' net cash receipts not transferred to the centralized account as of December 31, 1996 and 1997. The average net intercompany payable balances was $166,522,000 for the period from January 1, 1998 through April 8, 1998.

     For purposes of this statement, cash and cash equivalents includes all highly liquid investments purchased with original maturities of three months or less.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Additions to property, plant and equipment generally include material, labor, overhead and interest. Depreciation is provided on the straight-line method over estimated useful lives as follows:

Buildings and improvements..................................    5-20 years
Cable television equipment..................................    5-15 years
Furniture, fixtures and other equipment.....................    3-10 years

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Property, plant and equipment consist of:

                                                                APRIL 8, 1998
                                                                -------------
                                                                (IN THOUSANDS)
Land and buildings..........................................       $  2,255
Cable television equipment..................................         40,276
Furniture, fixtures and other equipment.....................          2,308
Construction in progress....................................          1,183
                                                                   --------
                                                                     46,022
Less accumulated depreciation...............................        (10,030)
                                                                   --------
          Total.............................................       $ 35,992
                                                                   ========

  INTANGIBLE ASSETS

     The Combined Systems amortized goodwill over periods up to 40 years and cable television franchises over periods up to 20 years, both using the straight-line method. For the period from January 1, 1998 through April 8, 1998 amortization of goodwill amounted to $360,000 and amortization of cable television franchises amounted to $3,008,000. Accumulated amortization of intangible assets amounted to $28,114,000 at April 8, 1998.

  IMPAIRMENT

     Management separately reviews the carrying value of acquired long-lived assets for each acquired entity on a quarterly basis to determine whether an impairment may exist. Management considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of long-lived assets can be recovered. Upon a determination that the carrying value of long-lived assets will not be recovered from the undiscounted future cash flows of the acquired business, the carrying value of such long-lived assets would be considered impaired and would be reduced by a charge to operations in the amount of the impairment. An impairment charge is measured as a deficiency in estimated discounted future cash flows of the acquired business to recover the carrying value related to the long-lived assets.

  INCOME TAXES

     Income taxes have been provided using the liability method prescribed by FASB Statement No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statements and income tax purposes, as determined under enacted tax laws and rates.

2.  EMPLOYEE BENEFIT PLANS

     Following the CVI Merger, the Combined Systems began participation in the Time Warner Cable Pension Plan (the "Pension Plan"), a non-contributory defined benefit pension plan, and the Time Warner Cable Employee Savings Plan (the "Savings Plan") which are administered by a committee appointed by the Board of Representatives of Time Warner Entertainment Company, L.P. ("TWE"), an affiliate of Time Warner, and which cover substantially all employees.

     Benefits under the Pension Plan are determined based on formulas which reflect an employee's years of service and compensation levels during the employment period. Pension expense for the period from January 1, 1998 through April 8, 1998 totaled $61,000.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Combined Systems' contributions to the Savings Plan are limited to 6.67% of an employee's eligible compensation during the plan year. The Board of Representatives of TWE has the right in any year to set the maximum amount of the Combined Systems' contribution. Defined contribution plan expense for the period from January 1, 1998 through April 8, 1998 totaled $38,000.

     The Combined Systems have no material obligations for other post retirement benefits.

3.  RELATED PARTIES

     In the normal course of conducting business, the Combined Systems had various transactions with Time Warner and its affiliates, generally on terms resulting from a negotiation between the affected units that in management's view resulted in reasonable allocations.

  PROGRAMMING

     Included in the Combined Systems' operating expenses are charges for programming and promotional services provided by Home Box Office, Turner Broadcasting System, Inc. and other affiliates of Time Warner. These charges are based on customary rates and are in the ordinary course of business. These charges totaled $1,164,000 for the period from January 1, 1998 through April 8, 1998. Accrued related party expenses for these programming and promotional services included in accrued programming expenses approximated $409,000 for the period from January 1, 1998 through April 8, 1998.

  MANAGEMENT FEES

     TWI Cable entered into a management service arrangement with Time Warner Cable ("TWC"), pursuant to which TWC is responsible for the management and operation of TWI Cable, which includes the Combined Systems. The management fees paid to TWC by TWI Cable are based on an allocation of the corporate expenses of TWC's cable division in proportion to the respective number of subscribers of all cable systems managed by TWC's cable division. The allocation of the TWI Cable management fee to the Combined Systems approximated $486,000 for the period from January 1, 1998 through April 8, 1998.

     Other divisional expenses allocated to the Combined Systems approximated $299,000 for the period from January 1, 1998 through April 8, 1998.

4.  INTEREST EXPENSE

     Prior to the CVI Merger, the Jackson, Tennessee system was included in Cablevision Industries Limited Partnership and Combined Entities ("CILP"). The Jackson system was charged interest expense in connection with CILP's (a) senior and subordinated bank credit agreements; and (b) senior unsecured subordinated Series A and Series B notes payable to CVI. The remaining five systems comprising the Combined Systems were included in Cablevision Industries of the Southeast, Inc. and Combined Entities ("CIOS"). These systems were charged interest expense in connection with CIOS's (a) bank revolving credit agreement; and (b) junior and senior subordinated debt to CVI.

5.  INCOME TAXES

     Effective January 4, 1996, the Combined Systems are included in the consolidated federal income tax return of Time Warner. Prior to January 4, 1996, the Combined Systems were included in the consolidated

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

federal income tax return of CVI. The provision for income taxes has been calculated on a separate company basis. The components of the provision for income taxes are as follows:

                                                                FOR THE PERIOD
                                                             FROM JANUARY 1, 1998
                                                                   THROUGH
                                                                APRIL 8, 1998
                                                             --------------------
                                                                (IN THOUSANDS)
Federal:
  Current..................................................         $   --
  Deferred.................................................            962
State:
  Current..................................................             --
  Deferred.................................................            229
                                                                    ------
     Net provision for income taxes........................         $1,191
                                                                    ======

     The Combined Systems did not, and will not, have a tax sharing agreement with either Time Warner, TWI Cable or CVI. Therefore, the Combined Systems have not and will not be compensated for the utilization of the Combined Systems' tax losses, by Time Warner, TWI Cable or CVI. In addition, the Combined Systems have not and will not be required to make payments to either Time Warner or TWI Cable for the current tax provision of the Combined Systems.

     The differences between the income tax provision expected at the U.S. federal statutory income tax rate and the total income tax provision are due to nondeductible goodwill amortization and state taxes.

     Significant components of the Combined Systems' deferred tax assets and liabilities, as calculated on a separate company basis, are as follows:

                                                                 APRIL 8, 1998
                                                                 -------------
                                                                (IN THOUSANDS)
Deferred tax liabilities:
  Amortization..............................................        $57,817
  Depreciation..............................................          4,181
                                                                    -------
          Total gross deferred tax liabilities..............         61,998
                                                                    -------
Deferred tax assets:
  Tax loss carryforwards....................................            160
  Allowance for doubtful accounts...........................             46
                                                                    -------
          Total deferred tax assets.........................            206
                                                                    -------
          Net deferred tax liability........................        $61,792
                                                                    =======

     On a separate company basis, the Combined Systems have tax loss carryforwards of approximately $400,000 at April 8, 1998. However, if the Combined Systems are acquired in an asset purchase, the tax loss carryforwards, and net deferred tax liabilities relating to temporary differences will not carry over to Renaissance (see Note 8).

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6.  COMMITMENTS AND CONTINGENCIES

     The Combined Systems had rental expense of approximately $244,000 for the period from January 1, 1998 through April 8, 1998 under various lease and rental agreements for offices, utility poles, warehouses and computer equipment. Future minimum annual rental payments under noncancellable leases will approximate $1,000,000 annually over the next five years.

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, TWC has agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 megahertz) over the next three years (approximately $25 million at December 31, 1997). This agreement with the FCC, which extends to the Combined Systems, will be assumed by Renaissance as it relates to the Combined Systems in accordance with the Asset Purchase Agreement.

7.  OTHER LIABILITIES

     Other liabilities consist of:

                                                                APRIL 8, 1998
                                                                -------------
                                                                (IN THOUSANDS)
Compensation................................................         $279
Data Processing Costs.......................................          161
Sales and other taxes.......................................          146
Copyright Fees..............................................           35
Pole Rent...................................................           93
Other.......................................................           33
                                                                     ----
          Total.............................................         $747
                                                                     ====

8.  SUBSEQUENT EVENT

     The sale of the Combined Systems, in connection with the Asset Purchase Agreement with Renaissance, closed on April 9, 1998 at the purchase price of $309,500,000.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
     TWI Cable Inc.

     We have audited the accompanying combined balance sheets of the Picayune MS, Lafourche LA, St. Tammany LA, St. Landry LA, Pointe Coupee LA, and Jackson TN cable television systems, (collectively, the "Combined Systems") included in TWI Cable, Inc. ("TWI Cable"), as of December 31, 1996 and 1997, the related combined statements of operations, changes in net assets and cash flows for the years then ended. In addition, we have audited the combined statement of operations and cash flows for the year ended December 31, 1995 of the Predecessor Combined Systems. These combined financial statements are the responsibility of the Combined Systems' or the Predecessor's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Combined Systems, included in TWI Cable or the Predecessor, at December 31, 1996 and 1997, and the combined results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

New York, New York
March 16, 1998

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                                ----        ----
                                      ASSETS
Cash and cash equivalents...................................  $    570    $  1,371
Receivables, less allowance of $71 and $116 for the years
  ended December 31, 1996 and 1997, respectively............       794       1,120
Prepaid expenses and other assets...........................        45         183
Property, plant and equipment, net..........................    36,966      36,944
Cable television franchises, net............................   209,952     198,913
Goodwill and other intangibles, net.........................    51,722      50,383
                                                              --------    --------
          Total assets......................................  $300,049    $288,914
                                                              ========    ========
                            LIABILITIES AND NET ASSETS
Accounts payable............................................  $  1,640    $    652
Accrued programming expenses................................       847         904
Accrued franchise fees......................................       736         835
Subscriber advance payments and deposits....................        66         407
Deferred income taxes.......................................    58,340      60,601
Other liabilities...........................................       945         969
                                                              --------    --------
          Total liabilities.................................    62,574      64,368
          Total net assets..................................   237,475     224,546
                                                              --------    --------
          Total liabilities and net assets..................  $300,049    $288,914
                                                              ========    ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------
                                                             1995            1996              1997
                                                             ----            ----              ----
                                                         (PREDECESSOR)    (INCLUDED IN TWI CABLE INC.)
REVENUES...............................................     $43,549        $47,327           $50,987
COSTS AND EXPENSES:
Operating and programming..............................      13,010         12,413            12,101
Selling, general and administrative....................       9,977         12,946            13,823
Depreciation and amortization..........................      17,610         18,360            18,697
(Gain) loss on disposal of fixed assets................          --           (244)              620
                                                            -------        -------           -------
          Total costs and expenses.....................      40,597         43,475            45,241
                                                            -------        -------           -------
Operating income.......................................       2,952          3,852             5,746
Interest expense.......................................      11,871             --                --
                                                            -------        -------           -------
(Loss) income before income tax (benefit) expense......      (8,919)         3,852             5,746
Income tax (benefit) expense...........................      (3,567)         1,502             2,262
                                                            -------        -------           -------
Net (loss) income......................................     $(5,352)       $ 2,350           $ 3,484
                                                            =======        =======           =======

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

Contribution by Parent......................................    $250,039
  Repayment of advances from Parent.........................     (47,895)
  Advances from Parent......................................      32,981
  Net income................................................       2,350
                                                                --------
Balance at December 31, 1996................................     237,475
  Repayment of advances from Parent.........................     (50,661)
  Advances from Parent......................................      34,248
  Net income................................................       3,484
                                                                --------
Balance at December 31, 1997................................    $224,546
                                                                ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------------
                                                              1995             1996             1997
                                                              ----             ----             ----
                                                          (PREDECESSOR)    (INCLUDED IN TWI CABLE INC.)
OPERATING ACTIVITIES:
Net (loss) income.......................................     $(5,352)        $   2,350        $  3,484
     Adjustments for noncash and nonoperating items:
     Income tax (benefit) expense.......................      (3,567)            1,502           2,262
     Depreciation and amortization......................      17,610            18,360          18,697
     (Gain) loss on disposal of fixed assets............          --              (244)            620
     Changes in operating assets and liabilities:
       Receivables, prepaids and other assets...........        (196)              944            (464)
       Accounts payable, accrued expenses and other
          liabilities...................................        (972)              176            (466)
       Other balance sheet changes......................          --                --            (529)
                                                             -------         ---------        --------
Net cash provided by operations.........................       7,523            23,088          23,604
INVESTING ACTIVITIES:
Purchase of Predecessor cable systems, net of cash
  acquired..............................................          --          (249,473)             --
Capital expenditures....................................      (7,376)           (8,170)         (6,390)
                                                             -------         ---------        --------
Net cash used in investing activities...................      (7,376)         (257,643)         (6,390)
FINANCING ACTIVITIES:
Advance from Parent for purchase of Predecessor.........          --           250,039              --
Net repayment of advances from Parent...................          --           (14,914)        (16,413)
                                                             -------         ---------        --------
Net cash provided by (used in) financing activities.....          --           235,125         (16,413)
INCREASE IN CASH AND CASH EQUIVALENTS...................         147               570             801
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........         419                 0             570
                                                             -------         ---------        --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............     $   566         $     570        $  1,371
                                                             =======         =========        ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     The cable television systems operating in the metropolitan areas of Picayune, Mississippi; Lafourche, Louisiana; St. Tammany, Louisiana; St. Landry, Louisiana; Pointe Coupee, Louisiana; and Jackson, Tennessee (the "Combined Systems") are principally engaged in the cable television business under non-exclusive franchise agreements, which expire at various times beginning in 1999. The Combined Systems' operations consist primarily of selling video programming which is distributed to subscribers for a monthly fee through a network of coaxial and fiber-optic cables.

     Prior to January 4, 1996, the Combined Systems were included in certain subsidiaries of Cablevision Industries Corporation ("CVI"). On January 4, 1996, CVI merged into a wholly owned subsidiary of Time Warner Inc. (the "CVI Merger"). On October 1, 1996, Time Warner Inc. ("Time Warner") completed a reorganization amongst certain of its wholly owned cable television subsidiaries whereby CVI was renamed TWI Cable Inc. ("TWI Cable").

  BASIS OF PRESENTATION

     TWI Cable has committed to sell the Combined Systems to Renaissance Media Holdings LLC ("Renaissance") pursuant to an Asset Purchase Agreement with Renaissance, dated November 14, 1997. Accordingly, the accompanying combined financial statements of the Combined Systems reflect the "carved out" historical financial position, results of operations, cash flows and changes in net assets of the operations of the Combined Systems as if they had been operating as a separate company. Effective as of January 1, 1996, the Combined Systems' financial statements reflect the new basis of accounting arising from Time Warner's merger with CVI. Based on Time Warner's allocation of the purchase price, the assets and liabilities of the Combined Systems were revalued resulting in goodwill allocated to the Combined Systems of approximately $52,971,000, which is being amortized over its estimated life of 40 years. In addition, approximately $220,981,000 was allocated to cable television franchises and other intangible assets, which is being amortized over periods up to 20 years. The Combined Systems' financial statements through December 31, 1995 reflect the historical cost of their assets and liabilities and results of their operations.

     The combined statements have been adjusted to include the allocation of certain corporate expenses incurred by Time Warner Cable and/or TWI Cable on the Combined Systems' behalf, based upon the number of Combined System subscribers managed by Time Warner Cable and the ratio of Combined System subscribers to total TWI Cable subscribers, respectively. These allocations reflect all costs of doing business that the Combined Systems would have incurred on a stand alone basis as disclosed in Note 3. Management believes that these allocations are reasonable.

  BASIS OF COMBINATION

     The combined financial statements include the assets, liabilities, revenues, expenses, income, loss and cash flows of the Combined Systems, as if the Combined Systems were a single company. Significant intercompany accounts and transactions between the Combined Systems have been eliminated. Significant accounts and transactions with Time Warner and its affiliates are disclosed as related party transactions (see Note 3).

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and footnotes thereto. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Combined Systems generally extend credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is any significant credit risk which could have a material effect on the financial condition of the Combined Systems.

  REVENUE AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited. Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

  FRANCHISE FEES

     Local governmental authorities impose franchise fees on the cable television systems owned by the Combined Systems ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Combined Systems' customers. Prior to January 1997, franchise fees were not separately itemized on customers' bills. Such fees were considered part of the monthly charge for basic services and equipment, and therefore were reported as revenue and expense in the Combined Systems' financial results. Management began the process of itemizing such fees on all customers' bills beginning in January 1997. In conjunction with itemizing these charges, the Combined Systems began separately collecting the franchise fee on all revenues subject to franchise fees. As a result, such fees are no longer included as revenue or as franchise fee expense. The net effect of this change is a reduction in 1997 revenue and franchise fee expense of approximately $1,500,000 versus the comparable period in 1996.

  ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements. Advertising expense amounted to $308,000, $632,000 and $510,000 for the years ended 1995, 1996 and 1997, respectively.

  STATEMENT OF CASH FLOWS

     The Combined Systems participate in a cash management system with affiliates whereby cash receipts are transferred to a centralized bank account from which centralized payments to various suppliers and creditors are made on behalf of the Combined Systems. The excess of such cash receipts over payments is included in net assets. Amounts shown as cash represent the Combined Systems' net cash receipts not transferred to the centralized account as of December 31, 1996 and 1997. The average net intercompany payable balances were $173,348,000 and $170,438,000 for the years ended December 31, 1996 and 1997, respectively.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     For purposes of this statement, cash and cash equivalents includes all highly liquid investments purchased with original maturities of three months or less.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Additions to property, plant and equipment generally include material, labor, overhead and interest. Depreciation is provided on the straight-line method over estimated useful lives as follows:

Buildings and improvements..................................  5-20 years
Cable television equipment..................................  5-15 years
Furniture, fixtures and other equipment.....................  3-10 years

Property, plant and equipment consist of:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                               ----       ----
Land and buildings..........................................  $ 2,003    $ 2,265
Cable television equipment..................................   32,324     39,589
Furniture, fixtures and other equipment.....................    1,455      2,341
Construction in progress....................................    5,657      1,028
                                                              -------    -------
                                                               41,439     45,223
Less accumulated depreciation...............................   (4,473)    (8,279)
                                                              -------    -------
          Total.............................................  $36,966    $36,944
                                                              =======    =======

  INTANGIBLE ASSETS

     During 1996 and 1997, the Combined Systems amortized goodwill over periods up to 40 years and cable television franchises over periods up to 20 years, both using the straight-line method. Prior to the CVI Merger, goodwill and cable television franchises were amortized over 15 years using the straight-line method. For the years ended 1995, 1996, and 1997, amortization of goodwill amounted to $8,199,000, $1,325,000, and $1,325,000, respectively, and amortization of cable television franchises amounted to $1,284,000, $11,048,000, and $11,048,000, respectively. Accumulated amortization of intangible assets at December 31, 1996 and 1997 amounted to $12,373,000 and $24,746,000, respectively.

  IMPAIRMENT

     Management separately reviews the carrying value of acquired long-lived assets for each acquired entity on a quarterly basis to determine whether an impairment may exist. Management considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of long-lived assets can be recovered. Upon a determination that the carrying value of long-lived assets will not be recovered from the undiscounted future cash flows of the acquired business, the carrying value of such long-lived assets would be considered impaired and would be reduced by a charge to operations in the amount of the impairment. An impairment charge is measured as a deficiency in estimated discounted future cash flows of the acquired business to recover the carrying value related to the long-lived assets.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  INCOME TAXES

     Income taxes have been provided using the liability method prescribed by FASB Statement No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statements and income tax purposes, as determined under enacted tax laws and rates.

2. EMPLOYEE BENEFIT PLANS

     Following the CVI Merger, the Combined Systems began participation in the Time Warner Cable Pension Plan (the "Pension Plan"), a non-contributory defined benefit pension plan, and the Time Warner Cable Employee Savings Plan (the "Savings Plan") which are administered by a committee appointed by the Board of Representatives of Time Warner Entertainment Company, L.P. ("TWE"), an affiliate of Time Warner, and which cover substantially all employees.

     Benefits under the Pension Plan are determined based on formulas which reflect an employee's years of service and compensation levels during the employment period. Pension expense for the years ended December 31, 1996 and 1997 totaled $184,000 and $192,000, respectively.

     The Combined Systems' contributions to the Savings Plan are limited to 6.67% of an employee's eligible compensation during the plan year. The Board of Representatives of TWE has the right in any year to set the maximum amount of the Combined Systems' contribution. Defined contribution plan expense for the years ended December 31, 1996 and 1997 totaled $107,000 and $117,000, respectively.

     Prior to the CVI Merger, substantially all employees were eligible to participate in a profit sharing plan or a defined contribution plan. The profit sharing plan provided that the Combined Systems may contribute, at the discretion of their board of directors, an amount up to 15% of compensation for all eligible participants out of its accumulated earnings and profits, as defined. Profit sharing expense amounted to approximately $31,000 for the year ended December 31, 1995.

     The defined contribution plan contained a qualified cash or deferred arrangement pursuant to Internal Revenue Code Section 401(k). This plan provided that eligible employees may contribute from 2% to 10% of their compensation to the plan. The Combined Systems matched contributions of up to 4% of the employees' compensation. The expense for this plan amounted to approximately $96,000 for the year ended December 31, 1995.

     The Combined Systems have no material obligations for other post retirement benefits.

3. RELATED PARTIES

     In the normal course of conducting business, the Combined Systems had various transactions with Time Warner and its affiliates, generally on terms resulting from a negotiation between the affected units that in management's view resulted in reasonable allocations.

  PROGRAMMING

     Included in the Combined Systems' 1996 and 1997 operating expenses are charges for programming and promotional services provided by Home Box Office, Turner Broadcasting System, Inc. and other affiliates of Time Warner. These charges are based on customary rates and are in the ordinary course of business. For the year ended December 31, 1996 and 1997, these charges totaled $3,260,000 and $3,458,000, respectively. Accrued related party expenses for these programming and promotional services included in accrued

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

programming expenses approximated $327,000 and $291,000 for the years ended December 31, 1996 and 1997, respectively. There were no such programming and promotional service related party transactions in 1995.

  MANAGEMENT FEES

     TWI Cable entered into a management service arrangement with Time Warner Cable ("TWC"), pursuant to which TWC is responsible for the management and operation of TWI Cable, which includes the Combined Systems. The management fees paid to TWC by TWI Cable are based on an allocation of the corporate expenses of TWC's cable division in proportion to the respective number of subscribers of all cable systems managed by TWC's cable division. The allocation of the TWI Cable management fee to the Combined Systems approximated $1,432,000 and $1,715,000 for the years ended December 31, 1996 and 1997, respectively.

     Other divisional expenses allocated to the Combined Systems approximated $1,301,000 and $1,067,000 for the years ended December 31, 1996 and 1997, respectively.

4. INTEREST EXPENSE

     Prior to the CVI Merger, the Jackson, Tennessee system was included in Cablevision Industries Limited Partnership and Combined Entities ("CILP"). The Jackson system was charged interest expense in connection with CILP's (a) senior and subordinated bank credit agreements; and (b) senior unsecured subordinated Series A and Series B notes payable to CVI. The remaining five systems comprising the Combined Systems were included in Cablevision Industries of the Southeast, Inc. and Combined Entities ("CIOS"). These systems were charged interest expense in connection with CIOS's (a) bank revolving credit agreement; and (b) junior and senior subordinated debt to CVI.

5. INCOME TAXES

     Effective January 4, 1996, the Combined Systems are included in the consolidated federal income tax return of Time Warner. Prior to January 4, 1996, the Combined Systems were included in the consolidated federal income tax return of CVI. The provision (benefit) for income taxes has been calculated on a separate company basis. The components of the provision (benefit) for income taxes are as follows:

                                            YEAR ENDED DECEMBER 31,
                                          ---------------------------
                                           1995       1996      1997
                                           ----       ----      ----
                                                (IN THOUSANDS)
FEDERAL:
  Current...............................  $    --    $   --    $   --
  Deferred..............................   (2,881)    1,213     1,826
STATE:
  Current...............................       --        --        --
  Deferred..............................     (686)      289       436
                                          -------    ------    ------
  Net provision (benefit) for income
     taxes..............................  $(3,567)   $1,502    $2,262
                                          =======    ======    ======

     The Combined Systems did not, and will not, have a tax sharing agreement with either Time Warner, TWI Cable or CVI. Therefore, the Combined Systems have not and will not be compensated for the utilization of the Combined Systems' tax losses, by Time Warner, TWI Cable or CVI. In addition, the

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Combined Systems have not and will not be required to make payments to either Time Warner or TWI Cable for the current tax provision of the Combined Systems.

     The differences between the income tax provision (benefit) expected at the U.S. federal statutory income tax rate and the total income tax provision (benefit) are due to nondeductible goodwill amortization and state taxes.

     Significant components of the Combined Systems' deferred tax assets and liabilities, as calculated on a separate company basis, are as follows:

                                                 YEAR ENDED DECEMBER 31,
                                                 ------------------------
                                                   1996           1997
                                                   ----           ----
                                                      (IN THOUSANDS)
DEFERRED TAX LIABILITIES:
  Amortization.................................   $61,266        $58,507
  Depreciation.................................     3,576          4,060
                                                  -------        -------
          Total gross deferred tax
            liabilities........................    64,842         62,567
                                                  -------        -------
DEFERRED TAX ASSETS:
  Tax loss carryforwards.......................     6,474          1,920
  Allowance for doubtful accounts..............        28             46
                                                  -------        -------
          Total deferred tax assets............     6,502          1,966
                                                  -------        -------
  Net deferred tax liability...................   $58,340        $60,601
                                                  =======        =======

     On a separate company basis, the Combined Systems have tax loss carryforwards of approximately $4.8 million at December 31, 1997. However, if the Combined Systems are acquired in an asset purchase, the tax loss carryforwards, and net deferred tax liabilities relating to temporary differences will not carry over to Renaissance (see Note 8).

6. COMMITMENTS AND CONTINGENCIES

     The Combined Systems had rental expense of approximately $642,000, $824,000, and $843,000 for the years ended December 31, 1995, 1996 and 1997, respectively, under various lease and rental agreements for offices, utility poles, warehouses and computer equipment. Future minimum annual rental payments under noncancellable leases will approximate $1,000,000 annually over the next five years.

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, TWC has agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 megahertz) over the next three years (approximately $22 million). This agreement with the FCC, which extends to the Combined Systems, will be assumed by Renaissance as it relates to the Combined Systems in accordance with the Asset Purchase Agreement.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. OTHER LIABILITIES

     Other liabilities consist of:

                                                               DECEMBER 31,
                                                               ------------
                                                              1996     1997
                                                              ----     ----
                                                              (IN THOUSANDS)
Compensation................................................  $217     $250
Data Processing Costs.......................................   100       90
Sales and other taxes.......................................   101       90
Copyright Fees..............................................    85       83
Pole Rent...................................................    66       63
Other.......................................................   376      393
                                                              ----     ----
     Total..................................................  $945     $969
                                                              ====     ====

8. SUBSEQUENT EVENT (UNAUDITED)

     The sale of the Combined Systems, in connection with the Asset Purchase Agreement with Renaissance, closed on April 9, 1998 at the purchase price of $309,500,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Greater Media, Inc.:

     We have audited the accompanying combined statements of income, changes in net assets and cash flows of Greater Media Cablevision Systems (see Note 1) (collectively, the "Combined Systems") included in Greater Media, Inc., for the nine months ended June 30, 1999. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations of the Combined Systems and their cash flows for the nine months ended June 30, 1999, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
March 6, 2000

                       GREATER MEDIA CABLEVISION SYSTEMS

                          COMBINED STATEMENT OF INCOME
                                 (IN THOUSANDS)

                                                                NINE MONTHS
                                                                   ENDED
                                                                 JUNE 30,
                                                                   1999
                                                                -----------
REVENUES....................................................      $62,469
                                                                  -------
OPERATING EXPENSES:
  Operating.................................................       26,248
  General and administrative................................        9,150
  Corporate charges- related party..........................        3,175
  Depreciation and amortization.............................        7,398
                                                                  -------
                                                                   45,971
                                                                  -------
     Income from operations.................................       16,498
                                                                  -------
OTHER EXPENSE:
  Interest expense, net.....................................         (705)
  Other.....................................................         (365)
                                                                  -------
INCOME BEFORE PROVISION IN LIEU OF INCOME TAXES.............       15,428
PROVISION IN LIEU OF INCOME TAXES...........................        6,646
                                                                  -------
NET INCOME..................................................      $ 8,782
                                                                  =======

The accompanying notes are an integral part of these combined statements.

                       GREATER MEDIA CABLEVISION SYSTEMS

                  COMBINED STATEMENT OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

BALANCE, September 30, 1998.................................    $54,131
  Net income................................................      8,782
  Provision in lieu of income taxes.........................      6,646
  Net payments to affiliates................................        (34)
                                                                -------
BALANCE, June 30, 1999......................................    $69,525
                                                                =======

The accompanying notes are an integral part of these combined statements.

                       GREATER MEDIA CABLEVISION SYSTEMS

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                NINE MONTHS
                                                                   ENDED
                                                                 JUNE 30,
                                                                   1999
                                                                -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................     $  8,782
  Adjustments to reconcile net income to net cash provided
     by operating activities --
     Depreciation and amortization..........................        7,398
     Provision in lieu of income taxes......................        6,646
     Loss on sale of fixed assets...........................          465
     Changes in assets and liabilities --
       Accounts receivable, prepaid expenses and other
        current assets......................................       (1,431)
       Other assets.........................................           10
       Accounts payable and accrued expenses................         (178)
       Customers' prepayments and deferred installation
        revenue.............................................          218
                                                                 --------
          Net cash provided by operating activities.........       21,910
                                                                 --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................      (13,797)
     Other..................................................         (512)
                                                                 --------
          Net cash used in investing activities.............      (14,309)
                                                                 --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net payments to affiliates................................          (34)
                                                                 --------
          Net cash used in financing activities.............          (34)
                                                                 --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................        7,567
CASH AND CASH EQUIVALENTS, beginning of period..............        4,080
                                                                 --------
CASH AND CASH EQUIVALENTS, end of period....................     $ 11,647
                                                                 ========
CASH PAID FOR NON-AFFILIATE INTEREST........................     $    264
                                                                 ========

The accompanying notes are an integral part of these combined statements.

                       GREATER MEDIA CABLEVISION SYSTEMS
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization, Basis of Presentation and Operations

     Greater Media Cablevision Systems is comprised of the following Massachusetts-based cable television systems: Auburn, Boylston, Chicopee, Dudley, East Longmeadow, Easthampton, Grafton, Hampden, Holden, Leicester, Ludlow, Millbury, Northborough, Northbridge, Oxford, Paxton, Southampton, Southborough, Southbridge, Spencer, Sturbridge, Upton, Webster, West Boylston, West Brookfield, Westborough, Wilbraham and Worcester (the "Combined Systems"). The Combined Systems are wholly-owned by Greater Media Cablevision, Inc. (the "Company"). The combined financial statements do not include the accounts of Greater Philadelphia Cablevision, Inc. or Greater Philadelphia Cablevision Limited Partnership, which are also wholly-owned by the Company. The Company is a wholly-owned subsidiary of Greater Media, Inc. (the "Parent"). On June 30, 1999, Charter Communications Entertainment I, LLC, an indirect subsidiary of Charter Communications Holdings Company, LLC purchased the Combined Systems for an aggregate purchase price of $500 million plus a working capital adjustment (the "Charter Sale"). Effective with this change of ownership, the Combined Systems will be managed by Charter Investment, Inc.

     Significant intercompany accounts and transactions between the Combined Systems have been eliminated in the combined financial statements.

     The Combined Systems primarily provide cable television services to subscribers in central and western Massachusetts.

Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Property, Plant and Equipment

     Maintenance and repair costs are expensed when incurred. For financial reporting purposes, depreciation is provided on the straight-line method based on the following estimated useful lives:

Land improvements...........................................       20 years
Furniture, fixtures and equipment...........................     3-15 years
Buildings...................................................    15-40 years
Trunk and distribution systems..............................     7-12 years

     Depreciation expense for the nine months ended June 30, 1999, was $7,343.

Intangible Assets

     Intangible assets consist primarily of goodwill, which is amortized over forty years, and costs incurred in obtaining and renewing cable franchises, which are amortized over the life of the respective franchise agreements. Amortization expense for the nine months ended June 30, 1999, was $55.

Revenues

     Cable television revenues from basic and premium services are recognized when the related services are provided.

                       GREATER MEDIA CABLEVISION SYSTEMS

Segments

     Segments have been identified based upon management responsibility. The Company operates in one segment, cable services.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INCOME TAXES

     The Combined Systems are included in the consolidated federal income tax return of the Parent. The Parent is responsible for tax payments applicable to the Combined Systems. The combined financial statements reflect a provision in lieu of income taxes as if the Combined Systems were filing on a separate company basis. Accordingly, the Combined Systems have included the provision in lieu of income taxes as a component of net assets.

     The provision in lieu of income taxes approximates the amount of tax computed using U.S. statutory rates, after reflecting state income tax expense.

3. RELATED PARTY TRANSACTIONS

     The Company and each of its subsidiaries are guarantors of the Parent's debt.

     The combined statements include charges for certain corporate expenses incurred by the Parent on behalf of the Combined Systems. Such charges amounted to $3,175 for the nine months ended June 30, 1999. Management believes that this cost is reasonable and reflects costs of doing business that the Combined Systems would have incurred on a stand-alone basis.

4. EMPLOYEE BENEFIT PLANS

401(k) Plan

     The Combined Systems' employees participate in the Greater Media, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 12% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Combined Systems' contribute an amount equal to 50% of the participant's contribution, limited to the lessor of 3% of the participant's compensation or $1 per year. In connection with the Charter Sale, all employees became fully vested. Following the Charter Sale, the Company's 401(k) plan was merged into Charter Communication, Inc.'s.

     The Combined Systems expense relating to the 401(k) Plan for the nine months ended June 30, 1999, was $123.

PENSION

     Certain employees of the Combined Systems participate in a pension plan sponsored by the Parent. The Combined Systems allocable share of the pension expense amounted to $57 for the nine months ended June 30, 1999. As a result of the Charter Sale, the Combined Systems' employees became fully vested with respect to their plan benefits. No additional benefits will accrue to such employees in the future. In addition,

                       GREATER MEDIA CABLEVISION SYSTEMS
the Parent is responsible for the allocable pension liability and will continue to administer the plan on behalf of the Combined Systems' employees.

5. COMMITMENTS AND CONTINGENCIES

Leases

     The Combined Systems lease certain facilities and equipment under noncancelable operating leases. Rent expense incurred for the nine months ended June 30, 1999, was $249.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the nine months ended June 30, 1999, was $479.

Litigation

     The Combined Systems are a party to lawsuits that arise in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Combined Systems' combined financial position or results of operations.

Regulation in the Cable Television Industry

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Combined Systems cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. The Combined Systems may be required to refund additional amounts in the future.

     The Combined Systems believe that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Combined Systems are unable to justify its basic rates. The Combined Systems are unable to estimate at this time the amount of refunds, if any, that may be payable by the Combined Systems in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Combined Systems do not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Combined Systems.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulated rates on the cable programming service tier (CPST). The FCC has taken the position that it will still adjudicate pending CPST complaints but will strictly limit its review, and possible refund orders, to the time period predating the sunset date, March 31, 1999. The Combined Systems do not believe any adjudications regarding their pre-sunset complaints will have a material adverse effect on the Combined Systems' financial position or results of operations.

                       GREATER MEDIA CABLEVISION SYSTEMS

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Greater Media, Inc.:

     We have audited the accompanying combined balance sheets of Greater Media Cablevision Systems (see Note 1) (collectively, the "Combined Systems") included in Greater Media, Inc., as of September 30, 1998 and 1997, and the related combined statements of income, changes in net assets, and cash flows for each of the three years in the period ended September 30, 1998. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Combined Systems, as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

/s/  ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 2, 1999

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1998       1997
                                                               ----       ----
Current assets:
  Cash and cash equivalents.................................  $ 4,080    $ 3,680
  Accounts receivable (less allowance for doubtful accounts
     of $308 (unaudited), $244 and $337)....................    2,755      2,739
  Prepaid expenses and other current assets.................    2,746      1,949
                                                              -------    -------
          Total current assets..............................    9,581      8,368
Property and equipment, net.................................   54,468     41,971
Intangible assets, net......................................    2,690      1,647
Other assets................................................       77        103
                                                              -------    -------
          Total assets......................................  $66,816    $52,089
                                                              =======    =======

Current liabilities:
  Accounts payable and accrued expenses.....................  $ 7,125    $ 5,299
  Customers' prepayments and deferred installation
     revenue................................................    1,910      1,815
                                                              -------    -------
          Total current liabilities.........................    9,035      7,114
Other long-term liabilities.................................    3,650      3,920
Net assets..................................................   54,131     41,055
                                                              -------    -------
          Total liabilities and net assets..................  $66,816    $52,089
                                                              =======    =======

     The accompanying notes are an integral part of these combined balance sheets.

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                         COMBINED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                  YEAR ENDED SEPTEMBER 30,
                                                                -----------------------------
                                                                 1998       1997       1996
                                                                 ----       ----       ----
NET REVENUES................................................    $77,127    $73,436    $66,816
                                                                -------    -------    -------
OPERATING EXPENSES:
  Operating expenses........................................     32,665     31,115     29,460
  General and administrative................................     10,869     11,211     10,321
  Corporate charges.........................................      3,888      3,696      3,365
  Depreciation and amortization.............................      8,183      7,368      7,353
                                                                -------    -------    -------
                                                                 55,605     53,390     50,499
                                                                -------    -------    -------
     Income from operations.................................     21,522     20,046     16,317
OTHER INCOME (EXPENSES):
Interest expense, net.......................................       (504)      (307)      (764)
Other.......................................................       (532)      (957)      (366)
                                                                -------    -------    -------
INCOME BEFORE PROVISION IN LIEU OF INCOME TAXES.............     20,486     18,782     15,187
Provision in lieu of income taxes (Note 6)..................      8,008      7,964      5,987
                                                                -------    -------    -------
Net income..................................................    $12,478    $10,818    $ 9,200
                                                                =======    =======    =======

   The accompanying notes are an integral part of these combined statements.

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

                                                               TOTAL
                                                               -----
Balance, September 30, 1995.................................  $ 42,185
  Net income................................................     9,200
  Provision in lieu of income taxes.........................     5,987
  Net payments to affiliates................................   (17,038)
                                                              --------
Balance, September 30, 1996.................................    40,334
  Net income................................................    10,818
  Provision in lieu of income taxes.........................     7,964
  Net payments to affiliates................................   (18,061)
                                                              --------
Balance, September 30, 1997.................................    41,055
  Net income................................................    12,478
  Provision in lieu of income taxes.........................     8,008
  Net payments to affiliates................................    (7,410)
                                                              --------
Balance, September 30, 1998.................................  $ 54,131
                                                              ========

     The accompanying notes are an integral part of these combined statements.

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                               1998       1997        1996
                                                               ----       ----        ----
Net income..................................................  $12,478    $10,818    $  9,200
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Provision in lieu of income taxes.........................    8,008      7,964       5,987
  Depreciation and amortization.............................    8,183      7,368       7,353
  (Gain) loss on sale of fixed assets.......................      300        715         274
Changes in assets and liabilities:
  Accounts receivable, prepaid expenses and other assets....     (813)    (1,115)       (498)
  Other assets..............................................       24        (30)        (11)
  Accounts payable and accrued expenses.....................    1,825       (440)     (1,900)
  Customers' prepayments and deferred
     installation revenue...................................       96        367          94
  Customers' deposits and deferred revenue..................     (270)       (69)        466
                                                              -------    -------    --------

Net cash provided by operating activities...................   29,831     25,578      20,965
                                                              -------    -------    --------
Cash flow from investing activities:
Capital expenditures........................................  (21,049)    (7,587)     (5,122)
Proceeds from disposition of property and equipment.........       72         --         128
Purchase of licenses........................................   (1,044)       (99)         --
                                                              -------    -------    --------
Net cash used in investing activities.......................  (22,021)    (7,686)     (4,994)
                                                              -------    -------    --------
Cash flow from financing activities:

Net payments to affiliates..................................   (7,410)   (18,061)    (17,038)
                                                              -------    -------    --------
Net increase (decrease) in cash and cash equivalents........      400       (169)     (1,067)
Cash and cash equivalents, beginning of year................    3,680      3,849       4,916
                                                              -------    -------    --------
Cash and cash equivalents, end of year......................  $ 4,080    $ 3,680    $  3,849
                                                              =======    =======    ========
Supplemental disclosure of cash flow information:
  Non-affiliate interest paid during the year...............  $   296    $   155    $    447
                                                              =======    =======    ========

   The accompanying notes are an integral part of these combined statements.

                       GREATER MEDIA CABLEVISION SYSTEMS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION, BASIS OF PRESENTATION AND OPERATIONS

     Greater Media Cablevision Systems is the owner and operator of the following Massachusetts-based cable television systems: Auburn, Boylston, Chicopee, Dudley, East Longmeadow, Easthampton, Grafton, Hampden, Holden, Leicester, Ludlow, Millbury, Northborough, Northbridge, Oxford, Paxton, Southampton, Southborough, Southbridge, Spencer, Sturbridge, Upton, Webster, West Boylston, West Brookfield, Westborough, Wilbraham and Worcester ("the Combined Systems"). The Combined Systems are wholly-owned by Greater Media Cablevision, Inc. ("the Company"). The combined financial statements do not include the accounts of Greater Philadelphia Cablevision, Inc. or Greater Philadelphia Cablevision Limited Partnership (the "Philadelphia System"), which are also wholly-owned by the Company. The Company is a wholly-owned subsidiary of Greater Media, Inc. ("the Parent"). In February 1999, the Parent and the Company entered into an agreement ("Sales Agreement") to sell the net assets of the Company including the Combined Systems but excluding the Philadelphia Systems to Charter Communications Holdings, LLC.

     Significant intercompany accounts and transactions between the Combined Systems have been eliminated in the combined financial statements. Significant accounts and transactions with the Parent and other affiliates are disclosed as related party transactions (See Note 7).

     The Combined Systems primarily provide cable television services to subscribers in central and western Massachusetts.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  PROPERTY AND EQUIPMENT

     Maintenance and repair costs are expensed when incurred. For financial reporting purposes, depreciation is provided on the straight-line method based on the following estimated useful lives:

                       CLASSIFICATION                           YEARS
                       --------------                           -----
Land improvements...........................................       20
Buildings...................................................    15-40
Furniture, fixtures and equipment...........................     3-15
Trunk and distribution systems..............................     7-12

  INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill amortized over forty years and costs incurred in obtaining and renewing cable franchises which are amortized over the life of the respective franchise agreements.

  REVENUES

     Cable revenues from basic and premium services are recognized when the related services are provided.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                       GREATER MEDIA CABLEVISION SYSTEMS
liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  QUARTERLY RESULTS

     The financial statements included herein as of December 31, 1998 and for the three months ended December 31, 1998 and 1997 have been prepared by the Company without audit. In the opinion of management, all adjustments have been made which are of a normal recurring nature necessary to present fairly the Combined Systems' financial position as of December 31, 1998 and the results of operations, changes in net assets and cash flows for the three months ended December 31, 1998 and 1997. Certain information and footnote disclosures have been condensed or omitted for these periods. The results for interim periods are not necessarily indicative of results for the entire year.

2.  PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid and other current assets consist of the following at September 30:

                                                              1998      1997
                                                              ----      ----
Franchise grant............................................  $1,445    $  604
Corporate business tax.....................................   1,015       882
Other......................................................     286       463
                                                             ------    ------
Prepaid expenses and other current assets..................  $2,746    $1,949
                                                             ======    ======

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at September 30:

                                                           1998        1997
                                                           ----        ----
Land and land improvements.............................  $  1,229    $  1,134
Buildings..............................................     4,521       4,521
Furniture, fixtures and equipment......................     5,503       4,822
Trunk and distribution systems.........................   109,253      97,042
Construction in progress...............................     9,026       4,450
                                                         --------    --------
                                                          129,532     111,969
Accumulated depreciation...............................   (75,064)    (69,998)
                                                         --------    --------
Property and equipment, net............................  $ 54,468    $ 41,971
                                                         ========    ========

     Depreciation expense for the years ended September 30, 1998, 1997 and 1996 was $8,081, $7,337, and $7,314, respectively. Construction in progress results primarily from costs to upgrade the systems to fiber optic technologies in the areas served by the Combined Systems.

                       GREATER MEDIA CABLEVISION SYSTEMS

4.  INTANGIBLE ASSETS

     Intangible assets consist of the following at September 30:

                                                              1998      1997
                                                              ----      ----
Franchise agreements.......................................  $3,230    $2,883
Customer lists.............................................   1,751     1,751
Organization expenses......................................     146       146
Goodwill...................................................   2,260     1,510
Covenant not to compete....................................      40        40
                                                             ------    ------
                                                              7,427     6,330
Accumulated amortization...................................   4,737     4,683
                                                             ------    ------
Intangible assets, net.....................................  $2,690    $1,647
                                                             ======    ======

     Amortization expense for the years ended September 30, 1998, 1997 and 1996 was $102, $31 and $39, respectively.

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at September 30:

                                                              1998      1997
                                                              ----      ----
Accounts payable...........................................  $4,733    $3,544
Rate refund liability......................................     923       481
Programming expenses.......................................     586       557
Other......................................................     883       717
                                                             ------    ------
                                                             $7,125    $5,299
                                                             ======    ======

6.  INCOME TAXES

     The Combined Systems are included in the consolidated federal income tax return of the Parent. However, the Parent is responsible for tax payments applicable to the Combined Systems. The combined financial statements reflect a provision in lieu of income taxes as if the combined systems were filing on a separate company basis. Accordingly, the Combined Systems have included the provision in lieu of income taxes as a component of net assets for all periods presented.

     The provision in lieu of income taxes approximates the amount of tax computed using U.S. statutory rates, after reflecting state income tax expense of $2,053, $1,924 and $1,486, for 1998, 1997 and 1996, respectively.

     As the Sales Agreement represents a sale of assets, Charter Communications Holdings, LLC will have new tax basis in the Combined Systems' assets and liabilities acquired.

7.  RELATED PARTY TRANSACTIONS

     The Company and each of its subsidiaries are guarantors of the Parent Company's debt.

     The combined statements include the charge for certain corporate expenses incurred by the Parent on behalf of the Combined Systems. Such charges amounted to $3,888, $3,696, and $3,365 for the three years

                       GREATER MEDIA CABLEVISION SYSTEMS
ended September 30, 1998, 1997 and 1996. Management believes that these costs are reasonable and reflect costs of doing business that the Combined Systems would have incurred on a stand-alone basis.

     The Combined Systems charge an affiliate interest on certain balances, aggregating $15,000 per year, at an annual rate of 12%. Interest income on such balances amounted to $1,800 for each of the three years in the period ended September 30, 1998. In addition, the Combined Systems are required to pay the Parent interest on certain balances, at an annual rate of 12%. Interest expense on such balances amounted to $2,340 for each of these years in the period ended September 30, 1998, all which were due during the periods presented. The amounts described above and certain non-interest bearing amounts due affiliates are included in Net Assets in the Combined Systems balance sheet. As a result of the Sales Agreement, such amounts will be assumed by the Parent. The interest income and expense have been netted in the accompanying statement of operations.

8.  EMPLOYEE BENEFIT PLAN

  401(k) PLAN

     The Combined Systems' employees participate in the Greater Media, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 12% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Parent contributes an amount equal to 50% of the participant's contribution, limited to the lessor of 3% of the participant's compensation or $1 per year.

     The Combined Systems expense relating to the 401(k) Plan was $140, $127, and $96 in 1998, 1997, and 1996, respectively.

  PENSION

     Employees of the Combined Systems participate in a pension plan sponsored by the Parent. The Combined Systems allocable share of the pension expense amounted to $105, $204 and $217 during the years ended September 30, 1998, 1997 and 1996, respectively. As a result of the Sales Agreement, the Combined Systems' employees will be fully vested with respect to their plan benefits, although no additional benefits will accrue to such employees in the future. In addition, the Parent will be responsible for the allocable pension liability ($838 at September 30, 1998) and will continue to administer the plan on behalf of the Combined Systems' employees after the sale is consummated.

9.  COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases certain facilities and equipment under noncancellable operating leases. Leases and rental costs charged to expense for the years ended September 30, 1998, 1997 and 1996, was $2,124, $2,133 and $1,636, respectively.
Rent expense incurred under leases for the years ended September 30, 1998, 1997 and 1996, was $678, $665 and $660, respectively. Future minimum lease payments are as follows:

1999.................................................    $  690
2000.................................................       618
2001.................................................       524
2002.................................................       402
2003.................................................       396
Thereafter...........................................     3,267

                       GREATER MEDIA CABLEVISION SYSTEMS

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended September 30, 1998, 1997 and 1996, was $1,008, $840 and $578,
respectively.

  LITIGATION

     The Company is party to lawsuits that arise in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's combined financial position or results of operations.

  REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. The Company may be required to refund additional amounts in the future.

     The Combined Systems believe that they have complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if a company is unable to justify its basic rates. The Combined Systems are unable to estimate at this time the amount of refunds, if any, that may be payable by the Combined Systems in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Combined Systems do not believe that the amount of any such refunds would have a material adverse effect on their financial position or results of operations.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Combined Systems cannot predict the ultimate effect of the 1996 Telecom Act on their financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Combined Systems.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental

                       GREATER MEDIA CABLEVISION SYSTEMS
agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Combined Systems are subject to state regulation in Massachusetts.

10.  SUBSEQUENT EVENT (UNAUDITED)

     On June 30, 1999, Charter Communications Entertainment I, LLC, an indirect subsidiary of Charter Communications Holdings Company, LLC purchased the Combined Systems for an aggregate purchase price of $500 million plus a working capital adjustment. Effective with this change of ownership, the Combined Systems will be managed by Charter Investment, Inc.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Helicon Partners I, L.P.:

     We have audited the accompanying combined statements of operations, changes in net assets and cash flows of Helicon Partners I, L.P. and affiliates for the seven months ended July 30, 1999. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations of Helicon Partners I, L.P. and affiliates and their cash flows for the seven months ended July 30, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
March 6, 2000

                    HELICON PARTNERS I, L.P. AND AFFILIATES
                        COMBINED STATEMENT OF OPERATIONS

                                                                SEVEN MONTHS
                                                                   ENDED
                                                                  JULY 30,
                                                                    1999
                                                                ------------
REVENUES....................................................    $ 49,564,581
                                                                ------------
OPERATING EXPENSES:
  Operating expenses........................................      16,358,995
  General and administrative expenses.......................      13,877,357
  Marketing expenses........................................       1,327,669
  Depreciation and amortization.............................      16,616,529
  Management fee charged by affiliate.......................       2,511,416
                                                                ------------
       Total operating expenses.............................      50,691,966
                                                                ------------
          Operating income..................................      (1,127,385)
                                                                ------------
INTEREST INCOME (EXPENSE):
  Interest expense..........................................     (20,681,592)
  Interest income...........................................         124,486
                                                                ------------
NET LOSS....................................................    $(21,684,491)
                                                                ============

   The accompanying notes are an integral part of these combined statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES
               COMBINED STATEMENT OF CHANGES IN PARTNERS' DEFICIT

                         PREFERRED                     CLASS A       CLASS B       CAPITAL
                          LIMITED       GENERAL        LIMITED       LIMITED     CONTRIBUTION     PARTNERS'
                          PARTNERS      PARTNER       PARTNERS       PARTNER      RECEIVABLE       DEFICIT
                         ---------      -------       --------       -------     ------------     ---------
Balance at December 31,
  1998.................  $8,567,467   $  (989,962)  $(134,807,570)          --     $(1,000)     $(127,231,065)
Distribution of
  additional preferred
  partnership
  interests............     609,621        (6,097)       (603,524)          --          --                 --
Accretion of redeemable
  partnership
  interests............          --      (269,961)    (26,726,132)          --          --        (26,996,093)
Capital contribution...          --            --              --    3,628,250          --          3,628,250
Net loss...............          --      (216,845)    (21,467,646)          --          --        (21,684,491)
                         ----------   -----------   -------------   ----------     -------      -------------
Balance at July 30,
  1999.................  $9,177,088   $(1,482,865)  $(183,604,872)  $3,628,250     $(1,000)     $(172,283,399)
                         ==========   ===========   =============   ==========     =======      =============

The accompanying notes are an integral part of these combined statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                        COMBINED STATEMENT OF CASH FLOWS

                                                                SEVEN MONTHS
                                                                   ENDED
                                                                  JULY 30,
                                                                    1999
                                                                ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(21,684,491)
  Adjustments to reconcile net loss to net cash provided by
     operating activities-
     Depreciation and amortization..........................      16,616,529
     Amortization of debt discount and deferred financing
      costs.................................................       2,801,895
     Gain on sale of equipment..............................         (22,536)
     Interest on 12% subordinated notes paid through the
      issuance of additional notes..........................       2,706,044
     Changes in operating assets and liabilities-
       Receivables from subscribers.........................      (1,544,469)
       Prepaid expenses and other assets....................       2,773,825
       Accounts payable and accrued expenses................      (2,937,602)
       Subscriptions received in advance....................         803,151
       Accrued interest.....................................       2,557,212
                                                                ------------
          Net cash provided by operating activities.........       2,069,558
                                                                ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................      (6,332,987)
     Proceeds from sale of equipment........................          32,288
  Cash paid for net assets of cable television systems, net
     of cash acquired.......................................      (6,217,143)
  Increase in intangible assets.............................        (487,595)
                                                                ------------
          Net cash used in investing activities.............     (13,005,437)
                                                                ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bank loans..................................      13,000,000
  Repayments of bank loans and other notes..................        (483,178)
  Capital contribution......................................       3,628,250
  Advances to affiliates, net...............................        (247,043)
  Payment of financing costs................................        (240,000)
                                                                ------------
          Net cash provided by financing activities.........      15,658,029
                                                                ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       4,722,150
CASH AND CASH EQUIVALENTS, beginning of period..............       5,130,561
                                                                ------------
CASH AND CASH EQUIVALENTS, end of period....................    $  9,852,711
                                                                ============
CASH PAID FOR INTEREST......................................    $ 12,582,725
                                                                ============
ACQUISITION OF PROPERTY, PLANT AND EQUIPMENT THROUGH THE
  ISSUANCE OF OTHER NOTES PAYABLE...........................    $    389,223
                                                                ============

   The accompanying notes are an integral part of these combined statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

     Helicon Partners I, L.P. ("the Partnership") was organized as a limited partnership under the laws of the State of Delaware. The Partnership owns all of the limited partnership interests in THGLP, representing a 99% ownership, and Baum Investment, Inc. ("Baum"), the general partner of THGLP, owns the 1% general partnership interest in THGLP. The Partnership also owns a 99% interest and THGLP owns a 1% interest in HPI Acquisition Co., LLC ("HPIAC"). The Partnership also owns an 89% limited partnership interest and Baum a 1% general partnership interest in Helicon OnLine, L.P. ("HOL"). The Partnership, THGLP, HPIAC and HOL are referred to collectively herein as the Company.

     The Company operates in one business segment offering cable television services in the states of Pennsylvania, West Virginia, North Carolina, South Carolina, Louisiana, Vermont, New Hampshire, Georgia and Tennessee. The Company also offers to customers advanced services, such as paging and private data network systems, including dial up access and a broad range of Internet access services in Pennsylvania and Vermont, dedicated high speed access, high speed cable modem access, world wide web design, and hosting services.

     On July 30, 1999, Charter-Helicon, LLC ("Charter-Helicon"), acquired a 1% interest in THGLP previously owned by Baum and became the General Partner of THGLP. Concurrently, Charter-Helicon and Charter Communications, LLC ("CC-LLC"), parent of Charter-Helicon, acquired all of the partnership interests of the Partnership. These transactions are collectively referred to as the "Helicon/Charter Deal" herein. In connection with the Helicon/Charter Deal, $228,985,000 of cash was paid to the equity holders; Baum retained a $25,000,000 limited liability company membership interest in Charter-Helicon; debt of $197,447,000 was repaid; debt of $115,000,000 was assumed; and other costs totaling $4,285,000 were incurred by CC-LLC.

     The post-closing process associated with the Helicon/Charter Deal has not been finished. Accordingly, the accompanying combined financial statements may not give effect to all adjustments arising from the change of ownership of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

     The accompanying financial statements include the accounts of the Partnership, THGLP, HPIAC and HOL, which have been combined because of common ownership and control. They also reflect the accounts of THGLP's subsidiary, Helicon Capital Corp., which has nominal assets and no operations since its incorporation. All intercompany accounts and transactions have been eliminated in combination.

Partnership Profits, Losses and Distributions

     Under the terms of the partnership agreements of the Partnership and THGLP, profits, losses and distributions will be made to the general and Class A Limited Partners pro-rata based on their respective partnership interest. Holders of Preferred Limited Partnership Interests are entitled to an aggregate preference on liquidation of $6,250,000 plus cumulative in-kind distributions of additional Preferred Limited Partnership interests at an annual rate of 12%.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

Revenue Recognition

     Revenue is recognized as services are provided to subscribers. Subscription revenues billed in advance for services are deferred and recorded as income in the period in which services are rendered.

Property, Plant and Equipment

     Property, plant and equipment are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets.

Intangible Assets and Deferred Costs

     Intangible assets and deferred costs are carried at cost and are amortized using the straight-line method over the estimated useful lives of the respective assets. When changes in events or circumstances warrant, the Company reviews the amortization periods of their intangible assets and deferred costs. The Company evaluates whether there has been a permanent impairment in the value of these assets by considering such factors including the projected undiscounted cash flows, current market conditions and changes in the cable television industry that would impact the recoverability of such assets.

Income Taxes

     No provision for Federal or state income taxes has been made in the accompanying combined financial statements since any liability for such income taxes is that of the partners and not of the Company.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITIONS

     On January 7, 1999, THGLP acquired cable television systems serving subscribers in the North Carolina counties of Carter, Johnson and Unicol. The aggregate purchase price was $5,228,097 and was allocated to the net assets acquired, which included property, plant and equipment and intangible assets, based on their estimated fair values.

     On March 1, 1999, HPIAC acquired a cable television system serving subscribers in the communities of Abbeville, Donalds and Due West, South Carolina. The aggregate purchase price was $723,356 and was allocated to the net assets acquired, which included property, plant and equipment, and intangible assets, based on their estimated fair value.

     The operating results relating to the above acquisitions are included in the accompanying combined financial statements from the acquisition dates forward. Pro forma operating results for 1999 as though the acquisitions had occurred on January 1, 1999, would not be materially different than historical operating results.

4. TRANSACTIONS WITH AFFILIATES

     Amounts due from/to affiliates result from management fees, expense allocations and temporary non-interest bearing loans. The affiliates are related to the Company through common ownership. Effective upon

                    HELICON PARTNERS I, L.P. AND AFFILIATES
the execution of the Charter/Helicon Deal, Charter Investment, Inc. is the manager of the Company's operations.

     The Partnership was managed by Helicon Corp., an affiliated management company. During the seven months ended July 30, 1999, the Partnership was charged a management fee of $2,511,416. Management fees are calculated based on the gross revenues of the systems.

5. SENIOR SECURED NOTES

     THGLP and HCC (the "Issuers"), through a private placement offering, issued $115,000,000 aggregate principal amount of 11% Senior Secured Notes due 2003 (the "Senior Secured Notes"), secured by substantially all the assets of THGLP. Interest is payable on a semi-annual basis in arrears on November 1 and May 1. The discount on the Senior Secured Notes is being amortized over the term of the Senior Secured Notes so as to result in an effective interest rate of 11% per annum.

6. LOANS PAYABLE TO BANKS

     On January 5, 1999, THGLP entered into a $12,000,000 Senior Subordinated Loan Agreement with Paribas Capital Funding, LLC (the "1999 Credit Facility"). Initial borrowings of $7,000,000 under the 1999 Credit Facility financed the acquisition of certain cable television systems in North Carolina. On February 19, 1999, the Company borrowed the remaining $5,000,000 available under the 1999 Credit Facility. Interest on the 1999 Credit Facility is payable at 11.5% per annum. On July 30, 1999, the amounts outstanding were repaid and the 1999 Credit Facility was terminated in connection with the Helicon/Charter Deal.

7. REDEEMABLE PARTNERSHIP INTERESTS

     In April 1996, the Partnership sold to unrelated investors, $34,000,000 aggregate principal amount of 12% Subordinated Notes (the "Subordinated Notes") and warrants (the "Warrants") to purchase 2,419.1 units of Class B Limited Partnership Interests (the "Units").

     The Subordinated Notes are subordinated to the senior indebtedness of the Partnership and are due April 1, 2004. Interest is payable semi-annually on each October 1 and April 1 in cash or through the issuance of additional Subordinated Notes, at the option of the Partnership. In the past, the Partnership has elected to satisfy interest due through the issuance of additional Subordinated Notes. The Partnership issued $2,706,044 of additional Subordinated Notes to pay interest due in April 1999.

     Holders of the Warrants had the right to acquire the Units at any time for a price of $1,500 per Unit. The Partnership estimated the Net Equity Value of the Warrants to be approximately $43,250,000 at December 31, 1998. The Net Equity Value, pursuant to the terms of the agreement, is the estimated amount of cash that would be available for distribution to the Partnership interests upon a sale of all the assets of the Partnership and its subsequent dissolution and liquidation. Such estimate as of December 31, 1998 reflects the amount that the holders of the Warrants have agreed to accept for their interests assuming a proposed sale of all of the interests of the Partnership is consummated. The increase in the Net Equity Value over the original carrying value of the Warrants is being accreted evenly over the period beginning with the date of the increase through September 2001. Such accretion is being reflected in the accompanying financial statements as an increase in the carrying value of the Warrants and the corresponding reduction in the carrying value of the capital accounts of the General and Class A Limited Partners.

     Immediately prior to the closing of the Helicon/Charter Deal. Baum contributed $3,628, 250 to exercise the Warrants and received 2,419.1 Units. This transaction triggered the acceleration of the accretion of the Units to their estimated Net Equity Value. Upon the close of the Charter/Helicon Deal, the holders received $43,250,000 in exchange for the Units.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

8. COMMITMENTS AND CONTINGENCIES

Leases

     The Company leases telephone and utility poles on an annual basis. The leases are self-renewing. Pole rental expenses for the seven months ended July 30, 1999 was $687.

     The Company utilizes certain office space under operating lease agreements, which expire at various dates through August 2013 and contain renewal options. Office rent expense was $192 for the seven months ended July 30, 1999.

Litigation

     The Company is a party to lawsuits that arise in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's combined financial position or results of operations.

Regulation in the Cable Television Industry

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulated rates on the cable programming service tier (CPST). The FCC has taken the position that it will still adjudicate pending CPST complaints but will strictly limit its review, and possible refund orders, to the time period predating the sunset date, March 31, 1999. The Company does not believe any adjudications regarding their pre-sunset complaints will have a material adverse effect on the Company's financial position or results of operations.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

                          INDEPENDENT AUDITORS' REPORT

The Partners
Helicon Partners I, L.P.:

We have audited the accompanying combined balance sheets of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998, and the related combined statements of operations, changes in partners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

New York, New York
March 26, 1999

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                               1997             1998
                                                           -------------    -------------
ASSETS (NOTES 8 AND 9)
Cash and cash equivalents (note 2).......................  $   4,372,281    $   5,130,561
Receivables from subscribers.............................      1,439,720        1,631,931
Prepaid expenses and other assets........................      2,205,794        3,469,228
Property, plant and equipment, net (notes 3, 4, and
  11)....................................................     80,104,377       86,737,580
Intangible assets and deferred costs, net (notes 3 and
  5).....................................................     85,066,665       94,876,847
                                                           -------------    -------------
          Total assets...................................  $ 173,188,837    $ 191,846,147
                                                           =============    =============
LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable.......................................  $   7,416,901    $   8,037,193
  Accrued expenses.......................................      1,539,116        1,589,240
  Subscriptions received in advance......................      1,018,310          819,564
  Accrued interest.......................................      3,760,360        3,742,456
  Due to principal owner (note 7)........................      5,000,000        5,000,000
  Senior secured notes (note 8)..........................    115,000,000      115,000,000
  Loans payable to banks (note 9)........................     85,776,641      120,266,922
  12% subordinated notes, net of unamortized discount of
     $2,889,541 in 1997 and $2,543,869 in 1998 (note
     10).................................................     37,249,948       42,672,085
  Redeemable partnership interests (note 10).............      6,437,142       16,253,906
  Other notes payable (note 11)..........................      5,747,076        5,448,804
  Due to affiliates, net (note 6)........................         71,474          247,042
                                                           -------------    -------------
          Total liabilities..............................    269,016,968      319,077,212
                                                           -------------    -------------
Commitments (notes 8, 9, 10, 11 and 13)
Partners' deficit (note 12):
  Preferred limited partners.............................      7,649,988        8,567,467
  Accumulated partners' deficit..........................   (103,477,119)    (135,797,532)
  Less capital contribution receivable...................         (1,000)          (1,000)
                                                           -------------    -------------
          Total partners' deficit........................    (95,828,131)    (127,231,065)
                                                           -------------    -------------
          Total liabilities and partners' deficit........  $ 173,188,837    $ 191,846,147
                                                           =============    =============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                      1996           1997           1998
                                                  ------------   ------------   ------------
Revenues........................................  $ 42,061,537   $ 59,957,434   $ 75,576,810
                                                  ------------   ------------   ------------
Operating expenses:
  Operating expenses (note 13)..................    11,395,509     17,408,265     22,687,850
  General and administrative expenses (notes 6
     and 13)....................................     7,244,663      9,762,931     13,365,824
  Marketing expenses............................     1,235,553      2,266,627      3,521,893
  Depreciation and amortization.................    12,556,023     19,411,813     24,290,088
  Management fee charged by affiliate (note
     6).........................................     2,103,077      2,997,872      3,496,271
  Corporate and other expenses..................       426,672        549,222        602,987
                                                  ------------   ------------   ------------
          Total operating expenses..............    34,961,497     52,396,730     67,964,913
                                                  ------------   ------------   ------------
  Operating income..............................     7,100,040      7,560,704      7,611,897
                                                  ------------   ------------   ------------
Interest expense (note 7).......................   (17,418,266)   (23,586,227)   (27,633,714)
Interest income.................................       563,362        154,037         92,967
                                                  ------------   ------------   ------------
                                                   (16,854,904)   (23,432,190)   (27,540,747)
                                                  ------------   ------------   ------------
  Loss before extraordinary item................    (9,754,864)   (15,871,486)   (19,928,850)
                                                  ------------   ------------   ------------
Extraordinary item -- write-off of deferred
  financing costs (note 9)......................            --             --     (1,657,320)
                                                  ------------   ------------   ------------
  Net loss......................................  $ (9,754,864)  $(15,871,486)  $(21,586,170)
                                                  ============   ============   ============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                        PARTNERS' DEFICIT
                                                    -------------------------
                                       PREFERRED                   CLASS A        CAPITAL
                                        LIMITED      GENERAL       LIMITED      CONTRIBUTION
                                        PARTNERS     PARTNER      PARTNERS       RECEIVABLE        TOTAL
                                       ----------   ---------   -------------   ------------   -------------
Balance at December 31, 1995.........  $       --   $(307,994)  $ (67,144,287)    $(1,000)     $ (67,453,281)
Issuance of preferred limited
  partnership interests (note 10)....   6,250,000     (62,500)     (6,187,500)         --                 --
Partner capital contributions (note
  10)................................          --       1,500              --          --              1,500
Distribution of additional preferred
  partnership interests (note 10)....     558,430      (5,584)       (552,846)         --                 --
Net loss.............................          --     (97,549)     (9,657,315)         --         (9,754,864)
                                       ----------   ---------   -------------     -------      -------------
Balance at December 31, 1996.........   6,808,430    (472,127)    (83,541,948)     (1,000)       (77,206,645)
Distribution of additional preferred
  partnership interests (note 10)....     841,558      (8,416)       (833,142)         --                 --
Accretion of redeemable partnership
  interests (note 10)................          --     (27,500)     (2,722,500)         --         (2,750,000)
Net loss.............................          --    (158,715)    (15,712,771)         --        (15,871,486)
                                       ----------   ---------   -------------     -------      -------------
Balance at December 31, 1997.........   7,649,988    (666,758)   (102,810,361)     (1,000)       (95,828,131)
Distribution of additional preferred
  partnership interests (note 10)....     917,479      (9,175)       (908,304)         --                 --
Accretion of redeemable partnership
  interests (note 10)................          --     (98,168)     (9,718,596)         --         (9,816,764)
Net loss.............................          --    (215,861)    (21,370,309)         --        (21,586,170)
                                       ----------   ---------   -------------     -------      -------------
Balance at December 31, 1998.........  $8,567,467   $(989,962)  $(134,807,570)    $(1,000)     $(127,231,065)
                                       ==========   =========   =============     =======      =============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                  1996            1997            1998
                                                              ------------    ------------    ------------
Cash flows from operating activities:
  Net loss..................................................  $ (9,754,864)   $(15,871,486)   $(21,586,170)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Extraordinary item......................................            --              --       1,657,320
    Depreciation and amortization...........................    12,556,023      19,411,813      24,290,088
    Gain on sale of equipment...............................       (20,375)         (1,069)        (29,323)
    Interest on 12% subordinated notes paid through the
      issuance of additional notes..........................     1,945,667       4,193,819       4,961,241
    Interest on other notes payable added to principal......       168,328         185,160              --
    Amortization of debt discount and deferred financing
      costs.................................................     2,115,392         849,826         919,439
    Change in operating assets and liabilities, net of
      acquisitions:
      Decrease (increase) in receivables from subscribers...       176,432        (496,146)        (79,535)
      Increase in prepaid expenses and other assets.........      (269,156)       (976,491)     (1,255,018)
      Increase in financing costs incurred..................    (4,525,331)       (434,000)     (2,200,000)
      Increase in accounts payable and accrued expenses.....     2,182,762       2,957,524         681,037
      Increase (decrease) in subscriptions received in
         advance............................................       119,277         325,815        (208,803)
      Increase (decrease) in accrued interest...............     1,613,630         376,158         (17,904)
                                                              ------------    ------------    ------------
         Total adjustments..................................    16,062,649      26,392,409      28,718,542
                                                              ------------    ------------    ------------
         Net cash provided by operating activities..........     6,307,785      10,520,923       7,132,372
                                                              ------------    ------------    ------------
Cash flows from investing activities:
  Purchases of property, plant and equipment................    (8,987,766)    (15,824,306)    (13,538,978)
  Proceeds from sale of equipment...........................        21,947          23,270         118,953
  Cash paid for net assets of cable television systems
    acquired................................................   (35,829,389)    (70,275,153)    (26,063,284)
  Cash paid for net assets of internet businesses
    acquired................................................       (40,000)       (993,760)             --
  Increase in intangible assets and deferred costs..........      (127,673)       (308,759)       (183,018)
                                                              ------------    ------------    ------------
         Net cash used in investing activities..............   (44,962,881)    (87,378,708)    (39,666,327)
                                                              ------------    ------------    ------------
Cash flows from financing activities:
  Capital contributions.....................................         1,500              --              --
  Decrease in restricted cash...............................            --       1,000,000              --
  Proceeds from issuance of 12% subordinated notes and
    redeemable partnership interests........................    34,000,000              --              --
  Proceeds from bank loans..................................     8,900,000      77,285,000     104,000,000
  Repayment of bank loans...................................      (952,777)     (1,505,581)    (69,509,719)
  Repayment of other notes payable..........................      (527,514)     (1,145,989)     (1,362,995)
  Advances to affiliates....................................    (3,207,996)     (3,412,411)     (8,856,491)
  Repayments of advances to affiliates......................     3,479,336       2,986,778       9,021,440
                                                              ------------    ------------    ------------
         Net cash provided by financing activities..........    41,692,549      75,207,797      33,292,235
                                                              ------------    ------------    ------------
         Net increase (decrease) in cash and cash
           equivalents......................................     3,037,453      (1,649,988)        758,280
Cash and cash equivalents at beginning of year..............     2,984,816       6,022,269       4,372,281
                                                              ------------    ------------    ------------
Cash and cash equivalents at end of year....................  $  6,022,269    $  4,372,281    $  5,130,561
                                                              ============    ============    ============
Supplemental cash flow information:
  Interest paid.............................................  $ 11,575,250    $ 17,981,264    $ 21,770,938
                                                              ============    ============    ============
  Other non-cash items:
    Acquisition of property, plant and equipment through
      issuance of other notes payable.......................  $  1,222,000    $    917,815    $  1,025,319
                                                              ============    ============    ============
    Issuance of notes payable in connection with the
      acquisition of cable television and internet systems,
      net of imputed interest...............................  $    569,500    $  1,914,479              --
                                                              ============    ============    ============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998

1.  ORGANIZATION AND NATURE OF BUSINESS

     Helicon Partners I, L.P. ("the Partnership") was organized as a limited partnership on November 30, 1994 under the laws of the State of Delaware. On April 8, 1996, Baum Investments, Inc. acquired a 1% general partnership interest in the Partnership through an initial capital contribution of $1,500 and the existing limited partners of The Helicon Group, L.P. ("THGLP"), formed in 1993, exchanged their limited partnership interests in THGLP for all Class A Common Limited Partnership Interests and Preferred Limited Partnership Interests in the Partnership. As a result of this exchange, THGLP became 99% owned by the Partnership. The Partnership now owns all of the limited partnership interests in THGLP and Baum Investments, Inc. continues to be the general partner of THGLP and to own a 1% general partnership interest in THGLP. The Partnership also owns a 99% interest and THGLP a 1% interest in HPI Acquisition Co., LLC ("HPIAC"), a Delaware limited liability company formed on February 7, 1996. The Partnership also owned an 89% limited partnership interest and Baum Investments, Inc. a 1% general partnership interest in Helicon OnLine, L. P. ("HOL"), a Delaware limited partnership formed May 31, 1997. On June 29, 1998, the net assets of HOL were transferred to THGLP in settlement of the inter-company loans THGLP had made to HOL. The Partnership, THGLP, HPIAC and HOL are referred to collectively herein as the Company.

     On March 22, 1999, Helicon Partners I, L. P. (HPI), Baum Investments, Inc. and all the holders of partnership interests in HPI entered into a purchase agreement by and among Charter Communications, Inc, Charter Communications, LLC and Charter Helicon, LLC (collectively the "Charter Entities") providing for the sale of all such partnership interests and Helicon Corp.'s interest in the management agreements with THGLP and HPIAC to the Charter Entities. The sale price is $550 million which amount will be reduced by any outstanding indebtedness assumed by the Charter Entities.

     The Company operates cable television systems located in Pennsylvania, West Virginia, North Carolina, South Carolina, Louisiana, Vermont, New Hampshire, Georgia and Tennessee. The Company also offers a broad range of Internet access service, including dial-up access, dedicated high speed access, both two-way and asymmetrical ("Hybrid"), high speed cable modem access, World Wide Web design and hosting services and other value added services such as paging and private network systems within the Company's cable service and contiguous areas.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) PRINCIPLES OF COMBINATION

     The accompanying financial statements include the accounts of the Partnership, THGLP and HPIAC and HOL which have been combined because of common ownership and control. They also reflect the accounts of THGLP's subsidiary, Helicon Capital Corp. ("HCC"), which has nominal assets and no operations since its incorporation. All intercompany accounts and transactions have been eliminated in combination.

b) PARTNERSHIP PROFITS, LOSSES AND DISTRIBUTIONS

     Under the terms of the partnership agreements of the Partnership and THGLP, profits, losses and distributions will be made to the general and Class A Limited Partners pro-rata based on their respective partnership interest.

     Holders of Preferred Limited Partnership Interests are entitled to an aggregate preference on liquidation of $6,250,000 plus cumulative in-kind distributions of additional Preferred Limited Partnership interests at an annual rate of 12%.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

c) REVENUE RECOGNITION

     Revenue is recognized as services are provided to subscribers. Subscription revenues billed in advance for services are deferred and recorded as income in the period in which services are rendered.

d) Property, Plant and Equipment

     Property, plant and equipment are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets.

e) INTANGIBLE ASSETS AND DEFERRED COSTS

     Intangible assets and deferred costs are carried at cost and are amortized using the straight-line method over the estimated useful lives of the respective assets. The Company periodically reviews the amortization periods of their intangible assets and deferred costs. The Company evaluates whether there has been a permanent impairment in the value of these assets by considering such factors including projected undiscounted cash flows, current market conditions and changes in the cable television industry that would impact the recoverability of such assets, among other things.

f) INCOME TAXES

     No provision for Federal or state income taxes has been made in the accompanying combined financial statements since any liability for such income taxes is that of the partners and not of the Partnership or its affiliates. Certain assets have a basis for income tax purposes that differs from the carrying value for financial reporting purposes, primarily due to differences in depreciation methods. As a result of these differences, at December 31, 1997 and 1998 the net carrying value of these assets for financial reporting purposes exceeded the net basis for income tax purposes by approximately $22 million and $27 million respectively.

g) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents, consisting of amounts on deposit in money market accounts, checking accounts and certificates of deposit, were $4,372,281 and $5,130,561 at December 31, 1997 and 1998, respectively.

h) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities to prepare these combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

i) INTEREST RATE CAP AGREEMENTS

     The cost paid is amortized over the life of the agreements.

j) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents, Receivables, Accounts Payable and Accrued Expenses

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, current receivables, notes receivable, accounts payable, and accrued expenses approximate fair values.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

Senior Secured Notes and Long-term Debt

     For the Senior Secured Notes, fair values are based on quoted market prices. The fair market value at December 31, 1997 and 1998 was approximately $123,000,000 and $120,000,000, respectively. For long-term debt, their values approximate carrying value due to the short-term maturity of the debt and/or fluctuating interest.

Comprehensive Income

     On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the consolidated statements of stockholder's equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. The Company has no items that qualify as comprehensive income.

3.  ACQUISITIONS

Cable Acquisitions

     On January 31, 1995, THGLP acquired a cable television system, serving approximately 1,100 (unaudited) subscribers in the Vermont communities of Bradford, South Royalton and Chelsea. The aggregate purchase price was approximately $350,000 and was allocated to the net assets acquired which included property and equipment and intangible assets.

     In June and July, 1996, HPIAC completed the acquisitions of all the operating assets of the cable television systems, serving approximately 26,000 (unaudited) subscribers, in the areas of Jasper and Skyline, Tennessee and Summerville, Trenton, Menlo, Decatur and Chatsworth, Georgia (collectively referred to as the Tennessee cluster).

     The aggregate purchase price of $36,398,889, including acquisition costs of $742,837, was allocated to the net assets acquired based on their estimated fair value. Such allocation is summarized as follows:

Land.....................................................    $    25,000
Cable television system..................................     17,876,244
Other property, plant and equipment......................        185,000
Subscriber lists.........................................     17,474,762
Noncompete agreement.....................................          1,000
Other intangible assets..................................        742,837
Other net operating items................................         94,046
                                                             -----------
Total aggregate purchase price...........................    $36,398,889
                                                             ===========

     A portion of the purchase price was paid through the issuance of notes to the sellers of one of the systems totaling $750,000. Such notes were reported net of imputed interest of $180,500 computed at 9% per annum (see note 11).

     On January 16, 1997, HPIAC acquired an adjacent cable television system serving approximately 2,256 (unaudited) subscribers in the communities of Ten Mile and Hamilton, Tennessee. The aggregate purchase price was approximately $2,960,294 and was allocated to the net assets acquired which included property, equipment and intangible assets, based on their estimated fair value.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     On January 31, 1997, THGLP acquired a cable television system, serving approximately 823 (unaudited) subscribers in the West Virginia counties of Wirt and Wood. The aggregate purchase price was approximately $1,053,457, and was allocated to the net assets acquired which included property, equipment and intangible assets, based on their estimated fair value.

     On April 18, 1997, HPIAC acquired a cable television system serving approximately 839 (unaudited) subscribers in the communities of Charleston and Calhoun, Tennessee. The aggregate purchase price was approximately $1,055,693 and was allocated to the net assets acquired which included property and equipment and intangible assets, based on their estimated fair value.

     On June 26, 1997, HPIAC acquired the net assets of cable television systems serving approximately 21,500 (unaudited) subscribers primarily in the North Carolina communities of Avery County and surrounding areas and in the South Carolina community of Anderson County. The aggregate purchase price was approximately $45,258,279, including acquisition costs of $547,235, and was allocated to the net assets acquired which included property, plant, equipment and intangible assets, based on their estimated fair value.

     On June 26, 1997, THGLP acquired the net assets of a cable television system serving approximately 11,000 (unaudited) subscribers in the North Carolina communities of Watauga County, Blowing Rock, Beech Mountain and the town of Boone. The aggregate purchase price was $19,947,430 and was allocated to the net assets acquired which included, property, plant, equipment and intangible assets, based on their estimated fair value.

     The aggregate purchase price of the 1997 cable acquisitions was $70,275,153 and was allocated to the net assets acquired based on their estimated fair market value as follows:

Land.......................................................  $   158,500
Cable television system....................................   21,320,900
Vehicles...................................................    1,473,600
Computer equipment.........................................      240,000
Subscriber lists...........................................   46,925,173
Organization and other costs...............................      688,816
Other net operating items..................................     (531,836)
                                                             -----------
Total aggregate purchase price.............................  $70,275,153
                                                             ===========

     On December 31, 1998, HPIAC acquired the net assets of cable television systems serving approximately 11,225 (unaudited) subscribers primarily in the North Carolina community of Roanoke Rapids. The aggregate purchase price was $26,063,284 including acquisition costs of $535,875 and was allocated to the net assets acquired, which included, property, equipment and intangible assets, based on their estimated fair value.

Land.......................................................  $   250,000
Cable television system....................................    4,258,000
Other property, plant and equipment........................    1,103,375
Subscriber lists...........................................   19,805,000
Organization and other costs...............................      535,875
Other net operating items..................................      111,034
                                                             -----------
Total aggregate purchase price.............................  $26,063,284
                                                             ===========

                    HELICON PARTNERS I, L.P. AND AFFILIATES

Internet Acquisitions

     On March 22, 1996, THGLP acquired the net assets of a telephone dial-up internet access provider ("ISP") serving approximately 350 (unaudited) customers in and around the area of Uniontown, Pennsylvania. The aggregate purchase price was approximately $40,000.

     On April 1, 1997, the Partnership acquired the net assets of a telephone dial-up ISP serving approximately 2,500 (unaudited) customers in and around the area of Uniontown, Pennsylvania. The aggregate purchase price was $757,029.

     On May 31, 1997, the Partnership acquired the net assets of a telephone dial-up ISP serving approximately 1,800 (unaudited) customers in and around the area of Uniontown, Pennsylvania. The aggregate purchase price was $213,629.

     On November 14, 1997, HOL acquired the net assets of a telephone dial-up ISP serving approximately 1,744 (unaudited) customers in and around the area of Johnstown, Pennsylvania. The aggregate purchase price was $348,927.

     On December 17, 1997, HOL acquired the net assets of a telephone dial-up ISP serving 1,571 (unaudited) customers in and around the area of Plainfield, Vermont. The aggregate purchase price was $497,307.

     On December 17, 1997, HOL acquired the net assets of a telephone dial-up ISP serving approximately 2,110 (unaudited) customers in and around the area of Wells River, Vermont. The aggregate purchase price was $673,170.

     The aggregate purchase price of the 1997 ISP acquisitions was $2,490,062 and was allocated to the net assets acquired, based on their estimated fair value. Such allocation is summarized as follows:

Internet service equipment..................................  $  237,064
Customer lists..............................................   1,409,768
Non-compete Agreement.......................................     883,097
Other intangible assets.....................................      35,000
Other net operating items...................................     (74,867)
                                                              ----------
Total aggregate purchase price..............................  $2,490,062
                                                              ==========

     A portion of the purchase price was paid through the issuance of notes to the Sellers totaling $1,801,000. Such notes were reported net of imputed interest of $304,698 computed at 9% per annum (see Note 11).

     The operating results relating to the above acquisitions, effective with their acquisition dates, are included in the accompanying combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

4.  PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net is summarized as follows at December 31:

                                                                     ESTIMATED USEFUL
                                         1997            1998         LIFE IN YEARS
                                     ------------    ------------    ----------------
Land...............................  $    121,689    $    320,689         --
Cable television system............   124,684,403     140,441,324      5 to 20
Internet service equipment.........     1,281,362       2,483,602       2 to 3
Office furniture and fixtures......       677,672         728,253      5 and 10
Vehicles...........................     3,536,358       4,570,990      3 and 5
Building...........................       805,525       1,585,384      5 and 10
Building and leasehold
  Improvements.....................       398,843         445,820       1 to 5
Computers..........................     3,232,355       4,159,506       3 to 5
                                     ------------    ------------
                                      134,738,207     154,735,568
Less accumulated depreciation......   (54,633,830)    (67,997,988)
                                     ------------    ------------
                                     $ 80,104,377    $ 86,737,580
                                     ============    ============

5.  INTANGIBLE ASSETS AND DEFERRED COSTS

     Intangible assets and deferred costs are summarized as follows at December 31:

                                                                     ESTIMATED USEFUL
                                           1997           1998        LIFE IN YEARS
                                       ------------   ------------   ----------------
Covenants not-to-compete.............  $ 14,270,120   $ 14,270,120        5
Franchise agreements.................    19,650,889     19,650,889     9 to 17
Goodwill.............................     1,703,760      1,703,760       20
Subscriber lists.....................    82,292,573    102,097,574     6 to 10
Financing costs......................     9,414,809      9,291,640     8 to 10
Organization and other costs.........     3,631,650      4,306,777     5 to 10
                                       ------------   ------------
                                        130,963,801    151,320,760
Less accumulated amortization........   (45,897,136)   (56,443,913)
                                       ------------   ------------
                                       $ 85,066,665   $ 94,876,847
                                       ============   ============

6.  TRANSACTIONS WITH AFFILIATES

     Amounts due from/to affiliates result from management fees, expense allocations and temporary non-interest bearing loans. The affiliates are related to the Company through common-ownership.

     The Partnership is managed by Helicon Corp., an affiliated management company. During 1996, 1997 and 1998, the Partnership was charged management fees of $2,103,077, $2,997,872, and $3,496,271, respectively. In 1997 and 1998,
$2,685,172 and $3,231,362 of the management fees were paid and $312,700 and $172,476 were deferred, in accordance with the terms of the Partnership's credit agreements, respectively. Management fees are calculated based on the gross revenues of the systems. Additionally, during 1996, 1997

                    HELICON PARTNERS I, L.P. AND AFFILIATES
and 1998, THGLP was also charged $980,000, $713,906, and $1,315,315, respectively, for certain costs incurred by this related party on their behalf.

     In May 1997, immediately after the formation of HOL, HPI sold 10% of its limited partner interest in HOL to certain employees of Helicon Corp. Such interests were sold at HPI's proportionate carrying value of HOL of $83,631 in exchange for notes receivable from these individuals. These notes are due upon the liquidation of HOL or the sale of all or substantially all of its assets.

     On June 26, 1998, the notes were cancelled in consideration of the return by the Helicon employees of their 10% limited partnership interests.

7.  DUE TO PRINCIPAL OWNER

     Mr. Theodore Baum, directly or indirectly, is the principal owner of 96.17% of the general and limited partnership interests of the Partnership (the "Principal Owner"). Due to Principal Owner consists of $5,000,000 at December 31, 1997 and 1998 payable by THGLP. Beginning on November 3, 1993, interest on the $5,000,000 due to the Principal Owner did not accrue and in accordance with the provisions of the Senior Secured Notes was not paid for twenty four months. Interest resumed on November 3, 1995 (see Note 8). The principal may only be repaid thereafter subject to the passage of certain limiting tests under the covenants of the Senior Secured Notes. Prior to the issuance of the Senior Secured Notes, amounts due to Principal Owner bore interest at varying rates per annum based on the prime rate and were due on demand. Interest expense includes $521,701 in 1996 and $530,082 in 1997 and $524,880 in 1998 related to this debt.

8.  SENIOR SECURED NOTES

     On November 3, 1993, THGLP and HCC (the "Issuers"), through a private placement offering, issued $115,000,000 aggregate principal amount of 11% Senior Secured Notes due 2003 (the "Senior Secured Notes"), secured by substantially all the assets of THGLP. The Senior Secured Notes were issued at a substantial discount from their principal amount and generated net proceeds to the Issuers of approximately $105,699,000. Interest is payable on a semi-annual basis in arrears on November 1 and May 1, beginning on May 1, 1994. Until November 1, 1996 the Senior Secured Notes bore interest at the rate of 9% per annum. After November 1, 1996, the Senior Secured Notes bear interest at the rate of 11% per annum. The discount on the Senior Secured Notes has been amortized over the term of the Senior Secured Notes so as to result in an effective interest rate of 11% per annum.

     The Senior Secured Notes may be redeemed at the option of the Issuers in whole or in part at any time on or after November 1, 1997 at the redemption price of 108% reducing ratably to 100% of the principal amount, in each case together with accrued interest to the redemption date. The Issuers are required to redeem $25,000,000 principal amount of the Senior Secured Notes on each of November 1, 2001 and November 1, 2002. The indenture under which the Senior Secured Notes were issued contains various restrictive covenants, the more significant of which are, limitations on distributions to partners, the incurrence or guarantee of indebtedness, the payment of management fees, other transactions with officers, directors and affiliates, and the issuance of certain types of equity interests or distributions relating thereto.

9.  LOANS PAYABLE TO BANKS

     On July 12, 1996, HPIAC entered into $85,000,000 of senior secured credit facilities ("Facilities") with a group of banks and The First National Bank of Chicago, as agent. The Facilities were comprised of a $55,000,000 senior secured two and one-half year revolving credit facility, converting on December 31, 1998 to a five and one-half year amortizing term loan due June 30, 2004 ("Facility A"); and, a $30,000,000 senior secured, amortizing, multiple draw nine year term loan facility due June 30, 2005 ("Facility B"). The Facilities financed certain permitted acquisitions, transaction expenses and general corporate purposes.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

Interest on outstanding borrowings was payable at specified margins over either LIBOR or the higher of the corporate base rate of The First National Bank of Chicago or the rates on overnight Federal funds transactions with members of the Federal Reserve System. The margins varied based on the Company's total leverage ratio, as defined, at the time of an advance. As of December 31, 1997, the amounts outstanding were $30,000,000 under Facility B and $35,500,000 outstanding under Facility A. Interest was payable at LIBOR plus 3.50% for Facility B and LIBOR plus 3.00% for Facility A. In addition, HPIAC paid a commitment fee of .5% of the unused balance of the Facilities.

     On December 15, 1998, the Facilities were repaid in full together with accrued interest thereon from the proceeds of the new credit agreements (see below).

     In connection with the early retirement of the aforementioned bank debt, HPIAC wrote off related unamortized deferred financing costs totaling $1,657,320. Such amount has been classified as an extraordinary item in the accompanying 1998 combined statement of operations.

     In connection with the aforementioned Facilities, HPIAC entered into an interest rate cap agreement to reduce its exposure to interest rate risk. Interest rate cap transactions generally involve the exchange of fixed and floating rate interest payment obligations and provide for a ceiling on interest to be paid, respectively, without the exchange of the underlying notional principal amount. These types of transactions involve risk of counterpart nonperformance under the terms of the contract. At December 31, 1997, HPIAC had cap agreements with aggregate notional amounts of $42,500,000 expiring through March 29, 2000. On December 15, 1998, in connection with the early retirement of the related bank debt, the cap agreements were terminated and HPIAC wrote off the unamortized costs of these cap agreements.

     On December 15, 1998, HPIAC entered into credit agreements with a group of banks and Paribas, as agent, providing maximum borrowings of $110,000,000 (the 1998 Credit Facilities). The agreements include (i) a senior secured Credit Agreement consisting of a $35,000,000 A Term Loan, maturing on December 31, 2005, $45,000,000 B Term Loan, maturing on December 31, 2006 and a $10,000,000
Revolving Commitment, maturing on December 31, 2005 and (ii) a Loan Agreement consisting of a $20,000,000 Hybrid Facility, maturing on December 31, 2007.

     As of December 31, 1998, the A Term Loan, B Term Loan and Hybrid Facility were fully drawn down and there was nothing outstanding under the Revolving Commitment. The principal cash payments required under the Company's credit agreements for the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003 are estimated to aggregate $0, $812,500, $3,950,000, $5,700,000 and
$7,450,000, respectively.

     Interest is payable at LIBOR plus an applicable margin, which is based on a ratio of loans outstanding to annualized EBITDAM, as defined in the agreement and can not exceed 3.00% for A Term Loan and Revolving Commitments, 3.25% for B Term Loan and 4.50% for the Hybrid Facility. In addition, the Company pays a commitment fee of .50% of the unused balance of the Revolving Commitment.

     The 1998 Credit Facilities are secured by a first perfected security interest in all of the assets of HPIAC and a pledge of all equity interests of HPIAC. The credit agreement contains various restrictive covenants that include the achievement of certain financial ratios relating to interest, fixed charges, leverage, limitations on capital expenditures, incurrence or guarantee of indebtedness, other transactions with affiliates and distributions to members. In addition, management fees in the aggregate cannot exceed 5% of gross revenues of HPIAC.

     On June 26, 1997, THGLP entered into a $20,000,000 senior secured credit facility with Banque Paribas, as Agent (the 1997 Credit Facility). On January 5, 1999, the 1997 Credit Facility was restated and amended. The facility is non-amortizing and is due November 1, 2000. Borrowings under the facility financed the acquisition of certain cable television assets in North Carolina (see note 3). Interest on the $20,000,000 outstanding is payable at specified margins over either LIBOR or the rate of interest publicly announced in New York City by The Chase Manhattan Bank from time to time as its prime commercial lending rate. The

                    HELICON PARTNERS I, L.P. AND AFFILIATES
margins vary based on the THGLP's total leverage ratio, as defined, at the time of an advance. Currently interest is payable at LIBOR plus 2.75%.

     The 1997 Credit Facility is secured by a first perfected security interest in all of the assets of the Partnership and a pledge of all equity interests of the THGLP. The credit agreement contains various restrictive covenants that include the achievement of certain financial ratios relating to interest, fixed charges, leverage, limitations on capital expenditures, incurrence or guarantee of indebtedness, transactions with affiliates, distributions to members and management fees which accrue at 5% of gross revenues.

     Also included in loans payable to banks is a mortgage note of $266,922 payable to a bank that is secured by THGLP's office building in Vermont. The interest is payable at Prime plus 1% and the mortgage note is due March 1, 2012.

     Principal payments on the mortgage note are summarized as follows at December 31, 1998:

YEAR ENDING DECEMBER 31                                        AMOUNT
-----------------------                                       --------
1999........................................................  $ 10,581
2000........................................................    11,631
2001........................................................    12,786
2002........................................................    14,055
2003 and thereafter.........................................   217,869
                                                              --------
                                                              $266,922
                                                              ========

10.  SUBORDINATED NOTES AND REDEEMABLE PARTNERSHIP INTERESTS

     In April 1996 the Partnership sold to unrelated investors, $34,000,000 aggregate principal amount of its 12% Subordinated Notes (the "Subordinated Notes") and warrants to purchase 2,419.1 units (the "Units") of Class B Common Limited Partnership Interests representing in the aggregate 24.191% of the outstanding limited partner interests of the Partnership on a fully diluted basis (the "Warrants"). Of the $34,000,000 of gross proceeds, $3,687,142 was determined to be the value of the Warrants, and $30,312,858 was allocated to the Subordinated Notes. The discount on the Subordinated Notes is being amortized over the term of these Notes.

     The Subordinated Notes are subordinated to the senior indebtedness of the Partnership and are due April 1, 2004. Interest is payable semi-annually on each October 1 and April 1 in cash or through the issuance of additional Subordinated Notes, at the option of the Partnership. In October 1996, April 1997, October 1997, April 1998 and October 1998, the Partnership elected to satisfy interest due through the issuance of $1,945,667, $2,156,740, $2,037,079, $2,408,370 and
$2,552,871, respectively, additional Subordinated Notes. After September 2001, a holder or holders of no less than 33 1/3% of the aggregate principal amount of the Subordinated Notes can require the Partnership to repurchase their Subordinated Notes at a price equal to the principal amount thereof plus accrued interest. The Partnership has an option to redeem the Subordinated Notes at 102% of the aggregate principal amount after the fifth anniversary of their issuance, at 101% of the aggregate principal amount after the sixth anniversary of issuance and at 100% of the aggregate principal amount after the seventh anniversary of issuance.

     Holders of the Warrants have the right to acquire the Units at any time for a price of $1,500 per Unit. After September 2001, a holder or holders of at least 33 1/3% of the Warrants can require the Partnership to either purchase their Warrants at their interest in the Net Equity Value of the Partnership or seek a purchaser for all of the assets or equity interests of the Partnership. Net Equity Value pursuant to the terms of the

                    HELICON PARTNERS I, L.P. AND AFFILIATES
underlying agreements is the estimated amount of cash that would be available for distribution to the Partnership interests upon a sale of all of the assets of the Partnership and its subsequent dissolution and liquidation. The Net Equity Value is the amount agreed to by the Partnership and 66 2/3% of the holders of the Subordinated Notes and Warrants or, absent such agreement, determined through a specified appraisal process.

     The Partnership estimated the Net Equity Value of the Warrants to be approximately $43,250,000 at December 31, 1998 and $16,750,000 at December 31, 1997. Such estimate as of December 31, 1998 reflects the amount that the holders of the warrants have agreed to accept for their interests assuming the proposed sale of all of the interests of the partnership is consummated (see note 14). The increase in the estimated Net Equity Value over the original carrying value of the Warrants is being accreted evenly over the period beginning with the date of the increase and September 2001. Such accretion is being reflected in the accompanying financial statements as an increase in the carrying value of the Warrants and a corresponding reduction in the carrying value of the capital accounts of the General and Class A Limited Partners.

     The agreements underlying the Subordinated Notes and the Warrants contain various restrictive covenants that include limitations on incurrence or guarantee of indebtedness, transactions with affiliates, and distributions to partners. In addition, management fees in the aggregate cannot exceed 5% of gross revenues of the Partnership.

11.  OTHER NOTES PAYABLE

     Other Notes payable consists of the following at December 31:

                                                                 1997          1998
                                                              ----------    ----------
Promissory note in consideration for acquisition of a cable
  television system, accruing interest at 10% per annum on
  principal and accrued interest which is added to principal on certain specified dates; interest becomes payable on
  January 1, 1998 and the principal is payable in full on
  August 20, 2000                                             $2,036,765    $2,036,765
Non-interest bearing promissory notes issued in connection
  with the acquisition of a cable television system.
  Principal payments begin on July 16, 1997, in the amount
  of $70,000 and four installments in the amount of $170,000 on each July 16 thereafter. Such notes are reported net of imputed interest of $141,116 and $101,732 in 1997 and
  1998, respectively, computed at 9% per annum                   538,884       408,268
Non-interest bearing promissory notes issued in connection
  with the acquisitions of the internet businesses.
  Principal payments are due in January, February, and March of each year and continue quarterly thereafter through
  June, 2001. Such notes are reported net of imputed
  interest of $180,727 and $146,441 in the 1997 and 1998,
  respectively, computed at 9% per annum                       1,398,478     1,021,474
Installment notes, collateralized by vehicles and other
  equipment and payable in monthly installments, at interest rates between 5.5% to 14.25% per annum, through January,
  2003                                                         1,772,949     1,982,297
                                                              ----------    ----------
                                                              $5,747,076    $5,448,804
                                                              ==========    ==========

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     Principal payments due on the above notes payable are summarized as follows at December 31, 1998:

YEAR ENDING DECEMBER 31                                         AMOUNT
-----------------------                                       ----------
1999......................................................    $1,337,476
2000......................................................     3,276,529
2001......................................................       678,349
2002......................................................       140,944
2003......................................................        15,506
                                                              ----------
                                                              $5,448,804
                                                              ==========

12.  PARTNERS' DEFICIT

     During 1993, the Principal Owner contributed a $6,500,000 unsecured, non-interest bearing personal promissory note due on demand to the general partner of THGLP. Additionally, the Principal Owner contributed to THGLP an unsecured, non-interest bearing personal promissory note in the aggregate principal amount of $24,000,000 (together with the $6,500,000 note, the "Baum Notes"). The Baum Notes have been issued for the purpose of THGLP's credit enhancement. Although the Baum Notes are unconditional, they do not become payable except (i) in increasing amounts presently up to $19,500,000 and in installments thereafter to a maximum of $30,500,000 on December 16, 1996 and
(ii) at such time after such dates as THGLP's creditors shall have exhausted all claims against THGLP's assets.

13.  COMMITMENTS

     The Partnership and affiliates leases telephone and utility poles on an annual basis. The leases are self renewing. Pole rental expense for the years ended December 31, 1996, 1997 and 1998 was $609,075, $873,264 and $982,306,
respectively.

     In connection with certain lease and franchise agreements, the Partnership, from time to time, issues security bonds.

     The Partnership and affiliates utilizes certain office space under operating lease agreements which expire at various dates through August 2013 and contain renewal options. At December 31, 1998 the future minimum rental commitments under such leases were as follows:

YEAR ENDING DECEMBER 31
-----------------------
1999......................................................    $  166,825
2000......................................................       142,136
2001......................................................       141,727
2002......................................................       147,912
2003......................................................       151,412
Thereafter................................................     1,418,017
                                                              ----------
                                                              $2,168,029
                                                              ==========

     Office rent expense was $102,801 in 1996, $203,506 in 1997 and $254,955 in
1998.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

14.  SUBSEQUENT EVENTS

     On March 22, 1999, Helicon Partners I, L. P. (HPI), Baum Investments, Inc. and all the holders of partnership interests in HPI entered into a purchase agreement by and among Charter Communications, Inc, Charter Communications, LLC and Charter Helicon, LLC (collectively the "Charter Entities") providing for the sale of all such partnership interests and Helicon Corp.'s interest in the management agreements with THGLP and HPIAC to the Charter Entities. The sale price is $550 million which amount will be reduced by any outstanding indebtedness assumed by the Charter Entities.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Rifkin Cable Income Partners L.P.

     In our opinion, the accompanying balance sheet and the related statements of operations, of equity and of cash flows present fairly, in all material respects, the financial position of Rifkin Cable Income Partners L.P. (the "Partnership") at September 13, 1999, and the results of its operations and its cash flows for the period January 1, 1999 to September 13, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     On September 13, 1999, all of the Partnership's interest were sold to Charter Communications, LLC. These financial statements represent the Partnership just prior to that transaction and do not reflect any adjustments related thereto.

/s/ PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
February 15, 2000

                       RIFKIN CABLE INCOME PARTNERS, L.P.

                                 BALANCE SHEET

                                                              SEPTEMBER 13, 1999
                                                              ------------------
ASSETS
  Cash......................................................     $   145,036
  Customer accounts receivable, net of allowance for
     doubtful accounts of $2,349............................         109,874
  Accounts receivable, related party........................           7,328
  Accounts receivable, interpartnership.....................      13,638,312
  Other receivables.........................................          96,318
  Prepaid expenses and deposits.............................          20,920
  Property, plant and equipment, at cost:
     Transmission and distribution systems and related
      equipment.............................................      11,038,202
     Vehicles, office furniture and fixtures................         426,977
     Land, buildings and leasehold improvements.............         125,000
     Construction in process and spare parts inventory......          66,122
                                                                 -----------
                                                                  11,656,301
Less accumulated depreciation...............................        (831,684)
                                                                 -----------
     Property, plant and equipment, net.....................      10,824,617
Franchise costs, net of accumulated amortization of
  $792,708..................................................      12,706,195
                                                                 -----------
     Total assets...........................................     $37,548,600
                                                                 ===========
LIABILITIES AND EQUITY
Liabilities:
  Accrued liabilities.......................................     $   161,084
  Customer deposits and prepayments.........................         321,419
  Interpartnership debt.....................................      15,621,000
                                                                 -----------
     Total liabilities......................................      16,103,503
Commitments and contingencies (Notes 4 and 7)
  Divisional equity.........................................      21,445,097
                                                                 -----------
     Total equity...........................................      21,445,097
                                                                 -----------
       Total liabilities and equity.........................     $37,548,600
                                                                 ===========

The accompanying notes are an integral part of these financial statements.

                       RIFKIN CABLE INCOME PARTNERS, L.P.

                            STATEMENT OF OPERATIONS

                                                                     PERIOD
                                                                 JANUARY 1, 1999
                                                                TO SEPTEMBER 13,
                                                                      1999
                                                              ---------------------
REVENUE
  Service...................................................       $3,533,718
  Installation and other....................................          273,757
                                                                   ----------
     Total revenue..........................................        3,807,475
COSTS AND EXPENSES
  Operating expense.........................................          455,528
  Programming expense.......................................          862,317
  Selling, general and administrative expense...............          472,088
  Depreciation..............................................          836,050
  Amortization..............................................          792,708
  Management fees...........................................          190,374
  Loss on disposal of assets................................           52,885
                                                                   ----------
     Total costs and expenses...............................        3,661,950
                                                                   ----------
  Operating income..........................................          145,525
  Interest expense..........................................          536,877
                                                                   ----------
     Net loss...............................................       $ (391,352)
                                                                   ==========

The accompanying notes are an integral part of these financial statements.

                       RIFKIN CABLE INCOME PARTNERS, L.P.

                              STATEMENT OF EQUITY

                                                                  PERIOD JANUARY 1, 1999 TO
                                                                     SEPTEMBER 13, 1999
                                                            -------------------------------------
                                                               DIVISIONAL
                                                                 EQUITY               TOTAL
                                                            -----------------   -----------------
Equity contribution.......................................     $21,836,449         $21,836,449
  Net loss................................................        (391,352)           (391,352)
                                                               -----------         -----------
Equity, September 13, 1999................................     $21,445,097         $21,445,097
                                                               ===========         ===========

The accompanying notes are an integral part of these financial statements.

                       RIFKIN CABLE INCOME PARTNERS, L.P.

                            STATEMENT OF CASH FLOWS

                                                              PERIOD JANUARY 1, 1999 TO
                                                                 SEPTEMBER 13, 1999
                                                              -------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................        $   (391,352)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................           1,628,758
  Loss on disposal of fixed assets..........................              52,885
  Increase in customer accounts receivable..................             (58,351)
  Increase in accounts receivable, related party............              (7,328)
  Increase in accounts receivable, interpartnership.........         (13,638,312)
  Decrease in other receivables.............................              36,960
  Decrease in prepaid expenses and deposits.................              49,755
  Decrease in accrued liabilities...........................            (235,521)
  Increase in customer deposits and prepayments.............             195,207
                                                                    ------------
     Net cash used in operating activities..................         (12,367,299)
                                                                    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Initial cash acquisition cost, net of cash acquired.......         (21,771,547)
  Additions to property, plant and equipment................            (289,533)
  Additions to franchise costs..............................             (20,108)
  Net proceeds from sale of assets..........................               1,500
                                                                    ------------
     Net cash used in investing activities..................         (22,079,688)
                                                                    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Capital contributions.....................................          21,836,449
  Proceeds from interpartnership debt.......................          13,119,981
  Payments on interpartnership debt.........................            (364,407)
                                                                    ------------
     Net cash provided by financing activities..............          34,592,023
                                                                    ------------
  Increase in cash..........................................             145,036
  Cash, beginning of period.................................                  --
                                                                    ------------
  Cash, end of period.......................................        $    145,036
                                                                    ============
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid.............................................        $    536,877
                                                                    ============

The accompanying notes are an integral part of these financial statements.

                       RIFKIN CABLE INCOME PARTNERS, L.P.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Rifkin Cable Income Partners L.P. (the "Partnership") was originally formed in 1986 as a limited partnership under the laws of the State of Delaware. The Partnership owns, operates and develops cable television systems in Missouri and New Mexico.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP AND BASIS OF PRESENTATION

     Effective December 31, 1998, Interlink Communications Partners, LLLP ("ICP") acquired all of the Partnership's limited partner interest, and agreed to purchase all of the Partnership's interest for $21.7 million. This transaction was accounted for as a purchase; as such, assets and liabilities were written up to their fair value, resulting in an increase to property, plant and equipment and franchise costs of $6.4 million and $11.7 million, respectively.

     Effective April 1, 1999, ICP completed the purchase of the remaining general partner interest in the Partnership and the Partnership was merged into ICP and ceased to exist as a separate legal entity. The Partnership's financial statements subsequent to that date represent a divisional carve-out from ICP. These financial statements include all the direct costs of operating its business; however, certain assets, liabilities and costs not specifically related to the Partnership's activities were allocated and reflected in the financial position as of September 13, 1999, and the results of its operations and its cash flows for the period January 1, 1999 to September 13, 1999. Allocations from ICP include amounts for debt, interest expense and management expense. Both debt and interest expense were allocated pro rata based on the Partnership's percentage of subscribers to total ICP subscribers. Management expense was allocated in accordance with the management agreement (Note 2). In addition, receivables and payables to ICP are presented in the accompanying financial statements net as amounts due to/from interpartnership. Management believes these allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect what the financial position and results of operations of the Partnership would have been as a stand-alone entity.

ACQUISITION BY CHARTER COMMUNICATIONS HOLDINGS, LLC

     On February 12, 1999, ICP signed a letter of intent to sell all of ICP's partnership interest to Charter Communications Holdings, LLC ("Charter"). On April 26, 1999, ICP signed a definitive Purchase and Sales Agreement with Charter for the sale of the individual partner's interest. The sales transaction closed on September 13, 1999. These financial statements represent the Partnership just prior to the transaction and do not reflect any related adjustments.

PROPERTY, PLANT AND EQUIPMENT

     Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable. Upon sale or retirement of an asset, the related costs and accumulated depreciation were removed from the accounts and any gain or loss is recognized.

     Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Transmission and distribution systems and related
  equipment.................................................    1-15 years
Vehicles, office furniture and fixtures.....................     1-5 years
Land, buildings and leasehold improvements..................    1-30 years

                       RIFKIN CABLE INCOME PARTNERS, L.P.

FRANCHISE COSTS

     Franchise costs are amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from 1 to 18 years. The carrying value is assessed for recoverability by management based on an analysis of undiscounted expected future cash flows. The Partnership's management believes that there has been no impairment thereof as of September 13, 1999.

INCOME TAXES

     No provision for federal or state income taxes is necessary in the financial statements of the Partnership, because as a partnership, it is not subject to federal or state income tax as the tax effect of its activities accrues to the partners.

REVENUE RECOGNITION

     Customer fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the customer.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion expenses are charged to income during the year in which they are incurred and were not significant for the period shown.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  MANAGEMENT AGREEMENT

     The Partnership has a management agreement with R & A Management, LLC ("RML"). The management agreement provides that RML shall act as manager of the Partnership's CATV systems, and shall be entitled to annual compensation of 5% of the Partnership's CATV revenues, net of certain CATV programming costs. The result of this transaction included the conveyance of the Rifkin management agreement ("Rifkin Agreement") to RML ("RML Agreement"). Expenses incurred pursuant to this agreement and the RML Agreement are disclosed in total on the Statement of Operations.

3.  DEBT

     The Partnership has an interpartnership debt with ICP. Borrowings, including both principal and interest, at September 13, 1999 were $15,621,000 and had an effective interest rate of 8.68%.

     ICP has a term loan and revolving loan agreement with a bank. The amount of the term loan is $150,000,000, and requires varying quarterly payments plus interest commencing September 30, 2001 and continuing through March 31, 2007. On February 1, 1999, the term loan agreement was amended to increase the loan amount to $250,000,000. On July 16, 1999, the term loan agreement was amended again to increase the loan amount to $290,000,000. The interest rate on the term loan is generally the bank's prime rate plus 0% to 1.50%. The weighted average effective rate at September 13, 1999 was 8.74%.

     The revolving loan agreement provided for borrowing up to $100,000,000 at the Company's discretion. At September 13, 1999, $91,000,000 had been drawn against the $100,000,000 commitment. The revolving credit agreement expires on March 31, 2007. The revolver bears an interest rate at the bank's prime rate plus 0% to

                       RIFKIN CABLE INCOME PARTNERS, L.P.

1.50% or LIBOR plus 1.25% to 2.75%. The specific rate is dependent upon the leverage ratio of ICP, which is recalculated quarterly. The weighted average effective interest rate at September 13, 1999 was 8.5%.

     The term loan and revolving loan agreement are collateralized by substantially all assets of ICP and its consolidated entities, including the Partnership.

4.  LEASE COMMITMENTS

     The Partnership leases certain real and personal property under noncancelable operating leases. Future minimum lease payments under these arrangements at September 13, 1999, were as follows:

1999........................................................  $ 60,870
2000........................................................    30,825
2001........................................................    30,000
2002........................................................     8,750
                                                              --------
                                                              $130,445
                                                              ========

     Total rent expense for the period January 1, 1999 to September 13, 1999 was $60,870, including $38,239 relating to cancelable pole rental agreements.

5.  RETIREMENT BENEFITS

     The Partnership has a 401(k) plan for its employees that have been employed by the Partnership for at least one year. Employees of the Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1999 contribution of $10,000 (as set by the Internal Revenue Service). The Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Partnership contributions and earnings vest 20% per year of employment with the Partnership, becoming fully vested after five years. The Partnership's matching contributions for the period January 1, 1999 to September 13, 1999 were $3,850.

6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Partnership has a number of financial instruments, none of which are held for trading purposes. The following method and assumptions were used by the Partnership to estimate the fair values of financial instruments as disclosed herein:

     Cash, customer accounts receivable, other receivables, accounts payable and accrued liabilities and customer deposits and prepayments: The carrying value amount approximates fair value because of the short period to maturity.

     The interest rate on debt is adjusted at least quarterly; therefore, the carrying value of debt approximates its fair value.

7.  LITIGATION

     The Partnership could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Partnership's financial position or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Rifkin Cable Income Partners L.P.

In our opinion, the accompanying balance sheet and the related statements of operations, of partners' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Rifkin Cable Income Partners L.P. (the "Partnership") at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
March 19, 1999

                       RIFKIN CABLE INCOME PARTNERS L. P.

                                 BALANCE SHEET

                                                               12/31/97       12/31/98
                                                              -----------    -----------
ASSETS
Cash and cash equivalents...................................  $   381,378    $    65,699
Customer accounts receivable, net of allowance for doubtful
  accounts of $12,455 in 1997 and $18,278 in 1998...........       49,585         51,523
Other receivables...........................................      123,828        133,278
Prepaid expenses and deposits...............................       81,114         70,675
Property, plant and equipment, at cost:
  Cable television transmission and distribution systems and
     related equipment......................................    8,536,060      8,758,525
  Land, buildings, vehicles and furniture and fixtures......      618,671        623,281
                                                              -----------    -----------
                                                                9,154,731      9,381,806
  Less accumulated depreciation.............................   (3,847,679)    (4,354,685)
                                                              -----------    -----------
     Net property, plant and equipment......................    5,307,052      5,027,121
Franchise costs and other intangible assets, net of
  accumulated amortization of $1,819,324 in 1997 and
  $2,033,405 in 1998........................................    2,005,342      1,772,345
                                                              -----------    -----------
          Total assets......................................  $ 7,948,299    $ 7,120,641
                                                              ===========    ===========
LIABILITIES AND PARTNERS' EQUITY
Accounts payable and accrued liabilities....................  $   365,392    $   396,605
Customer deposits and prepayments...........................      177,307        126,212
Interest payable............................................       58,093             --
Long-term debt..............................................    4,914,000             --
Interpartnership debt.......................................           --      2,865,426
                                                              -----------    -----------
          Total liabilities.................................    5,514,792      3,388,243
Commitments and contingencies (Notes 4 and 8)
Partners' equity:
  General partner...........................................      263,171        822,837
  Limited partners..........................................    2,170,336      2,909,561
                                                              -----------    -----------
          Total partner's equity............................    2,433,507      3,732,398
                                                              -----------    -----------
          Total liabilities and partners' equity............  $ 7,948,299    $ 7,120,641
                                                              ===========    ===========

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                            STATEMENT OF OPERATIONS

                                                                    YEARS ENDED
                                                        ------------------------------------
                                                         12/31/96     12/31/97     12/31/98
                                                        ----------   ----------   ----------
REVENUE:
Service...............................................  $4,104,841   $4,491,983   $4,790,052
Installation and other................................     206,044      239,402      345,484
                                                        ----------   ----------   ----------
          Total revenue...............................   4,310,885    4,731,385    5,135,536
COSTS AND EXPENSES:
Operating expense.....................................     643,950      691,700      671,968
Programming expense...................................     787,124      879,939    1,077,540
Selling, general and administrative expense...........     683,571      663,903      622,774
Depreciation..........................................     535,559      602,863      628,515
Amortization..........................................     377,749      332,770      199,854
Management fees.......................................     215,544      236,569      256,777
Loss (gain) on disposal of assets.....................       1,530        2,980       (2,138)
                                                        ----------   ----------   ----------
          Total costs and expenses....................   3,245,027    3,410,724    3,455,290
                                                        ----------   ----------   ----------
Operating income......................................   1,065,858    1,320,661    1,680,246
Interest expense......................................     533,294      448,530      362,439
                                                        ----------   ----------   ----------
Net income before extraordinary item..................     532,564      872,131    1,317,807
Extraordinary item -- Loss on early retirement of debt
  (Note 1)............................................          --           --       18,916
                                                        ----------   ----------   ----------
Net income............................................  $  532,564   $  872,131   $1,298,891
                                                        ==========   ==========   ==========

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                    STATEMENT OF PARTNERS' EQUITY (DEFICIT)

                                                      GENERAL      LIMITED
                                                      PARTNER      PARTNERS       TOTAL
                                                     ---------    ----------    ----------
Partners' equity (deficit), December 31, 1995......  $(299,131)   $1,427,630    $1,128,499
Net income.........................................    229,471       303,093       532,564
Equity distribution................................    (42,953)      (56,734)      (99,687)
                                                     ---------    ----------    ----------
Partners' equity (deficit), December 31, 1996......   (112,613)    1,673,989     1,561,376
Net income.........................................    375,784       496,347       872,131
                                                     ---------    ----------    ----------
Partners' equity, December 31, 1997................    263,171     2,170,336     2,433,507
Net income.........................................    559,666       739,225     1,298,891
                                                     ---------    ----------    ----------
Partners' equity December 31, 1998.................  $ 822,837    $2,909,561    $3,732,398
                                                     =========    ==========    ==========

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                            STATEMENT OF CASH FLOWS

                                                                   YEARS ENDED
                                                      -------------------------------------
                                                       12/31/96     12/31/97     12/31/98
                                                      ----------   ----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $  532,564   $  872,131   $ 1,298,891
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization..................     913,308      935,633       828,369
     Amortization of deferred loan cost.............      18,970       18,970        14,228
     Loss on early retirement of debt...............          --           --        18,916
     Loss (gain) on disposal of fixed assets........       1,530        2,980        (2,138)
     Decrease (increase) in customer accounts
       receivables..................................         521       (5,729)       (1,938)
     Increase in other receivables..................     (45,274)     (56,059)       (9,450)
     Decrease in prepaid expense and other..........      40,737       13,230        10,439
     Increase (decrease) in accounts payable and
       accrued liabilities..........................    (207,035)      61,625        31,213
     Increase (decrease) in customer deposits and
       prepayment...................................         673      (63,524)      (51,095)
     Increase (decrease) in interest payable........      35,638       (3,145)      (58,093)
                                                      ----------   ----------   -----------
       Net cash provided by operating activities....   1,291,632    1,776,112     2,079,342
                                                      ----------   ----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment........    (824,359)    (679,394)     (415,534)
  Additions to other intangible assets, net of
     refranchises...................................          --         (112)           --
  Net proceeds from the sale of assets..............      18,255       57,113        69,087
  Sales tax related to Florida assets sold in
     1994...........................................     (14,694)          --            --
                                                      ----------   ----------   -----------
       Net cash used in investing activities........    (820,798)    (622,393)     (346,447)
                                                      ----------   ----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from interpartnership debt...............          --           --     4,265,426
  Payments of long-term debt........................    (715,000)    (871,000)   (4,914,000)
  Payments of interpartnership debt.................          --           --    (1,400,000)
  Partners' capital distributions...................     (99,687)          --            --
                                                      ----------   ----------   -----------
       Net cash used in financing activities........    (814,687)    (871,000)   (2,048,574)
                                                      ----------   ----------   -----------
Net increase (decrease) in cash and cash
  equivalents.......................................    (343,853)     282,719      (315,679)
Cash and cash equivalents at beginning of period....     442,512       98,659       381,378
                                                      ----------   ----------   -----------
Cash and cash equivalents at end of period..........  $   98,659   $  381,378   $    65,699
                                                      ==========   ==========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.....................................  $  455,124   $  431,722   $   406,304
                                                      ==========   ==========   ===========

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Rifkin Cable Income Partners L.P. (the "Partnership") was formed in 1986 as a limited partnership under the laws of the State of Delaware. The Partnership owns, operates and develops cable television systems in Missouri and New Mexico. Rifkin Cable Management Partners L.P., an affiliate of Rifkin & Associates, Inc. (Note 3), is the general partner of the Partnership.

     The Partnership Agreement (the "Agreement") establishes the respective rights, obligations and interests of the partners. The Agreement provides that net income or loss, certain capital events, and cash distributions (all as defined in the Agreement) are generally allocated 43% to the general partner and 57% to the limited partners.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP

     During 1998, Interlink Communications Partners, LLLP ("ICP") agreed to purchase all of the interests of the Partnership. ICP acquired the limited partner interests, effective December 31, 1998, and is currently in the process of obtaining the necessary consents to transfer all of the Partnership's franchises to ICP. Once obtained, ICP will then purchase the general partner interest in the Partnership, and the Partnership will, by operation of law, be consolidated into ICP.

REVENUE RECOGNITION

     Customer fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the customer.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion expenses are charged to income during the year in which they are incurred and were not significant for the periods shown.

PROPERTY, PLANT AND EQUIPMENT

     Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

     Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings...................................................  21-30 years
Cable television transmission and distribution systems and
  related equipment.........................................   3-15 years
Vehicles and furniture and fixtures.........................    3-5 years

FRANCHISE COSTS

     Franchise costs are amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from eight to twenty-five years. The carrying value of intangibles is assessed for recoverability by management based on an analysis of undiscounted expected future cash flows. The Partnership's management believes that there has been no impairment thereof as of December 31, 1998.

                       RIFKIN CABLE INCOME PARTNERS L.P.

OTHER INTANGIBLE ASSETS

     Loan costs of the Partnership have been deferred and have been amortized to interest expense utilizing the straight-line method over the term of the related debt. Use of the straight-line method approximates the results of the application of the interest method. The net amount remaining at December 31, 1997 was $37,886.

     On December 30, 1998, the loan with a financial institution was paid in full (Note 2). The related deferred loan costs and associated accumulated amortization were written off and an extraordinary loss of $18,916 was recorded.

CASH AND CASH EQUIVALENTS

     All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

INCOME TAXES

     No provision for Federal or State income taxes is necessary in the financial statements of the Partnership, because as a partnership, it is not subject to Federal or State income tax as the tax effect of its activities accrues to the partners.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENT

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Partnership to expense all start up costs related to opening a new facility, introduction of anew product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnership's 1999 fiscal year. Management believes that SOP 98-5 will have no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 financial statement presentation.

2.  DEBT

     The Partnership had a term loan with a financial institution which required varying quarterly payments. At December 31, 1997, the term loan had a balance of $4,914,000. At December 30, 1998, the term loan had a balance of $4,216,875; at that date, the total balance and accrued interest were paid in full.

     On that same date, the Partnership obtained a new interpartnership loan with ICP (Note 1). Borrowing under the interpartnership loan, as well as interest and principle payments are due at the discretion of the management of ICP, resulting in no minimum required annual principle payments. The balance of the interpartnership loan at December 31, 1998 was $2,865,426. The effective interest rate at December 31, 1998 was 8.5%.

                       RIFKIN CABLE INCOME PARTNERS L.P.

3.  MANAGEMENT AGREEMENT

     The Partnership has entered into a management agreement with Rifkin and Associates, Inc. (Rifkin). The management agreement provides that Rifkin shall act as manager of the Partnership's CATV systems, and shall be entitled to annual compensation of 5% of the Partnership's CATV revenues, net of certain CATV programming costs. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction included the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed in total on the Statement of Operations.

4.  COMMITMENTS AND RENTAL EXPENSE

     The Partnership leases certain real and personal property under noncancelable operating leases expiring through the year 2001. Future minimum lease payments under such noncancelable leases as of December 31, 1998 are:
$30,000 for each year 1999, 2000 and 2001, totaling $90,000.

     Total rental expense for the years ended December 31, 1996, 1997 and 1998 was $60,323, $68,593 and $68,776, respectively, including $27,442, $36,822 and
$36,716, respectively, relating to cancelable pole rental agreements.

5.  RETIREMENT BENEFITS

     The Partnership has a 401(k) plan for its employees that have been employed by the Partnership for at least one year. Employees of the Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Partnership contributions and earnings vest 20% per year of employment with the Partnership, becoming fully vested after five years. The Partnership's matching contributions for the years ended December 31, 1996, 1997 and 1998 were $2,693, $3,653 and $2,680, respectively.

6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Partnership has a number of financial instruments, none of which are held for trading purposes. The following method and assumptions were used by the Partnership to estimate the fair values of financial instruments as disclosed herein:

     Cash and Cash Equivalents, Customer Accounts Receivable, Other Receivables, Accounts Payable and Accrued Liabilities and Customer Deposits and Prepayments:
The carrying value amount approximates fair value because of the short period to maturity.

     Debt: The carrying value amount approximates the fair value because the Partnership's interpartnership debt was obtained on December 30, 1998.

7.  CABLE REREGULATION

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the Cable Act) and has amended it at various times since.

     The total effects of the present law are, at this time, still unknown. However, one provision of the present law further redefines a small cable system, and exempts these systems from rate regulation on the upper tiers of cable service. The Partnership is awaiting an FCC rulemaking implementing the present law to determine whether its systems qualify as small cable systems.

                       RIFKIN CABLE INCOME PARTNERS L.P.

8.  LITIGATION

     The Partnership could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Partnership's financial position or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Rifkin Acquisition Partners, L.L.L.P.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, partners' capital and cash flows present fairly, in all material respects, the financial position of Rifkin Acquisition Partners, L.L.L.P. and its subsidiaries (the "Company") at September 13, 1999, and the results of their operations and their cash flows for the period from January 1, 1999 through September 13, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     As discussed in Note 1 to the financial statements, the Partnership has changed its method of accounting for start up costs in fiscal 1999.

     On September 13, 1999, all of the Partnership's interest were sold to Charter Communications, LLC. These financial statements represent the Partnership just prior to that transaction and do not reflect any adjustments related thereto.

/s/ PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
February 15, 2000

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                           CONSOLIDATED BALANCE SHEET

                                                              SEPTEMBER 13, 1999
                                                              ------------------
ASSETS
Cash........................................................     $  4,475,108
Customer accounts receivable, net of allowance for doubtful
  accounts of $292,183......................................        1,258,522
Other receivables...........................................        3,384,472
Prepaid expenses and other..................................        1,616,219
Property, plant and equipment, at cost:
  Cable television transmission and distribution system and
     related equipment......................................      171,842,780
  Land, buildings, vehicles and furniture and fixtures......        8,946,860
                                                                 ------------
                                                                  180,789,640
Less accumulated depreciation...............................      (45,505,661)
                                                                 ------------
     Net property, plant and equipment......................      135,283,979
Franchise costs and other intangible assets, net of
  accumulated amortization of $80,047,118...................      164,685,102
                                                                 ------------
       Total assets.........................................     $310,703,402
                                                                 ============
LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Accounts payable and accrued liabilities..................     $ 21,110,015
  Customer deposits and prepayments.........................        1,514,732
  Payables to affiliates....................................          303,047
  Interest payable..........................................        3,234,019
  Deferred tax liability, net...............................        5,967,000
  Notes payable.............................................      236,075,000
                                                                 ------------
       Total liabilities....................................      268,203,813
Commitments and contingencies (Notes 5 and 9)
Redeemable partners' interests..............................       16,128,800
Partners' capital (deficit):
  General partner...........................................       (2,951,394)
  Limited partners..........................................       29,029,520
  Preferred equity interest.................................          292,663
                                                                 ------------
       Total partners' capital..............................       26,370,789
                                                                 ------------
          Total liabilities and partners' capital...........     $310,703,402
                                                                 ============

The accompanying notes are an integral part of these consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                               PERIOD FROM
                                                               JANUARY 1,
                                                              1999 THROUGH
                                                              SEPTEMBER 13,
                                                                  1999
                                                              -------------
REVENUE
Service.....................................................  $ 62,252,012
Installation and other......................................     6,577,154
                                                              ------------
  Total revenue.............................................    68,829,166
COSTS AND EXPENSES
Operating expense...........................................    10,060,135
Programming expense.........................................    15,312,179
Selling, general and administrative expense.................    17,566,230
Depreciation................................................    11,760,429
Amortization................................................    17,681,246
Management fees.............................................     2,406,596
Loss on disposal of assets..................................       996,459
                                                              ------------
  Total costs and expenses..................................    75,783,274
                                                              ------------
Operating loss..............................................    (6,954,108)
Interest expense............................................    16,591,877
                                                              ------------
Loss before income taxes....................................   (23,545,985)
Income tax benefit..........................................    (1,975,000)
                                                              ------------
Loss before cumulative effect of accounting change..........   (21,570,985)
Cumulative effect of accounting change for organizational
  costs.....................................................      (111,607)
                                                              ------------
  Net loss..................................................  $(21,682,592)
                                                              ============

The accompanying notes are an integral part of these consolidated financial statements.

                      RIFKIN ACQUISITION PARTNERS, L.L.L.P
                  CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL

                                             PREFERRED
                                              EQUITY       GENERAL       LIMITED
                                             INTEREST     PARTNERS       PARTNERS        TOTAL
                                             ---------   -----------   ------------   ------------
Partners' capital (deficit), December 31,
  1998.....................................  $ 422,758   $(1,991,018)  $ 55,570,041   $ 54,001,781
  Accretion of redeemable partners'
     interest..............................         --      (743,550)    (5,204,850)    (5,948,400)
  Net loss.................................   (130,095)     (216,826)   (21,335,671)   (21,682,592)
                                             ---------   -----------   ------------   ------------
Partners' capital (deficit), September 13,
  1999.....................................  $ 292,663   $(2,951,394)  $ 29,029,520   $ 26,370,789
                                             =========   ===========   ============   ============

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

The accompanying notes are an integral part of these consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                               PERIOD FROM
                                                               JANUARY 1,
                                                              1999 THROUGH
                                                              SEPTEMBER 13,
                                                                  1999
                                                              -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(21,682,592)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................    29,441,675
  Amortization of deferred loan costs.......................       684,095
  Loss on disposal of fixed assets..........................       996,459
  Deferred tax benefit......................................    (1,975,000)
  Changes in accounting for organizational costs............       111,607
  Decrease in customer accounts receivables.................       673,618
  Decrease in other receivables.............................     2,253,299
  Decrease in prepaid expenses and other....................       782,309
  Increase in accounts payable and accrued liabilities......     9,425,421
  Decrease in customer deposits and prepayments.............      (162,168)
  Decrease in interest payable..............................    (4,008,935)
  Increase in payable to affiliates.........................       303,047
                                                              ------------
     Net cash provided by operating activities..............    16,842,835
                                                              ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment..................   (26,692,423)
Proceeds from purchase price adjustment for Tennessee
  trade.....................................................       276,147
Net proceeds from the sale of other assets..................       223,657
                                                              ------------
     Net cash used in investing activities..................   (26,192,619)
                                                              ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term bank debt...........................    11,500,000
                                                              ------------
     Net cash provided by financing activities..............    11,500,000
                                                              ------------
Net increase in cash........................................     2,150,216
Cash, beginning of period...................................     2,324,892
                                                              ------------
Cash, end of period.........................................  $  4,475,108
                                                              ============
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...............................................  $ 13,357,858
                                                              ============

The accompanying notes are an integral part of these consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL INFORMATION

     Rifkin Acquisition Partners, L.L.L.P. ("the Partnership") was formed pursuant to the laws of the State of Colorado. The Partnership and its subsidiaries are hereinafter referred to on a consolidated basis as the "Company." The Company owns, operates, and develops cable television systems in Georgia, Tennessee and Illinois. Rifkin Acquisition Management, L.P., an affiliate of R & A Management LLC (Note 4), is the general partner of the Partnership ("General Partner").

     The Partnership operates under a limited liability limited partnership agreement (the "Partnership Agreement") which establishes contribution requirements, enumerates the rights and responsibilities of the partners and advisory committee, provides for allocations of income, losses and distributions and defines certain items relating thereto. The Partnership Agreement provides that net income or loss, certain defined capital events and cash distributions, all as defined in the Partnership Agreement, are generally allocated 99% to the limited partners and 1% to the General Partner.

ACQUISITION BY CHARTER COMMUNICATIONS, LLC

     On February 12, 1999, the Company signed a letter of intent for the partners to sell all of their partnership interests to Charter Communications, LLC ("Charter"). On April 26, 1999, the Company signed a definitive Purchase and Sale Agreement with Charter for the sale of the individual partners' interest. The sales transaction closed on September 13, 1999. These statements represent the Company just prior to the transaction and do not reflect any adjustment related thereto.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the following entities:

     Rifkin Acquisition Partners, L.L.L.P.     Cable Equities of Colorado ("CEC")
     Cable Equities of Colorado, Ltd.          Cable Equities, Inc. ("CEI")
       Management Corp. ("CEM")                Rifkin Acquisition Capital Corp. ("RACC")

     All significant intercompany accounts and transactions have been eliminated.

     REVENUE AND PROGRAMMING

     Customer fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the customer.

     ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion expenses are charged to income during the year in which they are incurred and were not significant for the period shown.

     PROPERTY, PLANT AND EQUIPMENT

     Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed, includes amounts for material, labor, overhead and interest, if applicable. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized. Capitalized interest was not significant for the period shown.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings...................................................     27-30years
Cable television transmission and distribution systems and
  related equipment.........................................      3-15years
Vehicles and furniture and fixtures.........................       3-5years

     Expenditures for maintenance and repairs are expensed as incurred.

FRANCHISE COSTS

     Franchise costs are amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from one to twenty years. The carrying value of franchise costs is assessed for recoverability by management based on an analysis of undiscounted future expected cash flows from the underlying operations of the Company. Management believes that there has been no impairment thereof as of September 13, 1999.

OTHER INTANGIBLE ASSETS

     Certain loan costs have been deferred and are amortized to interest expense utilizing the straight-line method over the remaining term of the related debt. Use of the straight-line method approximates the results of the application of the interest method. The net amounts remaining at September 13, 1999 were $5,481,111.

REDEEMABLE PARTNERS' INTERESTS

     The Partnership Agreement provides that if a certain partner dies or becomes disabled, that partner (or his personal representative) shall have the option, exercisable by notice given to the partners at any time within 270 days after his death or disability (except that if that partner dies or becomes disabled prior to August 31, 2000, the option may not be exercised until August 31, 2000 and then by notice by that partner or his personal representative given to the partners within 270 days after August 31, 2000) to sell, and require the General Partner and certain trusts controlled by that partner to sell, and the Partnership to purchase, up to 50% of the partnership interests owned by any of such partners and certain current and former members of management of R&A Management LLC that requests to sell their interest, for a purchase price equal to the fair market value of those interests determined by appraisal in accordance with the Partnership Agreement. Accordingly, the current fair value of such partnership interests have been reclassified outside of partners' capital.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENT

     Effective January 1, 1999, the Company adopted, the Accounting Standards Executive Committee's Statement of Position 98-5 ("SOP 98-5") Reporting on the Costs of Start-Up Activities, which requires the Company to expense all start up costs related to organizing a new business. During the first quarter of 1999, the Company wrote off the net book value of organization costs capitalized in prior years resulting in the recognition of a cumulative effect of accounting change of $111,607.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

2.  INCOME TAXES

     Although the Partnership is not a taxable entity, two corporations (the "Subsidiaries") are included in the consolidated financial statements. These subsidiaries are required to pay taxes on their taxable income, if any.

     The following represents a reconciliation of pre-tax losses as reported in accordance with accounting principles generally accepted in the United States and the losses attributable to the partners and included in their individual income tax returns for the period from January 1, 1999 through September 13, 1999:

Pre-tax loss as reported, including cumulative effect of
  change in accounting principle............................    $ (23,657,592)
(Increase) decrease due to:
  Separately taxed book results of corporate subsidiaries...        5,274,000
  Effect of different depreciation and amortization methods
     for tax and book purposes..............................          672,000
Other.......................................................          (68,408)
                                                                -------------
Tax loss attributed to the partners.........................    $ (17,780,000)
                                                                =============

     The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     As a result of a change in control in 1995, the book value of the Company's net assets was increased to reflect their fair market value. In connection with this revaluation, a deferred income tax liability in the amount of $22,801,000 was established to provide for future taxes payable on the revised valuation of the net assets. A deferred tax benefit of $1,975,000 was recognized for the period from January 1, 1999 through September 13, 1999, reducing the liability to $5,967,000.

     Deferred tax asset (liability) was comprised of the following at September 13, 1999:

Deferred tax assets resulting from loss carryforwards.......    $  13,006,000
Deferred tax liabilities resulting from depreciation and
  amortization..............................................      (18,973,000)
                                                                -------------
Net deferred tax liability..................................    $  (5,967,000)
                                                                =============

     As of September 13, 1999, the Subsidiaries have net operating loss carryforwards ("NOLs") for income tax purposes of $34,589,000 substantially all of which are limited. The NOLs will expire at various times between the years 2000 and 2018. It is the opinion of management that the NOLs will be released from this limitation prior to their expiration dates and, as such, have not been limited in their calculation of deferred taxes. As the result of the sale of the Partnership's interest to Charter, a change in control, as defined in Section 382 of the Internal Revenue Code, has occurred which may limit Charter's ability to utilize these NOLs.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     The benefit for taxes differs from the amount which would be computed by applying the statutory federal income tax rate of 35% to the Company's pre-tax loss before cumulative effect of change in accounting principle as a result of the following for the period January 1, 1999 through September 13, 1999:

Tax benefit computed at statutory rate......................    $(8,241,095)
Increase (decrease) due to:
  Tax benefit for non-corporate loss........................      6,395,195
  Permanent differences between financial statement income
     and taxable income.....................................        (36,200)
State income tax............................................       (139,800)
Other.......................................................         46,900
                                                                -----------
Income tax benefit..........................................    $(1,975,000)
                                                                ===========

3.  NOTES PAYABLE

     Debt consisted of the following at September 13, 1999:

Senior Subordinated Notes...................................    $125,000,000
Tranche A Term Loan.........................................      21,575,000
Tranche B Term Loan.........................................      40,000,000
Reducing Revolving Loan.....................................      46,500,000
Senior Subordinated Debt....................................       3,000,000
                                                                ------------
                                                                $236,075,000
                                                                ============

     The notes and loans are collateralized by substantially all of the assets of the Company.

     On January 26, 1996, the Company and its wholly owned subsidiary, RACC (the "Issuers"), co-issued $125,000,000 of 11 1/8% Senior Subordinated Notes (the "Notes") to institutional investors. These notes were subsequently exchanged on June 18, 1996 for publicly registered notes with identical terms. Interest on the Notes is payable semi-annually on January 15 and July 15 of each year. The Notes, which mature on January 15, 2006, can be redeemed in whole or in part, at the Issuers' option, at any time on or after January 15, 2001, at redeemable prices contained in the Notes plus accrued interest. At September 13, 1999, all of the Notes were outstanding (see also Note 8).

     The Company has a $25,000,000 Tranche A term loan with a financial institution. This loan requires quarterly payments of $1,875,000 plus interest commencing on March 31, 2000. Any unpaid balance is due March 31, 2003. The agreement requires what it defines as excess proceeds from the sale of a cable system to be used to retire Tranche A term debt. As a result of the Company selling its assets in the State of Michigan in a prior year, there was $3,425,000 in excess proceeds which were used to pay principal. The interest rate on the Tranche A term loan is either the bank's prime rate plus .25% to 1.75% or LIBOR plus 1.5% to 2.75%.

     The specific rate is dependent upon the senior funded debt ratio which is recalculated quarterly. The weighted average effective interest rate at September 13, 1999 was 7.23%.

     In addition, the Company has a $40,000,000 Tranche B term loan, which requires principal payments of $2,000,000 on March 31, 2002, $18,000,000 on March 31, 2003, and $20,000,000 on March 31, 2004. The Tranche B term loan bears an interest rate of 9.75% and is payable quarterly.

     The Company also has a reducing revolving loan providing for borrowing up to $20,000,000 at the Company's discretion, subject to certain restrictions, and an additional $60,000,000 available to finance acquisitions subject to certain restrictions. The additional financing amount available at September 13, 1999 was $40,000,000. At September 13, 1999, the full $20,000,000 available had been borrowed, and $26,500,000

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

had been drawn against the $40,000,000 commitment. The amount available for borrowing will decrease annually during its term with changes over the three years following September 13, 1999 as follows: 1999 -- $2,500,000 reduction per quarter and 2000 through 2002 -- $3,625,000 reduction per quarter. Any unpaid balance is due on March 31, 2003. The revolving loan bears an interest rate of either the bank's prime rate plus .25% to 1.75% or LIBOR plus 1.5% to 2.75%. The specific rate is dependent upon the senior funded debt ratio which is recalculated quarterly. The weighted average effective interest rates at September 13, 1999 was 8.92%. The reducing revolving loan includes a commitment fee of 1/2% per annum on the unborrowed balance.

     Certain mandatory prepayments may also be required on the Tranche A term loan, the Tranche B term loan, and the reducing revolving credit based on the Company's cash flow calculations, proceeds from the sale of a cable system or equity contributions. Optional prepayments are allowed, subject to certain restrictions. The related loan agreement contains covenants limiting additional indebtedness, dispositions of assets, investments in securities, distribution to partners, management fees and capital expenditures. In addition, the Company must maintain certain financial levels and ratios. At September 13, 1999, the Company was in compliance with these covenants.

     The Company also has $3,000,000 of senior subordinated debt payable to a Rifkin Partner. The debt has a scheduled maturity, interest rate and interest payment schedule identical to that of the Notes, as discussed above.

     Based on the outstanding debt as of September 13, 1999, the minimum aggregate maturities for the four years following 1999 are: $13,500,000 in 2000, $22,000,000 in 2001, $23,075,000 in 2002, $29,500,000 in 2003 and $20,000,000 in
2004.

     Subsequent to September 13, 1999, $124.1 million of the $125 million in notes outstanding were purchased by Charter Communication and will be reflected as intercompany payable between Charter and RAP. The remaining $900,000 of outstanding notes were delisted and are no longer public.

4.  RELATED PARTY TRANSACTIONS

     The Company has a management agreement with R & A Management LLC ("RML"). The management agreement provides that RML shall manage the Company's CATV systems and shall be entitled to annual compensation of 3.5% of the Company's revenue. Expenses incurred pursuant to this agreement are disclosed in total in the Consolidated Statement of Operations.

     Certain Partnership expenses were paid by Charter and are reflected as Payables to affiliates in the accompanying financial statements.

5.  COMMITMENTS AND RENTAL EXPENSE

     The Company leases certain real and personal property under noncancelable operating leases expiring through the year 2007. Future minimum lease payments under such noncancelable leases as of September 13, 1999 are:

2000........................................................    $  339,320
2001........................................................       269,326
2002........................................................       252,042
2003........................................................       192,027
2004 and thereafter.........................................       393,479
                                                                ----------
                                                                $1,446,194
                                                                ==========

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     Total rental expense and the amount included therein which pertains to cancelable pole rental agreements were as follows for the period indicated:

                                                              TOTAL RENTAL   CANCELABLE
                           PERIOD                               EXPENSE      POLE RENTAL
                           ------                             ------------   -----------
For the period January 1, 1999 through September 13, 1999...   $1,105,840     $767,270

6.  COMPENSATION PLANS AND RETIREMENT PLANS

EQUITY INCENTIVE PLAN

     The Company maintains an Equity Incentive Plan (the "Plan") in which certain Rifkin executive officers and key employees, and certain key employees of the Company are eligible to participate. Plan participants in the aggregate, have the right to receive (i) cash payments of up to 2.0% of the aggregate value of all partnership interests of the Company (the "Maximum Incentive Percentage"), based upon the achievement of certain annual Operating Cash Flow (as defined in the Plan) targets for the Company for each of the calendar years 1996 through 2000, and (ii) an additional cash payment equal to up to 0.5% of the aggregate value of all partnership interests of the Company (the "Additional Incentive Percentage"), based upon the achievement of certain cumulative Operating Cash Flow targets for the Company for the five-year period ended December 31, 2000. Subject to the achievement of such annual targets and the satisfaction of certain other criteria based on the Company's operating performance, up to 20% of the Maximum Incentive Percentage will vest in each such year; provided, that in certain events vesting may accelerate. Payments under the Plan are subject to certain restrictive covenants contained in the Notes.

     No amounts are payable under the Plan except upon (i) the sale of substantially all of the assets or partnership interests of the Company or (ii) termination of a Plan participant's employment with Rifkin or the Company, as applicable, due to (a) the decision of the Advisory Committee to terminate such participant's employment due to disability, (b) the retirement of such participant with the Advisory Committee's approval or (c) the death of such Participant. The value of amounts payable pursuant to clause (i) above will be based upon the aggregate net proceeds received by the holders of all of the partnership interests in the Company, as determined by the Advisory Committee, and the amounts payable pursuant to clause (ii) above will be based upon the Enterprise Value determined at the time of such payment. For purposes of the Plan, Enterprise Value generally is defined as Operating Cash Flow for the immediately preceding calendar year times a specified multiple and adjusted based on the Company's working capital.

     The amount expensed for the period January 1, 1999 through September 13, 1999 relating to this plan was $7,440,964. The incentive accrual is recorded in accounts payable and accrued liabilities in the accompanying financial statements.

RETIREMENT BENEFITS

     The Company has a 401(k) plan for employees that have been employed by the Company for at least one year. Employees of the Company can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1999 contribution of $10,000 (as set by the Internal Revenue Service). The Company matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Company contributions and earnings vest 20% per year of employment with the Company, becoming fully vested after five years. The Company's matching contribution for the period from January 1, 1999 through September 13, 1999 was $61,178.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has a number of financial instruments, none of which are held for trading purposes. The following method and assumptions were used by the Company to estimate the fair values of financial instruments as disclosed herein:

     Cash, customer accounts receivable, other receivables, accounts payable and accrued liabilities and customer deposits and prepayments: The carrying value amount approximates fair value because of the short period to maturity.

     Debt: The fair value of bank debt is estimated based on interest rates for the same or similar debt offered to the Company having the same or similar remaining maturities and collateral requirements. The fair value of public Senior Subordinated Notes is based on the market quoted trading value. The fair value of the Company's debt is estimated at $247,637,500 and is carried on the balance sheet at $236,075,000.

8.  SUMMARIZED FINANCIAL INFORMATION

     CEM, CEI and CEC (collectively, the "Guarantors") are all wholly owned subsidiaries of the Company and, together with RACC, constitute all of the Partnership's direct and indirect subsidiaries. Each of the Guarantors provides a full, unconditional, joint and several guaranty of the obligations under the Notes discussed in Note 6. Separate financial statements of the Guarantors are not presented because management has determined that they would not be material to investors.

     The following present summarized financial information of the Guarantors on a combined basis as of September 13, 1999 and for the period January 1, 1999 through September 13, 1999.

BALANCE SHEET

                                                                SEPTEMBER 13,
                                                                    1999
                                                                -------------
Cash........................................................    $     569,544
Accounts and other receivables, net.........................        2,907,837
Prepaid expenses............................................          620,284
Property, plant and equipment, net..........................       52,383,861
Franchise costs and other intangible assets, net............       51,397,528
Accounts payable and accrued liabilities....................       30,186,658
Other liabilities...........................................          669,223
Deferred taxes payable......................................        5,967,000
Notes payable...............................................      140,846,262
Equity (deficit)............................................      (69,790,089)

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     STATEMENT OF OPERATIONS

                                                                 PERIOD FROM
                                                                 JANUARY 1,
                                                                1999 THROUGH
                                                                SEPTEMBER 13,
                                                                    1999
                                                                -------------
Total revenue...............................................     $24,183,281
Total costs and expenses....................................      23,313,494
Interest expense............................................       9,920,062
Income tax benefit..........................................      (1,975,000)
                                                                 -----------
Net loss....................................................     $(7,075,275)
                                                                 ===========

9.  LITIGATION

     The Company could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Company will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Company's financial position or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Rifkin Acquisition Partners, L.L.L.P.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, partners' capital (deficit) and cash flows present fairly, in all material respects, the financial position of Rifkin Acquisition Partners, L.L.L.P. and its subsidiaries (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
March 19, 1999

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                           CONSOLIDATED BALANCE SHEET

                                                               12/31/98        12/31/97
                                                             ------------    ------------
ASSETS
Cash and cash equivalents..................................  $  2,324,892    $  1,902,555
Customer accounts receivable, net of allowance for doubtful
  accounts of $444,839 in 1998 and $425,843 in 1997........     1,932,140       1,371,050
Other receivables..........................................     5,637,771       4,615,089
Prepaid expenses and other.................................     2,398,528       1,753,257
Property, plant and equipment at cost:
  Cable television transmission and distribution systems
     and related equipment.................................   149,376,914     131,806,310
  Land, buildings, vehicles and furniture and fixtures.....     7,421,960       7,123,429
                                                             ------------    ------------
                                                              156,798,874     138,929,739
  Less accumulated depreciation............................   (35,226,773)    (26,591,458)
                                                             ------------    ------------
          Net property, plant and equipment................   121,572,101     112,338,281
Franchise costs and other intangible assets, net of
  accumulated amortization of $67,857,545 in 1998 and
  $53,449,637 in 1997......................................   183,438,197     180,059,655
                                                             ------------    ------------
          Total assets.....................................  $317,303,629    $302,039,887
                                                             ============    ============
LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued liabilities...................  $ 11,684,594    $ 11,690,894
Customer deposits and prepayments..........................     1,676,900       1,503,449
Interest payable...........................................     7,242,954       7,384,509
Deferred tax liability, net................................     7,942,000      12,138,000
Notes payable..............................................   224,575,000     229,500,000
                                                             ------------    ------------
          Total liabilities................................   253,121,448     262,216,852
Commitments and contingencies (Notes 8 and 14)
Redeemable partners' interests.............................    10,180,400       7,387,360
Partners' capital (deficit):
  General partner..........................................    (1,991,018)     (1,885,480)
  Limited partners.........................................    55,570,041      34,044,912
  Preferred equity interest................................       422,758         276,243
                                                             ------------    ------------
Total partners' capital....................................    54,001,781      32,435,675
                                                             ------------    ------------
          Total liabilities and partners' capital..........  $317,303,629    $302,039,887
                                                             ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                 YEARS ENDED
                                                  ------------------------------------------
                                                    12/31/98       12/31/97       12/31/96
                                                  ------------   ------------   ------------
REVENUE:
Service.........................................  $ 82,498,638   $ 78,588,503   $ 66,433,321
Installation and other..........................     7,422,675      5,736,412      4,852,124
                                                  ------------   ------------   ------------
          Total revenue.........................    89,921,313     84,324,915     71,285,445
COSTS AND EXPENSES:
Operating expense...............................    13,305,376     14,147,031     10,362,671
Programming expense.............................    18,020,812     15,678,977     14,109,527
Selling, general and administrative expense.....    13,757,090     12,695,176     11,352,870
Depreciation....................................    15,109,327     14,422,631     11,725,246
Amortization....................................    22,104,249     24,208,169     23,572,457
Management fees.................................     3,147,246      2,951,372      2,475,381
Loss on disposal of assets......................     3,436,739      7,834,968      1,357,180
                                                  ------------   ------------   ------------
          Total costs and expenses..............    88,880,839     91,938,324     74,955,332
                                                  ------------   ------------   ------------
Operating income (loss).........................     1,040,474     (7,613,409)    (3,669,887)
Gain from the sale of assets (Note 4)...........   (42,863,060)            --             --
Interest expense................................    23,662,248     23,765,239     21,607,174
                                                  ------------   ------------   ------------
Income (loss) before income taxes...............    20,241,286    (31,378,648)   (25,277,061)
Income tax benefit..............................    (4,177,925)    (5,335,000)    (3,645,719)
                                                  ------------   ------------   ------------
Net income (loss)...............................  $ 24,419,211   $(26,043,648)  $(21,631,342)
                                                  ============   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                          YEARS ENDED
                                                           ------------------------------------------
                                                             12/31/98       12/31/97       12/31/96
                                                           ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................  $ 24,419,211   $(26,043,648)  $(21,631,342)
  Adjustments to reconcile net loss to net cash provided
     by operating activities:
     Depreciation and amortization.......................    37,213,576     38,630,800     35,297,703
     Amortization of deferred loan costs.................       989,760        989,760        970,753
     Gain on sale of assets (Note 4).....................   (42,863,060)            --             --
     Loss on disposal of fixed assets....................     3,436,739      7,834,968      1,357,180
     Deferred tax benefit................................    (4,196,000)    (5,335,000)    (3,654,000)
     Increase in customer accounts receivables...........      (300,823)      (186,976)      (117,278)
     Increase in other receivables.......................      (474,599)    (1,992,714)      (994,681)
     (Increase) decrease in prepaid expenses and other...      (684,643)        23,015       (494,252)
     Increase in accounts payable and accrued
       liabilities.......................................        34,073      1,753,656      3,245,736
     Increase (decrease) in customer deposits and
       prepayments.......................................       (86,648)       231,170        164,824
     Increase (decrease) in interest payable.............      (141,555)       600,248      6,692,988
                                                           ------------   ------------   ------------
          Net cash provided by operating activities......    17,346,031     16,505,279     20,837,631
                                                           ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of cable systems, net (Note 3).............    (2,212,958)   (19,359,755)   (71,797,038)
  Additions to property, plant and equipment.............   (26,354,756)   (28,009,253)   (16,896,582)
  Additions to cable television franchises, net of
     retirements.........................................      (151,695)        72,162     (1,182,311)
  Net proceeds from the sale of cable systems (Note 4)...    16,533,564             --             --
  Net proceeds from the other sales of assets............       247,216        306,890        197,523
                                                           ------------   ------------   ------------
          Net cash used in investing activities..........   (11,938,629)   (46,989,956)   (89,678,408)
                                                           ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from isssuance of senior subordinated notes...            --             --    125,000,000
  Proceeds from long-term bank debt......................    22,500,000     38,000,000     18,000,000
  Deferred loan costs....................................            --             --     (6,090,011)
  Payments of long-term bank debt........................   (27,425,000)    (7,000,000)   (82,000,000)
  Partners' capital contributions........................            --             --     15,000,000
  Equity distributions to partners.......................       (60,065)            --             --
                                                           ------------   ------------   ------------
          Net cash provided by (used in) financing
            activities...................................    (4,985,065)    31,000,000     69,909,989
                                                           ------------   ------------   ------------
Net increase in cash.....................................       422,337        515,323      1,069,212
Cash and cash equivalents at beginning of period.........     1,902,555      1,387,232        318,020
                                                           ------------   ------------   ------------
Cash and cash equivalents at end of period...............  $  2,324,892   $  1,902,555   $  1,387,232
                                                           ============   ============   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid..........................................  $ 22,737,443   $ 22,098,732   $ 13,866,995
                                                           ============   ============   ============
  Noncash investing activities:
     Proceeds from the sale of Michigan assets held in
       escrow............................................  $    500,000   $         --   $         --
                                                           ============   ============   ============
     Trade value related to the trade sale of Tennessee
       assets............................................  $ 46,668,000   $         --   $         --
                                                           ============   ============   ============
     Trade value related to trade acquisition of
       Tennessee assets..................................  $(46,668,000)  $         --   $         --
                                                           ============   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

             CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL (DEFICIT)

                                         PREFERRED        GENERAL       LIMITED
                                      EQUITY INTEREST     PARTNER       PARTNERS        TOTAL
                                      ---------------   -----------   ------------   ------------
Partners' capital (deficit) at
  December 31, 1995.................     $ 562,293      $(1,085,311)  $ 69,421,043   $ 68,898,025
Partners' capital contributions.....            --          150,000     14,850,000     15,000,000
Accretion of redeemable partners'
  interest..........................            --         (157,730)    (1,104,110)    (1,261,840)
Net loss............................      (129,788)        (216,313)   (21,285,241)   (21,631,342)
                                         ---------      -----------   ------------   ------------
Partners' capital (deficit) at
  December 31, 1996.................       432,505       (1,309,354)    61,881,692     61,004,843
Accretion of redeemable partners'
  interest..........................            --         (315,690)    (2,209,830)    (2,525,520)
Net loss............................      (156,262)        (260,436)   (25,626,950)   (26,043,648)
                                         ---------      -----------   ------------   ------------
Partners' capital (deficit) at
  December 31, 1997.................       276,243       (1,885,480)    34,044,912     32,435,675
Accretion of redeemable partners'
  interest..........................            --         (349,130)    (2,443,910)    (2,793,040)
Net income..........................       146,515          244,192     24,028,504     24,419,211
Partners' equity distribution.......            --             (600)       (59,465)       (60,065)
                                         ---------      -----------   ------------   ------------
Partners' capital (deficit) at
  December 31, 1998.................     $ 422,758      $(1,991,018)  $ 55,570,041   $ 54,001,781
                                         =========      ===========   ============   ============

     The Partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL INFORMATION

     Rifkin Acquisition Partners, L.L.L.P. ("the Partnership") was formed pursuant to the laws of the State of Colorado. The Partnership and its subsidiaries are hereinafter referred to on a consolidated basis as the "Company." The Company owns, operates, and develops cable television systems in Georgia, Tennessee, and Illinois. Rifkin Acquisition Management, L.P., an affiliate of Rifkin & Associates, Inc. (Note 7), is the general partner of the Partnership ("General Partner").

     The Partnership operates under a limited liability limited partnership agreement (the "Partnership Agreement") which establishes contribution requirements, enumerates the rights and responsibilities of the partners and advisory committee, provides for allocations of income, losses and distributions, and defines certain items relating thereto. The Partnership Agreement provides that net income or loss, certain defined capital events, and cash distributions, all as defined in the Partnership Agreement, are generally allocated 99% to the limited partners and 1% to the general partner.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the following entities:

- Rifkin Acquisition Partners, L.L.L.P.      - Cable Equities of Colorado, Ltd. (CEC)
- Cable Equities of Colorado                 - Cable Equities, Inc. (CEI)
  Management Corp. (CEM)                     - Rifkin Acquisition Capital Corp. (RACC)

     The financial statements for 1997 and 1996 also included the following entities:

- Rifkin/Tennessee, Ltd. (RTL)               - FNI Management Corp. (FNI)

     Effective January 1, 1998, both the RTL and FNI entities were dissolved and the assets were transferred to the Partnership.

     All significant intercompany accounts and transactions have been eliminated.

REVENUE AND PROGRAMMING

     Customer fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the customer.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion expenses are charged to income during the year in which they are incurred and were not significant for the periods shown.

PROPERTY, PLANT AND EQUIPMENT

     Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed, includes amounts for material, labor, overhead and interest, if applicable. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized. Capitalized interest was not significant for the periods shown.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings...................................................  27-30 years
Cable television transmission and distribution systems and
  related equipment.........................................   3-15 years
Vehicles and furniture and fixtures.........................    3-5 years

     Expenditures for maintenance and repairs are expensed as incurred.

FRANCHISE COSTS

     Franchise costs are amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from one to twenty years. The carrying value of franchise costs is assessed for recoverability by management based on an analysis of undiscounted future expected cash flows from the underlying operations of the Company. Management believes that there has been no impairment thereof as of December 31, 1998.

OTHER INTANGIBLE ASSETS

     Certain loan costs have been deferred and are amortized to interest expense utilizing the straight-line method over the remaining term of the related debt. Use of the straight-line method approximates the results of the application of the interest method. The net amounts remaining at December 31, 1998 and 1997 were $6,176,690 and $7,166,450, respectively.

CASH AND CASH EQUIVALENTS

     All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

REDEEMABLE PARTNERS' INTERESTS

     The Partnership Agreement provides that if a certain partner dies or becomes disabled, that partner (or his personal representative) shall have the option, exercisable by notice given to the partners at any time within 270 days after his death or disability (except that if that partner dies or becomes disabled prior to August 31, 2000, the option may not be exercised until August 31, 2000 and then by notice by that partner or his personal representative given to the partners within 270 days after August 31, 2000) to sell, and require the General Partner and certain trusts controlled by that partner to sell, and the Partnership to purchase, up to 50% of the partnership interests owned by any of such partners and certain current and former members of management of Rifkin & Associates, Inc. that requests to sell their interest, for a purchase price equal to the fair market value of those interests determined by appraisal in accordance with the Partnership Agreement. Accordingly, the current fair value of such partnership interests have been reclassified outside of partners' capital.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

NEW ACCOUNTING PRONOUNCEMENT

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Partnership to expense all start up costs related to organizing a new business. This new standard also includes one-time activities related to opening a new facility, introduction of a new product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnership's 1999 fiscal year. Management believes that SOP 98-5 will have no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

     Certain reclassifications have been made to the 1997 and 1996 financial statements to conform with the 1998 financial statement presentation. Such reclassification had no effect on the net loss as previously stated.

2.  SUBSEQUENT EVENT

     On February 12, 1999, the Company signed a letter of intent for the partners to sell all of their partnership interests to Charter Communications ("Charter"). The Company and Charter are expected to sign a purchase agreement and complete the sale during the third quarter of 1999.

3.  ACQUISITION OF CABLE PROPERTIES

1998 ACQUISITIONS

     At various times during the second half of 1998, the Company completed three separate acquisitions of cable operating assets. Two of the acquisitions serve communities in Gwinnett County, Georgia (the "Georgia Systems"). These acquisitions were accounted for using the purchase method of accounting.

     The third acquisition resulted from a trade of the Company's systems serving the communities of Paris and Piney Flats, Tennessee for the operating assets of another cable operator serving primarily the communities of Lewisburg and Crossville, Tennessee (the "Tennessee Trade"). The trade was for cable systems that are similar in size and was accounted for based on fair market value. Fair market value was established at $3,000 per customer relinquished, which was based on recent sales transactions of similar cable systems. The transaction included the payment of approximately $719,000, net, of additional cash (Note 4).

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     The combined purchase price was allocated based on estimated fair values from an independent appraisal to property, plant and equipment and franchise cost as follows (dollars in thousands):

                                                            GEORGIA    TENNESSEE
                                                            SYSTEMS      TRADE       TOTAL
                                                            -------    ---------    -------
Fair value of assets relinquished (Note 4)................  $   --      $46,668     $46,668
Cash paid.................................................   1,392          719       2,111
Acquisition Costs (appraisal, transfer fees and direct
  costs)..................................................      26           76         102
                                                            ------      -------     -------
Total acquisition cost....................................  $1,418      $47,463     $48,881
                                                            ======      =======     =======
Allocation:
Current assets............................................  $   (2)     $   447     $   445
Current liabilities.......................................      (1)        (397)       (398)
Property, plant and equipment.............................     333       11,811      12,144
Franchise Cost............................................   1,088       35,602      36,690
                                                            ------      -------     -------
Total cost allocated......................................  $1,418      $47,463     $48,881
                                                            ======      =======     =======

     The fair value of assets relinquished from the Tennessee Trade was treated as a noncash transaction on the Consolidated Statement of Cash Flows. The cash acquisition costs were funded by proceeds from the Company's reducing revolving loan with a financial institution.

     The following combined pro forma information presents a summary of consolidated results of operations for the Company as if the Tennessee Trade acquisitions had occurred at the beginning of 1997, with pro forma adjustments to show the effect on depreciation and amortization for the acquired assets, management fees on additional revenues and interest expense on additional debt (dollars in thousands):

                                                         YEARS ENDED
                                                   -----------------------
                                                   12/31/98     12/31/97
                                                   --------    -----------
                                                               (UNAUDITED)
Total revenues...................................  $89,921      $ 84,325
Net income (loss)................................   19,447       (29,631)

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the Tennessee Trade actually been acquired on January 1, 1997.

1997 ACQUISITIONS

     On April 1, 1997, the Company acquired the cable operating assets of two cable systems serving the Tennessee communities of Shelbyville and Manchester (the "Manchester Systems"), for an aggregate purchase price of approximately $19.7 million of which $495,000 was paid as escrow in 1996. The acquisition was accounted for using the purchase method of accounting, and was funded by proceeds from the Company's reducing revolving loan with a financial institution. No pro forma information giving the effect of the acquisitions is shown due to the results being immaterial.

1996 ACQUISITIONS

     On March 1, 1996, the Company acquired certain cable operating assets ("Mid-Tennessee Systems") from Mid-Tennessee CATV, L.P., and on April 1, 1996 acquired the cable operating assets ("RCT

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

Systems") from Rifkin Cablevision of Tennessee, Ltd. Both Mid-Tennessee CATV, L.P. and Rifkin Cablevision of Tennessee, Ltd. were affiliates of the General Partner. The acquisition costs were funded by $15 million of additional partner contributions and the remainder from a portion of the proceeds received from the issuance of $125 million of 11 1/8% Senior Subordinated Notes due 2006 (see Note
6).

     The acquisitions were recorded using the purchase method of accounting. The results of operations of the Mid-Tennessee Systems have been included in the consolidated financial statements since March 1, 1996, and the results of the RCT Systems have been included in the consolidated financial statements since April 1, 1996. The combined purchase price was allocated based on estimated fair values from an independent appraisal to property, plant and equipment and franchise cost as follows (dollars in thousands):

Cash paid, net of acquired cash.............................  $71,582
Acquisition costs (appraisal, transfer fees, and direct
  costs)....................................................      215
                                                              -------
Total acquisition cost......................................  $71,797
                                                              =======
Allocation:
Current assets..............................................  $   624
Current liabilities.........................................     (969)
Property, plant and equipment...............................   24,033
Franchise cost and other intangible assets..................   48,109
                                                              -------
Total cost allocated........................................  $71,797
                                                              =======

     The following combined pro forma information presents a summary of consolidated results of operations for the Company as if the Mid-Tennessee Systems and the RCT Systems acquisitions had occurred at the beginning of 1996, with pro forma adjustments to show the effect on depreciation and amortization for the acquired assets, management fees on additional revenues and interest expense on additional debt (dollars in thousands):

                                                              YEAR ENDED
                                                               12/31/96
                                                              -----------
                                                              (UNAUDITED)
Total revenues..............................................   $ 74,346
Net loss....................................................    (22,558)

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the Mid-Tennessee Systems and the RCT Systems actually been acquired on January 1, 1996.

4.  SALE OF ASSETS

     On February 4, 1998, the Company sold all of its operating assets in the state of Michigan (the "Michigan Sale") to another cable operator for cash. In addition, on December 31, 1998, the Company traded

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

certain cable systems in Tennessee (the "Tennessee Trade") for similar-sized cable systems (Note 3). Both sales resulted in a gain recognized by the Company as follows (dollars in thousands):

                                                   MICHIGAN    TENNESSEE
                                                     SALE        TRADE       TOTAL
                                                   --------    ---------    -------
Fair value of assets relinquished................  $    --      $46,668     $46,668
Original cash proceeds...........................   16,931           --      16,931
Adjustments for value of assets and liabilities
  assumed........................................      120          (17)        103
                                                   -------      -------     -------
Net proceeds.....................................   17,051       46,651      63,702
Net book value of assets sold....................   11,061        9,778      20,839
                                                   -------      -------     -------
Net gain from sale...............................  $ 5,990      $36,873     $42,863
                                                   =======      =======     =======

     The Michigan Sale proceeds amount includes $500,000 that is currently being held in escrow. This amount and the fair value of assets relinquished, related to the Tennessee Trade, were both treated as noncash transactions on the Consolidated Statement of Cash Flows.

     The cash proceeds from the Michigan Sale were used by the Company to reduce its revolving and term loans with a financial institution.

5.  INCOME TAXES

     Although the Partnership is not a taxable entity, two corporations (the "subsidiaries") are included in the consolidated financial statements. These subsidiaries are required to pay taxes on their taxable income, if any.

     The following represents a reconciliation of pre-tax losses as reported in accordance with generally accepted accounting principles and the losses attributable to the partners and included in their individual income tax returns:

                                               YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                12/31/98        12/31/97        12/31/96
                                              ------------    ------------    ------------
Pre-tax income (loss) as reported...........  $ 20,241,286    $(31,378,648)   $(25,277,061)
(Increase) decrease due to:
  Separately taxed book results of corporate
     subsidiaries...........................     9,397,000      15,512,000       9,716,000
  Effect of different depreciation and
     amortization methods for tax and book
     purposes...............................    (1,360,000)     (2,973,000)     (3,833,000)
Additional tax gain from the sale of
  Michigan(Note 4)..........................     2,068,000              --              --
Book gain from trade sale of Tennessee
  assets(Note 4)............................   (36,873,000)             --              --
Additional tax loss from dissolution of FNI
  stock.....................................    (7,235,000)             --              --
Other.......................................        81,714         (45,052)        (22,539)
                                              ------------    ------------    ------------
Tax loss attributed to the partners.........  $(13,680,000)   $(18,884,700)   $(19,416,600)
                                              ============    ============    ============

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     As a result of a change in control in 1995, the book value of the Company's net assets was increased to reflect their fair market value. In connection with this revaluation, a deferred income tax liability in the amount of $22,801,000 was established to provide for future taxes payable on the revised valuation of the net assets. A deferred tax benefit of $4,196,000, $5,335,000 and $3,654,000 was recognized for the years ended December 31, 1998, 1997 and 1996, respectively, reducing the liability to $7,942,000.

     Deferred tax assets (liabilities) were comprised of the following at December 31, 1998 and 1997:

                                               12/31/98        12/31/97
                                             ------------    ------------
Deferred tax assets resulting from loss
  carryforwards............................  $ 11,458,000    $  9,499,000
Deferred tax liabilities resulting from
  depreciation and amortization............   (19,400,000)    (21,637,000)
                                             ------------    ------------
Net deferred tax liability.................  $ (7,942,000)   $(12,138,000)
                                             ============    ============

     As of December 31, 1998 and 1997, the subsidiaries have net operating loss carryforwards ("NOLs") for income tax purposes of $30,317,000 and $25,264,000, respectively, substantially all of which are limited. The NOLs will expire at various times between the years 2000 and 2013.

     In 1998, one of the corporate entities was dissolved. The existing NOL's were used to offset taxable income down to $87,751, resulting in a current tax for 1998 of $18,075.

     Under the Internal Revenue Code of 1986, as amended (the "Code"), the subsidiaries generally would be entitled to reduce their future federal income tax liabilities by carrying the unused NOLs forward for a period of 15 years to offset their future income taxes. The subsidiaries' ability to utilize any NOLs in future years may be restricted, however, in the event the subsidiaries undergo an "ownership change" as defined in Section 382 of the Code. In the event of an ownership change, the amount of NOLs attributable to the period prior to the ownership change that may be used to offset taxable income in any year thereafter generally may not exceed the fair market value of the subsidiary immediately before the ownership change (subject to certain adjustments) multiplied by the applicable long-term, tax exempt rate published by the Internal Revenue Service for the date of the ownership change. Two of the subsidiaries underwent an ownership change on September 1, 1995 pursuant to
Section 382 of the Code. As such, the NOLs of the subsidiaries are subject to limitation from that date forward. It is the opinion of management that the NOLs will be released from this limitation prior to their expiration dates and, as such, have not been limited in their calculation of deferred taxes.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     The provision for income tax expense (benefit) differs from the amount which would be computed by applying the statutory federal income tax rate of 35% to pre-tax income before extraordinary loss as a result of the following:

                                                                YEARS ENDED
                                                 -----------------------------------------
                                                   12/31/98       12/31/97      12/31/96
                                                 ------------   ------------   -----------
Tax expense (benefit) computed at statutory
  rate.........................................  $  7,084,450   $(10,982,527)  $(8,846,971)
  Increase (decrease) due to:
  Tax benefit (expense) for non-corporate
     loss......................................   (10,373,252)     5,900,546     5,446,721
  Permanent differences between financial
     statement income and taxable income.......       (36,200)        84,500        48,270
  State income tax.............................      (247,000)      (377,500)     (252,590)
  Tax benefit from dissolved corporation.......      (148,925)            --            --
  Other........................................      (456,998)        39,981       (41,149)
                                                 ------------   ------------   -----------
  Income Tax Benefit...........................  $ (4,177,925)  $ (5,335,000)  $(3,645,719)
                                                 ============   ============   ===========

6.  NOTES PAYABLE

     Debt consisted of the following:

                                             DECEMBER 31,    DECEMBER 31,
                                                 1998            1997
                                             ------------    ------------
Senior Subordinated Notes..................  $125,000,000    $125,000,000
Tranche A Term Loan........................    21,575,000      25,000,000
Tranche B Term Loan........................    40,000,000      40,000,000
Reducing Revolving Loan....................    35,000,000      36,500,000
Senior Subordinated Debt...................     3,000,000       3,000,000
                                             ------------    ------------
                                             $224,575,000    $229,500,000
                                             ============    ============

     The Notes and loans are collateralized by substantially all of the assets of the Company.

     On January 26, 1996, the Company and its wholly-owned subsidiary, RACC (the "Issuers"), co-issued $125,000,000 of 11 1/8% Senior Subordinated Notes (the "Notes") to institutional investors. These notes were subsequently exchanged on June 18, 1996 for publicly registered notes with identical terms. Interest on the Notes is payable semi-annually on January 15 and July 15 of each year. The Notes, which mature on January 15, 2006, can be redeemed in whole or in part, at the Issuers' option, at any time on or after January 15, 2001, at redeemable prices contained in the Notes plus accrued interest. In addition, at any time on or prior to January 15, 1999, the Issuers, at their option, may redeem up to 25% of the principle amount of the Notes issued to institutional investors of not less than $25,000,000. At December 31, 1998 and 1997, all of the Notes were outstanding (see also Note 10).

     The Company has a $25,000,000 Tranche A term loan with a financial institution. This loan requires quarterly payments of $1,875,000 plus interest commencing on March 31, 2000. Any unpaid balance is due

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

March 31, 2003. The agreement requires that what it defines as excess proceeds from the sale of a cable system be used to retire Tranche A term debt. As a result of the Michigan sale (Note 4), there was $3,425,000 of excess proceeds used to pay principal in 1998. The interest rate on the Tranche A term loan is either the bank's prime rate plus .25% to 1.75% or LIBOR plus 1.5% to 2.75%.

     The specific rate is dependent upon the senior funded debt ratio which is recalculated quarterly. The weighted average effective interest rate at December 31, 1998 and 1997 was 7.59% and 8.24%, respectively.

     In addition, the Company has a $40,000,000 Tranche B term loan, which requires principal payments of $2,000,000 on March 31, 2002, $18,000,000 on March 31, 2003, and $20,000,000 on March 31, 2004. The Tranche B term loan bears an interest rate of 9.75% and is payable quarterly.

     The Company also has a reducing revolving loan providing for borrowing up to $20,000,000 at the Company's discretion, subject to certain restrictions, and an additional $60,000,000 available to finance acquisitions subject to certain restrictions. On March 4, 1998, the reducing revolving loan agreement was amended to revise the scheduled reduction in revolving commitments. The additional financing amounts available at December 31, 1998 and 1997 were $45,000,000 and $52,500,000, respectively. At December 31, 1998, the full $20,000,000 available had been borrowed, and $15,000,000 had been drawn against the $45,000,000 commitment. At December 31, 1997, the full $20,000,000 available had been borrowed, and $16,500,000 had been drawn against the $52,500,000 commitment. The amount available for borrowing will decrease annually during its term with changes over the four years following December 31, 1998 as follows:
1999 -- $2,500,000 reduction per quarter, and 2000 through 2002 -- $3,625,000 per quarter. Any unpaid balance is due on March 31, 2003. The revolving loan bears an interest rate of either the bank's prime rate plus .25% to 1.75% or LIBOR plus 1.5% to 2.75%. The specific rate is dependent upon the senior funded debt ratio which is recalculated quarterly. The weighted average effective interest rates at December 31, 1998 and 1997 was 8.08% and 8.29%, respectively. The reducing revolving loan includes a commitment fee of 1/2% per annum on the unborrowed balance.

     Certain mandatory prepayments may also be required, commencing in fiscal 1997, on the Tranche A term loan, the Tranche B term loan, and the reducing revolving credit based on the Company's cash flow calculations, proceeds from the sale of a cable system or equity contributions. Based on the 1998 calculation and the Michigan sale, $3,425,000 of prepayments were required. Optional prepayments are allowed, subject to certain restrictions. The related loan agreement contains covenants limiting additional indebtedness, dispositions of assets, investments in securities, distribution to partners, management fees and capital expenditures. In addition, the Company must maintain certain financial levels and ratios. At December 31, 1998, the Company was in compliance with these covenants.

     The Company also has $3,000,000 of senior subordinated debt payable to a Rifkin Partner. The debt has a scheduled maturity, interest rate and interest payment schedule identical to that of the Notes, as discussed above.

     Based on the outstanding debt as of December 31, 1998, the minimum aggregate maturities for the five years following 1998 are none in 1999, $7,500,000 in 2000, $16,500,000 in 2001, $23,075,000 in 2002 and $29,500,000 in
2003.

7.  RELATED PARTY TRANSACTIONS

     The Company entered into a management agreement with Rifkin & Associates, Inc. (Rifkin). The management agreement provides that Rifkin will act as manager of the Company's CATV systems and be entitled to annual compensation of 3.5% of the Company's revenue. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction included the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

(RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed in total on the Consolidated Statement of Operations.

     The Company is associated with a company to purchase certain cable television programming at a discount. Rifkin acted as the agent and held the deposit funds required for the Company to participate.

     Effective September 1, 1998, Rifkin conveyed this contract and deposit amount to RML. The deposit amount recorded at December 31, 1998 and 1997 was $2,139,274 and $1,225,274, respectively. The Company subsequently received $1,225,274 of the December 31, 1998 balance.

     The Company paid approximately $550,000 to a law firm in connection with the public offering in 1996. A partner of this law firm is a relative of one of the Company's partners.

8.  COMMITMENTS AND RENTAL EXPENSE

     The Company leases certain real and personal property under noncancelable operating leases expiring through the year 2007. Future minimum lease payments under such noncancelable leases as of December 31, 1998 are: $316,091 in 1999; $249,179 in 2000; $225,768 in 2001; $222,669 in 2002; and $139,910 in 2003; and
$344,153 thereafter, totaling $1,497,770.

     Total rental expense and the amount included therein which pertains to cancelable pole rental agreements were as follows for the periods indicated:

                                                   TOTAL       CANCELABLE
                                                   RENTAL      POLE RENTAL
PERIOD                                            EXPENSE        EXPENSE
------                                           ----------    -----------
Year Ended December 31, 1998...................  $1,592,080    $1,109,544
Year Ended December 31, 1997...................  $1,577,743    $1,061,722
Year Ended December 31, 1996...................  $1,294,084    $  874,778

9.  COMPENSATION PLANS AND RETIREMENT PLANS

EQUITY INCENTIVE PLAN

     In 1996, the Company implemented an Equity Incentive Plan (the "Plan") in which certain Rifkin & Associates' executive officers and key employees, and certain key employees of the Company are eligible to participate. Plan participants in the aggregate, have the right to receive (i) cash payments of up to 2.0% of the aggregate value of all partnership interests of the Company (the "Maximum Incentive Percentage"), based upon the achievement of certain annual Operating Cash Flow (as defined in the Plan) targets for the Company for each of the calendar years 1996 through 2000, and (ii) an additional cash payment equal to up to 0.5% of the aggregate value of all partnership interests of the Company (the "Additional Incentive Percentage"), based upon the achievement of certain cumulative Operating Cash Flow targets for the Company for the five-year period ended December 31, 2000. Subject to the achievement of such annual targets and the satisfaction of certain other criteria based on the Company's operating performance, up to 20% of the Maximum Incentive Percentage will vest in each such year; provided, that in certain events vesting may accelerate. Payments under the Plan are subject to certain restrictive covenants contained in the Notes.

     No amounts are payable under the Plan except upon (i) the sale of substantially all of the assets or partnership interests of the Company or (ii) termination of a Plan participant's employment with Rifkin & Associates or the Company, as applicable, due to (a) the decision of the Advisory Committee to terminate such participant's employment due to disability, (b) the retirement of such participant with the Advisory Committee's approval or (c) the death of such Participant. The value of amounts payable pursuant to

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

clause (i) above will be based upon the aggregate net proceeds received by the holders of all of the partnership interests in the Company, as determined by the Advisory Committee, and the amounts payable pursuant to clause (ii) above will be based upon the Enterprise Value determined at the time of such payment. For purposes of the Plan, Enterprise Value generally is defined as Operating Cash Flow for the immediately preceding calendar year times a specified multiple and adjusted based on the Company's working capital.

     The amount expensed for the years ended December 31, 1998, 1997 and 1996 relating to this plan were $1,119,996, $859,992 and $660,000, respectively.

RETIREMENT BENEFITS

     The Company has a 401(k) plan for employees that have been employed by the Company for at least one year. Employees of the Company can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Company matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Company contributions and earnings vest 20% per year of employment with the Company, becoming fully vested after five years. The Company's matching contributions for the years ended December 31, 1998, 1997 and 1996 were $50,335, $72,707 and $42,636, respectively.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has a number of financial instruments, none of which are held for trading purposes. The following method and assumptions were used by the Company to estimate the fair values of financial instruments as disclosed herein:

     Cash and Cash Equivalents, Customer Accounts Receivable, Other Receivables, Accounts Payable and Accrued Liabilities and Customer Deposits and Prepayments:
The carrying value amount approximates fair value because of the short period to maturity.

     Debt: The fair value of bank debt is estimated based on interest rates for the same or similar debt offered to the Company having the same or similar remaining maturities and collateral requirements. The fair value of public Senior Subordinated Notes is based on the market quoted trading value. The fair value of the Company's debt is estimated at $236,137,500 and is carried on the balance sheet at $224,575,000.

11.  CABLE REREGULATION

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the Cable Act) and has amended it at various times since.

     The total effects of the present law are, at this time, still unknown. However, one provision of the present law further redefines a small cable system, and exempts these systems from rate regulation on the upper tiers of cable service. The Partnership is awaiting an FCC rulemaking implementing the present law to determine whether its systems qualify as small cable systems.

12.  SUMMARIZED FINANCIAL INFORMATION

     CEM, CEI and CEC (collective, the "Guarantors") are all wholly-owned subsidiaries of the Company and, together with RACC, constitute all of the Partnership's direct and indirect subsidiaries. As discussed in Note 1, RTL and FNI were dissolved on January 1, 1998 and the assets were transferred to the Company, however, prior thereto, RTL and FNI, as wholly-owned subsidiaries of the Company, were Guarantors. Each of the Guarantors provides a full, unconditional, joint and several guaranty of the obligations under the Notes

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

discussed in Note 6. Separate financial statements of the Guarantors are not presented because management has determined that they would not be material to investors.

     The following tables present summarized financial information of the Guarantors on a combined basis as of December 31, 1998 and 1997 and for the years ended December 31, 1998, and 1997 and 1996.

                                        12/31/98        12/31/97
           BALANCE SHEET              ------------    ------------
Cash................................  $    373,543    $    780,368
Accounts and other receivables,
  net...............................     3,125,830       3,012,571
Prepaid expenses....................       791,492         970,154
Property, plant and equipment net...    48,614,536      66,509,120
Franchise costs and other intangible
  assets, net.......................    56,965,148     103,293,631
Accounts payable and accrued
  liabilities.......................    22,843,354      18,040,588
Other liabilities...................       980,536       1,122,404
Deferred taxes payable..............     7,942,000      12,138,000
Notes payable.......................   140,050,373     167,200,500
Equity (deficit)....................   (61,945,714)    (23,935,648)

                                       YEAR ENDED      YEAR ENDED      YEAR ENDED
                                        12/31/98        12/31/97        12/31/96
      STATEMENTS OF OPERATIONS        ------------    ------------    ------------
Total revenue.......................  $ 29,845,826    $ 47,523,592    $ 42,845,044
          Total costs and
             expenses...............   (31,190,388)    (53,049,962)    (43,578,178)
Interest expense....................   (14,398,939)    (17,868,497)    (16,238,221)
Income tax benefit..................     4,177,925       5,335,000       3,645,719
                                      ------------    ------------    ------------
Net loss............................  $(11,565,576)   $(18,059,867)   $(13,325,636)
                                      ============    ============    ============

13.  QUARTERLY INFORMATION (UNAUDITED)

     The following interim financial information of the Company presents the 1998 and 1997 consolidated results of operations on a quarterly basis (in thousands):

                                                  QUARTERS ENDED 1998
                                    ------------------------------------------------
                                    MARCH 31(A)    JUNE 30    SEPT. 30    DEC. 31(B)
                                    -----------    -------    --------    ----------
Revenue...........................    $22,006      $22,296    $22,335      $23,284
Operating income (loss)...........        295          511     (1,522)       1,756
Net income (loss).................      1,437       (4,458)    (5,907)      33,347

-------------------------

     (a) First quarter includes a $5,900 gain from the sale of Michigan assets (Note 4).

     (b) Fourth quarter includes a $36,873 gain from the trade sale of certain Tennessee assets (Note 4).

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                                                    QUARTERS ENDED 1997
                                         ------------------------------------------
                                         MARCH 31    JUNE 30    SEPT. 30    DEC. 31
                                         --------    -------    --------    -------
Revenue................................  $19,337     $21,331    $21,458     $22,199
Operating loss.........................   (1,220)     (2,818)    (2,777)       (798)
Net loss...............................   (5,998)     (6,890)    (8,127)     (5,029)

14.  LITIGATION

     The Company could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Company will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Company's financial position or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Indiana Cable Associates, Ltd.

     In our opinion, the accompanying balance sheet and the related statements of operations, of equity and of cash flows present fairly, in all material respects, the financial position of Rifkin Cable Income Partners L.P. (the "Partnership") at September 13, 1999, and the results of its operations and its cash flows for the period January 1, 1999 to September 13, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     On September 13, 1999, all of the Partnership's interest were sold to Charter Communications, LLC. These financial statements represent the Partnership just prior to that transaction and do not reflect any adjustments related thereto.

/S/ PRICEWATERHOUSECOOPERS LLP

DENVER, COLORADO
  FEBRUARY 15, 2000

                         INDIANA CABLE ASSOCIATES, LTD.

                                 BALANCE SHEET

                                                                SEPTEMBER 13,
                                                                    1999
                                                              -----------------
ASSETS
Cash........................................................     $   166,550
Customer accounts receivable, less allowance for doubtful
  accounts of $6,523........................................         211,069
Accounts receivable, interpartnership.......................      13,814,907
Other receivables...........................................         436,723
Prepaid expenses and deposits...............................          50,196
Property, plant and equipment, at cost:
  Transmission and distribution systems and related
     equipment..............................................      10,025,106
  Buildings and leasehold improvements......................          55,480
  Vehicles, office furniture and fixtures...................         493,607
  Spare parts and construction inventory....................         101,334
                                                                 -----------
                                                                  10,675,527
Less accumulated depreciation...............................        (838,673)
                                                                 -----------
     Property, plant and equipment, net.....................       9,836,854
Franchise costs, net of accumulated amortization of
  $2,910,123................................................      18,944,392
                                                                 -----------
       Total assets.........................................     $43,460,691
                                                                 ===========
LIABILITIES AND EQUITY
Liabilities:
  Accrued liabilities.......................................     $   263,342
  Customer deposits and prepayments.........................         314,413
  Accounts payable, related party...........................          20,514
  Interpartnership debt.....................................      24,003,000
                                                                 -----------
       Total liabilities....................................      24,601,269
Commitments and contingencies (Notes 4 and 8)
Divisional equity...........................................      18,859,422
                                                                 -----------
       Total equity.........................................      18,859,422
                                                                 -----------
          Total liabilities and equity......................     $43,460,691
                                                                 ===========

The accompanying notes are an integral part of these financial statements.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENT OF OPERATIONS

                                                              JANUARY 1, 1999 TO
                                                              SEPTEMBER 13, 1999
                                                              -------------------
REVENUE
Service.....................................................      $ 5,267,890
Installation and other......................................          765,902
                                                                  -----------
  Total revenue.............................................        6,033,792
COSTS AND EXPENSES
Operating expense...........................................          631,956
Programming expense.........................................        1,268,904
Selling, general and administrative expense.................        1,143,407
Depreciation................................................        1,009,515
Amortization................................................        2,910,123
Management fees.............................................          301,890
Loss on disposal of assets..................................        2,481,838
                                                                  -----------
  Total costs and expenses..................................        9,747,633
                                                                  -----------
Operating loss..............................................       (3,713,841)
Interest expense............................................          621,956
                                                                  -----------
  Net loss..................................................      $(4,335,797)
                                                                  ===========

The accompanying notes are an integral part of these financial statements.

                         INDIANA CABLE ASSOCIATES, LTD.

                              STATEMENT OF EQUITY

                                                                 JANUARY 1, 1999 TO
                                                                 SEPTEMBER 13, 1999
                                                              -------------------------
                                                              DIVISIONAL
                                                                EQUITY         TOTAL
                                                              -----------   -----------
Equity contribution.........................................  $23,195,219   $23,195,219
  Net loss..................................................   (4,335,797)   (4,335,797)
                                                              -----------   -----------
Equity, September 13, 1999..................................  $18,859,422   $18,859,422
                                                              ===========   ===========

The accompanying notes are an integral part of these financial statements.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENT OF CASH FLOWS

                                                                JANUARY 1, 1999 TO
                                                                SEPTEMBER 13, 1999
                                                                ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................       $ (4,335,797)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization.............................          3,919,638
  Loss on disposal of assets................................          2,481,838
  Increase in customer accounts receivable..................           (125,274)
  Increase in accounts receivable, interpartnership.........        (13,814,907)
  Increase in other receivables.............................           (141,700)
  Decrease in prepaid expenses and deposits.................            102,379
  Increase in accrued liabilities...........................           (634,431)
  Increase in customer deposits and prepayments.............            266,955
  Increase in accounts payable, related party...............             20,514
                                                                   ------------
     Net cash used in operating activities..................        (12,260,785)
                                                                   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Initial cash acquisition cost, net of cash acquired.........        (23,086,600)
Purchases of property, plant and equipment..................         (2,054,791)
Proceeds from sale of assets................................              2,734
Additions to franchise costs................................            (25,597)
                                                                   ------------
     Net cash used in investing activities..................        (25,164,254)
                                                                   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions.......................................         23,195,219
Proceeds from interpartnership debt.........................         14,807,682
Payments on interpartnership debt...........................           (411,312)
                                                                   ------------
     Net cash provided by financing activities..............         37,591,589
                                                                   ------------
Increase in cash............................................            166,550
Cash, beginning of period...................................                 --
                                                                   ------------
Cash, end of period.........................................       $    166,550
                                                                   ============
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...............................................       $    621,956
                                                                   ============

The accompanying notes are an integral part of these financial statements.

                         INDIANA CABLE ASSOCIATES, LTD.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Indiana Cable Associates, Ltd. (the "Partnership"), a Colorado limited partnership, was originally organized in March 1987 for the purpose of acquiring and operating cable television systems and related operations in Indiana and Illinois.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP AND BASIS OF PRESENTATION

     Effective December 31, 1998, Interlink Communications Partners, LLLP ("ICP") acquired all of the Partnership's limited partner interest, and agreed to purchase all of the general Partners' interest for $23.1 million. This transaction was accounted for as a purchase; as such, assets and liabilities were written up to their fair value, resulting in an increase to property, plant and equipment and franchise costs of $7.0 million and $16.8 million, respectively.

     Effective April 1, 1999, ICP completed the purchase of the remaining general partner interest in the Partnership and the Partnership was merged into ICP and ceased to exist as a separate legal entity. The Partnership's financial statements subsequent to that date represent a divisional carve-out from ICP.

     These financial statements include all the direct costs of operating its business; however, certain assets, liabilities and costs not specifically related to the Partnership's activities were allocated and reflected in the financial position as of September 13, 1999, and the results of its operations and its cash flows for the period January 1, 1999 to September 13, 1999. Allocations from ICP include amounts for debt, interest expense and management expense. Both debt and interest expense were allocated pro rata based on the Partnership's percentage of subscribers to total ICP subscribers. Management expense was allocated in accordance with the management agreement (Note 2). In addition, receivables and payables to ICP are presented in the accompanying financial statements net as amounts due to/from interpartnership. Management believes these allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect what the financial position and results of operations of the Partnership would have been as a stand-alone entity.

ACQUISITION BY CHARTER COMMUNICATIONS HOLDINGS, LLC

     On February 12, 1999, ICP signed a letter of intent to sell all of ICP's partnership interest to Charter Communications Holdings, LLC ("Charter"). On April 26, 1999, ICP signed a definitive Purchase and Sales Agreement with Charter for the sale of the individual partner's interest. The sales transaction closed on September 13, 1999. These financial statements represent the Partnership just prior to the transaction and do not reflect any related adjustments.

PROPERTY, PLANT AND EQUIPMENT

     Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed, include amounts for material, labor, overhead and capitalized interest, if applicable. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

     Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Transmission and distribution systems and related
  equipment.................................................    1-15 years
Buildings and leasehold improvements........................    5-27 years
Vehicles, office furniture and fixtures.....................     2-5 years

                         INDIANA CABLE ASSOCIATES, LTD.

FRANCHISE COSTS

     Franchise costs are amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from 2 to 10 years. The carrying value is assessed for recoverability by management based on an analysis of undiscounted expected future cash flows. The Partnership's management believes that there has been no impairment thereof as of September 13, 1999.

INCOME TAXES

     No provision for federal or state income taxes is necessary in the financial statements of the Partnership, because as a partnership, it is not subject to federal or state income tax as the tax effect of its activities accrues to the partners.

REVENUE RECOGNITION

     Customer fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the customer.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion expenses are charged to income during the year in which they are incurred and were not significant for the period shown.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  MANAGEMENT AGREEMENT

     The Partnership has a management agreement with R & A Management, LLC ("RML"). The management agreement provides that RML shall manage the Partnership and shall receive annual compensation equal to 5% of gross revenues and an additional 5% if a defined cash flow level is met. The result of this transaction included the conveyance of the Rifkin management agreement (the "Rifkin Agreement") to RML (the "RML Agreement"). Expenses incurred pursuant to this agreement are disclosed in the Consolidated Statement of Operations.

3.  DEBT

     The Partnership has interpartnership debt with ICP. Borrowings, including both principal and interest, at September 13, 1999 were $24,003,000 and had an effective interest rate of 8.68%.

     ICP has a term loan and revolving loan agreement with a bank. The amount of the term loan is $150,000,000, and requires varying quarterly payments plus interest commencing September 30, 2001 and continuing through March 31, 2007. On February 1, 1999, the term loan agreement was amended to increase the loan amount to $250,000,000. On July 16, 1999, the term loan agreement was amended again to increase the loan amount to $290,000,000. The interest rate on the term loan is generally the bank's prime rate plus 0% to 1.50%. The weighted average effective rate at September 13, 1999 was 8.74%.

     The revolving loan agreement provided for borrowing up to $100,000,000 at the Company's discretion. At September 13, 1999, $91,000,000 had been drawn against the $100,000,000 commitment. The revolving credit

                         INDIANA CABLE ASSOCIATES, LTD.

agreement expires on March 31, 2007. The revolver bears an interest rate at the bank's prime rate plus 0% to 1.50% or LIBOR plus 1.25% to 2.75%. The specific rate is dependent upon the leverage ratio of ICP, which is recalculated quarterly. The weighted average effective interest rate at September 13, 1999 was 8.5%.

     The term loan and revolving loan agreement are collateralized by substantially all assets of ICP and its consolidated entities, including the Partnership.

4.  LEASE COMMITMENTS

     The Partnership leases certain real and personal property under noncancelable operating leases. Future minimum lease payments under these arrangements at September 13, 1999, were as follows:

1999........................................................  $ 77,802
2000........................................................    57,386
2001........................................................    45,749
2002........................................................    43,500
2003........................................................    43,500
Thereafter..................................................    40,875
                                                              --------
                                                              $308,812
                                                              ========

     Total rent expense for the period January 1, 1999 to September 13, 1999 was $77,802, including $43,253 relating to cancelable pole rental agreements.

5.  RETIREMENT BENEFITS

     The Partnership has a 401(k) plan for its employees that have been employed by the Partnership for at least one year. Employees of the Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1999 contribution of $10,000 (as set by the Internal Revenue Service). The Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Partnership contributions and earnings vest 20% per year of employment with the Partnership, becoming fully vested after five years. The Partnership's matching contributions for the period January 1, 1999 to September 13, 1999 were $10,524.

6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Partnership has a number of financial instruments, none of which are held for trading purposes. The following method and assumptions were used by the Partnership to estimate the fair values of financial instruments as disclosed herein:

     Cash, customer accounts receivable, other receivables, accounts payable and accrued liabilities and customer deposits and prepayments: The carrying value amount approximates fair value because of the short period to maturity.

     The interest rate on debt is adjusted at least quarterly; therefore, the carrying value of debt approximates its fair value.

7.  RELATED PARTY TRANSACTIONS

     Certain Partnership expenses were paid by Charter and are reflected as Payables to affiliates in the accompanying financial statements.

                         INDIANA CABLE ASSOCIATES, LTD.

8.  LITIGATION

     The Partnership could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Partnership's financial position or results of operations.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Indiana Cable Associates, Ltd.

We have audited the accompanying balance sheet of Indiana Cable Associates, Ltd. as of December 31, 1997 and 1998, and the related statements of operations, partners' deficit and cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indiana Cable Associates, Ltd. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1996, 1997 and 1998 in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Denver, Colorado
February 19, 1999

                         INDIANA CABLE ASSOCIATES, LTD.

                                 BALANCE SHEET
                           DECEMBER 31, 1997 AND 1998

                                                                 1997           1998
                                                              -----------    -----------
ASSETS (PLEDGED)
Cash and cash equivalents...................................  $    82,684    $   108,619
Customer accounts receivable, less allowance for doubtful
  accounts of $18,311 in 1997 and $24,729 in 1998...........       87,154         85,795
Other receivables...........................................      257,236        295,023
Prepaid expenses and deposits...............................      172,614        152,575
Property, plant and equipment, at cost:
  Buildings.................................................       78,740         91,682
  Transmission and distribution systems and related
     equipment..............................................   10,174,650     11,336,892
  Office furniture and equipment............................      144,137        161,327
  Spare parts and construction inventory....................      435,554        742,022
                                                              -----------    -----------
                                                               10,833,081     12,331,923
  Less accumulated depreciation.............................    7,624,570      8,008,158
                                                              -----------    -----------
     Net property, plant and equipment......................    3,208,511      4,323,765
Other assets, at cost less accumulated amortization (Note
  3)........................................................    5,817,422      5,083,029
                                                              -----------    -----------
          Total assets......................................  $ 9,625,621    $10,048,806
                                                              ===========    ===========
LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable and accrued liabilities..................  $   718,716    $   897,773
  Customer prepayments......................................       50,693         47,458
  Interest payable..........................................       32,475             --
  Long-term debt (Note 4)...................................   10,650,000             --
  Interpartnership debt (Note 4)............................           --      9,606,630
                                                              -----------    -----------
          Total liabilities.................................   11,451,884     10,551,861
Commitments (Notes 5 and 6)
Partners' deficit:
  General partner...........................................      (66,418)       (20,106)
  Limited partner...........................................   (1,759,845)      (482,949)
                                                              -----------    -----------
Total partners' deficit.....................................   (1,826,263)      (503,055)
                                                              -----------    -----------
          Total liabilities and partners' deficit...........  $ 9,625,621    $10,048,806
                                                              ===========    ===========

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENT OF OPERATIONS

                                                                    YEARS ENDED
                                                        ------------------------------------
                                                         12/31/96     12/31/97     12/31/98
                                                        ----------   ----------   ----------
REVENUE:
Service...............................................  $6,272,049   $6,827,504   $7,165,843
Installation and other................................     538,158      622,699      773,283
                                                        ----------   ----------   ----------
          Total revenue...............................   6,810,207    7,450,203    7,939,126
COSTS AND EXPENSES:
Operating expense.....................................     989,456    1,142,932      974,617
Programming expense...................................   1,474,067    1,485,943    1,727,089
Selling, general and administrative expense...........   1,112,441    1,142,247    1,128,957
Depreciation..........................................     889,854      602,554      537,884
Amortization..........................................     718,334      718,335      707,539
Management fees.......................................     340,510      372,510      396,956
Loss on disposal of assets............................       6,266          639       74,714
                                                        ----------   ----------   ----------
          Total costs and expenses....................   5,530,928    5,465,160    5,547,756
                                                        ----------   ----------   ----------
Operating income......................................   1,279,279    1,985,043    2,391,370
Interest expense......................................   1,361,415    1,292,469      970,160
                                                        ----------   ----------   ----------
Net income (loss) before extraordinary item...........     (82,136)     692,574    1,421,210
Extraordinary item--loss on early retirement of debt
  (Note 3 and 4)......................................          --           --       98,002
                                                        ----------   ----------   ----------
Net income (loss).....................................  $  (82,136)  $  692,574   $1,323,208
                                                        ==========   ==========   ==========

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                         STATEMENT OF PARTNERS' DEFICIT

                                                    GENERAL       LIMITED
                                                    PARTNERS     PARTNERS         TOTAL
                                                    --------    -----------    -----------
Partners' deficit at December 31, 1995............  $(87,783)   $(2,348,918)   $(2,436,701)
  Net loss for the year ended December 31, 1996...    (2,875)       (79,261)       (82,136)
                                                    --------    -----------    -----------
Partners' deficit at December 31, 1996............   (90,658)    (2,428,179)    (2,518,837)
  Net income for the year ended December 31,
     1997.........................................    24,240        668,334        692,574
                                                    --------    -----------    -----------
Partners' deficit at December 31, 1997............   (66,418)    (1,759,845)    (1,826,263)
  Net income for the year ended December 31,
     1998.........................................    46,312      1,276,896      1,323,208
                                                    --------    -----------    -----------
Partners' deficit at December 31, 1998............  $(20,106)   $  (482,949)   $  (503,055)
                                                    ========    ===========    ===========

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENT OF CASH FLOWS

                                                                        YEARS ENDED
                                                         ------------------------------------------
                                                          12/31/96       12/31/97        12/31/98
                                                         -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................  $   (82,136)   $   692,574    $  1,323,208
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization.....................    1,608,188      1,320,889       1,245,423
     Amortization of deferred loan costs...............       48,764         72,922          23,149
     Loss on disposal of assets........................        6,266            639          74,714
     Loss on write-off of deferred loan cost associated
       with early retirement of debt...................           --             --          95,832
     Decrease (increase) in customer accounts
       receivable......................................      (13,110)         1,536           1,359
     Increase in other receivables.....................      (80,843)      (108,256)        (37,787)
     Decrease (increase) in prepaid expenses and
       deposits........................................      (53,259)        (5,928)         20,039
     Increase (decrease) in accounts payable and
       accrued liabilities.............................     (190,357)      (147,971)        179,057
     Increase (decrease) in customer prepayments.......       16,355        (13,190)         (3,235)
     Decrease in interest payable......................      (12,314)       (39,471)        (32,475)
                                                         -----------    -----------    ------------
          Net cash provided by operating activities....    1,247,554      1,773,744       2,889,284
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment...........     (675,244)      (592,685)     (1,732,831)
  Proceeds from sale of assets.........................      227,025         23,662           4,979
                                                         -----------    -----------    ------------
          Net cash used in investing activities........     (448,219)      (569,023)     (1,727,852)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.........................    2,000,000      1,450,000      10,636,421
  Proceeds from interpartnership debt..................           --             --       9,606,630
  Deferred loan cost...................................      (70,000)       (29,776)        (92,127)
  Payments of long-term debt...........................   (2,200,000)    (3,100,000)    (21,286,421)
                                                         -----------    -----------    ------------
          Net cash used in financing activities........     (270,000)    (1,679,776)     (1,135,497)
                                                         -----------    -----------    ------------
Net increase (decrease) in cash and cash equivalents...      529,335       (475,055)         25,935
Cash and cash equivalents at beginning of year.........       28,404        557,739          82,684
                                                         -----------    -----------    ------------
Cash and cash equivalents at end of year...............  $   557,739    $    82,684    $    108,619
                                                         ===========    ===========    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid........................................  $ 1,324,965    $ 1,258,078    $    947,606
                                                         ===========    ===========    ============

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                         NOTES TO FINANCIAL STATEMENTS

1.  GENERAL INFORMATION

GENERAL INFORMATION:

     Indiana Cable Associates, Ltd. (the "Partnership"), a Colorado limited partnership, was organized in March 1987 for the purpose of acquiring and operating cable television systems and related operations in Indiana and Illinois.

     For financial reporting purposes, Partnership profits or losses are allocated 3.5% to the general partners and 96.5% to the limited partners. Limited partners are not required to fund any losses in excess of their capital contributions.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP:

     Interlink Communications Partners, LLLP ("ICP") agreed to purchase all of the interests of the Partnership. ICP acquired all of the limited partner interests, effective December 31, 1998, and is currently in the process of obtaining the necessary consents to transfer all of the Partnership's franchises to ICP. Once these are obtained, ICP will then purchase the general partner interest in the Partnership, and the Partnership will, by operation of law, be consolidated into ICP.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY, PLANT AND EQUIPMENT:

     The Partnership records additions to property, plant and equipment at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable.

     For financial reporting purposes, the Partnership uses the straight-line method of depreciation over the estimated useful lives of the assets as follows:

Buildings and improvements..................................  5-30 years
Transmission and distribution systems and related
  equipment.................................................  3-15 years
Office furniture and equipment..............................     5 years

OTHER ASSETS:

     Other assets are carried at cost and are amortized on a straight-line basis over the following lives:

Franchises                              --  the terms of the franchises
                                            (10-19 1/2 years)
Goodwill                                --  the term of the Partnership agreement
                                            (12 3/4 years)
Deferred loan costs                     --  the term of the debt (1-6 years)
Organization costs                      --  5 years

INCOME TAXES:

     No provision for the payment or refund of income taxes has been provided for the Partnership since the partners are responsible for reporting their distributive share of Partnership net income or loss in their personal capacities.

                         INDIANA CABLE ASSOCIATES, LTD.

CASH AND CASH EQUIVALENTS:

     The Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION:

     Customer fees are recorded as revenue in the period the service is provided.

FAIR VALUE OF FINANCIAL INVESTMENTS:

     The carrying values of cash and cash equivalents, customer accounts receivable, accounts payable and interpartnership debt approximate fair value.

USE OF ESTIMATES:

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

IMPACT OF YEAR 2000 (UNAUDITED):

     The Partnership recognizes that certain of its time-sensitive computer programs and product distribution equipment may be affected by conversion to the year 2000. During 1998, management began their evaluation of the information systems, product distribution facilities, and vendor and supplier readiness. To date, considerable progress has been made to complete the evaluation process, to integrate and test compliance installations, and to prepare contingency plans. In addition, third party suppliers are either fully compliant or are expected to be compliant by December 31, 1999. Management expects to have all systems compliant, or have a contingency plan in effect that will result in minimal impact on the operations.

NEW ACCOUNTING PRONOUNCEMENT:

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Partnerships to expense all start-up costs related to organizing a new business. This new standard also includes one-time activities related to opening a new facility, introduction of a new product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnerships' 1999 fiscal year. Organization costs are all fully amortized resulting in SOP 98-5 having no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION:

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 financial statement presentation. Such reclassifications had no effect on the net income or loss as previously stated.

                         INDIANA CABLE ASSOCIATES, LTD.

3.  OTHER ASSETS

     At December 31, 1997 and 1998, other assets consisted of the following:

                                                          1997           1998
                                                       -----------    -----------
Franchises...........................................  $13,144,332    $12,996,580
Goodwill.............................................      378,336        378,336
Deferred loan costs..................................       26,854             --
Organization costs...................................       63,393         63,393
                                                       -----------    -----------
                                                        13,612,915     13,438,309
Less accumulated amortization........................    7,795,493      8,355,280
                                                       -----------    -----------
                                                       $ 5,817,422    $ 5,083,029
                                                       ===========    ===========

     On December 31, 1997, the loan agreement with a financial institution was amended (Note 4). At that time, the original loan's costs, which were fully amortized, and the accumulated amortization were written off. The bank loan amendment required the payment of additional loan costs which will be amortized over the remaining term of the bank loan.

     On August 31, 1998, the loan with a financial institution and the subordinated debt loan with two investor groups were paid in full (Note 4). The related deferred loan costs and associated accumulated amortization were written off and $9,263 was recorded as an extraordinary loss. On December 30, 1998, the new loan agreement with a financial institution was paid in full (Note 4). The related deferred loan costs and associated accumulated amortization were written off and $86,569 was recorded as an extraordinary loss.

4.  DEBT

     The Partnership had a revolving credit agreement with a financial institution which provided for borrowing up to $7,000,000 with a maturity date of December 31, 1997, at which time the balance of the loan was $4,650,000. On December 31, 1997, the credit agreement was amended to reduce the amount available to borrow to $5,200,000 and extend the maturity date to December 31, 1998. The Partnership also had subordinated term notes with two investors totalling $6,000,000 at December 31, 1997. Total outstanding loans at December 31, 1997 were $10,650,000. On August 31, 1998, the revolving credit loan and subordinated term notes had a balance of $3,450,000 and $6,000,000, respectively; at that date, the total balance of $10,650,000 and accrued interest were paid in full. On that same date, the Partnership obtained a new credit agreement with a financial institution. The new credit agreement provided for a senior term note payable in the amount of $7,500,000 and a revolving credit loan which provided for borrowing up to $7,500,000. At December 30, 1998, the term note and revolving credit had a balance of $7,500,000 and $1,950,000, respectively; at that date, the total balance of $9,450,000 and accrued interest were paid in full. The Partnership also incurred a LIBOR break fee of $2,170 in conjunction with the retirement of debt which was recorded as an extraordinary item.

     Also on December 30, 1998, the Partnership obtained a new interpartnership loan agreement with ICP (Note 1). Borrowing under the interpartnership loan, as well as interest and principal payments are due at the discretion of the management of ICP, resulting in no minimum required annual principal payments. The balance of the interpartnership loan at December 31, 1998 was $9,606,630. The effective interest rate at December 31, 1998 was 8.5%.

                         INDIANA CABLE ASSOCIATES, LTD.

5.  MANAGEMENT AGREEMENT

     The Partnership has entered into a management agreement with Rifkin and Associates, Inc., (Rifkin) whose sole stockholder is affiliated with a general partner of the Partnership. The agreement provides that Rifkin shall manage the Partnership and shall receive annual compensation equal to 2 1/2% of gross revenues and an additional 2 1/2% if a defined cash flow level is met. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction was the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed on the Statement of Operations.

6.  LEASE COMMITMENTS

     At December 31, 1998, the Partnership had lease commitments under long-term operating leases as follows:

1999........................................................  $27,408
2000........................................................    6,300
2001........................................................    2,700
2002........................................................    1,500
2003........................................................    1,500
Thereafter..................................................   10,500
                                                              -------
          Total.............................................  $49,908
                                                              =======

     Rent expense, including pole rent, was as follows for the periods indicated:

                                                               TOTAL
                                                               RENTAL
PERIOD                                                        EXPENSE
------                                                        --------
Year Ended December 31, 1996................................  $105,590
Year Ended December 31, 1997................................    98,693
Year Ended December 31, 1998................................   104,155

7.  RETIREMENT BENEFITS

     The Partnership has a 401(k) plan for its employees that have been employed by the Partnership for at least one year. Employees of the Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Partnership contributions and earnings vest 20% per year of employment with the Partnership, becoming fully vested after five years. The Partnership's matching contributions for the years ended December 31, 1996, 1997 and 1998 were $4,723, $8,769 and $8,639, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
R/N South Florida Cable Management Limited Partnership

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of equity and of cash flows present fairly, in all material respects, the financial position of R/N South Florida Cable Management Limited Partnership and its subsidiaries (the "Partnership") at September 13, 1999, and the results of their operations and their cash flows for the period January 1, 1999 to September 13, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

     On September 13, 1999, all of the Partnership's interest were sold to Charter Communications, LLC. These financial statements represent the Partnership just prior to that transaction and do not reflect any adjustments related thereto.

/s/ PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
February 15, 2000

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP
                           CONSOLIDATED BALANCE SHEET

                                                                      AS OF
                                                                SEPTEMBER 13, 1999
                                                                ------------------
ASSETS
Cash........................................................       $    453,963
Customer accounts receivable, less allowance for doubtful
  accounts of $27,131.......................................            933,646
Accounts receivable, related party..........................            394,142
Accounts receivable, interpartnership.......................         30,273,104
Other receivables...........................................            780,723
Prepaid expenses and deposits...............................            195,198
Property, plant and equipment, at cost:
  Transmission and distribution systems and related
     equipment..............................................         24,629,591
  Vehicles, office furniture and equipment..................          1,131,040
  Leasehold improvements....................................              6,759
  Construction in process and spare parts inventory.........          1,519,099
                                                                   ------------
                                                                     27,286,489
Less accumulated depreciation...............................         (1,935,932)
                                                                   ------------
     Property, plant and equipment, net.....................         25,350,557
Franchise costs, less accumulated amortization of
  $17,527,564...............................................         65,160,673
          Total assets......................................       $123,542,006
                                                                   ============
LIABILITIES AND EQUITY
Liabilities:
  Accounts payable and accrued liabilities..................       $  2,074,095
  Customer deposits and prepayments.........................          1,209,481
  Interpartnership debt.....................................         60,960,000
                                                                   ------------
          Total liabilities.................................         64,243,576
Commitments and contingencies (Notes 4 and 7) Divisional
  equity....................................................         59,298,430
                                                                   ------------
          Total equity......................................         59,298,430
                                                                   ------------
          Total liabilities and equity......................       $123,542,006
                                                                   ============

The accompanying notes are an integral part of these consolidated financial statements.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                   FOR THE PERIOD
                                                                   JANUARY 1, 1999
                                                                TO SEPTEMBER 13, 1999
                                                                ---------------------
REVENUE
  Service...................................................        $ 14,790,346
  Installation and other....................................           2,725,293
                                                                    ------------
          Total revenue.....................................          17,515,639
COSTS AND EXPENSES
  Operating expense.........................................           2,958,925
  Programming expense.......................................           3,957,126
  Selling, general and administrative expense...............           4,532,320
  Depreciation..............................................           1,997,656
  Amortization..............................................          17,527,564
  Management fees...........................................             700,626
  Loss on disposal of assets................................             685,800
                                                                    ------------
          Total costs and expenses..........................          32,360,017
                                                                    ------------
  Operating loss............................................         (14,844,378)
  Interest expense..........................................             760,517
                                                                    ------------
     Net loss...............................................        $(15,604,895)
                                                                    ============

The accompanying notes are an integral part of these consolidated financial statements.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP
                        CONSOLIDATED STATEMENT OF EQUITY

                                                                        FOR THE PERIOD
                                                                        JANUARY 1, 1999
                                                                     TO SEPTEMBER 13, 1999
                                                                -------------------------------
                                                                 DIVISIONAL
                                                                   EQUITY             TOTAL
                                                                ------------       ------------
Equity contribution.........................................    $ 74,903,325       $ 74,903,325
  Net loss..................................................     (15,604,895)       (15,604,895)
                                                                ------------       ------------
Divisional equity, September 13, 1999.......................    $ 59,298,430       $ 59,298,430
                                                                ============       ============

The accompanying notes are an integral part of these consolidated financial statements.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                   FOR THE PERIOD
                                                                   JANUARY 1, 1999
                                                                TO SEPTEMBER 13, 1999
                                                                ---------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................        $(15,604,895)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................          19,525,221
     Loss on disposal of assets.............................             685,800
     Increase in customer accounts receivable...............            (478,307)
     Increase in accounts receivable, related party.........            (394,142)
     Increase in accounts receivable, intercompany..........         (30,273,104)
     Decrease in other receivables..........................             910,870
     Decrease in prepaid expenses and deposits..............             197,824
     Decrease in accounts payable and accrued liabilities...            (282,445)
     Increase in customer prepayments and deposits..........             519,116
                                                                    ------------
       Net cash used in operating activities................         (25,194,062)
                                                                    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Initial cash acquisition cost, net of cash acquired.......         (74,224,586)
  Purchases of property, plant and equipment................          (4,487,237)
  Additions to franchise costs..............................            (383,932)
  Proceeds from the sale of assets..........................             102,891
                                                                    ------------
       Net cash used in investing activities................         (78,992,864)
                                                                    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Capital contributions.....................................          74,903,325
  Proceeds from interpartnership debt.......................          30,587,226
  Payments on interpartnership debt.........................            (849,662)
                                                                    ------------
       Net cash provided by financing activities............         104,640,889
                                                                    ------------
Increase in cash............................................             453,963
Cash, beginning of period...................................                  --
Cash, end of period.........................................        $    453,963
                                                                    ============
SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid.............................................        $    760,517
                                                                    ============

The accompanying notes are an integral part of these consolidated financial statements.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

PRINCIPLES OF CONSOLIDATION AND ORGANIZATION

     The accompanying consolidated financial statements include the accounts of R/N South Florida Cable Management Limited Partnership (the "Partnership") and its substantially wholly owned subsidiary, Rifkin/ Narragansett South Florida CATV Limited Partnership (the "Operating Partnership"). Each partnership is a Florida Limited Partnership. The Partnership was originally organized in 1988 for the purpose of being the general partner to the Operating Partnership which is engaged in the installation, ownership, operation and management of cable television systems in Florida.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP AND BASIS OF PRESENTATION

     Effective December 31, 1998, Interlink Communications Partners, LLLP ("ICP") acquired all of the Partnership's limited partner interest, and agreed to purchase all of the Partnership's interest for $74.2 million. This transaction was accounted for as a purchase; as such, assets and liabilities were written up to their fair value, resulting in an increase to property, plant and equipment and franchise costs of $5.0 million $77.1 million, respectively.

     Effective July 1, 1999, ICP completed the purchase of the remaining general partner interest in the Partnership and the Partnership was merged into ICP and ceased to exist as a separate legal entity. The Partnership's financial statements subsequent to that date represent a divisional carve-out from ICP. These financial statements include all the direct costs of operating its business; however, certain assets, liabilities and costs not specifically related to the Partnership's activities were allocated and reflected in the financial position as of September 13, 1999, and the results of its operations and its cash flows for the period January 1, 1999 to September 13, 1999. Allocations from ICP include amounts for debt, interest expense and management expense. Both debt and interest expense were allocated pro rata based on the Partnership's percentage of subscribers to total ICP subscribers. Management expense was allocated in accordance with the management agreement (Note 2). In addition, receivables and payables to ICP are presented in the accompanying financial statements net as amounts due to/from interpartnership. Management believes these allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect what the financial position and results of operations of the Partnership would have been as a stand-alone entity.

ACQUISITION BY CHARTER COMMUNICATIONS HOLDINGS, LLC

     On February 12, 1999, ICP signed a letter of intent to sell all of ICP's partnership interest to Charter Communications Holdings, LLC ("Charter"). On April 26, 1999, ICP signed a definitive Purchase and Sales Agreement with Charter for the sale of the individual partner's interest. The sales transaction closed on September 13, 1999. These financial statements represent the Partnership just prior to the transaction and do not reflect any related adjustments.

PROPERTY, PLANT AND EQUIPMENT

     Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed, include amounts for material, labor, overhead and capitalized interest, if applicable. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Depreciation expense is calculated using the straight-line method of depreciation over the estimated useful lives of the assets as follows:

Transmission and distribution systems and related
  equipment.................................................    1-15 years
Vehicles, office furniture and equipment....................    2-5 years
Leasehold improvements......................................    5 years

FRANCHISE COSTS

     Franchise costs are amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from 2 to 10 years. The carrying value is assessed for recoverability by management based on an analysis of undiscounted expected future cash flows. The Partnership's management believes that there has been no impairment thereof as of September 13, 1999.

INCOME TAXES

     No provision for federal or state income taxes is necessary in the financial statements of the Partnership, because as a partnership, it is not subject to federal or state income tax as the tax effect of its activities accrues to the partners.

REVENUE RECOGNITION

     Customer fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the customer.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion expenses are charged to income during the year in which they are incurred and were not significant for the period shown.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. MANAGEMENT AGREEMENT

     The Partnership has a management agreement with R & A Management, LLC ("RML"). The management agreement provides that RML shall manage the Operating Partnership and shall be entitled to annual compensation of 4% of gross revenues. The result of this transaction included the conveyance of the Rifkin management agreement (the "Rifkin Agreement") to RML (the "RML Agreement"). Expenses incurred pursuant to this agreement are disclosed in the Consolidated Statement of Operations.

3. DEBT

     The Partnership has an interpartnership debt with ICP. Borrowings, including both principal and interest, at September 13, 1999 were $60,960,000 and had an effective interest rate of 8.68%.

     ICP has a term loan and revolving loan agreement with a bank. The amount of the term loan is $150,000,000, and requires varying quarterly payments plus interest commencing September 30, 2001 and continuing through March 31, 2007. On February 1, 1999, the term loan agreement was amended to increase

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the loan amount to $250,000,000. On July 16, 1999, the term loan agreement was amended again to increase the loan amount to $290,000,000. The interest rate on the term loan is generally the bank's prime rate plus 0% to 1.50%. The weighted average effective rate at September 13, 1999 was 8.74%.

     The revolving loan agreement provided for borrowing up to $100,000,000 at the Company's discretion. At September 13, 1999, $91,000,000 had been drawn against the $100,000,000 commitment. The revolving credit agreement expires on March 31, 2007. The revolver bears an interest rate at the bank's prime rate plus 0% to 1.50% or LIBOR plus 1.25% to 2.75%. The specific rate is dependent upon the leverage ratio of ICP, which is recalculated quarterly. The weighted average effective interest rate at September 13, 1999 was 8.5%.

     The term loan and revolving loan agreement are collateralized by substantially all assets of ICP and its consolidated entities, including the Partnership.

4. LEASE COMMITMENTS

     The Partnership leases certain real and personal property under noncancelable operating leases. Future minimum lease payments under these arrangements at September 13, 1999, were as follows:

1999........................................................  $203,667
2000........................................................   178,432
2001........................................................   148,399
                                                              --------
                                                              $530,498
                                                              ========

     Total rent expense for the period January 1, 1999 to September 13, 1999 was $187,831, including $68,806 relating to cancelable pole rental agreements.

5. RETIREMENT BENEFITS

     The Operating Partnership has a 401(k) plan for its employees that have been employed by the Operating Partnership for at least one year. Employees of the Operating Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1999 contribution of $10,000 (as set by the Internal Revenue Service). The Operating Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Operating Partnership contributions and earnings vest 20% per year of employment with the Operating Partnership, becoming fully vested after five years. The Operating Partnership's matching contributions for the period January 1, 1999 to September 13, 1999 were $19,721.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Partnership has a number of financial instruments, none of which are held for trading purposes. The following method and assumptions were used by the Partnership to estimate the fair values of financial instruments as disclosed herein:

     Cash, customer accounts receivable, other receivables, accounts payable and accrued liabilities and customer deposits and prepayments: The carrying value amount approximates fair value because of the short period to maturity.

     The interest rate on debt is adjusted at least quarterly; therefore, the carrying value of debt approximates its fair value.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. LITIGATION

     The Partnership could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Partnership's financial position or results of operations.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
R/N South Florida Cable Management
Limited Partnership

We have audited the accompanying consolidated balance sheet of R/N South Florida Cable Management Limited Partnership as of December 31, 1997 and 1998, and the related consolidated statements of operations, partners' equity (deficit) and cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of R/N South Florida Cable Management Limited Partnership at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the years ended December 31, 1996, 1997 and 1998 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Denver, Colorado
February 19, 1999

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1997 AND 1998

                                                                 1997           1998
ASSETS (PLEDGED)                                              -----------    -----------
Cash and cash equivalents...................................  $   362,619    $   678,739
Customer accounts receivable, less allowance for doubtful
  accounts of $85,867 in 1997 and $84,474 in 1998...........      569,296        455,339
Other receivables...........................................    1,180,507      1,691,593
Prepaid expenses and deposits...............................      416,455        393,022
Property, plant and equipment, at cost:
Transmission and distribution system and related
  equipment.................................................   22,836,588     27,981,959
Office furniture and equipment..............................      704,135        755,398
Leasehold improvements......................................      546,909        549,969
Construction in process and spare parts inventory...........      718,165        744,806
                                                              -----------    -----------
                                                               24,805,797     30,032,132
Less accumulated depreciation...............................    9,530,513     11,368,764
                                                              -----------    -----------
          Net property, plant and equipment.................   15,275,284     18,663,368
Other assets, at cost less accumulated amortization (Note
  2)........................................................    6,806,578      5,181,012
                                                              -----------    -----------
          Total assets......................................  $24,610,739    $27,063,073
                                                              ===========    ===========

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Liabilities:
Accounts payable and accrued liabilities....................  $ 2,994,797    $ 2,356,540
Interest payable............................................      287,343             --
Customer prepayments........................................      699,332        690,365
Long-term debt (Note 3).....................................   29,437,500             --
Interpartnership debt (Note 3)..............................           --     31,222,436
                                                              -----------    -----------
          Total liabilities.................................   33,418,972     34,269,341
Commitments (Notes 4 and 5)
Partners' equity (deficit):
  General partner...........................................      (96,602)       (81,688)
  Limited partner...........................................   (9,582,050)    (8,104,718)
  Special limited partner...................................      870,419        980,138
                                                              -----------    -----------
Total partners' equity (deficit)............................   (8,808,233)    (7,206,268)
                                                              -----------    -----------
          Total liabilities and partners' deficit...........  $24,610,739    $27,063,073
                                                              ===========    ===========

See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                   YEARS ENDED
                                                     ---------------------------------------
                                                      12/31/96      12/31/97      12/31/98
                                                     -----------   -----------   -----------
REVENUES:
Service............................................  $16,615,767   $17,520,883   $18,890,202
Installation and other.............................    1,732,681     2,425,742     3,158,742
                                                     -----------   -----------   -----------
                                                      18,348,448    19,946,625    22,048,944
COSTS AND EXPENSES:
Operating expense..................................    2,758,704     3,489,285     3,707,802
Programming expense................................    4,075,555     4,014,850     4,573,296
Selling, general and administrative expense........    3,979,002     4,087,845     4,537,535
Depreciation.......................................    1,787,003     1,912,905     2,256,765
Amortization.......................................    1,350,195     1,287,588     1,293,674
Management fees....................................      733,938       797,863       881,958
Loss on disposal of assets.........................      373,860       513,177       178,142
                                                     -----------   -----------   -----------
          Total costs and expenses.................   15,058,257    16,103,513    17,429,172
                                                     -----------   -----------   -----------
Operating income...................................    3,290,191     3,843,112     4,619,772
Interest expense...................................    2,528,617     2,571,976     2,583,338
                                                     -----------   -----------   -----------
Net income before extraordinary item...............      761,574     1,271,136     2,036,434
Extraordinary item -- loss on early retirement of
  debt (Note 2)....................................           --            --       434,469
                                                     -----------   -----------   -----------
Net income.........................................  $   761,574   $ 1,271,136   $ 1,601,965
                                                     ===========   ===========   ===========

See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

              CONSOLIDATED STATEMENT OF PARTNERS' EQUITY (DEFICIT)

                                                                        SPECIAL
                                              GENERAL      LIMITED      LIMITED
                                             PARTNERS      PARTNERS     PARTNERS      TOTAL
                                             ---------   ------------   --------   ------------
Partners' equity (deficit) at December 31,
  1995.....................................  $(115,526)  $(11,456,616)  $731,199   $(10,840,943)
  Net income for the year ended December
     31, 1996..............................      7,090        702,324     52,160        761,574
                                             ---------   ------------   --------   ------------
Partners' equity (deficit) at December 31,
  1996.....................................   (108,436)   (10,754,292)   783,359    (10,079,369)
  Net income for the year ended December
     31, 1997..............................     11,834      1,172,242     87,060      1,271,136
                                             ---------   ------------   --------   ------------
Partners' equity (deficit) at December 31,
  1997.....................................    (96,602)    (9,582,050)   870,419     (8,808,233)
  Net income for the year ended December
     31, 1998..............................     14,914      1,477,332    109,719      1,601,965
                                             ---------   ------------   --------   ------------
Partners' equity (deficit) at December 31,
  1998.....................................  $ (81,688)  $ (8,104,718)  $980,138   $ (7,206,268)
                                             =========   ============   ========   ============

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                               YEARS ENDED
                                                ------------------------------------------
                                                 12/31/96       12/31/97        12/31/98
                                                -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..................................  $   761,574    $ 1,271,136    $  1,601,965
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization............    3,137,198      3,200,493       3,550,439
     Amortization of deferred loan cost.......       68,898         79,108          89,788
     Loss on early retirement of debt.........           --             --         434,469
     Loss on disposal of assets...............      373,860        513,177         178,142
     Decrease (increase) in customer accounts
       receivable.............................        1,420       (152,229)        113,957
     Increase in other receivables............     (377,553)      (506,325)       (511,086)
     Decrease (increase) in prepaid expenses
       and deposits...........................     (114,720)       115,734          23,433
     Increase (decrease) in accounts payable
       and accrued liabilities................      122,512        513,839        (638,257)
     Increase (decrease) in customer
       prepayments............................          362        208,021          (8,967)
     Increase (decrease) in interest
       payable................................          180         16,207        (287,343)
                                                -----------    -----------    ------------
          Net cash provided by operating
             activities.......................    3,973,731      5,259,161       4,546,540
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and
     equipment................................   (4,000,631)    (4,288,776)     (5,915,434)
  Additions to other assets, net of
     refranchises.............................      (10,600)      (164,560)       (186,790)
  Proceeds from the sale of assets............       16,674         70,865          92,443
                                                -----------    -----------    ------------
          Net cash used in investing
             activities.......................   (3,994,557)    (4,382,471)     (6,009,781)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt................    2,750,000      3,850,000       5,550,000
  Proceeds from interpartnership debt.........           --             --      31,222,436
  Payments of long-term debt..................   (2,604,913)    (4,562,500)    (34,987,500)
  Deferred loan costs.........................           --       (132,727)         (5,575)
                                                -----------    -----------    ------------
          Net cash provided by (used in)
             financing activities.............      145,087       (845,227)      1,779,361
                                                -----------    -----------    ------------
Net increase in cash and cash equivalents.....      124,261         31,463         316,120
Cash and cash equivalents at beginning of the
  year........................................      206,895        331,156         362,619
                                                -----------    -----------    ------------
Cash and cash equivalents at end of year......  $   331,156    $   362,619    $    678,739
                                                ===========    ===========    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid...............................  $ 2,412,038    $ 2,441,662    $  2,780,893
                                                ===========    ===========    ============

See accompanying notes

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND ORGANIZATION:

     The accompanying consolidated financial statements include the accounts of R/N South Florida Cable Management Limited Partnership (the "Partnership") and its substantially wholly-owned subsidiary Rifkin/ Narragansett South Florida CATV Limited Partnership (the "Operating Partnership"). Each partnership is a Florida Limited Partnership. The Partnership was organized in 1988 for the purpose of being the general partner to the Operating Partnership which is engaged in the installation, ownership, operation and management of cable television systems in Florida.

     In 1992, the Partnership adopted an amendment to the Partnership agreement (the "Amendment") and entered into a Partnership Interest Purchase Agreement whereby certain Special Limited Partnership interests were issued in the aggregate amount of $1,250,000. These new Special Limited Partners are affiliated with the current General and Limited Partners of the Partnership. The Amendment provides for the methods under which the gains, losses, adjustments and distributions are allocated to the accounts of the Special Limited Partners.

     For financial reporting purposes, partnership profits or losses are allocated to the limited partners, special limited partners and general partners in the following ratios: 92.22%, 6.849% and .931%, respectively. Limited partners and special limited partners are not required to fund any losses in excess of their capital contributions.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP:

     InterLink Communications Partners, LLLP ("ICP") agreed to purchase all of the interests of the Partnerships. ICP acquired all of the limited partner interests of the Operating Partnership, effective December 31, 1998, and is currently in the process of obtaining the necessary consents to transfer all of the Operating Partnership's franchises to ICP. Once obtained, ICP will then purchase the general partner interest, and the Partnership, by operation of law, will consolidate into ICP.

PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment additions are recorded at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable.

     For financial reporting purposes, the Operating Partnership uses the straight-line method of depreciation over the estimated useful lives of the assets as follows:

Transmission and distribution systems and related
  equipment................................................      15 years
Office furniture and equipment.............................    3-15 years
Leasehold improvements.....................................     5-8 years

OTHER ASSETS:

     Other assets are carried at cost and are amortized on a straight-line basis over the following lives:

Franchises.......................  -- the terms of the franchises (3-13 years)
Goodwill.........................  -- 40 years
Organization costs...............  -- 5 years
Deferred loan costs..............  -- the term of the debt (8 years)

INCOME TAXES:

     No provision for the payment or refund of income taxes has been provided since the partners are responsible for reporting their distributive share of partnerships net income or loss in their personal capacities.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

CASH AND CASH EQUIVALENTS:

     The Partnerships consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION:

     Customer fees are recorded as revenue in the period the service is provided.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying values of cash and cash equivalents, customer accounts receivable, accounts payable and interpartnership debt approximate fair value.

USE OF ESTIMATES:

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

IMPACT OF YEAR 2000 (UNAUDITED):

     The Partnerships recognize that certain of its time-sensitive computer programs and product distribution equipment may be affected by conversion to the year 2000. During 1998, management began their evaluation of the information systems, product distribution facilities, and vendor and supplier readiness. To date, considerable progress has been made to complete the evaluation process, to integrate and test compliance installations, and to prepare contingency plans. In addition, third party suppliers are either fully compliant or are expected to be compliant by December 31, 1999. Management expects to have all systems compliant, or have a contingency plan in effect that will result in minimal impact on the operations.

NEW ACCOUNTING PRONOUNCEMENT:

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the costs of Start-Up Activities," which requires the Partnerships to expense all start-up costs related to organizing a new business. This new standard also includes one-time activities related to opening a new facility, introduction of a new product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnerships' 1999 fiscal year. The organization costs are fully amortized, resulting in SOP 98-5 having no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION:

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 financial statement presentation. Such reclassifications had no effect on the net income as previously stated.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

2.  OTHER ASSETS

     At December 31, 1997 and 1998, other assets consisted of the following:

                                                  1997           1998
                                               -----------    -----------
Franchises and other.........................  $14,348,984    $14,535,774
Goodwill.....................................    3,429,845      3,429,845
Deferred loan costs..........................      694,819             --
Organization costs...........................       23,218         23,218
                                               -----------    -----------
                                                18,496,866     17,988,837
Less accumulated amortization................   11,690,288     12,807,825
                                               -----------    -----------
                                               $ 6,806,578    $ 5,181,012
                                               ===========    ===========

     On December 30, 1998, the Partnerships' loan with a financial institution was paid in full (Note 3). The related deferred loan costs and associated accumulated amortization were written off and an extraordinary loss of $434,469 was recorded.

3.  DEBT

     The Partnerships had senior term note payable and a revolving credit loan agreement with a financial institution. The senior term note payable was a $29,500,000 loan which required varying quarterly payments which commenced on September 30, 1996. On June 30, 1997, the loan agreement was amended to defer the June 30, 1997 and September 30, 1997 principal payments and restructured the required principal payment amounts due through December 31, 2003. The revolving credit loan provided for borrowing up to $3,000,000 at the discretion of the Partnerships. On June 30, 1997, the loan agreement was amended to increase the amount provided for borrowing under the revolving credit loan to $3,750,000. At December 31, 1997, the term notes and the revolving credit loan had a balance of $28,387,500 and $1,050,000, respectively, with a total balance of $29,437,500.
At December 30, 1998, the term notes and the revolving credit loan had a balance of $27,637,500 and $3,300,000, respectively; at that date, the total balance of $30,937,500 and accrued interest were paid in full.

     Also on December 30, 1998, the Partnerships obtained a new interpartnership loan agreement with ICP (Note 1). Borrowing under the interpartnership loan, as well as interest and principal payments are due at the discretion of the management of ICP, resulting in no minimum required annual principal payments. The balance of the interpartnership loan at December 31, 1998 was $31,222,436. The effective interest rate at December 31, 1998 was 8.5%.

4.  MANAGEMENT AGREEMENT

     The Partnerships have entered into a management agreement with Rifkin & Associates, Inc. (Rifkin). The management agreement provides that Rifkin shall manage the Operating Partnership and shall be entitled to annual compensation of 4% of gross revenues. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction was the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed on the Consolidated Statement of Operations.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

5.  LEASE COMMITMENTS

     At December 31, 1998, the Operating Partnership had lease commitments under long-term operating leases as follows:

1999........................................................  $195,437
2000........................................................   189,643
2001........................................................   116,837
                                                              --------
          Total.............................................  $501,917
                                                              ========

     Rent expense, including pole rent, was as follows for the periods indicated:

                                                                 TOTAL
                                                                 RENTAL
PERIOD                                                          EXPENSE
------                                                          --------
Year Ended December 31, 1996................................    $262,231
Year Ended December 31, 1997................................     279,655
Year Ended December 31, 1998................................     295,107

6.  RETIREMENT BENEFITS

     The Operating Partnership has a 401(k) plan for its employees that have been employed by the Operating Partnership for at least one year. Employees of the Operating Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Operating Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Operating Partnership contributions and earnings vest 20% per year of employment with the Operating Partnership, becoming fully vested after five years. The Operating Partnership's matching contributions for the years ended December 31, 1996, 1997 and 1998 were $15,549, $23,292 and $20,652, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of InterMedia Partners
and InterMedia Capital Partners IV, L.P.

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of InterMedia Cable Systems (comprised of components of InterMedia Partners and InterMedia Capital Partners IV, L.P.) at September 30, 1999 and December 31, 1998, and the results of their operations and their cash flows for the nine-months ended September 30, 1999 and for the years ended December 31, 1998 and 1997 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the management of InterMedia Partners and InterMedia Capital Partners IV, L.P.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                                  /s/ PRICEWATERHOUSECOOPERS LLP

San Francisco, California
January 6, 2000

                            INTERMEDIA CABLE SYSTEMS
(COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS
                                   IV, L.P.)

                            COMBINED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                    1999             1998
                                                                -------------    ------------
ASSETS
Accounts receivable, net of allowance for doubtful accounts
  of $903 and $899, respectively............................      $ 14,971         $ 14,425
Receivables from affiliates.................................         7,966            5,623
Prepaid expenses............................................         1,100              423
Other current assets........................................           186              350
                                                                  --------         --------
  Total current assets......................................        24,223           20,821
Intangible assets, net......................................       214,182          255,356
Property and equipment, net.................................       228,676          218,465
Deferred income taxes.......................................        15,279           12,598
Investments and other non-current assets....................           544            2,804
                                                                  --------         --------
  Total assets..............................................      $482,904         $510,044
                                                                  --------         --------
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities....................      $ 15,504         $ 19,230
Deferred revenue............................................        11,151           11,104
Payables to affiliates......................................         2,265            3,158
                                                                  --------         --------
  Total current liabilities.................................        28,920           33,492
Note payable to InterMedia Partners IV, L.P.................       406,975          396,579
Deferred channel launch revenue.............................         3,583            4,045
                                                                  --------         --------
  Total liabilities.........................................       439,478          434,116
                                                                  --------         --------
Commitments and contingencies
Mandatorily redeemable preferred shares.....................        14,934           14,184
Equity......................................................        28,492           61,744
                                                                  --------         --------
  Total liabilities and equity..............................      $482,904         $510,044
                                                                  ========         ========

See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
(COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS
                                   IV, L.P.)

                       COMBINED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                            NINE MONTHS          YEAR ENDED
                                                               ENDED            DECEMBER 31,
                                                           SEPTEMBER 30,    --------------------
                                                               1999           1998        1997
                                                           -------------    --------    --------
REVENUES
Basic and cable services...............................      $105,275       $125,920    $112,592
Pay services...........................................        20,699         23,975      24,467
Other services.........................................        26,815         26,167      25,519
                                                             --------       --------    --------
                                                              152,789        176,062     162,578
COSTS AND EXPENSES
Program fees...........................................        35,579         39,386      33,936
Other direct expenses..................................        15,280         16,580      16,500
Selling, general and administrative expenses...........        33,315         30,787      29,181
Management and consulting fees.........................         2,356          3,147       2,870
Depreciation and amortization..........................        79,325         85,982      81,303
                                                             --------       --------    --------
                                                              165,855        175,882     163,790
                                                             --------       --------    --------
Profit/(loss) from operations..........................       (13,066)           180      (1,212)
                                                             --------       --------    --------
OTHER INCOME (EXPENSE)
Interest expense.......................................       (17,636)       (25,449)    (28,458)
Interest and other income..............................           187            341         429
Gain on sale of investment.............................         1,678             --          --
Gain on sale/exchange of cable systems.................            --         26,218      10,006
Other expense..........................................        (4,397)        (3,188)     (1,431)
                                                             --------       --------    --------
                                                              (20,168)        (2,078)    (19,454)
                                                             --------       --------    --------
Loss before income tax benefit (expense)...............       (33,234)        (1,898)    (20,666)
Income tax benefit (expense)...........................         2,681         (1,623)      4,026
                                                             --------       --------    --------
NET LOSS...............................................      $(30,553)      $ (3,521)   $(16,640)
                                                             ========       ========    ========

See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
(COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS
                                   IV, L.P.)

                    COMBINED STATEMENT OF CHANGES IN EQUITY

                             (DOLLARS IN THOUSANDS)

Balance at January 1, 1997..................................    $ 69,746
Net loss....................................................     (16,640)
Accretion for mandatorily redeemable preferred shares.......        (882)
Net contributions from parent...............................       6,489
                                                                --------
Balance at December 31, 1997................................      58,713
Net loss....................................................      (3,521)
Accretion for mandatorily redeemable preferred shares.......        (945)
Net cash contributions from parent..........................       6,350
In-kind contribution from parent............................       1,147
                                                                --------
Balance at December 31, 1998................................      61,744
Net loss....................................................     (30,553)
Accretion for mandatorily redeemable preferred shares.......        (750)
Net distributions to parent.................................      (1,949)
                                                                --------
Balance at September 30, 1999...............................    $ 28,492
                                                                ========

See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
(COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS
                                   IV, L.P.)

                       COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                            NINE MONTHS          YEAR ENDED
                                                               ENDED            DECEMBER 31,
                                                           SEPTEMBER 30,    --------------------
                                                               1999           1998        1997
                                                           -------------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss...............................................      $(30,553)      $ (3,521)   $(16,640)
Adjustments to reconcile net loss to cash flows from
  operating activities:
  Depreciation and amortization........................        79,325         85,982      81,303
  Loss on disposal of fixed assets.....................         1,497          3,177         504
  Gain on sale of investment...........................        (1,678)            --          --
  Gain on sale/exchange of cable systems...............            --        (26,218)    (10,006)
  Changes in assets and liabilities:
     Accounts receivable...............................          (546)        (1,395)     (2,846)
     Receivables from affiliates.......................        (2,343)        (3,904)       (639)
     Prepaid expenses..................................          (677)           203        (251)
     Other current assets..............................           164           (106)        (10)
     Deferred income taxes.............................        (2,681)         1,623      (4,311)
     Other non-current assets..........................         1,088           (517)        (58)
     Accounts payable and accrued liabilities..........           134         (2,073)      4,436
     Deferred revenue..................................           740          1,208       1,399
     Payables to affiliates............................          (893)           373         469
     Accrued interest..................................        17,636         25,449      28,458
     Deferred channel launch revenue...................        (1,155)         2,895       2,817
                                                             --------       --------    --------
  Cash flows from operating activities.................        60,058         83,176      84,625
                                                             --------       --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment..................       (52,848)       (72,673)    (87,253)
  Sale/exchange of cable systems.......................            --           (398)     11,157
  Proceeds from sale of investment.....................         2,850             --          --
  Intangible assets....................................          (871)          (372)       (506)
                                                             --------       --------    --------
  Cash flows from investing activities.................       (50,869)       (73,443)    (76,602)
                                                             --------       --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (distributions) contributions to/from parent.....        (1,949)         6,350       6,489
  Net repayment of borrowings..........................        (7,240)       (16,083)    (14,512)
                                                             --------       --------    --------
  Cash flows from financing activities.................        (9,189)        (9,733)     (8,023)
                                                             --------       --------    --------
Net change in cash.....................................            --             --          --
                                                             --------       --------    --------
Cash at beginning of period............................            --             --          --
                                                             --------       --------    --------
Cash at end of period..................................      $     --       $     --    $     --
                                                             ========       ========    ========

See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
(COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS
                                   IV, L.P.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  BASIS OF PRESENTATION

THE CHARTER TRANSACTIONS

     InterMedia Partners, a California limited partnership ("IP-I"), and InterMedia Capital Partners IV, L.P., a California limited partnership, ("ICP-IV", together with IP-I, "InterMedia") are affiliated through common control and management. Robin Media Group, Inc. , a Nevada corporation, ("RMG") is a majority owned subsidiary of ICP-IV. On April 20, 1999 InterMedia and certain of its affiliates entered into agreements (the "Agreements") with affiliates of Charter Communications, Inc. ("Charter") to sell and exchange certain of their cable television systems ("the Charter Transactions"). The Charter Transactions closed on October 1, 1999.

     Specifically, ICP-IV and its affiliates sold certain of their cable television systems in Tennessee and Gainesville, Georgia through a combination of asset sales and the sale of their equity interests in RMG, and exchanged their systems in and around Greenville and Spartanburg, South Carolina for Charter systems located in Indiana, Kentucky, Utah and Montana. Immediately upon Charter's acquisition of RMG, IP-I exchanged its cable television systems in Athens, Georgia, Asheville and Marion, North Carolina and Cleveland, Tennessee for RMG's cable television systems located in middle Tennessee.

     The cable systems retained by Charter upon consummation of the Charter Transactions, together with RMG, are referred to as the "InterMedia Cable Systems," or the "Systems."

PRESENTATION

     The accompanying combined financial statements represent the financial position of the InterMedia Cable Systems as of September 30, 1999 and December 31, 1998 and 1997 and the results of their operations and their cash flows for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997. The Systems being sold or exchanged do not individually or collectively comprise a separate legal entity. Accordingly, the combined financial statements have been carved-out from the historical accounting records of InterMedia.

CARVE-OUT METHODOLOGY

     Throughout the periods covered by the combined financial statements, the individual cable systems were operated and accounted for separately. However, the Charter Transactions exclude certain systems (the "Excluded Systems") which were operated as part of the Marion, North Carolina and western Tennessee systems throughout the periods presented in the combined financial statements. For purposes of carving out and excluding the results of operations and financial position of the Excluded Systems from the combined financial statements, management has estimated the revenues, expenses, assets and liabilities associated with each Excluded System based on the ratio of each Excluded System's basic subscribers to the total basic subscribers served by the Marion, North Carolina and western Tennessee systems, respectively. Management believes the basis used for these allocations is reasonable. The Systems' results of operations are not necessarily indicative of future operating results or the results that would have occurred if the Systems were a separate legal entity.

     Management and consulting fees represent an allocation of management fees charged to IP-I and ICP-IV by InterMedia Capital Management, a California limited partnership ("ICM") and InterMedia Management, Inc. ("IMI"), respectively. ICM is a limited partner of IP-I. IMI is the managing member of each of the general partners of IP-I and ICP-IV. These fees are charged at a fixed amount per annum and have been allocated to the Systems based upon the allocated contributed capital of the individual systems as compared to the total contributed capital of InterMedia's subsidiaries.

                            INTERMEDIA CABLE SYSTEMS
(COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS
                                   IV, L.P.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     As more fully described in Note 9 -- "Related Party Transactions," certain administrative services are also provided by IMI and are charged to all affiliates based on relative basic subscriber percentages.

CASH AND INTERCOMPANY ACCOUNTS

     Under InterMedia's centralized cash management system, cash requirements of its individual operating units were generally provided directly by InterMedia and the cash generated or used by the Systems was transferred to/from InterMedia, as appropriate, through intercompany accounts. The intercompany account balances between InterMedia and the individual operating units, except RMG's intercompany note payable to InterMedia Partners IV, L.P. ("IP-IV"), as described in Note 7 -- "Note Payable to InterMedia Partners IV, L.P.," are not intended to be settled. Accordingly, the balances, other than RMG's note payable to IP-IV, are included in equity and all net cash flows from operations, investing activities and financing activities have been included in the Systems' net (distributions) contributions to/from parent in the combined statements of cash flows.

     IP-I and ICP-IV or its subsidiaries maintain all external debt to fund and manage InterMedia's operations on a centralized basis. The combined financial statements present only the debt and related interest expense of RMG, which was assumed and repaid by Charter pursuant to the Charter Transactions. See Note
7 -- "Note Payable to InterMedia Partners IV, L.P." Debt, unamortized debt issue costs and interest expense related to the financing of the cable systems not owned by RMG have not been allocated to the InterMedia Cable Systems. As such, the level of debt, unamortized debt issue costs and related interest expense presented in the combined financial statements are not representative of the debt that would be required or interest expense incurred if InterMedia Cable Systems were a separate legal entity.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Cable television service revenue is recognized in the period in which services are provided to customers. Deferred revenue generally represents revenue billed in advance and deferred until cable service is provided. Installation fees are recognized immediately into revenue to the extent of direct selling costs incurred. Any fees in excess of such costs are deferred and amortized into income over the period that customers are expected to remain connected to the cable television system.

PROPERTY AND EQUIPMENT

     Additions to property and equipment, including new customer installations, are recorded at cost. Self-constructed fixed assets include materials, labor and overhead. Costs of disconnecting and reconnecting cable service are expensed. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and improvements are capitalized. Capitalized fixed assets are written down to recoverable values whenever recoverability through operations or sale of the systems becomes doubtful. Gains and losses on disposal of property and equipment are included in the Systems' statements of operations when the assets are sold or retired from service.

     Depreciation is computed using the double-declining balance method over the following estimated useful lives:

                                                               YEARS
                                                              -------
Cable television plant......................................  5 -- 10
Buildings and improvements..................................    10
Furniture and fixtures......................................  3 -- 7
Equipment and other.........................................  3 -- 10

                            INTERMEDIA CABLE SYSTEMS
(COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS
                                   IV, L.P.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

INTANGIBLE ASSETS

     The Systems have franchise rights to operate cable television systems in various towns and political subdivisions. Franchise rights are being amortized over the lesser of the remaining franchise lives or the base ten and twelve-year terms of IP-I and ICP-IV, respectively. The remaining lives of the franchises range from one to seventeen years.

     Goodwill represents the excess of acquisition costs over the fair value of net tangible and franchise assets acquired and liabilities assumed and is being amortized on a straight-line basis over the base ten or twelve-year term of IP-I and ICP-IV, respectively.

     Capitalized intangibles are written down to recoverable values whenever recoverability through operations or sale of the systems becomes doubtful. Each year, the Systems evaluate the recoverability of the carrying value of their intangible assets by assessing whether the projected cash flows, including projected cash flows from sale of the systems, is sufficient to recover the unamortized costs of these assets.

INCOME TAXES

     Income taxes reported in InterMedia Cable Systems' combined financial statements represent the tax effects of RMG's results of operations. RMG as a corporation is the only entity within InterMedia Cable Systems which reports a provision/benefit for income taxes. No provision or benefit for income taxes is reported by any of the other cable systems within the InterMedia Cable Systems structure because these systems are currently owned by various partnerships, and, as such, the tax effects of these cable systems' results of operations accrue to the partners.

     RMG accounts for income taxes using the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of receivables, payables, deferred revenue and accrued liabilities approximates fair value due to their short maturity.

3.  SALE AND EXCHANGE OF CABLE PROPERTIES

SALE

     On December 5, 1997, RMG sold its cable television assets serving approximately 7,400 (unaudited) basic subscribers in and around Royston and Toccoa, Georgia. The sale resulted in a gain, calculated as follows:

Proceeds from sale..........................................    $ 11,212
Net book value of assets sold...............................      (1,206)
                                                                --------
Gain on sale................................................    $ 10,006
                                                                ========

                            INTERMEDIA CABLE SYSTEMS
(COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS
                                   IV, L.P.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

EXCHANGE

     On December 31, 1998, certain of the Systems' cable television assets located in and around western and eastern Tennessee ("Exchanged Assets"), serving approximately 10,600 (unaudited) basic subscribers, plus cash of $398 were exchanged for other cable television assets located in and around western and eastern Tennessee, serving approximately 10,000 (unaudited) basic subscribers.

     The cable television assets received have been recorded at fair market value, allocated as follows:

Property and equipment......................................    $  5,141
Franchise rights............................................      24,004
                                                                --------
Total.......................................................    $ 29,145
                                                                ========

     The exchange resulted in a gain of $26,218 calculated as the difference between the fair value of the assets received and the net book value of the Exchanged Assets less cash paid of $398.

4.  INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 1999             1998
                                                             -------------    ------------
Franchise rights.........................................      $ 332,800       $ 332,157
Goodwill.................................................         58,505          58,505
Other....................................................            573             345
                                                               ---------       ---------
                                                                 391,878         391,007
Accumulated amortization.................................       (177,696)       (135,651)
                                                               ---------       ---------
                                                               $ 214,182       $ 255,356
                                                               =========       =========

5.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 1999             1998
                                                             -------------    ------------
Land.....................................................      $   1,080       $   1,068
Cable television plant...................................        266,848         231,937
Building and improvements................................          5,546           5,063
Furniture and fixtures...................................          3,509           3,170
Equipment and other......................................         29,953          25,396
Construction-in-progress.................................         22,999          18,065
                                                               ---------       ---------
                                                                 329,935         284,699
Accumulated depreciation.................................       (101,259)        (66,234)
                                                               ---------       ---------
                                                               $ 228,676       $ 218,465
                                                               =========       =========

                            INTERMEDIA CABLE SYSTEMS
(COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS
                                   IV, L.P.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

6.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following:

                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 1999             1998
                                                             -------------    ------------
Accounts payable.........................................      $  4,793         $  1,780
Accrued program costs....................................         1,504            1,897
Accrued franchise fees...................................         2,659            4,676
Accrued copyright fees...................................           145              406
Accrued capital expenditures.............................         1,355            5,215
Accrued payroll costs....................................         2,746            1,784
Accrued property and other taxes.........................         1,524              862
Other accrued liabilities................................           778            2,610
                                                               --------         --------
                                                               $ 15,504         $ 19,230
                                                               ========         ========

7.  NOTE PAYABLE TO INTERMEDIA PARTNERS IV, L.P.

     RMG's note payable to IP-IV consists of the following:

                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 1999             1998
                                                             -------------    ------------
Intercompany revolving credit facility, $1,200,000
  commitment as of September 30, 1999, interest currently
  at 6.60% payable on maturity, matures December 31,
  2006...................................................      $406,975         $396,579
                                                               ========         ========

     RMG's debt is outstanding under an intercompany revolving credit facility executed with IP-IV. The revolving credit facility currently provides for $1,200,000 of available credit.

     RMG's intercompany revolving credit facility requires repayment of the outstanding principal and accrued interest on the earlier of (i) December 31, 2006, or (ii) acceleration of any of IP-IV's obligations to repay under its bank debt outstanding under its revolving credit facility ("IP-IV Revolving Credit Facility") and term loan agreement ("IP-IV Term Loan", together with the IP-IV Revolving Credit Facility, the "IP-IV Bank Facility") dated July 30, 1996.

     On October 1, 1999, Charter assumed and repaid RMG's intercompany revolving credit facility pursuant to the Charter Transactions.

     Interest rates under RMG's intercompany revolving credit facility are calculated monthly and are referenced to those made available under the IP-IV Bank Facility. Interest rates ranged from 6.21% to 6.96% during the nine months ended September 30, 1999.

     Advances under the IP-IV Bank Facility are available under interest rate options related to the base rate of the administrative agent for the IP-IV Bank Facility ("ABR") or LIBOR. Interest rates on borrowings under the IP-IV Term Loan vary from LIBOR plus 1.75% to LIBOR plus 2.00% or ABR plus 0.50% to ABR plus 0.75% based on IP-IV's ratio of debt outstanding to annualized quarterly operating cash flow ("Senior Debt Ratio"). Interest rates on borrowings under the IP-IV Revolving Credit Facility also vary from LIBOR plus 0.625% to LIBOR plus 1.50% or ABR to ABR plus 0.25% based on IP-IV's Senior Debt Ratio. The IP-IV Bank Facility requires quarterly payment of fees on the unused portion of the IP-IV Revolving Credit Facility of 0.375% per annum when the Senior Debt Ratio is greater than 4.0:1.0 and at 0.25% when the Senior Debt Ratio is less than or equal to 4.0:1.0.

                            INTERMEDIA CABLE SYSTEMS
(COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS
                                   IV, L.P.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     The terms and conditions of RMG's intercompany debt agreement are not necessarily indicative of the terms and conditions which would be available if the Systems were a separate legal entity.

8.  MANDATORILY REDEEMABLE PREFERRED SHARES

     RMG has Redeemable Preferred Stock outstanding at September 30, 1999 and December 31, 1998, which has an annual dividend of 10.0% and participates in any dividends paid on the common stock at 10.0% of the dividend per share paid on the common stock. The Redeemable Preferred Stock bears a liquidation preference of $12,000 plus any accrued but unpaid dividends at the time of liquidation and is mandatorily redeemable on September 30, 2006 at the liquidation preference amount. Pursuant to the terms of the Agreements, upon consummation of the Charter Transactions, Charter redeemed RMG's Redeemable Preferred Stock at the liquidation preference amount.

9.  RELATED PARTY TRANSACTIONS

     ICM and IMI provide certain management services to IP-I and ICP-IV, respectively, for per annum fixed fees, of which 20% per annum is deferred and payable in each following year in order to support InterMedia's debt. Management fees charged to InterMedia for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997 amounted to $4,059, $5,410 and $6,395, respectively, of which $2,356, $3,147 and $2,870, respectively, has been charged to the Systems.

     IMI has entered into agreements with both IP-I and ICP-IV to provide accounting and administrative services at cost. Under the terms of the agreements, the expenses associated with rendering these services are charged to the Systems and other affiliates based upon relative basic subscriber percentages. Management believes this method to be reflective of the actual cost. IMI also pays on behalf of the Systems and other affiliates "pass through costs" that are specifically identifiable to the Systems and other affiliates. These include, but are not limited to programming fees and copyright fees. During the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997, IMI administrative fees charged to the Systems totaled $3,093, $3,657 and $4,153, respectively. Receivables from affiliates at September 30, 1999 and December 31, 1998 include $5,873 and $52, respectively, of advances to IMI, net of administrative fees charged by IMI and operating expenses paid by IMI on behalf of the Systems.

     IP-I is majority-owned, and ICP-IV is owned in part, by AT&T Broadband & Internet Services ("AT&TBIS"), formerly Tele-Communications, Inc. As affiliates of AT&TBIS, IP-I and ICP-IV are able to purchase programming services from a subsidiary of AT&TBIS. Management believes that the overall programming rates made available through this relationship are lower than the Systems could obtain separately. Such volume rates may not continue to be available in the future should AT&TBIS's ownership interest in InterMedia significantly decrease. Program fees charged by the AT&TBIS subsidiary to the Systems for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997 amounted to $26,352, $30,884 and $26,815, respectively. Payables to affiliates include programming fees payable to the AT&TBIS subsidiary of $2,918 at December 31, 1998. There were no programming fees payable to the AT&TBIS subsidiary at September 30, 1999.

     On January 1, 1998 an affiliate of AT&TBIS entered into agreements with InterMedia to manage the Systems' advertising business and related services for an annual fixed fees per advertising sales subscriber as defined by the agreements. In addition to the annual fixed fee, AT&TBIS is entitled to varying percentage shares of the incremental growth in annual cash flows from advertising sales above specified targets. Management fees charged by the AT&TBIS subsidiary for the nine months ended September 30, 1999 and the year ended December 31, 1998 amounted to $227 and $292, respectively. Receivables from affiliates at

                            INTERMEDIA CABLE SYSTEMS
(COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS
                                   IV, L.P.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

September 30, 1999 and December 31, 1998 include $2,034 and $3,437, respectively, of receivable from AT&TBIS for advertising sales.

     As part of its normal course of business the Systems are involved in transactions with affiliates of InterMedia which own and operate cable television systems. Such transactions include purchases and sales, at cost, of inventories used in construction of cable plant. Receivables from affiliates at September 30, 1999 and December 31, 1998 include $59 and $2,134, respectively, of receivables from affiliated systems. Payables to affiliates at September 30, 1999 and December 31, 1998 include $2,265 and $208, respectively, of payables to affiliated systems.

10.  CABLE TELEVISION REGULATION

     Cable television legislation and regulatory proposals under consideration from time to time by Congress and various federal agencies have in the past, and may in the future, materially affect the Systems and the cable television industry.

     The cable industry is currently regulated at the federal and local levels under the Cable Act of 1984, the Cable Act of 1992 ("the 1992 Act"), the Telecommunications Act of 1996 (the "1996 Act") and regulations issued by the Federal Communications Commission ("FCC") in response to the 1992 Act. FCC regulations govern the determination of rates charged for basic, expanded basic and certain ancillary services, and cover a number of other areas including customer services and technical performance standards, the required transmission of certain local broadcast stations and the requirement to negotiate retransmission consent from major network and certain local television stations. Among other provisions, the 1996 Act eliminated rate regulation on the expanded basic tier effective March 31, 1999.

     Current regulations issued in conjunction with the 1992 Act empower the FCC and/or local franchise authorities to order reductions of existing rates which exceed the maximum permitted levels and to require refunds measured from the date a complaint is filed in some circumstances or retroactively for up to one year in other circumstances. Management believes it has made a fair interpretation of the 1992 Act and related FCC regulations in determining regulated cable television rates and other fees based on the information currently available. However, complaints have been filed with the FCC on rates for certain franchises and certain local franchise authorities have challenged existing and prior rates. Further complaints and challenges could be forthcoming, some of which could apply to revenue recorded in 1999 and prior years. Management believes that the effect, if any, of these complaints and challenges will not be material to the Systems' financial position or results of operations.

     Many aspects of regulation at the federal and local levels are currently the subject of judicial review and administrative proceedings. In addition, the FCC is required to conduct rulemaking proceedings to implement various provisions of the 1996 Act. It is not possible at this time to predict the ultimate outcome of these reviews or proceedings or their effect on the Systems.

11.  COMMITMENTS AND CONTINGENCIES

     The Systems are committed to provide cable television services under franchise agreements with remaining terms of up to seventeen years. Franchise fees of up to 5% of gross revenues are payable under these agreements.

     Current FCC regulations require that cable television operators obtain permission to retransmit major network and certain local television station signals. The Systems have entered into long-term retransmission agreements with all applicable stations in exchange for in-kind and/or other consideration.

                            INTERMEDIA CABLE SYSTEMS
(COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS
                                   IV, L.P.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     InterMedia has been named in purported and certified class actions in various jurisdictions concerning late fee charges and practices. Certain cable systems owned by InterMedia charge late fees to customers who do not pay their cable bills on time. These late fee cases challenge the amount of the late fees and the practices under which they are imposed. The plaintiffs raise claims under state consumer protection statutes, other state statutes and common law. The plaintiffs generally allege that the late fees charged by InterMedia's cable systems, including the Systems in the States of Tennessee, South Carolina and Georgia are not reasonably related to the costs incurred by the cable systems as a result of the late payment. The plaintiffs seek to require cable systems to reduce their late fees on a prospective basis and to provide compensation for alleged excessive late fee charges for past periods. These cases are either at the early stages of the litigation process or are subject to a case management order that sets forth a process leading to mediation. Based upon the facts available management believes that, although no assurances can be given as to the outcome of these actions, the ultimate disposition of these matters should not have a material adverse effect upon the financial condition of the Systems.

     In the Spring of 1999 the Tennessee Department of Revenue ("TDOR") proposed legislation that was passed by the Tennessee State Legislature which replaced the former Amusement Tax with a new sales tax on all cable service revenues in excess of fifteen dollars per month effective September 1, 1999. The new tax is computed at a rate approximately equal to the former effective tax rate.

     Prior to the passage of this legislation, the TDOR suggested that under its interpretation of the former legislation it could assess, for prior periods up to three years, additional taxes on expanded basic service revenue. Management believes that based on subsequent correspondence with the TDOR that the TDOR will not pursue additional taxes under the former amusement tax legislation.

     The Systems are subject to other claims and litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation or other claims will not have a material effect on the Systems' financial position or results of operations.

     The Systems have entered into pole rental agreements and lease certain of its facilities and equipment under non-cancelable operating leases. Minimum rental commitments at September 30, 1999 for the next five years and thereafter under non-cancelable operating leases related to the Systems are as follows:

1999........................................................  $  169
2000........................................................     623
2001........................................................     580
2002........................................................     366
2003........................................................     252
2004 and thereafter.........................................   1,080
                                                              ------
                                                              $3,070
                                                              ======

     Rent expense, including pole rental agreements, for the nine months ended September 30, 1999 and for the years ended December 31, 1998 and 1997 was $2,243, $2,817 and $2,828, respectively.

                            INTERMEDIA CABLE SYSTEMS
(COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS
                                   IV, L.P.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

12.  INCOME TAXES

     Income tax benefit (expense) consists of the following:

                                                       NINE MONTHS         YEAR ENDED
                                                          ENDED           DECEMBER 31,
                                                      SEPTEMBER 30,    ------------------
                                                          1999          1998       1997
                                                      -------------    -------    -------
Current federal...................................       $     --      $    --    $  (285)
Deferred federal..................................          2,415       (1,454)     3,813
Deferred state....................................            266         (169)       498
                                                         --------      -------    -------
                                                         $  2,681      $(1,623)   $ 4,026
                                                         ========      =======    =======

     Deferred income taxes relate to temporary differences as follows:

                                                             SEPTEMBER 30,    DECEMBER 31,
                                                                 1999             1998
                                                             -------------    ------------
Property and equipment...................................      $  (7,425)      $  (7,258)
Intangible assets........................................        (10,514)        (12,930)
                                                               ---------       ---------
                                                                 (17,939)        (20,188)
Loss carryforward -- federal.............................         31,924          31,547
Loss carryforward -- state...............................            341             297
Other....................................................            953             942
                                                               ---------       ---------
                                                               $  15,279       $  12,598
                                                               =========       =========

     At December 31, 1998, RMG had net operating loss carryforwards for federal income tax purposes aggregating $92,785, which expire through 2018. RMG is a loss corporation as defined in Section 382 of the Internal Revenue Code. Therefore, if certain substantial changes in RMG's ownership should occur, there could be a significant annual limitation on the amount of loss carryforwards which can be utilized.

     InterMedia's management has not established a valuation allowance to reduce the deferred tax assets related to RMG's unexpired net operating loss carryforwards. Due to an excess of appreciated asset value over the tax basis of RMG's net assets, management believes it is more likely than not that the deferred tax assets related to unexpired net operating losses will be realized.

     A reconciliation of the tax benefit (expense) computed at the statutory federal rate and the benefit (expense) reported in the accompanying combined statements of operations is as follows:

                                                   NINE MONTHS           YEAR ENDED
                                                      ENDED             DECEMBER 31,
                                                  SEPTEMBER 30,    ----------------------
                                                      1999           1998         1997
                                                  -------------    ---------    ---------
Tax benefit at federal statutory rate.........      $   4,476      $     626    $   4,454
State taxes, net of federal benefit...........            522             73          498
Goodwill amortization.........................         (1,675)        (2,309)      (2,056)
Realization of acquired tax benefit...........             --             --          346
Other.........................................           (642)           (13)         784
                                                    ---------      ---------    ---------
                                                    $   2,681      $  (1,623)   $   4,026
                                                    =========      =========    =========

                            INTERMEDIA CABLE SYSTEMS
(COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS
                                   IV, L.P.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

13.  CHANNEL LAUNCH REVENUE

     During 1997 and 1998, the Systems were credited with amounts representing their share of payments received or to be received by InterMedia from certain programmers to launch and promote their new channels. Of the total amount credited, the Systems recognized advertising revenue of $434, $586 and $1,182 during the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997, respectively, for advertisements provided by the Systems to promote the new channels. The remaining amounts credited to the Systems are being amortized over the respective terms of the program agreements which range between five to ten years. For the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997, the Systems amortized and recorded as other service revenues $721, $956 and $894, respectively. Also, during 1998 the Systems recorded a receivable from a programmer, of which $853 and $1,791 remained outstanding at September 30, 1999 and December 31, 1998, respectively, for the launch and promotion of its new channel.

14.  SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     In connection with RMG's sale of its cable television assets located in Royston and Toccoa, Georgia in December 1997, as described in Note 3 -- "Sale and Exchange of Cable Properties," net cash proceeds received were as follows:

Proceeds from sale..........................................    $ 11,212
Receivable from buyer.......................................         (55)
                                                                --------
  Net proceeds received from buyer..........................    $ 11,157
                                                                ========

     In connection with the exchange of certain cable assets in and around western and eastern Tennessee on December 31, 1998, as described in Note 3, the Systems paid cash of $398.

     In December 1998, IP-IV contributed its 4.99% partner interest in a limited partnership to RMG. The book value of the investment at the time of the contribution was $1,147.

     Total accretion on RMG's Redeemable Preferred Stock for the nine months ended September 30, 1999 and for the years ended December 31, 1998 and 1997 amounted to $750, $945 and $882, respectively.

15.  EMPLOYEE BENEFIT PLANS

     The Systems participate in the InterMedia Partners Tax Deferred Savings Plan which covers all full-time employees who have completed at least six months of employment. The plan provides for a base employee contribution of 1% and a maximum of 15% of compensation. The Systems' matching contributions under the plan are at the rate of 50% of the employee's contribution, up to a maximum of 5% of compensation.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Holdings, LLC:

     We have audited the accompanying statements of operations and changes in net assets and cash flows of Sonic Communications Cable Television Systems for the period from April 1, 1998, through May 20, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Sonic Communications Cable Television Systems for the period from April 1, 1998, through May 20, 1998, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
February 5, 1999

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

               STATEMENT OF OPERATIONS AND CHANGES IN NET ASSETS

                                                                 PERIOD FROM
                                                                  APRIL 1,
                                                                1998, THROUGH
                                                                   MAY 20,
                                                                    1998
                                                                -------------
REVENUES....................................................     $ 6,343,226
                                                                 -----------
OPERATING EXPENSES:
  Operating costs...........................................       1,768,393
  General and administrative................................       1,731,471
  Depreciation and amortization.............................       1,112,057
                                                                 -----------
                                                                   4,611,921
                                                                 -----------
     Income from operations.................................       1,731,305
INTEREST EXPENSE............................................         289,687
                                                                 -----------
     Income before provision for income taxes...............       1,441,618
PROVISION IN LIEU OF INCOME TAXES...........................         602,090
                                                                 -----------
     Net income.............................................         839,528
NET ASSETS, April 1, 1998...................................      55,089,511
                                                                 -----------
NET ASSETS, May 20, 1998....................................     $55,929,039
                                                                 ===========

The accompanying notes are an integral part of this statement.

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

                            STATEMENT OF CASH FLOWS

                                                                 PERIOD FROM
                                                                  APRIL 1,
                                                                1998, THROUGH
                                                                   MAY 20,
                                                                    1998
                                                                -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................     $   839,528
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................       1,112,057
     Changes in assets and liabilities --
       Accounts receivable, net.............................          49,980
       Prepaid expenses and other...........................         171,474
       Accounts payable and accrued expenses................      (1,479,682)
                                                                 -----------
          Net cash provided by operating activities.........         693,357
                                                                 -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................        (470,530)
  Payments of franchise costs...............................        (166,183)
                                                                 -----------
          Net cash used in investing activities.............        (636,713)
                                                                 -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt................................         (41,144)
                                                                 -----------
          Net cash used in financing activities.............         (41,144)
NET INCREASE IN CASH AND CASH EQUIVALENTS...................          15,500
                                                                 -----------
CASH AND CASH EQUIVALENTS, beginning of period..............         532,238
                                                                 -----------
CASH AND CASH EQUIVALENTS, end of period....................     $   547,738
                                                                 ===========

The accompanying notes are an integral part of this statement.

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Sonic Communications Cable Television Systems (the Company) operates cable television systems in California and Utah.

     Effective May 21, 1998, the Company's net assets were acquired by Charter Communications Holdings, LLC.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

     The Company depreciates its cable distribution systems using the straight-line method over estimated useful lives of 5 to 15 years for systems acquired on or after April 1, 1981. Systems acquired before April 1, 1981, are depreciated using the declining balance method over estimated useful lives of 8 to 20 years.

     Vehicles, machinery, office, and data processing equipment and buildings are depreciated using the straight-line or declining balance method over estimated useful lives of 3 to 25 years. Capital leases and leasehold improvements are amortized using the straight-line or declining balance method over the shorter of the lease term or the estimated useful life of the asset.

INTANGIBLES

     The excess of amounts paid over the fair values of tangible and identifiable intangible assets acquired in business combinations are amortized using the straight-line method over the life of the franchise. Identifiable intangible assets such as franchise rights, noncompete agreements and subscriber lists are amortized using the straight-line method over their useful lives, generally 3 to 15 years.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of May 20, 1998, no installation revenue has been deferred, as direct selling costs exceeded installation revenue.

INTEREST EXPENSE

     Interest expense relates to a note payable to a stockholder of the Company, which accrues interest at 7.8% per annum.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  COMMITMENTS AND CONTINGENCIES:

FRANCHISES

     The Company has committed to provide cable television services under franchise agreements with various governmental bodies for remaining terms up to 13 years. Franchise fees of up to 5% of gross revenues are payable under these agreements.

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the period from April 1, 1998, through May 20, 1998, were $59,199.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from April 1, 1998, through May 20, 1998, was $64,159.

3.  INCOME TAXES:

     The results of the Company are included in the consolidated federal income tax return of its parent, Sonic Enterprises, Inc., which is responsible for tax payments applicable to the Company. The financial statements reflect a provision in lieu of income taxes as if the Company was filing on a separate company basis. Accordingly, the Company has included the provision in lieu of income taxes in the accompanying statement of operations.

     The provision in lieu of income taxes approximates the amount of tax computed using U.S. statutory rates, after reflecting state income tax expense of $132,510 for the period from April 1, 1998, through May 20, 1998.

4.  REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject to judicial proceeding and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. For the period from April 1, 1998, through May 20, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

     The Company believes that it has complied in all material respects with the ownership of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company are unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Systems.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Long Beach Acquisition Corp.:

     We have audited the accompanying statements of operations, stockholder's equity and cash flows of Long Beach Acquisition Corp. (a Delaware corporation) for the period from April 1, 1997, through May 23, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Long Beach Acquisition Corp. for the period from April 1, 1997, through May 23, 1997, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  July 31, 1998

                          LONG BEACH ACQUISITION CORP.

                            STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM APRIL 1, 1997, THROUGH MAY 23, 1997

SERVICE REVENUES............................................    $ 5,313,282
                                                                -----------
EXPENSES:
  Operating costs...........................................      1,743,493
  General and administrative................................      1,064,841
  Depreciation and amortization.............................      3,576,166
  Management fees -- related parties........................        230,271
                                                                -----------
                                                                  6,614,771
                                                                -----------
     Loss from operations...................................     (1,301,489)
INTEREST EXPENSE............................................        753,491
                                                                -----------
     Net loss...............................................    $(2,054,980)
                                                                ===========

The accompanying notes are an integral part of this statement.

                          LONG BEACH ACQUISITION CORP.

                       STATEMENT OF STOCKHOLDER'S EQUITY
            FOR THE PERIOD FROM APRIL 1, 1997, THROUGH MAY 23, 1997

                                 CLASS A,     SENIOR
                                  VOTING    REDEEMABLE    ADDITIONAL                       TOTAL
                                  COMMON     PREFERRED      PAID-IN     ACCUMULATED    STOCKHOLDER'S
                                  STOCK        STOCK        CAPITAL       DEFICIT         EQUITY
                                 --------   -----------   -----------   ------------   -------------
BALANCE,
  April 1, 1997................    $100     $11,000,000   $33,258,723   $(51,789,655)   $(7,530,832)
  Net loss.....................      --              --            --     (2,054,980)    (2,054,980)
                                   ----     -----------   -----------   ------------    -----------
BALANCE,
  May 23, 1997.................    $100     $11,000,000   $33,258,723   $(53,844,635)   $(9,585,812)
                                   ====     ===========   ===========   ============    ===========

The accompanying notes are an integral part of this statement.

                          LONG BEACH ACQUISITION CORP.

                            STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM APRIL 1, 1997, THROUGH MAY 23, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(2,054,980)
  Adjustments to reconcile net loss to net cash provided by
     operating activities-
     Depreciation and amortization..........................      3,576,166
     Changes in assets and liabilities, net of effects from
      acquisition-
       Accounts receivable, net.............................       (830,725)
       Prepaid expenses and other...........................        (19,583)
       Accounts payable and accrued expenses................       (528,534)
       Other current liabilities............................        203,282
                                                                -----------
          Net cash provided by operating activities.........        345,626
                                                                -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................       (596,603)
                                                                -----------
          Net cash used in investing activities.............       (596,603)
                                                                -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................       (250,977)
CASH AND CASH EQUIVALENTS, beginning of period..............      3,544,462
                                                                -----------
CASH AND CASH EQUIVALENTS, end of period....................    $ 3,293,485
                                                                ===========
CASH PAID FOR INTEREST......................................    $ 1,316,462
                                                                ===========

The accompanying notes are an integral part of this statement.

                          LONG BEACH ACQUISITION CORP.

                         NOTES TO FINANCIAL STATEMENTS
                                  MAY 23, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Long Beach Acquisition Corp. (LBAC or the "Company") was a wholly owned corporation of KC Cable Associates, L.P., a partnership formed through a joint venture agreement between Kohlberg, Kravis, Roberts & Co. (KKR) and Cablevision Industries Corporation (CVI). The Company was formed to acquire cable television systems serving Long Beach, California, and surrounding areas.

     On May 23, 1997, the Company executed a stock purchase agreement with Charter Communications Long Beach, Inc. (CC-LB) whereby CC-LB purchased all of the outstanding stock of the Company for an aggregate purchase price, net of cash acquired, of $150.9 million. Concurrent with this stock purchase, CC-LB was acquired by Charter Communications, Inc. (Charter) and Kelso Investment Associates V, L.P., an investment fund (Kelso).

     As of May 23, 1997, LBAC provided cable television service to subscribers in southern California.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

     Depreciation is provided on a straight-line basis over the estimated useful life of the related asset as follows:

Leasehold improvements....................................  Life of respective lease
Cable systems and equipment...............................                5-10 years
Subscriber devices........................................                   5 years
Vehicles..................................................                   5 years
Furniture, fixtures and office equipment..................                5-10 years

FRANCHISES

     Franchises include the assigned fair value of the franchise from purchased cable television systems. These franchises are amortized on a straight-line basis over six years, the remaining life of the franchise at acquisition.

INTANGIBLE ASSETS

     Intangible assets include goodwill, which is amortized over fifteen years; subscriber lists, which are amortized over seven years; a covenant not to compete which is amortized over five years; organization costs which are amortized over five years and debt issuance costs which are amortized over ten years, the life of the loan.

                          LONG BEACH ACQUISITION CORP.

IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system. As of May 23, 1997, no installation revenue has been deferred, as direct selling costs have exceeded installation service revenues.

INCOME TAXES

     LBAC's income taxes are recorded in accordance with SFAS No. 109, "Accounting for Income Taxes."

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  STOCKHOLDER'S EQUITY:

     For the period from April 1, 1997, through May 23, 1997, stockholder's equity consisted of the following:

Stockholder's (deficit) equity:
  Common stock -- Class A, voting $1 par value, 100 shares
     authorized, issued and outstanding.....................    $        100
  Common stock -- Class B, nonvoting, $1 par value, 1,000
     shares authorized, no shares issued....................              --
  Senior redeemable preferred stock, no par value, 110,000
     shares authorized, issued and outstanding, stated at
     redemption value.......................................      11,000,000
  Additional paid-in capital................................      33,258,723
  Accumulated deficit.......................................     (53,844,635)
                                                                ------------
     Total stockholder's (deficit) equity...................    $ (9,585,812)
                                                                ============

3.  INTEREST EXPENSE:

     The Company has the option of paying interest at either the Base Rate of the Eurodollar rate, as defined, plus a margin which is based on the attainment of certain financial ratios. The weighted average interest rate for the period from April 1, 1997, through May 23, 1997, was 7.3%.

                          LONG BEACH ACQUISITION CORP.

4.  REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject to judicial proceeding and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of May 23, 1997, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the ownership of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company are unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

5.  RELATED-PARTY TRANSACTIONS:

     The Company has entered into a management agreement (the "Management Agreement") with CVI under which CVI manages the operations of the Company for an annual management fee equal to 4% of gross operating revenues, as defined. Management fees under this agreement amounted to $210,100 for the period

                          LONG BEACH ACQUISITION CORP.

from April 1, 1997, through May 23, 1997. In addition, the Company has agreed to pay a monitoring fee of two dollars per basic subscriber, as defined, per year for services provided by KKR. Monitoring fees amounted to $20,171 for the period from April 1, 1997, through May 23, 1997.

6.  COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under these leases for the period from April 1, 1997, through May 23, 1997, was $67,600.

     The Company rents utility poles in its operations. Generally, pole rental agreements are short term, but LBAC anticipates that such rentals will recur. Rent expense for pole attachments for the period from April 1, 1997, through May 23, 1997, was $12,700.

LITIGATION

     The Company is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

7.  INCOME TAXES:

     The Company has not recognized the tax benefit associated with its taxable loss for the period from April 1, 1997, through May 23, 1997, as the Company believes the benefit will likely not be realized.

8.  EMPLOYEE BENEFIT PLANS:

     Substantially all employees of the Company are eligible to participate in a defined contribution plan containing a qualified cash or deferred arrangement pursuant to IRC Section 401(k). The plan provides that eligible employees may contribute up to 10% of their compensation to the plan. The Company made no contributions to the plan for the period from April 1, 1997, through May 23, 1997.

                         REPORT OF INDEPENDENT AUDITORS

The Audit Committee
  CHARTER COMMUNICATIONS, INC.

     We have audited the accompanying combined balance sheets of Fanch Cable Systems Sold to Charter Communications, Inc. (comprised of components of TWFanch-one Co., components of TWFanch-two Co., Mark Twain Cablevision, North Texas Cablevision LTD., Post Cablevision of Texas L.P., Spring Green Communications L.P., Fanch Narragansett CSI L.P., Cable Systems Inc., ARH, and Tioga), as of November 11, 1999 and December 31, 1998, and the related combined statements of operations, net assets and cash flows for the period from January 1, 1999 through November 11, 1999 and for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of Fanch Communications, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of North Texas Cablevision, LTD., Spring Green Communications L.P., Cable Systems Inc. and Fanch Narragansett CSI Limited Partnership, which statements reflect total assets of $18,289,788 as of December 31, 1998 and total revenues of $14,562,704 and $11,906,101 for the years ended December 31, 1998 and 1997. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for North Texas Cablevision LTD., Spring Green Communications L.P., Cable Systems Inc. and Fanch Narragansett CSI Limited Partnership, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the combined financial position of Fanch Cable Systems Sold to Charter Communications, Inc. at November 11, 1999 and December 31, 1998, and the combined results of its operations and its cash flows for the period from January 1, 1999 through November 11, 1999 and the years ended December 31, 1998 and 1997 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Denver, Colorado
January 28, 2000

                         REPORT OF INDEPENDENT AUDITORS

The Shareholders
  CABLE SYSTEMS, INC.

The Partners
  FANCH NARRAGANSETT CSI LIMITED PARTNERSHIP

     We have audited the accompanying balance sheets of Cable Systems, Inc. and Fanch Narragansett CSI Limited Partnership as of December 31, 1998 and 1997, and the related statements of operations and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying combined financial statements have been prepared pursuant to Section 5.04(a) of the Loan Agreement between Cable Systems, Inc., Fanch Narragansett CSI Limited Partnership and Fleet National Bank. Generally accepted accounting principles do not recognize consolidated financial statements when a less than 50% ownership ratio exists between two companies. As a result, our opinion is restricted to the individual company statements shown.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cable Systems, Inc. and Fanch Narragansett CSI Limited Partnership at December 31, 1998 and 1997, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ SHIELDS & CO.

March 9, 1999
Englewood, Colorado

                         REPORT OF INDEPENDENT AUDITORS

The Partners
  NORTH TEXAS CABLEVISION, LTD.

     We have audited the accompanying consolidated balance sheets of North Texas Cablevision, Ltd. as of December 31, 1998 and 1997, and the related consolidated statements of operations and partners' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North Texas Cablevision, Ltd. at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ SHIELDS & CO.

March 9, 1999
Englewood, Colorado

                         REPORT OF INDEPENDENT AUDITORS

The Partners
  SPRING GREEN COMMUNICATIONS, L.P.

     We have audited the accompanying balance sheet of Spring Green Communications, L.P. as of December 31, 1998 and 1997, and the related statements of operations and partners' capital and cash flows from inception November 3, 1997, through December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spring Green Communications, L.P. at December 31, 1998 and 1997, and the results of its operations and its cash flows for the periods ended December 31, 1997, and 1998 in conformity with generally accepted accounting principles.

                                          /s/ SHIELDS & CO.

March 10, 1999
Englewood, Colorado

            FANCH CABLE SYSTEMS SOLD TO CHARTER COMMUNICATIONS, INC.
                            COMBINED BALANCE SHEETS

                                                                NOVEMBER 11,    DECEMBER 31,
                                                                    1999            1998
                                                                ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $    568,583    $    809,720
  Accounts receivable, less allowance for doubtful accounts
     of approximately $229,000 and $443,000 in 1999 and
     1998, respectively.....................................       7,424,375       3,236,751
  Prepaid expenses and other current assets.................       1,529,577       1,645,785
                                                                ------------    ------------
Total current assets........................................       9,522,535       5,692,256
Property, plant and equipment:
  Transmission and distribution systems and related
     equipment..............................................     325,687,737     200,526,755
  Furniture and equipment...................................      13,704,415       8,389,207
                                                                ------------    ------------
                                                                 339,392,152     208,915,962
  Less accumulated depreciation.............................     (73,807,164)    (52,484,281)
                                                                ------------    ------------
Net property, plant and equipment...........................     265,584,988     156,431,681
Goodwill, net of accumulated amortization of approximately
  $85,370,000 and $63,030,000 in 1999 and 1998,
  respectively..............................................     515,312,398     266,776,690
Subscriber lists, net of accumulated amortization of
  approximately $28,168,000 and $15,024,000 in 1999 and
  1998, respectively........................................      67,444,869      17,615,056
Other intangible assets, net of accumulated amortization of
  approximately $17,157,000 and $14,411,000 in 1999 and
  1998, respectively........................................      12,032,316      11,482,409
                                                                ------------    ------------
Total intangible assets.....................................     594,789,583     295,874,155
Other assets................................................              --       1,050,815
                                                                ============    ============
Total assets................................................    $869,897,106    $459,048,907
                                                                ============    ============
LIABILITIES AND NET ASSETS
Current liabilities:
  Accounts payable and other accrued liabilities............    $  7,065,436    $ 13,630,205
  Subscriber advances and deposits..........................       5,492,869       2,033,992
                                                                ------------    ------------
Total current liabilities...................................      12,558,305      15,664,197
Net assets..................................................     857,338,801     443,384,710
                                                                ------------    ------------
Total liabilities and net assets............................    $869,897,106    $459,048,907
                                                                ============    ============

See accompanying notes.

            FANCH CABLE SYSTEMS SOLD TO CHARTER COMMUNICATIONS, INC.
                       COMBINED STATEMENTS OF OPERATIONS

                                                     PERIOD FROM
                                                     JANUARY 1 TO     YEAR ENDED DECEMBER 31,
                                                     NOVEMBER 11,   ---------------------------
                                                         1999           1998           1997
                                                     ------------   ------------   ------------
Revenues:
  Service.........................................   $165,967,333   $123,183,391   $113,954,539
  Installation and other..........................     19,948,268     17,920,743     16,587,074
                                                     ------------   ------------   ------------
                                                      185,915,601    141,104,134    130,541,613
Operating expenses, excluding depreciation and
  amortization....................................     58,504,674     42,616,007     40,346,214
Selling, general and administrative expenses......     27,071,932     20,361,890     21,363,377
                                                     ------------   ------------   ------------
                                                       85,576,606     62,977,897     61,709,591
Income before other expenses......................    100,338,995     78,126,237     68,832,022
Other expenses:
  Depreciation and amortization...................     62,097,138     45,885,038     61,502,426
  Management fees.................................      6,161,558      3,998,259      3,663,561
  Loss (gain) on disposal of assets...............      8,135,954      6,420,250     (1,229,272)
  Other (income) expense, net.....................       (340,049)       313,693        232,102
                                                     ------------   ------------   ------------
  Net income before tax expense...................     24,284,394     21,508,997      4,663,205
  Income tax expense..............................        197,334        286,451      2,260,369
                                                     ------------   ------------   ------------
Net income........................................   $ 24,087,060   $ 21,222,546   $  2,402,836
                                                     ============   ============   ============

See accompanying notes.

            FANCH CABLE SYSTEMS SOLD TO CHARTER COMMUNICATIONS, INC.

                       COMBINED STATEMENTS OF NET ASSETS

                                                     PERIOD FROM
                                                     JANUARY 1 TO     YEAR ENDED DECEMBER 31,
                                                     NOVEMBER 11,   ---------------------------
                                                         1999           1998           1997
                                                     ------------   ------------   ------------
Net assets at beginning of period.................   $443,384,710   $455,085,231   $481,540,621
Net income........................................     24,087,060     21,222,546      2,402,836
Contributions from (payments to) owners...........    389,867,031    (32,923,067)   (28,858,226)
                                                     ------------   ------------   ------------
Net assets at end of period.......................   $857,338,801   $443,384,710   $455,085,231
                                                     ============   ============   ============

See accompanying notes.

            FANCH CABLE SYSTEMS SOLD TO CHARTER COMMUNICATIONS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                     PERIOD FROM
                                                    JANUARY 1 TO      YEAR ENDED DECEMBER 31,
                                                    NOVEMBER 11,    ---------------------------
                                                        1999            1998           1997
                                                    -------------   ------------   ------------
OPERATING ACTIVITIES
Net income.......................................   $  24,087,060   $ 21,222,546   $  2,402,836
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation and amortization...............      62,097,138     45,885,038     61,502,426
     Loss (gain) on disposal of assets...........       8,135,954      6,420,250     (1,229,272)
     (Increase) decrease in accounts receivable,
       prepaid expenses and other current
       assets....................................      (3,020,601)    (2,053,483)     2,067,370
     (Decrease) increase in accounts payable and
       other accrued liabilities and subscriber
       advances and deposits.....................      (3,105,892)     1,434,091     (4,676,441)
                                                    -------------   ------------   ------------
Net cash provided by operating activities........      88,193,659     72,908,442     60,066,919
INVESTING ACTIVITIES
Acquisition of systems...........................    (413,345,351)            --    (18,243,593)
Purchases of property, plant and equipment.......     (64,956,476)   (39,343,681)   (17,213,637)
Additions to intangibles, net....................              --       (909,674)    (1,116,251)
Proceeds from sale of equipment..................              --        103,028      5,337,321
                                                    -------------   ------------   ------------
Net cash used in investing activities............    (478,301,827)   (40,150,327)   (31,236,160)
FINANCING ACTIVITIES
Contributions from (payments to) owners..........     389,867,031    (32,923,067)   (28,858,226)
                                                    -------------   ------------   ------------
Net cash provided by (used in) financing
  activities.....................................     389,867,031    (32,923,067)   (28,858,226)
Net change in cash and cash equivalents..........        (241,137)      (164,952)       (27,467)
Cash and cash equivalents at beginning of year...         809,720        974,672      1,002,139
                                                    -------------   ------------   ------------
Cash and cash equivalents at end of year.........   $     568,583   $    809,720   $    974,672
                                                    =============   ============   ============

See accompanying notes.

            FANCH CABLE SYSTEMS SOLD TO CHARTER COMMUNICATIONS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               NOVEMBER 11, 1999

1. BASIS OF PRESENTATION

ACQUISITION BY CHARTER COMMUNICATIONS, INC. AND BASIS OF PRESENTATION

     The Fanch Cable Systems Sold to Charter Communications, Inc. are comprised of the following entities: components of TWFanch-one Co., components of TWFanch-two Co., Mark Twain Cablevision, North Texas Cablevision LTD., Post Cablevision of Texas L.P., Spring Green Communications L.P., Fanch Narragansett CSI L.P., Cable Systems Inc., ARH, and Tioga (the "Combined Systems"). The Combined Systems were managed by Fanch Communications, Inc. (the "Management Company").

     Pursuant to a purchase agreement, dated May 12, 1999 between certain partners ("Partners") of the Combined Systems and Charter Communications, Inc. ("Charter"), the Partners of the Combined Systems entered into a distribution agreement whereby the Partners will distribute and/or sell certain of their cable systems to certain of their respective Partners. These Partners will then sell the Combined Systems through a combination of asset sales and the sale of equity and partnership interests to Charter.

     Accordingly, these combined financial statements of the Combined Systems reflect the "carved out" financial position, results of operations, cash flows and changes in net assets of the operations of the Combined Systems as if they had been operating as a separate company. For purposes of determining the financial statement amounts of the Combined Systems, management excluded certain systems (the "Excluded Systems"). In order to exclude the results of operations and financial position of the Excluded Systems from the combined financial statements, management has estimated certain revenues, expenses, assets and liabilities that are not specifically identified to systems based on the ratio of each Excluded System's basic subscribers to the total basic subscribers served by the respective partnerships. Management believes the basis used for these allocations is reasonable. The Combined Systems' results of operations are not necessarily indicative of future operating results or the results that would have occurred if the Combined Systems were a separate legal entity.

DESCRIPTION OF BUSINESS

     The Combined Systems, operating in various states throughout the United States, are principally engaged in operating cable television systems and related activities under non-exclusive franchise agreements.

PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of the Combined Systems, as if the Combined Systems were a single company. All material intercompany balances and transactions have been eliminated.

CASH, INTERCOMPANY ACCOUNTS AND DEBT

     Under the Combined Systems' centralized cash management system, the cash requirements of its individual operating units were generally subsidized by the Management Company and the cash generated or used by the individual operating units was transferred to/from the Management Company, as appropriate, through the use of intercompany accounts. The resulting intercompany account balances are included in net assets and all the net cash generated from (used in) operations, investing activities and financing activities has been included in the Combined Systems' net contributions by (payments to) the Management Company in the combined statements of cash flows. The Management Company maintains external debt to fund and manage operations on a centralized basis. Debt, unamortized loan costs and interest expense of the Management Company have not been allocated to the Combined Systems. As such, the debt, unamortized

            FANCH CABLE SYSTEMS SOLD TO CHARTER COMMUNICATIONS, INC.

1. BASIS OF PRESENTATION (CONTINUED)
loan costs, and related interest are not representative of the debt that would be required or interest expense incurred if the Combined Systems were a separate legal entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY, PLANT AND EQUIPMENT

     The Combined Systems record additions to property, plant and equipment at cost, which in the case of assets constructed includes amounts for material, labor and overhead. Maintenance and repairs are charged to expense as incurred.

     For financial reporting purposes, the Combined Systems use the straight-line method of depreciation over the estimated useful lives of the assets as follows:

                                                                    LIVES
                                                                    -----
Transmission and distribution systems and related
  equipment                                                     3 to 20 years
Furniture and equipment                                       4 to 8 1/2 years

INCOME TAXES

     The Combined Systems pay an immaterial amount of income taxes. Taxes are paid for Cable Systems, Inc., Hornell, ARH, Tioga, and systems operating in the State of Michigan. The majority of the Combined Systems are various partnerships and, as such, the tax effects of the Combined Systems' results of operations accrue to the partners.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Combined Systems recognize revenue when services have been delivered. Revenues on long-term contracts are recognized over the term of the contract using the straight-line method.

INTANGIBLES

     Intangibles are recorded at cost and are amortized on a straight-line basis over their estimated useful lives. The estimated useful lives are as follows:

                                                          LIVES
                                                          -----
Goodwill                                     7 to 20 years (7 to 10 in 1997)
Subscriber list                                        3 to 7 years
Other, including franchise costs                      2 to 13 years

     Amortization expense was $38,229,923, $25,955,253, and $44,595,992 for the
period from January 1, 1999 to November 11, 1999 and for the years ended December 31, 1998 and 1997, respectively. Certain of the Combined Systems changed the estimated useful life of goodwill from 7 and 10 years in 1997 to 20 years

            FANCH CABLE SYSTEMS SOLD TO CHARTER COMMUNICATIONS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) effective January 1, 1998 to better match the amortization period to anticipated economic lives of the franchises and to better reflect industry practice. This change in estimate resulted in an increase in net income of approximately $20 million for the year ended December 31, 1998.

3. DISPOSAL OF ASSETS

     During the periods presented, various upgrades were performed on certain plant locations. The cost and accumulated depreciation applicable to the plant replaced has been estimated and recorded as a loss on disposal, which is summarized as follows:

                                                           PERIOD FROM
                                                           JANUARY 1 TO     YEAR ENDED DECEMBER 31
                                                           NOVEMBER 11     -------------------------
                                                               1999           1998          1997
                                                           ------------       ----          ----
Cost...................................................    $12,238,388     $8,606,851    $ 5,529,505
  Accumulated depreciation.............................     (4,102,434)    (2,083,573)    (2,003,191)
  Proceeds.............................................             --       (103,028)    (5,337,321)
  Disposal of intangible assets........................             --             --      2,978,143
  Accumulated amortization.............................             --             --     (2,396,408)
                                                           -----------     ----------    -----------
  Loss (gain) on disposal..............................    $ 8,135,954     $6,420,250    $(1,229,272)
                                                           ===========     ==========    ===========

4. PURCHASE AND SALE OF SYSTEMS

     On March 30, 1997, the Combined Systems acquired cable television systems, including plant and franchise and business licenses, serving communities in the states of Pennsylvania and Virginia. The purchase price was $1.4 million, of which $765,000 was allocated to property, plant and equipment and $635,000 was allocated to intangible assets.

     Concurrent with the purchase of the systems in Pennsylvania on March 30, 1997, the Combined Systems sold certain of these assets, including plant and franchise and business licenses, for $340,000. No gain or loss on this transaction was recorded.

     On June 30, 1997, the Combined Systems acquired cable television systems, including plant and franchise and business licenses, serving communities in the State of Indiana. The purchase price was $6,345,408, of which $2,822,260 was allocated to property, plant and equipment and $3,523,148 was allocated to intangible assets.

     On November 3, 1997, the Combined Systems acquired substantially all of the assets, including franchise and business licenses, for cable systems serving various communities in Wisconsin. The purchase price was $8.7 million, of which $3.9 million was allocated to property, plant and equipment and $4.8 million was allocated to intangible assets.

     On June 12, 1998, the Combined Systems entered into an agreement to acquire cable television systems, including plant and franchise and business licenses, serving communities in the State of Michigan. The purchase price was $42 million, subject to purchase price adjustments. In connection with the agreement, the Combined Systems received an additional $8.76 million in capital contributions. The agreement was completed and the assets were transferred to the Combined Systems on February 1, 1999. The Combined Systems recorded approximately $11.7 million in property, plant and equipment and approximately $30.3 million in intangible assets.

            FANCH CABLE SYSTEMS SOLD TO CHARTER COMMUNICATIONS, INC.

4. PURCHASE AND SALE OF SYSTEMS (CONTINUED)
     On July 8, 1998, the Combined Systems entered into an Asset Purchase Agreement to acquire cable television systems, including plant and franchise and business licenses, serving communities in the states of Maryland, Ohio and West Virginia. The purchase price was $248 million, subject to purchase price adjustments. The transaction was completed and the assets were transferred to the Combined Systems on February 24, 1999. The Combined Systems recorded approximately $39 million to property, plant and equipment and approximately $209 million to intangible assets.

     On January 15, 1999, the Combined Systems entered into an agreement to acquire cable television systems, including plant and franchise and business licenses, serving communities in the State of Michigan from a related party. The purchase price was $70 million, subject to purchase price adjustments. The agreement was completed and the assets were transferred to the Combined Systems on March 31, 1999. In connection with the agreement, the Combined Systems received an additional $25 million in capital contributions. The Combined Systems recorded approximately $14.4 million to property, plant and equipment and approximately $55.6 million to intangible assets.

     On May 12, 1999, the Combined Systems entered into an agreement to acquire the stock of ARH, Ltd. ARH, Ltd. is engaged in the business of owning and operating cable television systems in Texas and West Virginia. The purchase price was $50 million subject to purchase price adjustments. The transaction was completed and the assets were transferred to the Combined Systems on June 22, 1999. The Combined Systems recorded approximately $3.9 million to property, plant and equipment and approximately $46.1 million to intangible assets.

     Unaudited pro forma operating results as though the acquisitions discussed above had occurred at the beginning of the periods, with adjustments to give effect to amortization of franchises and certain other adjustments for the period, are as follows:

                                                      PERIOD FROM
                                                      JANUARY 1 TO     YEAR ENDED
                                                      NOVEMBER 11     DECEMBER 31
                                                          1999            1998
                                                      ------------    -----------
Revenues..........................................    $202,259,532    $197,803,975
Income from operations............................      92,986,581     107,053,905
Net income........................................      27,704,095      32,130,293

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been complete as of the assumed date or which may be obtained in the future.

5. RELATED PARTIES

     The Combined Systems have entered into management agreements with the Management Company whose sole stockholder is affiliated with several of the Combined Systems. The Combined Systems have also entered into a management agreement with an entity (the "Affiliated Company") that has ownership interest in certain of the Combined Systems. The agreements provide that the Management Company and the Affiliated Company will manage their respective systems and receive annual compensation equal to 2.5% to 5% of the gross revenues from operations from their respective systems. Management fees were $6,161,558, $4,072,179, and $3,663,560 for the period from January 1, 1999 to November 11, 1999 and the years ended December 31, 1998 and 1997, respectively.

     A company affiliated with the Management Company provides subscriber billing services for a portion of the Combined Systems' subscribers. The Combined Systems incurred fees for monthly billing and related

            FANCH CABLE SYSTEMS SOLD TO CHARTER COMMUNICATIONS, INC.

5. RELATED PARTIES (CONTINUED)
services in the approximate amounts of $362,000, $507,000, and $535,000 for the period from January 1, 1999 to November 11, 1999 and the years ended December 31, 1998 and 1997, respectively.

     The Combined Systems purchase the majority of their programming through the Affiliated Company. Fees incurred for programming were approximately $38,356,000, $24,600,000, and $22,200,000 for the period from January 1, 1999 to
November 11, 1999 and the years ended December 31, 1998 and 1997, respectively.

     The Management Company pays amounts on behalf of and receives amounts from the Combined Systems in the ordinary course of business. Accounts receivable and payable of the Combined Systems include amounts due from and due to the Management Company.

6. COMMITMENTS

     The Combined Systems, as an integral part of their cable operations, have entered into lease contracts for certain items including tower rental, microwave service and office space. Rent expense, including office, tower and pole rent, for the period from January 1, 1999 to November 11, 1999 and the years ended December 31, 1998 and 1997 was approximately $3,110,000, $2,462,866, and
$2,238,394, respectively. The majority of these agreements are on month-to-month arrangements and, accordingly, the Combined Systems have no material future minimum commitments related to these leases.

7. EMPLOYEE BENEFIT PLAN

     The Combined Systems each have a defined contribution plan (the "Plan") which qualifies under section 401(k) of the Internal Revenue Code. Therefore, each system of the Combined Systems participates in the respective plan. Combined Systems contributions were approximately $497,000, $354,000, and $297,000 for the period from January 1, 1999 to November 11, 1999 and the years ended December 31, 1998 and 1997, respectively.

                         REPORT OF INDEPENDENT AUDITORS

Partners
Falcon Communications, L.P.

     We have audited the accompanying consolidated balance sheets of Falcon Communications, L.P. as of December 31, 1998 and November 12, 1999, and the related consolidated statements of operations, partners' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1998 and for the period from January 1, 1999 to November 12, 1999 (date of disposition). These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falcon Communications, L.P. at December 31, 1998 and November 12, 1999 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 and for the period from January 1, 1999 to November 12, 1999 (date of disposition), in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Los Angeles, California
March 2, 2000

                          FALCON COMMUNICATIONS, L.P.

                          CONSOLIDATED BALANCE SHEETS

                                                                                NOVEMBER 12,
                                                                                    1999
                                                                DECEMBER 31,      (DATE OF
                                                                    1998        DISPOSITION)
                                                                ------------    ------------
                                                                   (DOLLARS IN THOUSANDS)
ASSETS:
  Cash and cash equivalents.................................     $   14,284      $    9,995
  Receivables:
     Trade, less allowance of $670,000 and $1,074,000 for
       possible losses......................................         15,760          18,946
     Affiliates.............................................          2,322           3,511
  Other assets..............................................         16,779          33,456
  Property, plant and equipment, less accumulated
     depreciation and amortization..........................        505,894         553,851
  Franchise cost, less accumulated amortization of
     $226,526,000 and $269,752,000..........................        397,727         370,461
  Goodwill, less accumulated amortization of $25,646,000 and
     $31,636,000............................................        135,308         130,581
  Customer lists and other intangible costs, less
     accumulated amortization of $59,422,000 and
     $127,314,000...........................................        333,017         273,851
  Deferred loan costs, less accumulated amortization of
     $2,014,000 and $3,137,000..............................         24,331          22,623
                                                                 ----------      ----------
                                                                 $1,445,422      $1,417,275
                                                                 ==========      ==========
                             LIABILITIES AND PARTNERS' DEFICIT
LIABILITIES:
  Notes payable.............................................     $1,611,353      $1,711,835
  Accounts payable..........................................         10,341          16,790
  Due to affiliate..........................................             --          15,202
  Accrued expenses..........................................         83,077          56,160
  Customer deposits and prepayments.........................          2,257           8,070
  Deferred income taxes.....................................          8,664           8,393
  Minority interest.........................................            403             541
                                                                 ----------      ----------
TOTAL LIABILITIES...........................................      1,716,095       1,816,991
                                                                 ----------      ----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PARTNERS' EQUITY.................................        133,023         424,280
                                                                 ----------      ----------
PARTNERS' EQUITY (DEFICIT):
  General partners..........................................       (408,369)       (826,681)
  Limited partners..........................................          4,673           2,685
                                                                 ----------      ----------
TOTAL PARTNERS' DEFICIT.....................................       (403,696)       (823,996)
                                                                 ----------      ----------
                                                                 $1,445,422      $1,417,275
                                                                 ==========      ==========

          See accompanying notes to consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      PERIOD FROM
                                                      YEAR ENDED DECEMBER 31,     JANUARY 1, 1999 TO
                                                      ------------------------     NOVEMBER 12, 1999
                                                         1997         1998       (DATE OF DISPOSITION)
                                                      ----------   -----------   ---------------------
                                                                   (DOLLARS IN THOUSANDS)
REVENUES...........................................    $255,886     $ 307,558          $ 371,617
                                                       --------     ---------          ---------
EXPENSES:
Service costs......................................      75,643        97,832            125,246
General and administrative expenses................      46,437        63,401            139,462
Depreciation and amortization......................     118,856       152,585            196,260
                                                       --------     ---------          ---------
Total expenses.....................................     240,936       313,818            460,968
                                                       --------     ---------          ---------
Operating income (loss)............................      14,950        (6,260)           (89,351)
                                                       --------     ---------          ---------
OTHER INCOME (EXPENSE):
Interest expense, net..............................     (79,137)     (102,591)          (114,993)
Equity in net income (loss) of investee
  partnerships.....................................         443          (176)               (41)
Other income (expense), net........................         885        (2,917)             8,062
Income tax benefit (expense).......................       2,021        (1,897)            (2,509)
                                                       --------     ---------          ---------
Net loss before extraordinary item.................     (60,838)     (113,841)          (198,832)
Extraordinary item, retirement of debt.............          --       (30,642)                --
                                                       --------     ---------          ---------
NET LOSS...........................................    $(60,838)    $(144,483)         $(198,832)
                                                       ========     =========          =========

          See accompanying notes to consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.

             CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

                                                          GENERAL      LIMITED
                                                          PARTNERS     PARTNERS      TOTAL
                                                         ----------   ----------   ----------
                                                                (DOLLARS IN THOUSANDS)
PARTNERS' DEFICIT,
  January 1, 1997.....................................   $  (12,591)  $ (443,908)  $ (456,499)
     Reclassification from redeemable partners'
       equity.........................................           --      100,529      100,529
     Capital contribution.............................           --           53           53
     Net loss for year................................         (609)     (60,229)     (60,838)
                                                         ----------   ----------   ----------
PARTNERS' DEFICIT,
  December 31, 1997...................................      (13,200)    (403,555)    (416,755)
     Reclassification of partners' deficit............     (408,603)     408,603           --
     Redemption of partners' interests................     (155,908)          --     (155,908)
     Net assets retained by the managing general
       partner........................................       (5,392)          --       (5,392)
     Reclassification from redeemable partners'
       equity.........................................       38,350           --       38,350
     Acquisition of Falcon Video and TCI net assets...      280,409           --      280,409
     Capital contributions............................           83           --           83
     Net loss for year................................     (144,108)        (375)    (144,483)
                                                         ----------   ----------   ----------
PARTNERS' EQUITY (DEFICIT)
  December 31, 1998...................................     (408,369)       4,673     (403,696)
     Reclassification to redeemable partners'
       equity.........................................     (291,257)          --     (291,257)
     Capital contributions............................       70,723           --       70,723
     Acquisition of TCI net assets adjustment.........         (934)          --         (934)
     Net loss for period..............................     (196,844)      (1,988)    (198,832)
                                                         ----------   ----------   ----------
PARTNERS' EQUITY (DEFICIT)
  November 12, 1999...................................   $ (826,681)  $    2,685   $ (823,996)
                                                         ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     PERIOD FROM
                                                     YEAR ENDED DECEMBER 31,     JANUARY 1, 1999 TO
                                                     ------------------------     NOVEMBER 12, 1999
                                                       1997          1998       (DATE OF DISPOSITION)
                                                     ---------   ------------   ---------------------
                                                                  (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net loss........................................   $(60,838)   $  (144,483)        $  (198,832)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Payment-in-kind interest expense.............     20,444             --                  --
     Amortization of debt discount................         --         19,342              24,103
     Depreciation and amortization................    118,856        152,585             196,260
     Amortization of deferred loan costs..........      2,192          2,526               1,782
     Compensation funded by Managing General
       Partner....................................         --             --              70,723
     Write-off deferred loan costs................         --         10,961                  (4)
     Gain on sale of cable system.................         --             --             (11,069)
     Casualty (gain) loss.........................     (3,476)          (314)                 69
     Equity in net (income) loss of investee
       partnerships...............................       (443)           176                  41
     Provision for losses on receivables, net of
       recoveries.................................      5,714          4,775               4,510
     Deferred income taxes........................     (2,748)         1,111                (271)
     Other........................................      1,319            278                 348
  Increase (decrease) from changes in:
     Receivables..................................     (9,703)        (1,524)             (6,114)
     Other assets.................................     (4,021)           906              (7,194)
     Accounts payable.............................     (1,357)           337               6,450
     Accrued expenses and due to affiliate........     13,773         24,302             (11,634)
     Customer deposits and prepayments............       (175)           633               5,813
                                                     --------    -----------         -----------
     Net cash provided by operating activities....     79,537         71,611              74,981
                                                     --------    -----------         -----------
Cash flows from investing activities:
  Capital expenditures............................    (76,323)       (96,367)           (126,548)
  Increase in intangible assets...................     (1,770)        (7,124)             (3,344)
  Acquisitions of cable television systems........         --        (83,391)            (27,161)
  Cash acquired in connection with the acquisition
     of TCI and Falcon Video Communications,
     L.P..........................................         --            317                  --
  Proceeds from sale of cable system..............         --             --               3,178
  Assets retained by the Managing General
     Partner......................................         --         (3,656)                 --
  Other...........................................      1,806          1,893              (1,871)
                                                     --------    -----------         -----------
     Net cash used in investing activities........    (76,287)      (188,328)           (155,746)
                                                     --------    -----------         -----------
Cash flows from financing activities:
  Borrowings from notes payable...................     37,500      2,388,607           1,153,250
  Repayment of debt...............................    (40,722)    (2,244,752)         (1,076,871)
  Deferred loan costs.............................        (29)       (25,684)                (70)
  Capital contributions...........................         93             --                  --
  Redemption of partners' interests...............         --         (1,170)                 --
  Minority interest capital contributions.........        192             83                 167
                                                     --------    -----------         -----------
     Net cash provided by (used in) financing
       activities.................................     (2,966)       117,084              76,476
                                                     --------    -----------         -----------
Increase (decrease) in cash and cash
  equivalents.....................................        284            367              (4,289)
Cash and cash equivalents, at beginning of
  period..........................................     13,633         13,917              14,284
                                                     --------    -----------         -----------
Cash and cash equivalents, at end of period.......   $ 13,917    $    14,284         $     9,995
                                                     ========    ===========         ===========

          See accompanying notes to consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES

FORM OF PRESENTATION

     Falcon Communications, L.P. ("FCLP"), a California limited partnership (the "Partnership") and successor to Falcon Holding Group, L.P. ("FHGLP"), owned and operated cable television systems serving small to medium-sized communities and the suburbs of certain cities in 23 states through November 12, 1999. On September 30, 1998, pursuant to a Contribution and Purchase Agreement dated as of December 30, 1997, as amended (the "Contribution Agreement"), FHGLP acquired the assets and liabilities of Falcon Video Communications, L.P. ("Falcon Video"), in exchange for ownership interests in FHGLP. Simultaneously with the closing of that transaction, in accordance with the Contribution Agreement, FHGLP contributed substantially all of the existing cable television system operations owned by FHGLP and its subsidiaries (including the Falcon Video Systems) to the Partnership and TCI Falcon Holdings, LLC ("TCI") contributed certain cable television systems owned and operated by affiliates of TCI (the "TCI Systems") to the Partnership (the "TCI Transaction"). As a result, Tele-Communications, Inc. held approximately 46% of the equity interest of the Partnership and FHGLP owned the remaining 54% and served as the managing general partner of the Partnership. The TCI Transaction has been accounted for as a recapitalization of FHGLP into the Partnership and the concurrent acquisition by the Partnership of the TCI systems. In March 1999, AT&T and Tele-Communications, Inc. completed a merger under which Tele-Communications, Inc. became a unit of AT&T called AT&T Broadband & Internet Services, which became a general partner of FCLP as a result of a merger.

     On November 12, 1999, Charter Communications Holding Company, LLC ("Charter") acquired the Partnership in a cash and stock transaction valued at approximately $3.6 billion, including assumption of liabilities. Upon closing of the transaction, the Partnership was merged with CC VII Holdings, LLC, a Delaware limited liability company and successor to FCLP.

     The consolidated financial statements include the accounts of the Partnership and its subsidiary holding companies and cable television operating partnerships and corporations, which include Falcon Cable Communications LLC ("Falcon LLC"), a Delaware limited liability company that serves as the general manager of the cable television subsidiaries. Such statements reflect balances immediately prior to the acquisition transaction. The assets contributed by FHGLP in 1998 to the Partnership excluded certain immaterial investments, principally FHGLP's ownership of 100% of the outstanding stock of Enstar Communications Corporation ("ECC"), which is the general partner and manager of fifteen limited partnerships operating under the name "Enstar." ECC's ownership interest in the Enstar partnerships ranges from 0.5% to 5%. Upon the consummation of the TCI Transaction, the management of the Enstar partnerships was assigned to the Partnership by FHGLP. The consolidated statements of operations and statements of cash flows for the year ended December 31, 1998 include FHGLP's interest in ECC for the nine months ended September 30, 1998. The effects of ECC's operations on all previous periods presented are immaterial. On November 12, 1999, Charter acquired ECC.

     FHGLP also controlled, held varying equity interests in and managed certain other cable television partnerships (the "Affiliated Partnerships") for a fee. FHGLP is a limited partnership, the sole general partner of which is Falcon Holding Group, Inc., a California corporation ("FHGI"). FHGI also holds a 1% interest in certain of the subsidiaries of the Partnership. At the beginning of 1998, the Affiliated Partnerships were comprised of Falcon Classic Cable Income Properties, L.P. ("Falcon Classic") whose cable television systems are referred to as the "Falcon Classic Systems," Falcon Video and the Enstar partnerships. As discussed in Note 3, the Falcon Classic Systems were acquired by FHGLP during 1998. The Falcon Video Systems were acquired on September 30, 1998 in connection with the TCI Transaction. As a result of these transactions, the Affiliated Partnerships consist solely of the Enstar partnerships from October 1, 1998 forward.

                          FALCON COMMUNICATIONS, L.P.

NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES -- (CONTINUED)

     All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements do not give effect to any assets that the partners may have outside their interests in the Partnership, nor to any obligations, including income taxes, of the partners.

CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, the Partnership considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 1997 and 1998 included $4.5 million and $345,000 of investments in commercial paper and short-term investment funds of major financial institutions. There were no such cash equivalents at November 12, 1999.

INVESTMENTS IN AFFILIATED PARTNERSHIPS

     Prior to closing the TCI Transaction, the Partnership was the general partner of certain entities, which in turn acted as general partner of the Affiliated Partnerships. The Partnership's effective ownership interests in the Affiliated Partnerships were less than one percent. The Affiliated Partnerships were accounted for using the equity method of accounting. Equity in net losses were recorded to the extent of the investments in and advances to the partnerships plus obligations for which the Partnership, as general partner, was responsible. The liabilities of the Affiliated Partnerships, other than amounts due the Partnership, principally consisted of debt for borrowed money and related accrued interest. The Partnership's ownership interests in the Affiliated Partnerships were eliminated in 1998 with the acquisition of Falcon Video and Falcon Classic and the retention by FHGLP of its interests in the Enstar partnerships.

PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION AND AMORTIZATION

     Property, plant and equipment are stated at cost. Direct costs associated with installations in homes not previously served by cable are capitalized as part of the distribution system, and reconnects are expensed as incurred. For financial reporting, depreciation and amortization is computed using the straight-line method over the following estimated useful lives.

CABLE TELEVISION SYSTEMS:
Headend buildings and equipment............................     10-16 years
Trunk and distribution.....................................      5-15 years
Microwave equipment........................................     10-15 years

OTHER:
Furniture and equipment....................................       3-7 years
Vehicles...................................................      3-10 years
Leasehold improvements.....................................   Life of lease

FRANCHISE COST AND GOODWILL

     The excess of cost over the fair values of tangible assets and customer lists of cable television systems acquired represents the cost of franchises and goodwill. In addition, franchise cost includes capitalized costs incurred in obtaining new franchises and in the renewal of existing franchises. These costs are amortized using the straight-line method over the lives of the franchises, ranging up to 28 years (composite 15 year average). Goodwill is amortized over 20 years. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful.

                          FALCON COMMUNICATIONS, L.P.

NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES -- (CONTINUED)

CUSTOMER LISTS AND OTHER INTANGIBLE COSTS

     Customer lists and other intangible costs include customer lists, covenants not to compete and organization costs which are amortized using the straight-line method over two to five years.

DEFERRED LOAN COSTS

     Costs related to borrowings are capitalized and amortized to interest expense over the life of the related loan.

RECOVERABILITY OF ASSETS

     The Partnership assesses on an ongoing basis the recoverability of intangible assets (including goodwill) and capitalized plant assets based on estimates of future undiscounted cash flows compared to net book value. If the future undiscounted cash flow estimates were less than net book value, net book value would then be reduced to estimated fair value, which generally approximates discounted cash flows. The Partnership also evaluates the amortization periods of assets, including goodwill and other intangible assets, to determine whether events or circumstances warrant revised estimates of useful lives.

REVENUE RECOGNITION

     Revenues from customer fees, equipment rental and advertising are recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable television system. Management fees are recognized on the accrual basis based on a percentage of gross revenues of the respective cable television systems managed. Effective October 1, 1998, 20% of the management fees from the Enstar partnerships was retained by FHGLP.

DERIVATIVE FINANCIAL INSTRUMENTS

     As part of the Partnership's management of financial market risk and as required by certain covenants in its New Credit Agreement, the Partnership enters into various transactions that involve contracts and financial instruments with off-balance-sheet risk, principally interest rate swap and interest rate cap agreements. The Partnership enters into these agreements in order to manage the interest-rate sensitivity associated with its variable-rate indebtedness. The differential to be paid or received in connection with interest rate swap and interest rate cap agreements is recognized as interest rates change and is charged or credited to interest expense over the life of the agreements. Gains or losses for early termination of those contracts are recognized as an adjustment to interest expense over the remaining portion of the original life of the terminated contract.

INCOME TAXES

     The Partnership and its subsidiaries, except for Falcon First, Inc., are limited partnerships or limited liability companies and pay no income taxes as entities except for nominal taxes assessed by certain state jurisdictions. All of the income, gains, losses, deductions and credits of the Partnership are passed through to its partners. The basis in the Partnership's assets and liabilities differs for financial and tax reporting purposes. At November 12, 1999, the book basis of the Partnership's net assets exceeded its tax basis by $623 million.

ADVERTISING COSTS

     All advertising costs are expensed as incurred.

                          FALCON COMMUNICATIONS, L.P.

NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES -- (CONTINUED)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2 -- PARTNERSHIP MATTERS

     The Amended and Restated Agreement of Limited Partnership of FCLP ("FCLP Partnership Agreement") provided that profits and losses will be allocated, and distributions will be made, in proportion to the partners' percentage interests. Prior to November 13, 1999, FHGLP was the managing general partner and a limited partner and owned a 54% interest in FCLP, and Tele-Communications, Inc. was a general partner and owned a 46% interest. The partners' percentage interests were based on the relative net fair market values of the assets contributed to FCLP under the Contribution Agreement, as estimated at the closing. The percentage interests were subsequently adjusted to reflect the December 1998 redemption of a small part of FHGLP's partnership interest.

     Through the closing of the sale to Charter, FCLP was required, under certain circumstances, on or after April 1, 2006, to purchase the interests of the non-management limited partners of FHGLP at their then fair value. The estimated redemption value at December 31, 1998 was $133 million and was reflected in the consolidated financial statements as redeemable partners' equity. Such amount was determined based on management's estimate of the relative fair value of such interests under then current market conditions. These limited partners were redeemed from their portion of the Charter sale proceeds as of November 12, 1999 for $424 million, which amount is shown as redeemable partners' equity at that date.

     The Partnership assumed the obligations of FHGLP under the 1993 Incentive Performance Plan (the "Incentive Performance Plan"), but FHGLP funded this obligation from its portion of the Charter sale proceeds. See Note 8.

NOTE 3 -- ACQUISITIONS AND SALES

     In March and July 1998, FHGLP acquired the Falcon Classic Systems for an aggregate purchase price of $83.4 million. Falcon Classic had revenue of approximately $20.3 million for the year ended December 31, 1997.

     As discussed in Note 1, on September 30, 1998 the Partnership acquired the TCI Systems and the Falcon Video Systems in accordance with the Contribution Agreement.

                          FALCON COMMUNICATIONS, L.P.

NOTE 3 -- ACQUISITIONS AND SALES -- (CONTINUED)
     Sources and uses of funds for each of the transactions were as follows:

                                                                   FALCON
                                                                  CLASSIC       FALCON VIDEO
                                                  TCI SYSTEMS     SYSTEMS         SYSTEMS
                                                  -----------   ------------   --------------
                                                            (DOLLARS IN THOUSANDS)
Sources of Funds:
Cash on hand...................................    $ 11,429       $ 59,038        $ 6,591
Advance under bank credit facilities...........     429,739         56,467         76,800
                                                   --------       --------        -------
  Total sources of funds.......................    $441,168       $115,505        $83,391
                                                   ========       ========        =======
Uses of Funds:
Repay debt assumed from TCI and existing debt
  of Falcon Video, including accrued
  interest.....................................    $429,739       $115,505        $    --
Purchase price of assets.......................          --             --         83,391
Payment of assumed obligations at closing......       6,495             --             --
Transaction fees and expenses..................       2,879             --             --
Available funds................................       2,055             --             --
                                                   --------       --------        -------
  Total uses of funds..........................    $441,168       $115,505        $83,391
                                                   ========       ========        =======

     The following unaudited condensed consolidated statements of operations present the consolidated results of operations of the Partnership as if the acquisitions referred to above had occurred at the beginning of the periods presented and are not necessarily indicative of what would have occurred had the acquisitions been made as of such dates or of results which may occur in the future.

                                                               YEAR ENDED DECEMBER 31,
                                                               -----------------------
                                                                  1997         1998
                                                               ----------   ----------
                                                               (DOLLARS IN THOUSANDS)
Revenues....................................................   $ 424,994    $ 426,827
Expenses....................................................    (438,623)    (444,886)
                                                               ---------    ---------
  Operating loss............................................     (13,629)     (18,059)
Interest and other expenses.................................    (115,507)    (130,632)
                                                               ---------    ---------
Loss before extraordinary item..............................   $(129,136)   $(148,691)
                                                               =========    =========

                          FALCON COMMUNICATIONS, L.P.

NOTE 3 -- ACQUISITIONS AND SALES -- (CONTINUED)
     The acquisitions of the TCI Systems, the Falcon Video Systems and the Falcon Classic Systems were accounted for by the purchase method of accounting, whereby the purchase prices were allocated to the assets acquired and liabilities assumed based on their estimated fair values at the dates of acquisition, as follows:

                                                        TCI         FALCON           FALCON
                                                      SYSTEMS    VIDEO SYSTEMS   CLASSIC SYSTEMS
                                                      --------   -------------   ---------------
                                                                (DOLLARS IN THOUSANDS)
Purchase Price:
General partnership interests issued...............   $234,457     $ 43,073          $    --
Debt assumed.......................................    275,000      112,196               --
Debt incurred......................................         --           --           83,391
Other liabilities assumed..........................        955        3,315            2,804
Transaction costs..................................      2,879           --               --
                                                      --------     --------          -------
                                                       513,291      158,584           86,195
                                                      --------     --------          -------
Fair Market Value of Net Assets Acquired:
Property, plant and equipment......................     77,992       41,889           33,539
Franchise costs....................................    170,799       36,374            7,847
Customer lists and other intangible assets.........    217,443       53,602           34,992
Other assets.......................................      4,165        2,381            3,164
                                                      --------     --------          -------
                                                       470,399      134,246           79,542
                                                      --------     --------          -------
  Excess of purchase price over fair value of
     assets acquired and liabilities assumed.......   $ 42,892     $ 24,338          $ 6,653
                                                      ========     ========          =======

     The excess of purchase price over the fair value of net assets acquired has been recorded as goodwill and is being amortized using the straight-line method over 20 years.

     The general partnership interests issued in the TCI Transaction were valued in proportion to the estimated fair value of the TCI Systems and the Falcon Video Systems as compared to the estimated fair value of the Partnership's assets, which was agreed upon in the Contribution Agreement by all holders of Partnership interests.

     In January 1999, the Partnership acquired the assets of certain cable systems serving approximately 591 customers in Oregon for $801,000. On March 15, 1999, the Partnership acquired the assets of certain cable systems serving approximately 7,928 customers in Utah for $6.8 million. On March 22, 1999, the Partnership acquired the assets of the Franklin, Virginia system in exchange for the assets of its Scottsburg, Indiana systems and $8 million in cash and recognized a gain of $8.5 million. The Franklin system serves approximately 9,042 customers and the Scottsburg systems served approximately 4,507 customers. On July 30, 1999, the Partnership acquired the assets of certain cable systems serving approximately 6,500 customers in Oregon for $9.5 million.

     On March 1, 1999, the Partnership contributed $2.4 million cash and certain systems located in Oregon with a net book value of $5.6 million to a joint venture with Bend Cable Communications, Inc., which manages the joint venture. The Partnership owns 17% of the joint venture. These systems had been acquired from Falcon Classic in March 1998, and served approximately 3,471 subscribers at March 1, 1999. On March 26, 1999, the Partnership sold certain systems serving approximately 2,550 subscribers in Kansas for $3.0 million and recognized a gain of $2.4 million. The effects of these transactions on results of operations are not material.

                          FALCON COMMUNICATIONS, L.P.

NOTE 4 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents

     The carrying amount approximates fair value due to the short maturity of those instruments.

Notes Payable

     The fair value of the Partnership's 8.375% Senior Debentures and 9.285% Senior Discount Debentures is based on quoted market prices for those issues of debt as of December 31, 1998. The fair value at December 31, 1999 is based on the redemption amounts paid by Charter to retire the obligations after the acquisition by Charter. The fair value of the Partnership's other subordinated notes is based on quoted market prices for similar issues of debt with similar maturities. The carrying amount of the Partnership's remaining debt outstanding approximates fair value due to its variable rate nature.

Interest Rate Hedging Agreements

     The fair value of interest rate hedging agreements is estimated by obtaining quotes from brokers as to the amount either party would be required to pay or receive in order to terminate the agreements.

     The following table depicts the fair value of each class of financial instruments for which it is practicable to estimate that value as of December 31:

                                                  DECEMBER 31, 1998         NOVEMBER 12, 1999
                                               -----------------------   -----------------------
                                                CARRYING       FAIR       CARRYING       FAIR
                                                 VALUE        VALUE        VALUE        VALUE
                                               ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................   $   14,284   $   14,284   $    9,995   $    9,995
Notes payable (Note 6):
  8.375% Senior Debentures..................      375,000      382,500      375,000      378,750
  9.285% Senior Discount Debentures.........      294,982      289,275      319,085      321,459
  Bank credit facilities....................      926,000      926,000    1,017,750    1,017,750
  Other Subordinated Notes..................       15,000       16,426           --           --
  Other.....................................          371          371           --           --

                                                NOTIONAL       FAIR       NOTIONAL       FAIR
                                                 AMOUNT       VALUE        AMOUNT       VALUE
                                               ----------   ----------   ----------   ----------
Interest Rate Hedging Agreements (Note 6):
Interest rate swaps.........................   $1,534,713   $  (22,013)  $1,279,713   $   22,518

     The carrying value of interest rate swaps was a net obligation of $9.3 million at December 31, 1998 and $9 million at November 12, 1999. See Note 6(e). The amount of debt on which current interest expense has been affected is $960 million and $745 million for swaps at December 31, 1998 and November 12, 1999, respectively. The balance of the contract totals presented above reflects contracts entered into as of November 12, 1999 which do not become effective until existing contracts expire.

                          FALCON COMMUNICATIONS, L.P.

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of:

                                                               DECEMBER 31,   NOVEMBER 12,
                                                                   1998           1999
                                                               ------------   ------------
                                                                 (DOLLARS IN THOUSANDS)
Cable television systems....................................     $765,641       $862,889
Furniture and equipment.....................................       25,576         29,514
Vehicles....................................................       18,381         19,835
Land, buildings and improvements............................       16,505         16,568
                                                                 --------       --------
                                                                  826,103        928,806
Less accumulated depreciation and amortization..............     (320,209)      (374,955)
                                                                 --------       --------
                                                                 $505,894       $553,851
                                                                 ========       ========

NOTE 6 -- NOTES PAYABLE

     Notes payable consist of:

                                                               DECEMBER 31,   NOVEMBER 12,
                                                                   1998           1999
                                                               ------------   ------------
                                                                 (DOLLARS IN THOUSANDS)
FCLP Only:
  8.375% Senior Debentures(a)...............................    $  375,000     $  375,000
  9.285% Senior Discount Debentures, less unamortized
     discount(a)............................................       294,982        319,085
Owned Subsidiaries:
  Credit Facility(b)........................................       926,000             --
  Amended and Restated Credit Agreement(c)..................            --      1,017,750
  Other subordinated notes(d)...............................        15,000             --
  Other.....................................................           371             --
                                                                ----------     ----------
                                                                $1,611,353     $1,711,835
                                                                ==========     ==========

     (a) 8.375% SENIOR DEBENTURES AND 9.285% SENIOR DISCOUNT DEBENTURES

     On April 3, 1998, FHGLP and its wholly-owned subsidiary, Falcon Funding Corporation ("FFC" and, collectively with FHGLP, the "Issuers"), sold $375,000,000 aggregate principal amount of 8.375% Senior Debentures due 2010 (the "Senior Debentures") and $435,250,000 aggregate principal amount at maturity of 9.285% Senior Discount Debentures due 2010 (the "Senior Discount Debentures" and, collectively with the Senior Debentures, the "Debentures") in a private placement. The Debentures were exchanged for debentures with the same form and terms, but registered under the Securities Act of 1933, as amended, in August 1998.

     In connection with consummation of the TCI Transaction, the Partnership was substituted for FHGLP as an obligor under the Debentures and thereupon FHGLP was released and discharged from any further obligation with respect to the Debentures and the related Indenture. FFC remains as an obligor under the Debentures and is now a wholly owned subsidiary of the Partnership. FFC was incorporated solely for the purpose of serving as a co-issuer of the Debentures and does not have any material operations or assets and will not have any revenues.

     The Senior Discount Debentures were issued at a price of 63.329% per $1,000 aggregate principal amount at maturity, for total gross proceeds of approximately $275.6 million, and will accrete to stated value at an

                          FALCON COMMUNICATIONS, L.P.

NOTE 6 -- NOTES PAYABLE -- (CONTINUED)
annual rate of 9.285% until April 15, 2003. The unamortized discount amounted to $140.3 million at December 31, 1998 and $116.2 at November 12, 1999, respectively. After giving effect to offering discounts, commissions and estimated expenses of the offering, the sale of the Debentures (representing aggregate indebtedness of approximately $650.6 million as of the date of issuance) generated net proceeds of approximately $631 million. The Partnership used substantially all the net proceeds from the sale of the Debentures to repay outstanding bank indebtedness.

     (b) CREDIT FACILITY

     On June 30, 1998, the Partnership entered into a $1.5 billion senior credit facility (the "Credit Facility") which replaced its earlier credit facility and provided funds for the closing of the TCI Transaction. See Note 1. The borrowers under the Credit Facility were the operating subsidiaries prior to consummation of the TCI Transaction and, following the TCI Transaction, the borrower is Falcon LLC. The restricted companies, as defined under the Credit Facility, are Falcon LLC and each of its subsidiaries (excluding certain subsidiaries designated as excluded companies from time to time) and each restricted company (other than Falcon LLC) is also a guarantor of the Credit Facility.

     The Credit Facility consisted of three committed facilities (one revolver and two term loans) and one uncommitted $350 million supplemental credit facility (the terms of which will be negotiated at the time the Partnership makes a request to draw on such facility). Facility A is a $650 million revolving credit facility maturing December 29, 2006; Facility B is a $200 million term loan maturing June 29, 2007; and Facility C is a $300 million term loan maturing December 31, 2007. All of Facility C and approximately $126 million of Facility B were funded on June 30, 1998, and the debt outstanding under the Partnership's earlier credit facility of approximately $329 million was repaid. As a result, from June 30, 1998 until September 29, 1998, FHGLP had an excess cash balance of approximately $90 million. Immediately prior to closing the TCI Transaction, approximately $39 million was borrowed under Facility A to discharge certain indebtedness of Falcon Video. In connection with consummation of the TCI Transaction, Falcon LLC assumed the approximately $433 million of indebtedness outstanding under the Credit Facility. In addition to utilizing cash on hand of approximately $63 million, Falcon LLC borrowed the approximately $74 million remaining under Facility B and approximately $366 million under Facility A to discharge approximately $73 million of Falcon Video indebtedness and to retire approximately $430 million of TCI indebtedness assumed as part of the contribution of the TCI Systems. As a result of these borrowings, the amount outstanding under the Credit Facility at December 31, 1998 was $926 million. Subject to covenant limitations, the Partnership had available to it additional borrowing capacity thereunder of $224 million at December 31, 1998. However, limitations imposed by the Partnership's partnership agreement, as amended, would limit available borrowings at December 31, 1998 to $23.1 million.

     (c) AMENDED AND RESTATED CREDIT AGREEMENT

     On November 12, 1999, the Partnership amended the Credit Facility with the Amended and Restated Credit Agreement (the "Amended Agreement") providing for a $1.85 billion senior credit facility. The Amended Agreement consists of four committed facilities (two revolvers and two term loans) and one uncommitted $590 million supplemental credit facility (the terms of which will be negotiated at the time the Partnership makes a request to draw on such facility). Facility A is a $646 million revolving credit facility maturing December 29, 2006; Facility B is a $200 million term loan maturing June 29, 2007; Facility C is a $300 million term loan maturing December 31, 2007; and Facility D is a $110 million supplemental revolving credit facility maturing on December 31, 2007. As a result of borrowings, the amount outstanding under the Amended Agreement at November 12, 1999 was $1.018 billion. The Partnership had available to it additional borrowing capacity thereunder of $235 million. However debt covenants limit the amount that can be

                          FALCON COMMUNICATIONS, L.P.

NOTE 6 -- NOTES PAYABLE -- (CONTINUED)
borrowed to $205 million at November 12, 1999, which was subject to limitations imposed by the Partnership's partnership agreement. Charter paid the lenders a fee of $2 million to obtain the Amended Agreement.

     (d) OTHER SUBORDINATED NOTES

     Other subordinated notes consisted of 11.56% Subordinated Notes due March 2001. The subordinated notes were repaid by Charter on November 12, 1999 with accrued interest of $202,000 and a prepayment premium of $1,143,000.

     (e) INTEREST RATE HEDGING AGREEMENTS

     The Partnership utilizes interest rate hedging agreements to establish long-term fixed interest rates on a portion of its variable-rate debt. The Amended Agreement requires that interest be tied to the ratio of consolidated total debt to consolidated annualized cash flow (in each case, as defined therein), and further requires that the Partnership maintain hedging arrangements with respect to at least 50% of the outstanding borrowings thereunder plus any additional borrowings of the Partnership, including the Debentures, for a two year period. As of November 12, 1999, borrowings under the Amended Agreement bore interest at an average rate of 7.51% (including the effect of interest rate hedging agreements). The Partnership has entered into fixed interest rate hedging agreements with an aggregate notional amount at November 12, 1999 of $1.28 billion. Agreements in effect at November 12, 1999 totaled $745 million, with the remaining $535 million to become effective as certain of the existing contracts mature from 2000 through October 2004. These agreements expire at various times through October 2006.

     The hedging agreements resulted in additional interest expense of $350,000, $1.2 million and $3.9 million for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 to November 12, 1999, respectively. The Partnership does not believe that it has any significant risk of exposure to non-performance by any of its counterparties.

     (f) DEBT MATURITIES

     The Partnership's notes payable outstanding at November 12, 1999 mature as follows:

                                             8.375%       9.285%
                                             SENIOR       SENIOR     NOTES TO
YEAR                                       DEBENTURES   DEBENTURES    BANKS       TOTAL
----                                       ----------   ----------   --------   ----------
                                                       (DOLLARS IN THOUSANDS)
2000....................................    $     --     $     --    $  5,000   $    5,000
2001....................................          --           --       5,000        5,000
2002....................................          --           --       5,000        5,000
2003....................................          --           --       5,000        5,000
2004....................................          --           --       5,000        5,000
Thereafter..............................    $375,000     $435,250    $992,750   $1,803,000

     (G) EXTRAORDINARY ITEM

     Fees and expenses incurred in connection with the repurchase of the Partnership's 11% Notes (the "Notes") on May 19, 1998 and the retirement of the remaining Notes on September 15, 1998 were $19.7 million in the aggregate. In addition, the unamortized portion of deferred loan costs related to the Notes and a previous credit facility, which amounted to $10.9 million in the aggregate, were written off as an extraordinary charge upon the extinguishment of the related debt in 1998.

                          FALCON COMMUNICATIONS, L.P.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

     The Partnership leases land, office space and equipment under operating leases expiring at various dates through the year 2039. See Note 9.

     Future minimum rentals for operating leases at November 12, 1999 are as follows:

YEAR                                                                    TOTAL
----                                                            ----------------------
                                                                (DOLLARS IN THOUSANDS)
1999........................................................           $   353
2000........................................................             2,904
2001........................................................             2,527
2002........................................................             2,132
2003........................................................             1,232
Thereafter..................................................             4,612
                                                                       -------
                                                                       $13,760
                                                                       =======

     In most cases, management expects that, in the normal course of business, these leases will be renewed or replaced by other leases. Rent expense amounted to $2.4 million in 1997, $3.1 million in 1998 and $3.6 million for the period from January 1, 1999 to November 12, 1999.

     In addition, the Partnership rents line space on utility poles in some of the franchise areas it serves. These rentals amounted to $3.1 million for 1997, $3.9 million for 1998 and $4.5 million for the period from January 1, 1999 to November 12, 1999. Generally, such pole rental agreements are short-term; however, the Partnership anticipates such rentals will continue in the future.

     Beginning in August 1997, the Partnership elected to self-insure its cable distribution plant and subscriber connections against property damage as well as possible business interruptions caused by such damage. The decision to self-insure was made due to significant increases in the cost of insurance coverage and decreases in the amount of insurance coverage available. In October 1998, the Partnership reinstated third party insurance coverage against damage to its cable distribution plant and subscriber connections and against business interruptions resulting from such damage. This coverage is subject to a significant annual deductible and is intended to limit the Partnership's exposure to catastrophic losses, if any, in future periods. Management believes that the relatively small size of the Partnership's markets in any one geographic area, coupled with their geographic separation, will mitigate the risk that the Partnership could sustain losses due to seasonal weather conditions or other events that, in the aggregate, could have a material adverse effect on the Partnership's liquidity and cash flows. The Partnership continues to purchase insurance coverage in amounts management views as appropriate for all other property, liability, automobile, workers' compensation and other types of insurable risks.

     The Partnership is required under various franchise agreements at November 12, 1999 to rebuild certain existing cable systems at a cost of approximately $125.4 million.

     The Partnership is regulated by various federal, state and local government entities. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), provides for among other things, federal and local regulation of rates charged for basic cable service, cable programming service tiers ("CPSTs") and equipment and installation services. Regulations issued in 1993 and significantly amended in 1994 by the Federal Communications Commission (the "FCC") have resulted in changes in the rates charged for the Partnership's cable services. The Partnership believes that compliance with the 1992 Cable Act has had a negative impact on its operations and cash flow. It also presently believes that any potential future liabilities for refund claims or other related actions would not be material. The Telecommunications Act of 1996 (the "1996 Telecom Act") was signed into law on February 8, 1996. As it pertains to cable television,

                          FALCON COMMUNICATIONS, L.P.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES -- (CONTINUED) the 1996 Telecom Act, among other things, (i) ends the regulation of certain CPSTs in 1999; (ii) expands the definition of effective competition, the existence of which displaces rate regulation; (iii) eliminates the restriction against the ownership and operation of cable systems by telephone companies within their local exchange service areas; and (iv) liberalizes certain of the FCC's cross-ownership restrictions.

     The Partnership has various contracts to obtain basic and premium programming from program suppliers whose compensation is generally based on a fixed fee per customer or a percentage of the gross receipts for the particular service. Some program suppliers provide volume discount pricing structures or offer marketing support to the Partnership. The Partnership's programming contracts are generally for a fixed period of time and are subject to negotiated renewal. The Partnership does not have long-term programming contracts for the supply of a substantial amount of its programming. Accordingly, no assurances can be given that the Partnership's programming costs will not continue to increase substantially or that other materially adverse terms will not be added to the Partnership's programming contracts. Management believes, however, that the Partnership's relations with its programming suppliers generally are good.

     Effective December 1, 1998, the Partnership elected to obtain certain of its programming services through an affiliate of TCI. This election resulted in a reduction in the Partnership's programming costs, the majority of which will be passed on to its customers in the form of reduced rates in compliance with FCC rules. The Partnership has elected to continue to acquire its remaining programming services under its existing programming contracts. The Partnership, in the normal course of business, purchases cable programming services from certain program suppliers owned in whole or in part by an affiliate of TCI.

     The Partnership is periodically a party to various legal proceedings. Such legal proceedings are ordinary and routine litigation proceedings that are incidental to the Partnership's business, and management presently believes that the outcome of all pending legal proceedings will not, individually or in the aggregate, have a material adverse effect on the financial condition of the Partnership.

     The Partnership, certain of its affiliates, and certain third parties were named as defendants in an action entitled Frank O'Shea I.R.A. et al. v. Falcon Cable Systems Company, et al., Case No. BC 147386, in the Superior Court of the State of California, County of Los Angeles (the "Action"). Plaintiffs in the Action were certain former unitholders of Falcon Cable Systems Company ("FCSC") purporting to represent a class consisting of former unitholders of FCSC other than those affiliated with FCSC and/or its controlling persons. The complaint in the Action alleged, among other things, that defendants breached their fiduciary and contractual duties to unitholders, and acted negligently, with respect to the purchase from former unitholders of their interests in FCSC in 1996. A settlement of the action was approved by the court in May 1999 and has become effective. The terms of the settlement did not have a material adverse effect on the financial condition of the Partnership. Net of insurance proceeds, the settlement's cost to the Partnership amounted to approximately $2.9 million. The Partnership recognized expenses related to the settlement of $145,000, $2.5 million and $166,000 in 1997, 1998, and for the period from January 1, 1999 to November 12, 1999, respectively.

     In various states, customers have filed punitive class action lawsuits on behalf of all persons residing in those states who are or were customers of the Partnership's cable television service, and who have been charged a fee for delinquent payment of their cable bill. The actions challenge the legality of the processing fee and seek declaratory judgment, injunctive relief and unspecified damages. At this stage, the Partnership is not able to project the outcome of the actions.

                          FALCON COMMUNICATIONS, L.P.

NOTE 8 -- EMPLOYEE BENEFIT PLANS

     The subsidiaries of the Partnership have a cash or deferred profit sharing plan (the "Profit Sharing Plan") covering substantially all of their employees. FHGLP joined in the adoption of the FHGI cash or deferred profit sharing plan as of March 31, 1993. The provisions of this plan were amended to be substantially identical to the provisions of the Profit Sharing Plan.

     The Profit Sharing Plan provides that each participant may elect to make a contribution in an amount up to 20% of the participant's annual compensation which otherwise would have been payable to the participant as salary. The Partnership's contribution to the Profit Sharing Plan, as determined by management, is discretionary but may not exceed 15% of the annual aggregate compensation (as defined) paid to all participating employees. Effective January 1, 1999 the Profit Sharing Plan was amended, whereby the Partnership would make an employer contribution equal to 100% of the first 3% and 50% of the next 2% of the participant's contributions, respectively. There were no contributions for the Profit Sharing Plan in 1997 or 1998. The partnership contributed $1.0 million during the period from January 1, 1999 to November 12, 1999.

     On September 30 1998, the Partnership assumed the obligations of FHGLP for its 1993 Incentive Performance Plan (the "Incentive Plan"). The value of the interests in the Incentive Plan was tied to the equity value of certain partnership units in FHGLP held by FHGI. In connection with the assumption by the Partnership, FHGLP agreed to fund any benefits payable under the Incentive Plan through additional capital contributions to the Partnership, the waiver of its rights to receive all or part of certain distributions from the Partnership and/or a contribution of a portion of its partnership units to the Partnership. The benefits which were payable under the Incentive Plan are equal to the amount of distributions which FHGI would have otherwise received with respect to 1,932.67 of the units of FHGLP held by FHGI and a portion of FHGI's interest in certain of the partnerships that are the general partners of the Partnership's operating subsidiaries. Benefits were payable under the Incentive Plan only when distributions would otherwise be paid to FHGI with respect to the above-described units and interests.

     In 1999, the Partnership adopted a Restricted Unit Plan (the "New FCLP Incentive Plan" or "Plan") for the benefit of certain employees. Grants of restricted units are provided at the discretion of the Advisory Committee. The value of the units in the New FCLP Incentive Plan is tied to the equity value of FCLP above a base equity as determined initially in 1999 by the partners, and for grants in subsequent years by an appraisal. Benefits are payable under the New FCLP Incentive Plan only when distributions would otherwise be payable to equity holders of FCLP. An initial grant of 100,000 units representing 2.75% of the equity of FCLP in excess of the equity base was approved and will be allocated to the participants in the Plan. There is a five-year vesting requirement for all participants.

     In connection with the sale of the Partnership to Charter discussed in Note 1, the Partnership recorded compensation expense in the amount of approximately $46.4 million related to both the Incentive Plan ($21 million) and the New FCLP Incentive Plan ($25.4 million). The amount was determined based on the value of the underlying ownership units, as established by the sale of the Partnership to Charter, and on estimated closing working capital and debt balances of the Partnership. The Partnership paid $33 million on November 12, 1999 to certain employees. The payments were funded by net proceeds of the sale. The Partnership transferred its remaining liability approximating $13.4 million to FHGLP who will make the final payments under the plans. The participants in the Incentive Plan were present and former employees of the Partnership, FHGLP and its operating affiliates, all of whom were 100% vested. Prior to the closing of the TCI Transaction, FHGLP amended the Incentive Plan to provide for payments by FHGLP at the closing of the TCI Transaction to participants in an aggregate amount of approximately $6.5 million and to reduce by such amount FHGLP's obligations to make future payments to participants under the Incentive Plan.

     In addition to the amounts expensed pursuant to the equity plans, the Partnership recorded bonuses to certain employees in the aggregate amount of $20 million upon the closing of the sale to Charter. The

                          FALCON COMMUNICATIONS, L.P.

NOTE 8 -- EMPLOYEE BENEFIT PLANS -- (CONTINUED)
Partnership also recorded employee severance and other compensation aggregating $4.2 million. The Partnership paid $11.8 million on November 12, 1999 to certain employees. The payments were funded by net proceeds of the sale. The Partnership transferred its remaining liability approximating $12.4 million to FHGLP who will make the final payment. The aggregate amount of expenses recorded under benefit plans and severance and other compensation of $70.7 million was recorded as a capital contribution, as FHGLP's share of the proceeds from the sale have been, or will be, used to fund such obligations.

NOTE 9 -- RELATED PARTY TRANSACTIONS

     The Partnership is a separate, stand-alone holding company which employs all of the management personnel. The Partnership is financially dependent on the receipt of permitted payments from its operating subsidiaries, management and consulting fees from domestic cable ventures, and the reimbursement of specified expenses by certain of the Affiliated Partnerships to fund its operations. Expected increases in the funding requirements of the Partnership combined with limitations on its sources of cash may create liquidity issues for the Partnership in the future. Specifically, the Credit Facility permitted the subsidiaries of the Partnership to remit to the Partnership no more than 4.25% of their net cable revenues, as defined, in any year. Beginning on January 1, 1999, this limitation was increased to 4.5% of net cable revenues in any year. As a result of the 1998 acquisition by the Partnership of the Falcon Classic and Falcon Video Systems, the Partnership will no longer receive management fees and reimbursed expenses from Falcon Classic or receive management fees from Falcon Video. Commencing on October 1, 1998, FHGLP retains 20% of the management fees paid by the Enstar partnerships. The management fees earned from the Enstar partnerships were $2 million, $1.9 million and $1.4 million for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 to November 12, 1999, respectively.

     The management and consulting fees and expense reimbursements earned from the Affiliated Partnerships amounted to approximately $5.2 million and $2.1 million, $3.7 million and $1.5 million and $1.4 million and $1.4 million for the years ended December 31, 1997 and 1998 and for the period ended November 12, 1999, respectively. The fees and expense reimbursements of $3.7 million and $1.5 million earned in 1998 included $191,000 and $128,000 earned from Falcon Classic from January 1, 1998 through July 16, 1998, and $1.2 million in management fees from Falcon Video from January 1, 1998 through September 30, 1998. Subsequent to these acquisitions, the amounts payable to the Partnership in respect of its management of the former Falcon Classic and Falcon Video systems became subject to the limitations contained in the Credit Facility.

     Included in Commitments and Contingencies (Note 7) is a facility lease agreement with the Partnership's Chief Executive Officer and his wife, or entities owned by them, requiring annual future minimum rental payments aggregating $2.5 million through 2005. During the years ended December 31, 1997 and 1998 and for the period ended November 12, 1999, rent expense on the facility amounted to $383,000, $416,000 and $369,000, respectively. FCLP purchased a facility owned by the Partnership's Chief Executive Officer and his wife in February 1999 for $283,000 which was previously leased by FCLP.

     In addition, the Partnership provides certain accounting, bookkeeping and clerical services to the Partnership's Chief Executive Officer. The costs of services provided were determined based on allocations of time plus overhead costs (rent, parking, supplies, telephone, etc.). Such services amounted to $163,000, $212,000 and $256,000 for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 to November 12, 1999, respectively. These costs were net of amounts reimbursed to the Partnership by the Chief Executive Officer amounting to $55,000, $72,000 and $77,000 for the years ended December 31, 1997 and 1998 and for the period from January 1, 1999 to November 12, 1999, respectively.

                          FALCON COMMUNICATIONS, L.P.

NOTE 10 -- OTHER INCOME (EXPENSE)

     Other income (expense) is comprised of the following:

                                                                YEAR ENDED         PERIOD FROM
                                                               DECEMBER 31,      JANUARY 1, 1999
                                                             -----------------   TO NOVEMBER 12,
                                                              1997      1998          1999
                                                             -------   -------   ---------------
                                                                   (DOLLARS IN THOUSANDS)
Gain (loss) on insured casualty losses....................   $ 3,476   $   314       $   (69)
Gain on sale of system....................................        --        --        10,671
Sale of system -- Falcon..................................        --        --        (2,427)
Gain (loss) on sale of investment.........................    (1,360)      174            --
Net lawsuit settlement costs..............................    (1,030)   (2,614)         (166)
Other, net................................................      (201)     (791)           53
                                                             -------   -------       -------
                                                             $   885   $(2,917)      $ 8,062
                                                             =======   =======       =======

NOTE 11 -- SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Operating activities

     During the years ended December 31, 1997 and 1998 and the period from January 1, 1999 to November 12, 1999, FCLP paid cash interest amounting to approximately $48.1 million, $84.9 million and $93.9 million, respectively.

Investing activities

     See Note 3 regarding the non-cash investing activities related to the acquisitions of the cable systems of the TCI Systems, the Falcon Video Systems and the Falcon Classic Systems. Also included in Note 3 are the non-cash investing activities related to the exchange of the Partnership's Scottsburg, Indiana system for a system in Franklin, Virginia.

Financing activities

     See Note 3 regarding the non-cash financing activities relating to the acquisitions of the cable systems of the TCI Systems, the Falcon Video Systems and the Falcon Classic Systems. See Note 2 regarding the reclassification to redeemable partners' equity.

NOTE 12 -- FCLP (PARENT COMPANY ONLY)

     The following parent-only condensed financial information presents Falcon Communications, L.P.'s balance sheets and related statements of operations and cash flows by accounting for the investments in its subsidiaries on the equity method of accounting. The accompanying condensed financial information should be read in conjunction with the consolidated financial statements and notes thereto.

                          FALCON COMMUNICATIONS, L.P.

NOTE 12 -- FCLP (PARENT COMPANY ONLY) -- (CONTINUED)
                      CONDENSED BALANCE SHEET INFORMATION

                                                                                  NOVEMBER 12,
                                                               DECEMBER 31,           1999
                                                                   1998       (DATE OF DISPOSITION)
                                                               ------------   ---------------------
                                                                      (DOLLARS IN THOUSANDS)
ASSETS:
  Cash and cash equivalents.................................    $    1,605         $    3,363
  Receivables:
     Intercompany notes and accrued interest receivable.....       655,128            674,409
     Due from affiliates and other entities.................         2,129                108
  Prepaid expenses and other................................           236                305
  Property, plant and equipment, less accumulated
     depreciation and amortization..........................         3,599              4,572
  Deferred loan costs, less accumulated amortization........        20,044             18,718
                                                                ----------         ----------
                                                                $  682,741         $  701,475
                                                                ==========         ==========
LIABILITIES:
  Senior notes payable......................................    $  669,982         $  694,085
  Notes payable to affiliates...............................        70,805             71,801
  Accounts payable..........................................           135                340
  Accrued expenses..........................................        14,000             10,432
  Equity in net losses of subsidiaries in excess of
     investment.............................................       198,492            324,533
                                                                ----------         ----------
     TOTAL LIABILITIES......................................       953,414          1,101,191
REDEEMABLE PARTNERS' EQUITY.................................       133,023            424,280
PARTNERS' DEFICIT...........................................      (403,696)          (823,996)
                                                                ----------         ----------
                                                                $  682,741         $  701,475
                                                                ==========         ==========

                          FALCON COMMUNICATIONS, L.P.

NOTE 12 -- FCLP (PARENT COMPANY ONLY) -- (CONTINUED)
                 CONDENSED STATEMENT OF OPERATIONS INFORMATION

                                                                                      PERIOD FROM
                                                      YEAR ENDED DECEMBER 31,     JANUARY 1, 1999 TO
                                                      ------------------------     NOVEMBER 12, 1999
                                                         1997         1998       (DATE OF DISPOSITION)
                                                      ----------   -----------   ---------------------
                                                                   (DOLLARS IN THOUSANDS)
REVENUES:
  Management fees:
     Affiliated Partnerships.......................    $  2,873     $   2,120          $   1,372
     Subsidiaries..................................      13,979        14,010             16,530
     International and other.......................         281            33                 29
                                                       --------     ---------          ---------
       Total revenues..............................      17,133        16,163             17,931
                                                       --------     ---------          ---------
EXPENSES:
  General and administrative expenses..............      11,328        21,134             83,180
  Depreciation and amortization....................         274           559              1,242
                                                       --------     ---------          ---------
       Total expenses..............................      11,602        21,693             84,422
                                                       --------     ---------          ---------
       Operating income (loss).....................       5,531        (5,530)           (66,491)
OTHER INCOME (EXPENSE):
  Interest income..................................      22,997        50,562             49,731
  Interest expense.................................     (30,485)      (59,629)           (56,861)
  Equity in net losses of subsidiaries.............     (56,422)     (105,659)          (126,041)
  Equity in net losses of investee partnerships....          (4)          (31)                --
  Other, net.......................................      (2,455)           --                830
                                                       --------     ---------          ---------
Net loss before extraordinary item.................     (60,838)     (120,287)          (198,832)
Extraordinary item, retirement of debt.............          --       (24,196)                --
                                                       --------     ---------          ---------
NET LOSS...........................................    $(60,838)    $(144,483)         $(198,832)
                                                       ========     =========          =========

                          FALCON COMMUNICATIONS, L.P.

NOTE 12 -- FCLP (PARENT COMPANY ONLY) -- (CONTINUED)
                 CONDENSED STATEMENT OF CASH FLOWS INFORMATION

                                                           YEAR ENDED             PERIOD FROM
                                                          DECEMBER 31,        JANUARY 1, 1999 TO
                                                       ------------------      NOVEMBER 12, 1999
                                                        1997      1998       (DATE OF DISPOSITION)
                                                       ------   ---------    ---------------------
                                                                 (DOLLARS IN THOUSANDS)
Net cash provided by (used in) Operating
  activities........................................   $1,478   $(418,226)          $2,982
                                                       ------   ---------           ------
Cash flows from investing activities:
  Distributions from affiliated partnerships........       --       1,820               --
  Capital expenditures..............................     (417)     (2,836)          (2,218)
  Investments in affiliated partnerships and other
     investments....................................     (254)     (2,998)              --
  Proceeds from sale of investments and other
     assets.........................................      702       1,694                4
  Assets retained by Falcon Holding Group, L.P......       --      (2,893)              --
                                                       ------   ---------           ------
Net cash provided by (used in) investing
  activities........................................       31      (5,213)          (2,214)
                                                       ------   ---------           ------
Cash flows from financing activities:
  Repayment of debt.................................     (131)   (282,203)              --
  Borrowings from notes payable.....................       --     650,639               --
  Borrowings from subsidiaries......................       --      70,805              996
  Capital contributions.............................       93          --               --
  Redemption of partners' equity....................       --      (1,170)              --
  Deferred loan costs...............................       --     (21,204)              (7)
                                                       ------   ---------           ------
Net cash provided by (used in) financing
  activities........................................      (38)    416,867              989
                                                       ------   ---------           ------
Net increase (decrease) in cash and cash
  equivalents.......................................    1,471      (6,572)           1,757
Cash and cash equivalents, at beginning of period...    6,706       8,177            1,605
                                                       ------   ---------           ------
Cash and cash equivalents, at end of period.........   $8,177   $   1,605           $3,362
                                                       ======   =========           ======

NOTE 13 -- VALUATION AND QUALIFYING ACCOUNTS

                                                      ADDITIONS
                                        BALANCE AT   CHARGED TO                               BALANCE AT
                                        BEGINNING     COST AND                                  END OF
                                        OF PERIOD    EXPENSES(A)   DEDUCTIONS(B)   OTHER(C)     PERIOD
                                        ----------   -----------   -------------   --------   ----------
                                                             (DOLLARS IN THOUSANDS)
Allowance for possible losses on
  receivables
Year ended December 31,
  1997...............................      $907        $5,714         $(5,796)         --       $  825
  1998...............................      $825        $4,775         $(5,299)       $369       $  670
Period from January 1, 1999 to
  November 12, 1999..................      $670        $4,510         $(4,106)         --       $1,074

---------------

(a) Provision for losses, net of recoveries.

(b) Write-off uncollectible accounts.

(c) Allowance for losses on receivables acquired in connection with the acquisition of Falcon Classic, Falcon Video and the TCI Systems.

                          FALCON COMMUNICATIONS, L.P.

NOTE 14 -- YEAR 2000 (UNAUDITED)

     In the prior years, the Partnership discussed the nature and progress of its plans to become Year 2000 ready. In late 1999, the Partnership completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Partnership experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Partnership expensed approximately $4.7 million during the period from January 1, 1999 to November 12, 1999 in connection with remediating its systems. The Partnership is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Tele-Communications, Inc.:

     We have audited the accompanying combined balance sheets of the TCI Falcon Systems (as defined in Note 1 to the combined financial statements) as of September 30, 1998 and December 31, 1997, and the related combined statements of operations and parent's investment, and cash flows for the nine-month period ended September 30, 1998 and for each of the years in the two-year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the TCI Falcon Systems as of September 30, 1998 and December 31, 1997, and the results of their operations and their cash flows for the nine-month period ended September 30, 1998 and for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                   /s/ KPMG LLP

Denver, Colorado
June 21, 1999

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1998             1997
                                                              -------------    ------------
                                                                 (AMOUNTS IN THOUSANDS)
ASSETS
Trade and other receivables, net............................    $  2,452         $  4,665
Property and equipment, at cost:
  Land......................................................       1,289            1,232
  Distribution systems......................................     151,017          137,767
  Support equipment and buildings...........................      20,687           18,354
                                                                --------         --------
                                                                 172,993          157,353
  Less accumulated depreciation.............................      80,404           69,857
                                                                --------         --------
                                                                  92,589           87,496
                                                                --------         --------
Franchise costs.............................................     399,258          393,540
  Less accumulated amortization.............................      70,045           62,849
                                                                --------         --------
                                                                 329,213          330,691
                                                                --------         --------
Other assets, net of accumulated amortization...............         630              714
                                                                --------         --------
                                                                $424,884         $423,566
                                                                ========         ========
LIABILITIES AND PARENT'S INVESTMENT
Accounts payable............................................    $    729         $    350
Accrued expenses............................................       5,267            3,487
Deferred income taxes (note 4)..............................     124,586          121,183
                                                                --------         --------
          Total liabilities.................................     130,582          125,020
Parent's investment (note 5)................................     294,302          298,546
                                                                --------         --------
Commitments and contingencies (note 6)......................    $424,884         $423,566
                                                                ========         ========

            See accompanying notes to combined financial statements.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

           COMBINED STATEMENTS OF OPERATIONS AND PARENT'S INVESTMENT

                                                          JANUARY 1, 1998        YEARS ENDED
                                                              THROUGH            DECEMBER 31,
                                                           SEPTEMBER 30,     --------------------
                                                               1998            1997        1996
                                                          ---------------    --------    --------
                                                                  (AMOUNTS IN THOUSANDS)
Revenue.................................................     $ 86,476        $113,897    $102,155
Operating costs and expenses:
  Operating (note 5)....................................       31,154          39,392      33,521
  Selling, general and administrative...................       17,234          19,687      21,695
  Administrative fees (note 5)..........................        2,853           5,034       5,768
  Depreciation..........................................       10,317          12,724      12,077
  Amortization..........................................        7,440           9,785       8,184
                                                             --------        --------    --------
                                                               68,998          86,622      81,245
                                                             --------        --------    --------
     Operating income...................................       17,478          27,275      20,910
Other income (expense):
  Intercompany interest expense (note 5)................       (4,343)         (5,832)     (4,701)
  Other, net............................................           28             (84)        (44)
                                                             --------        --------    --------
                                                               (4,315)         (5,916)     (4,745)
                                                             --------        --------    --------
     Earnings before income taxes.......................       13,163          21,359      16,165
Income tax expense......................................       (5,228)         (8,808)     (6,239)
                                                             --------        --------    --------
     Net earnings.......................................        7,935          12,551       9,926
Parent's investment:
  Beginning of period...................................      298,546         319,520     262,752
  Change in due to Tele-Communications, Inc. ("TCI")
     (note 5)...........................................      (12,179)        (33,525)     46,842
                                                             --------        --------    --------
  End of period.........................................     $294,302        $298,546    $319,520
                                                             ========        ========    ========

            See accompanying notes to combined financial statements.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                          JANUARY 1, 1998        YEARS ENDED
                                                              THROUGH            DECEMBER 31,
                                                           SEPTEMBER 30,     --------------------
                                                               1998            1997        1996
                                                          ---------------    --------    --------
                                                                  (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings..........................................     $  7,935        $ 12,551    $  9,926
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation and amortization......................       17,757          22,509      20,261
     Deferred income tax expense........................        3,403           7,181       4,533
     Changes in operating assets and liabilities, net of
       effects of acquisitions:
       Change in receivables............................        2,213          (1,644)        (55)
       Change in other assets...........................           84            (125)       (248)
       Change in accounts payable and accrued
          expenses......................................        2,159             418        (473)
                                                             --------        --------    --------
          Net cash provided by operating activities.....       33,551          40,890      33,944
                                                             --------        --------    --------
Cash flows from investing activities:
  Capital expended for property and equipment...........      (13,540)         (7,586)    (13,278)
  Cash paid for acquisitions............................           --              --     (68,240)
  Other investing activities............................         (809)            221         732
                                                             --------        --------    --------
          Net cash used in investing activities.........      (14,349)         (7,365)    (80,786)
                                                             --------        --------    --------
Cash flows from financing activities:
  Change in due to TCI..................................      (19,202)        (33,525)     46,842
                                                             --------        --------    --------
          Net cash provided by (used in) financing
            activities..................................      (19,202)        (33,525)     46,842
                                                             --------        --------    --------
          Net change in cash............................           --              --          --
          Cash:
            Beginning of period.........................           --              --          --
                                                             --------        --------    --------
            End of period...............................     $     --        $     --    $     --
                                                             ========        ========    ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..............     $  4,343        $  5,832    $  4,701
                                                             ========        ========    ========
  Cash paid during the period for income taxes..........     $     --        $    140    $     86
                                                             ========        ========    ========

            See accompanying notes to combined financial statements.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
           FOR THE PERIOD FROM JANUARY 1, 1998 TO SEPTEMBER 30, 1998,
               AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

(1) BASIS OF PRESENTATION

     The combined financial statements include the accounts of thirteen of TCI's cable television systems serving certain subscribers within Oregon, Washington, Alabama, Missouri and California (collectively, the "TCI Falcon Systems"). This combination was created in connection with the Partnership formation discussed below. The TCI Falcon Systems were indirectly wholly-owned by TCI in all periods presented herein up to the date of the Contribution, as defined below. All significant inter-entity accounts and transactions have been eliminated in combination. The combined net assets of the TCI Falcon Systems including amounts due to TCI are referred to as "Parent's Investment".

     TCI's ownership interests in the TCI Falcon Systems, as described above, were acquired through transactions wherein TCI acquired various larger cable entities (the "Original Systems"). The TCI Falcon System's combined financial statements include an allocation of the purchase price and certain purchase accounting adjustments, including the related deferred tax effects, from TCI's acquisition of the Original Systems. Such allocation and the related franchise cost amortization was based on the relative fair market value of the systems acquired. In addition, certain costs of TCI are charged to the TCI Falcon Systems based on their number of customers (see note 5). Although such allocations are not necessarily indicative of the costs that would have been incurred by the TCI Falcon Systems on a stand alone basis, management believes that the resulting allocated amounts are reasonable.

  Partnership Formation

     On September 30, 1998, TCI and Falcon Holding Group, LP ("Falcon") closed a transaction under a Contribution and Purchase Agreement (the "Contribution"), whereby TCI contributed the TCI Falcon Systems to a newly formed partnership (the "Partnership") between TCI and Falcon in exchange for an approximate 46% ownership interest in the Partnership. The accompanying combined financial statements reflect the position, results of operations and cash flows of the TCI Falcon Systems immediately prior to the Contribution, and, therefore, do not include the effects of such Contribution.

(2) ACQUISITION

     On January 1, 1998, a subsidiary of TCI acquired certain cable television assets in and around Ellensburg, WA from King Videocable Company. On the same date, these assets were transferred to the TCI Falcon Systems. As a result of these transactions, the TCI Falcon Systems recorded non-cash increases in property and equipment of $2,100,000, in franchise costs of $4,923,000, and in parent's investment of $7,023,000. Assuming the acquisition had occurred on January 1, 1997, the TCI Falcon Systems' pro forma results of operations would not have been materially different from the results of operations for the year ended December 31, 1997.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Receivables

     Receivables are reflected net of an allowance for doubtful accounts. Such allowance at September 30, 1998 and December 31, 1997 was not significant.

  Property and Equipment

     Property and equipment are stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, labor and applicable overhead related to installations, and interest during

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

construction are capitalized. During the nine-month period ended September 30, 1998 and for the years ended December 31, 1997 and 1996, interest capitalized was not significant.

     Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

     Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety.

  Franchise Costs

     Franchise costs include the difference between the cost of acquiring cable television systems and amounts assigned to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by the TCI Falcon Systems in negotiating and renewing franchise agreements are amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

  Impairment of Long-Lived Assets

     Management periodically reviews the carrying amounts of property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary based on an analysis of undiscounted cash flows, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

  Revenue Recognition

     Cable revenue for customer fees, equipment rental, advertising, and pay-per-view programming is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable television system.

  Combined Statements of Cash Flows

     Transactions effected through the intercompany account with TCI (except for the acquisition and dividend discussed in notes 2 and 5, respectively) have been considered constructive cash receipts and payments for purposes of the combined statements of cash flows.

  Estimates

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain prior year amounts have been reclassified for comparability with the 1998 presentation.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(4) INCOME TAXES

     The TCI Falcon Systems were included in the consolidated federal income tax return of TCI. Income tax expense for the TCI Falcon Systems is based on those items in the consolidated calculation applicable to the TCI Falcon Systems. Intercompany tax allocation represents an apportionment of tax expense or benefit (other than deferred taxes) among subsidiaries of TCI in relation to their respective amounts of taxable earnings or losses. The payable or receivable arising from the intercompany tax allocation is recorded as an increase or decrease in amounts due to TCI. Deferred income taxes are based on the book and tax basis differences of the assets and liabilities within the TCI Falcon Systems. The income tax amounts included in the accompanying combined financial statements approximate the amounts that would have been reported if the TCI Falcon Systems had filed a separate income tax return.

     Income tax expense for the nine-month period ended September 30, 1998 and for the years ended December 31, 1997 and 1996 consists of:

                                                        CURRENT    DEFERRED     TOTAL
                                                        -------    --------    -------
                                                            (AMOUNTS IN THOUSANDS)
Nine-month period ended September 30, 1998:
  Intercompany allocation.............................  $(1,825)   $    --     $(1,825)
  Federal.............................................       --     (2,778)     (2,778)
  State and local.....................................       --       (625)       (625)
                                                        -------    -------     -------
                                                        $(1,825)   $(3,403)    $(5,228)
                                                        =======    =======     =======
Year ended December 31, 1997:
  Intercompany allocation.............................  $(1,487)   $    --     $(1,487)
  Federal.............................................       --     (5,862)     (5,862)
  State and local.....................................     (140)    (1,319)     (1,459)
                                                        -------    -------     -------
                                                        $(1,627)   $(7,181)    $(8,808)
                                                        =======    =======     =======
Year ended December 31, 1996:
  Intercompany allocation.............................  $(1,620)   $    --     $(1,620)
  Federal.............................................       --     (4,032)     (4,032)
  State and local.....................................      (86)      (501)       (587)
                                                        -------    -------     -------
                                                        $(1,706)   $(4,533)    $(6,239)
                                                        =======    =======     =======

     Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% as a result of the following:

                                                    JANUARY 1, 1998       YEARS ENDED
                                                        THROUGH           DECEMBER 31,
                                                     SEPTEMBER 30,     ------------------
                                                         1998           1997       1996
                                                    ---------------    -------    -------
                                                           (AMOUNTS IN THOUSANDS)
Computed "expected" tax expense...................      $(4,607)       $(7,476)   $(5,658)
Amortization not deductible for tax purposes......         (198)          (265)      (178)
State and local income taxes, net of federal
  income tax benefit..............................         (406)          (948)      (382)
Other.............................................          (17)          (119)       (21)
                                                        -------        -------    -------
                                                        $(5,228)       $(8,808)   $(6,239)
                                                        =======        =======    =======

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax asset and deferred tax liabilities at September 30, 1998 and December 31, 1997 are presented below:

                                                     SEPTEMBER 30,    DECEMBER 31,
                                                         1998             1997
                                                     -------------    ------------
                                                        (AMOUNTS IN THOUSANDS)
Deferred tax asset -- principally due to
  non-deductible accruals..........................    $    146         $    128
                                                       --------         --------
Deferred tax liabilities:
  Property and equipment, principally due to
     differences in depreciation...................      24,246           20,985
  Franchise costs, principally due to differences
     in amortization and initial basis.............     100,486          100,326
                                                       --------         --------
          Total gross deferred tax liabilities.....     124,732          121,311
                                                       --------         --------
          Net deferred tax liability...............    $124,586         $121,183
                                                       ========         ========

(5) PARENT'S INVESTMENT

     Parent's investment in the TCI Falcon Systems at September 30, 1998 and December 31, 1997 is summarized as follows:

                                                     SEPTEMBER 30,    DECEMBER 31,
                                                         1998             1997
                                                     -------------    ------------
                                                        (AMOUNTS IN THOUSANDS)
Due to TCI.........................................    $ 642,228        $224,668
Retained earnings (deficit)........................     (347,926)         73,878
                                                       ---------        --------
                                                       $ 294,302        $298,546
                                                       =========        ========

     The amount due to TCI represents advances for operations, acquisitions and construction costs, as well as, the amounts owed as a result of the allocation of certain costs from TCI. TCI charges intercompany interest expense at variable rates to cable systems within the TCI Falcon Systems based upon amounts due to TCI from the cable systems. Such amounts are due on demand.

     On August 15, 1998, TCI caused the TCI Falcon Systems to effect distributions from the TCI Falcon Systems to TCI aggregating $429,739,000 (the "Dividend"). The Dividend resulted in a non-cash increase to the intercompany amounts owed to TCI and a corresponding non-cash decrease to retained earnings.

     As a result of TCI's ownership of 100% of the TCI Falcon Systems prior to the Contribution, the amounts due to TCI have been classified as a component of parent's investment in the accompanying combined financial statements.

     The TCI Falcon Systems purchase, at TCI's cost, substantially all of their pay television and other programming from affiliates of TCI. Charges for such programming were $21,479,000, $25,500,000 and $20,248,000 for the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996, respectively, and are included in operating expenses in the accompanying combined financial statements.

     Certain subsidiaries of TCI provide administrative services to the TCI Falcon Systems and have assumed managerial responsibility of the TCI Falcon Systems' cable television system operations and construction. As compensation for these services, the TCI Falcon Systems pay a monthly fee calculated on a per-customer basis.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The intercompany advances and expense allocation activity in amounts due to TCI consists of the following:

                                                  JANUARY 1, 1998        YEARS ENDED
                                                      THROUGH            DECEMBER 31,
                                                   SEPTEMBER 30,     --------------------
                                                       1998            1997        1996
                                                  ---------------    --------    --------
                                                          (AMOUNTS IN THOUSANDS)
Beginning of period.............................     $224,668        $258,193    $211,351
  Transfer of cable system acquisition purchase
     price......................................        7,023              --      68,240
  Programming charges...........................       21,479          25,500      20,248
  Administrative fees...........................        2,853           5,034       5,768
  Intercompany interest expense.................        4,343           5,832       4,701
  Tax allocations...............................        1,825           1,487       1,620
  Distribution to TCI...........................      429,739              --          --
  Cash transfer.................................      (49,702)        (71,378)    (53,735)
                                                     --------        --------    --------
End of period...................................     $642,228        $224,668    $258,193
                                                     ========        ========    ========

(6) COMMITMENTS AND CONTINGENCIES

     The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") imposed certain rate regulations on the cable television industry. Under the 1992 Cable Act, all cable systems are subject to rate regulation, unless they face "effective competition," as defined by the 1992 Cable Act and expanded in the Telecommunications Act of 1996 (the "1996 Act"), in their local franchise area.

     Although the Federal Communications Commission (the "FCC") has established regulations required by the 1992 Cable Act, local government units (commonly referred to as local franchising authorities) are primarily responsible for administering the regulation of a cable system's basic service tier ("BST"). The FCC itself directly administered rate regulation of any cable programming service tier ("CPST"). The FCC's authority to regulate CPST rates expired on March 31, 1999. The FCC has taken the position that it will still adjudicate CPST complaints filed after this sunset date (but no later than 180 days after the last CPST rate increase imposed prior to March 31, 1999), and will strictly limit its review (and possible refund orders) to the time period predating the sunset date.

     Under the FCC's rate regulations, most cable systems were required to reduce their BST and CPST rates in 1993 and 1994, and have since had their rate increases governed by a complicated price structure that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for expanding channel carriage. Operators also have the opportunity to bypass this "benchmark" regulatory structure in favor of the traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Premium cable services offered on a per-channel or per-program basis remain unregulated, as do affirmatively marketed packages consisting entirely of new programming product.

     The management of the TCI Falcon Systems believes that it has complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including its rate setting provisions. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of CPST rates would be retroactive to the date of complaint. Any refunds of the excess portion of BST or equipment rates would be retroactive to one year prior to the implementation of the rate reductions.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Certain plaintiffs have filed or threatened separate class action complaints against certain of the systems of TCI Falcon Systems, alleging that the systems' practice of assessing an administrative fee to customers whose payments are delinquent constitutes an invalid liquidated damage provision, a breach of contract, and violates local consumer protection statutes. Plaintiffs seek recovery of all late fees paid to the subject systems as a class purporting to consist of all customers who were assessed such fees during the applicable limitation period, plus attorney fees and costs.

     The TCI Falcon Systems have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is possible the TCI Falcon Systems may incur losses upon conclusion of the matters referred to above, an estimate of any loss or range of loss cannot presently be made. Based upon the facts available, management believes that, although no assurance can be given as to the outcome of these actions, the ultimate disposition should not have a material adverse effect upon the combined financial condition of the TCI Falcon Systems.

     The TCI Falcon Systems lease business offices, have entered into pole rental agreements and use certain equipment under lease arrangements. Rental expense under such arrangements amounted to $1,268,000, $1,868,000 and $1,370,000 for the nine-month period ended September 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

     Future minimum lease payments under noncancellable operating leases for each of the next five years are summarized as follows (amounts in thousands):

YEARS ENDING
SEPTEMBER 30,
-------------
1999........................................................  $  762
2000........................................................     667
2001........................................................     533
2002........................................................     469
2003........................................................     414
Thereafter..................................................   2,768
                                                              ------
                                                              $5,613
                                                              ======

     TCI formed a year 2000 Program Management Office (the "PMO") to organize and manage its year 2000 remediation efforts. The PMO is responsible for overseeing, coordinating and reporting on TCI's year 2000 remediation efforts, including the year 2000 remediation efforts of the TCI Falcon Systems prior to the Contribution. Subsequent to the date of the Contribution, the year 2000 remediation efforts of the TCI Falcon Systems are no longer the responsibility of TCI or the PMO.

     The failure to correct a material year 2000 problem could result in an interruption or failure of certain important business operations. There can be no assurance that the TCI Falcon Systems or the systems of other companies on which the TCI Falcon Systems relies will be converted in time or that any such failure to convert by the TCI Falcon Systems or other companies will not have a material adverse effect on its financial position, results of operations or cash flows.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO CC V HOLDINGS, LLC:

     We have audited the accompanying consolidated balance sheet of CC V Holdings, LLC and subsidiaries as of December 31, 1999, and the related consolidated statements of operations and cash flows for the period from November 15, 1999, through December 31, 1999, and the consolidated statements of operations, changes in shareholders' equity and cash flows for the period from January 1, 1999, through November 14, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CC V Holdings, LLC and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the period from November 15, 1999, through December 31, 1999, and for the period from January 1, 1999, through November 14, 1999, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 1 to the consolidated financial statements, substantially all of CC V Holdings, LLC was acquired by Charter Communications Holding Company, LLC as of November 15, 1999, in a business combination accounted for as a purchase. As a result of the application of purchase accounting, the consolidated financial statements of CC V Holdings, LLC and subsidiaries as of December 31, 1999, and for the Successor Period (November 15, 1999, through December 31, 1999), are presented on a different cost basis than financial statements presented for the Predecessor Period (January 1, 1999, through November 14, 1999), and accordingly, are not directly comparable.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 16, 2000

                      CC V HOLDINGS, LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                                                               SUCCESSOR
                                                              ------------
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  6,806
  Accounts receivable, net of allowance for doubtful
     accounts of $1,143.....................................       1,920
  Prepaid expenses and other................................         663
                                                                --------
       Total current assets.................................       9,389
                                                                --------
INVESTMENT IN CABLE PROPERTIES:
  Property, plant and equipment.............................     121,285
  Franchises................................................     721,744
                                                                --------
       Total investment in cable properties.................     843,029
                                                                --------
DEFERRED FINANCING COSTS....................................       1,983
                                                                --------
                                                                $854,401
                                                                ========
              LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................    $ 25,132
  Payables to manager of cable systems--related parties.....       4,971
                                                                --------
       Total current liabilities............................      30,103
                                                                --------
LONG-TERM DEBT..............................................     451,212
DEFERRED MANAGEMENT FEES--RELATED PARTIES...................         262
MEMBER'S EQUITY--100 units issued and outstanding...........     372,824
                                                                --------
                                                                $854,401
                                                                ========

  The accompanying notes are an integral part of this consolidated statement.

                      CC V HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                               SUCCESSOR     PREDECESSOR
                                                              ------------   ------------
                                                              PERIOD FROM    PERIOD FROM
                                                              NOVEMBER 15,    JANUARY 1,
                                                                 1999,          1999,
                                                                THROUGH        THROUGH
                                                              DECEMBER 31,   NOVEMBER 14,
                                                                  1999           1999
                                                              ------------   ------------
REVENUES:
  Basic services............................................    $ 11,281       $ 76,721
  Premium services..........................................       1,008          7,088
  Other.....................................................       1,641         10,574
                                                                --------       --------
                                                                  13,930         94,383
                                                                --------       --------
OPERATING EXPENSES:
  Programming...............................................       3,597         24,927
  General and administrative................................       1,991         10,968
  Service...................................................       2,377         16,311
  Marketing.................................................         316            883
  Depreciation and amortization.............................       7,822         39,943
  Corporate expense charges--related parties................         501         --
                                                                --------       --------
                                                                  16,604         93,032
                                                                --------       --------
     (Loss) income from operations..........................      (2,674)         1,351
                                                                --------       --------
OTHER INCOME (EXPENSE):
  Interest income...........................................      --                764
  Interest expense..........................................      (7,537)       (40,162)
                                                                --------       --------
                                                                  (7,537)       (39,398)
                                                                --------       --------
     Loss before income taxes...............................     (10,211)       (38,047)
BENEFIT FROM INCOME TAXES...................................      --            (13,936)
                                                                --------       --------
     Loss before minority interest..........................     (10,211)       (24,111)
MINORITY INTEREST IN LOSS OF SUBSIDIARY.....................      --              4,499
                                                                --------       --------
     Net loss...............................................    $(10,211)      $(19,612)
                                                                ========       ========

 The accompanying notes are an integral part of these consolidated statements.

                      CC V HOLDINGS, LLC AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                ADDITIONAL                     TOTAL
                                                      COMMON     PAID-IN     ACCUMULATED   SHAREHOLDERS'
                                                       STOCK     CAPITAL       DEFICIT        EQUITY
                                                      ------    ----------   -----------   -------------
BALANCE, January 1, 1999............................  $    --    $35,000      $ (8,918)      $ 26,082
  Net loss..........................................       --         --       (19,612)       (19,612)
                                                      -------    -------      --------       --------
BALANCE, November 14, 1999..........................  $    --    $35,000      $(28,530)      $  6,470
                                                      =======    =======      ========       ========

  The accompanying notes are an integral part of this consolidated statement.

                      CC V HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               SUCCESSOR     PREDECESSOR
                                                              ------------   ------------
                                                              PERIOD FROM    PERIOD FROM
                                                              NOVEMBER 15,    JANUARY 1,
                                                                 1999,          1999,
                                                                THROUGH        THROUGH
                                                              DECEMBER 31,   NOVEMBER 14,
                                                                  1999           1999
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(10,211)      $(19,612)
  Adjustments to reconcile net loss to net cash provided by
     operating activities--
     Depreciation and amortization..........................       7,822         39,943
     Deferred income taxes..................................      --            (16,969)
     Minority interest in loss of subsidiary................      --              4,499
     Noncash interest expense...............................       1,855         11,764
     Net change in certain assets and liabilities, net of
      effects from acquisitions--
       Accounts receivable..................................         782         (1,182)
       Prepaid expenses and other...........................          76           (409)
       Receivable from affiliate............................      --                124
       Accounts payable and accrued expenses................      (3,399)        15,285
       Payables to manager of cable systems--related
        parties.............................................       4,971         --
       Payable to affiliate.................................      --             (2,206)
       Other operating activities...........................        (469)        (2,905)
                                                                --------       --------
     Net cash provided by operating activities..............       1,427         28,332
                                                                --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment................      (2,042)       (13,683)
  Payments for acquisitions, net of cash acquired...........      --            (47,237)
  Other investing activities................................      --            (11,414)
                                                                --------       --------
     Net cash used in investing activities..................      (2,042)       (72,334)
                                                                --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................       5,000         39,428
  Repayments of long-term debt..............................      --                (20)
  Payment of deferred financing costs.......................      (2,000)        --
  Distributions.............................................        (273)        --
                                                                --------       --------
     Net cash provided by financing activities..............       2,727         39,408
                                                                --------       --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       2,112         (4,594)
                                                                --------       --------
CASH AND CASH EQUIVALENTS, beginning of period..............       4,694          9,288
                                                                --------       --------
CASH AND CASH EQUIVALENTS, end of period....................    $  6,806       $  4,694
                                                                ========       ========
CASH PAID FOR INTEREST......................................    $  2,551       $ 30,429
                                                                ========       ========
CASH PAID FOR TAXES.........................................    $ --           $    283
                                                                ========       ========
NONCASH TRANSACTION--Increase in franchises and member's
  equity resulting from the application of purchase
  accounting................................................    $383,308       $ --
                                                                ========       ========

 The accompanying notes are an integral part of these consolidated statements.

                      CC V HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Organization and Basis of Presentation

     The accompanying consolidated financial statements include the accounts of CC V Holdings, LLC (CC V Holdings), (formerly known as Avalon Cable LLC (Avalon Cable)), and its wholly owned subsidiaries (collectively, the "Company"). CC V Holdings is a Delaware limited liability company. The Company derives its primary source of revenues by providing various levels of cable programming and services to residential and business customers. The Company operates primarily in the state of Michigan and in the New England area. The Company also owns and operates various Internet service providers, which provide dial-up telephone access to the Internet via a modem.

     All significant intercompany accounts and transactions have been eliminated in consolidation.

Acquisition

     On November 15, 1999, Charter Communications Holding Company, LLC (Charter Holdco) purchased directly and indirectly all of the equity interests of Avalon Cable of Michigan Holdings, Inc. (Avalon Michigan Holdings) for an aggregate purchase price of $832,000, including assumed debt of $273,400 (the "Charter Acquisition"). In connection with a multistep restructuring following the acquisition of Avalon Michigan Holdings, Avalon Michigan Holdings was merged with and into CC V Holdings. Effective January 1, 2000, these interests acquired were transferred to Charter Communications Holdings, LLC, a wholly owned subsidiary of Charter Holdco.

     As a result of the Charter Acquisition, the Company has applied purchase accounting in the preparation of the accompanying consolidated financial statements. Accordingly, CC V Holdings' increased its member's equity to $383,308 to reflect the amount paid in the Charter Acquisition and has allocated that amount to assets acquired and liabilities assumed based on their relative fair values including amounts assigned to franchises of $727,720. The allocation of the purchase price is based, in part, on preliminary information, which is subject to adjustment upon completion of certain appraisal and valuation information. Management believes that finalization of the purchase price and allocation will not have a material impact on the consolidated results of operations or financial position of the Company.

     As a result of the Charter Acquisition and the application of purchase accounting, financial information in the accompanying consolidated financial statements and notes thereto as of December 31, 1999, and for the period from November 15, 1999, through December 31, 1999 (the "Successor Period") are presented on a different cost basis than the financial information for the period from January 1, 1999, through November 14, 1999, (the "Predecessor Period") and therefore, such information is not comparable.

     Prior to the Charter Acquisition, Avalon Michigan Holdings had a majority interest in CC V Holdings.

Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are carried at cost that approximates market value.

Property, Plant and Equipment

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, while equipment replacement and betterments are capitalized.

                      CC V HOLDINGS, LLC AND SUBSIDIARIES

     Depreciation for the Successor Period is provided on the straight-line method over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................  3-15 years
Buildings and leasehold improvements........................  5-15 years
Vehicles and equipment......................................   3-5 years

     Depreciation for the Predecessor Period was provided on the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and improvement...................................  10-25 years
Cable plant and equipment...................................   5-12 years
Vehicles....................................................      5 years
Office furniture and equipment..............................   5-10 years

Franchises

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable systems, including the Charter Acquisition, represent the excess of the cost of properties acquired over the amounts assigned to net tangible assets and identifiable intangible assets at the date of acquisition and are amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company. Accumulated amortization was $5,976 at December 31, 1999. Amortization expense for the period from January 1, 1999 through November 14, 1999 and for the period from November 15, 1999, through December 31, 1999, was $29,679 and $5,976, respectively.

Deferred Financing Costs

     Costs related to the Senior Credit Facilities (as defined below) are deferred and amortized to interest expense using the effective interest rate method over the term of the related borrowing. As of December 31, 1999, accumulated amortization of deferred financing costs is $17.

Impairment of Assets

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

Revenues

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable system. As of December 31, 1999, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Company ranging up to a

                      CC V HOLDINGS, LLC AND SUBSIDIARIES
federally mandated maximum of 5.0% of gross revenues. Such fees are collected on a monthly basis from the Company's customers and are periodically remitted to local franchises. Franchise fees collected and paid are reported as revenues and expenses.

Interest Rate Hedge Agreements

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain of its debt agreements. Interest rate caps are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     Interest rate caps are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designated for hedging purposes and are not held or issued for speculative purposes.

Income Taxes

     Prior to the Charter Acquisition, the Company filed a consolidated income tax return. The tax benefit of $13,936 in the accompanying consolidated statement of operations for the period from January 1, 1999, through November 14, 1999, is recorded at 37%. This approximates the statutory tax rate of the Company.

     Beginning November 15, 1999, the Company and all subsidiaries are limited liability companies such that all income taxes are the responsibility of the equity member of the Company and are not provided for in the accompanying consolidated financial statements. In addition, certain subsidiaries or corporations are subject to income taxes but have no operations and, therefore, no material income tax liabilities or assets.

Segments

     Segments have been identified based upon management responsibility. The Company operates in one segment, cable services.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

     Financial instruments which potentially expose the Company to a concentration of credit risk include cash and subscriber and other receivables. The Company had cash in excess of federally insured deposits at financial institutions at December 31, 1999. The Company does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. The Company extends credit to customers on an unsecured basis in the normal course of business. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not historically exceeded management's expectations. The Company's trade receivables reflect a customer base centered in Michigan

                      CC V HOLDINGS, LLC AND SUBSIDIARIES
and New England. The Company routinely assesses the financial strength of its customers; as a result, concentrations of credit risk are limited.

2. MEMBER'S EQUITY:

     For the period from November 15, 1999, through December 31, 1999, successor member's equity consisted of the following:

BALANCE, November 15, 1999..................................    $383,308
  Net loss..................................................     (10,211)
  Distributions to Charter Communications, Inc. and
     Charter Investment, Inc................................        (273)
                                                                --------
BALANCE, December 31, 1999..................................    $372,824
                                                                ========

3. ACQUISITIONS:

     On March 26, 1999, Avalon Michigan Holdings acquired the minority interest of Mercom Inc. (Mercom) for $21,875. In addition, the Company acquired eight cable systems for an aggregate purchase price of $25,362 in 1999. These eight acquisitions, which were completed during the Predecessor Period, were accounted for using the purchase method of accounting and, accordingly, results of operations of the acquired systems have been included in the accompanying consolidated financial statements from the dates of acquisition. The purchase prices were allocated to tangible and intangible assets based on estimated fair market values at the dates of acquisition. The excess of the consideration paid over the estimated fair market values of the net assets acquired was $12,940 and was amortized using the straight-line method over 15 years during the Predecessor Period. All goodwill was eliminated as a result of the Charter Acquisition.

     Unaudited pro forma operating results as though the 1999 acquisitions discussed above, including the Charter Acquisition, had occurred on January 1, 1999, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1999
                                                                ------------
                                                                (UNAUDITED)
Revenues....................................................      $110,308
Loss from operations........................................       (17,580)
Net loss....................................................       (59,668)

     The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

                      CC V HOLDINGS, LLC AND SUBSIDIARIES

4. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1999:

Cable distribution systems..................................    $101,675
Buildings and leasehold improvements........................      16,636
Vehicles and equipment......................................       4,776
                                                                --------
                                                                 123,087
Less--Accumulated depreciation..............................      (1,802)
                                                                --------
                                                                $121,285
                                                                ========

     Depreciation expense for assets owned by the Company for the period from January 1, 1999, through November 14, 1999, and for the period from November 15, 1999, through December 31, 1999, was $10,264 and $1,802, respectively.

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1999:

Accrued litigation costs--see Note 10.......................    $ 9,435
Accrued interest............................................      5,417
Accounts payable............................................      3,427
Accrued programming.........................................      3,047
Accrued franchises..........................................      1,578
Other.......................................................      2,228
                                                                -------
                                                                $25,132
                                                                =======

6. LONG-TERM DEBT:

     The Company has outstanding the following borrowings on long-term debt arrangements at December 31, 1999:

Senior Credit Facility......................................    $170,000
Senior Subordinated Notes...................................     150,000
Senior Discount Notes.......................................     196,000
7.0% Note Payable, due May 2003.............................         500
                                                                --------
                                                                 516,500
Less--Unamortized net discount..............................     (65,288)
                                                                --------
                                                                $451,212
                                                                ========

Credit Facilities

     On November 6, 1998, Avalon Michigan became a co-borrower along with Avalon Cable of New England LLC (Avalon New England) and Avalon Cable Finance, Inc. (Avalon Finance), affiliated companies on the $320,888 senior credit facilities, which included term loan facilities consisting of (i) tranche A term loans of $120,888 and (ii) tranche B term loans of $170,000 and a revolving credit facility of $30,000 (collectively, the "Old Credit Facilities").

     In connection with the Senior Subordinated Notes (as defined below) and Senior Discount Notes (as defined below) offerings, Avalon Michigan repaid $125,013 of the Old Credit Facilities, and the availability under the Old Credit Facilities was reduced to $195,875 prior to the Charter Acquisition.

                      CC V HOLDINGS, LLC AND SUBSIDIARIES

     The interest rate under the Old Credit Facilities was a rate based on either (i) the base rate (a rate per annum equal to the greater of the Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%) or (ii) the Eurodollar rate (a rate per annum equal to the Eurodollar Base Rate divided by 1.00 less the Eurocurrency Reserve Requirements) plus, in either case, an applicable margin.

     In connection with the Charter Acquisition, the Old Credit Facilities were terminated.

     Effective November 15, 1999, the Company became a borrower on $300,000 senior credit facilities, which includes term loan facilities consisting of (i) a Term B Loan of $125,000 that matures on November 15, 2008, and (ii) a revolving credit facility of $175,000 that matures on May 15, 2008 (collectively, the "Senior Credit Facilities"). The Senior Credit Facilities also provide for, at the option of the lenders, supplemental credit facilities in the amounts of $75,000, available until December 31, 2003.

     The interest rate under the Senior Credit Facilities is a rate based on either (i) the base rate (a rate per annum equal to the greater of the Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%) or (ii) the Eurodollar rate (a rate per annum equal to the Eurodollar Base Rate divided by 1.00 less the Eurocurrency Reserve Requirements) plus, in either case, an applicable margin. The variable interest rate as of December 31, 1999, ranged from 7.995% to 8.870%. A quarterly commitment fee of between 0.250% to 0.375% per annum is payable on the unborrowed balance of the revolving credit facility.

     Commencing March 31, 2003, and at the end of each quarter thereafter through September 30, 2008, the Term B Loan is payable in installments of 0.25% of the outstanding balance, and the remaining 94.25% unpaid outstanding balance is due on November 15, 2008. Commencing March 31, 2003, and at the end of each quarter thereafter, available borrowings under the revolving credit facility shall be reduced on an annual basis by 5.0% in 2003, 15.0% in 2004, 20.0% in 2005, 22.0% in 2006, 24.0% in 2007 and 14.0% in 2008.

     The Senior Credit Facilities contain restrictive covenants which, among other things, require the Company to maintain certain ratios including consolidated leverage ratios and the interest coverage ratio, fixed charge ratio and debt service coverage.

     The obligations of the Company under the Senior Credit Facilities agreement are secured by substantially all of the assets of the Company.

Senior Subordinated Notes

     In December 1998, Avalon Michigan became a co-issuer of a $150,000 principal amount of 9.375% Senior Subordinated Notes (the "Senior Subordinated Notes").

     The indenture governing the Senior Subordinated Notes provides that upon the occurrence of a change of control each holder of the Senior Subordinated Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Subordinated Notes at an offer price in cash equal to 101% of the aggregate principal amount thereon plus accrued and unpaid interest and Liquidated Damages (as defined in the indentures) thereof, if any, to the date of purchase. The Charter Acquisition constituted a change of control.

     Pursuant to a change of control offer dated December 3, 1999, 134,050 of the Company's 9.375% Senior Subordinated Notes due December 1, 2008 were validly tendered.

     The aggregate repurchase price was $137,400, including accrued and unpaid interest through January 28, 2000, and was funded with equity contributions from Charter Communications Holdings, LLC (Charter Holdings), a wholly owned subsidiary of Charter Holdco and parent of CC V Holdings, which made the cash available from the proceeds of its sale of $1.5 billion of high yield notes in January 2000 (the "January 2000 Charter Holdings Notes").

                      CC V HOLDINGS, LLC AND SUBSIDIARIES

     In addition to the above change of control repurchase, the Company repurchased the remaining 15,950 notes (including accrued and unpaid interest) in the open market for $16,300, also using cash received from equity contributions ultimately from Charter Holdings, which made the cash available from the sale proceeds of the January 2000 Charter Holdings Notes.

Senior Discount Notes

     On December 10, 1998, Avalon Michigan Holdings and Avalon Cable Holdings Finance, Inc. (collectively, the "Holdings Co-Issuers") issued $196,000 aggregate principal amount at maturity of 11.875% Senior Discount Notes (the "Senior Discount Notes") due 2008.

     The Senior Discount Notes were issued at a substantial discount from their principal amount at maturity, for proceeds of approximately $110,400. Interest on the Senior Discount Notes will accrue but not be payable before December 1, 2003. Thereafter, interest on the Senior Discount Notes will accrue on the principal amount at maturity at a rate of 11.875% per annum commencing December 1, 2003, and will be payable semiannually in arrears on June 1 and December 1 of each year. Prior to December 1, 2003, the accreted value of the Senior Discount Notes will increase, representing amortization of original issue discount, between the date of original issuance and December 1, 2003, on a semiannual basis using a 360-day year comprised of twelve 30-day months, such that the accreted value shall be equal to the full principal amount at maturity of the Senior Discount Notes on December 1, 2003.

     On December 1, 2003, the Holdings Co-Issuers will be required to redeem an amount equal to $369.79 per $1,000 principal amount at maturity of each Senior Discount Note then outstanding on a pro rata basis at a redemption price of 100% of the principal amount at maturity.

     On or after December 1, 2003, the Senior Discount Notes will be subject to redemption at any time at the option of the Holdings Co-Issuers, in whole or in part, at the redemption prices, which are expressed as percentages of principal amount, shown below plus accrued and unpaid interest, if any, and liquidated damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2003........................................................  105.938%
2004........................................................  103.958%
2005........................................................  101.979%
2006 and thereafter.........................................  100.000%

     Notwithstanding the foregoing, at any time before December 1, 2001, the holding companies may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of senior discount notes originally issued under the Senior Discount Note indenture at a redemption price equal to 111.875% of the accreted value at the date of redemption, plus liquidated damages, if any, to the redemption date, with the net cash proceeds of any equity offering and/or the net cash proceeds of a strategic equity investment.

     Upon the occurrence of a change of control, each holder of Senior Discount Notes will have the right to require the Holdings Co-Issuers to repurchase all or any part of such holder's Senior Discount Notes pursuant to a change of control offer at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase. The Charter Acquisition constituted a change of control.

     Upon expiration of the change of control offer (January 26, 2000), 16,250 of the Senior Discount Notes due were validly tendered.

                      CC V HOLDINGS, LLC AND SUBSIDIARIES

     The Senior Discount Notes were repurchased for $10,500 using cash received from equity contributions from Charter Holdings. As of February 29, 2000, 179,750 Senior Discount Notes remain outstanding with an accreted value of $116,400.

     Based upon outstanding indebtedness at December 31, 1999, and the amortization of term, and scheduled reductions in available borrowings of the revolving credit facility, aggregate future principal payments on the total borrowings under all debt agreements at December 31, 1999, are as follows:

                            YEAR                               AMOUNT
                            ----                              --------
2000........................................................  $  --
2001........................................................     --
2002........................................................     --
2003........................................................    74,229
2004........................................................     1,250
Thereafter..................................................   441,021
                                                              --------
                                                              $516,500
                                                              ========

7. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying and fair values of the Company's significant financial instruments as of December 31, 1999, are as follows:

                                                              CARRYING   NOTIONAL     FAIR
                                                               VALUE      AMOUNT     VALUE
                                                              --------   --------    -----
Debt:
  Senior Credit Facilities..................................  $170,000   $ --       $170,000
  Senior Subordinated Notes.................................   151,500     --        151,500
  Senior Discount Notes.....................................   129,212     --        129,212
  7.0% Note payable, due May 2003...........................       500     --            500
Interest Rate Hedge Agreement:
  Cap.......................................................     --       15,000          16

     The carrying amount of the Senior Credit Facilities approximates fair value as the outstanding borrowings bear interest at market rates. The fair values of the Senior Subordinated Notes and Senior Discount Notes are based on quoted market prices.

     The interest pay rate for the interest rate cap agreement was 9.0% at December 31, 1999.

     The notional amount of the interest rate hedge agreement does not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of the interest rate hedge agreement. The amounts exchanged are determined by reference to the notional amount and the other terms of the contract.

     The fair value of the interest rate hedge agreement generally reflects the estimated amount that the Company would receive (excluding accrued interest) to terminate the contract on the reporting date, thereby taking into account the current unrealized gains or losses of the open contract. Dealer quotations are available for the Company's interest rate hedge agreement.

     Management believes that the seller of the interest rate hedge agreement will be able to meet their obligations under the agreement. In addition, the interest rate hedge agreement is with certain of the participating banks under the Company's Senior Credit Facilities thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of the major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's consolidated financial position or results of operations.

                      CC V HOLDINGS, LLC AND SUBSIDIARIES

8. RELATED-PARTY TRANSACTIONS:

     Charter Investment, Inc. (Charter Investment) provides management services to the Company including centralized customer billing services, and data processing and related support. Costs for these services are charged directly to the Company's operating subsidiaries and are included in operating costs. These billings are determined based on the number of basic customers. Charter Investment utilizes a combination of excess insurance coverage and self-insurance programs for its medical, dental and workers' compensation claims. Charges are made to the Company as determined by independent actuaries at the present value of the actuarially computed present and future liabilities for such benefits. Depreciation and amortization incurred by Charter Investment and Charter have been allocated to the Company based on the number of the basic customers. Such costs totaled $44 for the period from November 15, 1999, through December 31, 1999, are reflected as a capital contribution. Management believes that costs incurred by Charter Investment on the Company's behalf and included in the accompanying financial statements are not materially different than costs the Company would have incurred as a stand-alone entity.

     Charter, an entity controlled by Paul G. Allen, was named manager of CC V Holdings pursuant to the terms of the limited liability company agreement for CC V Holdings dated as of November 15, 1999. Furthermore, Charter now manages and operates the Company's cable systems pursuant to a Management Agreement entered into with certain subsidiaries of CC V Holdings. The term of the management agreement is 10 years, commencing on November 15, 1999. Charter is entitled to reimbursement for all expenses, costs, losses and liabilities or damages incurred by Charter in connection with the performance of its services. Payment of the management fee is permitted under the Company's credit agreement, but ranks below the Company's senior debt and shall not be paid except to the extent permitted under the Senior Credit Facilities. Such costs totaled $501 for the period from November 15, 1999, through December 31, 1999, and are recorded in corporate expense charges-related parties in the accompanying consolidated financial statements. Deferred management fees at December 31, 1999, are $262.

9. EMPLOYEE BENEFIT PLAN:

     Avalon Michigan had a qualified savings plan under Section 401(k) of the Internal Revenue Code (the "Plan"). In connection with the Charter Acquisition, the Plan's assets were frozen as of November 14, 1999, and employees became fully vested. Effective January 1, 2000, the Company's employees with two months of service are eligible to participate in the Charter Communications, Inc. 401(k) Plan (the "Charter Plan"). Employees that qualify for participation in the Charter Plan can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service.

10. COMMITMENTS AND CONTINGENCIES:

Leases

     The Company rents poles from utility companies for use in its operations. While rental agreements are generally short-term, the Company anticipates such rentals will continue in the future. The Company also leases office facilities and various equipment under month-to-month operating leases. Rent expense was $1,506 and $212 for the periods from January 1, 1999, through November 14, 1999, and from November 15, 1999, through December 31, 1999, respectively. Rental commitments are expected to continue at approximately the same level for the foreseeable future, including pole rental commitments which are cancelable.

Regulation in the Cable Television Industry

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable

                      CC V HOLDINGS, LLC AND SUBSIDIARIES

Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission
(FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 31, 1999, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. As of December 31, 1999, approximately 26% of the Company's local franchising authorities are certified to regulate basic tier rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the consolidated financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulated rates on the cable programming service tier (CPST). The FCC has taken the position that it will still adjudicate pending CPST complaints but will strictly limit its review, and possible refund orders, to the time period predating the sunset date, March 31, 1999. The Company does not believe any adjudications regarding their pre-sunset complaints will have a material adverse effect on the Company's consolidated financial position or results of operations.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

Litigation

     In connection with the Company's acquisition of Mercom, former Mercom shareholders holding approximately 731,894 Mercom common shares (approximately 15.3% of all outstanding Mercom common shares) gave notice of their election to exercise appraisal rights as provided by Delaware law. On July 2, 1999, former Mercom shareholders holding 535,501 shares of Mercom common stock filed a petition for appraisal of stock in the Delaware Chancery Court. With respect to 209,893 of the total number of shares for which the Company received notice, the notice provided to the Company was received from beneficial holders of Mercom shares who were not holders of record. The Company believes that the notice with respect to these shares did not comply with Delaware law and is ineffective.

     The Company cannot predict at this time the effect of the elections to exercise appraisal rights on the Company since the Company does not know the extent to which these former Mercom shareholders will

                      CC V HOLDINGS, LLC AND SUBSIDIARIES
continue to pursue appraisal rights under Delaware law or choose to abandon these efforts and seek to accept the consideration payable in the Mercom merger. If these former Mercom shareholders continue to pursue their appraisal rights and if a Delaware court were to find that the fair value of the Mercom common shares, exclusive of any element of value arising from our acquisition of Mercom, exceeded $12.00 per share, the Company would have to pay the additional amount for each Mercom common share subject to the appraisal proceedings together with a fair rate of interest. The Company could be ordered by the Delaware court also to pay reasonable attorney's fees and the fees and expenses of experts for the shareholders. In addition, the Company would have to pay their own litigation costs. The Company has already provided for the consideration of $12.00 per Mercom common share due under the terms of the merger with Mercom with respect to these shares but has not provided for any additional amounts or costs. The Company can provide no assurance as to what a Delaware court would find in any appraisal proceeding or when this matter will be resolved. Accordingly, the Company cannot assure you that the ultimate outcome would have no material adverse impact on the Company.

11. ACCOUNTING STANDARDS NOT YET IMPLEMENTED:

     The Company is required to adopt Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133) in 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the consolidated balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The adoption of SFAS No. 133 is not expected to have a material impact on the consolidated financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers
of Avalon Cable LLC

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in members' interest and cash flows present fairly, in all material respects, the financial position of Avalon Cable LLC and its subsidiaries (the "Company") at December 31, 1997 and 1998 and the results of their operations, changes in members' interest and their cash flows for the period from September 4, 1997 (inception), through December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            /s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
March 30, 1999, except for Note 12,
as to which the date is May 13, 1999

                       AVALON CABLE LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1998          1997
                                                              ----------      ------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
Cash........................................................   $  9,288        $ --
Subscriber receivables, less allowance for doubtful accounts
  of $943...................................................      5,862          --
Accounts receivable-affiliate...............................        124          --
Deferred income taxes.......................................        479          --
Prepaid expenses and other current assets...................        580         504
                                                               --------        ----
Total current assets........................................     16,333         504
Property, plant and equipment, net..........................    111,421          --
Intangible assets, net......................................    462,117          --
Other assets................................................        227          --
                                                               --------        ----
Total assets................................................   $590,098        $504
                                                               ========        ====
LIABILITIES AND MEMBERS' INTEREST
CURRENT LIABILITIES:
Current portion of notes payable............................   $     20        $ --
Accounts payable and accrued expenses.......................     11,646          --
Accounts payable, net-affiliate.............................      2,023         500
Advance billings and customer deposits......................      3,171          --
                                                               --------        ----
Total current liabilities...................................     16,860         500
Note payable, net of current portion........................    402,949          --
Note payable-affiliate......................................      3,341          --
Deferred income taxes.......................................      1,841          --
                                                               --------        ----
Total liabilities...........................................    424,991         500
                                                               --------        ----
Minority interest...........................................     13,855          --
Commitments and contingencies (Note 10)
MEMBERS' INTEREST:
Members' capital............................................    166,630          --
Accumulated earnings (deficit)..............................    (15,378)          4
                                                               --------        ----
Total member's interest.....................................    151,252           4
                                                               --------        ----
Total liabilities and member's interest.....................   $590,098        $504
                                                               ========        ====

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                  FOR THE PERIOD FROM
                                                               FOR THE YEAR        SEPTEMBER 4, 1997
                                                                   ENDED          (INCEPTION) THROUGH
                                                             DECEMBER 31, 1998     DECEMBER 31, 1997
                                                             -----------------    -------------------
                                                                      (DOLLARS IN THOUSANDS)
REVENUE:
Basic services.............................................      $ 14,976               $    --
Premium services...........................................         1,468                    --
Other......................................................         1,743                    --
                                                                 --------               -------
Total revenues.............................................        18,187                    --
Operating expenses:
Selling, general and administrative........................         4,207                    --
Programming................................................         4,564                    --
Technical and operations...................................         1,951                    --
Depreciation and amortization..............................         8,183                    --
                                                                 --------               -------
Loss from operations.......................................          (718)                   --
Other income (expense):
Interest income............................................           173                     4
Interest expense...........................................        (8,223)                   --
Other expense, net.........................................           (65)                   --
                                                                 --------               -------
Income (loss) before income taxes..........................        (8,833)                    4
Provision for income taxes.................................          (186)                   --
                                                                 --------               -------
Income (loss) before minority interest and extraordinary
  item.....................................................        (9,019)                    4
Minority interest in consolidated entity...................          (398)                   --
                                                                 --------               -------
Income (loss) before the extraordinary loss on early
  extinguishment of debt...................................        (9,417)                    4
Extraordinary loss on early extinguishment of debt.........        (5,965)                   --
                                                                 --------               -------
Net income (loss)..........................................      $(15,382)              $     4
                                                                 ========               =======

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' INTEREST
  FROM THE PERIOD FROM SEPTEMBER 4, 1997 (INCEPTION) THROUGH DECEMBER 31, 1998

                                             CLASS A              CLASS B-1        ACCUMULATED    TOTAL
                                       --------------------   ------------------    EARNINGS     MEMBERS'
                                         UNITS        $        UNITS       $        (DEFICIT)    INTEREST
                                       ---------   --------   -------   --------   -----------   --------
                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Net income for the period from
  September 4, 1997 through December
  31, 1997...........................       --     $    --         --   $     --    $      4     $      4
Issuance of Class A units............   45,000      45,000         --         --          --       45,000
Issuance of Class B-1 units in
  consideration for Avalon Cable of
  New England LLC....................       --          --     64,696      4,345          --        4,345
Contribution of assets and
  liabilities of Avalon Cable of
  Michigan Inc.......................       --          --    510,994    117,285          --      117,285
Net loss for the year ended December
  31, 1998...........................       --          --         --         --     (15,382)     (15,382)
                                        ------     -------    -------   --------    --------     --------
Balance at December 31, 1998.........   45,000     $45,000    575,690   $121,630    $(15,378)    $151,252
                                        ======     =======    =======   ========    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                    FOR THE PERIOD
                                                                                  SEPTEMBER 4, 1997
                                                               FOR THE YEAR          (INCEPTION)
                                                                   ENDED               THROUGH
                                                             DECEMBER 31, 1998    DECEMBER 31, 1997
                                                             -----------------    ------------------
                                                                     (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..........................................      $ (15,382)              $ 4
Adjustments to reconcile net income to net cash provided by
  operating activities
Depreciation and amortization..............................          8,183                --
Deferred income taxes, net.................................          1,010                --
Extraordinary loss on extinguishment of debt...............          5,965                --
Provision for loss on accounts receivable..................             75                --
Minority interest in consolidated entity...................            398                --
Accretion of senior discount notes.........................          1,083                --
Changes in operating assets and liabilities Increase in
  subscriber receivables...................................         (1,679)               --
Increase in accounts receivable-affiliates.................           (124)               --
Increase in prepaid expenses and other current assets......            (76)               (4)
Increase in accounts payable and accrued expenses..........          4,863                --
Increase in accounts payable-affiliates....................          1,523                --
Increase in advance billings and customer deposits.........          1,684                --
Change in Other, net.......................................           (227)               --
                                                                 ---------               ---
Net cash provided by operating activities..................          7,296                --
                                                                 ---------               ---
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures.......................................        (11,468)               --
Acquisitions, net of cash acquired.........................       (554,402)               --
                                                                 ---------               ---
Net cash used in investing activities......................       (565,870)               --
                                                                 ---------               ---
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of credit facility..................        265,888                --
Principal payment on credit facility.......................       (125,013)               --
Proceeds from issuance of senior subordinated debt.........        150,000                --
Proceeds from issuance of note payable-affiliate...........          3,341                --
Proceeds from issuance of senior discount notes............        110,411                --
Proceeds from other notes payable..........................            600                --
Payments for debt issuance costs...........................         (3,995)               --
Contribution by members....................................        166,630                --
                                                                 ---------               ---
Net cash provided by financing activities..................        567,862                --
Increase in cash...........................................          9,288                --
Cash, beginning of period..................................             --                --
                                                                 ---------               ---
Cash, end of period........................................      $   9,288               $--
                                                                 =========               ===
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest...................      $   3,480               $--
                                                                 =========               ===

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     Avalon Cable LLC ("Avalon"), and its wholly owned subsidiaries Avalon Cable Holdings Finance, Inc. ("Avalon Holdings Finance") and Avalon Cable of Michigan LLC ("Avalon Michigan"), were formed in October 1998, pursuant to the laws of the State of Delaware, as a wholly owned subsidiary of Avalon Cable of New England Holdings, Inc. ("Avalon New England Holdings").

     On November 6, 1998, Avalon New England Holdings contributed its 100% interest in Avalon Cable of New England LLC ("Avalon New England") to Avalon in exchange for a membership interest in Avalon. This contribution was between entities under common control and was accounted for similar to a pooling-of-interests. Under this pooling-of-interests method, the results of operations for Avalon include the results of operations from the date of inception (September 4, 1997) of Avalon New England. On that same date, Avalon received $63,000 from affiliated entities, which was comprised of (i) a $45,000 capital contribution by Avalon Investors, LLC ("Avalon Investors") and (ii) a $18,000 promissory note from Avalon Cable Holdings LLC ("Avalon Holdings"), which was used to make a $62,800 cash contribution to Avalon New England.

     The cash contribution received by Avalon New England was used to (i) extinguish existing indebtedness of $29,600 and (ii) fund a $33,200 loan to Avalon Holdings Finance which matures on December 31, 2001.

     On December 10, 1998, Avalon received a dividend distribution from Avalon New England in the amount of $18,206, which was used by Avalon to pay off the promissory note payable to Avalon Holdings, plus accrued interest.

     Avalon Cable of Michigan, Inc. was formed in June 1998, pursuant to the laws of the state of Delaware, as a wholly owned subsidiary of Avalon Cable of Michigan Holdings, Inc. ("Michigan Holdings".) On June 3, 1998, Avalon Cable of Michigan, Inc. entered into an Agreement and Plan of Merger (the "Agreement") among Avalon Cable of Michigan, Inc., Michigan Holdings and Cable Michigan, Inc. ("Cable Michigan"), pursuant to which Avalon Cable of Michigan, Inc. will merge into Cable Michigan and Cable Michigan will become a wholly owned subsidiary of Michigan Holdings (the "Merger"). As part of the Merger, the name of the company was changed to Avalon Cable of Michigan, Inc.

     In accordance with the terms of the Agreement, each share of common stock, par value $1.00 per share ("common stock"), of Cable Michigan outstanding prior to the effective time of the Merger (other than treasury stock shares owned by Michigan Holdings or its subsidiaries, or shares as to which dissenters' rights have been exercised) shall be converted into the right to receive $40.50 in cash (the "Merger Consideration"), subject to certain possible closing adjustments.

     In conjunction with the acquisition of Cable Michigan, Avalon Cable of Michigan, Inc. acquired Cable Michigan's 62% ownership interest in Mercom, Inc. ("Mercom").

     On November 6, 1998, Avalon Cable of Michigan, Inc. completed its Merger. The total consideration payable in conjunction with the Merger, including fees and expenses is $431,629, including repayment of all existing Cable Michigan indebtedness and accrued interest of $135,205. Subsequent to the Merger, the arrangements with RCN and CTE for certain support services were terminated. The Agreement also permitted Avalon Cable of Michigan, Inc. to agree to acquire the remaining shares of Mercom that it did not own.

     Michigan Holdings contributed $137,375 in cash to Avalon Cable of Michigan, Inc., which was used to consummate the Merger. On November 5, 1998, Michigan Holdings received $105,000 in cash in exchange for promissory notes to lenders (the "Bridge Agreement"). On November 6, 1998, Michigan Holdings contributed the proceeds received from the Bridge Agreement and an additional $35,000 in cash to Avalon Cable of Michigan Inc. in exchange for 100 shares of common stock.

                       AVALON CABLE LLC AND SUBSIDIARIES

     On March 26, 1999, Avalon completed a series of transactions to facilitate certain aspects of its financing between affiliated entities under common control. As a result of these transactions:

     - Avalon Cable of Michigan Inc. contributed its assets and liabilities excluding deferred tax liabilities, net to Avalon in exchange for an approximate 88% voting interest in Avalon. Avalon contributed these assets and liabilities to its wholly-owned subsidiary, Avalon Cable of Michigan.

     - Avalon Michigan has become the operator of the Michigan cluster replacing Avalon Cable of Michigan, Inc.

     - Avalon Michigan is an obligor on the Senior Subordinated Notes replacing Avalon Cable of Michigan, Inc., and

     - Avalon Cable of Michigan, Inc. is a guarantor of the obligations of Avalon Michigan under the Senior Subordinated Notes. Avalon Cable of Michigan, Inc. does not have significant assets, other than its investment in Avalon.

     - Avalon is an obligor on the Senior Discount Notes replacing Avalon Cable of Michigan Holdings, Inc.

     As a result of the reorganization between entities under common control, Avalon accounted for the reorganization similar to a pooling-of-interests. Under the pooling-of-interests method, the results of operations for Avalon include the results of operations from the date of inception (June 2, 1998) inception of Avalon Cable of Michigan, Inc. and the date of acquisition of the completed acquisitions.

     Avalon New England and Avalon Michigan provide cable service to the western New England area and the state of Michigan, respectively. Avalon cable systems offer customer packages of basic and premium cable programming services which are offered at a per channel charge or are packaged together to form a tier of services offered at a discount from the combined channel rate. Avalon cable systems also provide premium cable services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium cable services, which constitute the principal sources of revenue for Avalon.

     Avalon Holdings Finance was formed for the sole purpose of facilitating financings associated with the acquisitions of various cable operating companies. Avalon Holdings Finance conducts no other activities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The consolidated financial statements of Avalon and its subsidiaries, include the accounts of Avalon and its wholly owned subsidiaries, Avalon New England, Avalon Michigan and Avalon Holdings Finance (collectively, the "Company"). All significant transactions between Avalon and its subsidiaries have been eliminated.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reported period. Actual results may vary from estimates used.

                       AVALON CABLE LLC AND SUBSIDIARIES

  Revenue recognition

     Revenue is recognized as cable services are provided. Installation fee revenue is recognized in the period in which the installation occurs to the extent that direct selling costs meet or exceed installation revenues.

  Advertising costs

     Advertising costs are charged to operations as incurred. Advertising costs were $82 for the year ended December 31, 1998.

  Concentration of credit risk

     Financial instruments which potentially expose the Company to a concentration of credit risk include cash and subscriber and other receivables. The Company had cash in excess of federally insured deposits at financial institutions at December 31, 1998. The Company does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. The Company extends credit to customers on an unsecured basis in the normal course of business. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not historically exceeded management's expectations. The Company's trade receivables reflect a customer base centered in the state of Michigan and New England. The Company routinely assesses the financial strength of its customers; as a result, concentrations of credit risk are limited.

  Property, plant and equipment

     Property, plant and equipment is stated at its fair value for items acquired from Cable Michigan, historical cost for the minority interests share of Mercom property, plant and equipment and cost for additions subsequent to the merger. Initial subscribers installation costs, including materials, labor and overhead costs, are capitalized as a component of cable plant and equipment. The cost of disconnection and reconnection are charged to expense when incurred. Depreciation is computed for financial statement purposes using the straight-line method based upon the following lives:

Vehicles....................................................      5 years
Cable plant and equipment...................................   5-12 years
Office furniture and equipment..............................   5-10 years
Buildings and improvements..................................  10-25 years

  Intangible assets

     Intangible assets represent the estimated fair value of cable franchises and goodwill resulting from acquisitions. Goodwill is the excess of the purchase price over the fair value of the net assets acquired, determined through an independent appraisal. Deferred financing costs represent direct costs incurred to obtain long-term financing and are amortized to interest expense over the term of the underlying debt utilizing the effective interest method. Amortization is computed for financial statement purposes using the straight-line method based upon the anticipated economic lives:

Cable franchises............................................    13-15 years
Goodwill....................................................       15 years
Non-compete agreement.......................................        5 years

                       AVALON CABLE LLC AND SUBSIDIARIES

  Accounting for impairments

     The Company follows the provisions of Statement of Financial Accounting Standards No. 121 -- "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121").

     SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the net future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected net future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles expected to be held and used is based on the fair value of the asset.

     No impairment losses have been recognized by the Company pursuant to SFAS 121.

  Financial instruments

     The Company estimates that the fair value of all financial instruments at December 31, 1998 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The fair value of the notes payable-affiliate are considered to be equal to carrying values since the Company believes that its credit risk has not changed from the time this debt instrument was executed and therefore, would obtain a similar rate in the current market.

  Income taxes

     The Company is not subject to federal and state income taxes since the income or loss of the Company is included in the tax returns of Avalon Cable of Michigan, Inc. and the Company's minority partners. However, Mercom, its majority-owned subsidiary is subject to taxes that are accounted for using Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes". The statement requires the use of an asset and liability approach for financial reporting purposes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial reporting basis and tax basis of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

3. MEMBERS' CAPITAL

     Avalon has authorized two classes of equity units; class A units ("Class A Units") and class B units ("Class B Units") (collectively, the "Units"). Each class of the Units represents a fractional part of the membership interests in Avalon and has the rights and obligations specified in Avalon's Limited Liability Company Agreement. Each Class B Unit is entitled to voting rights equal to the percentage such units represents of the aggregate number of outstanding Class B Units. The Class A Units are not entitled to voting rights.

  Class A Units

     The Class A Units are participating preferred equity interests. A preferred return accrues annually (the Company's "Preferred Return") on the initial purchase price (the Company's "Capital Value") of each Class A Unit at a rate of 15, or 17% under certain circumstances, per annum. The Company cannot pay distributions in respect of other classes of securities including distributions made in connection with a liquidation until the Company's Capital Value and accrued Preferred Return in respect of each Class A Unit is paid to the holders thereof (such distributions being the Company's "Priority Distributions"). So long as any portion of the Company's Priority Distributions remains unpaid, the holders of a majority of the Class A

                       AVALON CABLE LLC AND SUBSIDIARIES

Units are entitled to block certain actions by the Company including the payment of certain distributions, the issuance of senior or certain types of pari passu equity securities or the entering into or amending of certain related-party agreements. In addition to the Company's Priority Distributions, each Class A Unit is also entitled to participate in common distributions, pro rata according to the percentage such unit represents of the aggregate number of the Company's units then outstanding.

  Class B Units

     The Class B Units are junior equity securities which are divided into two identical subclasses, Class B-1 Units and Class B-2 Units. After the payment in full of Avalon's Priority Distributions, each Class B Unit is entitled to participate in distributions pro rata according to the percentage such unit represents of the aggregate number of the Avalon units then outstanding.

4. MERGER AND ACQUISITIONS

     The Merger was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on their fair market values at the date of the Merger. The purchase price was allocated as follows: current assets and liabilities at fair values of $470, approximately $94,000 to property, plant and equipment, $315,000 to cable franchises and the excess of consideration paid over the fair market value of the net assets acquired, or goodwill, of $81,705, offset by deferred taxes net of $60,000.

     The Merger agreement between Michigan Holdings and Avalon Cable of Michigan, Inc. permitted Avalon Cable of Michigan, Inc. to agree to acquire the 1,822,810 shares (approximately 38% of the outstanding stock) of Mercom that it did not own (the "Mercom Acquisition"). On September 10, 1998 Avalon Cable of Michigan, Inc. and Mercom entered into a definitive agreement (the "Mercom Merger Agreement") providing for the acquisition by Avalon Cable of Michigan, Inc. of all of such shares at a price of $12.00 per share. Avalon Cable of Michigan, Inc. completed this acquisition in March 1999. The total estimated consideration payable in conjunction with the Mercom Acquisition, excluding fees and expenses was $21,900.

     In March 1999, Avalon Michigan acquired the cable television systems of Nova Cablevision, Inc., Nova Cablevision VI, L.P. and Nova Cablevision VII, L.P. for approximately $7,800, excluding transaction fees.

     On May 29, 1998, the Company acquired certain assets of Amrac Clear View, A Limited Partnership ("Amrac") for consideration of $8,124, including acquisition costs of $589. The acquisition was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on the fair market values at the date of acquisition as determined through the use of an independent appraisal. The excess of the consideration paid over the estimated fair market value of the net assets acquired, or goodwill, was $256.

     On July 21, 1998, the Company acquired certain assets and liabilities from Pegasus Cable Television, Inc. and Pegasus Cable Television of Connecticut, Inc. (collectively, "Pegasus") for consideration of $30,467, including acquisition costs of $175. The acquisition was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on the fair market values at the date of acquisition as determined through use of an independent appraisal. The excess of the consideration paid over the estimated fair market value of the net assets acquired, or goodwill, was $977.

     Unaudited pro forma results of operations of the Company for the year ended December 31, 1998, as if the Merger and acquisitions occurred on January 1, 1998.

                       AVALON CABLE LLC AND SUBSIDIARIES

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
                                                              (UNAUDITED)
Revenues....................................................    $ 96,751
                                                                ========
Loss from operations........................................    $ (5,292)
                                                                ========
Net loss....................................................    $(22,365)
                                                                ========

     In September 1998, the Company entered into a definitive agreement to purchase all of the cable systems of Taconic Technology Corporation ("Taconic") for approximately $8,525 (excluding transaction fees). As of December 31, 1998, the Company incurred $41 of transaction costs related to the acquisition of Taconic. This merger is expected to close in the second quarter of 1999.

5. PROPERTY, PLANT AND EQUIPMENT

     At December 31, 1998, property, plant and equipment consists of the following:

Cable plant and equipment...................................  $106,602
Vehicles....................................................     2,572
Office furniture and fixtures...............................     1,026
Buildings and improvements..................................     2,234
Construction in process.....................................       768
                                                              --------
                                                               113,202
Less: accumulated depreciation..............................    (1,781)
                                                              --------
                                                              $111,421
                                                              ========

     Depreciation expense charged to operations was $1,781 for the year ended December 31, 1998.

6. INTANGIBLE ASSETS

     At December 31, 1998, intangible assets consist of the following:

                                                                1998
                                                              --------
Cable franchises............................................  $374,773
Goodwill....................................................    82,928
Deferred financing costs....................................    10,658
Non-compete agreement.......................................       100
                                                              --------
                                                               468,459
Less: accumulated amortization..............................    (6,342)
                                                              --------
                                                              $462,117
                                                              ========

     Amortization expense was $6,342 for the year ended December 31, 1998.

                       AVALON CABLE LLC AND SUBSIDIARIES

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     At December 31, 1998, accounts payable and accrued expenses consist of the following:

Accounts payable............................................  $ 5,321
Accrued corporate expenses..................................      404
Accrued programming costs...................................    2,388
Taxes payable...............................................    1,383
Other.......................................................    2,150
                                                              -------
                                                              $11,646
                                                              =======

8. DEBT

     At December 31, 1998, Long-term debt consists of the following:

Senior Credit Facility......................................  $140,875
Senior Subordinated Notes...................................   150,000
Senior Discount Notes.......................................   111,494
Other Note Payable..........................................       600
                                                              --------
                                                               402,969
Less: current portion of notes payable......................        20
                                                              --------
                                                              $402,949
                                                              ========

  Credit Facilities

     On May 28, 1998, Avalon New England entered into a term loan and revolving credit agreement with a major commercial lending institution (the "Credit Agreement"). The Credit Agreement allowed for aggregate borrowings under Term Loans A and B (collectively, the "Term Loans") and a revolving credit facility of $30,000 and $5,000, respectively. The proceeds from the Term Loans and revolving credit facility were used to fund the acquisitions made by Avalon New England and to provide for Avalon New England's working capital requirements.

     In December 1998, Avalon New England retired the Term Loans and revolving credit agreement through the proceeds of a capital contribution from Avalon. The fees and associated costs relating to the early retirement of this debt was $1,110.

     On November 6, 1998, Avalon New England became a co-borrower along with Avalon Michigan and Avalon Cable Finance, Inc. ("Avalon Finance"), affiliated companies (collectively referred to as the "Co-Borrowers"), on a $320,888 senior credit facility, which includes term loan facilities consisting of (i) tranche A term loans of $120,888 and (ii) tranche B term loans of $170,000, and a revolving credit facility of $30,000 (collectively, the "Credit Facility"). Subject to compliance with the terms of the Credit Facility, borrowings under the Credit Facility will be available for working capital purposes, capital expenditures and pending and future acquisitions. The ability to advance funds under the tranche A term loan facility terminated on March 31, 1999. The tranche A term loans are subject to minimum quarterly amortization payments commencing on January 31, 2001 and maturing on October 31, 2005. The tranche B term loans are subject to minimum quarterly payments commencing on January 31, 2001 with substantially all of tranche B term loans scheduled to be repaid in two equal installments on July 31, 2006 and October 31, 2006. The revolving credit facility borrowings are scheduled to be repaid on October 31, 2005.

                       AVALON CABLE LLC AND SUBSIDIARIES

     On November 6, 1998, Avalon Michigan borrowed $265,888 under the Credit Facility. In connection with the Senior Subordinated Notes and Senior Discount Notes offerings, Avalon Michigan repaid $125,013 of the Credit Facility, and the availability under the Credit Facility was reduced to $195,000. Avalon Michigan had borrowings of $11,300 and $129,575 outstanding under the tranche A and tranche B term note facilities, respectively, and had available $30,000 for borrowings under the revolving credit facility. Avalon New England and Avalon Finance had no borrowings outstanding under the Credit Facility at December 31, 1998.

     The interest rate under the Credit Facility is a rate based on either (i) the Base Rate (a rate per annum equal to the greater of the prime rate and the federal funds rate plus one-half of 1%) or (ii) the Eurodollar Rate (a rate per annum equal to the Eurodollar base rate divided by 1.00 less the Eurocurrency reserve requirement plus, in either case, the applicable margin). As of December 31, 1998, the applicable margin was (a) with respect to the tranche B term loans was 2.75% per annum for Base Rate loans and 3.75% per annum for Eurodollar loans and (b) with respect to tranche A term loans and the revolving credit facility was 2.00% per annum for Base Rate loans and 3.00% for Eurodollar loans. The applicable margin for the tranche A term loans and the revolving credit facility are subject to performance based grid pricing which is determined based upon the consolidated leverage ratio of the Co-Borrowers. The interest rate for the tranche A and tranche B term loans outstanding at December 31, 1998 was 8.58% and 9.33%, respectively. Interest is payable on a quarterly basis. Accrued interest on the borrowings incurred by Avalon Cable of Michigan Inc. under the credit facility was $1,389 at December 31, 1998.

     The Credit Facility contains restrictive covenants which among other things require the Co-Borrowers to maintain certain ratios including consolidated leverage ratios and the interest coverage ratio, fixed charge ratio and debt service coverage ratio.

     The obligations of the Co-Borrowers under the Credit Facility are secured by substantially all of the assets of the Co-Borrowers. In addition, the obligations of the Co-Borrowers under the Credit Facility are guaranteed by affiliated companies; Avalon Cable of Michigan Holdings, Inc., Avalon Cable Finance Holdings, Inc., Avalon New England Holdings, Inc., Avalon Cable Holdings, LLC and the Company.

     A Change of Control as defined under the Credit Facility agreement would constitute an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable.

  Subordinated Debt

     In December 1998, Avalon New England and Avalon Michigan became co-issuers of a $150,000 principal balance, Senior Subordinated Notes ("Subordinated Notes") offering. In conjunction with this financing, Avalon New England received $18,130 from Avalon Michigan as a partial payment against the Company's note receivable-affiliate from Avalon Michigan. Avalon Michigan paid $75 in interest during the period from October 21, 1998 (inception) through December 31, 1998. The cash proceeds received by Avalon New England of $18,206 was paid to Avalon as a dividend.

     The Subordinated Notes mature on December 1, 2008, and interest accrued at a rate of 9.375% per annum. Interest is payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 1999. Accrued interest on the Subordinated Notes was $1,078 at December 31, 1998.

     The Senior Subordinated Notes will not be redeemable at the Co-Borrowers' option prior to December 1, 2003. Thereafter, the Senior Subordinated Notes will be subject to redemption at any time at the option of the Co-Borrowers, in whole or in part at the redemption prices (expressed as percentages of principal amount) set

                       AVALON CABLE LLC AND SUBSIDIARIES
forth below plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2003......................................................   104.688%
2004......................................................   103.125%
2005......................................................   101.563%
2006 and thereafter.......................................   100.000%

     The scheduled maturities of the long-term debt are $2,000 in 2001, $4,000 in 2002, $7,000 in 2003, and the remainder thereafter.

     At any time prior to December 1, 2001, the Co-Borrowers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Senior Subordinate Notes originally issued under the Indenture at a redemption price equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of any equity offering and/or the net cash proceeds of a strategic equity investment; provided that at least 65% of the aggregate principal amount at maturity of Senior Subordinated Notes originally issued remain outstanding immediately after each such redemption.

     As used in the preceding paragraph, "Equity Offering and Strategic Equity Investment" means any public or private sale of Capital Stock of any of the Co-Borrowers pursuant to which the Co-Borrowers together receive net proceeds of at least $25 million, other than issuances of Capital Stock pursuant to employee benefit plans or as compensation to employees; provided that to the extent such Capital Stock is issued by the Co-Borrowers, the net cash proceeds thereof shall have been contributed to one or more of the Co-Borrowers in the form of an equity contribution.

     The Indentures provide that upon the occurrence of a change of control (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereon plus accrued and unpaid interest and Liquidated Damages (as defined in the Indentures) thereof, if any, to the date of purchase.

  The Senior Discount Notes

     On December 3, 1998, the Company, Avalon Michigan and Avalon Cable Holdings Finance, Inc. (the "Holding Co-Borrowers") issued $196.0 million aggregate principal amount at maturity of 117/8% Senior Discount Notes ("Senior Discount Notes") due 2008.

     The Senior Discount Notes were issued at a substantial discount from their principal amount at maturity, to generate gross proceeds of approximately $110.4 million. Interest on the Senior Discount Notes will accrue but not be payable before December 1, 2003. Thereafter, interest on the Senior Discount Notes will accrue on the principal amount at maturity at a rate of 11.875% per annum, and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2003. Prior to December 1, 2003, the accreted value of the Senior Discount Notes will increase, representing amortization of original issue discount, between the date of original issuance and December 1, 2003 on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the accreted value shall be equal to the full principal amount at maturity of the Senior Discount Notes on December 1, 2003. Original issue discount accretion on the Senior Discount Notes was $1,083 at December 31, 1998.

     On December 1, 2003, the Holding Co-Borrowers will be required to redeem an amount equal to $369.79 per $1,000 principal amount at maturity of each Senior Discount Note then outstanding on a pro rata basis at a redemption price of 100% of the principal amount at maturity of the Senior Discount Notes so redeemed.

                       AVALON CABLE LLC AND SUBSIDIARIES

     On or after December 1, 2003, the Senior Discount Notes will be subject to redemption at any time at the option of the Holding Co-borrowers, in whole or in part, at the redemption prices, which are expressed as percentages of principal amount, shown below plus accrued and unpaid interest, if any, and liquidated damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2003....................................................     105.938%
2004....................................................     103.958%
2005....................................................     101.979%
2006 and thereafter.....................................     100.000%

     Notwithstanding the foregoing, at any time before December 1, 2001, the holding companies may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of senior discount notes originally issued under the Senior Discount Note indenture at a redemption price equal to 111.875% of the accreted value at the date of redemption, plus liquidated damages, if any, to the redemption date, with the net cash proceeds of any equity offering and/or the net cash proceeds of a strategic equity investment; provided that at least 65% of the aggregate principal amount at maturity of Senior Discount Notes originally issued remain outstanding immediately after each occurrence of such redemption.

     Upon the occurrence of a Change of Control, each holder of Senior Discount Notes will have the right to require the Holding Co-Borrowers to repurchase all or any part of such holder's Senior Discount Notes pursuant to a Change of Control offer at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase.

  Mercom debt

     In August 1997, the Mercom revolving credit agreement for $2,000 expired. Mercom had no borrowings under the revolving credit agreement in 1996 or 1997.

     On September 29, 1997, Cable Michigan, Inc. purchased and assumed all of the bank's interest in the term credit agreement and the note issued thereunder. Immediately after the purchase, the term credit agreement was amended in order to, among other things, provide for less restrictive financial covenants, eliminate mandatory amortization of principal and provide for a bullet maturity of principal on December 31, 2002, and remove the change of control event of default. Mercom's borrowings under the term credit agreement contain pricing and security provisions substantially the same as those in place prior to the purchase of the loan. The borrowings are secured by a pledge of the stock of Mercom's subsidiaries and a first lien on certain of the assets of Mercom and its subsidiaries, including inventory, equipment and receivables. At December 31, 1998, $14,151 of principal was outstanding. The borrowings under the term credit agreement are eliminated in the Company's consolidated balance sheet.

  Note payable

     Avalon New England issued a note payable for $500 which is due on May 29, 2003, and bears interest at a rate of 7% per annum (which approximates Avalon New England's incremental borrowing rate) payable annually. Additionally, Avalon New England has a $100 non-compete agreement. The agreement calls for five annual payments of $20, commencing on May 29, 1999.

                       AVALON CABLE LLC AND SUBSIDIARIES

9. INCOME TAXES

     The income tax provision in the accompanying consolidated financial statements of operations relating to Mercom, Inc., a majority-owned subsidiary, is comprised of the following:

                                                              1998
                                                              ----
CURRENT
Federal.....................................................  $ --
State.......................................................    --
                                                              ----
Total Current...............................................    --
                                                              ----
DEFERRED
Federal.....................................................   171
State.......................................................    15
                                                              ----
Total Deferred..............................................   186
                                                              ----
Total provision for income taxes............................  $186
                                                              ====

     The benefit for income taxes is different from the amounts computed by applying the U.S. statutory federal tax rate of 35% for 1998. The differences are as follows:

                                                               1998
                                                              -------
Loss before provision for income taxes......................  $(8,833)
                                                              =======
Federal tax provision at statutory rates....................  $(3,092)
State income taxes..........................................     (182)
Allocated to members........................................    3,082
Goodwill....................................................        6
                                                              -------
Provision for income taxes..................................  $   186
                                                              =======

                                                           TAX NET
                                                          OPERATING    EXPIRATION
YEAR                                                       LOSSES         DATE
----                                                      ---------    ----------
1998....................................................    $922          2018

     Temporary differences that give rise to significant portion of deferred tax assets and liabilities at December 31 are as follows:

                                                               1998
                                                              -------
NOL carryforwards...........................................  $   922
Reserves....................................................      459
Other, net..................................................       20
                                                              -------
Total deferred assets.......................................    1,401
                                                              -------
Property, plant and equipment...............................   (2,725)
Intangible assets...........................................      (38)
                                                              -------
Total deferred liabilities..................................   (2,763)
                                                              -------
Subtotal....................................................   (1,362)
                                                              -------
Valuation allowance.........................................       --
                                                              -------
Total deferred taxes........................................  $(1,362)
                                                              =======

                       AVALON CABLE LLC AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES

  Leases

     Avalon New England and Avalon Michigan rent poles from utility companies for use in their operations. While rental agreements are generally short-term, Avalon New England and Avalon Michigan anticipate such rentals will continue in the future. Avalon New England and Avalon Michigan also lease office facilities and various items of equipment under month-to-month operating leases. Rent expense was $58 for the year ended December 31, 1998. Rental commitments are expected to continue at approximately $1 million a year for the foreseeable future, including pole rental commitments which are cancelable.

  Legal matters

     Avalon and its subsidiaries are subject to regulation by the Federal Communications Commission ("FCC") and other franchising authorities.

     Avalon and its subsidiaries are subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996. Avalon and its Subsidiaries have either settled challenges or accrued for anticipated exposures related to rate regulation; however, there is no assurance that there will not be further additional challenges to its rates.

     In the normal course of business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the financial condition or results of operations of Avalon and its subsidiaries.

11. RELATED PARTY TRANSACTIONS AND BALANCES

     During 1998, Avalon New England received $3,341 from Avalon Holdings. In consideration for this amount, Avalon New England executed a note payable to Avalon Holdings. This note is recorded as note payable-affiliate on the balance sheet at December 31, 1998. Interest accrues at a rate of 5.57% per year and Avalon New England has recorded accrued interest on this note of $100 at December 31, 1998.

12. SUBSEQUENT EVENT

     In May 1999, the Company signed an agreement with Charter Communications, Inc. ("Charter Communications") under which Charter Communications agreed to purchase Avalon Cable LLC's cable television systems and assume some of their debt. The acquisition by Charter Communications is subject to regulatory approvals. The Company expects to consummate this transaction in the fourth quarter of 1999.

     This agreement, if closed, would constitute a change in control under the Indenture pursuant to which the Senior Subordinated Notes and the Senior Discount Notes (collectively, the "Notes") were issued. The Indenture provides that upon the occurrence of a change of control of the Company (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereon (or 101% of the accreted value for the Senior Discount Notes as of the date of purchase if prior to the full accretion date) plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture) thereof, if any, to the date of purchase.

     This agreement, if closed, would represent a Change of Control which, on the closing date, constitutes an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable. Charter Communications has agreed to repay all amounts due under the Credit Facility or cause all events of default under the Credit Facility arising from the Change of Control to be waived.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers of
Avalon Cable of Michigan Holdings, Inc. and Subsidiaries

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Avalon Cable of Michigan Holdings, Inc. and subsidiaries (collectively, the "Company") at December 31, 1997 and 1998, and the results of their operations, changes in shareholders' equity and their cash flows for the period from September 4, 1997 (inception) through December 31, 1997, and for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
                                            /s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
March 30, 1999, except for Note 13,
as to which the date is May 13, 1999

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1998          1997
                                                              ----------      ------
                                                              (DOLLARS IN THOUSANDS)
                           ASSETS
Cash........................................................   $  9,288        $ --
Accounts receivable, net of allowance for doubtful accounts
  of $943...................................................      5,862          --
Prepayments and other current assets........................      1,388         504
Accounts receivable from related parties....................        124          --
Deferred income taxes.......................................        377          --
                                                               --------        ----
Current assets..............................................     17,039         504
Property, plant and equipment, net..........................    111,421          --
Intangible assets, net......................................    462,117          --
Deferred charges and other assets...........................      1,302          --
                                                               --------        ----
Total assets................................................   $591,879        $504
                                                               ========        ====
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion of notes payable............................   $     20        $ --
Accounts payable and accrued expenses.......................     11,646          --
Advance billings and customer deposits......................      3,171          --
Accounts payable-affiliate..................................      2,023         500
                                                               --------        ----
Current liabilities.........................................     16,860         500
Long-term debt..............................................    402,949          --
Notes payable-affiliate.....................................      3,341          --
Deferred income taxes.......................................     80,811          --
                                                               --------        ----
Total liabilities...........................................    503,961         500
                                                               --------        ----
Commitments and contingencies (Note 11).....................         --          --
Minority interest...........................................     61,836           4
                                                               --------        ----
Stockholders equity:
Common stock................................................         --          --
Additional paid-in capital..................................     35,000          --
Accumulated deficit.........................................     (8,918)         --
                                                               --------        ----
Total shareholders' equity..................................     26,082          --
                                                               --------        ----
Total liabilities and shareholders' equity..................   $591,879        $504
                                                               ========        ====

  The accompanying notes are an integral part of these consolidated financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    FOR THE PERIOD
                                                               FOR THE YEAR        SEPTEMBER 4, 1997
                                                                   ENDED          (INCEPTION) THROUGH
                                                             DECEMBER 31, 1998     DECEMBER 31, 1997
                                                             -----------------    -------------------
                                                                      (DOLLARS IN THOUSANDS)
REVENUE:
Basic services.............................................       $14,976               $    --
Premium services...........................................         1,468                    --
Other......................................................         1,743                    --
                                                                  -------               -------
                                                                   18,187                    --
OPERATING EXPENSES:
Selling, general and administrative........................         4,207                    --
Programming................................................         4,564                    --
Technical and operations...................................         1,951                    --
Depreciation and amortization..............................         8,183                    --
                                                                  -------               -------
Loss from operations.......................................          (718)                   --
Interest income............................................           173                     4
Interest expense...........................................        (8,223)                   --
Other expense, net.........................................           (65)                   --
                                                                  -------               -------
Income (loss) before income taxes..........................        (8,833)                    4
(Benefit) from income taxes................................        (2,754)                   --
                                                                  -------               -------
Income (loss) before minority interest and extraordinary
  item.....................................................        (6,079)                    4
Minority interest in income of consolidated entity.........         1,331                    (4)
                                                                  -------               -------
Income (loss) before extraordinary item....................        (4,748)                   --
Extraordinary loss on extinguishment of debt (net of tax of
  $1,743)..................................................        (4,170)                   --
                                                                  -------               -------
Net income (loss)..........................................       $(8,918)              $    --
                                                                  =======               =======

  The accompanying notes are an integral part of these consolidated financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
  FOR THE PERIOD FROM SEPTEMBER 4, 1997 (INCEPTION) THROUGH DECEMBER 31, 1998

                                      COMMON                 ADDITIONAL                       TOTAL
                                      SHARES       COMMON     PAID-IN      ACCUMULATED    SHAREHOLDERS'
                                    OUTSTANDING    STOCK      CAPITAL        DEFICIT         EQUITY
                                    -----------    ------    ----------    -----------    -------------
                                                   (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Net income from date of inception
  through December 31, 1997.......       --          $--      $    --        $    --         $    --
Balance, January 1, 1998..........      100          --            --             --              --
Net loss..........................       --          --            --         (8,918)         (8,918)
Contributions by parent...........       --          --        35,000             --          35,000
                                        ---          --       -------        -------         -------
Balance, December 31, 1998........      100          $--      $35,000        $(8,918)        $26,082
                                        ===          ==       =======        =======         =======

  The accompanying notes are an integral part of these consolidated financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                   FOR THE PERIOD FROM
                                                                                    SEPTEMBER 4, 1997
                                                             FOR THE YEAR ENDED    (INCEPTION) THROUGH
                                                             DECEMBER 31, 1998      DECEMBER 31, 1997
                                                             ------------------    -------------------
                                                                      (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..........................................      $  (8,918)             $       4
Extraordinary loss on extinguishment of debt...............          4,170                     --
Depreciation and amortization..............................          8,183                     --
Deferred income taxes, net.................................         82,370                     --
Provision for loss on accounts receivable..................             75                     --
Increase in minority interest..............................          1,331                     --
Accretion on senior discount notes.........................          1,083                     --
Net change in certain assets and liabilities, net of
  business acquisitions Increase in accounts receivable....         (1,679)                    --
Increase in accounts receivable from related parties.......           (124)                    --
Increase in prepayment and other current assets............           (884)                    (4)
Increase in accounts payable and accrued expenses..........          4,863                     --
Increase in accounts payable to related parties............          1,523                     --
Increase in deferred revenue...............................          1,684                     --
Change in Other, net.......................................          1,339                     --
                                                                 ---------              ---------
Net cash provided by operating activities..................         92,338                     --
                                                                 ---------              ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment.................        (11,468)                    --
Payment for acquisition....................................       (554,402)                    --
                                                                 ---------              ---------
Net cash used in investing activities......................        565,870                     --
                                                                 ---------              ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of the Credit Facility..........        265,888                     --
Principal payment on debt..................................       (125,013)                    --
Proceeds from the issuance of senior subordinated notes....        150,000                     --
Payments made on bridge loan...............................       (105,000)                    --
Proceeds from bridge loan..................................        105,000                     --
Proceeds from the senior discount notes....................        110,411                     --
Proceeds from sale to minority interest....................         46,588                     --
Proceeds from other notes payable..........................            600                     --
Proceeds from the issuance of note payable affiliate.......          3,341                     --
Payments made for debt financing costs.....................         (3,995)                    --
Proceeds from the issuance of common stock.................         35,000                     --
                                                                 ---------              ---------
Net cash provided by financing activities..................        482,820                     --
                                                                 ---------              ---------
Net increase in cash.......................................          9,288                     --
Cash at beginning of the period............................             --                     --
                                                                 ---------              ---------
Cash at end of the period..................................      $   9,288              $      --
                                                                 =========              =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for Interest.....................      $   3,480              $      --
Income taxes...............................................             --                     --

  The accompanying notes are an integral part of these consolidated financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     Avalon Cable of Michigan Holdings, Inc. ("the Company") was formed in June 1998, pursuant to the laws of the state of Delaware. Avalon Cable of Michigan Inc. ("Avalon Michigan") was formed in June 1998, pursuant to the laws of the state of Delaware as a wholly owned subsidiary of the Company. On June 3, 1998, Avalon Michigan entered into an Agreement and Plan of Merger (the "Agreement") among the Company, Cable Michigan, Inc. ("Cable Michigan") and Avalon Michigan, pursuant to which Avalon Michigan will merge into Cable Michigan and Cable Michigan will become a wholly owned subsidiary of the Company (the "Merger").

     In accordance with the terms of the Agreement, each share of common stock, par value $1.00 per share ("common stock"), of Cable Michigan outstanding prior to the effective time of the Merger (other than treasury stock shares owned by the Company or its subsidiaries, or shares as to which dissenters' rights have been exercised) shall be converted into the right to receive $40.50 in cash (the "Merger Consideration"), subject to certain possible closing adjustments.

     In conjunction with the acquisition of Cable Michigan, Avalon Michigan acquired Cable Michigan's 62% ownership interest in Mercom, Inc. ("Mercom").

     On November 6, 1998, Avalon Michigan completed its merger into and with Cable Michigan. The total consideration paid in conjunction with the merger, including fees and expenses was $431,629, including repayment of all existing Cable Michigan indebtedness and accrued interest of $135,205. Subsequent to the merger, the arrangements with RCN and CTE for certain support services were terminated. The Agreement also permitted Avalon Michigan to agree to acquire the remaining shares of Mercom that it did not own.

     The Company contributed $137,375 in cash to Avalon Michigan, which was used to consummate the Merger. On November 5, 1998, the Company received $105,000 in cash in exchange for promissory notes to lenders (the "Bridge Agreement"). On November 6, 1998, the Company contributed the proceeds received from the Bridge Agreement and an additional $35,000 in cash to Avalon Michigan in exchange for 100 shares of common stock.

     On November 6, 1998, Avalon Cable of New England Holdings, Inc. contributed its 100% interest in Avalon Cable of New England LLC ("Avalon New England") to Avalon Cable LLC in exchange for a membership interest in Avalon Cable LLC. This contribution was between entities under common control and was accounted for similar to a pooling-of-interests. Under this pooling-of-interests method, the results of operations for Avalon include the results of operations from the date of inception (September 4, 1997) of Avalon New England. On that same date, Avalon Cable LLC received $63,000 from affiliated entities, which was comprised of (i) a $45,000 capital contribution by Avalon Investors, LLC ("Avalon Investors") and (ii) a $18,000 promissory note from Avalon Cable Holdings LLC ("Avalon Holdings"), which was used to make a $62,800 cash contribution to Avalon New England.

     The cash contribution received by Avalon New England was used to (i) extinguish existing indebtedness of $29,600 and (ii) fund a $33,200 loan to Avalon Holdings Finance which matures on December 31, 2001.

     On December 10, 1998, Avalon Cable LLC received a dividend distribution from Avalon New England in the amount of $18,206, which was used by Avalon Cable LLC to pay off the promissory note payable to Avalon Holdings, plus accrued interest.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

     On March 26, 1999, after the acquisition of Mercom, Inc., the Company completed a series of transactions to facilitate certain aspects of its financing between affiliated entities under common control. As a result of these transactions:

     - Avalon Michigan contributed its assets and liabilities excluding deferred tax liabilities, net to Avalon Cable LLC in exchange for an approximate 88% voting interest in Avalon Cable LLC. Avalon Cable LLC contributed these assets and liabilities to its wholly-owned subsidiary, Avalon Cable of Michigan LLC ("Avalon Michigan LLC");

     - Avalon Michigan LLC has become the operator of the Michigan cluster replacing Avalon Michigan;

     - Avalon Michigan LLC is an obligor on the Senior Subordinated Notes replacing Avalon Michigan; and

     - Avalon Michigan is a guarantor of the obligations of Avalon Michigan LLC under the Senior Subordinated Notes. Avalon Michigan does not have significant assets, other than its investment in Avalon Cable LLC.

     - The Company contributed the Senior Discount Notes to Avalon Cable LLC and became a guarantor of the Senior Discount Notes. The Company does not have significant assets, other than its 88% investment in Avalon Cable LLC.

     As a result of this reorganization between entities under common control, the Company accounted for the reorganization similar to a pooling-of-interests. Under the pooling-of-interests method, the results of operations include the results of operations from the earliest date that a member became a part of the control group by inception or acquisition. For the Company, the results of operations are from the date of inception (September 4, 1997) for Avalon New England, a wholly-owned subsidiary of Avalon Cable LLC.

     Avalon Michigan has a majority-interest in Avalon Cable LLC. Avalon Cable LLC wholly-owns Avalon Cable Holdings Finance, Avalon New England, and Avalon Michigan LLC.

     Avalon New England and Avalon Michigan provide cable service to the western New England area and the state of Michigan, respectively. Avalon New England and Avalon Michigan LLC's cable systems offer customer packages for basic cable programming services which are offered at a per channel charge or packaged together to form a tier of services offered at a discount from the combined channel rate. Avalon New England and Avalon Michigan LLC's cable systems also provide premium cable services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium cable services, which constitute the principle sources of revenue for the Company.

     Avalon Holdings Finance was formed for the sole purpose of facilitating financings associated with the acquisitions of various cable operating companies. Avalon Holdings Finance conducts no other activities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The consolidated financial statements of the Company include the accounts of the Company and of all its wholly and majority owned subsidiaries. All significant transactions between the Company and its subsidiaries have been eliminated.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue recognition

     Revenues from cable services are recorded in the month the service is provided. Installation fee revenue is recognized in the period in which the installation occurs to the extent that direct selling costs meet or exceed installation revenues.

  Advertising expense

     Advertising costs are expensed as incurred. Advertising expense charged to operations was $82 for the year ended December 31, 1998.

  Concentration of credit risk

     Financial instruments which potentially expose the Company to a concentration of credit risk include cash and subscriber and other receivables. The Company had cash in excess of federally insured deposits at financial institutions at December 31, 1998. The Company does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. The Company extends credit to customers on an unsecured basis in the normal course of business. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not historically exceeded management's expectations. The Company's trade receivables reflect a customer base centered in Michigan and New England. The Company routinely assesses the financial strength of its customers; as a result, concentrations of credit risk are limited.

  Property, plant and equipment

     Property, plant and equipment is stated at its fair value for items acquired from Cable Michigan, historical cost for the minority interests' share of Mercom property, plant and equipment and cost for additions subsequent to the merger. Initial subscribers installation costs, including materials, labor and overhead costs, are capitalized as a component of cable plant and equipment. The cost of disconnection and reconnection are charged to expense when incurred. Depreciation is computed for financial statement purposes using the straight-line method based on the following lives:

Buildings and improvements..................................  10-25 years
Cable plant and equipment...................................   5-12 years
Vehicles....................................................      5 years
Office furniture and equipment..............................   5-10 years

  Intangible assets

     Intangible assets represent the estimated fair value of cable franchises and goodwill resulting from acquisitions. Cable franchises are amortized over a period ranging from 13 to 15 years on a straight-line basis. Goodwill is the excess of the purchase price over the fair value of the net assets acquired, determined through

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

an independent appraisal, and is amortized over 15 years using the straight-line method. Deferred financing costs represent direct costs incurred to obtain long-term financing and are amortized to interest expense over the term of the underlying debt utilizing the effective interest method.

  Accounting for impairments

     The Company follows the provisions of Statement of Financial Accounting Standards No. 121 -- "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121").

     SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the net future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected net future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles expected to be held and used is based on the fair value of the asset.

     No impairment losses have been recognized by the Company pursuant to SFAS 121.

  Fair value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          a. The Company estimates that the fair value of all financial instruments at December 31, 1998 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The fair value of the notes payable-affiliate are considered to be equal to carrying values since the Company believes that its credit risk has not changed from the time this debt instrument was executed and therefore, would obtain a similar rate in the current market.

          b. The fair value of the cash and temporary cash investments approximates fair value because of the short maturity of these instruments.

  Income taxes

     The Company and Mercom file separate consolidated federal income tax returns. The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes". The statement requires the use of an asset and liability approach for financial reporting purposes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial reporting basis and tax basis of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

3. MERGER AND ACQUISITIONS

     The Merger was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on their fair market values at the date of the Merger. The purchase price was allocated as follows: current assets and liabilities at fair values of $470, approximately $94,000 to property, plant and equipment, $315,000 to cable franchises and the excess of consideration paid

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

over the fair market value of the net assets acquired, or goodwill, of $81,705, offset by deferred taxes, net of $60,000.

     The Merger agreement between the Company and Avalon Michigan permitted Avalon Michigan to agree to acquire the 1,822,810 shares (approximately 38% of the outstanding stock) of Mercom that it did not own (the "Mercom Acquisition"). On September 10, 1998 Avalon Michigan and Mercom entered into a definitive agreement (the "Mercom Merger Agreement") providing for the acquisition by Avalon Michigan of all of such shares at a price of $12.00 per share. Avalon Michigan completed this acquisition in March 1999. The total estimated consideration payable in conjunction with the Mercom Acquisition, excluding fees and expenses was $21,900.

     On May 29, 1998, the Company acquired certain assets of Amrac Clear View, A Limited Partnership ("Amrac") for consideration of $8,124, including acquisition costs of $589. The acquisition was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on the fair market values at the date of acquisition as determined through the use of an independent appraisal. The excess of the consideration paid over the estimated fair market value of the net assets acquired, or goodwill, was $256.

     On July 21, 1998, the Company acquired certain assets and liabilities from Pegasus Cable Television, Inc. and Pegasus Cable Television of Connecticut, Inc. (collectively, "Pegasus") for consideration of $30,467, including acquisition costs of $175. The acquisition was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on the fair market values at the date of acquisition as determined through use of an independent appraisal. The excess of the consideration paid over the estimated fair market value of the net assets acquired, or goodwill, was $977.

     Following is the unaudited pro forma results of operations for the year ended December 31, 1998, as if the Merger and acquisitions occurred on January 1, 1998:

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
                                                              (UNAUDITED)
Revenue.....................................................    $ 96,751
                                                                ========
Loss from operations........................................    $ (5,292)
                                                                ========
Net loss....................................................    $(22,365)
                                                                ========

     In March 1999, Avalon Michigan acquired the cable television systems of Nova Cablevision, Inc., Nova Cablevision VI, L.P. and Nova Cablevision VII, L.P. for approximately $7,800, excluding transaction fees.

     In September 1998, the Company entered into a definitive agreement to purchase all of the cable systems of Taconic Technology Corporation ("Taconic") for approximately $8,525 (excluding transaction fees). As of December 31, 1998, the Company incurred $41 of transaction costs related to the acquisition of Taconic. This merger is expected to close in the second quarter of 1999.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

Cable plant and equipment...................................  $106,602
Vehicles....................................................     2,572
Buildings and improvements..................................     1,026
Office furniture and equipment..............................     2,234
Construction in process.....................................       768
                                                              --------
Total property, plant and equipment.........................   113,202
Less-accumulated depreciation...............................    (1,781)
                                                              --------
Property, plant and equipment, net..........................  $111,421
                                                              ========

     Depreciation expense was $1,781 for the year ended December 31, 1998.

5. INTANGIBLE ASSETS

     Intangible assets consist of the following:

Cable Franchise.............................................  $374,773
Goodwill....................................................    82,928
Deferred Financing Costs....................................    10,658
Non-compete agreement.......................................       100
                                                              --------
Total.......................................................   468,459
Less-accumulated amortization...............................    (6,342)
                                                              --------
Intangible assets, net......................................  $462,117
                                                              ========

     Amortization expense for the year ended December 31, 1998 was $6,342.

6. ACCOUNT PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

Accounts payable............................................  $ 5,321
Accrued corporate expenses..................................      404
Accrued cable programming costs.............................    2,388
Accrued taxes...............................................    1,383
Other.......................................................    2,150
                                                              -------
                                                              $11,646
                                                              =======

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

7. INCOME TAXES

     The income tax provision (benefit) in the accompanying consolidated financial statements of operations is comprised of the following:

                                                               1998
                                                              -------
CURRENT
Federal.....................................................  $   243
State.......................................................       --
                                                              -------
Total Current...............................................      243
                                                              -------
DEFERRED
Federal.....................................................   (2,757)
State.......................................................     (240)
                                                              -------
Total Deferred..............................................   (2,997)
                                                              -------
Total (benefit) for income taxes............................  $(2,754)
                                                              =======

     The benefit for income taxes is different from the amounts computed by applying the U.S. statutory federal tax rate of 35% for 1998. The differences are as follows:

                                                               1998
                                                              -------
(Loss) before (benefit) for income taxes....................  $(8,833)
                                                              =======
Federal tax (benefit) at statutory rates....................  $(3,092)
State income taxes..........................................     (177)
Goodwill....................................................       77
Benefit for taxes allocated to minority partners............       84
                                                              -------
(Benefit) for income taxes..................................  $(3,108)
                                                              =======

                                                           TAX NET
                                                          OPERATING    EXPIRATION
YEAR                                                       LOSSES         DATE
----                                                      ---------    ----------
1998....................................................   $10,360        2018

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

     Temporary differences that give rise to significant portion of deferred tax assets and liabilities at December 31 are as follows:

                                                                1998
                                                              --------
NOL carryforwards...........................................  $  5,363
Alternative minimum tax credits.............................       141
Reserves....................................................       210
Other, net..................................................       309
                                                              --------
Total deferred assets.......................................     6,023
                                                              --------
Property, plant and equipment...............................   (10,635)
Intangible assets...........................................   (76,199)
                                                              --------
Total deferred liabilities..................................   (86,834)
                                                              --------
Subtotal....................................................   (80,811)
                                                              --------
Valuation allowance.........................................        --
                                                              --------
Total deferred taxes........................................  $(80,811)
                                                              ========

     The tax benefit related to the loss on extinguishment of debt results in deferred tax, and it approximates the statutory U.S. tax rate. The tax benefit of $2,036 related to the exercise of certain stock options of Cable Michigan Inc. was charged directly to goodwill in conjunction with the closing of the merger.

8. DEBT

     At December 31, 1998, long-term debt consists of the following:

Senior Credit Facility......................................    $140,875
Senior Subordinated Notes...................................     150,000
Senior Discount Notes.......................................     111,494
Other Note Payable..........................................         600
                                                                --------
                                                                 402,969
Current portion.............................................          20
                                                                --------
                                                                $402,949
                                                                ========

  Credit Facilities

     On May 28, 1998, Avalon New England entered into a term loan and revolving credit agreement with a major commercial lending institution (the "Credit Agreement"). The Credit Agreement allowed for aggregate borrowings under Term Loans A and B (collectively, the "Term Loans") and a revolving credit facility of $30,000 and $5,000, respectively. The proceeds from the Term Loans and revolving credit facility were used to fund the acquisitions made by Avalon New England and to provide for Avalon New England's working capital requirements.

     In December 1998, Avalon New England retired the Term Loans and revolving credit agreement through the proceeds of a capital contribution from Avalon Cable LLC. The fees and associated costs relating to the early retirement of this debt was $1,110.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

     On November 6, 1998, Avalon Michigan became a co-borrower along with Avalon New England and Avalon Cable Finance, Inc. (Avalon Finance), affiliated companies, collectively referred to as the ("Co-Borrowers") on a $320,888 senior credit facility, which includes term loan facilities consisting of (i) tranche A term loans of $120,888 and (ii) tranche B term loans of $170,000 and a revolving credit facility of $30,000 (collectively, the "Credit Facility"). Subject to compliance with the terms of the Credit Facility, borrowings under the Credit Facility will be available for working capital purposes, capital expenditures and pending and future acquisitions. The ability to advance funds under the tranche A term loan facility terminated on March 31, 1999. The tranche A term loans are subject to minimum quarterly amortization payments commencing on January 31, 2001 and maturing on October 31, 2005. The tranche B term loans are scheduled to be repaid in two equal installments on July 31, 2006 and October 31, 2006. The revolving credit facility borrowings are scheduled to be repaid on October 31, 2005.

     On November 6, 1998, Avalon Michigan borrowed $265,888 under the Credit Facility in order to consummate the Merger. In connection with the Senior Subordinated Notes (as defined below) and Senior Discount Notes (as defined below) offerings, Avalon Michigan repaid $125,013 of the Credit Facility, and the availability under the Credit Facility was reduced to $195,000. Avalon Michigan had borrowings of $11,300 and $129,575 outstanding under the tranche A and tranche B term note facilities, and had available $30,000 for borrowings under the revolving credit facility. Avalon New England and Avalon Finance had no borrowings outstanding under the Credit Facility at December 31, 1998.

     The interest rate under the Credit Facility is a rate based on either (i) the base rate (a rate per annum equal to the greater of the Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%) or (ii) the Eurodollar rate (a rate per annum equal to the Eurodollar Base Rate divided by 1.00 less the Eurocurrency Reserve Requirements) plus, in either case, the applicable margin. As of December 31, 1998, the applicable margin was (a) with respect to the tranche B term loans was 2.75% per annum for Base Rate loans and 3.75% per annum for Eurodollar loans and (b) with respect to tranche A term loans and the revolving credit facility was 2.00% per annum for Base Rate loans and 3.00% for Eurodollar loans. The applicable margin for the tranche A term loans and the revolving credit facility are subject to performance based grid pricing which is determined based on upon the consolidated leverage ratio of the Co-Borrowers. The interest rate for the tranche B term loans outstanding at December 31, 1998 was 9.19%. Interest is payable on a quarterly basis. Accrued interest on the borrowings under the credit facility was $1,389 at December 31, 1998.

     The Credit Facility contains restrictive covenants which among other things require the Co-Borrowers to maintain certain ratios including consolidated leverage ratios and the interest coverage ratio, fixed charge ratio and debt service coverage ratio.

     The obligations of the Co-Borrowers under the Credit Facility are secured by substantially all of the assets of the Co-Borrowers. In addition, the obligations of the Co-Borrowers under the Credit Facility are guaranteed by the Company, Avalon Cable LLC, Avalon Cable Finance Holdings, Inc., Avalon Cable of New England Holdings, Inc. and Avalon Cable Holdings, LLC.

     A Change of Control as defined under the Credit Facility agreement would constitute an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable.

  Subordinated Debt

     In December 1998, Avalon Michigan became a co-issuer of a $150,000 principal balance, Senior Subordinated Notes ("Subordinated Notes") offering and Michigan Holdings became a co-issuer of a $196,000, gross proceeds, Senior Discount Notes (defined below) offering. In conjunction with these

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

financings, Avalon Michigan paid $18,130 to Avalon Finance as a partial payment against Avalon Michigan's note payable-affiliate. Avalon Michigan paid $76 in interest on this note payable-affiliate during the period from inception (June 2, 1998) through December 31, 1998.

     The Subordinated Notes mature on December 1, 2008, and interest accrued at a rate of 9.375% per annum. Interest is payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 1999. Accrued interest on the Subordinated Notes was $1,078 at December 31, 1998.

     The Senior Subordinated Notes will not be redeemable at the Co-Borrowers' option prior to December 1, 2003. Thereafter, the Senior Subordinated Notes will be subject to redemption at any time at the option of the Co-Borrowers, in whole or in part at the redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2003......................................................   104.688%
2004......................................................   103.125%
2005......................................................   101.563%
2006 and thereafter.......................................   100.000%

     The scheduled maturities of the long-term debt are $2,000 in 2001, $4,000 in 2002, $72,479 in 2003, and the remainder thereafter.

     At any time prior to December 1, 2001, the Co-Borrowers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Senior Subordinate Notes originally issued under the Indenture at a redemption price equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of any equity offering and/or the net cash proceeds of a strategic equity investment; provided that at least 65% of the aggregate principal amount at maturity of Senior Subordinated Notes originally issued remain outstanding immediately after each such redemption.

     As used in the preceding paragraph, "Equity Offering and Strategic Equity Investment" means any public or private sale of Capital Stock of any of the Co-Borrowers pursuant to which the Co-Borrowers together receive net proceeds of at least $25 million, other than issuances of Capital Stock pursuant to employee benefit plans or as compensation to employees; provided that to the extent such Capital Stock is issued by the Co-Borrowers, the net cash proceeds thereof shall have been contributed to one or more of the Co-Borrowers in the form of an equity contribution.

     The Indentures provide that upon the occurrence of a change of control (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in cash to 101% of the aggregate principal amount thereon plus accrued and unpaid interest and Liquidated Damages (as defined in the Indentures) thereof, if any, to the date of purchase.

  The Senior Discount Notes

     On December 3, 1998, the Company, Avalon Cable LLC and Avalon Cable Holdings Finance, Inc. ("Holdings Co-Borrowers") issued $196.0 million aggregate principal amount at maturity of 11 7/8% Senior Discount Notes ("Senior Discount Notes") due 2008.

     The Senior Discount Notes were issued at a substantial discount from their principal amount at maturity, to generate gross proceeds of approximately $110.4 million. Interest on the Senior Discount Notes will accrue but not be payable before December 1, 2003. Thereafter, interest on the Senior Discount Notes will accrue on the principal amount at maturity at a rate of 11.875% per annum, and will be payable semi-annually in arrears

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

on June 1 and December 1 of each year, commencing December 1, 2003. Prior to December 1, 2003, the accreted value of the Senior Discount Notes will increase, representing amortization of original issue discount, between the date of original issuance and December 1, 2003 on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the accreted value shall be equal to the full principal amount at maturity of the Senior Discount Notes on December 1, 2003. Original issue discount accretion on the Senior Discount Notes was $1,083 at December 31, 1998.

     On December 1, 2003, the Holding Co-borrowers will be required to redeem an amount equal to $369.79 per $1,000 principal amount at maturity of each Senior Discount Note then outstanding on a pro rata basis at a redemption price of 100% of the principal amount at maturity of the Senior Discount Notes so redeemed.

     On or after December 1, 2003, the Senior Discount Notes will be subject to redemption at any time at the option of the Holding Co-borrowers, in whole or in part, at the redemption prices, which are expressed as percentages of principal amount, shown below plus accrued and unpaid interest, if any, and liquidated damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2003......................................................   105.938%
2004......................................................   103.958%
2005......................................................   101.979%
2006 and thereafter.......................................   100.000%

     Notwithstanding the foregoing, at any time before December 1, 2001, the holding companies may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of senior discount notes originally issued under the Senior Discount Note indenture at a redemption price equal to 111.875% of the accreted value at the date of redemption, plus liquidated damages, if any, to the redemption date, with the net cash proceeds of any equity offering and/or the net cash proceeds of a strategic equity investment; provided that at least 65% of the aggregate principal amount at maturity of Senior Discount Notes originally issued remain outstanding immediately after each occurrence of such redemption.

     Upon the occurrence of a Change of Control, each holder of Senior Discount Notes will have the right to require the Holding Co-borrowers to repurchase all or any part of such holder's Senior Discount Notes pursuant to a Change of Control offer at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase.

  Note Payable

     Avalon New England issued a note payable for $500 which is due on May 29, 2003, and bears interest at a rate of 7% per annum (which approximates Avalon New England's incremental borrowing rate) payable annually. Additionally, Avalon New England has a $100 non-compete agreement. The agreement calls for five annual payments of $20, commencing on May 29, 1999.

  Mercom debt

     In August 1997, the Mercom revolving credit agreement for $2,000 expired. Mercom had no borrowings under the revolving credit agreement in 1996 or 1997.

     On September 29, 1997, Avalon Michigan purchased and assumed all of the bank's interest in the term credit agreement and the note issued thereunder. Immediately after the purchase, the term credit agreement was amended in order to, among other things, provide for less restrictive financial covenants, eliminate

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

mandatory amortization of principal and provide for a bullet maturity of principal on December 31, 2002, and remove the change of control event of default. Mercom's borrowings under the term credit agreement contain pricing and security provisions substantially the same as those in place prior to the purchase of the loan. The borrowings are secured by a pledge of the stock of Mercom's subsidiaries and a first lien on certain of the assets of Mercom and its subsidiaries, including inventory, equipment and receivables at December 31, 1998, $14,151 of principal was outstanding. The borrowings under the term credit agreement are eliminated in the Company's consolidated balance sheet.

9. MINORITY INTEREST

     The activity in minority interest for the year ended December 31, 1998 is as follows:

                                                                   AVALON
                                                                    CABLE
                                                        MERCOM       LLC       TOTAL
                                                        -------    -------    -------
Issuance of Class A units by Avalon Cable LLC.........  $    --    $45,000    $45,000
Issuance of Class B-1 units by Avalon Cable LLC.......       --      4,345      4,345
Allocated to minority interest prior to
  restructuring.......................................       --        365        365
Purchase of Cable Michigan, Inc.......................   13,457         --     13,457
Income (loss) allocated to minority interest..........      398     (1,729)    (1,331)
                                                        -------    -------    -------
Balance at December 31, 1998..........................  $13,855    $47,981    $61,836
                                                        =======    =======    =======

10. EMPLOYEE BENEFIT PLANS

     Avalon Michigan has a qualified savings plan under Section 401(K) of the Internal Revenue Code. Contributions charged to expense for the period from November 5, 1998 to December 31, 1998 was $30.

11. COMMITMENTS AND CONTINGENCIES

  Leases

     Avalon New England and Avalon Michigan rent poles from utility companies for use in their operations. While rental agreements are generally short-term, Avalon New England and Avalon Michigan anticipate such rentals will continue in the future. Avalon New England and Avalon Michigan also lease office facilities and various items of equipment under month-to-month operating leases. Rent expense was $58 for the year ended December 31, 1998. Rental commitments are expected to continue at approximately $1 million a year for the foreseeable future, including pole rental commitments which are cancelable.

  Legal Matters

     The Company and its subsidiaries are subject to regulation by the Federal Communications Commission ("FCC") and other franchising authorities.

     The Company and its subsidiaries are subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996. The Company and its subsidiaries have either settled challenges or accrued for anticipated exposures related to rate regulation; however, there is no assurance that there will not be further additional challenges to its rates.

     In the normal course of business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

12. RELATED PARTY TRANSACTIONS AND BALANCES

     During 1998, Avalon New England received $3,341 from Avalon Holdings. In consideration for this amount, Avalon New England executed a note payable to Avalon Holdings. This note is recorded as note payable-affiliate on the balance sheet at December 31, 1998. Interest accrues at the rate of 5.57% per year and Avalon New England has recorded accrued interest on this note of $100 at December 31, 1998.

13. SUBSEQUENT EVENT

     In May 1999, the Company signed an agreement with Charter Communications, Inc. ("Charter Communications") under which Charter Communications agreed to purchase Avalon Cable LLC's cable television systems and assume some of their debt. The acquisition by Charter Communications is subject to regulatory approvals. The Company expects to consummate this transaction in the fourth quarter of 1999.

     This agreement, if closed, would constitute a change in control under the Indenture pursuant to which the Senior Subordinated Notes and the Senior Discount Notes (collectively, the "Notes") were issued. The Indenture provides that upon the occurrence of a change of control of the Company (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereon (or 101% of the accreted value for the Senior Discount Notes as of the date of purchase if prior to the full accretion date) plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture) thereof, if any, to the date of purchase.

     This agreement, if closed, would represent a Change of Control which, on the closing date, constitutes an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable. Charter Communications has agreed to repay all amounts due under the Credit Facility or cause all events of default under the Credit Facility arising from the Change of Control to be waived.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Avalon Cable of Michigan, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and changes in shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of Cable Michigan, Inc. and subsidiaries (collectively, the "Company") at December 31, 1996 and 1997 and November 5, 1998, and the results of their operations and their cash flows for each of the two years ended December 31, 1996 and 1997 and the period from January 1, 1998 to November 5, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            /s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
March 30, 1999

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    NOVEMBER 5,
                                                                  1997           1998
                                                              ------------    -----------
                                                                (DOLLARS IN THOUSANDS)
                           ASSETS
Cash and temporary cash investments.........................    $ 17,219       $  6,093
Accounts receivable, net of reserve for doubtful accounts of
  $541 at December 31, 1997 and $873 at November 5, 1998....       3,644          4,232
Prepayments and other.......................................         663            821
Accounts receivable from related parties....................         166            396
Deferred income taxes.......................................       1,006            541
                                                                --------       --------
Total current assets........................................      22,698         12,083
Property, plant and equipment, net..........................      73,836         77,565
Intangible assets, net......................................      45,260         32,130
Deferred charges and other assets...........................         803          9,442
                                                                --------       --------
Total assets................................................    $142,597       $131,220
                                                                ========       ========
           LIABILITIES AND SHAREHOLDERS' DEFICIT
Current portion of long-term debt...........................    $     --       $ 15,000
Accounts payable............................................       5,564          8,370
Advance billings and customer deposits......................       2,242          1,486
Accrued taxes...............................................         167          1,035
Accrued cable programming expense...........................       2,720          5,098
Accrued expenses............................................       4,378          2,052
Accounts payable to related parties.........................       1,560            343
                                                                --------       --------
Total current liabilities...................................      16,631         33,384
Long-term debt..............................................     143,000        120,000
Deferred income taxes.......................................      22,197         27,011
                                                                --------       --------
Total liabilities...........................................     181,828        180,395
                                                                --------       --------
Minority interest...........................................      14,643         14,690
                                                                --------       --------
Commitments and contingencies (Note 11).....................          --             --
Preferred Stock.............................................          --             --
Common stock................................................          --             --
Common shareholders' deficit................................     (53,874)       (63,865)
                                                                --------       --------
Total Liabilities and Shareholders' Deficit.................    $142,597       $131,220
                                                                ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      FOR THE
                                                       FOR THE YEARS ENDED          PERIOD FROM
                                                           DECEMBER 31,           JANUARY 1, 1998
                                                     ------------------------           TO
                                                        1996          1997       NOVEMBER 5, 1998
                                                     ----------    ----------    -----------------
                                                        (DOLLARS IN THOUSANDS EXCEPT PER SHARE
                                                                  AND SHARE AMOUNTS)
Revenues...........................................  $   76,187    $   81,299       $   74,521
Costs and expenses, excluding management fees and
  depreciation and amortization....................      40,593        44,467           41,552
Management fees....................................       3,498         3,715            3,156
Depreciation and amortization......................      31,427        32,082           28,098
Merger related expenses............................          --            --            5,764
                                                     ----------    ----------       ----------
Operating income...................................         669         1,035           (4,049)
Interest income....................................         127           358              652
Interest expense...................................     (15,179)      (11,751)          (8,034)
Gain on sale of Florida cable system...............          --         2,571               --
Other (expense), net...............................        (736)         (738)            (937)
                                                     ----------    ----------       ----------
(Loss) before income taxes.........................     (15,119)       (8,525)         (12,368)
(Benefit) from income taxes........................      (5,712)       (4,114)          (1,909)
                                                     ----------    ----------       ----------
(Loss) before minority interest and equity in
  unconsolidated entities..........................      (9,407)       (4,411)         (10,459)
Minority interest in loss (income) of consolidated
  entity...........................................       1,151            53              (75)
                                                     ----------    ----------       ----------
Net (Loss).........................................  $   (8,256)   $   (4,358)      $  (10,534)
                                                     ==========    ==========       ==========
Basic and diluted earnings per average common share
  Net (loss) to shareholders.......................  $    (1.20)   $     (.63)      $    (1.53)
Average common shares and common stock equivalents
  outstanding......................................   6,864,799     6,870,528        6,891,932

  The accompanying notes are an integral part of these consolidated financial statements.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

                                                    FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997 AND
                                                   THE PERIOD FROM JANUARY 1, 1998 TO NOVEMBER 5, 1998
                                       ----------------------------------------------------------------------------
                                         COMMON               ADDITIONAL              SHAREHOLDER'S       TOTAL
                                         SHARES      COMMON    PAID-IN                     NET        SHAREHOLDERS'
                                       OUTSTANDING   STOCK     CAPITAL     DEFICIT     INVESTMENT        DEFICIT
                                       -----------   ------   ----------   --------   -------------   -------------
                                                       (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)
Balance, December 31, 1995...........       1,000    $   1       $ --      $     --     $(73,758)       $(73,757)
Net loss.............................          --       --         --            --       (8,256)         (8,256)
Transfers from CTE...................          --       --         --            --        2,272           2,272
                                        ---------    ------      ----      --------     --------        --------
Balance, December 31, 1996...........       1,000        1         --            --      (79,742)        (79,741)
Net loss from 1/1/97 through
  9/30/97............................          --       --         --            --       (3,251)         (3,251)
Net loss from 10/1/97 through
  12/31/97...........................          --       --         --        (1,107)          --          (1,107)
Transfers from RCN
  Corporation........................          --       --         --            --       30,225          30,225
Common stock issued in connection
  with the Distribution..............   6,870,165    6,870         --       (59,638)      52,768              --
                                        ---------    ------      ----      --------     --------        --------
Balance, December 31, 1997...........   6,871,165    6,871         --       (60,745)          --         (53,874)
Net loss from January 1, 1998 to
  November 5, 1998...................          --       --         --       (10,534)          --         (10,534)
Exercise of stock options............      30,267       30        351            --           --             381
Tax benefits of stock option
  exercises..........................          --       --        162            --           --             162
                                        ---------    ------      ----      --------     --------        --------
Balance, November 5, 1998............   6,901,432    $6,901      $513      $(71,279)    $     --        $(63,865)
                                        =========    ======      ====      ========     ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,       FOR THE PERIOD FROM
                                                              --------------------   JANUARY 1, 1998 TO
                                                                1996       1997       NOVEMBER 5, 1998
                                                              --------   ---------   -------------------
                                                                        (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)..................................................  $ (8,256)  $  (4,358)       $(10,534)
Gain on pension curtailment/settlement......................      (855)         --              --
Depreciation and amortization...............................    31,427      32,082          28,098
Deferred income taxes, net..................................       988      (4,359)         (3,360)
Provision for losses on accounts receivable.................       843         826             710
Gain on sale of Florida cable systems.......................        --      (2,571)             --
Increase (decrease) in minority interest....................    (1,151)        (53)             47
Other non-cash items........................................     2,274       1,914              --
Net change in certain assets and liabilities, net of
  business acquisitions
Accounts receivable and customer deposits...................    (1,226)       (617)         (2,054)
Accounts payable............................................     1,365       2,234           2,806
Accrued expenses............................................       125         580              52
Accrued taxes...............................................       (99)         61             868
Accounts receivable from related parties....................       567       1,549            (230)
Accounts payable to related parties.........................     1,314      (8,300)         (1,217)
Other, net..................................................       501        (644)           (158)
                                                              --------   ---------        --------
Net cash provided by operating activities...................    27,817      18,344          15,028
                                                              --------   ---------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment..................    (9,605)    (14,041)        (18,697)
Acquisitions, net of cash acquired..........................        --         (24)             --
Proceeds from sale of Florida cable systems.................        --       3,496              --
Other.......................................................       390         560              --
                                                              --------   ---------        --------
Net cash used in investing activities.......................    (9,215)    (10,009)        (18,697)
                                                              --------   ---------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt..................................        --     128,000              --
Redemption of long-term debt................................    (1,500)    (17,430)         (8,000)
Proceeds from the issuance of common stock..................        --          --             543
Transfers from CTE..........................................        --      12,500              --
Change in affiliate notes, net..............................   (16,834)   (116,836)             --
Payments made for debt financing costs......................        --        (647)             --
                                                              --------   ---------        --------
Net cash provided by (used in) financing activities.........   (18,334)      5,587          (7,457)
Net increase/(decrease) in cash and temporary cash
  investments...............................................       268      13,922         (11,126)
Cash and temporary cash investments at beginning of year....     3,029       3,297          17,219
                                                              --------   ---------        --------
Cash and temporary cash investments at end of year..........  $  3,297   $  17,219        $  6,093
                                                              ========   =========        ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for Interest......................  $ 15,199   $  11,400        $  7,777
Income taxes................................................        29         370             315

Supplemental Schedule of Non-cash Investing and Financing Activities:

  In September 1997, in connection with the transfer of CTE's investment in Mercom to the Company, the Company assumed CTE's $15,000 Term Credit Facility.

  Certain intercompany accounts receivable and payable and intercompany note balances were transferred to shareholders' net investment in connection with the Distribution described in note 1.

     The accompanying notes are an integral part of these consolidated financial statements.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

1. BACKGROUND AND BASIS OF PRESENTATION

     Prior to September 30, 1997, Cable Michigan, Inc. and subsidiaries (the "Company") was operated as part of C-TEC Corporation ("C-TEC"). On September 30, 1997, C-TEC distributed 100 percent of the outstanding shares of common stock of its wholly owned subsidiaries, RCN Corporation ("RCN") and the Company to holders of record of C-TEC's Common Stock and C-TEC's Class B Common Stock as of the close of business on September 19, 1997 (the "Distribution") in accordance with the terms of the Distribution Agreement dated September 5, 1997 among C-TEC, RCN and the Company. The Company consists of C-TEC's Michigan cable operations, including its 62% ownership in Mercom, Inc. ("Mercom"). In connection with the Distribution, C-TEC changed its name to Commonwealth Telephone Enterprises, Inc. ("CTE"). RCN consists primarily of C-TEC's bundled residential voice, video and Internet access operations in the Boston to Washington, D.C. corridor, its existing New York, New Jersey and Pennsylvania cable television operations, a portion of its long distance operations and its international investment in Megacable, S.A. de C.V. C-TEC, RCN, and the Company continue as entities under common control until the Company completes the Merger (as described below).

     On June 3, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") among the Company, Avalon Cable of Michigan Holdings Inc. ("Avalon Holdings") and Avalon Cable of Michigan Inc. ("Avalon Sub"), pursuant to which Avalon Sub will merge into the Company and the Company will become a wholly owned subsidiary of Avalon Holdings (the "Merger").

     In accordance with the terms of the Agreement, each share of common stock, par value $1.00 per share ("common stock"), of the Company outstanding prior to the effective time of the Merger (other than treasury stock, shares owned by Avalon Holdings or its subsidiaries, or shares as to which dissenters' rights have been exercised) shall be converted into the right to receive $40.50 in cash (the "Merger Consideration"), subject to certain possible closing adjustments.

     On November 6, 1998, the Company completed its merger into and with Avalon Cable Michigan, Inc. The total consideration payable in conjunction with the merger, including fees and expenses is approximately 431,600. Subsequent to the merger, the arrangements with RCN and CTE (as described below) were terminated. The Merger agreement also permitted the Company to agree to acquire the remaining shares of Mercom that it did not own.

     Cable Michigan provides cable services to various areas in the state of Michigan. Cable Michigan's cable television systems offer customer packages for basic cable programming services which are offered at a per channel charge or packaged together to form a tier of services offered at a discount from the combined channel rate. Cable Michigan's cable television systems also provide premium cable services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium cable services, which constitute the principle sources of revenue for the Company.

     The consolidated financial statements have been prepared using the historical basis of assets and liabilities and historical results of operations of all wholly and majority owned subsidiaries. However, the historical financial information presented herein reflects periods during which the Company did not operate as an independent company and accordingly, certain assumptions were made in preparing such financial information. Such information, therefore, may not necessarily reflect the results of operations, financial condition or cash flows of the Company in the future or what they would have been had the Company been an independent, public company during the reporting periods. All material intercompany transactions and balances have been eliminated.

     RCN's corporate services group has historically provided substantial support services such as finance, cash management, legal, human resources, insurance and risk management. Prior to the Distribution, the

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES
corporate office of C-TEC allocated the cost for these services pro rata among the business units supported primarily based on assets; contribution to consolidated earnings before interest, depreciation, amortization, and income taxes; and number of employees. In the opinion of management, the method of allocating these costs is reasonable; however, such costs are not necessarily indicative of the costs that would have been incurred by the Company on a stand-alone basis.

     CTE, RCN and the Company have entered into certain agreements subsequent to the Distribution, and governing various ongoing relationships, including the provision of support services between the three companies, including a distribution agreement and a tax-sharing agreement.

     The fee per year for support services from RCN will be 4.0% of the revenues of the Company plus a direct allocation of certain consolidated cable administration functions of RCN. The direct charge for customer service along with the billing service and the cable guide service will be a pro rata share (based on subscribers) of the expenses incurred by RCN to provide such customer service and to provide such billing and cable guide service for RCN and the Company.

     CTE has agreed to provide or cause to be provided to RCN and the Company certain financial data processing services for a transitional period after the Distribution. The fees for such services will be an allocated portion (based on relative usage) of the cost incurred by CTE to provide such financial data processing services to all three groups.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and temporary cash investments

     For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be temporary cash investments. Temporary cash investments are stated at cost, which approximates market.

  Property, plant and equipment and depreciation

     Property, plant and equipment reflects the original cost of acquisition or construction, including payroll and related costs such as taxes, pensions and other fringe benefits, and certain general administrative costs.

     Depreciation is provided on the straight-line method based on the useful lives of the various classes of depreciable property. The average estimated lives of depreciable cable property, plant and equipment are:

Buildings...................................................   12-25 years
Cable television distribution equipment.....................  8.5-12 years
Vehicles....................................................       5 years
Other equipment.............................................      12 years

     Maintenance and repair costs are charged to expense as incurred. Major replacements and betterments are capitalized. Gain or loss is recognized on retirements and dispositions.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

  Intangible assets

     Intangible assets are amortized on a straight-line basis over the expected period of benefit ranging from 5 to 19.3 years. Intangible assets include cable franchises. The cable systems owned or managed by the Company are constructed and operated under fixed-term franchises or other types of operating authorities (referred to collectively herein as "franchises") that are generally nonexclusive and are granted by local governmental authorities. The provisions of these local franchises are subject to federal regulation. Costs incurred to obtain or renew franchises are capitalized and amortized over the term of the applicable franchise agreement.

  Accounting for impairments

     The Company follows the provisions of Statement of Financial Accounting Standards No. 121 -- "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121").

     SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the net future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected net future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles expected to be held and used is based on the fair value of the asset.

     No impairment losses have been recognized by the Company pursuant to SFAS 121.

  Revenue recognition

     Revenues from cable programming services are recorded in the month the service is provided. Installation fee revenue is recognized in the period in which the installation occurs.

  Advertising expense

     Advertising costs are expensed as incurred. Advertising expense charged to operations was $514, $560, and $505 in 1996, 1997, and for the period from January 1, 1998 to November 5, 1998 respectively.

  Stock-based compensation

     The Company applies Accounting Principles Board Opinion No.
25 -- "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its stock plans. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 -- "Accounting for Stock-Based Compensation" ("SFAS 123").

  Earnings (loss) per share

     The Company has adopted statement of Financial Accounting Standards No. 128 -- "Earnings Per Share" ("SFAS 128"). Basic earnings (loss) per share is computed based on net income (loss) divided by the weighted average number of shares of common stock outstanding during the period.

     Diluted earnings (loss) per share is computed based on net income (loss) divided by the weighted average number of shares of common stock outstanding during the period after giving effect to convertible securities considered to be dilutive common stock equivalents. The conversions of stock options during periods in which the Company incurs a loss from continuing operations is not assumed since the effect is anti-dilutive.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

The number of stock options which would have been converted in 1997 and in 1998 and had a dilutive effect if the Company had income from continuing operations are 55,602 and 45,531, respectively.

     For periods prior to October 1, 1997, during which the Company was a wholly owned subsidiary of C-TEC, earnings (loss) per share was calculated by dividing net income (loss) by one-fourth the average common shares of C-TEC outstanding, based upon a distribution ratio of one share of Company common stock for each four shares of C-TEC common equity owned.

  Income taxes

     The Company and Mercom file separate consolidated federal income tax returns. Prior to the Distribution, income tax expense was allocated to C-TEC's subsidiaries on a separate return basis except that C-TEC's subsidiaries receive benefit for the utilization of net operating losses and investment tax credits included in the consolidated tax return even if such losses and credits could not have been used on a separate return basis. The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes". The statement requires the use of an asset and liability approach for financial reporting purposes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial reporting basis and tax basis of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

  Reclassification

     Certain amounts have been reclassified to conform with the current year's presentation.

3. BUSINESS COMBINATION AND DISPOSITIONS

     The Agreement between Avalon Cable of Michigan Holdings, Inc. and the Company permitted the Company to agree to acquire the 1,822,810 shares (approximately 38% of the outstanding stock) of Mercom that it did not own (the "Mercom Acquisition"). On September 10, 1998 the Company and Mercom entered into a definitive agreement (the "Mercom Merger Agreement") providing for the acquisition by the Company of all of such shares at a price of $12.00 per share. The Company completed this acquisition in March 1999. The total estimated consideration payable in conjunction with the Mercom Acquisition, excluding fees and expenses was $21,900.

     In March 1999, Avalon Michigan Inc. acquired the cable television systems of Nova Cablevision, Inc., Nova Cablevision VI, L.P. and Nova Cablevision VII, L.P. for approximately $7,800, excluding transaction fees.

     In July 1997, Mercom sold its cable system in Port St. Lucie, Florida for cash of approximately $3,500. The Company realized a pretax gain of $2,571 on the transaction.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

4. PROPERTY, PLANT AND EQUIPMENT

                                                      DECEMBER 31,    NOVEMBER 5,
                                                          1997           1998
                                                      ------------    -----------
Cable plant.........................................    $158,655       $ 174,532
Buildings and land..................................       2,837           2,917
Furniture, fixtures and vehicles....................       5,528           6,433
Construction in process.............................         990             401
                                                        --------       ---------
Total property, plant and equipment.................     168,010         184,283
Less accumulated depreciation.......................     (94,174)       (106,718)
                                                        --------       ---------
Property, plant and equipment, net..................    $ 73,836       $  77,565
                                                        ========       =========

     Depreciation expense was $15,728, $16,431 and $14,968 for the years ended December 31, 1996 and 1997, and the period from January 1, 1998 to November 5, 1998, respectively.

5. INTANGIBLE ASSETS

     Intangible assets consist of the following at:

                                                      DECEMBER 31,    NOVEMBER 5,
                                                          1997           1998
                                                      ------------    -----------
Cable Franchises....................................    $134,889       $ 134,889
Noncompete agreements...............................         473             473
Goodwill............................................       3,990           3,990
Other...............................................       1,729           1,729
                                                        --------       ---------
Total...............................................     141,081         141,081
Less accumulated amortization.......................     (95,821)       (108,951)
                                                        --------       ---------
Intangible assets, net..............................    $ 45,260       $  32,130
                                                        ========       =========

     Amortization expense charged to operations for the years ended December 31, 1996 and 1997 was $15,699 and $15,651, respectively, and $13,130 for the period from January 1, 1998 to November 5, 1998.

6. INCOME TAXES

     The income tax provision (benefit) in the accompanying consolidated financial statements of operations is comprised of the following:

                                                         1996       1997       1998
                                                        -------    -------    -------
CURRENT:
Federal...............................................  $(6,700)   $   245    $   320
State.................................................       --         --         28
                                                        -------    -------    -------
Total Current.........................................   (6,700)       245        348
                                                        -------    -------    -------
DEFERRED:
Federal...............................................      988     (4,359)    (2,074)
State.................................................       --         --       (183)
                                                        -------    -------    -------
Total Deferred........................................      988     (4,359)    (2,257)
                                                        -------    -------    -------
Total (benefit) for income taxes......................  $(5,712)   $(4,114)   $(1,909)
                                                        =======    =======    =======

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     The benefit for income taxes is different from the amounts computed by applying the U.S. statutory federal tax rate of 35% for 1996, 34% for 1997 and 35% for the period from January 1, 1998 to November 5, 1998. The differences are as follows:

                                                YEAR ENDED DECEMBER 31,       PERIOD FROM
                                                -----------------------    JANUARY 1, 1998 TO
                                                   1996         1997       NOVEMBER 11, 1998
                                                ----------    ---------    ------------------
(Loss) before (benefit) for income taxes....     $(15,119)     $(8,525)         $(12,368)
                                                 ========      =======          ========
Federal tax (benefit) at statutory rates....     $ (5,307)     $(2,899)         $ (4,329)
State income taxes..........................           --           --              (101)
Goodwill....................................          175          171               492
Increase (decrease) in valuation
  allowance.................................         (518)      (1,190)               --
Nondeductible expenses......................           --          147             2,029
Benefit of rate differential applied to
  reversing timing differences..............           --         (424)               --
Other, net..................................          (62)          81                --
                                                 --------      -------          --------
(Benefit) for income taxes..................     $ (5,712)     $(4,114)         $ (1,909)
                                                 ========      =======          ========

     Mercom, which files a separate consolidated income tax return, has the following net operating losses available:

                                                             TAX NET
                                                            OPERATING   EXPIRATION
YEAR                                                         LOSSES        DATE
----                                                        ---------   ----------
1992......................................................   $  435        2007
1995......................................................   $2,713        2010

     In 1997, Mercom was liable for Federal Alternative Minimum Tax (AMT). At December 31, 1997 and at November 5, 1998, the cumulative minimum tax credits are $141 and $141, respectively. This amount can be carried forward indefinitely to reduce regular tax liabilities that exceed AMT in future years.

     Temporary differences that give rise to a significant portion of deferred tax assets and liabilities are as follows:

                                                        DECEMBER 31,   NOVEMBER 5,
                                                            1997          1998
                                                        ------------   -----------
NOL carryforwards.....................................    $  1,588      $  1,132
Alternative minimum tax credits.......................         141           141
Reserves..............................................         753           210
Other, net............................................         230           309
                                                          --------      --------
Total deferred assets.................................       2,712         1,792
                                                          --------      --------
Property, plant and equipment.........................     (11,940)      (10,515)
Intangible assets.....................................     (11,963)      (10,042)
                                                          --------      --------
Total deferred liabilities............................     (23,903)      (20,557)
                                                          --------      --------
Subtotal..............................................     (21,191)      (18,765)
Valuation allowance...................................          --            --
                                                          --------      --------
Total deferred taxes..................................    $(21,191)     $(18,765)
                                                          ========      ========

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     In the opinion of management, based on the future reversal of taxable temporary differences, primarily depreciation and amortization, the Company will more likely than not be able to realize all of its deferred tax assets. As a result, the net change in the valuation allowance for deferred tax assets during 1997 was a decrease of $1,262, which $72 related to Mercom of Florida.

     Due to the sale of Mercom of Florida, the Company's deferred tax liabilities decreased by $132.

7. DEBT

     Long-term debt outstanding at November 5, 1998 is as follows:

                                                        DECEMBER 31,   NOVEMBER 5,
                                                            1997          1998
                                                        ------------   -----------
Term Credit Facility..................................    $100,000      $100,000
Revolving Credit Facility.............................      28,000        20,000
Term Loan.............................................      15,000        15,000
                                                          --------      --------
Total.................................................     143,000       135,000
Current portion of long-term debt.....................          --        15,000
                                                          --------      --------
Total Long-Term Debt..................................    $143,000      $120,000
                                                          ========      ========

  Credit Facility

     The Company had an outstanding line of credit with a banking institution for $3 million. No amounts were outstanding under this facility.

     The Company has in place two secured credit facilities (the "Credit Facilities") pursuant to a single credit agreement with a group of lenders for which First Union National Bank acts as agent (the "Credit Agreement"), which was effective as of July 1, 1997. The first is a five-year revolving credit facility in the amount of $65,000 (the "Revolving Credit Facility"). The second is an eight-year term credit facility in the amount of $100,000 (the "Term Credit Facility").

     The interest rate on the Credit Facilities will be, at the election of the Company, based on either a LIBOR or a Base Rate option (6.25% at November 5, 1998) (each as defined in the Credit Agreement).

     The entire amount of the Term Credit Facility has been drawn and as of November 5, 1998, $100,000 of the principal was outstanding thereunder. The entire amount of the Revolving Credit Facility is available to the Company until June 30, 2002. As of November 5, 1998, $20,000 of principal was outstanding thereunder. Revolving loans may be repaid and reborrowed from time to time.

     The Term Credit Facility is payable over six years in quarterly installments, from September 30, 1999 through June 30, 2005. Interest only is due through June 1999. The Credit Agreement is currently unsecured.

     The Credit Agreement contains restrictive covenants which, among other things, require the Company to maintain certain debt to cash flow, interest coverage and fixed charge coverage ratios and place certain limitations on additional debt and investments. The Company does not believe that these covenants will materially restrict its activities.

  Term Loan

     On September 30, 1997, the Company assumed all obligations of CTE under a $15 million credit facility extended by a separate group of lenders for which First Union National Bank also acts as agent (the "$15 Million Facility"). The $15 Million Facility matures in a single installment on June 30, 1999 and is collateralized by a first priority pledge of all shares of Mercom owned by the Company. The $15 Million

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

Facility has interest rate provisions (6.25% at November 5, 1998), covenants and events of default substantially the same as the Credit Facilities.

     On November 6, 1998, the long-term debt of the Company was paid off in conjunction with the closing of the merger.

  Mercom debt

     In August 1997, the Mercom revolving credit agreement for $2,000 expired. Mercom had no borrowings under the revolving credit agreement in 1996 or 1997.

     On September 29, 1997, the Company purchased and assumed all of the bank's interest in the term credit agreement and the note issued thereunder. Immediately after the purchase, the term credit agreement was amended in order to, among other things, provide for less restrictive financial covenants, eliminate mandatory amortization of principal and provide for a bullet maturity of principal on December 31, 2002, and remove the change of control event of default. Mercom's borrowings under the term credit agreement contain pricing and security provisions substantially the same as those in place prior to the purchase of the loan. The borrowings are secured by a pledge of the stock of Mercom's subsidiaries and a first lien on certain of the assets of Mercom and its subsidiaries, including inventory, equipment and receivables. At November 5, 1998, $14,151 of principal was outstanding. The borrowings under the term credit agreement are eliminated in the Company's consolidated balance sheet.

8. COMMON STOCK AND STOCK PLANS

     The Company has authorized 25,000,000 shares of $1 par value common stock, and 50,000,000 shares of $1 par value Class B common stock. The Company also has authorized 10,000,000 shares of $1 par value preferred stock. At November 5, 1998, 6,901,432 common shares are issued and outstanding.

     In connection with the Distribution, the Company Board of Directors (the "Board") adopted the Cable Michigan, Inc. 1997 Equity Incentive Plan (the "1997 Plan"), designed to provide equity-based compensation opportunities to key employees when shareholders of the Company have received a corresponding benefit through appreciation in the value of Cable Michigan Common Stock.

     The 1997 Plan contemplates the issuance of incentive stock options, as well as stock options that are not designated as incentive stock options, performance-based stock options, stock appreciation rights, performance share units, restricted stock, phantom stock units and other stock-based awards (collectively, "Awards"). Up to 300,000 shares of Common Stock, plus shares of Common Stock issuable in connection with the Distribution related option adjustments, may be issued pursuant to Awards granted under the 1997 Plan.

     All employees and outside consultants to the Company and any of its subsidiaries and all Directors of the Company who are not also employees of the Company are eligible to receive discretionary Awards under the 1997 Plan.

     Unless earlier terminated by the Board, the 1997 Plan will expire on the 10th anniversary of the Distribution. The Board or the Compensation Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the 1997 Plan in whole or in part.

     Prior to the Distribution, certain employees of the Company were granted stock option awards under C-TEC's stock option plans. In connection with the Distribution, 380,013 options covering Common Stock were issued. Each C-Tec option was adjusted so that each holder would hold options to purchase shares of Commonwealth Telephone Enterprise Common Stock, RCN Common Stock and Cable Michigan Common Stock. The number of shares subject to, and the exercise price of, such options were adjusted to take into account the Distribution and to ensure that the aggregate intrinsic value of the resulting RCN, the Company and Commonwealth Telephone Enterprises options immediately after the Distribution was equal to the aggregate intrinsic value of the C-TEC options immediately prior to the Distribution.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     Information relating to the Company stock options is as follows:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                              NUMBER OF   EXERCISE
                                                               SHARES      PRICE
                                                              ---------   --------
Outstanding December 31, 1995...............................   301,000
Granted.....................................................    33,750     $ 8.82
Exercised...................................................    (7,250)        --
Canceled....................................................   (35,500)     10.01
                                                               -------     ------
Outstanding December 31, 1996...............................   292,000       8.46
Granted.....................................................    88,013       8.82
Exercised...................................................        --         --
Canceled....................................................      (375)     10.01
                                                               -------     ------
Outstanding December 31, 1997...............................   379,638       8.82
Granted.....................................................    47,500      31.25
Exercised...................................................   (26,075)     26.21
Canceled....................................................   (10,250)        --
                                                               -------     ------
Outstanding November 5, 1998................................   390,813     $11.52
                                                               =======     ======
Shares exercisable November 5, 1998.........................   155,125     $ 8.45

     The range of exercise prices for options outstanding at November 5, 1998 was $8.46 to $31.25.

     No compensation expense related to stock option grants was recorded in 1997. For the period ended November 5, 1998 compensation expense in the amount of $161 was recorded relating to services rendered by the Board.

     Under the term of the Merger Agreement the options under the 1997 Plan vest upon the closing of the merger and each option holder will receive $40.50 per option.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its stock options under the fair value method of SFAS 123. The fair value of these options was estimated at the date of grant using a Black Scholes option pricing model with the following weighted average assumptions for the period ended November 5, 1998. The fair value of these options was estimated at the date of grant using a Black Scholes option pricing model with weighted average assumptions for dividend yield of 0% for 1996, 1997 and 1998; expected volatility of 39.5% for 1996, 38.6% prior to the Distribution and 49.8% subsequent to the Distribution for 1997 and 40% for 1998; risk-free interest rate of 5.95%, 6.52% and 5.68% for 1996, 1997 and 1998 respectively, and expected lives of 5 years for 1996 and 1997 and 6 years for 1998.

     The weighted-average fair value of options granted during 1997 and 1998 was $4.19 and $14.97, respectively.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net earnings and earnings per share were as follows:

                                                        FOR THE YEARS      FOR THE PERIOD
                                                      ENDED DECEMBER 31,   FROM JANUARY 1,
                                                      ------------------   TO NOVEMBER 5,
                                                       1996       1997          1998
                                                      -------    -------   ---------------
Net (Loss) as reported..............................  $(8,256)   $(4,358)     $(10,534)
Net (Loss) pro forma................................   (8,256)    (4,373)      (10,174)
Basic (Loss) per share-as reported..................    (1.20)     (0.63)        (1.45)
Basic (Loss) per share-pro forma....................    (1.20)     (0.64)        (1.48)
Diluted (Loss) per share-as reported................    (1.20)     (0.63)        (1.45)
Diluted (Loss) per share-pro forma..................    (1.20)     (0.64)        (1.48)

     In November 1996, the C-TEC shareholders approved a stock purchase plan for certain key executives (the "Executive Stock Purchase Plan" or "C-TEC ESPP"). Under the C-TEC ESPP, participants may purchase shares of C-TEC Common Stock in an amount of between 1% and 20% of their annual base compensation and between 1% and 100% of their annual bonus compensation and provided, however, that in no event shall the participant's total contribution exceed 20% of the sum of their annual compensation, as defined by the C-TEC ESPP. Participant's accounts are credited with the number of share units derived by dividing the amount of the participant's contribution by the average price of a share of C-TEC Common Stock at approximately the time such contribution is made. The share units credited to participant's account do not give such participant any rights as a shareholder with respect to, or any rights as a holder or record owner of, any shares of C-TEC Common Stock. Amounts representing share units that have been credited to a participant's account will be distributed, either in a lump sum or in installments, as elected by the participant, following the earlier of the participant's termination of employment with the Company or three calendar years following the date on which the share units were initially credited to the participant's account. It is anticipated that, at the time of distribution, a participant will receive one share of C-TEC Common Stock for each share unit being distributed.

     Following the crediting of each share unit to a participant's account, a matching share of Common Stock is issued in the participant's name. Each matching share is subject to forfeiture as provided in the C-TEC ESPP. The issuance of matching shares will be subject to the participant's execution of an escrow agreement. A participant will be deemed to be the holder of, and may exercise all the rights of a record owner of, the matching shares issued to such participant while such matching shares are held in escrow. Shares of restricted C-TEC Common Stock awarded under the C-TEC ESPP and share units awarded under the C-TEC ESPP that relate to C-TEC Common Stock were adjusted so that following the Distribution, each such participant was credited with an aggregate equivalent value of restricted shares of common stock of CTE, the Company and RCN. In September 1997, the Board approved the Cable Michigan, Inc. Executive Stock Purchase Plan, ("the "Cable Michigan ESPP"), with terms substantially the same as the C-TEC ESPP. The number of shares which may be distributed under the Cable Michigan ESPP as matching shares or in payment of share units is 30,000.

9. PENSIONS AND EMPLOYEE BENEFITS

     Prior to the Distribution, the Company's financial statements reflect the costs experienced for its employees and retirees while included in the C-TEC plans.

     Through December 31, 1996, substantially all employees of the Company were included in a trusteed noncontributory defined benefit pension plan, maintained by C-TEC. Upon retirement, employees are provided a monthly pension based on length of service and compensation. C-TEC funds pension costs to the extent necessary to meet the minimum funding requirements of ERISA. Substantially, all employees of

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

C-TEC's Pennsylvania cable television operations (formerly Twin Country Trans Video, Inc.) were covered by an underfunded plan which was merged into C-TEC's overfunded plan on February 28, 1996.

     The information that follows relates to the entire C-TEC noncontributory defined benefit plan. The components of C-TEC's pension cost are as follows for 1996:

Benefits earned during the year (service costs).............  $ 2,365
Interest cost on projected benefit obligation...............    3,412
Actual return on plan assets................................   (3,880)
Other components -- net.....................................   (1,456)
                                                              -------
Net periodic pension cost...................................  $   441
                                                              =======

     The following assumptions were used in the determination of the consolidated projected benefit obligation and net periodic pension cost (credit) for December 31, 1996:

Discount Rate...............................................  7.5%
Expected long-term rate of return on plan assets............  8.0%
Weighted average long-term rate of compensation increases...  6.0%

     The Company's allocable share of the consolidated net periodic pension costs (credit), based on the Company's proportionate share of consolidated annualized salaries as of the valuation date, was approximately $10 for 1996. These amounts are reflected in operating expenses. As discussed below, no pension cost (credit) was recognized in 1997.

     In connection with the restructuring, C-TEC completed a comprehensive study of its employee benefit plans in 1996. As a result of this study, effective December 31, 1996, in general, employees of the Company no longer accrue benefits under the defined benefit pension plans and became fully vested in their benefit accrued through that date. C-TEC notified affected participants in December 1996. In December 1996, C-TEC allocated pension plan assets of $6,984 and the related liabilities to a separate plan for employees who no longer accrue benefits after sum distributions. The allocation of assets and liabilities resulted in a curtailment/settlement gain of $4,292. The Company's allocable share of this gain was $855. This gain results primarily from the reduction of the related projected benefit obligation. The curtailed plan has assets in excess of the projected benefit obligation.

     C-TEC sponsors a 401(k) savings plan covering substantially all employees of the Company who are not covered by collective bargaining agreements. Contributions made by the Company to the 401(k) plan are based on a specific percentage of employee contributions. Contributions charged to expense were $128 in 1996. Contributions charged to expense in 1997 prior to the Distribution were $107.

     In connection with the Distribution, the Company established a qualified saving plan under Section 401(k) of the Code. Contributions charged to expense in 1997 were $53. Contributions charged to expense for the period from January 1, 1998 to November 5, 1998 were $164.

10. COMMITMENTS AND CONTINGENCIES

     Total rental expense, primarily for office space and pole rental, was $984, $908 and $1,077 for the year ended December 31, 1996, 1997 and for the period from January 1, 1998 to November 5, 1998, respectively. Rental commitments are expected to continue to approximate $1 million a year for the foreseeable future, including pole rental commitments which are cancelable.

     The Company is subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996. The Company has either settled challenges or accrued for anticipated exposures related to rate regulation; however, there is no assurance that

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES
there will not be further additional challenges to its rates. The 1996 statements of operations include charges aggregating approximately $833 relating to cable rate regulation liabilities. No additional charges were incurred in the year ended December 31, 1997 and for the period from January 1, 1998 to November 5, 1998.

     In the normal course of business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

     The Company has agreed to indemnify RCN and C-TEC and their respective subsidiaries against any and all liabilities which arise primarily from or relate primarily to the management or conduct of the business of the Company prior to the effective time of the Distribution. The Company has also agreed to indemnify RCN and C-TEC and their respective subsidiaries against 20% of any liability which arises from or relates to the management or conduct prior to the effective time of the Distribution of the businesses of C-TEC and its subsidiaries and which is not a true C-TEC liability, a true RCN liability or a true Company liability.

     The Tax Sharing Agreement, by and among the Company, RCN and C-TEC (the "Tax Sharing Agreement"), governs contingent tax liabilities and benefits, tax contests and other tax matters with respect to tax returns filed with respect to tax periods, in the case of the Company, ending or deemed to end on or before the Distribution date. Under the Tax Sharing Agreement, adjustments to taxes that are clearly attributable to the Company group, the RCN group, or the C-TEC group will be borne solely by such group. Adjustments to all other tax liabilities will be borne 50% by C-TEC, 20% by the Company and 30% by RCN.

     Notwithstanding the above, if as a result of the acquisition of all or a portion of the capital stock or assets of the Company, the Distribution fails to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, then the Company will be liable for any and all increases in tax attributable thereto.

11. AFFILIATE AND RELATED PARTY TRANSACTIONS

     The Company has the following transactions with affiliates:

                                                         FOR THE YEAR         FOR THE
                                                             ENDED          PERIOD ENDED
                                                       -----------------    NOVEMBER 5,
                                                        1996       1997         1998
                                                       -------    ------    ------------
Corporate office costs allocated to the Company......  $ 3,498    $3,715       $1,866
Cable staff and customer service costs allocated from
  RCN Cable..........................................    3,577     3,489        3,640
Interest expense on affiliate notes..................   13,952     8,447          795
Royalty fees charged by CTE..........................      585       465           --
Charges for engineering services.....................      296        --           --
Other affiliate expenses.............................      189       171          157

     In addition, RCN has agreed to obtain programming from third party suppliers for Cable Michigan, the costs of which will be reimbursed to RCN by Cable Michigan. In those circumstances where RCN purchases third party programming on behalf of both RCN and the Company, such costs will be shared by each company, on a pro rata basis, based on each company's number of subscribers.

     At December 31, 1997 and November 5, 1998, the Company has accounts receivable from related parties of $166 and $396 respectively, for these transactions. At December 31, 1997 and November 5, 1998, the Company has accounts payable to related parties of $1,560 and $343 respectively, for these transactions.

     The Company had a note payable to RCN Corporation of $147,567 at December 31, 1996 primarily related to the acquisition of the Michigan cable operations and its subsequent operations. The Company repaid approximately $110,000 of this note payable in 1997. The remaining balance was transferred to shareholder's net investment in connection with the Distribution.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

12. OFF BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

     The Company places its cash and temporary investments with high credit quality financial institutions. The Company also periodically evaluates the creditworthiness of the institutions with which it invests. The Company does, however, maintain unsecured cash and temporary cash investment balances in excess of federally insured limits.

     The Company's trade receivables reflect a customer base centered in the state of Michigan. The Company routinely assesses the financial strength of its customers; as a result, concentrations of credit risk are limited.

13. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          a. The fair value of the revolving credit agreement is considered to be equal to carrying value since the debt re-prices at least every six months and the Company believes that its credit risk has not changed from the time the floating rate debt was borrowed and therefore, would obtain similar rates in the current market.

          b. The fair value of the cash and temporary cash investments approximates fair value because of the short maturity of these instruments.

14. QUARTERLY INFORMATION (UNAUDITED)

     The Company estimated the following quarterly data based on assumptions which it believes are reasonable. The quarterly data may differ from quarterly data subsequently presented in interim financial statements.

                                               FIRST     SECOND      THIRD     FOURTH
                                              QUARTER    QUARTER    QUARTER    QUARTER
                                              -------    -------    -------    -------
1998
Revenue.....................................  $20,734    $22,311    $22,735    $ 8,741
Operating income before depreciation,
  amortization, and management fees.........    9,043     10,047     10,185     12,277
Operating income (loss).....................    7,000     (3,324)      (674)    (7,051)
Net (loss)..................................   (1,401)    (5,143)    (2,375)    (1,615)
Net (loss) per average Common Share.........    (0.20)     (0.75)     (0.34)     (0.23)
1997
Revenue.....................................  $19,557    $20,673    $20,682    $20,387
Operating income before depreciation,
  amortization, and management fees.........    8,940      9,592      9,287      9,013
Operating income (loss).....................      275        809       (118)        69
Net (loss)..................................      N/A        N/A        N/A     (1,107)
Net (loss) per average Common Share.........      N/A        N/A        N/A      (0.16)

     The fourth quarter information for the quarter ended December 31, 1998 includes the results of operations of the Company for the period from October 1, 1998 through November 5, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers
of Avalon Cable of New England LLC

     In our opinion, the accompanying balance sheet and the related statements of operations, partners' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Amrac Clear View, a Limited Partnership, (the "Partnership"), as of May 28, 1998 and the results of its operations and its cash flows for the period ended May 28, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                            /s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
September 11, 1998

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                                 BALANCE SHEET
                                  MAY 28, 1998

                           ASSETS
Current Assets
Cash and cash equivalents...................................  $  415,844
Subscribers and other receivables, net of allowance for
  doubtful accounts of $16,445..............................      45,359
Prepaid expenses and other current assets...................     129,004
                                                              ----------
Total current assets........................................     590,207
Property, plant and equipment, net..........................     483,134
                                                              ----------
                                                              $1,073,341
                                                              ==========

              LIABILITIES AND PARTNERS' EQUITY
Accounts payable............................................  $   57,815
Accrued expenses............................................      84,395
                                                              ----------
Total current liabilities...................................     142,210
                                                              ----------
Commitments and contingencies (Note 7)
Partners' equity............................................     931,131
                                                              ----------
                                                              $1,073,341
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM JANUARY 1, 1998 THROUGH MAY 28, 1998

REVENUE:
Basic services..............................................  $651,878
Premium services............................................    78,365
Other.......................................................    49,067
                                                              --------
                                                               779,310
                                                              --------
OPERATING EXPENSES:
Programming.................................................   193,093
Selling, general and administrative.........................   151,914
Technical and operations....................................    98,628
Depreciation and amortization...............................    47,268
Management fees.............................................    41,674
                                                              --------
Income from operations......................................   246,733
Interest income.............................................     2,319
Interest (expense)..........................................    (1,871)
                                                              --------
Net income..................................................  $247,181
                                                              ========

   The accompanying notes are an integral part of these financial statements.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

               STATEMENT OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
            FOR THE PERIOD FROM JANUARY 1, 1998 THROUGH MAY 28, 1998

                                                    CLASS A    CLASS B    INVESTOR
                                         GENERAL    LIMITED    LIMITED    LIMITED
                                         PARTNER    PARTNER    PARTNER    PARTNERS     TOTAL
                                         -------    -------    -------    --------    --------
Partners' (deficit) equity at December
  31, 1997.............................  $(6,756)   $(6,756)   $(2,703)   $700,165    $683,950
Net income.............................    6,180      6,180      2,472     232,349     247,181
                                         -------    -------    -------    --------    --------
Partners' equity at May 28, 1998.......  $  (576)   $  (576)   $  (231)   $932,514    $931,131
                                         =======    =======    =======    ========    ========

   The accompanying notes are an integral part of these financial statements.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM JANUARY 1, 1998 THROUGH MAY 28, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $247,181
Adjustments to reconcile net earnings to net cash provided
  by operating activities:
Depreciation and amortization...............................    47,268
CHANGES IN OPERATING ASSETS AND LIABILITIES:
Decrease in subscribers and other receivables...............    21,038
Increase in prepaid expenses and other current assets.......   (52,746)
Increase in accounts payable................................     9,866
Increase in accrued expenses................................     3,127
                                                              --------
Net cash provided by operating activities...................   275,734
                                                              --------
CASH FLOWS FOR INVESTING ACTIVITIES
Capital expenditures........................................   (61,308)
                                                              --------
Cash flows for financing activities Repayment of long-term
  debt......................................................  (560,500)
                                                              --------
Net increase in cash and cash equivalents...................  (346,074)
                                                              --------
Cash and cash equivalents, beginning of the period..........   761,918
                                                              --------
Cash and cash equivalents, end of the period................  $415,844
                                                              ========
SUPPLEMENTAL DISCLOSURES
Cash paid during the period for:
Interest....................................................  $  6,939
                                                              ========

   The accompanying notes are an integral part of these financial statements.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

     The Partnership is a Massachusetts limited partnership created pursuant to a Limited Partnership Agreement, dated as of October 1, 1986, as amended (the "Partnership Agreement"), by and among (1) Amrac Telecommunications as the general partner (the "General Partner"), (2) Clear View Cablevision, Inc. as the class A limited partner (the "Class A Limited Partner"), (3) Schuparra Properties, Inc., as the class B limited partner (the "Class B Limited Partner"), and (4) those persons admitted to the Partnership from time to time as investor limited partners (the "Investor Limited Partner").

     The Partnership provides cable television service to the towns of Hadley and Belchertown located in western Massachusetts. At May 28, 1998, the Partnership provided services to approximately 5,100 customers residing in those towns.

     The Partnership's cable television systems offer customer packages of basic and cable programming services which are offered at a per channel charge or are packaged together to form a tier of services offered at a discount from the combined channel rate. The Partnership's cable television systems also provide premium television services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium television services, which constitute the principal sources of revenue for the Partnership.

     On October 7, 1997, the Partnership entered into a definitive agreement with Avalon Cable of New England LLC ("Avalon New England") whereby Avalon New England would purchase the assets and operations of the Partnership for $7,500,000. This transaction was consummated and became effective on May 29, 1998. The assets and liabilities at May 28, 1998, have not been adjusted or reclassified to reflect this transaction.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reported period. Actual results may vary from estimates used.

  Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments purchased with an initial maturity of three months or less.

  Revenue Recognition

     Revenue is recognized as cable television services are provided.

  Concentration of Credit Risk

     Financial instruments which potentially expose the Partnership to a concentration of credit risk include cash, cash equivalents and subscriber and other receivables. The Partnership does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. The Partnership extends credit to customers on an unsecured basis in the normal course of business. The Partnership maintains reserves for potential credit losses and such losses, in the aggregate, have not historically exceeded management's expectations.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

  Property and Equipment

     Property and equipment is stated at cost. Initial subscriber installation costs, including material, labor and overhead costs, are capitalized as a component of cable plant and equipment. Depreciation is computed for financial statement purposes using the straight-line method based upon the following lives:

Cable plant and equipment...................................       10 years
Office furniture and equipment..............................  5 to 10 years
Vehicles....................................................        6 years

  Financial Instruments

     The Partnership estimates that the fair value of all financial instruments at May 28, 1998 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet.

  Income Taxes

     The Partnership is not subject to federal and state income taxes. Accordingly, no recognition has been given to income taxes in the accompanying financial statements of the Partnership since the income or loss of the Partnership is to be included in the tax returns of the individual partners.

  Allocation of Profits and Losses and Distributions of Cash Flow

     Partnership profits and losses (other than those arising from capital transactions, described below) and distributions of cash flow are allocated 94% to the Investor Limited Partners, 2.5% to the Class A Limited Partner, 1% to the Class B Limited Partner and 2.5% to the General Partner until Payout (as defined in the Partnership Agreement) and after Payout, 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner and 15% to the General Partner.

     Partnership profits and capital transactions are allocated first, in proportion to the partners' respective capital accounts until their respective account balances are zero and second, in proportion to any distributed cash proceeds resulting from the capital transaction and third, any remaining profit, if any, is allocated 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner, and 15% to the General Partner.

     Partnership losses from capital transactions are allocated first, in proportion to the partners' respective capital accounts until their respective account balances are zero and, second, any remaining loss, if any, is allocated 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner, and 15% to the General Partner.

  New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in financial statements. SFAS No. 130 states that comprehensive income includes reported net income of a company, adjusted for items that are currently accounted for as direct entries to equity, such as the net unrealized gain or loss on securities available for sale. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997. Management does not anticipate that adoption of SFAS No. 130 will have a material effect on the financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for periods beginning after

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

December 15, 1997. Management does not anticipate that the adoption of SFAS No. 131 will have a material effect on the financial statements.

3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

     At May 28, 1998, prepaid expenses and other current assets consist of the following:

Deferred transaction costs..................................  $ 91,024
Other.......................................................    37,980
                                                              --------
                                                              $129,004
                                                              ========

     Deferred transaction costs consist primarily of attorney fees related to the sale of assets of the Partnership (Note 1).

4. PROPERTY, PLANT AND EQUIPMENT

     At May 28, 1998, property, plant and equipment consists of the following:

Cable plant and equipment...................................  $ 3,460,234
Office furniture and equipment..............................       52,531
Vehicles....................................................       32,468
                                                              -----------
                                                                3,545,233
Accumulated depreciation....................................   (3,062,099)
                                                              -----------
                                                              $   483,134
                                                              ===========

     Depreciation expense was $47,018 for the period from January 1, 1998 through May 28, 1998.

5. ACCRUED EXPENSES

     At May 28, 1998, accrued expenses consist of the following:

Accrued compensation and benefits...........................  $17,004
Accrued programming costs...................................   24,883
Accrued legal costs.........................................   25,372
Other.......................................................   17,136
                                                              -------
                                                              $84,395
                                                              =======

6. LONG-TERM DEBT

     The Partnership repaid its term loan, due to a bank, on January 15, 1998. Interest on the loan was paid monthly and accrued at the bank's prime rate plus 2% (10.5% at December 31, 1997). The loan was collateralized by substantially all of the assets of the Partnership and a pledge of all partnership interests. The total principal outstanding at December 31, 1997 was $560,500.

7. COMMITMENTS AND CONTINGENCIES

     The Partnership rents poles from utility companies for use in its operations. These rentals amounted to approximately $15,918 of rent expense during the period. While rental agreements are generally short-term, the Partnership anticipates such rentals will continue in the future. The Partnership leases office facilities and various items of equipment under month-to-month operating leases. Rental expense under operating leases amounted to $8,171 during the period.

     The operations of the Partnership are subject to regulation by the Federal Communications Commission and various franchising authorities.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

     From time to time the Partnership is also involved with claims that arise in the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the operations, cash flows or financial position of the Partnership.

8. RELATED PARTY TRANSACTIONS

     The General Partner provides management services to the Partnership for which it receives a management fee of 5% of revenue. The General Partner also allocates, in accordance with a management agreement, certain general, administrative and payroll costs to the Partnership. For the period from January 1, 1998 through May 28, 1998, management fees totaled $41,674 and allocated general, administrative and payroll costs totaled $3,625, which are included in selling general and administrative expenses.

     The Partnership believes that these fees and allocations were made on a reasonable basis. However, the amounts paid are not necessarily indicative of the level of expenses that might have been incurred had the Partnership contracted directly with third parties. The Partnership has not attempted to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been.

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

     We have audited the accompanying balance sheets of Amrac Clear View, a Limited Partnership as of December 31, 1996 and 1997, and the related statements of net earnings, changes in partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amrac Clear View, a Limited Partnership as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                      /s/ GREENFIELD, ALTMAN, BROWN, BERGER &
                                                   KATZ, P.C.

Canton, Massachusetts
February 13, 1998

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                         AT DECEMBER 31, 1996 AND 1997

                                                                 1996          1997
                                                              ----------    ----------
                           ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $  475,297    $  761,918
Subscribers and other receivables, net of allowance for
  doubtful accounts of $2,500 in 1996 and $3,000 in 1997....      49,868        66,397
Prepaid expenses:
Legal.......................................................          --        53,402
Miscellaneous...............................................      28,016        20,633
                                                              ----------    ----------
Total current assets........................................     553,181       902,350
                                                              ----------    ----------
Property and equipment, net of accumulated depreciation
  $2,892,444 in 1996 and $3,015,081 in 1997.................     473,438       468,844
                                                              ----------    ----------
OTHER ASSETS:
Franchise cost, net of accumulated amortization of $6,757 in
  1996 and $7,417 in 1997...................................       3,133         2,473
Deferred financing costs, net of accumulated amortization of
  $60,247 in 1996 and $73,447 in 1997.......................      13,200            --
                                                              ----------    ----------
                                                                  16,333         2,473
                                                              ----------    ----------
                                                              $1,042,952    $1,373,667
                                                              ==========    ==========
              LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt........................  $  356,500    $  397,500
Accounts payable-trade......................................      34,592        47,949
Accrued expenses:
Utilities...................................................      59,668            --
Miscellaneous...............................................      50,074        81,268
                                                              ----------    ----------
Total current liabilities...................................     500,834       526,717
                                                              ----------    ----------
Long-term debt, net of current maturities...................     488,000       163,000
                                                              ----------    ----------
Commitments and contingencies (Note 4)
Partners' equity............................................      54,118       683,950
                                                              ----------    ----------
                                                              $1,042,952    $1,373,667
                                                              ==========    ==========

                       See notes to financial statements

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                           STATEMENTS OF NET EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                            1995          1996          1997
                                                         ----------    ----------    ----------
Revenues...............................................  $1,701,322    $1,807,181    $1,902,080
Less cost of service...................................     644,736       656,881       687,433
                                                         ----------    ----------    ----------
Net revenues...........................................   1,056,586     1,150,300     1,214,647
                                                         ----------    ----------    ----------
Operating expenses excluding management fees and
  depreciation and amortization........................     330,574       388,284       351,031
Management fees........................................      94,317        96,742       101,540
Depreciation and amortization..........................     330,913       340,166       136,497
                                                         ----------    ----------    ----------
                                                            755,804       825,192       589,068
                                                         ----------    ----------    ----------
Earnings from operations...............................     300,782       325,108       625,579
                                                         ----------    ----------    ----------
OTHER EXPENSES (INCOME):
Interest income........................................          --        (7,250)      (23,996)
Interest expense.......................................     130,255        98,603        70,738
Utility refunds........................................          --            --       (50,995)
                                                         ----------    ----------    ----------
                                                            130,255        91,353        (4,253)
                                                         ----------    ----------    ----------
Net earnings...........................................  $  170,527    $  233,755    $  629,832
                                                         ==========    ==========    ==========

                       See notes to financial statements

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

               STATEMENT OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                     CLASS A     CLASS B     INVESTOR
                                         GENERAL     LIMITED     LIMITED      LIMITED
                                         PARTNER     PARTNER     PARTNER     PARTNERS       TOTAL
                                         --------    --------    --------    ---------    ---------
Partners' deficit at December 31,
  1994.................................  $(31,012)   $(31,012)   $(12,405)   $(211,905)   $(286,334)
Net earnings for the year..............     4,263       4,263       1,705      160,296      170,527
Partners' distributions during the
  year.................................    (1,596)     (1,596)       (638)     (60,000)     (63,830)
                                         --------    --------    --------    ---------    ---------
Partners' deficit at December 31,
  1995.................................   (28,345)    (28,345)    (11,338)    (111,609)    (179,637)
Net earnings for the year..............     5,844       5,844       2,337      219,730      233,755
                                         --------    --------    --------    ---------    ---------
Partners' equity (deficit) at December
  31, 1996.............................   (22,501)    (22,501)     (9,001)     108,121       54,118
Net earnings for the year..............    15,745      15,745       6,298      592,044      629,832
                                         --------    --------    --------    ---------    ---------
Partners' equity (deficit) at December
  31, 1997.............................  $ (6,756)   $ (6,756)   $ (2,703)   $ 700,165    $ 683,950
                                         ========    ========    ========    =========    =========

                       See notes to financial statements

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                            1995         1996         1997
                                                          ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings............................................  $ 170,527    $ 233,755    $ 629,832
Adjustments to reconcile net earnings to net cash
  provided by operating activities:
Depreciation and amortization...........................    330,913      340,166      136,497
Changes in assets and liabilities:
(Increase) decrease in:
Subscribers and other receivables.......................      4,573      (12,093)     (16,529)
Prepaid expenses........................................     (3,378)      (9,468)     (46,019)
Increase (decrease) in accounts payable and accrued
  expenses..............................................    (66,424)      69,262      (15,117)
                                                          ---------    ---------    ---------
Net cash provided by operating activities...............    436,211      621,622      688,664
                                                          ---------    ---------    ---------
CASH FLOWS FOR INVESTING ACTIVITIES
Purchases of equipment..................................   (116,794)     (74,879)    (118,043)
                                                          ---------    ---------    ---------
CASH FLOWS FOR FINANCING ACTIVITIES
Repayment of long-term debt.............................   (239,250)    (260,750)    (284,000)
Distributions to partners...............................    (63,830)
                                                          ---------    ---------    ---------
Net cash used by financing activities...................   (303,080)    (260,750)    (284,000)
                                                          ---------    ---------    ---------
Net increase in cash and cash equivalents...............     16,337      285,993      286,621
Cash and cash equivalents, beginning of year............    172,967      189,304      475,297
                                                          ---------    ---------    ---------
Cash and cash equivalents, end of year..................  $ 189,304    $ 475,297    $ 761,918
                                                          =========    =========    =========
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest................................................  $ 133,540    $  94,038    $  73,124
                                                          =========    =========    =========

                       See notes to financial statements

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1. SUMMARY OF BUSINESS ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES:

     This summary of significant accounting policies of Amrac Clear View, a Limited Partnership (the "Partnership"), is presented to assist in understanding the Partnership's financial statements. The financial statements and notes are representations of the Partnership's management, which is responsible for their integrity and objectivity. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

     Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

  Operations:

     The Partnership provides cable television service to the residents of the towns of Hadley and Belchertown in western Massachusetts.

  Credit concentrations:

     The Partnership maintains cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At various times during the year the Partnership's cash balances exceeded the federally insured limits.

     Concentration of credit risk with respect to subscriber receivables are limited due to the large number of subscribers comprising the Partnership's customer base.

  Property and equipment/depreciation:

     Property and equipment are carried at cost. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Total depreciation for the years ended December 31, 1995, 1996 and 1997 was $321,872, $331,707 and $122,637,
respectively.

  Other assets/amortization:

     Amortizable assets are recorded at cost. The Partnership amortizes intangible assets using the straight-line method over the useful lives of the various items. Total amortization for the years ended December 31, 1995, 1996 and 1997 was $9,041, $8,459 and $13,860, respectively.

  Cash equivalents:

     For purposes of the statements of cash flows, the Partnership considers all short-term instruments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 1995 and 1997. Cash equivalents at December 31, 1996, amounted to $300,000.

  Advertising:

     The Partnership follows the policy of charging the costs of advertising to expense as incurred. Advertising expense was $1,681, $1,781 and $2,865 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Income taxes:

     The Partnership does not incur a liability for federal or state income taxes. The current income or loss of the Partnership is included in the taxable income of the partners, and therefore, no provision for income taxes is reflected in the financial statements.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  Revenues:

     The principal sources of revenues are the monthly charges for basic and premium cable television services and installation charges in connection therewith.

  Allocation of profits and losses and distributions of cash flow:

     Partnership profits and losses, (other than those arising from capital transactions, described below), and distributions of cash flow are allocated 94% to the Investor Limited Partners, 2.5% to the Class A Limited Partner, 1% to the Class B Limited Partner and 2.5% to the General Partner until Payout (as defined in the Partnership Agreement) and after Payout, 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner and 15% to the General Partner.

     Partnership profits from capital transactions are allocated first, in proportion to the partners' respective capital accounts until their respective account balances are zero and second, in proportion to any distributed cash proceeds resulting from the capital transaction and third, any remaining profit, if any, is allocated 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner, and 15% to the General Partner.

     Partnership losses from capital transactions are allocated first, in proportion to the partners' respective capital accounts until their respective account balances are zero and, second, any remaining loss, if any, is allocated 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner, and 15% to the General Partner.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following at December 31:

                                                         1996          1997
                                                      ----------    ----------
Cable plant and equipment...........................  $3,274,684    $3,391,750
Office furniture and equipment......................      63,373        64,350
Vehicles............................................      27,825        27,825
                                                      ----------    ----------
                                                      $3,365,882    $3,483,925
                                                      ==========    ==========

     Depreciation is provided over the estimated useful lives of the above items as follows:

Cable plant and equipment...................................    10 years
Office furniture and equipment..............................  5-10 years
Vehicles....................................................     6 years

3. LONG-TERM DEBT:

     The Partnership's term loan, due to a bank, is payable in increasing quarterly installments through June 30, 1999. Interest on the loan is paid monthly and accrues at the bank's prime rate plus 2% (10.5% at December 31, 1997). The loan is collateralized by substantially all of the assets of the Partnership and a pledge of all partnership interests. The total principal outstanding at December 31, 1997 was $560,500.

     Annual maturities are as follows:

1998........................................................  $397,500
1999........................................................   163,000
                                                              --------
                                                              $560,500
                                                              ========

     The loan agreement contains covenants including, but not limited to, maintenance of certain debt ratios as well as restrictions on capital expenditures and investments, additional indebtedness, partner distributions and payment of management fees. The Partnership was in compliance with all covenants at December 31,

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1996 and 1997. In 1995, the Partnership obtained, from the bank, unconditional waivers of the following covenant violations: (1) to make a one-time cash distribution of $63,830, (2) to increase the capital expenditure limit to $125,000, and (3) to waive certain other debt ratio and investment restrictions, which were violated during the year.

4. COMMITMENTS AND CONTINGENCIES:

     The Partnership rents poles from utility companies in its operations. These rentals amounted to approximately $31,000, $39,500 and $49,000 for the years ended December 31, 1995, 1996 and 1997, respectively. While rental agreements are generally short-term, the Partnership anticipates such rentals will continue in the future.

     The Partnership leases a motor vehicle under an operating lease that expires in December 1998. The minimum lease cost for 1998 is approximately $6,000.

5. RELATED-PARTY TRANSACTIONS:

     The General Partner provides management services to the Partnership for which it receives a management fee of 5% of revenue. The General Partner also allocates, in accordance with a management agreement, certain general, administrative and payroll costs to the Partnership. For the years ended December 31, 1995, 1996 and 1997, management fees totaled $87,800, $90,242 and $95,040, respectively and allocated general, administrative and payroll costs totaled $7,200, $7,450 and $8,700, respectively. During each year the Partnership also incurred tap audit fees payable to the General Partner totaling $4,000. At December 31, 1996, the balance due from the General Partner was $12,263. The balance due to Amrac Telecommunications at December 31, 1997 was $4,795.

6. SUBSEQUENT EVENTS:

     On October 7, 1997, the Partnership entered into an agreement with another cable television service provider to sell all of its assets for $7,500,000. The Partnership received, in escrow, $250,000, which shall be released as liquidating damages if the closing fails to occur solely as a result of a breach of the agreement. As of December 31, 1997, the Partnership incurred $53,402 in legal costs associated with the sale which are included in prepaid expenses. Subject to certain regulatory approvals, it is anticipated that the transaction will be consummated in the Spring of 1998.

     On January 15, 1998, the Partnership paid, prior to the maturity date, its outstanding term loan due to a bank as described in Note 3.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers of
Avalon Cable of New England LLC

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, changes in stockholder's deficit and cash flows present fairly, in all material respects, the financial position of the Combined Operations of Pegasus Cable Television of Connecticut, Inc. and the Massachusetts Operations of Pegasus Cable Television, Inc. at December 31, 1996 and 1997 and June 30, 1998, and the results of their operations, changes in stockholder's deficit and their cash flows for each of the three years in the period ended December 31, 1997 and for the six months ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            /s/ PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania
March 30, 1999

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

                            COMBINED BALANCE SHEETS

                                                             DECEMBER 31,
                                                      --------------------------     JUNE 30,
                                                         1996           1997           1998
                                                      -----------    -----------    -----------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...........................  $   389,097    $ 1,092,084    $ 1,708,549
Accounts receivable, less allowance for doubtful
  accounts at December 31, 1996 and 1997 and June
  30, 1998 of $11,174, $3,072 and $0,
  respectively......................................      140,603        116,112        144,653
Prepaid expenses and other..........................       62,556         90,500         92,648
                                                      -----------    -----------    -----------
Total current assets................................      592,256      1,298,696      1,945,850
Property and equipment, net.........................    4,164,545      3,565,597      3,005,045
Intangible assets, net..............................    2,174,084      2,096,773      1,939,904
Accounts receivable, affiliates.....................    4,216,682      5,243,384      5,692,013
Deposits and other..................................      436,382        456,135        406,135
                                                      -----------    -----------    -----------
Total assets........................................  $11,583,949    $12,660,585    $12,988,947
                                                      ===========    ===========    ===========
LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES:
Current portion of long-term debt...................  $    71,744    $    34,272    $14,993,581
Accounts payable....................................      786,284        803,573        764,588
Accrued incentive compensation......................      117,692        149,823        220,724
Accrued franchise fees..............................      193,369        173,735         86,332
Accrued pole rental.................................       83,910         78,345         52,954
Accrued expenses....................................      383,572        203,561         42,038
                                                      -----------    -----------    -----------
Total current liabilities...........................    1,636,571      1,443,309     16,160,217
Long-term debt, net.................................   15,043,763     15,018,099             --
Accrued interest....................................    2,811,297      4,685,494      5,622,593
Other...............................................      299,030        299,030        299,030
                                                      -----------    -----------    -----------
Total liabilities...................................   19,790,661     21,445,932     22,081,840
Commitments and contingent liabilities..............           --             --             --
STOCKHOLDER'S DEFICIT:
Common stock-par value $1 per share; 10,000 shares
  authorized; 7,673 shares issued and outstanding...        7,673          7,673          7,673
Accumulated deficit.................................   (8,214,385)    (8,793,020)    (9,100,566)
                                                      -----------    -----------    -----------
Total stockholder's deficit.........................   (8,206,712)    (8,785,347)    (9,092,893)
                                                      -----------    -----------    -----------
Total liabilities and stockholder's deficit.........  $11,583,949    $12,660,585    $12,988,947
                                                      ===========    ===========    ===========

            See accompanying notes to combined financial statements

THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC. AND THE
           MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                YEARS ENDED DECEMBER 31,              SIX MONTHS
                                        -----------------------------------------        ENDED
                                           1995           1996           1997        JUNE 30, 1998
                                        -----------    -----------    -----------    -------------
REVENUES:
Basic and satellite service...........  $ 4,371,736    $ 4,965,377    $ 5,353,735     $2,841,711
Premium services......................      619,035        640,641        686,513        348,628
Other.................................      144,300        169,125        150,714         86,659
                                        -----------    -----------    -----------     ----------
Total revenues........................    5,135,071      5,775,143      6,190,962      3,276,998
OPERATING EXPENSES:
Programming...........................    1,119,540      1,392,247      1,612,458        876,588
General and administrative............      701,420        811,795        829,977        391,278
Technical and operations..............      713,239        702,375        633,384        341,249
Marketing and selling.................       20,825         15,345         19,532         12,041
Incentive compensation................       48,794        101,945         94,600         70,900
Management fees.......................      368,085        348,912        242,267         97,714
Depreciation and amortization.........    1,658,455      1,669,107      1,565,068        834,913
                                        -----------    -----------    -----------     ----------
Income from operations................      504,713        733,417      1,193,676        652,315
Interest expense......................   (1,745,635)    (1,888,976)    (1,884,039)      (937,662)
Interest income.......................          956          2,067         93,060             29
Other income (expense), net...........          794         (2,645)       (27,800)       (17,228)
                                        -----------    -----------    -----------     ----------
Loss before state income taxes........   (1,239,172)    (1,156,137)      (625,103)      (302,546)
Provision for state income taxes......       20,000         25,000         16,000          5,000
                                        -----------    -----------    -----------     ----------
Net loss..............................  $(1,259,172)   $(1,181,137)   $  (641,103)    $ (307,546)
                                        ===========    ===========    ===========     ==========

            See accompanying notes to combined financial statements

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

            COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT

                                                  COMMON STOCK
                                               -------------------                       TOTAL
                                               NUMBER OF     PAR      ACCUMULATED    STOCKHOLDER'S
                                                SHARES      VALUE       DEFICIT         DEFICIT
                                               ---------    ------    -----------    -------------
Balances at January 1, 1995..................    7,673      $7,673    $(5,774,076)    $(5,766,403)
Net loss.....................................       --          --     (1,259,172)     (1,259,172)
                                                 -----      ------    -----------     -----------
Balances at December 31, 1995................    7,673       7,673     (7,033,248)     (7,025,575)
Net loss.....................................       --          --     (1,181,137)     (1,181,137)
                                                 -----      ------    -----------     -----------
Balances at December 31, 1996................    7,673       7,673     (8,214,385)     (8,206,712)
Net loss.....................................       --          --       (641,103)       (641,103)
Stock incentive compensation.................       --          --         62,468          62,468
                                                 -----      ------    -----------     -----------
Balances at December 31, 1997................    7,673       7,673     (8,793,020)     (8,785,347)
Net loss.....................................       --          --       (307,546)       (307,546)
                                                 -----      ------    -----------     -----------
Balances at June 30, 1998....................    7,673      $7,673    $(9,100,566)    $(9,092,893)
                                                 =====      ======    ===========     ===========

            See accompanying notes to combined financial statements

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                     YEARS ENDED DECEMBER 31,            SIX MONTHS
                                              ---------------------------------------       ENDED
                                                 1995          1996          1997       JUNE 30, 1998
                                              -----------   -----------   -----------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................  $(1,259,172)  $(1,181,137)  $  (641,103)   $ (307,546)
Adjustments to reconcile net loss to net
  cash provided by operating activities:
Depreciation and amortization...............    1,658,455     1,669,107     1,565,068       834,913
Bad debt expense............................       26,558        48,566        45,839        36,074
Change in assets and liabilities:
Accounts receivable.........................      (75,263)      (88,379)      (21,348)      (64,615)
Prepaid expenses and other..................     (403,212)       75,208       (27,944)       (2,148)
Accounts payable and accrued expenses.......      239,207       981,496       (93,322)      221,219
Accrued interest............................      902,006     1,874,198     1,874,197       937,099
Deposits and other..........................       83,431            --       (19,753)       50,000
                                              -----------   -----------   -----------    ----------
Net cash provided by operating activities...    1,172,010     3,379,059     2,681,634     1,704,996
                                              -----------   -----------   -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................     (163,588)   (1,174,562)     (691,269)     (114,221)
Purchase of intangible assets...............     (127,340)      (72,753)     (197,540)       (3,271)
                                              -----------   -----------   -----------    ----------
Net cash used for investing activities......     (290,928)   (1,247,315)     (888,809)     (117,492)
                                              -----------   -----------   -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt................       37,331            --            --            --
Repayments of long-term debt................      (13,764)           --            --       (10,837)
Capital lease repayments....................      (19,764)      (52,721)      (63,136)      (47,952)
Advances to affiliates, net.................     (404,576)   (2,562,295)   (1,026,702)     (912,250)
                                              -----------   -----------   -----------    ----------
Net cash used by financing activities.......     (400,773)   (2,615,016)   (1,089,838)     (971,039)
                                              -----------   -----------   -----------    ----------
Net increase in cash and cash equivalents...      480,309      (483,272)      702,987       616,465
Cash and cash equivalents, beginning of
  year......................................      392,060       872,369       389,097     1,092,084
                                              -----------   -----------   -----------    ----------
Cash and cash equivalents, end of year......  $   872,369   $   389,097   $ 1,092,084    $1,708,549
                                              ===========   ===========   ===========    ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for interest......  $   843,629   $    14,778   $     9,842    $      563
Cash paid during the year for income
  taxes.....................................           --            --   $     9,796    $   25,600
Supplemental Non-Cash Investing and
  Financing Activities:
Capital contribution and related accrued
  incentive compensation....................           --            --   $    62,468            --
Acquisition of plant under capital leases...  $   298,250   $    48,438            --            --

            See accompanying notes to combined financial statements

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

     These financial statements reflect the results of operations and financial position of Pegasus Cable Television of Connecticut, Inc. ("PCT-CT"), a wholly owned subsidiary of Pegasus Cable Television, Inc. ("PCT"), and the Massachusetts Operations of Pegasus Cable Television, Inc. ("PCT-MA" or the "Massachusetts Operations") (referred herein as the "Combined Operations"). PCT is a wholly owned subsidiary of Pegasus Media & Communications, Inc. ("PM&C"). PM&C is a wholly owned subsidiary of Pegasus Communications Corporation ("PCC").

     On July 21, 1998, PCT sold the assets of its Combined Operations to Avalon Cable of New England, LLC. for $30.1 million. In January 1997, PCT sold the assets of its only other operating division, a cable television system that provided service to individual and commercial subscribers in New Hampshire (the "New Hampshire Operations") for $7.1 million.

     In presenting the historical financial position, results of operations and cash flows of the Combined Operations, it has been necessary to eliminate the results and financial position of the New Hampshire Operations. Many items are identifiable as relating to the New Hampshire or Massachusetts divisions as PCT has historically separated results of operations as well as billing and collection activity. However, in certain areas, assumptions and estimates have been required in order to eliminate the New Hampshire Operations for periods prior to its sale. For purposes of eliminating the following balances: Prepaid expenses and other; Deposits and other; Accounts payable; and Accrued expenses, balances have been apportioned between the New Hampshire Operations and the Massachusetts Operations on the basis of subscriber counts. Amounts due to and due from affiliates have been allocated to PCT-MA and are included in these financial statements.

     Prior to October 1996, BDI Associates, L.P. provided substantial support services such as finance, accounting and human resources to PCT. Since October 1996, these services have been provided by PCC. All non-accounting costs of PCC are allocated on the basis of average time spent servicing the divisions, while the costs of the accounting function are allocated on the basis of revenue. In the opinion of management, the methods used in allocating costs from PCC are reasonable; however, the costs of these services as allocated are not necessarily indicative of the costs that would have been incurred by the Combined Operations on a stand-alone basis.

     The financial information included herein may not necessarily reflect the results of operations, financial position and cash flows of the Combined Operations in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Use of Estimates in the Preparation of Financial Statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and disclosure of contingencies. Actual results could differ from those estimates.

  Property and Equipment:

     Property and equipment are stated at cost. The cost and related accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the respective accounts, and any resulting gains or losses are included in the statement of operations. Initial subscriber installation costs, including material, labor and overhead costs of the hookup, are capitalized as part of the distribution facilities. The costs of disconnection and reconnection are charged to expense.

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Depreciation is computed for financial reporting purposes using the straight-line method based upon the following lives:

Reception and distribution facilities.......................   7 to 11 years
Building and improvements...................................  12 to 39 years
Equipment, furniture and fixtures...........................   5 to 10 years
Vehicles....................................................    3 to 5 years

  Intangible Assets:

     Intangible assets are stated at cost and amortized by the straight-line method. Costs of successful franchise applications are capitalized and amortized over the lives of the related franchise agreements, while unsuccessful franchise applications and abandoned franchises are charged to expense. Financing costs incurred in obtaining long-term financing are amortized over the term of the applicable loan. Intangible assets are reviewed periodically for impairment or whenever events or circumstances provide evidence that suggest that the carrying amounts may not be recoverable. The Company assesses the recoverability of its intangible assets by determining whether the amortization of the respective intangible asset balance can be recovered through projected undiscounted future cash flows.

     Amortization of intangible assets is computed for financial reporting purposes using the straight-line method based upon the following lives:

Organization costs..........................................   5 years
Other intangibles...........................................   5 years
Deferred franchise costs....................................  15 years

  Revenue:

     The Combined Operations recognize revenue when video and audio services are provided.

  Advertising Costs:

     Advertising costs are charged to operations as incurred and totaled $20,998, $12,768, $14,706 and $8,460 for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, respectively.

  Cash and Cash Equivalents:

     Cash and cash equivalents include highly liquid investments purchased with an initial maturity of three months or less. The Combined Operations have cash balances in excess of the federally insured limits at various banks.

  Income Taxes:

     The Combined Operations is not a separate tax paying entity. Accordingly, its results of operations have been included in the tax returns filed by PCC. The accompanying financial statements include tax computations assuming the Combined Operations filed separate returns and reflect the application of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

  Concentration of Credit Risk:

     Financial instruments which potentially subject the Combined Operations to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Combined Operation's customer base.

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                              DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                  1996            1997           1998
                                              ------------    ------------    -----------
Land........................................  $     8,000     $     8,000     $     8,000
Reception and distribution facilities.......    8,233,341       9,009,179       9,123,402
Building and improvements...................      242,369         250,891         250,891
Equipment, furniture and fixtures...........      307,844         312,143         312,143
Vehicles....................................      259,503         287,504         287,504
Other equipment.............................      139,408          79,004          79,004
                                              -----------     -----------     -----------
                                                9,190,465       9,946,721      10,060,944
Accumulated depreciation....................   (5,025,920)     (6,381,124)     (7,055,899)
                                              -----------     -----------     -----------
Net property and equipment..................  $ 4,164,545     $ 3,565,597     $ 3,005,045
                                              ===========     ===========     ===========

     Depreciation expense amounted to $1,059,260, $1,267,831, $1,290,217 and $674,775 for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, respectively.

4. INTANGIBLES:

     Intangible assets consist of the following:

                                                DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                    1996            1997           1998
                                                ------------    ------------    ----------
Deferred franchise costs......................   $4,367,594     $  4,486,016    $4,486,333
Deferred financing costs......................    1,042,079        1,156,075     1,159,027
Organization and other costs..................      439,188          389,187       389,187
                                                 ----------     ------------    ----------
                                                  5,848,861        6,031,278     6,034,547
                                                 ----------     ------------    ----------
Accumulated amortization......................   (3,674,777)      (3,934,505)   (4,094,643)
                                                 ----------     ------------    ----------
Net intangible assets.........................   $2,174,084     $  2,096,773    $1,939,904
                                                 ==========     ============    ==========

     Amortization expense amounted to $599,195, $401,276, $274,851 and $160,138 for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, respectively.

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. LONG-TERM DEBT:

     Long-term debt consists of the following at:

                                                  DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                                      1996           1997          1998
                                                  ------------   ------------   -----------
Note payable to PM&C, payable by PCT, interest
  is payable quarterly at an annual rate of
  12.5%. Principal is due on July 1, 2005. The
  note is collateralized by substantially all of
  the assets of the Combined Operations and
  imposes certain restrictive covenants.........  $14,993,581    $14,993,581    $14,993,581
Capital lease obligations.......................      121,926         58,790             --
                                                  -----------    -----------    -----------
                                                   15,115,507     15,052,371     14,993,581
Less current maturities.........................       71,744         34,272     14,993,581
                                                  -----------    -----------    -----------
Long-term debt..................................  $15,043,763    $15,018,099    $        --
                                                  ===========    ===========    ===========

6. LEASES:

     The Combined Operations lease utility pole attachments and occupancy of underground conduits. Rent expense for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998 was $184,386, $185,638, $173,930 and $90,471, respectively. The Combined Operations lease equipment under long-term leases and have the option to purchase the equipment for a nominal cost at the termination of the leases. The related obligations are included in long-term debt. There are no future minimum lease payments on capital leases at June 30, 1998. Property and equipment that was leased include the following amounts that have been capitalized:

                                                     DECEMBER 31,    DECEMBER 31,
                                                         1996            1997
                                                     ------------    ------------
Billing and phone systems..........................    $ 56,675       $  56,675
Vehicles...........................................     166,801         129,227
                                                       --------       ---------
                                                        223,476         185,902
Accumulated depreciation...........................     (69,638)       (101,397)
                                                       --------       ---------
Total..............................................    $153,838       $  84,505
                                                       ========       =========

7. RELATED PARTY TRANSACTIONS:

     The Combined Operations pay management fees to various related parties. The management fees are for certain administrative and accounting services, billing and programming services, and the reimbursement of expenses incurred therewith. For the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, the fees and expenses were $368,085, $348,912, $242,267 and $97,714, respectively.

     As described in Note 5, PCT has an outstanding loan from its parent company. This loan has been allocated to PCT-MA and is included in these financial statements. Interest expense on that loan was $916,274, $1,874,198, $1,874,195 and $937,098 for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998 respectively. Other related party transaction balances at December 31, 1996 and 1997 and June 30, 1998 included $4,216,682, $5,243,384 and $5,692,013 in accounts receivable, affiliates; $581,632, $6,433 and $331,374 in accounts payable; and $299,030, $299,030 and
$299,030 in other liabilities, respectively. These related party balances arose primarily as a result of financing capital expenditures, interest payments, programming and other operating expenses.

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

8. INCOME TAXES:

     The deferred income tax assets and liabilities recorded in the balance sheet are as follows:

                                                      DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                          1996            1997           1998
                                                      ------------    ------------    -----------
ASSETS:
Excess of tax basis over book basis from tax gain
  recognized upon incorporation of PCT And PCT-CT...  $   707,546     $   707,546     $   707,546
Loss carryforwards..................................    1,324,236       1,039,849         957,318
Other...............................................        6,997          11,856          11,856
                                                      -----------     -----------     -----------
Total deferred tax assets...........................    2,038,779       1,759,251       1,676,720
                                                      -----------     -----------     -----------
LIABILITIES:
Excess of book basis over tax basis of property,
  plant and equipment and intangible asset..........     (258,311)       (294,934)       (335,014)
Other...............................................     (118,086)       (134,859)       (135,267)
                                                      -----------     -----------     -----------
Total deferred tax liabilities......................     (376,397)       (429,793)       (470,281)
                                                      -----------     -----------     -----------
Net deferred tax assets.............................    1,662,382       1,329,458       1,206,439
Valuation allowance.................................   (1,662,382)     (1,329,458)     (1,206,439)
                                                      -----------     -----------     -----------
Net deferred tax liabilities........................  $        --     $        --     $        --
                                                      ===========     ===========     ===========

     The Combined Operations have recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized due to the expiration of deferred tax assets related to the incorporation of PCT and PCT-CT and the expiration of net operating loss carryforwards.

9. EMPLOYEE BENEFIT PLANS:

     The Company employees participate in PCC's stock option plan that awards restricted stock (the "Restricted Stock Plan") to eligible employees of the Company.

  Restricted Stock Plan

     The Restricted Stock Plan provides for the granting of restricted stock awards representing a maximum of 270,000 shares (subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in the capitalization of PCC) of Class A Common Stock of the Company to eligible employees who have completed at least one year of service. Restricted stock received under the Restricted Stock Plan vests over four years. The Plan terminates in September 2006. The expense for this plan amounted to $82,425, $80,154 and $63,533 in 1996 and 1997 and for the six months ended June 30, 1998, respectively.

  401(k) Plans

     Effective January 1, 1996, PM&C adopted the Pegasus Communications Savings Plan (the "US 401(k) Plan") for eligible employees of PM&C and its domestic subsidiaries. Substantially all Company employees who, as of the enrollment date under the 401(k) Plans, have completed at least one year of service with the Company are eligible to participate in one of the 401(k) Plans. Participants may make salary deferral contributions of 2% to 6% of their salary to the 401(k) Plans. The expense for this plan amounted to $19,520, $14,446 and $7,367 in 1996 and 1997 and for the six months ended June 30, 1998, respectively.

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     All employee contributions to the 401(k) Plans are fully vested at all times and all Company contributions, if any, vest 34% after two years of service with the Company (including years before the 401(k) Plans were established), 67% after three years of service and 100% after four years of service. A participant also becomes fully vested in Company contributions to the 401(k) Plans upon attaining age 65 or upon his or her death or disability.

10. COMMITMENTS AND CONTINGENT LIABILITIES:

  Legal Matters:

     The operations of PCT-CT and PCT-MA are subject to regulation by the Federal Communications Commission ("FCC") and other franchising authorities.

     From time to time the Combined Operations are also involved with claims that arise in the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the operations, cash flows or financial position of the Combined Operations.

                          INDEPENDENT AUDITORS' REPORT

The Common Member and Manager
BRESNAN COMMUNICATIONS GROUP LLC:

     We have audited the accompanying consolidated balance sheets of Bresnan Communications Group LLC and its subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations and members' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Bresnan Communications Group LLC's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bresnan Communications Group LLC, as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Denver, Colorado
January 28, 2000, except as to Note 8,
which is as of February 14, 2000

                        BRESNAN COMMUNICATIONS GROUP LLC

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999

                                                                  1998         1999
                                                                ---------    ---------
                                                                (AMOUNTS IN THOUSANDS)
ASSETS
Cash and cash equivalents...................................    $  6,636     $  5,995
Restricted cash (note 3)....................................      47,199          290
Trade and other receivables, net............................       8,874        9,006
Property and equipment, at cost:
  Land and buildings........................................       4,123        6,879
  Distribution systems......................................     443,114      534,812
  Support equipment.........................................      50,178       62,283
                                                                --------     --------
                                                                 497,415      603,974
  Less accumulated depreciation.............................     190,752      228,868
                                                                --------     --------
                                                                 306,663      375,106
Franchise costs, net........................................     291,103      328,068
Other assets, net of amortization...........................       3,961       19,038
                                                                --------     --------
     Total assets...........................................    $664,436     $737,503
                                                                ========     ========
LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Accounts payable............................................    $  3,193     $ 18,900
Accrued expenses............................................      13,395       35,613
Accrued interest............................................      21,835       11,748
Debt........................................................     232,617      895,607
Other liabilities...........................................      11,648       10,020
                                                                --------     --------
     Total Liabilities......................................     282,688      971,888
Members' equity (deficit)...................................     381,748     (234,385)
                                                                --------     --------
Commitments and contingencies
     Total liabilities and members' equity (deficit)........    $664,436     $737,503
                                                                ========     ========

See accompanying notes to consolidated financial statements.

                        BRESNAN COMMUNICATIONS GROUP LLC

      CONSOLIDATED STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY (DEFICIT)
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                             1997        1998         1999
                                                           --------    ---------    ---------
                                                                 (AMOUNTS IN THOUSANDS)
REVENUE................................................    $247,108    $ 261,964    $ 283,574
Operating costs and expenses:
  Programming (note 6).................................      53,857       63,686       72,355
  Operating............................................      31,906       28,496       31,624
  Selling, general and administrative (note 6).........      50,572       56,634       67,351
  Organizational and divestiture costs.................          --        1,934        5,281
  Depreciation and amortization........................      53,249       54,308       59,752
                                                           --------    ---------    ---------
                                                            189,584      205,058      236,363
                                                           --------    ---------    ---------
       Operating income................................      57,524       56,906       47,211
OTHER INCOME (EXPENSE):
  Interest expense:
     Related party (note 4)............................      (1,892)      (1,872)        (152)
     Other.............................................     (16,823)     (16,424)     (67,139)
  Gain on sale of cable television systems.............          --       27,027          556
  Other, net...........................................        (978)        (273)        (900)
                                                           --------    ---------    ---------
                                                            (19,693)       8,458      (67,635)
                                                           --------    ---------    ---------
       Net earnings (loss).............................      37,831       65,364      (20,424)
MEMBERS' EQUITY (DEFICIT):
  Beginning of year....................................     347,188      359,098      381,748
  Operating expense allocations and charges (notes 4
     and 6)............................................      60,389       71,648           --
  Net assets of acquired system (note 3)...............      33,635           --           --
  Capital contributions by members.....................          --           --      136,500
  Capital distributions to members.....................          --           --     (732,209)
  Cash transfers, net..................................    (119,945)    (114,362)          --
                                                           --------    ---------    ---------
  End of year..........................................    $359,098    $ 381,748    $(234,385)
                                                           ========    =========    =========

See accompanying notes to consolidated financial statements.

                        BRESNAN COMMUNICATIONS GROUP LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                 1997          1998          1999
                                                               --------      --------      ---------
                                                                      (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss)......................................    $ 37,831      $ 65,364      $ (20,424)
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation and amortization.........................      53,249        54,308         59,752
     Amortization of debt discount and deferred financing
       costs...............................................       1,629           534         18,683
     Gain on sale of cable television systems..............          --       (27,027)          (556)
     Other noncash charges.................................       2,141           452             --
     Changes in operating assets and liabilities, net of
       effects of acquisitions:
       Change in receivables...............................      (3,413)        2,826            621
       Change in other assets..............................         164            --            429
       Change in accounts payable, accrued expenses,
          accrued interest and other liabilities...........       2,305         6,141         25,457
       Other, net..........................................      (1,358)         (237)            --
                                                               --------      --------      ---------
          Net cash provided by operating Activities........      92,548       102,361         83,962
                                                               --------      --------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expended for property and equipment and for
     franchise costs.......................................     (35,282)      (58,728)       (90,879)
  Cash paid in acquisitions................................          --       (30,298)       (78,680)
  Cash received in disposals...............................       1,179        58,949          4,956
Change in restricted cash..................................          --       (47,199)        46,999
                                                               --------      --------      ---------
          Net cash used in investing activities............     (34,103)      (77,276)      (117,604)
                                                               --------      --------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under note agreement..........................      31,300        49,400        597,530
  Proceeds from Senior Notes...............................          --            --        170,000
  Proceeds from Senior Discount Notes......................          --            --        175,021
  Repayments under note agreement..........................     (24,364)      (30,953)      (294,672)
  Deferred finance costs paid..............................      (2,121)       (1,139)       (19,169)
  Contributions by members.................................          --            --        136,500
  Distributions to members.................................     (59,556)      (42,714)      (732,209)
                                                               --------      --------      ---------
          Net cash provided by (used in) financing
            activities.....................................     (54,741)      (25,406)        33,001
                                                               --------      --------      ---------
          Net increase (decrease) in cash..................       3,704          (321)          (641)
CASH AND CASH EQUIVALENTS:
  Beginning of year........................................       3,253         6,957          6,636
                                                               --------      --------      ---------
  End of year..............................................    $  6,957      $  6,636      $   5,995
                                                               ========      ========      =========
Supplemental disclosure of cash flow information --
  Cash paid during the year for interest...................    $ 16,971      $ 16,792      $  58,695
                                                               ========      ========      =========

See accompanying notes to consolidated financial statements.

                        BRESNAN COMMUNICATIONS GROUP LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999

                             (AMOUNTS IN THOUSANDS)

(1) BASIS OF PRESENTATION

     Bresnan Communications Group LLC and its subsidiaries ("BCG" or the "Company") are wholly owned by Bresnan Communications Company Limited Partnership, a Michigan limited partnership ("BCCLP"). BCG is a Delaware limited liability corporation formed on August 5, 1998 for the purpose of acting as co-issuer with its wholly-owned subsidiary, Bresnan Capital Corporation ("BCC"), of $170,000 aggregate principal amount at maturity of 8% Senior Notes and $275,000 aggregate principal amount at maturity of 9.25% Senior Discount Notes, both due in 2009 (collectively the "Notes"). Also, at this time, BTC borrowed approximately $508,000 of $650,000 available under a new credit facility (the "Senior Credit Facility"). (See Note 4, Debt.) Prior to the issuance of the Notes on February 2, 1999, BCCLP completed the terms of a contribution agreement dated June 3, 1998, as amended, whereby certain affiliates of AT&T Broadband and Internet Services, formerly Tele-Communications, Inc. ("TCI"), contributed certain cable television systems along with assumed TCI debt of approximately $708,854 to BCCLP which was repaid with the proceeds of the Notes and the Senior Credit Facility. In addition, Blackstone BC Capital Partners L.P. ("Blackstone") and affiliates contributed $136,500 to BCCLP. Upon completion of the Notes offering on February 2, 1999 BCCLP contributed all of its assets and liabilities to BCG, which formed a wholly owned subsidiary, Bresnan Telecommunications Company LLC ("BTC"), into which it contributed all of its assets and certain liabilities. The above noted contributed assets and liabilities were accounted for at predecessor cost because of the common ownership and control of TCI and have been reflected in the accompanying financial statements in a manner similar to a pooling of interests.

     The consolidated financial statements include the accounts of BCG and those of its wholly owned subsidiary, BTC, subsequent to the aforementioned formation transaction.

     The Company owns and operates cable television systems in small- and medium-sized communities in the midwestern United States.

     Prior to the transactions noted above, TCI and William J. Bresnan and certain entities which he controls (collectively, the "Bresnan Entities"), held 78.4% and 21.6% interests, respectively, in BCCLP. As of February 2, 1999, TCI, Blackstone and the Bresnan Entities held 50.00%, 39.79% and 10.21% interests, respectively. Subsequent to December 31, 1999, these interests were sold to Charter Communications Holding Company, LLC. (See Note 8, Sale of the Company.)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A) CASH EQUIVALENTS

     Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

     (B) TRADE AND OTHER RECEIVABLES

     Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1998 and 1999 was not significant.

     (C) PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. During 1997, 1998 and 1999, interest capitalized was $324,000, $47,000 and $1,027,000 respectively.

                        BRESNAN COMMUNICATIONS GROUP LLC

     Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

     Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety.

     (D) FRANCHISE COSTS

     Franchise costs represent the difference between the cost of acquiring cable television systems and amounts allocated to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred in negotiating and renewing franchise agreements are amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

     (E) IMPAIRMENT OF LONG-LIVED ASSETS

     Management periodically reviews the carrying amounts of property and equipment and identifiable intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

     (F) FINANCIAL INSTRUMENTS

     The Company has entered into fixed interest rate exchange agreements ("Interest Rate Swaps") which are used to manage interest rate risk arising from its financial liabilities. Such Interest Rate Swaps are accounted for as a hedge; accordingly, amounts receivable or payable under the Interest Rate Swaps are recognized as adjustments to interest expense. These instruments are not used for trading purposes.

     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is effective for all fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or
(3) foreign currency exposures of net investments in foreign operations. Although management has not completed its assessment of the impact of SFAS 133 on its combined results of operations and financial position, management estimates that the impact of SFAS 133 will not be material.

     (G) INCOME TAXES

     The majority of BCG's net assets were historically held in partnerships. In addition, BCG has been formed as a limited liability company, to be treated for tax purposes as a flow-through entity. Accordingly, no provision has been made for income tax expense or benefit in the accompanying combined financial statements as the earnings or losses of Bresnan Communications Group LLC will be reported in the respective tax returns of BCG's members. (See Note 5, Income Taxes).

                        BRESNAN COMMUNICATIONS GROUP LLC

     (H) REVENUE RECOGNITION

     Cable revenue for customer fees, equipment rental, advertising, pay-per-view programming and revenue sharing agreements is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling and installation costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system.

     (I) STATEMENT OF CASH FLOWS

     Except for acquisition transactions described in Note 3, transactions effected through Members' equity (deficit) have been considered constructive cash receipts and payments for purposes of the statement of cash flows.

     (J) ADVERTISING COSTS

     All advertising costs are expensed as incurred.

     (K) RECLASSIFICATIONS

     Certain of the prior year comparative figures have been reclassified to conform to the presentation adopted in the current year.

     (L) ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3) ACQUISITIONS AND SYSTEM DISPOSITIONS

     In 1998, the Company acquired two cable systems which were accounted for under the purchase method. The purchase prices were allocated to the assets acquired in relation to their fair values as increases in property and equipment of $7,099 and franchise costs of $21,651.

     During 1998, the Company also disposed of two cable systems for gross proceeds of $58,949, which resulted in gain on sale of cable television systems of $27,027. In connection with one of the dispositions, a third party intermediary received $47,199 of cash that was designated to be reinvested in certain identified assets for income tax purposes and accordingly recognized as restricted cash on the Company's Consolidated Balance Sheet at December 31, 1998 and 1999.

     In 1999, BCG acquired three cable systems that were accounted for under the purchase method. The purchase prices were allocated to the assets acquired in relation to their fair values as increases to property and equipment of $24,098 and franchise costs of $54,582. In connection with two of the acquisitions, the aforementioned third party intermediary disbursed $46,999 of cash to complete the reinvestment in certain identified assets for income tax purposes.

     Finally, in 1999, BCG disposed of cable systems for gross proceeds of $4,956, which resulted in a gain of $556.

     The results of operations of these cable television systems have been included in the accompanying combined statements of operations from their dates of acquisition or their disposition, as applicable. Pro forma

                        BRESNAN COMMUNICATIONS GROUP LLC
information on the acquisitions and dispositions has not been presented because the effects were not significant.

(4) DEBT

     Debt is summarized as follows:

                                                                     DECEMBER 31,
                                                                ----------------------
                                                                  1998         1999
                                                                ---------    ---------
                                                                (AMOUNTS IN THOUSANDS)
Senior Credit Facility(a)...................................    $     --     $534,200
Senior Notes Payable(b).....................................          --      170,000
Senior Discount Notes Payable(b)............................          --      190,132
Notes payable to banks(c)...................................     209,000           --
Note payable to partner(d)..................................      22,100           --
Other debt..................................................       1,517        1,275
                                                                --------     --------
                                                                $232,617     $895,607
                                                                ========     ========

---------------
(a) The Senior Credit Facility represents borrowings under a $650,000 senior reducing revolving credit and term loan facility as documented in the loan agreement as of February 2, 1999. The Senior Credit Facility has a current available commitment of $650,000 of which $534,200 is outstanding at December 31, 1999. The Senior Credit Facility provides for three tranches, a revolving loan tranche for $150,000 (the "Revolving Loan"), a term loan tranche of $328,000 (the "A Term Loan" and together with the Revolving Loan, "Facility A") and a term loan tranche of $172,000 (the "Facility B").

    The commitments under the Senior Credit Facility will reduce commencing with the quarter ending March 31, 2002. Facility A permanently reduces in quarterly amounts ranging from 2.5% to 7.5% of the Facility A amount starting March 31, 2002 and matures approximately eight and one half years after February 2, 1999. Facility B is also to be repaid in quarterly installments of .25% of the Facility B amount beginning in March 2002 and matures approximately nine years after February 2, 1999, on which date all remaining amounts of Facility B will be due and payable. Additional reductions of the Senior Credit Facility will also be required upon certain asset sales, subject to the right of the Company and its subsidiaries to reinvest asset sale proceeds under certain circumstances. The interest rate options include a LIBOR option and a Prime Rate option plus applicable margin rates based on the Company's total leverage ratio, as defined. The rate applicable to balances outstanding at December 31, 1999 ranged from 7.57% to 9.00%. Covenants of the Senior Credit Facility require, among other conditions, the maintenance of specific levels of the ratio of cash flows to future debt and interest expense and certain limitations on additional investments, indebtedness, capital expenditures, asset sales and affiliate transactions. In addition, the Company is required to pay a commitment fee on the unused revolver portion of Facility A which will accrue at a rate ranging from .25% to .375% per annum, depending on the Company's total leverage ratio, as defined.

(b) On February 2, 1999, the Company issued $170,000 aggregate principal amount senior notes payable (the "Senior Notes"). In addition, on the same date, the Company issued $275,000 aggregate principal amount at maturity of senior discount notes, (the "Senior Discount Notes") for approximately $175,021 gross proceeds (collectively the "Notes").

    The Senior Notes are unsecured and will mature on February 1, 2009. The Senior Notes bear interest at 8% per annum payable semi-annually on February 1 and August 1 of each year, commencing August 1, 1999.

                        BRESNAN COMMUNICATIONS GROUP LLC

    The Senior Discount Notes are unsecured and will mature on February 1, 2009. The Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity and will accrete at a rate of approximately 9.25% per annum, compounded semi-annually, to an aggregate principal amount of $275,000 on February 1, 2004. Subsequent to February 1, 2004, the Senior Discount Notes will bear interest at a rate of 9.25% per annum payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2004.

    The Company may elect, upon not less than 60 days prior notice, to commence the accrual of interest on all outstanding Senior Discount Notes on or after February 1, 2002, in which case the outstanding principal amount at maturity of each Senior Discount Note will on such commencement date be reduced to the accreted value of such Senior Discount Note as of such date and interest shall be payable with respect to the Senior Discount Notes on each February and August 1 thereafter.

    The Company may not redeem the Notes prior to February 1, 2004 except that prior to February 1, 2002, the Company may redeem up to 35% of the Senior Notes and Senior Discount Notes at redemption prices equal to 108% and 109.25% of the applicable principal amount and accreted value, respectively, with proceeds of an equity offering. Subsequent to February 1, 2004, the Company may redeem the Notes at redemption prices declining annually from approximately 104% of the principal amount or accreted value.

    Bresnan Communications Group LLC and its wholly owned subsidiary Bresnan Capital Corporation are the sole obligors of the Senior Notes and Senior Discount Notes. Bresnan Communications Group LLC has no other assets or liabilities other than its investment in its wholly owned subsidiary Bresnan Telecommunications Company LLC. Bresnan Capital Corporation has no other assets or liabilities.

    Upon change of control of the Company, the holders of the notes have the right to require the Company to purchase the outstanding notes at a price equal to 101% of the principal amount or accreted value plus accrued and unpaid interest. (See Note 8 "Sale of the Company").

(c) The notes payable to banks represented borrowings under a $250,000 senior unsecured reducing revolving credit and term loan facility (the "Bank Facility") as documented in the loan agreement as amended and restated as of August 5, 1998. The Bank Facility called for a current available commitment of $250,000 of which $209,000 was outstanding at December 31, 1998. The rates applicable to balances outstanding at December 31, 1998 ranged from 6.815% to 8.000%. The Bank Facility was repaid on February 2, 1999. (See
    Note 1, Basis of Presentation.)

(d) The note payable to a partner was comprised of a $25,000 subordinated note of which $22,100 was outstanding at December 31, 1998. The note, dated May 12, 1988, was junior and subordinate to the Bank Facility. Interest was provided for at the prime rate (as defined) and was payable quarterly, to the extent allowed under the bank subordination agreement, or at the maturity date of the note, which was the earlier of April 30, 2001 or the first business day following the full repayment of the entire amount due under the notes payable to banks. The interest rate at December 31, 1998 was 7.75%. This note was repaid on February 2, 1999. (See Note 1, Basis of Presentation.)

     The Company entered into interest rate swap agreements to effectively fix or set maximum interest rates on a portion of its floating rate long-term debt. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swap agreements.

     At December 31, 1999, such interest rate swap agreements effectively fixed or set a maximum LIBOR base interest rates between 8.0% and 8.02% on an aggregate notional principal amount of $50,000, which rates would become effective upon the occurrence of certain events. The effect of the interest rate swap on interest expense for the twelve months ended December 31, 1999 was not significant. The expiration dates of the interest rate swaps ranges from April 1, 2000 to April 3, 2000. The difference between the fair

                        BRESNAN COMMUNICATIONS GROUP LLC
     market value and book value of long-term debt and the interest rate swaps at December 31, 1998 and 1999 is not significant.

(5) INCOME TAXES

     Taxable earnings differ from those reported in the accompanying consolidated statements of operations due primarily to differences in depreciation and amortization methods and estimated useful lives under regulations prescribed by the Internal Revenue Service. At December 31, 1999, the financial statement carrying amount of the Company's assets exceeded its tax basis by approximately $431 million.

(6) TRANSACTIONS WITH RELATED PARTIES

     BCG and its predecessor purchased, at TCI's cost, substantially all of its pay television and other programming from affiliates of TCI. Charges for such programming were $48,588, $58,562 and $62,502 for the years ended December 31, 1997, 1998 and 1999, respectively, and are included in programming expenses in the accompanying consolidated financial statements.

     Prior to February 2, 1999, certain affiliates of the partners of BCCLP provided administrative services to BCG and assumed managerial responsibility of BCG's cable television system operations and construction. As compensation for these services, BCG paid a monthly fee calculated pursuant to certain agreed upon formulas. Subsequent to the TCI Transaction on February 2, 1999, certain affiliates of a partner of BCCLP provide administrative services and have assumed managerial responsibilities of BCG. As compensation for these services BCG pays a quarterly fee equal to approximately 3% of gross revenues. Such aggregate charges totaled $11,801, $13,086 and $10,498 and have been included in selling, general and administrative expenses for years ended December 31, 1997, 1998 and 1999, respectively.

(7) COMMITMENTS AND CONTINGENCIES

     The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") imposed certain rate regulations on the cable television industry. Under the 1992 Cable Act, all cable systems are subject to rate regulation, unless they face "effective competition," as defined by the 1992 Cable Act and expanded in the Telecommunications Act of 1996 (the "1996 Act"), in their local franchise area.

     Although the Federal Communications Commission (the "FCC") has established regulations required by the 1992 Cable Act, local government units (commonly referred to as local franchising authorities) are primarily responsible for administering the regulation of a cable system's basic service tier ("BST"). The FCC itself directly administered rate regulation of any cable programming service tier ("CPST"). The FCC's authority to regulate CPST rates expired on March 31, 1999. The FCC has taken the position that it will still adjudicate CPST complaints filed after this sunset date (but no later than 180 days after the last CPST rate increase imposed prior to March 31, 1999), and will strictly limit its review (and possible refund orders) to the time period predating the sunset date.

     Under the FCC's rate regulations, most cable systems were required to reduce their BST and CPST rates in 1993 and 1994, and have since had their rate increases governed by a complicated price structure that allows for the recovery of inflation and certain associated costs, as well as providing some incentive for expanding channel carriage. Operators also have the opportunity to bypass this "benchmark" regulatory structure in favor of the traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Premium cable service offered on a per-channel or per-program basis remain unregulated, as do affirmatively marketed packages consisting entirely of new programming product.

     The management of BCG believes that it has complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including its rate setting provisions. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate

                        BRESNAN COMMUNICATIONS GROUP LLC
benchmark and refund the excess portion of rates received. Any refunds of the excess portion of CPST rates would be retroactive to the date of complaint. Any refunds of the excess portion of BST or equipment rates would be retroactive to one year prior to the implementation of the rate reductions.

     Certain plaintiffs have filed or threatened separate class action complaints against certain of the systems of BCG, alleging that the systems' practice of assessing an administrative fee to the subscribers whose payments are delinquent constitutes an invalid liquidated damage provision and a breach of contract, and violates local consumer protection statutes. Plaintiffs seek recovery of all late fees paid to the subject systems as a class purporting to consist of all subscribers who were assessed such fees during the applicable limitation period, plus attorney fees and costs.

     BCG has additional contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is possible that BCG may incur losses upon conclusion of these matters and the matters referred to above, an estimate of any loss or range of loss cannot presently be made. Based upon the facts available, management believes that, although no assurance can be given as to the outcome of these actions, the ultimate disposition should not have material adverse effect upon the combined financial condition of BCG.

     On January 12, 2000, the Company also purchased two cable systems from one operator. The system in Wisconsin was a stock purchase and the system in Minnesota was an asset purchase. The total purchase price of these transactions was approximately $36,232, funded by cash flow from operations and additional borrowings.

     The Company also entered into a letter of intent with a cable operator pursuant to which the Company acquires a small cable television system in Minnesota. The transaction would result in a net cost of approximately $13,000 and will be funded by cash flow from operations and additional borrowings.

     BCG leases business offices, has entered into pole attachment agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $3,221, $2,833 and $3,547 during the years ended December 31, 1997, 1998 and 1999, respectively.

     Future minimum lease payments under noncancelable operating leases are estimated to approximate $2,240 per year for each of the next five years.

     It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on the same or similar properties.

(8) SALE OF THE COMPANY

     In June 1999, the Partners of BCCLP entered into an agreement to sell all of their partnership interests in BCCLP to Charter Communications Holding Company, LLC for a purchase price of approximately $3.1 billion in cash and equity instruments of Charter and its subsidiaries (including the Company) which will be reduced by the assumption of BCCLP's debt at closing. In conjunction with the sale of the partnership interests, Charter assumed the Company's outstanding indebtedness under the Senior Credit Facility (See Note 4, Debt.) The accompanying financial statements do not reflect the effect of the adjustments, if any, resulting from the sale of the partnership's interests.

                          INDEPENDENT AUDITORS' REPORT

The Common Member and Manager
Bresnan Communications Group LLC:

     We have audited the accompanying consolidated balance sheets of Bresnan Communications Group LLC and its subsidiaries as of December 31, 1999 and February 14, 2000, and the related consolidated statements of operations and members' equity (deficit) and cash flows for the year ended December 31, 1999 and for the period ended February 14, 2000. These consolidated financial statements are the responsibility of the Bresnan Communications Group LLC's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bresnan Communications Group LLC, as of December 31, 1999 and February 14, 2000, and the results of their operations and their cash flows for the year ended December 31, 1999 and the period ended February 14, 2000, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Denver, Colorado
April 20, 2000

                        BRESNAN COMMUNICATIONS GROUP LLC

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    FEBRUARY 14,
                                                                  1999            2000
                                                              ------------    ------------
                                                                 (AMOUNTS IN THOUSANDS)
ASSETS
Cash and cash equivalents...................................   $   5,995       $       --
Restricted cash (note 3)....................................         290              301
Trade and other receivables, net............................       9,006            9,062
Property and equipment, at cost:
  Land and buildings........................................       6,879            7,271
  Distribution systems......................................     534,812          546,939
  Support equipment.........................................      62,283           60,747
                                                               ---------       ----------
                                                                 603,974          614,957
  Less accumulated depreciation.............................     228,868          233,810
                                                               ---------       ----------
                                                                 375,106          381,147
Franchise costs, net........................................     328,068          354,887
Other assets, net of amortization...........................      19,038           18,746
                                                               ---------       ----------
          Total assets......................................   $ 737,503       $  764,143
                                                               =========       ==========
LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
Bank overdraft..............................................   $      --       $    1,542
Accounts payable............................................      18,900           20,776
Accrued expenses............................................      35,613            8,240
Accrued interest............................................      11,748            1,459
Debt (note 4)...............................................     895,607          963,292
Other liabilities...........................................      10,020           10,604
                                                               ---------       ----------
          Total Liabilities.................................     971,888        1,005,913
Members' deficit............................................    (234,385)        (241,770)
                                                               ---------       ----------
Commitments and contingencies
          Total liabilities and members' deficit............   $ 737,503       $  764,143
                                                               =========       ==========

          See accompanying notes to consolidated financial statements.

                        BRESNAN COMMUNICATIONS GROUP LLC

      CONSOLIDATED STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY (DEFICIT)

                                                                              PERIOD FROM
                                                                               JANUARY 1,
                                                               YEAR ENDED       2000 TO
                                                              DECEMBER 31,    FEBRUARY 14,
                                                                  1999            2000
                                                              ------------    ------------
                                                                 (AMOUNTS IN THOUSANDS)
REVENUE.....................................................   $ 283,574       $  37,102
Operating costs and expenses:
  Programming (note 6)......................................      72,355          10,178
  Operating.................................................      31,624           4,857
  Selling, general and administrative (note 6)..............      67,351          10,414
  Organizational and divestiture costs......................       5,281             865
  Depreciation and amortization.............................      59,752           8,095
                                                               ---------       ---------
                                                                 236,363          34,409
                                                               ---------       ---------
     Operating income.......................................      47,211           2,693

OTHER INCOME (EXPENSE):
  Interest expense:
     Related party (note 4).................................        (152)             --
     Other..................................................     (67,139)         (9,522)
  Gain (loss) on sale of cable television systems...........         556              --
  Other, net................................................        (900)           (106)
                                                               ---------       ---------
                                                                 (67,635)         (9,628)
                                                               ---------       ---------
Net earnings (loss).........................................     (20,424)         (6,935)

MEMBERS' EQUITY (DEFICIT):
  Beginning of period.......................................     381,748        (234,385)
  Capital contributions by members..........................     136,500              --
  Capital distributions to members..........................    (732,209)           (450)
                                                               ---------       ---------
  End of period.............................................   $(234,385)      $(241,770)
                                                               =========       =========

          See accompanying notes to consolidated financial statements.

                        BRESNAN COMMUNICATIONS GROUP LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              PERIOD FROM
                                                                               JANUARY 1,
                                                               YEAR ENDED       2000 TO
                                                              DECEMBER 31,    FEBRUARY 14,
                                                                  1999            2000
                                                              ------------    ------------
                                                                 (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $ (20,424)       $ (6,935)
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................      59,752           8,095
     Amortization of debt discount and deferred financing
      costs.................................................      18,683           2,345
     Gain on sale of cable television systems...............        (556)             --
     Other, net.............................................          --             689
     Changes in operating assets and liabilities, net of
      effects of acquisitions:
       Change in receivables................................         621             (56)
       Change in other assets...............................         429              37
       Change in accounts payable, accrued expenses, accrued
        interest and other liabilities......................      25,457         (34,227)
                                                               ---------        --------
          Net cash provided by (used in) operating
            activities......................................      83,962         (30,052)
                                                               ---------        --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expended for property and equipment and for
     franchise costs........................................     (90,879)         (6,642)
  Cash paid in acquisitions.................................     (78,680)        (36,177)
  Cash received in disposals................................       4,956             200
  Change in restricted cash.................................      46,999             (11)
                                                               ---------        --------
          Net cash used in investing activities.............    (117,604)        (42,630)
                                                               ---------        --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in bank overdraft..................................          --           1,542
  Borrowings under note agreement...........................     597,530          67,000
  Proceeds from Senior Notes................................     170,000              --
  Proceeds from Senior Discount Notes.......................     175,021              --
  Repayments under note agreement...........................    (294,672)         (1,405)
  Deferred finance costs paid...............................     (19,169)             --
  Contributions by members..................................     136,500              --
  Distributions to members..................................    (732,209)           (450)
                                                               ---------        --------
          Net cash provided by financing activities.........      33,001          66,687
                                                               ---------        --------
          Net decrease in cash..............................        (641)         (5,995)
CASH AND CASH EQUIVALENTS:
  Beginning of period.......................................       6,636           5,995
                                                               ---------        --------
  End of period.............................................   $   5,995        $     --
                                                               =========        ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION --
  Cash paid during the period for interest..................   $  58,695        $ 17,603
                                                               =========        ========

          See accompanying notes to consolidated financial statements.

                        BRESNAN COMMUNICATIONS GROUP LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1999 AND FEBRUARY 14, 2000
                             (AMOUNTS IN THOUSANDS)

(1) BASIS OF PRESENTATION

     Bresnan Communications Group LLC and its subsidiaries ("BCG" or the "Company") are wholly owned by Bresnan Communications Company Limited Partnership, a Michigan limited partnership ("BCCLP"). BCG is a Delaware limited liability company formed on August 5, 1998 for the purpose of acting as co-issuer with its wholly-owned subsidiary, Bresnan Capital Corporation ("BCC"), of $170,000 aggregate principal amount at maturity of 8% Senior Notes and $275,000 aggregate principal amount at maturity of 9.25% Senior Discount Notes, both due in 2009 (collectively the "Notes"). Also, at this time, BTC borrowed approximately $508,000 of $650,000 available under a new credit facility (the "Senior Credit Facility"). (See Note 4, Debt.) Prior to the issuance of the Notes on February 2, 1999, BCCLP completed the terms of a contribution agreement dated June 3, 1998, as amended, whereby certain affiliates of AT&T Broadband and Internet Services, formerly Tele-Communications, Inc. ("TCI"), contributed certain cable television systems along with assumed TCI debt of approximately $708,854 to BCCLP which was repaid with the proceeds of the Notes and the Senior Credit Facility. In addition, Blackstone BC Capital Partners L.P. ("Blackstone") and affiliates contributed $136,500 to BCCLP. Upon completion of the Notes offering on February 2, 1999 BCCLP contributed all of its assets and liabilities to BCG, which formed a wholly owned subsidiary, Bresnan Telecommunications Company LLC ("BTC"), into which it contributed all of its assets and certain liabilities. The above noted contributed assets and liabilities were accounted for at predecessor cost because of the common ownership and control of TCI and have been reflected in the accompanying financial statements in a manner similar to a pooling of interests.

     The consolidated financial statements include the accounts of BCG and those of its wholly owned subsidiary, BTC, subsequent to the aforementioned formation transaction.

     The Company owns and operates cable television systems in small- and medium-sized communities in the midwestern United States.

     Prior to the transactions noted above, TCI and William J. Bresnan and certain entities which he controls (collectively, the "Bresnan Entities"), held 78.4% and 21.6% interests, respectively, in BCCLP. As of February 2, 1999, TCI, Blackstone and the Bresnan Entities held 50.00%, 39.79% and 10.21% interests, respectively. On February 14, 2000, these interests were sold to Charter Communications Holding Company, LLC. (See Note 8, Sale of the Company.)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Cash Equivalents

     Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

  (b) Trade and Other Receivables

     Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1999 and February 14, 2000 was not significant.

  (c) Property and Equipment

     Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. During the year ended December 31, 1999 and the period ended February 14, 2000, interest capitalized was $1,027 and $137, respectively.

                        BRESNAN COMMUNICATIONS GROUP LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1999 AND FEBRUARY 14, 2000
                     (AMOUNTS IN THOUSANDS) -- (CONTINUED)

     Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

     Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety.

  (d) Franchise Costs

     Franchise costs represent the difference between the cost of acquiring cable television systems and amounts allocated to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred in negotiating and renewing franchise agreements are amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

  (e) Impairment of Long-Lived Assets

     Management periodically reviews the carrying amounts of property and equipment and identifiable intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

  (f) Financial Instruments

     The Company has entered into fixed interest rate exchange agreements ("Interest Rate Swaps") which are used to manage interest rate risk arising from its financial liabilities. Such Interest Rate Swaps are accounted for as a hedge; accordingly, amounts receivable or payable under the Interest Rate Swaps are recognized as adjustments to interest expense. These instruments are not used for trading purposes.

     The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which is effective for all fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or
(3) foreign currency exposures of net investments in foreign operations. Although management has not completed its assessment of the impact of SFAS 133 on its combined results of operations and financial position, management estimates that the impact of SFAS 133 will not be material.

  (g) Income Taxes

     The majority of BCG's net assets were historically held in partnerships. In addition, BCG has been formed as a limited liability company, to be treated for tax purposes as a flow-through entity. Accordingly, no provision has been made for income tax expense or benefit in the accompanying combined financial statements as the earnings or losses of Bresnan Communications Group LLC will be reported in the respective tax returns of BCG's members. (See Note 5, Income Taxes).

                        BRESNAN COMMUNICATIONS GROUP LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1999 AND FEBRUARY 14, 2000
                     (AMOUNTS IN THOUSANDS) -- (CONTINUED)

  (h) Revenue Recognition

     Cable revenue for customer fees, equipment rental, advertising, pay-per-view programming and revenue sharing agreements is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling and installation costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system.

  (i) Statement of Cash Flows

     Except for acquisition transactions described in Note 3, transactions effected through Members' equity (deficit) have been considered constructive cash receipts and payments for purposes of the statement of cash flows.

  (j) Advertising Costs

     All advertising costs are expensed as incurred.

  (k) Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  (l) Recent Accounting Pronouncements

     In December 1999 the SEC released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Subsequently, the SEC released SAB 101A, which delayed the implementation date of SAB 101 for registrants with fiscal years beginning between December 16, 1999 and March 15, 2000. The Company has not yet assessed the impact, if any, that SAB 101 might have on its financial position or results of operations.

(3) ACQUISITIONS AND SYSTEM DISPOSITIONS

     In 1999, BCG acquired three cable systems that were accounted for under the purchase method. The purchase prices were allocated to the assets acquired in relation to their fair values as increases to property and equipment of $24,098 and franchise costs of $54,582. In connection with two of the acquisitions, the aforementioned third party intermediary disbursed $46,999 of cash to complete the reinvestment in certain identified assets for income tax purposes.

     Also, in 1999, BCG disposed of cable systems for gross proceeds of $4,956, which resulted in a gain of $556.

     In 2000, BCG purchased two cable systems for a total of $36,177. The purchase prices were allocated to the assets acquired in relation to their fair values as increase to property and equipment of $8,581 and franchise costs of $27,596.

     The results of operations of these cable television systems have been included in the accompanying combined statements of operations from their dates of acquisition or their disposition, as applicable. Pro forma information on the acquisitions and dispositions has not been presented because the effects were not significant.

                        BRESNAN COMMUNICATIONS GROUP LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1999 AND FEBRUARY 14, 2000
                     (AMOUNTS IN THOUSANDS) -- (CONTINUED)

(4) DEBT

     Debt is summarized for December 31, 1999 and February 14, 2000 as follows:

                                                                1999         2000
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS)
Senior Credit Facility(a)...................................  $534,200     $599,900
Senior Notes Payable(b).....................................   170,000      170,000
Senior Discount Notes Payable(b)............................   190,132      192,222
Other debt..................................................     1,275        1,170
                                                              --------     --------
                                                              $895,607     $963,292
                                                              ========     ========

---------------

(a) The Senior Credit Facility represents borrowings under a $650,000 senior reducing revolving credit and term loan facility as documented in the loan agreement as of February 2, 1999. The Senior Credit Facility has a current available commitment of $650,000 of which $599,900 is outstanding at February 14, 2000. The Senior Credit Facility provides for three tranches, a revolving loan tranche for $150,000 (the "Revolving Loan"), a term loan tranche of $328,000 (the "A Term Loan" and together with the Revolving Loan, "Facility A") and a term loan tranche of $172,000 (the "Facility B").

    The commitments under the Senior Credit Facility will reduce commencing with the quarter ending March 31, 2002. Facility A permanently reduces in quarterly amounts ranging from 2.5% to 7.5% of the Facility A amount starting March 31, 2002 and matures approximately eight and one half years after February 2, 1999. Facility B is also to be repaid in quarterly installments of .25% of the Facility B amount beginning in March 2002 and matures approximately nine years after February 2, 1999, on which date all remaining amounts of Facility B will be due and payable. Additional reductions of the Senior Credit Facility will also be required upon certain asset sales, subject to the right of the Company and its subsidiaries to reinvest asset sale proceeds under certain circumstances. The interest rate options include a LIBOR option and a Prime Rate option plus applicable margin rates based on the Company's total leverage ratio, as defined. The rate applicable to balances outstanding at February 14, 2000 ranged from 7.28% to 8.50%. Covenants of the Senior Credit Facility require, among other conditions, the maintenance of specific levels of the ratio of cash flows to future debt and interest expense and certain limitations on additional investments, indebtedness, capital expenditures, asset sales and affiliate transactions. In addition, the Company is required to pay a commitment fee on the unused revolver portion of Facility A which will accrue at a rate ranging from .25% to .375% per annum, depending on the Company's total leverage ratio, as defined.

(b) On February 2, 1999, the Company issued $170,000 aggregate principal amount senior notes payable (the "Senior Notes"). In addition, on the same date, the Company issued $275,000 aggregate principal amount at maturity of senior discount notes, (the "Senior Discount Notes") for approximately $175,021 gross proceeds (collectively the "Notes").

    The Senior Notes are unsecured and will mature on February 1, 2009. The Senior Notes bear interest at 8% per annum payable semi-annually on February 1 and August 1 of each year, commencing August 1, 1999.

    The Senior Discount Notes are unsecured and will mature on February 1, 2009. The Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity and will accrete at a rate of approximately 9.25% per annum, compounded semi-annually, to an aggregate principal amount of $275,000 on February 1, 2004. Subsequent to February 1, 2004, the Senior Discount Notes will bear interest at a rate of

                        BRESNAN COMMUNICATIONS GROUP LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1999 AND FEBRUARY 14, 2000
                     (AMOUNTS IN THOUSANDS) -- (CONTINUED)

    9.25% per annum payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2004.

    The Company may elect, upon not less than 60 days prior notice, to commence the accrual of interest on all outstanding Senior Discount Notes on or after February 1, 2002, in which case the outstanding principal amount at maturity of each Senior Discount Note will on such commencement date be reduced to the accreted value of such Senior Discount Note as of such date and interest shall be payable with respect to the Senior Discount Notes on each February and August 1 thereafter.

    The Company may not redeem the Notes prior to February 1, 2004 except that prior to February 1, 2002, the Company may redeem up to 35% of the Senior Notes and Senior Discount Notes at redemption prices equal to 108% and 109.25% of the applicable principal amount and accreted value, respectively, with proceeds of an equity offering. Subsequent to February 1, 2004, the Company may redeem the Notes at redemption prices declining annually from approximately 104% of the principal amount or accreted value.

    Bresnan Communications Group LLC and its wholly owned subsidiary Bresnan Capital Corporation are the sole obligors of the Senior Notes and Senior Discount Notes. Bresnan Communications Group LLC has no other assets or liabilities other than its investment in its wholly owned subsidiary Bresnan Telecommunications Company LLC. Bresnan Capital Corporation has no other assets or liabilities.

    Upon change of control of the Company, the holders of the notes have the right to require the Company to purchase the outstanding notes at a price equal to 101% of the principal amount or accreted value plus accrued and unpaid interest. (See Note 8 "Sale of the Company"). Subsequent to the period end, the Senior Notes and Senior Discount Notes were repaid by the Company at a price equal to 101% of the principal amount or accreted value plus accrued and unpaid interest.

    The Company entered into interest rate swap agreements to effectively fix or set maximum interest rates on a portion of its floating rate long-term debt. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swap agreements.

    At February 14, 2000, such interest rate swap agreements effectively fixed or set a maximum LIBOR base interest rates between 8.0% and 8.02% on an aggregate notional principal amount of $50,000, which rates would become effective upon the occurrence of certain events. The effect of the interest rate swap on interest expense for the period ended February 14, 2000 was not significant. The expiration dates of the interest rate swaps ranges from April 1, 2000 to April 3, 2000. The difference between the fair market value and book value of long-term debt and the interest rate swaps at December 31, 1999 and February 14, 2000 is not significant.

(5) INCOME TAXES

     Taxable earnings differ from those reported in the accompanying consolidated statements of operations due primarily to differences in depreciation and amortization methods and estimated useful lives under regulations prescribed by the Internal Revenue Service. At February 14, 2000, the financial statement carrying amount of the Company's assets exceeded its tax basis by approximately $396 million.

(6) TRANSACTIONS WITH RELATED PARTIES

     BCG and its predecessor purchased, at TCI's cost, substantially all of its pay television and other programming from affiliates of TCI. Charges for such programming were $62,502 and $8,535 for the year ended December 31, 1999 and the period ended February 14, 2000, respectively, and are included in programming expenses in the accompanying consolidated financial statements.

                        BRESNAN COMMUNICATIONS GROUP LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1999 AND FEBRUARY 14, 2000
                     (AMOUNTS IN THOUSANDS) -- (CONTINUED)

     Prior to February 2, 1999, certain affiliates of the partners of BCCLP provided administrative services to BCG and assumed managerial responsibility of BCG's cable television system operations and construction. As compensation for these services, BCG paid a monthly fee calculated pursuant to certain agreed upon formulas. Subsequent to the TCI Transaction on February 2, 1999, certain affiliates of a partner of BCCLP provide administrative services and have assumed managerial responsibilities of BCG. As compensation for these services BCG pays a quarterly fee equal to approximately 3% of gross revenues. Such aggregate charges totaled $10,498 and $1,389 and have been included in selling, general and administrative expenses for year ended December 31, 1999 and the period ended February 14, 2000, respectively.

(7) COMMITMENTS AND CONTINGENCIES

     The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") imposed certain rate regulations on the cable television industry. Under the 1992 Cable Act, all cable systems are subject to rate regulation, unless they face "effective competition," as defined by the 1992 Cable Act and expanded in the Telecommunications Act of 1996 (the "1996 Act"), in their local franchise area.

     Although the Federal Communications Commission (the "FCC") has established regulations required by the 1992 Cable Act, local government units (commonly referred to as local franchising authorities) are primarily responsible for administering the regulation of a cable system's basic service tier ("BST"). The FCC itself directly administered rate regulation of any cable programming service tier ("CPST"). The FCC's authority to regulate CPST rates expired on March 31, 1999. The FCC has taken the position that it will still adjudicate CPST complaints filed after this sunset date (but no later than 180 days after the last CPST rate increase imposed prior to March 31, 1999), and will strictly limit its review (and possible refund orders) to the time period predating the sunset date.

     Under the FCC's rate regulations, most cable systems were required to reduce their BST and CPST rates in 1993 and 1994, and have since had their rate increases governed by a complicated price structure that allows for the recovery of inflation and certain associated costs, as well as providing some incentive for expanding channel carriage. Operators also have the opportunity to bypass this "benchmark" regulatory structure in favor of the traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Premium cable service offered on a per-channel or per-program basis remain unregulated, as do affirmatively marketed packages consisting entirely of new programming product.

     The management of BCG believes that it has complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including its rate setting provisions. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of CPST rates would be retroactive to the date of complaint. Any refunds of the excess portion of BST or equipment rates would be retroactive to one year prior to the implementation of the rate reductions.

     Certain plaintiffs have filed or threatened separate class action complaints against certain of the systems of BCG, alleging that the systems' practice of assessing an administrative fee to the subscribers whose payments are delinquent constitutes an invalid liquidated damage provision and a breach of contract, and violates local consumer protection statutes. Plaintiffs seek recovery of all late fees paid to the subject systems as a class purporting to consist of all subscribers who were assessed such fees during the applicable limitation period, plus attorney fees and costs.

     BCG has additional contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is possible that BCG may incur losses upon conclusion of these matters and the matters referred to above, an estimate of any loss or range of loss cannot presently be made. Based upon the facts

                        BRESNAN COMMUNICATIONS GROUP LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 1999 AND FEBRUARY 14, 2000
                     (AMOUNTS IN THOUSANDS) -- (CONTINUED)

available, management believes that, although no assurance can be given as to the outcome of these actions, the ultimate disposition should not have material adverse effect upon the combined financial condition of BCG.

     The Company entered into a letter of intent with a cable operator pursuant to which the Company acquires a small cable television system in Minnesota. The transaction would result in a net cost of approximately $13,000 and will be funded by cash flow from operations and additional borrowings.

     BCG leases business offices, has entered into pole attachment agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $3,547 and $405 during the year ended December 31, 1999 and the period ended February 14, 2000, respectively.

     Future minimum lease payments under noncancelable operating leases are estimated to approximate $2,240 per year for each of the next five years.

     It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on the same or similar properties.

(8) SALE OF THE COMPANY

     In June 1999, the Partners of BCCLP entered into an agreement to sell all of their partnership interests in BCCLP to Charter Communications Holding Company, LLC for a purchase price of approximately $3.1 billion in cash and equity instruments of Charter and its subsidiaries (including the Company) which will be reduced by the assumption of BCCLP's debt at closing. In conjunction with the sale of the partnership interests, Charter assumed the Company's outstanding indebtedness under the Senior Credit Facility (See Note 4, Debt.) The accompanying financial statements do not reflect the effect of the adjustments, if any, resulting from the sale of the partnership's interests on February 14, 2000.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                    2000            1999*
                                                                -------------    ------------
                                                                         (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................     $    44,992     $   114,096
  Accounts receivable, less allowance for doubtful accounts
    of $10,184 and $11,471, respectively....................         190,479          93,743
  Receivables from manager of cable systems -- related
    parties.................................................          12,095              --
  Prepaid expenses and other................................          43,062          34,513
                                                                 -----------     -----------
      Total current assets..................................         290,628         242,352
                                                                 -----------     -----------
INVESTMENT IN CABLE PROPERTIES:
  Property, plant and equipment, net of accumulated
    depreciation of $906,641 and $317,079, respectively.....       4,640,836       3,490,573
  Franchises, net of accumulated amortization of $1,562,235
    and $650,476,
    respectively............................................      17,273,858      14,985,793
                                                                 -----------     -----------
                                                                  21,914,694      18,476,366
                                                                 -----------     -----------
OTHER ASSETS................................................         219,516         220,759
                                                                 -----------     -----------
                                                                 $22,424,838     $18,939,477
                                                                 ===========     ===========
LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................     $ 1,201,931     $   704,734
  Payables to manager of cable systems -- related parties...              --           6,713
                                                                 -----------     -----------
      Total current liabilities.............................       1,201,931         711,447
                                                                 -----------     -----------
LONG-TERM DEBT..............................................      12,167,729       8,936,455
                                                                 -----------     -----------
LOANS PAYABLE -- RELATED PARTIES............................              --       1,079,163
                                                                 -----------     -----------
DEFERRED MANAGEMENT FEES -- RELATED PARTIES.................          13,751          21,623
                                                                 -----------     -----------
OTHER LONG-TERM LIABILITIES.................................         162,849         142,836
                                                                 -----------     -----------
MINORITY INTEREST...........................................         637,353              --
                                                                 -----------     -----------
MEMBER'S EQUITY:
  Member's equity (217,585,246 units issued and outstanding
    at September 30, 2000 and December 31, 1999)............       8,239,483       8,045,737
  Accumulated other comprehensive income....................           1,742           2,216
                                                                 -----------     -----------
      Total member's equity.................................       8,241,225       8,047,953
                                                                 -----------     -----------
                                                                 $22,424,838     $18,939,477
                                                                 ===========     ===========

---------------
* Agrees with the audited consolidated balance sheet included herein on page
  F-11.

 The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              THREE MONTHS    THREE MONTHS
                                                                  ENDED           ENDED
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  2000            1999
                                                              -------------   -------------
REVENUES....................................................   $  838,961       $ 376,189
                                                               ----------       ---------
OPERATING EXPENSES:
  Operating, general and administrative.....................      426,010         194,716
  Depreciation..............................................      310,378          71,898
  Amortization..............................................      312,829         119,541
  Option compensation expense...............................        8,116          21,094
  Corporate expense charges -- related parties..............       14,055           7,236
                                                               ----------       ---------
                                                                1,071,388         414,485
                                                               ----------       ---------
     Loss from operations...................................     (232,427)        (38,296)
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (283,221)       (131,081)
  Interest income...........................................          607           8,241
  Other, net................................................       (2,314)         (3,017)
                                                               ----------       ---------
                                                                 (284,928)       (125,857)
                                                               ----------       ---------
     Loss before minority interest..........................     (517,355)       (164,153)
MINORITY INTEREST EXPENSE...................................       (3,173)             --
                                                               ----------       ---------
     Net loss...............................................   $ (520,528)      $(164,153)
                                                               ==========       =========

 The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               NINE MONTHS     NINE MONTHS
                                                                  ENDED           ENDED
                                                              SEPTEMBER 30,   SEPTEMBER 30,
                                                                  2000            1999
                                                              -------------   -------------
REVENUES....................................................   $ 2,355,345      $ 845,182
                                                               -----------      ---------
OPERATING EXPENSES:
  Operating, general and administrative.....................     1,203,987        436,057
  Depreciation..............................................       860,166        150,626
  Amortization..............................................       912,598        290,765
  Option compensation expense...............................        34,205         59,288
  Corporate expense charges -- related parties..............        41,570         18,309
                                                               -----------      ---------
                                                                 3,052,526        955,045
                                                               -----------      ---------
     Loss from operations...................................      (697,181)      (109,863)
OTHER INCOME (EXPENSE):
  Interest expense..........................................      (780,111)      (288,750)
  Interest income...........................................         6,077         18,326
  Other, net................................................        (2,780)          (177)
                                                               -----------      ---------
                                                                  (776,814)      (270,601)
                                                               -----------      ---------
     Loss before minority interest and extraordinary item...    (1,473,995)      (380,464)
MINORITY INTEREST EXPENSE...................................        (7,864)            --
                                                               -----------      ---------
     Loss before extraordinary item.........................    (1,481,859)      (380,464)
EXTRAORDINARY ITEM -- Loss from early extinguishment of
  debt......................................................            --          7,794
                                                               -----------      ---------
     Net loss...............................................   $(1,481,859)     $(388,258)
                                                               ===========      =========

 The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               NINE MONTHS      NINE MONTHS
                                                                  ENDED            ENDED
                                                              SEPTEMBER 30,    SEPTEMBER 30,
                                                                  2000             1999
                                                              -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(1,481,859)     $  (388,258)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
      Minority interest expense.............................         7,864               --
      Depreciation and amortization.........................     1,772,765          441,391
      Option compensation expense...........................        34,205           59,288
      Non-cash interest expense.............................       126,565           66,028
      Loss from early extinguishment of debt................            --            7,794
  Changes in assets and liabilities, net of effects from
    acquisitions:
      Accounts receivable...................................       (85,250)          (2,358)
      Prepaid expenses and other............................        14,224          (11,665)
      Accounts payable and accrued expenses.................       517,594           76,591
      Payables to manager of cable systems -- related
       parties, including deferred management fees..........       (71,163)          17,887
  Other operating activities................................         2,324           (1,087)
                                                               -----------      -----------
         Net cash provided by operating activities..........       837,269          265,611
                                                               -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................    (1,810,952)        (385,301)
  Note receivable from parent company.......................            --          (51,458)
  Payments for acquisitions, net of cash acquired...........       (74,619)      (2,659,384)
  Loan to Marcus Cable Holdings, LLC........................            --       (1,680,142)
  Other investing activities................................       (14,807)         (11,106)
                                                               -----------      -----------
         Net cash used in investing activities..............    (1,900,378)      (4,787,391)
                                                               -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt, including proceeds from
    Charter Holdings Notes..................................     5,551,303        6,464,188
  Repayments of long-term debt..............................    (3,437,008)      (2,539,340)
  Borrowings of loans payable to related parties............       817,000               --
  Repayments of loans payable to related parties............    (1,896,163)              --
  Payments for debt issuance costs..........................       (62,848)        (107,562)
  Capital contribution......................................        47,100        1,144,290
  Capital distributions.....................................       (26,591)         (14,786)
  Other financing activities................................         1,212             (400)
                                                               -----------      -----------
         Net cash provided by financing activities..........       994,005        4,946,390
                                                               -----------      -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       (69,104)         424,610
CASH AND CASH EQUIVALENTS, beginning of period..............       114,096            9,573
                                                               -----------      -----------
CASH AND CASH EQUIVALENTS, end of period....................   $    44,992      $   434,183
                                                               ===========      ===========
CASH PAID FOR INTEREST......................................   $   455,984      $   136,626
                                                               ===========      ===========
NON-CASH TRANSACTIONS:
  Transfer of operating subsidiaries to the Company.........   $ 1,228,478      $ 1,252,370
                                                               ===========      ===========
  Issuance of equity by parent for acquisition..............   $   384,621      $   314,022
                                                               ===========      ===========
  Issuance of preferred equity in connection with
    acquisitions............................................   $   629,489      $    25,000
                                                               ===========      ===========

 The accompanying notes are an integral part of these consolidated statements.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

     Charter Communications Holdings, LLC (Charter Holdings), a Delaware limited liability company, owns and operates cable systems serving approximately 6.3 million customers. Charter Holdings currently offers a full array of traditional cable television services and advanced bandwidth services such as digital video and related enhancements, interactive video programming, Internet access through television-based service, dial-up telephone modems and high-speed cable modems. Charter Holdings is a subsidiary of Charter Communications Holding Company, LLC (Charter Holdco), which is a subsidiary of Charter Communications, Inc. (Charter).

     Charter Holdings and its subsidiaries are collectively referred to as the "Company" herein. All material intercompany transactions and balances have been eliminated in consolidation.

2. RESPONSIBILITY FOR INTERIM FINANCIAL STATEMENTS

     The accompanying consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

     The accompanying consolidated financial statements are unaudited; however, in the opinion of management, such statements include all adjustments, which consist of only normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. Interim results are not necessarily indicative of results for a full year. For further information, see the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and Amendment No. 1 to the Company's Registration Statement on Form S-4.

3. ACQUISITIONS AND TRANSFERS

     On January 1, 2000, Charter Holdco and Charter Holdings effected a number of transactions in which certain cable systems acquired by Charter Holdco in November 1999 were contributed to Charter Holdings (the "Transferred Systems"). Effective January 1, 2000, Charter Holdings accounted for the contribution of the Transferred Systems as a reorganization of entities under common control in a manner similar to a pooling of interests. The accompanying consolidated balance sheet as of December 31, 1999, reflects this reorganization. The accounts of the Transferred Systems are included in Charter Holdings' financial statements from the date the Transferred Systems were acquired by Charter Holdco.

     On February 14, 2000, Charter Holdco and Charter Holdings completed the acquisition of Bresnan Communications Company Limited Partnership (Bresnan). The Bresnan cable systems acquired are primarily located in Michigan, Minnesota, Wisconsin and Nebraska and serve approximately 682,100 customers at September 30, 2000.

     The purchase price for Bresnan was $3.1 billion, subject to adjustment, and was comprised of $1.1 billion in cash, $384.6 million of equity (14.8 million Class C common membership units) in Charter Holdco and $629.5 million of equity (24.2 million Class A preferred membership units) in CC VIII, LLC (CC VIII), a subsidiary of Charter Holdings, and $963.3 million in assumed debt. The holders of the Class A preferred membership units are entitled to a 2% annual return. All of the membership units received by the sellers are exchangeable on a one-for-one basis for shares of Class A common stock of Charter. The Bresnan sellers who acquired Class C common membership units of Charter Holdco and Class A preferred membership units in CC VIII may have rescission rights against Charter Holdco and Charter arising out of possible violations of Section 5 of the Securities Act of 1933, as amended, in connection with the offers and sales of these equity interests (see Note 5). The purchase price was allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $2.8 billion.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                                  (UNAUDITED)

     In April 2000, one of Charter's subsidiaries purchased a cable system from Falcon/Capital Cable Partners, L.P. (Capital Cable) and another cable system from Farmington Cablevision Company (Farmington). These cable systems are primarily located in Illinois, Indiana and Missouri and serve approximately 28,900 customers at September 30, 2000. The aggregate purchase price for these acquisitions was $75.0 million in cash and was funded with borrowings from the Charter Operating Credit Facilities (see Note 4).

     On September 7, 2000, Charter completed a stock-for-stock merger with Cablevision of Michigan, Inc., the owner of a cable system in Kalamazoo, Michigan. In the merger, Charter acquired all of the outstanding stock of Cablevision of Michigan in exchange for 11,173,376 shares of Charter's Class A common stock valued at approximately $170.6 million. After the merger, Charter contributed 100% of the equity interests acquired to Charter Holdco in exchange for membership units. Charter Holdco in turn contributed the interests to Charter Holdings. The Kalamazoo cable system has approximately 50,700 customers at September 30, 2000.

     All of the above transactions were accounted for using the purchase method of accounting, and, accordingly, results of operations of the acquired assets have been included in the financial statements from the date of acquisition. The allocation of the purchase price for the Bresnan and Kalamazoo transactions are based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information. Management believes that finalization of the purchase prices and allocation will not have a material impact on the consolidated results of operations or financial position of the Company.

     Summarized pro forma operating results of the Company as though all acquisitions completed since January 1, 1999 and the contribution of the transferred systems, the issuance and sale of the January 2000 Charter Holdings Notes (see Note 4) and the drawdown of the Charter Holdings Senior Bridge Loan Facility (see Note 4) had occurred on January 1, 1999, with adjustments to give effect to amortization of franchises, interest expense, minority interest and certain other adjustments, follows.

                             THREE MONTHS ENDED          NINE MONTHS ENDED
                               SEPTEMBER 30,               SEPTEMBER 30,
                           ----------------------    --------------------------
                             2000         1999          2000           1999
                           ---------    ---------    -----------    -----------
                                              (IN THOUSANDS)
Revenues.................  $ 842,881    $ 740,090    $ 2,406,986    $ 2,187,785
Loss from operations.....   (233,137)    (104,302)      (726,998)      (351,718)
Net loss.................   (537,656)    (363,278)    (1,563,747)    (1,108,554)

     The pro forma information has been presented for comparative purposes and does not purport to be indicative of the consolidated results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

4. LONG-TERM DEBT

     JANUARY 2000 CHARTER HOLDINGS NOTES. On January 12, 2000, Charter Holdings and Charter Communications Holdings Capital Corporation issued notes with a principal amount of $1.5 billion. The January 2000 Charter Holdings Notes consist of $675.0 million 10.00% Senior Notes due 2009, $325.0 million 10.25% Senior Notes due 2010 and $532.0 million 11.75% Senior Discount Notes due 2010. The net proceeds were approximately $1.3 billion, after giving effect to discounts, commissions and expenses. The proceeds from the sale of the January 2000 Charter Holdings Notes were used to finance the repurchases of debt assumed in certain transactions, as described below.

     In June 2000, Charter Holdings and Charter Communications Holdings Capital Corporation exchanged these notes for new January 2000 Charter Holdings Notes, with substantially similar terms, except that the

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                                  (UNAUDITED)

new January 2000 Charter Holdings Notes are registered under the Securities Act of 1933, as amended, and, therefore, do not bear legends restricting their transfer.

     CC V HOLDINGS, LLC AND ITS SUBSIDIARIES (COLLECTIVELY, "AVALON") NOTES. In January 2000, through change of control offers and purchases in the open market, all of the Avalon 9.375% Senior Subordinated Notes due 2008 with a principal amount of $150.0 million were repurchased for $153.7 million. In addition, also through change of control offers, $16.3 million in aggregate principal amount at maturity of the Avalon 11.875% Senior Discount Notes due 2008 was repurchased for $10.5 million. As of September 30, 2000, Avalon 11.875% notes with an aggregate principal amount of $179.8 million at maturity and an accreted value of $124.8 million remain outstanding.

     CC VII HOLDINGS, LLC AND ITS SUBSIDIARIES (COLLECTIVELY, "FALCON") DEBENTURES. In February 2000, through change of control offers and purchases in the open market, all of the Falcon 8.375% Senior Debentures due 2010 with a principal amount of $375.0 million were repurchased for $388.0 million, and all of the Falcon 9.285% Senior Discount Debentures due 2010 with an aggregate principal amount at maturity of $435.3 million were repurchased for $328.1 million.

     CC VIII, LLC AND ITS SUBSIDIARIES (COLLECTIVELY, "BRESNAN") CREDIT FACILITIES. Upon the closing of the Bresnan acquisition on February 14, 2000, the then-existing Bresnan credit facilities were amended and assumed. The Bresnan credit facilities provide for borrowings of up to $900.0 million, consisting of: two term facilities, one with a principal amount of $403.0 million (Term A) and the other with a principal amount of $297.0 million (Term
B), and a reducing revolving loan facility in the amount of $200.0 million. The Bresnan credit facilities provide for the amortization of the principal amount of the Term A loan facility and the reduction of the revolving loan facility beginning March 31, 2002 with a final maturity date of June 30, 2007. The amortization of the Term B loan facility is substantially "back-ended" with more than ninety percent of the principal balance due on the final maturity date of February 2, 2008. The Bresnan credit facilities also provide for an incremental facility of up to $200.0 million that is conditioned upon receipt of additional commitments from lenders. Amounts under the Bresnan credit facilities bear interest at the Base Rate or the Eurodollar Rate, as defined, plus a margin of up to 2.75%. A quarterly commitment fee of between 0.250% and 0.375% is payable on the unborrowed balance of Term A and the revolving loan facility. At the closing of the Bresnan acquisition, $599.9 million was borrowed to replace the borrowings outstanding under the previous credit facilities, and an additional $31.3 million was borrowed to fund a portion of the Bresnan purchase price. As of September 30, 2000, $668.0 million was outstanding, and $232.0 million was available for borrowing.

     BRESNAN NOTES. Upon the closing of the Bresnan acquisition, Charter Holdco and Charter assumed Bresnan's $170.0 million in principal amount of 8% Senior Notes due 2009 and $275.0 million in principal amount at maturity of 9.25% Senior Discount Notes due 2009. In March 2000, all of the outstanding Bresnan notes were repurchased at 101% of the outstanding principal amounts plus accrued and unpaid interest or accreted value, as applicable, for a total of $369.7 million using proceeds from the sale of the January 2000 Charter Holdings Notes.

     CHARTER COMMUNICATIONS OPERATING, LLC CREDIT FACILITIES. In March 2000, the Charter Operating Credit Facilities were amended to increase the amount of the supplemental credit facility to $1.0 billion. In connection with this amendment, $600.0 million of the supplemental credit facility was exercised, thereby increasing the total borrowing capacity to $4.7 billion. The remaining $400.0 million of the supplemental credit facility is subject to the Company's ability to obtain additional commitments from the lenders. As of September 30, 2000, outstanding borrowings were $3.6 billion, and the unused availability was $1.1 billion.

     CHARTER HOLDINGS SENIOR BRIDGE LOAN FACILITY. On August 4, 2000, Morgan Stanley Senior Funding, Inc. and others, and Charter Holdings and Charter Communications Holdings Capital Corporation entered

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                                  (UNAUDITED)

into a senior bridge loan agreement providing for senior increasing rate bridge loans in an aggregate principal amount of up to $1.0 billion.

     On August 14, 2000, the Company borrowed $1.0 billion under the senior bridge loan facility and used substantially all of the proceeds to repay a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities. The bridge loan initially bears interest at an annual rate of 10.21%. If this loan is not repaid within 90 days following August 14, 2000, the interest rate will increase by 1.25% at the end of such 90-day period and will increase by an additional 0.50% at the end of each additional 90-day period. Unless additional special interest is assessed, the interest rate on the bridge loan will not exceed 15% annually. If the bridge loan has not been repaid in full by August 14, 2001, then it will be converted to a term loan. The bridge loan matures one year from August 14, 2000 and upon payment of any accrued and unpaid interest shall convert to a term loan that matures on the tenth anniversary of the initial bridge loan borrowing. The term loan will bear interest at a fixed rate equal to the greater of the applicable rate of the bridge loan on the date on the conversion plus 0.50%, and the yield corresponding to the bid price on Charter Holdings 10.25% notes as of the date immediately prior to the conversion. If the term loan is not repaid within 90 days after the conversion from the bridge loan, the interest rate thereon will increase by 0.50% at the end of each 90-day period. Unless additional special interest is assessed, the interest rate on the term loan will not exceed 15% annually. The term loan will mature on the tenth anniversary of the initial senior bridge loan borrowing.

5. POSSIBLE RESCISSION LIABILITY

     The Company acquired Helicon I, L.P. and affiliates (Helicon) in July 1999 and acquired Rifkin Acquisition Partners L.L.L.P. and InterLink Communications Partners, LLLP (collectively, "Rifkin") in September 1999. Charter Holdco acquired Falcon Communications, L.P. (Falcon) in November 1999, and the Company acquired Bresnan in February 2000. In connection with these acquisitions, the Rifkin, Falcon and Bresnan sellers who acquired Charter Holdco membership units or, in the case of Bresnan, additional equity interests in a subsidiary of Charter Holdings and the Helicon sellers who acquired shares of Class A common stock in Charter's initial public offering may have rescission rights against Charter and Charter Holdco arising out of possible violations of Section 5 of the Securities Act of 1933, as amended, in connection with the offers and sales of these equity interests.

     If all of these equity holders successfully exercised their possible rescission rights, Charter or Charter Holdco would become obligated to repurchase all such equity interests, and the total repurchase obligation could be as much as up approximately $1.8 billion as of September 30, 2000 (see Note
10). If Charter and Charter Holdco fail to obtain capital sufficient to fund any required repurchases, they could seek funds from Charter Holdings and its subsidiaries. This could adversely affect the Company's consolidated financial condition and results of operations. These possible rescission rights expire one year from the dates of issuance or purchase of these equity interests.

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                                  (UNAUDITED)

6. REVENUES

     Revenues consist of the following (in thousands):

                                         THREE MONTHS ENDED       NINE MONTHS ENDED
                                           SEPTEMBER 30,            SEPTEMBER 30,
                                        --------------------    ----------------------
                                          2000        1999         2000         1999
                                        --------    --------    ----------    --------
Basic.................................  $574,348    $264,886    $1,668,092    $593,076
Premium...............................    57,465      33,260       171,432      76,036
Pay-per-view..........................     5,848       8,389        21,875      18,750
Digital...............................    25,582       1,372        49,844       2,081
Advertising sales.....................    37,693      19,255       112,765      42,577
Data services.........................    13,542       2,100        36,880       4,275
Other.................................   124,483      46,927       294,457     108,387
                                        --------    --------    ----------    --------
                                        $838,961    $376,189    $2,355,345    $845,182
                                        ========    ========    ==========    ========

7. OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES

     Operating, general and administrative expenses consist of the following (in thousands):

                                         THREE MONTHS ENDED       NINE MONTHS ENDED
                                           SEPTEMBER 30,            SEPTEMBER 30,
                                        --------------------    ----------------------
                                          2000        1999         2000         1999
                                        --------    --------    ----------    --------
Programming...........................  $180,919    $ 85,905    $  527,379    $193,852
General and administrative............   144,621      64,068       404,130     145,124
Service...............................    49,900      26,373       143,585      55,989
Marketing.............................    14,046      11,298        45,693      24,421
Other.................................    36,523       7,072        83,199      16,671
                                        --------    --------    ----------    --------
                                        $426,009    $194,716    $1,203,986    $436,057
                                        ========    ========    ==========    ========

8. COMPREHENSIVE LOSS (IN THOUSANDS)

     Comprehensive loss was $506,921 and $164,153 for the three months ended September 30, 2000 and 1999, respectively, and $1,469,306 and $388,258 for the nine months ended September 30, 2000 and 1999, respectively. The Company owns common stock of WorldGate Communications, Inc. and of Motorola, Inc. that is classified as "available for sale" and reported at market value, with unrealized gains and losses recorded as accumulated other comprehensive income in the accompanying consolidate balance sheets.

9. RELATED PARTY TRANSACTIONS

     In September 2000, Charter Communications Ventures, LLC, a subsidiary of Charter Holdco, entered into a joint venture with General Instrument Corporation (doing business as the Broadband Communications Sector of Motorola, Inc.), Replay TV, Inc. and Interval Research Corporation, an entity controlled by Mr. Allen, to develop and integrate digital video recording capabilities in advanced digital set-top boxes.

10. SUBSEQUENT EVENTS

     On October 19, 2000, Charter Ventures entered into a stock purchase agreement pursuant to which Vulcan Ventures Inc., an entity controlled by Mr. Allen, and Charter Ventures will invest $38.0 million and $37.0 million, respectively, in exchange for 38,000 shares and 37,000 shares, respectively, of senior convertible

             CHARTER COMMUNICATIONS HOLDINGS, LLC AND SUBSIDIARIES

                                  (UNAUDITED)

preferred stock of High Speed Access Corp. The preferred stock will have a liquidation preference of $1,000 per share, will in general share in dividends on High Speed Access common stock on an "as converted to common stock" basis and would be convertible into common stock of High Speed Access at a conversion rate of $5.01875 per share of High Speed Access common stock, subject to certain adjustments. Vulcan Ventures and Charter Ventures will be granted certain preemptive, first refusal, registration and significant board representation rights as part of the transaction. The stock purchase agreement is subject to approval by High Speed Access shareholders. It is anticipated that the transaction will close in the fourth quarter 2000.

     In October 2000, Charter completed a convertible debt offering for $650.0 million in Convertible Senior Notes due in 2005 plus an additional $100.0 million pursuant to an option granted to the initial purchasers. The Convertible Senior Notes have an annual interest rate of 5.75% and are convertible into shares of Charter's Class A common stock at $21.56 per share. The issuance and sale was made in a private placement pursuant to Rule 144A under the Securities Act. The net proceeds of this issuance were contributed as equity to Charter Holdings and used to repay a portion of amounts outstanding under the Charter Holdings Senior Bridge Loan Facility.

     In November 2000, Rifkin's, Helicon's and a portion of Falcon's possible rescission rights with a maximum potential obligation of $741.8 million expired without these parties requesting repurchase of their securities (see Note 5).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $2,075,000,000

                               OFFER TO EXCHANGE

                         10 3/4% SENIOR NOTES DUE 2009,
                       11 1/8% SENIOR NOTES DUE 2011, AND
                    13 1/2% SENIOR DISCOUNT NOTES DUE 2011,

                          FOR ANY AND ALL OUTSTANDING
                         10 3/4% SENIOR NOTES DUE 2009,
                       11 1/8% SENIOR NOTES DUE 2011, AND
                    13 1/2% SENIOR DISCOUNT NOTES DUE 2011,

                                RESPECTIVELY, OF

                             CHARTER COMMUNICATIONS

                                 HOLDINGS, LLC

                                      AND

                             CHARTER COMMUNICATIONS

                          HOLDINGS CAPITAL CORPORATION

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO ISSUE ONLY THE NEW NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION UNDER THE LIMITED LIABILITY COMPANY AGREEMENT OF CHARTER
HOLDINGS.

     The limited liability company agreement of Charter Holdings, entered into as of February 9, 1999, by Charter Investment, as the initial member, provides that the members, the manager, the directors, their affiliates or any person who at any time serves or has served as a director, officer, employee or other agent of any member or any such affiliate, and who, in such capacity, engages or has engaged in activities on behalf of Charter Holdings, shall be indemnified and held harmless by Charter Holdings to the fullest extent permitted by law from and against any losses, damages, expenses, including attorneys' fees, judgments and amounts paid in settlement actually and reasonably incurred by or in connection with any claim, action, suit or proceeding arising out of or incidental to such indemnifiable person's conduct or activities on behalf of Charter Holdings. Notwithstanding the foregoing, no indemnification is available under the limited liability company agreement in respect of any such claim adjudged to be primarily the result of bad faith, willful misconduct or fraud of an indemnifiable person. Payment of these indemnification obligations shall be made from the assets of Charter Holdings and the members shall not be personally liable to an indemnifiable person for payment of indemnification.

INDEMNIFICATION UNDER THE DELAWARE LIMITED LIABILITY COMPANY ACT.

     Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

INDEMNIFICATION UNDER THE BY-LAWS OF CHARTER CAPITAL.

     The by-laws of Charter Capital provide that Charter Capital, to the broadest and maximum extent permitted by applicable law, will indemnify each person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Charter Capital, or is or was serving at the request of Charter Capital as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. To the extent that a director, officer, employee or agent of Charter Capital has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraph, or in defense of any claim, issue or matter, such person will be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Expenses, including attorneys' fees, incurred by a director or officer in defending any civil or criminal action, suit or proceeding may be paid by Charter Capital in advance of the final disposition of such action, suit or proceeding, as authorized by the board of directors of Charter Capital, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer was not entitled to be indemnified by Charter Capital as authorized in the by-laws of Charter Capital. The indemnification and advancement of expenses provided by, or granted pursuant to, the by-laws of Charter Capital will not be deemed exclusive and are declared expressly to be non-exclusive of any other rights to which those seeking indemnification or advancements of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and, unless otherwise provided when authorized or ratified, will continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

INDEMNIFICATION UNDER THE DELAWARE GENERAL CORPORATION LAW.

     Section 145 of the Delaware General Corporation Law, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,

     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

     (iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBITS

 2.1          Merger Agreement, dated March 31, 1999, by and between
              Charter Communications Holdings, LLC and Marcus Cable
              Holdings, LLC (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter
              Communications Holdings, LLC and Charter Communications
              Holdings Capital Corporation filed on June 22, 1999 (File
              No. 333-77499))

 2.2(a) Membership Purchase Agreement, dated as of January 1, 1999, by and between ACEC Holding Company, LLC and Charter
              Communications, Inc. (now called Charter Investment, Inc.)
              (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital
              Corporation filed on July 22, 1999 (File No. 333-77499))
 2.2(b)       Assignment of Membership Purchase Agreement, dated as of
              February 23, 1999, by and between Charter Communications,
              Inc. (now called Charter Investment, Inc.) and Charter
              Communications Entertainment II, LLC (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
              Charter Communications Holdings Capital Corporation filed on
              July 22, 1999 (File No. 333-77499))
 2.3(a) Asset Purchase Agreement, dated as of February 17, 1999, among Greater Media, Inc., Greater Media Cablevision, Inc.
              and Charter Communications, Inc. (now called Charter
              Investment, Inc.) (Incorporated by reference to Amendment
              No. 4 to the registration statement on Form S-4 of Charter
              Communications Holdings, LLC and Charter Communications
              Holdings Capital Corporation filed on July 22, 1999 (File
              No. 333-77499))
 2.3(b)       Assignment of Asset Purchase Agreement, dated as of February
              23, 1999, by and between Charter Communications, Inc. (now called Charter Investment, Inc.) and Charter Communications
              Entertainment I, LLC (Incorporated by reference to Amendment
              No. 4 to the registration statement on Form S-4 of Charter
              Communications Holdings, LLC and Charter Communications
              Holdings Capital Corporation filed on July 22, 1999 (File
              No. 333-77499))
 2.4 Purchase Agreement, dated as of February 23, 1999, by and among Charter Communications, Inc. (now called Charter
              Investment, Inc.), Charter Communications, LLC, Renaissance
              Media Holdings LLC and Renaissance Media Group LLC
              (Incorporated by reference to the report on Form 8-K of Renaissance Media Group LLC filed on March 1, 1999 (File No.
              333-56679))
 2.5          Purchase Agreement, dated as of March 22, 1999, among
              Charter Communications, Inc. (now called Charter Investment,
              Inc.), Charter Communications, LLC, Charter Helicon, LLC,
              Helicon Partners I, L.P., Baum Investments, Inc. and the limited partners of Helicon Partners I, L.P. (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings,
              LLC and Charter Communications Holdings Capital Corporation filed on July 22, 1999 (File No. 333-77499))
 2.6(a) Asset and Stock Purchase Agreement, dated April 20, 1999, between InterMedia Partners of West Tennessee, L.P. and
              Charter Communications, LLC (Incorporated by reference to
              Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on June
              22, 1999 (File No. 333-77499))
 2.6(b)       Stock Purchase Agreement, dated April 20, 1999, between TCID
              1P-V, Inc. and Charter Communications, LLC (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
              Charter Communications Holdings Capital Corporation filed on
              June 22, 1999 (File No. 333-77499))
 2.6(c)       RMG Purchase Agreement, dated as of April 20, 1999, between
              Robin Media Group, Inc., InterMedia Partners of West
              Tennessee, L.P. and Charter RMG, LLC (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
              Charter Communications Holdings Capital Corporation filed on
              June 22, 1999 (File No. 333-77499))
 2.6(d)       Asset Exchange Agreement, dated April 20, 1999, among
              InterMedia Partners Southeast, Charter Communications, LLC,
              Charter Communications Properties, LLC, and Marcus Cable
              Associates, L.L.C. (Incorporated by reference to Amendment
              No. 2 to the registration statement on Form S-4 of Charter
              Communications Holdings, LLC and Charter Communications
              Holdings Capital Corporation filed on June 22, 1999 (File
              No. 333-77499))

 2.6(d)(i)    Amendment to Asset Exchange Agreement, made as of October 1,
              1999, by and among InterMedia Partners Southeast and Charter
              Communications, LLC, Charter Communications Properties, LLC
              and Marcus Cable Associates, L.L.C. (Incorporated by
              reference to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October
              18, 1999 (File No. 333-83887))
 2.6(e)       Asset Exchange Agreement, dated April 20, 1999, among
              InterMedia Partners, a California Limited Partnership,
              Brenmor Cable Partners, L.P. and Robin Media Group, Inc.
              (Incorporated by reference to Amendment No. 2 to the
              registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital
              Corporation filed on June 22, 1999 (File No. 333-77499))
 2.6(f)       Common Agreement, dated April 20, 1999, between InterMedia
              Partners, InterMedia Partners Southeast, InterMedia Partners
              of West Tennessee, L.P., InterMedia Capital Partners IV,
              L.P., InterMedia Partners IV, L.P., Brenmor Cable Partners,
              L.P., TCID IP-V, Inc., Charter Communications, LLC, Charter
              Communications Properties, LLC, Marcus Cable Associates,
              L.L.C. and Charter RMG, LLC (Incorporated by reference to
              Amendment No. 3 to the registration statement on Form S-4 of
              Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on July 2,
              1999 (File No. 333-77499)) (Portions of this exhibit have
              been omitted pursuant to a request for confidential
              treatment.)
 2.7(a)       Purchase and Sale Agreement, dated as of April 26, 1999, by and among InterLink Communications Partners, LLLP, the
              sellers listed therein and Charter Communications, Inc. (now called Charter Investment, Inc.) (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on June
              22, 1999 (File No. 333-77499))
 2.7(b)       Purchase and Sale Agreement, dated as of April 26, 1999, by and among Rifkin Acquisition Partners, L.L.L.P., the sellers listed therein and Charter Communications, Inc. (now called
              Charter Investment, Inc.) (Incorporated by reference to
              Amendment No. 4 to the registration statement on Form S-4 of
              Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on July
              22, 1999 (File No. 333-77499))
 2.7(c)       RAP Indemnity Agreement, dated April 26, 1999, by and among the sellers listed therein and Charter Communications, Inc.
              (now called Charter Investment, Inc.) (Incorporated by
              reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
              Charter Communications Holdings Capital Corporation filed on
              July 22, 1999 (File No. 333-77499))
 2.7(d)       Assignment of Purchase Agreement with InterLink
              Communications Partners, LLLP, dated as of June 30, 1999, by and between Charter Communications, Inc. (now called Charter
              Investment, Inc.) and Charter Communications Operating, LLC
              (Incorporated by reference to Amendment No. 4 to the
              registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital
              Corporation filed on July 22, 1999 (File No. 333-77499))
 2.7(e)       Assignment of Purchase Agreement with Rifkin Acquisition
              Partners L.L.L.P., dated as of June 30, 1999, by and between
              Charter Communications, Inc. (now called Charter Investment,
              Inc.) and Charter Communications Operating, LLC
              (Incorporated by reference to Amendment No. 4 to the
              registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital
              Corporation filed on July 22, 1999 (File No. 333-77499))
 2.7(f)       Assignment of RAP Indemnity Agreement, dated as of June 30,
              1999, by and between Charter Communications, Inc. (now
              called Charter Investment, Inc.) and Charter Communications
              Operating, LLC (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4 of Charter
              Communications Holdings, LLC and Charter Communications
              Holdings Capital Corporation filed on July 22, 1999 (File
              No. 333-77499))

 2.7(g)       Amendment to the Purchase Agreement with InterLink
              Communications Partners, LLLP, dated June 29, 1999
              (Incorporated by reference to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital
              Corporation filed on August 27, 1999 (File No. 333-77499))
 2.7(h) Contribution Agreement, dated as of September 14, 1999, by and among Charter Communications Operating, LLC, Charter
              Communications Holding Company, LLC, Charter Communications,
              Inc., Paul G. Allen and the certain other individuals and entities listed on the signature pages thereto (Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887))
 2.7(i) Form of First Amendment to the Contribution Agreement dated as of September 14, 1999, by and among Charter
              Communications Operating, LLC, Charter Communications
              Holding Company, LLC, Charter Communications, Inc. and Paul
              G. Allen (Incorporated by reference to Amendment No. 5 to the registration statement on Form S-1 of Charter
              Communications, Inc. filed on November 4, 1999 (File No.
              333-83887))
 2.8          Contribution and Sale Agreement dated as of December 30,
              1999, by and among Charter Communications Holding Company,
              LLC, CC VII Holdings, LLC and Charter Communications VII,
              LLC (Incorporated by reference to the report on Form 8-K of Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on January
              18, 2000 (File No. 333-77499))
 2.9          Contribution and Sale Agreement dated as of December 30,
              1999, by and among Charter Communications Holding Company,
              LLC and Charter Communications Holdings, LLC (Incorporated by reference to the report on Form 8-K of Charter
              Communications Holdings, LLC and Charter Communications
              Holdings Capital Corporation filed on January 18, 2000 (File
              No. 333-77499))
 2.10(a) Securities Purchase Agreement, dated May 13, 1999, by and between Avalon Cable Holdings LLC, Avalon Investors, L.L.C.,
              Avalon Cable of Michigan Holdings, Inc. and Avalon Cable LLC and Charter Communications Holdings LLC and Charter
              Communications, Inc. (now called Charter Investment, Inc.)
              (Incorporated by reference to Amendment No. 1 to the registration statement on Form S-4 of Avalon Cable of Michigan LLC, Avalon Cable of Michigan Inc., Avalon Cable of
              New England LLC and Avalon Cable Finance Inc. filed on May
              28, 1999 (File No. 333-75453))
 2.10(b) Assignment and Contribution Agreement, entered into as of October 11, 1999 by and between Charter Communications
              Holding Company, LLC and Charter Communications, Inc.
              (Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter
              Communications, Inc. filed on October 18, 1999 (File No.
              333-83887))
 2.10(c) Assignment Agreement effective as of June 16, 1999, by and among Charter Communications, Inc., Charter Communications
              Holdings LLC, Charter Communications Holding Company, LLC,
              Avalon Cable Holdings LLC, Avalon Investors, L.L.C., Avalon
              Cable of Michigan Holdings, Inc. and Avalon Cable LLC
              (Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter
              Communications, Inc. filed on October 18, 1999 (File No.
              333-83887))
 2.11(a)      Purchase and Contribution Agreement, dated as of May 26,
              1999, by and among Falcon Communications, L.P., Falcon
              Holding Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
              Trust, Falcon Holding Group, Inc. and DHN Inc. and Charter
              Communications, Inc. (now called Charter Investment,
              Inc.) (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-1 of Charter
              Communications, Inc. filed on September 28, 1999 (File No.
              333-83887))

 2.11(b) First Amendment to Purchase and Contribution Agreement, dated as of June 22, 1999, by and among Charter
              Communications, Inc., Charter Communications Holding
              Company, LLC, Falcon Communications, L.P., Falcon Holding
              Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable Trust,
              Falcon Holding Group, Inc. and DHN Inc. (Incorporated by reference to the quarterly report on Form 10-Q filed by Falcon Communications, L.P. and Falcon Funding Corporation on August 13, 1999 (File Nos. 333-60776 and 333-55755))
 2.11(c)      Form of Second Amendment to Purchase And Contribution
              Agreement, dated as of October 27, 1999, by and among Charter Investment, Inc., Charter Communications Holding
              Company, LLC, Falcon Communications, L.P., Falcon Holding
              Group, L.P., TCI Falcon Holdings, LLC, Falcon Holding Group,
              Inc. and DHN Inc. (Incorporated by reference to Amendment
              No. 5 to the registration statement on Form S-1 of Charter
              Communications, Inc. filed on November 4, 1999 (File No.
              333-83887))
 2.11(d) Third Amendment to Purchase and Contribution Agreement dated as of November 12, 1999, by and among Charter
              Communications, Inc., Falcon Communications L.P., Falcon
              Holdings Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
              Trust, Falcon Holding Group, Inc. and DHN Inc. (Incorporated by reference to the report on Form 8-K of CC VII Holdings, LLC and Falcon Funding Corporation filed on November 26,
              1999 (File No. 033-60776))
 2.12(a)      Purchase Agreement, dated as of May 21, 1999, among
              Blackstone TWF Capital Partners, L.P., Blackstone TWF
              Capital Partners A L.P., Blackstone TWF Capital Partners B
              L.P., Blackstone TWF Family Investment Partnership, L.P.,
              RCF Carry, LLC, Fanch Management Partners, Inc., PBW Carried
              Interest, Inc., RCF Indiana Management Corp, The Robert C.
              Fanch Revocable Trust, A. Dean Windry, Thomas Binning, Jack
              Pottle, SDG/Michigan Communications Joint Venture, Fanch-JV2
              Master Limited Partnership, Cooney Cable Associates of Ohio,
              Limited Partnership, North Texas Cablevision, LTD., Post
              Cablevision of Texas, Limited Partnership, Spring Green
              Communications, L.P., Fanch-Narragansett CSI Limited
              Partnership, and Fanch Cablevision of Kansas General
              Partnership and Charter Communications, Inc. (now called
              Charter Investment, Inc.) (Incorporated by reference to
              Amendment No. 2 to the registration statement on Form S-1 of Charter Communications, Inc. filed on September 28, 1999
              (File No. 333-83887))
 2.12(b)      Assignment of Purchase Agreement by and between Charter
              Investment, Inc. and Charter Communications Holding Company,
              LLC, effective as of September 21, 1999 (Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October
              18, 1999 (File No. 333-83887))
 2.13         Purchase and Contribution Agreement, entered into as of June
              1999, by and among BCI (USA), LLC, William Bresnan,
              Blackstone BC Capital Partners L.P., Blackstone BC Offshore
              Capital Partners L.P., Blackstone Family Investment
              Partnership III L.P., TCID of Michigan, Inc. and TCI Bresnan
              LLC and Charter Communications Holding Company, LLC (now called Charter Investment, Inc.) (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-1 of Charter Communications, Inc. filed on September 28, 1999
              (File No. 333-83887))
 3.1          Certificate of Formation of Charter Communications Holdings,
              LLC (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital
              Corporation filed on June 22, 1999 (File No. 333-77499)
 3.2          Limited Liability Company Agreement of Charter
              Communications Holdings, LLC (Incorporated by reference to
              Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on June
              22, 1999 (File No. 333-77499)
 3.3          Certificate of Incorporation of Charter Communications
              Holdings Capital Corporation (Incorporated by reference to
              Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on June
              22, 1999 (File No. 333-77499)

 3.4            By-Laws of Charter Communications Holdings Capital Corporation (Incorporated by reference to
                Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC
                and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499)
 4.2(a)(1)      Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter
                Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing
                10 3/4% convertible senior notes due 2009*
 4.2(a)(2)      Exchange and Registration Rights Agreement, dated as of January 10, 2001, by and among Charter
                Communications Holdings, LLC, Charter Communications Holdings Capital Corporation, Morgan Stanley &
                Co., Incorporated, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear,
                Stearns & Co. Inc., and RBC Dominion Securities Corporation, relating to the 10 3/4% convertible senior notes due 2009
 4.2(b)(1)      Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter
                Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing
                11 1/8% convertible senior notes due 2011*
 4.2(b)(2)      Exchange and Registration Rights Agreement, dated as of January 10, 2001, by and among Charter
                Communications Holdings, LLC, Charter Communications Holdings Capital Corporation, Morgan Stanley &
                Co., Incorporated, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear,
                Stearns & Co. Inc., and RBC Dominion Securities Corporation, relating to the 11 1/8% convertible senior notes due 2011
 4.2(c)(1)      Indenture dated as of January 10, 2001 between Charter Communications Holdings, LLC, Charter
                Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing
                13 1/2% convertible senior discount notes due 2011*
 4.2(c)(2)      Exchange and Registration Rights Agreement, dated as of January 10, 2001, by and among Charter
                Communications Holdings, LLC, Charter Communications Holdings Capital Corporation, Morgan Stanley &
                Co., Incorporated, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear,
                Stearns & Co. Inc., and RBC Dominion Securities Corporation, relating to the 13 1/2% convertible senior discount notes due 2011
 5.1            Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality*
 8.1            Opinion of Paul, Hastings, Janofsky & Walker LLP regarding tax matters*
10.1            Credit Agreement, dated as of March 18, 1999, between Charter Communications Operating, LLC, and certain lenders and agents named therein (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
                Communications Holdings Capital Corporation filed on June 22, 1999 (File No. 333-77499))
10.1(a)         First Amendment to Credit Agreement dated as of June 28, 1999 between Charter Communications
                Operating, LLC, Charter Communications Holdings LLC and certain lenders and agents named therein
                (Incorporated by reference to the registration statement on Form S-4 of Charter Communications
                Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000
                (File No. 333-95351))
10.1(b)         Second Amendment to Credit Agreement dated as of December 14, 1999 between Charter Communications
                Operating, LLC, Charter Communications Holdings LLC and certain lenders and agents named therein
                (Incorporated by reference to the registration statement on Form S-4 of Charter Communications
                Holdings, LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000
                (File No. 333-95351))
10.1(c)         Third Amendment to Credit Agreement dated as of March 18, 2000, between Charter Communications
                Operating, LLC, Charter Communications, LLC and certain lenders and agents named therein
                (Incorporated by reference to the annual report on Form 10-K filed by Charter Communications, Inc.
                on March 30, 2000 (File No. 333-83887))

10.2(a)(1)    Form of Second Amended Management Agreement, dated as of November 9, 1999, by and among Charter Investment, Inc., Charter Communications, Inc. and Charter
              Communications Operating, LLC (Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18,
              1999 (File No. 333-83887))
10.2(b)       First Amended and Restated Mutual Services Agreement, dated as of December 21, 2000, by and between Charter Communications, Inc., Charter Investment, Inc. and Charter
              Communications Holding Company, LLC*
10.2(c)       Form of Management Agreement, dated as of November 9, 1999, by and between Charter
              Communications Holding Company, LLC and Charter Communications, Inc. (Incorporated by
              reference to Amendment No. 3 to the registration statement on Form S-1 of Charter
              Communications, Inc. filed on October 18, 1999 (File No. 333-83887))
10.2(d)       Management Agreement, dated as of November 12, 1999, by and between CC VI Operating
              Company, LLC and Charter Communications, Inc. (Incorporated by reference to Amendment
              No. 1 to the registration statement on Form S-4 of Charter Communications Holdings, LLC
              and Charter Communications Holdings Capital Corporation filed on April 18, 2000 (File
              No. 333-77499))
10.2(e)       Management Agreement, dated as of November 12, 1999 by and between Falcon Cable
              Communications, LLC and Charter Communications, Inc. (Incorporated by reference to
              Amendment No. 1 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital Corporation filed on April
              18, 2000 (File No. 333-77499))
10.2(f)       Management Agreement dated as of February 14, 2000, by and between CC VIII Operating,
              LLC, certain subsidiaries of CC VIII Operating, LLC and Charter Communications, Inc.
              (Incorporated by reference to the annual report on Form 10-K filed by Charter
              Communications, Inc. on March 30, 2000 (File No. 333-83887))
10.3          Consulting Agreement, dated as of March 10, 1999, by and between Vulcan Northwest Inc.,
              Charter Communications, Inc. (now called Charter Investment Inc.) and Charter
              Communications Holdings, LLC (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on July 22, 1999 (File No.
              333-77499))
10.4          Charter Communications Holdings, LLC 1999 Option Plan (Incorporated by reference to
              Amendment No. 4 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital Corporation filed on July 22,
              1999 (File No. 333-77499))
10.4(a)       Assumption Agreement regarding option plan, dated as of May 25, 1999, by and between
              Charter Communications Holdings, LLC and Charter Communications Holding Company, LLC
              (Incorporated by reference to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital
              Corporation filed on August 27, 1999 (File No. 333-77499))
10.4(b)       Form of Amendment No. 1 to the Charter Communications Holdings, LLC 1999 Option Plan
              (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-1 of Charter Communications, Inc. filed on November 1, 1999 (File No. 333-83887))
10.4(c)       Amendment No. 2 to the Charter Communications Holdings, LLC 1999 Option Plan
              (Incorporated by reference to the annual report on Form 10-K filed by Charter
              Communications, Inc. on March 30, 2000 (File No. 333-83887))

10.5          Membership Interests Purchase Agreement, dated July 22, 1999, by and between Charter
              Communications Holding Company, LLC and Paul G. Allen (Incorporated by reference to
              Amendment No. 6 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital Corporation filed on
              August 27, 1999 (File No. 333-77499))
10.6          Employment Agreement, dated as of August 28, 1998, between Jerald L. Kent and Paul
              G. Allen (Incorporated by reference to Amendment No. 5 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications
              Holdings Capital Corporation filed on August 10, 1999 (File No. 333-77499))
10.7          Assignment of Employment Agreements, dated as of December 23, 1998, between Paul G.
              Allen and Charter Communications, Inc. (now called Charter Investment, Inc.)
              (Incorporated by reference to Amendment No. 6 to the registration statement on Form
              S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings
              Capital Corporation filed on August 27, 1999 (File No. 333-77499))
10.8(a)       Option Agreement, dated as of February 9, 1999, between Jerald L. Kent and Charter
              Communications Holdings, LLC (Incorporated by reference to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
              Charter Communications Holdings Capital Corporation filed on August 27, 1999 (File
              No. 333-77499))
10.8(b)       Amendment to the Option Agreement, dated as of August 23, 1999, between Jerald L.
              Kent and Charter Communications Holding Company, LLC (Incorporated by reference to
              Amendment No. 6 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital Corporation filed on
              August 27, 1999 (File No. 333-77499))
10.8(c)       Form of Amendment to the Option Agreement, dated as of November 8, 1999, by and among Jerald L. Kent, Charter Communications Holding Company, LLC and Charter
              Communications, Inc. (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-1 of Charter Communications, Inc. filed on November
              1, 1999 (File No. 333-83887))
10.9          Letter Agreement, dated as of July 22, 1999 between Charter Communications Holding
              Company, LLC and Charter Communications Holdings, LLC (Incorporated by reference to
              Amendment No. 5 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital Corporation filed on
              August 10, 1999 (File No. 333-77499))
10.10         Amendment to Membership Interests Purchase Agreement, dated as of August 10, 1999, by and among Charter Communications Holding Company, LLC, Vulcan Cable III Inc. and
              Paul G. Allen (Incorporated by reference to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on August 27, 1999 (File No.
              333-77499))
10.11         Form of Assignment and Assumption Agreement, dated as of November 4, 1999, by and between Charter Investment, Inc. and Charter Communications, Inc. (Incorporated by
              reference to Amendment No. 2 to the registration statement on Form S-1 of Charter
              Communications, Inc. filed on September 28, 1999 (File No. 333-83887))
10.12         Form of Registration Rights Agreement, dated as of November 12, 1999, by and among
              Charter Communications, Inc., Charter Investment, Inc., Vulcan Cable III Inc., Mr.
              Paul G. Allen, Mr. Jerald L. Kent, Mr. Howard L. Wood and Mr. Barry L. Babcock
              (Incorporated by reference to Amendment No. 3 to the registration statement on Form
              S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887))
10.13         Form of Consulting Agreement, dated as of November 1, 1999, by and between Howard L.
              Wood and Charter Communications, Inc. (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-1 of Charter Communications, Inc. filed on
              November 1, 1999 (File No. 333-83887))

10.14         Form of Termination of Employment Agreement, dated as of November 1, 1999, by and between Howard L. Wood and Charter Investment, Inc., Communications, Inc. and Charter
              Communications Holding Company, LLC (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-1 of Charter Communications, Inc. filed on
              November 1, 1999 (File No. 333-83887))
10.15         Letter Agreement, dated September 21, 1999, by and among Charter Communications,
              Inc., Charter Investment, Inc., Charter Communications Holding Company, Inc. and
              Vulcan Ventures Inc. (Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October
              18, 1999 (File No. 333-83887))
10.16         Second Amended and Restated Credit Agreement dated as of February 2, 1999, as Amended and Restated as of January 2, 2001 by and among CC VIII Operating, LLC, as borrower,
              CC VIII Holdings, LLC, as guarantor, and several financial institutions or entities named therein (Incorporated by reference to the annual report on Form 10-K filed by
              Charter Communications, Inc. on March 30, 2000 (File No. 333-83887))
10.17         Form of Credit Agreement, dated as of June 30, 1998, as Amended and Restated as of
              November 12, 1999, among Falcon Cable Communications, LLC, certain guarantors and several financial institutions or entities named therein (Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter
              Communications, Inc. filed on October 18, 1999 (File No. 333-83887))
10.18         Credit Agreement, dated as of November 12, 1999, among CC VI Holdings, LLC, CC VI
              Operating Company, LLC and several financial institutions or entities named therein
              (Incorporated by reference to the report on Form 8-K of Charter Communications, Inc.
              filed on November 29, 1999 (File No. 333-83887))
10.19         Amended and Restated Limited Liability Company Agreement for Charter Communications
              Holding Company, LLC, dated February 14, 2000 (Incorporated by reference to the current report on Form 8-K of Charter Communications, Inc. filed on February 29, 2000
              (File No. 333-83887))
10.19(a)      First Amendment to the Amended and Restated Limited Liability Company Agreement for
              Charter Communications Holding Company, LLC, dated September 13, 2000 (Incorporated by reference to Amendment No. 1 to the registration statement on Form S-1 of Charter
              Communications, Inc. filed on September 22, 2000 (File No. 333-41486))
10.20         Letter Agreement, dated May 25, 1999, between Charter Communications, Inc. and Marc
              Nathanson (Incorporated by reference to the registration statement on Form S-4 of
              Charter Communications Holdings, LLC and Charter Communications Holdings Capital
              Corporation filed on January 25, 2000 (File No. 333-95351))
10.21         Exchange Agreement, dated as of February 14, 2000, by and among Charter
              Communications, Inc., BCI (USA), LLC, William J. Bresnan, Blackstone BC Capital
              Partners L.P., Blackstone BC Offshore Capital Partners L.P., Blackstone Family Media,
              III L.P. (as assignee of Blackstone Family Investment III L.P.), TCID of Michigan,
              Inc., and TCI Bresnan LLC (Incorporated by reference to the current report on Form
              8-K of Charter Communications, Inc. filed on February 29, 2000 (File No. 333-83887))
10.22         Form of Exchange Agreement, dated as of November 12, 1999 by and among Charter
              Investments, Inc., Charter Communications, Inc., Vulcan Cable III Inc. and Paul G.
              Allen (Incorporated by reference to Amendment No. 3 to the registration statement on
              Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No.
              333-83887))
10.23(a)      Indenture relating to the 10.00% Senior notes due 2009, dated as of January 12, 2000, between Charter Communications Holdings, LLC, Charter Communications Holdings Capital
              Corporation and Harris Trust and Savings Bank (Incorporated by reference to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
              Charter Communications Holdings Capital Corporation filed on January 25, 2000 (File
              No. 333-95351))

10.23(b)      Form of 10.00% Senior Note due 2010 (included in Exhibit No. 4.1(a)) (Incorporated by reference to the registration statement on Form S-4 of Charter Communications Holdings,
              LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000
              (File No. 333-95351))
10.23(c)      Exchange and Registration Rights Agreement, dated January 12, 2000, by and among
              Charter Communications Holdings, LLC, Charter Communications Holdings Capital
              Corporation, Goldman, Sachs & Co., Chase Securities Inc., FleetBoston Robertson
              Stephens Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co.
              Incorporated, TD Securities (USA) Inc., First Union Securities, Inc., PNC Capital
              Markets, Inc. and SunTrust Equitable Securities Corporation, relating to the 10.00%
              Senior Notes due 2009 (Incorporated by reference to the registration statement on Form
              S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital
              Corporation filed on January 25, 2000 (File No. 333-95351))
10.24(a)      Indenture relating to the 10.25% Senior Notes due 2010, dated as of January 12, 2000, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital
              Corporation and Harris Trust and Savings Bank (Incorporated by reference to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on January 25, 2000 (File No.
              333-95351))
10.24(b)      Form of 10.25% Senior Note due 2010 (included in Exhibit No. 4.2(a)) (Incorporated by reference to the registration statement on Form S-4 of Charter Communications Holdings,
              LLC and Charter Communications Holdings Capital Corporation filed on January 25, 2000
              (File No. 333-95351))
10.24(c)      Exchange and Registration Rights Agreement, dated January 12, 2000, by and among
              Charter Communications Holdings, LLC, Charter Communications Holdings Capital
              Corporation, Goldman, Sachs & Co., Chase Securities Inc., FleetBoston Robertson
              Stephens Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co.
              Incorporated, TD Securities (USA) Inc., First Union Securities, Inc., PNC Capital
              Markets, Inc. and SunTrust Equitable Securities Corporation, relating to the 10.25%
              Senior Notes due 2010 (Incorporated by reference to the registration statement on Form
              S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital
              Corporation filed on January 25, 2000 (File No. 333-95351))
10.25(a)      Indenture relating to the 11.75% Senior Discount Notes due 2010, dated as of January
              12, 2000, among Charter Communications Holdings, LLC, Charter Communications Holdings
              Capital Corporation and Harris Trust and Savings Bank (Incorporated by reference to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on January 25, 2000 (File No.
              333-95351))
10.25(b)      Form of 11.75% Senior Discount Note due 2010 (included in Exhibit No. 4.3(a))
              (Incorporated by reference to the registration statement on Form S-4 of Charter
              Communications Holdings, LLC and Charter Communications Holdings Capital Corporation
              filed on January 25, 2000 (File No. 333-95351))
10.25(c)      Exchange and Registration Rights Agreement, dated January 12, 2000, by and among
              Charter Communications Holdings, LLC, Charter Communications Holdings Capital
              Corporation, Goldman, Sachs & Co., Chase Securities Inc., FleetBoston Robertson
              Stephens Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co.
              Incorporated, TD Securities (USA) Inc., First Union Securities, Inc., PNC Capital
              Markets, Inc. and SunTrust Equitable Securities Corporation, relating to the 11.75%
              Senior Discount Notes due 2010 (Incorporated by reference to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings
              Capital Corporation filed on January 25, 2000 (File No. 333-95351))

10.26(a)      Indenture relating to the 8.250% Senior Notes due 2007, dated as of March 17, 1999, between Charter Communications Holdings, LLC, Charter Communications Holdings
              Capital Corporation and Harris Trust and Savings Bank (Incorporated by reference to
              Amendment No. 2 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22,
              1999 (File No. 333-77499))
10.26(b)      Indenture relating to the 8.625% Senior Notes due 2009, dated as of March 17, 1999, among Charter Communications Holdings, LLC, Charter Communications Holdings Capital
              Corporation and Harris Trust and Savings Bank (Incorporated by reference to Amendment
              No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC
              and Charter Communications Holdings Capital Corporation filed on June 22, 1999 (File
              No. 333-77499))
10.26(c)      Indenture relating to the 9.920% Senior Discount Notes due 2011, dated as of March 17,
              1999, among Charter Communications Holdings, LLC, Charter Communications Holdings
              Capital Corporation and Harris Trust and Savings Bank (Incorporated by reference to
              Amendment No. 2 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital Corporation filed on June 22,
              1999 (File No. 333-77499))
10.27         Indenture, dated as of April 9, 1998, by and among Renaissance Media (Louisiana) LLC,
              Renaissance Media (Tennessee) LLC, Renaissance Media Capital Corporation, Renaissance
              Media Group LLC and United States Trust Company of New York, as trustee (Incorporated by reference to the registration statement on Forms S-4 of Renaissance Media Group LLC,
              Renaissance Media (Tennessee) LLC, Renaissance Media (Louisiana) LLC and Renaissance
              Media Capital Corporation filed on June 12, 1998 (File No. 333-56679))
10.28         Indenture, dated January 15, 1996, by and among Rifkin Acquisition Partners, L.L.L.P.,
              Rifkin Acquisition Capital Corp., as issuers, Cable Equities of Colorado Management
              Corp., FNI Management Corp., Cable Equities of Colorado, Ltd., Cable Equities, Inc. and
              Rifkin/Tennessee, Ltd., as Subsidiary Guarantors, and Marine Midland Bank, as trustee
              (Incorporated by reference to the registration statement on Form S-1 of Rifkin
              Acquisition Capital Corp. and Rifkin Acquisition Partners, L.L.P. filed on April 2,
              1996 (File No. 333-3084))
10.29(a)      Indenture, dated as of December 10, 1998, by and among Avalon Cable of Michigan
              Holdings, Inc., Avalon Cable LLC and Avalon Cable Holdings Finance, Inc., as issuers and The Bank of New York, as trustee for the Notes (Incorporated by reference to
              Amendment No. 1 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital Corporation filed on April
              18, 2000 (File No. 333-77499))
10.29(b)      Supplemental Indenture, dated as of March 26, 1999, by and among Avalon Cable of
              Michigan Holdings, Inc., Avalon Cable LLC and Avalon Cable Holdings Finance, Inc., as
              issuers, Avalon Cable of Michigan, Inc., as guarantor, and The Bank of New York, as trustee for the Notes (Incorporated by reference to Amendment No. 1 to the registration statement on Form S-4 of Avalon Cable LLC, Avalon Cable Holdings Finance, Inc., Avalon
              Cable of Michigan Holdings, Inc. and Avalon Cable of Michigan, Inc. filed on May 28,
              1999 (File No. 333-75415))
10.30         Indenture relating to 5.75% Convertible Senior Notes due 2005, dated as of October 25,
              2000, among Charter Communications, Inc. and BNY Midwest Trust Company as trustee
              (Incorporated by reference to the quarterly report on Form 10-Q filed by Charter
              Communications, Inc. on November 14, 2000 (File No. 000-27927))

10.31         Registration Rights Agreement relating to 5.75% Convertible Senior Notes due 2005, dated as of October 30, 2000, among Charter Communications, Inc., Goldman, Sachs & Co.,
              Morgan Stanley & Co. Incorporated, Bear, Stearns & Co., and Merrill Lynch Pierce, Fenner
              & Smith Incorporated (Incorporated by reference to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on November 14, 2000 (File No. 000-27927))
12.1          Ratio of Earnings to Fixed Charges*
21.1          Subsidiaries of Charter Communications Holdings, LLC*
23.1          Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit No. 5.1)*
23.2          Consent of Arthur Andersen LLP
23.3          Consent of KPMG LLP
23.4          Consent of Ernst & Young LLP
23.5          Consent of Ernst & Young LLP
23.6          Consent of KPMG LLP
23.7          Consent of PricewaterhouseCoopers LLP
23.8          Consent of PricewaterhouseCoopers LLP
23.9          Consent of Ernst & Young LLP
23.10         Consent of PricewaterhouseCoopers LLP
23.11         Consent of PricewaterhouseCoopers LLP
23.12         Consent of Greenfield, Altman, Brown, Berger & Katz, P.C.
23.13         Consent of PricewaterhouseCoopers LLP
23.14         Consent of Ernst & Young LLP
23.15         Consent of KPMG LLP
23.16         Consent of KPMG LLP
23.17         Consent of Ernst & Young LLP
23.18         Consent of Ernst & Young LLP
23.19         Consent of Ernst & Young LLP
23.20         Consent of Shields & Co.
25.1          Statement of eligibility of trustee*


---------------

* Previously filed.


FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrants hereby undertake that:

          (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) Every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Charter Communications Holdings, LLC has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on the seventh day of February 2001.

                                   CHARTER COMMUNICATIONS HOLDINGS, LLC:
                                   a registrant

                                   By: CHARTER COMMUNICATIONS HOLDING
                                       COMPANY, LLC, its sole member

                                   By: CHARTER COMMUNICATIONS, INC., its member
                                       and manager, and the manager of Charter
                                       Communications Holdings, LLC

                                   By: /s/ CURTIS S. SHAW
                                      ------------------------------------------
                                       Name: Curtis S. Shaw
                                       Title:   Senior Vice President, General
                                                Counsel
                                                and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                                CAPACITY WITH CHARTER COMMUNICATIONS, INC.,
                                                              THE MANAGER OF
                                                   CHARTER COMMUNICATIONS HOLDINGS, LLC
                                                            AND THE MANAGER OF
                                                          CHARTER COMMUNICATIONS
                                                           HOLDING COMPANY, LLC,
                                                            THE SOLE MEMBER OF
                SIGNATURE                          CHARTER COMMUNICATIONS HOLDINGS, LLC                DATE
                ---------                       -------------------------------------------            ----

*                                           Director                                             February 7, 2001
------------------------------------------
William D. Savoy

*                                           President, Chief Executive Officer and Director      February 7, 2001
------------------------------------------  (Principal Executive Officer)
Jerald L. Kent

*                                           Director                                             February 7, 2001
------------------------------------------
Nancy B. Peretsman

*                                           Director                                             February 7, 2001
------------------------------------------
Marc B. Nathanson

*                                           Director                                             February 7, 2001
------------------------------------------
Ronald L. Nelson

*                                           Director                                             February 7, 2001
------------------------------------------
Howard L. Wood

*                                           Executive Vice President and Chief Financial         February 7, 2001
------------------------------------------  Officer (Principal Financial Officer and Principal
Kent D. Kalkwarf                            Accounting Officer)


*By: /s/ CURTIS S. SHAW
     --------------------------
     Curtis S. Shaw,
     Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Charter Communications Holdings Capital Corporation has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on the seventh day of February 2001.


                                      CHARTER COMMUNICATIONS HOLDINGS CAPITAL
                                      CORPORATION, a registrant

                                      By: /s/ CURTIS S. SHAW
                                         ---------------------------------------
                                          Name: Curtis S. Shaw
                                          Title:   Senior Vice President,
                                                   General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                    CAPACITY                            DATE
              ---------                                    --------                            ----

*                                      President, Chief Executive Officer and Director   February 7, 2001
------------------------------------   (Principal Executive Officer)
Jerald L. Kent

*                                      Executive Vice President and Chief Financial      February 7, 2001
------------------------------------   Officer (Principal Financial Officer and
Kent D. Kalkwarf                       Principal Accounting Officer)


*By: /s/ CURTIS S.
     SHAW
     ----------------------
     Curtis S. Shaw,
     Attorney-in-Fact

                                 EXHIBIT INDEX

  EXHIBIT
  -------                            DESCRIPTION
 2.1         Merger Agreement, dated March 31, 1999, by and between
             Charter Communications Holdings, LLC and Marcus Cable
             Holdings, LLC (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on June 22, 1999 (File
             No. 333-77499))
 2.2(a)      Membership Purchase Agreement, dated as of January 1, 1999, by and between ACEC Holding Company, LLC and Charter
             Communications, Inc. (now called Charter Investment, Inc.)
             (Incorporated by reference to Amendment No. 4 to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on July 22, 1999 (File No. 333-77499))
 2.2(b)      Assignment of Membership Purchase Agreement, dated as of
             February 23, 1999, by and between Charter Communications,
             Inc. (now called Charter Investment, Inc.) and Charter
             Communications Entertainment II, LLC (Incorporated by
             reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
             Charter Communications Holdings Capital Corporation filed on
             July 22, 1999 (File No. 333-77499))
 2.3(a)      Asset Purchase Agreement, dated as of February 17, 1999,
             among Greater Media, Inc., Greater Media Cablevision, Inc.
             and Charter Communications, Inc. (now called Charter
             Investment, Inc.) (Incorporated by reference to Amendment
             No. 4 to the registration statement on Form S-4 of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on July 22, 1999 (File
             No. 333-77499))
 2.3(b)      Assignment of Asset Purchase Agreement, dated as of February
             23, 1999, by and between Charter Communications, Inc. (now called Charter Investment, Inc.) and Charter Communications
             Entertainment I, LLC (Incorporated by reference to Amendment
             No. 4 to the registration statement on Form S-4 of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on July 22, 1999 (File
             No. 333-77499))
 2.4         Purchase Agreement, dated as of February 23, 1999, by and
             among Charter Communications, Inc. (now called Charter
             Investment, Inc.), Charter Communications, LLC, Renaissance
             Media Holdings LLC and Renaissance Media Group LLC
             (Incorporated by reference to the report on Form 8-K of
             Renaissance Media Group LLC filed on March 1, 1999 (File No.
             333-56679))
 2.5         Purchase Agreement, dated as of March 22, 1999, among
             Charter Communications, Inc. (now called Charter Investment,
             Inc.), Charter Communications, LLC, Charter Helicon, LLC,
             Helicon Partners I, L.P., Baum Investments, Inc. and the
             limited partners of Helicon Partners I, L.P. (Incorporated by reference to Amendment No. 4 to the registration
             statement on Form S-4 of Charter Communications Holdings,
             LLC and Charter Communications Holdings Capital Corporation
             filed on July 22, 1999 (File No. 333-77499))
 2.6(a)      Asset and Stock Purchase Agreement, dated April 20, 1999,
             between InterMedia Partners of West Tennessee, L.P. and
             Charter Communications, LLC (Incorporated by reference to
             Amendment No. 2 to the registration statement on Form S-4 of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on June
             22, 1999 (File No. 333-77499))

  EXHIBIT
  -------                            DESCRIPTION
 2.6(b)      Stock Purchase Agreement, dated April 20, 1999, between TCID
             1P-V, Inc. and Charter Communications, LLC (Incorporated by
             reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
             Charter Communications Holdings Capital Corporation filed on
             June 22, 1999 (File No. 333-77499))
 2.6(c)      RMG Purchase Agreement, dated as of April 20, 1999, between
             Robin Media Group, Inc., InterMedia Partners of West
             Tennessee, L.P. and Charter RMG, LLC (Incorporated by
             reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
             Charter Communications Holdings Capital Corporation filed on
             June 22, 1999 (File No. 333-77499))
 2.6(d)      Asset Exchange Agreement, dated April 20, 1999, among
             InterMedia Partners Southeast, Charter Communications, LLC,
             Charter Communications Properties, LLC, and Marcus Cable
             Associates, L.L.C. (Incorporated by reference to Amendment
             No. 2 to the registration statement on Form S-4 of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on June 22, 1999 (File
             No. 333-77499))
 2.6(d)(i)   Amendment to Asset Exchange Agreement, made as of October 1,
             1999, by and among InterMedia Partners Southeast and Charter
             Communications, LLC, Charter Communications Properties, LLC
             and Marcus Cable Associates, L.L.C. (Incorporated by
             reference to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October
             18, 1999 (File No. 333-83887))
 2.6(e)      Asset Exchange Agreement, dated April 20, 1999, among
             InterMedia Partners, a California Limited Partnership,
             Brenmor Cable Partners, L.P. and Robin Media Group, Inc.
             (Incorporated by reference to Amendment No. 2 to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on June 22, 1999 (File No. 333-77499))
 2.6(f)      Common Agreement, dated April 20, 1999, between InterMedia
             Partners, InterMedia Partners Southeast, InterMedia Partners
             of West Tennessee, L.P., InterMedia Capital Partners IV,
             L.P., InterMedia Partners IV, L.P., Brenmor Cable Partners,
             L.P., TCID IP-V, Inc., Charter Communications, LLC, Charter
             Communications Properties, LLC, Marcus Cable Associates,
             L.L.C. and Charter RMG, LLC (Incorporated by reference to
             Amendment No. 3 to the registration statement on Form S-4 of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on July 2,
             1999 (File No. 333-77499)) (Portions of this exhibit have
             been omitted pursuant to a request for confidential
             treatment.)
 2.7(a)      Purchase and Sale Agreement, dated as of April 26, 1999, by and among InterLink Communications Partners, LLLP, the
             sellers listed therein and Charter Communications, Inc. (now called Charter Investment, Inc.) (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on June
             22, 1999 (File No. 333-77499))
 2.7(b)      Purchase and Sale Agreement, dated as of April 26, 1999, by and among Rifkin Acquisition Partners, L.L.L.P., the sellers listed therein and Charter Communications, Inc. (now called
             Charter Investment, Inc.) (Incorporated by reference to
             Amendment No. 4 to the registration statement on Form S-4 of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on July
             22, 1999 (File No. 333-77499))

  EXHIBIT
  -------                            DESCRIPTION
 2.7(c)      RAP Indemnity Agreement, dated April 26, 1999, by and among the sellers listed therein and Charter Communications, Inc.
             (now called Charter Investment, Inc.) (Incorporated by
             reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
             Charter Communications Holdings Capital Corporation filed on
             July 22, 1999 (File No. 333-77499))
 2.7(d)      Assignment of Purchase Agreement with InterLink
             Communications Partners, LLLP, dated as of June 30, 1999, by and between Charter Communications, Inc. (now called Charter
             Investment, Inc.) and Charter Communications Operating, LLC
             (Incorporated by reference to Amendment No. 4 to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on July 22, 1999 (File No. 333-77499))
 2.7(e)      Assignment of Purchase Agreement with Rifkin Acquisition
             Partners L.L.L.P., dated as of June 30, 1999, by and between
             Charter Communications, Inc. (now called Charter Investment,
             Inc.) and Charter Communications Operating, LLC
             (Incorporated by reference to Amendment No. 4 to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on July 22, 1999 (File No. 333-77499))
 2.7(f)      Assignment of RAP Indemnity Agreement, dated as of June 30,
             1999, by and between Charter Communications, Inc. (now
             called Charter Investment, Inc.) and Charter Communications
             Operating, LLC (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4 of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on July 22, 1999 (File
             No. 333-77499))
 2.7(g)      Amendment to the Purchase Agreement with InterLink
             Communications Partners, LLLP, dated June 29, 1999
             (Incorporated by reference to Amendment No. 6 to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on August 27, 1999 (File No. 333-77499))
 2.7(h)      Contribution Agreement, dated as of September 14, 1999, by and among Charter Communications Operating, LLC, Charter
             Communications Holding Company, LLC, Charter Communications,
             Inc., Paul G. Allen and the certain other individuals and
             entities listed on the signature pages thereto (Incorporated by reference to Amendment No. 3 to the registration
             statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887))
 2.7(i)      Form of First Amendment to the Contribution Agreement dated as of September 14, 1999, by and among Charter
             Communications Operating, LLC, Charter Communications
             Holding Company, LLC, Charter Communications, Inc. and Paul
             G. Allen (Incorporated by reference to Amendment No. 5 to
             the registration statement on Form S-1 of Charter
             Communications, Inc. filed on November 4, 1999 (File No.
             333-83887))
 2.8         Contribution and Sale Agreement dated as of December 30,
             1999, by and among Charter Communications Holding Company,
             LLC, CC VII Holdings, LLC and Charter Communications VII,
             LLC (Incorporated by reference to the report on Form 8-K of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on January
             18, 2000 (File No. 333-77499))
 2.9         Contribution and Sale Agreement dated as of December 30,
             1999, by and among Charter Communications Holding Company,
             LLC and Charter Communications Holdings, LLC (Incorporated
             by reference to the report on Form 8-K of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on January 18, 2000 (File
             No. 333-77499))

  EXHIBIT
  -------                            DESCRIPTION
 2.10(a)     Securities Purchase Agreement, dated May 13, 1999, by and
             between Avalon Cable Holdings LLC, Avalon Investors, L.L.C.,
             Avalon Cable of Michigan Holdings, Inc. and Avalon Cable LLC
             and Charter Communications Holdings LLC and Charter
             Communications, Inc. (now called Charter Investment, Inc.)
             (Incorporated by reference to Amendment No. 1 to the
             registration statement on Form S-4 of Avalon Cable of
             Michigan LLC, Avalon Cable of Michigan Inc., Avalon Cable of
             New England LLC and Avalon Cable Finance Inc. filed on May
             28, 1999 (File No. 333-75453))
 2.10(b)     Assignment and Contribution Agreement, entered into as of
             October 11, 1999 by and between Charter Communications
             Holding Company, LLC and Charter Communications, Inc.
             (Incorporated by reference to Amendment No. 3 to the
             registration statement on Form S-1 of Charter
             Communications, Inc. filed on October 18, 1999 (File No.
             333-83887))
 2.10(c)     Assignment Agreement effective as of June 16, 1999, by and among Charter Communications, Inc., Charter Communications
             Holdings LLC, Charter Communications Holding Company, LLC,
             Avalon Cable Holdings LLC, Avalon Investors, L.L.C., Avalon
             Cable of Michigan Holdings, Inc. and Avalon Cable LLC
             (Incorporated by reference to Amendment No. 3 to the
             registration statement on Form S-1 of Charter
             Communications, Inc. filed on October 18, 1999 (File No.
             333-83887))
 2.11(a)     Purchase and Contribution Agreement, dated as of May 26,
             1999, by and among Falcon Communications, L.P., Falcon
             Holding Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
             Trust, Falcon Holding Group, Inc. and DHN Inc. and Charter
             Communications, Inc. (now called Charter Investment,
             Inc.) (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-1 of Charter
             Communications, Inc. filed on September 28, 1999 (File No.
             333-83887))
 2.11(b)     First Amendment to Purchase and Contribution Agreement,
             dated as of June 22, 1999, by and among Charter
             Communications, Inc., Charter Communications Holding
             Company, LLC, Falcon Communications, L.P., Falcon Holding
             Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable Trust,
             Falcon Holding Group, Inc. and DHN Inc. (Incorporated by
             reference to the quarterly report on Form 10-Q filed by
             Falcon Communications, L.P. and Falcon Funding Corporation
             on August 13, 1999 (File Nos. 333-60776 and 333-55755))
 2.11(c)     Form of Second Amendment to Purchase And Contribution
             Agreement, dated as of October 27, 1999, by and among
             Charter Investment, Inc., Charter Communications Holding
             Company, LLC, Falcon Communications, L.P., Falcon Holding
             Group, L.P., TCI Falcon Holdings, LLC, Falcon Holding Group,
             Inc. and DHN Inc. (Incorporated by reference to Amendment
             No. 5 to the registration statement on Form S-1 of Charter
             Communications, Inc. filed on November 4, 1999 (File No.
             333-83887))
 2.11(d)     Third Amendment to Purchase and Contribution Agreement dated as of November 12, 1999, by and among Charter
             Communications, Inc., Falcon Communications L.P., Falcon
             Holdings Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
             Trust, Falcon Holding Group, Inc. and DHN Inc. (Incorporated
             by reference to the report on Form 8-K of CC VII Holdings,
             LLC and Falcon Funding Corporation filed on November 26,
             1999 (File No. 033-60776))

  EXHIBIT                            DESCRIPTION
  -------
 2.12(a)     Purchase Agreement, dated as of May 21, 1999, among
             Blackstone TWF Capital Partners, L.P., Blackstone TWF
             Capital Partners A L.P., Blackstone TWF Capital Partners B
             L.P., Blackstone TWF Family Investment Partnership, L.P.,
             RCF Carry, LLC, Fanch Management Partners, Inc., PBW Carried
             Interest, Inc., RCF Indiana Management Corp, The Robert C.
             Fanch Revocable Trust, A. Dean Windry, Thomas Binning, Jack
             Pottle, SDG/Michigan Communications Joint Venture, Fanch-JV2
             Master Limited Partnership, Cooney Cable Associates of Ohio,
             Limited Partnership, North Texas Cablevision, LTD., Post
             Cablevision of Texas, Limited Partnership, Spring Green
             Communications, L.P., Fanch-Narragansett CSI Limited
             Partnership, and Fanch Cablevision of Kansas General
             Partnership and Charter Communications, Inc. (now called
             Charter Investment, Inc.) (Incorporated by reference to
             Amendment No. 2 to the registration statement on Form S-1 of
             Charter Communications, Inc. filed on September 28, 1999
             (File No. 333-83887))
 2.12(b)     Assignment of Purchase Agreement by and between Charter
             Investment, Inc. and Charter Communications Holding Company,
             LLC, effective as of September 21, 1999 (Incorporated by
             reference to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October
             18, 1999 (File No. 333-83887))
 2.13        Purchase and Contribution Agreement, entered into as of June
             1999, by and among BCI (USA), LLC, William Bresnan,
             Blackstone BC Capital Partners L.P., Blackstone BC Offshore
             Capital Partners L.P., Blackstone Family Investment
             Partnership III L.P., TCID of Michigan, Inc. and TCI Bresnan
             LLC and Charter Communications Holding Company, LLC (now
             called Charter Investment, Inc.) (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-1 of Charter Communications, Inc. filed on September 28, 1999
             (File No. 333-83887))
 3.1         Certificate of Formation of Charter Communications Holdings,
             LLC (Incorporated by reference to Amendment No. 2 to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on June 22, 1999 (File No. 333-77499)
 3.2         Limited Liability Company Agreement of Charter
             Communications Holdings, LLC (Incorporated by reference to
             Amendment No. 2 to the registration statement on Form S-4 of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on June
             22, 1999 (File No. 333-77499)
 3.3         Certificate of Incorporation of Charter Communications
             Holdings Capital Corporation (Incorporated by reference to
             Amendment No. 2 to the registration statement on Form S-4 of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on June
             22, 1999 (File No. 333-77499)
 3.4         By-Laws of Charter Communications Holdings Capital
             Corporation (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on June 22, 1999 (File
             No. 333-77499)
 4.2(a)(1)   Indenture dated as of January 10, 2001 between Charter
             Communications Holdings, LLC, Charter Communications
             Holdings Capital Corporation and BNY Midwest Trust Company
             as Trustee governing 10 3/4% convertible senior notes due
             2009*
 4.2(a)(2)   Exchange and Registration Rights Agreement, dated as of
             January 10, 2001, by and among Charter Communications
             Holdings, LLC, Charter Communications Holdings Capital
             Corporation, Morgan Stanley & Co., Incorporated, Goldman,
             Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith
             Incorporated, Bear, Stearns & Co. Inc., and RBC Dominion
             Securities Corporation, relating to the 10 3/4% convertible senior notes due 2009

  EXHIBIT                            DESCRIPTION
  -------
 4.2(b)(1)   Indenture dated as of January 10, 2001 between Charter
             Communications Holdings, LLC, Charter Communications
             Holdings Capital Corporation and BNY Midwest Trust Company
             as Trustee governing 11 1/8% convertible senior notes due
             2011*
 4.2(b)(2)   Exchange and Registration Rights Agreement, dated as of
             January 10, 2001, by and among Charter Communications
             Holdings, LLC, Charter Communications Holdings Capital
             Corporation, Morgan Stanley & Co., Incorporated, Goldman,
             Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith
             Incorporated, Bear, Stearns & Co. Inc., and RBC Dominion
             Securities Corporation, relating to the 11 1/8% convertible senior notes due 2011
 4.2(c)(1)   Indenture dated as of January 10, 2001 between Charter
             Communications Holdings, LLC, Charter Communications
             Holdings Capital Corporation and BNY Midwest Trust Company
             as Trustee governing 13 1/2% convertible senior discount
             notes due 2011*
 4.2(c)(2)   Exchange and Registration Rights Agreement, dated as of
             January 10, 2001, by and among Charter Communications
             Holdings, LLC, Charter Communications Holdings Capital
             Corporation, Morgan Stanley & Co., Incorporated, Goldman,
             Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith
             Incorporated, Bear, Stearns & Co. Inc., and RBC Dominion
             Securities Corporation, relating to the 13 1/2% convertible senior discount notes due 2011
 5.1         Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality*
 8.1         Opinion of Paul, Hastings, Janofsky & Walker LLP regarding tax matters*
10.1         Credit Agreement, dated as of March 18, 1999, between
             Charter Communications Operating, LLC, and certain lenders and agents named therein (Incorporated by reference to
             Amendment No. 2 to the registration statement on Form S-4 of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on June
             22, 1999 (File No. 333-77499))
10.1(a)      First Amendment to Credit Agreement dated as of June 28,
             1999 between Charter Communications Operating, LLC, Charter
             Communications Holdings LLC and certain lenders and agents named therein (Incorporated by reference to the registration statement on Form S-4 of Charter Communications Holdings,
             LLC and Charter Communications Holdings Capital Corporation
             filed on January 25, 2000 (File No. 333-95351))
10.1(b)      Second Amendment to Credit Agreement dated as of December
             14, 1999 between Charter Communications Operating, LLC,
             Charter Communications Holdings LLC and certain lenders and agents named therein (Incorporated by reference to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on January 25, 2000 (File No. 333-95351))
10.1(c)      Third Amendment to Credit Agreement dated as of March 18,
             2000, between Charter Communications Operating, LLC, Charter
             Communications, LLC and certain lenders and agents named
             therein (Incorporated by reference to the annual report on
             Form 10-K filed by Charter Communications, Inc. on March 30,
             2000 (File No. 333-83887))
10.2(a)(1)   Form of Second Amended Management Agreement, dated as of
             November 9, 1999, by and among Charter Investment, Inc.,
             Charter Communications, Inc. and Charter Communications
             Operating, LLC (Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter
             Communications, Inc. filed on October 18, 1999 (File No.
             333-83887))
10.2(b)      First Amended and Restated Mutual Services Agreement, dated as of December 21, 2000, by and between Charter
             Communications, Inc., Charter Investment, Inc. and Charter
             Communications Holding Company, LLC*

  EXHIBIT                            DESCRIPTION
  -------
10.2(c)      Form of Management Agreement, dated as of November 9, 1999, by and between Charter Communications Holding Company, LLC and Charter Communications, Inc. (Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999
             (File No. 333-83887))
10.2(d)      Management Agreement, dated as of November 12, 1999, by and between CC VI Operating Company, LLC and Charter
             Communications, Inc. (Incorporated by reference to Amendment
             No. 1 to the registration statement on Form S-4 of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on April 18, 2000 (File
             No. 333-77499))
10.2(e)      Management Agreement, dated as of November 12, 1999 by and between Falcon Cable Communications, LLC and Charter
             Communications, Inc. (Incorporated by reference to Amendment
             No. 1 to the registration statement on Form S-4 of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on April 18, 2000 (File
             No. 333-77499))
10.2(f)      Management Agreement dated as of February 14, 2000, by and between CC VIII Operating, LLC, certain subsidiaries of CC
             VIII Operating, LLC and Charter Communications, Inc.
             (Incorporated by reference to the annual report on Form 10-K filed by Charter Communications, Inc. on March 30, 2000
             (File No. 333-83887))
10.3         Consulting Agreement, dated as of March 10, 1999, by and
             between Vulcan Northwest Inc., Charter Communications, Inc.
             (now called Charter Investment Inc.) and Charter
             Communications Holdings, LLC (Incorporated by reference to
             Amendment No. 4 to the registration statement on Form S-4 of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on July
             22, 1999 (File No. 333-77499))
10.4         Charter Communications Holdings, LLC 1999 Option Plan
             (Incorporated by reference to Amendment No. 4 to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on July 22, 1999 (File No. 333-77499))
10.4(a)      Assumption Agreement regarding option plan, dated as of May
             25, 1999, by and between Charter Communications Holdings,
             LLC and Charter Communications Holding Company, LLC
             (Incorporated by reference to Amendment No. 6 to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on August 27, 1999 (File No. 333-77499))
10.4(b)      Form of Amendment No. 1 to the Charter Communications
             Holdings, LLC 1999 Option Plan (Incorporated by reference to
             Amendment No. 4 to the registration statement on Form S-1 of
             Charter Communications, Inc. filed on November 1, 1999 (File
             No. 333-83887))
10.4(c)      Amendment No. 2 to the Charter Communications Holdings, LLC
             1999 Option Plan (Incorporated by reference to the annual
             report on Form 10-K filed by Charter Communications, Inc. on
             March 30, 2000 (File No. 333-83887))
10.5         Membership Interests Purchase Agreement, dated July 22,
             1999, by and between Charter Communications Holding Company,
             LLC and Paul G. Allen (Incorporated by reference to
             Amendment No. 6 to the registration statement on Form S-4 of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on August
             27, 1999 (File No. 333-77499))
10.6         Employment Agreement, dated as of August 28, 1998, between
             Jerald L. Kent and Paul G. Allen (Incorporated by reference to Amendment No. 5 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on August
             10, 1999 (File No. 333-77499))

  EXHIBIT                            DESCRIPTION
  -------
10.7         Assignment of Employment Agreements, dated as of December
             23, 1998, between Paul G. Allen and Charter Communications,
             Inc. (now called Charter Investment, Inc.) (Incorporated by reference to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
             Charter Communications Holdings Capital Corporation filed on
             August 27, 1999 (File No. 333-77499))
10.8(a)      Option Agreement, dated as of February 9, 1999, between
             Jerald L. Kent and Charter Communications Holdings, LLC
             (Incorporated by reference to Amendment No. 6 to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on August 27, 1999 (File No. 333-77499))
10.8(b)      Amendment to the Option Agreement, dated as of August 23,
             1999, between Jerald L. Kent and Charter Communications
             Holding Company, LLC (Incorporated by reference to Amendment
             No. 6 to the registration statement on Form S-4 of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on August 27, 1999 (File
             No. 333-77499))
10.8(c)      Form of Amendment to the Option Agreement, dated as of
             November 8, 1999, by and among Jerald L. Kent, Charter
             Communications Holding Company, LLC and Charter
             Communications, Inc. (Incorporated by reference to Amendment
             No. 4 to the registration statement on Form S-1 of Charter
             Communications, Inc. filed on November 1, 1999 (File No.
             333-83887))
10.9         Letter Agreement, dated as of July 22, 1999 between Charter
             Communications Holding Company, LLC and Charter
             Communications Holdings, LLC (Incorporated by reference to
             Amendment No. 5 to the registration statement on Form S-4 of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on August
             10, 1999 (File No. 333-77499))
10.10        Amendment to Membership Interests Purchase Agreement, dated as of August 10, 1999, by and among Charter Communications
             Holding Company, LLC, Vulcan Cable III Inc. and Paul G.
             Allen (Incorporated by reference to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on August 27, 1999 (File No. 333-77499))
10.11        Form of Assignment and Assumption Agreement, dated as of
             November 4, 1999, by and between Charter Investment, Inc.
             and Charter Communications, Inc. (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-1 of Charter Communications, Inc. filed on September 28, 1999
             (File No. 333-83887))
10.12        Form of Registration Rights Agreement, dated as of November
             12, 1999, by and among Charter Communications, Inc., Charter
             Investment, Inc., Vulcan Cable III Inc., Mr. Paul G. Allen,
             Mr. Jerald L. Kent, Mr. Howard L. Wood and Mr. Barry L.
             Babcock (Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter
             Communications, Inc. filed on October 18, 1999 (File No.
             333-83887))
10.13        Form of Consulting Agreement, dated as of November 1, 1999, by and between Howard L. Wood and Charter Communications,
             Inc. (Incorporated by reference to Amendment No. 4 to the
             registration statement on Form S-1 of Charter
             Communications, Inc. filed on November 1, 1999 (File No.
             333-83887))
10.14        Form of Termination of Employment Agreement, dated as of
             November 1, 1999, by and between Howard L. Wood and Charter
             Investment, Inc., Communications, Inc. and Charter
             Communications Holding Company, LLC (Incorporated by
             reference to Amendment No. 4 to the registration statement on Form S-1 of Charter Communications, Inc. filed on
             November 1, 1999 (File No. 333-83887))

  EXHIBIT                            DESCRIPTION
  -------
10.15        Letter Agreement, dated September 21, 1999, by and among
             Charter Communications, Inc., Charter Investment, Inc.,
             Charter Communications Holding Company, Inc. and Vulcan
             Ventures Inc. (Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter
             Communications, Inc. filed on October 18, 1999 (File No.
             333-83887))
10.16        Second Amended and Restated Credit Agreement dated as of
             February 2, 1999, as Amended and Restated as of January 2,
             2001 by and among CC VIII Operating, LLC, as borrower, CC
             VIII Holdings, LLC, as guarantor, and several financial
             institutions or entities named therein (Incorporated by
             reference to the annual report on Form 10-K filed by Charter
             Communications, Inc. on March 30, 2000 (File No. 333-83887))
10.17        Form of Credit Agreement, dated as of June 30, 1998, as
             Amended and Restated as of November 12, 1999, among Falcon
             Cable Communications, LLC, certain guarantors and several
             financial institutions or entities named therein
             (Incorporated by reference to Amendment No. 3 to the
             registration statement on Form S-1 of Charter
             Communications, Inc. filed on October 18, 1999 (File No.
             333-83887))
10.18        Credit Agreement, dated as of November 12, 1999, among CC VI
             Holdings, LLC, CC VI Operating Company, LLC and several
             financial institutions or entities named therein
             (Incorporated by reference to the report on Form 8-K of
             Charter Communications, Inc. filed on November 29, 1999
             (File No. 333-83887))
10.19        Amended and Restated Limited Liability Company Agreement for
             Charter Communications Holding Company, LLC, dated February
             14, 2000 (Incorporated by reference to the current report on
             Form 8-K of Charter Communications, Inc. filed on February
             29, 2000 (File No. 333-83887))
10.19(a)     First Amendment to the Amended and Restated Limited
             Liability Company Agreement for Charter Communications
             Holding Company, LLC, dated September 13, 2000 (Incorporated by reference to Amendment No. 1 to the registration
             statement on Form S-1 of Charter Communications, Inc. filed on September 22, 2000 (File No. 333-41486))
10.20        Letter Agreement, dated May 25, 1999, between Charter
             Communications, Inc. and Marc Nathanson (Incorporated by
             reference to the registration statement on Form S-4 of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on January
             25, 2000 (File No. 333-95351))
10.21        Exchange Agreement, dated as of February 14, 2000, by and
             among Charter Communications, Inc., BCI (USA), LLC, William
             J. Bresnan, Blackstone BC Capital Partners L.P., Blackstone
             BC Offshore Capital Partners L.P., Blackstone Family Media,
             III L.P. (as assignee of Blackstone Family Investment III
             L.P.), TCID of Michigan, Inc., and TCI Bresnan LLC
             (Incorporated by reference to the current report on Form 8-K of Charter Communications, Inc. filed on February 29, 2000
             (File No. 333-83887))
10.22        Form of Exchange Agreement, dated as of November 12, 1999 by and among Charter Investments, Inc., Charter Communications,
             Inc., Vulcan Cable III Inc. and Paul G. Allen (Incorporated
             by reference to Amendment No. 3 to the registration
             statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887))
10.23(a)     Indenture relating to the 10.00% Senior notes due 2009,
             dated as of January 12, 2000, between Charter Communications
             Holdings, LLC, Charter Communications Holdings Capital
             Corporation and Harris Trust and Savings Bank (Incorporated
             by reference to the registration statement on Form S-4 of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on January
             25, 2000 (File No. 333-95351))

  EXHIBIT                            DESCRIPTION
  -------
10.23(b)     Form of 10.00% Senior Note due 2010 (included in Exhibit No.
             4.1(a)) (Incorporated by reference to the registration
             statement on Form S-4 of Charter Communications Holdings,
             LLC and Charter Communications Holdings Capital Corporation
             filed on January 25, 2000 (File No. 333-95351))
10.23(c)     Exchange and Registration Rights Agreement, dated January
             12, 2000, by and among Charter Communications Holdings, LLC,
             Charter Communications Holdings Capital Corporation,
             Goldman, Sachs & Co., Chase Securities Inc., FleetBoston
             Robertson Stephens Inc., Merrill Lynch, Pierce, Fenner &
             Smith Incorporated, Morgan Stanley & Co. Incorporated, TD
             Securities (USA) Inc., First Union Securities, Inc., PNC
             Capital Markets, Inc. and SunTrust Equitable Securities
             Corporation, relating to the 10.00% Senior Notes due 2009
             (Incorporated by reference to the registration statement on
             Form S-4 of Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on January
             25, 2000 (File No. 333-95351))
10.24(a)     Indenture relating to the 10.25% Senior Notes due 2010,
             dated as of January 12, 2000, among Charter Communications
             Holdings, LLC, Charter Communications Holdings Capital
             Corporation and Harris Trust and Savings Bank (Incorporated
             by reference to the registration statement on Form S-4 of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on January
             25, 2000 (File No. 333-95351))
10.24(b)     Form of 10.25% Senior Note due 2010 (included in Exhibit No.
             4.2(a)) (Incorporated by reference to the registration
             statement on Form S-4 of Charter Communications Holdings,
             LLC and Charter Communications Holdings Capital Corporation
             filed on January 25, 2000 (File No. 333-95351))
10.24(c)     Exchange and Registration Rights Agreement, dated January
             12, 2000, by and among Charter Communications Holdings, LLC,
             Charter Communications Holdings Capital Corporation,
             Goldman, Sachs & Co., Chase Securities Inc., FleetBoston
             Robertson Stephens Inc., Merrill Lynch, Pierce, Fenner &
             Smith Incorporated, Morgan Stanley & Co. Incorporated, TD
             Securities (USA) Inc., First Union Securities, Inc., PNC
             Capital Markets, Inc. and SunTrust Equitable Securities
             Corporation, relating to the 10.25% Senior Notes due 2010
             (Incorporated by reference to the registration statement on
             Form S-4 of Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on January
             25, 2000 (File No. 333-95351))
10.25(a)     Indenture relating to the 11.75% Senior Discount Notes due
             2010, dated as of January 12, 2000, among Charter
             Communications Holdings, LLC, Charter Communications
             Holdings Capital Corporation and Harris Trust and Savings
             Bank (Incorporated by reference to the registration
             statement on Form S-4 of Charter Communications Holdings,
             LLC and Charter Communications Holdings Capital Corporation
             filed on January 25, 2000 (File No. 333-95351))
10.25(b)     Form of 11.75% Senior Discount Note due 2010 (included in
             Exhibit No. 4.3(a)) (Incorporated by reference to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on January 25, 2000 (File No. 333-95351))

  EXHIBIT                            DESCRIPTION
  -------
10.25(c)     Exchange and Registration Rights Agreement, dated January
             12, 2000, by and among Charter Communications Holdings, LLC,
             Charter Communications Holdings Capital Corporation,
             Goldman, Sachs & Co., Chase Securities Inc., FleetBoston
             Robertson Stephens Inc., Merrill Lynch, Pierce, Fenner &
             Smith Incorporated, Morgan Stanley & Co. Incorporated, TD
             Securities (USA) Inc., First Union Securities, Inc., PNC
             Capital Markets, Inc. and SunTrust Equitable Securities
             Corporation, relating to the 11.75% Senior Discount Notes
             due 2010 (Incorporated by reference to the registration
             statement on Form S-4 of Charter Communications Holdings,
             LLC and Charter Communications Holdings Capital Corporation
             filed on January 25, 2000 (File No. 333-95351))
10.26(a)     Indenture relating to the 8.250% Senior Notes due 2007,
             dated as of March 17, 1999, between Charter Communications
             Holdings, LLC, Charter Communications Holdings Capital
             Corporation and Harris Trust and Savings Bank (Incorporated
             by reference to Amendment No. 2 to the registration
             statement on Form S-4 of Charter Communications Holdings,
             LLC and Charter Communications Holdings Capital Corporation
             filed on June 22, 1999 (File No. 333-77499))
10.26(b)     Indenture relating to the 8.625% Senior Notes due 2009,
             dated as of March 17, 1999, among Charter Communications
             Holdings, LLC, Charter Communications Holdings Capital
             Corporation and Harris Trust and Savings Bank (Incorporated
             by reference to Amendment No. 2 to the registration
             statement on Form S-4 of Charter Communications Holdings,
             LLC and Charter Communications Holdings Capital Corporation
             filed on June 22, 1999 (File No. 333-77499))
10.26(c)     Indenture relating to the 9.920% Senior Discount Notes due
             2011, dated as of March 17, 1999, among Charter
             Communications Holdings, LLC, Charter Communications
             Holdings Capital Corporation and Harris Trust and Savings
             Bank (Incorporated by reference to Amendment No. 2 to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on June 22, 1999 (File No. 333-77499))
10.27        Indenture, dated as of April 9, 1998, by and among
             Renaissance Media (Louisiana) LLC, Renaissance Media
             (Tennessee) LLC, Renaissance Media Capital Corporation,
             Renaissance Media Group LLC and United States Trust Company
             of New York, as trustee (Incorporated by reference to the
             registration statement on Forms S-4 of Renaissance Media
             Group LLC, Renaissance Media (Tennessee) LLC, Renaissance
             Media (Louisiana) LLC and Renaissance Media Capital
             Corporation filed on June 12, 1998 (File No. 333-56679))
10.28        Indenture, dated January 15, 1996, by and among Rifkin
             Acquisition Partners, L.L.L.P., Rifkin Acquisition Capital
             Corp., as issuers, Cable Equities of Colorado Management
             Corp., FNI Management Corp., Cable Equities of Colorado,
             Ltd., Cable Equities, Inc. and Rifkin/Tennessee, Ltd., as
             Subsidiary Guarantors, and Marine Midland Bank, as trustee
             (Incorporated by reference to the registration statement on
             Form S-1 of Rifkin Acquisition Capital Corp. and Rifkin
             Acquisition Partners, L.L.P. filed on April 2, 1996 (File
             No. 333-3084))
10.29(a)     Indenture, dated as of December 10, 1998, by and among
             Avalon Cable of Michigan Holdings, Inc., Avalon Cable LLC
             and Avalon Cable Holdings Finance, Inc., as issuers and The
             Bank of New York, as trustee for the Notes (Incorporated by reference to Amendment No. 1 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
             Charter Communications Holdings Capital Corporation filed on
             April 18, 2000 (File No. 333-77499))

  EXHIBIT                            DESCRIPTION
  -------
10.29(b)     Supplemental Indenture, dated as of March 26, 1999, by and among Avalon Cable of Michigan Holdings, Inc., Avalon Cable
             LLC and Avalon Cable Holdings Finance, Inc., as issuers,
             Avalon Cable of Michigan, Inc., as guarantor, and The Bank of New York, as trustee for the Notes (Incorporated by
             reference to Amendment No. 1 to the registration statement on Form S-4 of Avalon Cable LLC, Avalon Cable Holdings
             Finance, Inc., Avalon Cable of Michigan Holdings, Inc. and
             Avalon Cable of Michigan, Inc. filed on May 28, 1999 (File
             No. 333-75415))
10.30        Indenture relating to 5.75% Convertible Senior Notes due
             2005, dated as of October 25, 2000, among Charter
             Communications, Inc. and BNY Midwest Trust Company as
             trustee (Incorporated by reference to the quarterly report on Form 10-Q filed by Charter Communications, Inc. on
             November 14, 2000 (File No. 000-27927))
10.31        Registration Rights Agreement relating to 5.75% Convertible
             Senior Notes due 2005, dated as of October 30, 2000, among
             Charter Communications, Inc., Goldman, Sachs & Co., Morgan
             Stanley & Co. Incorporated, Bear, Stearns & Co., and Merrill
             Lynch Pierce, Fenner & Smith Incorporated (Incorporated by
             reference to the quarterly report on Form 10-Q filed by
             Charter Communications, Inc. on November 14, 2000 (File No.
             000-27927))
12.1         Ratio of Earnings to Fixed Charges*
21.1         Subsidiaries of Charter Communications Holdings, LLC*
23.1         Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit No. 5.1)*
23.2         Consent of Arthur Andersen LLP
23.3         Consent of KPMG LLP
23.4         Consent of Ernst & Young LLP
23.5         Consent of Ernst & Young LLP
23.6         Consent of KPMG LLP
23.7         Consent of PricewaterhouseCoopers LLP
23.8         Consent of PricewaterhouseCoopers LLP
23.9         Consent of Ernst & Young LLP
23.10        Consent of PricewaterhouseCoopers LLP
23.11        Consent of PricewaterhouseCoopers LLP
23.12        Consent of Greenfield, Altman, Brown, Berger & Katz, P.C.
23.13        Consent of PricewaterhouseCoopers LLP
23.14        Consent of Ernst & Young LLP
23.15        Consent of KPMG LLP
23.16        Consent of KPMG LLP
23.17        Consent of Ernst & Young LLP
23.18        Consent of Ernst & Young LLP
23.19        Consent of Ernst & Young LLP
23.20        Consent of Shields & Co.
25.1         Statement of eligibility of trustee*


------------------

* Previously filed